Filed Pursuant to Rule 424(b)(3)
Registration No. 333-217960

PROSPECTUS

CRESTWOOD MIDSTREAM PARTNERS LP

CRESTWOOD MIDSTREAM FINANCE CORP.

Offer to Exchange (the “Exchange Offer”)

$500,000,000 aggregate principal amount of their 5.75% Senior Notes due 2025 and the related guarantees (the “exchange notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of their outstanding unregistered 5.75% Senior Notes due 2025 and the related guarantees issued on March 14, 2017 (CUSIP and ISIN Nos.: 226373 AM0, US226373AM04; U1300R AG7, USU1300RAG75) (the “outstanding notes” and, together with the exchange notes, the “notes”).

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered outstanding notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 12:00 midnight, New York City time, on July 19, 2017, unless extended. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer will not constitute taxable events to holders for United States federal income tax purposes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the exchange notes will be freely tradable.

Results of the Exchange Offer

•	The exchange notes may be sold in the over-the-counter market, in negotiated transactions or through a combination of such methods. We do not plan to list the exchange notes on a national market.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

See “Risk Factors” beginning on page 9 of this prospectus for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the exchange notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 19, 2017.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted.

Throughout this prospectus, unless otherwise indicated or the context otherwise requires, (i) “we,” “us,” “our,” the “Company” or the “Partnership” refers to Crestwood Midstream Partners LP and its subsidiaries, including the co-issuer of the exchange notes, Crestwood Midstream Finance Corp., (ii) the term “Co-Issuer” refers only to Crestwood Midstream Finance Corp. and (iii) the term “Issuers” refers to both the Partnership and the Co-Issuer.”

Copies of (i) our Annual Report on Form 10-K for the year ended December 31, 2016 (the “Annual Report on Form 10-K”), (ii) our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 (the “Quarterly Report on Form 10-Q”) and (iii) our Current Reports on Form 8-K filed with the SEC on March 7, 2017 (two filings) and March 15, 2017 (the “Current Reports on Form 8-K”) are being incorporated into and delivered to you with this prospectus as Annexes B, C, D, E and F, respectively. Holders of outstanding notes may obtain copies of other documents filed with the SEC that are not included in or delivered with this prospectus, without charge, from the SEC’s website at http://www.sec.gov. See “Where You Can Find Additional Information.” Holders of outstanding notes may also obtain copies of these documents, without charge, upon written or oral request made to Investor Relations, Crestwood Midstream Partners LP, 700 Louisiana Street, Suite 2550, Houston, Texas 77002 (telephone (832) 519-2200). To obtain timely delivery of any requested information, holders of outstanding notes must make any request no later than five business days prior to the expiration of the exchange offer.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, other than statements of historical fact, are “forward-looking statements.” Forward-looking statements reflect our current expectations or forecasts of future events. Words such as “may,” “assume,” “forecast,” “predict,” “strategy,” “expect,” “intend,” “plan,” “aim,” “estimate,” “anticipate,” “believe,” “project,” “budget,” “potential” or “continue” and similar expressions are used to identify forward-looking statements. Forward-looking statements can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed.

Important factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to, the following risks and uncertainties:

•	our ability to successfully implement our business plan for our assets and operations;

•	governmental legislation and regulations;

•	industry factors that influence the supply of and demand for crude oil, natural gas and natural gas liquids (“NGLs”);

•	industry factors that influence the demand for services in the markets (particularly unconventional shale plays) in which we provide services;

•	weather conditions;

•	the availability of crude oil, natural gas and NGLs, and the price of those commodities, to consumers relative to the price of alternative and competing fuels;

•	economic conditions;

•	costs or difficulties related to the integration of our existing businesses and acquisitions;

•	environmental claims;

•	operating hazards and other risks incidental to the provision of midstream services, including gathering, compressing, treating, processing, fractionating, transporting and storing energy products (i.e., crude oil, NGLs and natural gas) and related products (e.g., produced water);

•	interest rates;

•	the price and availability of debt and equity financing; and

•	the ability to sell or monetize assets in the current market, to reduce indebtedness or for other general partnership purposes.

These factors do not necessarily include all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on future results. Consequently, all of the forward-looking statements made in this document are qualified by these cautionary statements, and we cannot assure you that actual results or developments that we anticipate will be realized or, even if substantially realized, will have the expected consequences to, or effect on, us or our business or operations. Also note that we provided additional cautionary discussion of risks and uncertainties under “Risk Factors” in this prospectus and in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q that are included as annexes hereto.

Although the expectations in the forward-looking statements are based on our current beliefs and expectations, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date hereof. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained, or referred to in this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

PROSPECTUS SUMMARY

This summary highlights some of the information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the matters discussed under the caption “Risk Factors” and the financial statements and other information included in the Annual Report on Form 10-K and Quarterly Report on Form 10-Q that are being delivered to you with this prospectus, before making an investment decision. In addition, certain statements include forward-looking information that involves risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Our Company

We develop, acquire, own or control, and operate primarily fee-based assets and operations within the energy midstream sector. Headquartered in Houston, Texas, we provide broad-ranging infrastructure solutions across the value chain to service premier liquids-rich natural gas and crude oil shale plays across the Unites States. We own and operate a diversified portfolio of crude oil and natural gas gathering, processing, storage and transportation assets that connect fundamental energy supply with energy demand across North America. For additional information about our business, operations and financial results, see the documents listed under “Incorporation of Certain Documents By Reference.”

Our principal executive offices are located at 700 Louisiana Street, Suite 2550, Houston, Texas 77002, and our telephone number at that address is (832) 519-2200.

For additional information regarding our company, please see (i) Part I, Item 1. “Business,” Item 2. “Properties,” Item 3. “Legal Proceedings” and Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K included as Annex B hereto and (ii) Part I, Item 1. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Part II, Item 1. “Legal Proceedings” in our Quarterly Report on Form 10-Q included as Annex C hereto.

Recent Developments

On March 14, 2017, the Issuers issued $500.0 million aggregate principal amount of the outstanding notes pursuant to an Indenture dated as of March 14, 2017, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee.

The Partnership used the net proceeds from the outstanding notes offering (the “Offering”), together with borrowings under its revolving credit facility (the “Revolving Credit Facility”), to fund two concurrent cash tender offers (the “Tender Offers”) to purchase any and all of its outstanding 6.0% Senior Notes due 2020 (the “2020 Notes”) and 6.125% Senior Notes due 2022 (the “2022 Notes” and together with the 2020 Notes, the “Tender Notes”). The Tender Offers were made pursuant to an Offer to Purchase dated March 7, 2017.

In connection with the settlement of the Tender Offers on March 14, 2017, the Partnership also announced that it would redeem all of its Tender Notes that remain outstanding after the expiration of the Tender Offers (the “Redemption”). The 2020 Notes were redeemed on April 13, 2017 at a redemption price equal to 103.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. The 2022 Notes were redeemed on March 29, 2017 at a redemption price equal to 104.594% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

For additional information regarding recent developments, please see (i) Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the notes to our consolidated financial statements included in our Quarterly Report on Form 10-Q included as Annex C hereto and (ii) the Current Reports on Form 8-K included as Annexes D, E and F hereto.

Risk Factors

You should carefully consider all the information contained in this prospectus, including the Annexes, prior to participating in the exchange offer. In particular, we urge you to carefully consider the factors set forth under “Risk Factors” beginning on page 9 of this prospectus and those risk factors included in Part I. Item IA, “Risk Factors” in our Annual Report on Form 10-K and Part II, Item 1A. “Risk Factors” in our Quarterly Report on Form 10-Q that are included as annexes hereto.

Other Information

Copies of our Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K are being delivered to you with this prospectus as Annexes B, C, D, E and F, respectively. The information included in these annexes is incorporated into, and form part of, this prospectus, including, but not limited to, the following information:

Annual Report on Form 10-K:

•	Item 1. Business

•	Item 1A. Risk Factors

•	Item 2. Properties

•	Item 3. Legal Proceedings

•	Item 6. Selected Financial Data

•	Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Item 7A. Quantitative and Qualitative Disclosures About Market Risk

•	Item 8. Financial Statements and Supplementary Data

•	Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Quarterly Report on Form 10-Q:

•	Item 1. Financial Statements

•	Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

•	Item 3. Quantitative and Qualitative Disclosures About Market Risk

Current Report on Form 8-K filed March 7, 2017:

•	Exhibit 99.1

•	Exhibit 99.2

Current Report on Form 8-K filed March 7, 2017

•	Exhibit 99.1

Current Report on Form 8-K filed March 15, 2012:

•	Exhibit 4.1

•	Exhibit 4.3

•	Exhibit 99.1

The Exchange Offer

On March 14, 2017, the Issuers completed a private offering of $500,000,000 aggregate principal amount of the outstanding notes.

Exchange Offer	We are offering to exchange outstanding notes for exchange notes. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.
Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on July 19, 2017, unless we decide to extend it. We currently do not intend to extend the expiration date.
Resale

Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

• you are acquiring the exchange notes in the ordinary course of your business; and
• you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See “Plan of Distribution.”

Any holder of outstanding notes who:
• is our affiliate;
• does not acquire exchange notes in the ordinary course of its business; or
• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes;
cannot rely on the position of the staff of the SEC enunciated in the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991) and the Exxon Capital Holdings Corporation no action letter (available May 13, 1988), as interpreted in the Shearman & Sterling no action letter (available July 2, 1993), or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

Withdrawal

You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may waive. See “The Exchange Offer—Conditions to the Exchange Offer.”
Procedures for Tendering Outstanding Notes

If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of such letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of such letter of transmittal, together with your outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal.

If you hold outstanding notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:

• you are not our “affiliate” within the meaning of Rule 405 under the Securities Act;
• you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
• you are acquiring the exchange notes in the ordinary course of your business; and

•       if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.

Special Procedures for Beneficial Owners	If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes and your outstanding notes are not immediately available, or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the procedures under DTC’s Automated Tender Offer Program for transfer of book-entry interests prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under “The Exchange Offer—Guaranteed Delivery Procedures.”

Effect on Holders of Outstanding Notes

As a result of the making of, and upon acceptance for exchange of all validly tendered outstanding notes pursuant to the terms of, the exchange offer, we will have fulfilled a covenant under the registration rights agreement. Accordingly, there will be no increase in the interest rate on the outstanding notes under the circumstances described in the registration rights agreement. If you do not tender your outstanding notes in the exchange offer, you will continue to be entitled to all the rights and limitations applicable to the outstanding notes as set forth in the indenture governing the notes, except we will not have any further obligation to you to provide for the exchange and registration of untendered outstanding notes under the registration rights agreement. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for outstanding notes that are not so tendered and accepted could be adversely affected.

Consequences of Failure to Exchange

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture governing the notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

Certain United States Federal Income Tax Consequences

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute taxable events to holders for United States federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes in the exchange offer. See “Use of Proceeds.”
Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned “The Exchange Offer—Exchange Agent.”

Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the exchange notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. Unless otherwise indicated, references to the “notes” are to the outstanding notes and the exchange notes.

Issuers	Crestwood Midstream Partners LP and Crestwood Midstream Finance Corp.

Crestwood Midstream Finance Corp., a Delaware corporation, is a wholly-owned subsidiary of the Partnership that has no material assets and was formed for the sole purpose of being a co-issuer or guarantor of some of our indebtedness, including the exchange notes.

Securities Offered	$500,000,000 aggregate principal amount of exchange notes.
Maturity Date	The exchange notes will mature on April 1, 2025.
Interest	Interest on the exchange notes will be payable in cash and will accrue at a rate of 5.75% per year.
Interest Payment Dates	We will pay interest on the exchange notes on April 1 and October 1. Interest on the outstanding notes began to accrue from March 14, 2017.
Guarantees

All of our subsidiaries that guarantee our 6.25% Senior Notes due 2023 (our “existing notes”) and the Revolving Credit Facility and all of our future domestic subsidiaries that guarantee any of our indebtedness for borrowed money will guarantee the exchange notes on a senior unsecured basis.

None of our unrestricted subsidiaries will guarantee the exchange notes. Currently, Tres Palacios Holdings LLC, Crestwood Niobrara LLC, Crestwood Infrastructure Holdings LLC, Crestwood Pipeline and Storage Northeast LLC, Powder River Basin Industrial Complex, LLC and their respective subsidiaries are unrestricted subsidiaries.

For the year ended December 31, 2016, our non-guarantor subsidiaries represented less than 1% of our revenues, and as of December 31, 2016, represented approximately 24% of our total assets.
Ranking	The exchange notes and the guarantees will be general unsecured obligations of the Issuers and the guarantors, respectively, and will be pari passu in right of payment with all of the Issuers’ and the guarantors’, respectively, existing and future unsecured senior liabilities, including the existing notes. The exchange notes and the guarantees will be senior in right of payment to any of the Issuers’ and the guarantors’, respectively, future subordinated indebtedness, if any. The exchange notes will be structurally subordinated in right of payment to all indebtedness and other liabilities of any of the Issuers’ non-guarantor subsidiaries. The exchange notes and the guarantees will be effectively subordinated to the Issuers’ and the guarantors’, respectively, existing and future secured obligations, including all borrowings under the Revolving Credit Facility, to the extent of the value of the assets securing such indebtedness. As of March 31, 2017, our total outstanding long-term indebtedness was approximately $1,565.1 million, of which approximately $381.7 million was secured indebtedness under the Revolving Credit Facility, and we had approximately $644.4 million available under the Revolving Credit Facility, after considering our most restrictive covenants under the Revolving Credit Facility.

Optional Redemption

We may redeem the exchange notes, in whole or in part, at any time on or after April 1, 2020, at a redemption price equal to 100% of the principal amount thereof, plus a premium declining ratably to par and accrued and unpaid interest to the date of redemption, as set forth under “Description of Notes—Optional Redemption.”

At any time prior to April 1, 2020, we may redeem up to 35% of the aggregate principal amount of the exchange notes, in an amount not greater than the net cash proceeds of one or more equity offerings, at a redemption price equal to 105.75% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the date of such redemption; provided that:

•       at least 50% of the aggregate principal amount of the notes (including any additional notes issued after the issue date) remains outstanding immediately after the occurrence of such redemption (unless all of such notes are redeemed); and

• such redemption occurs within 180 days of the date of the closing of any such equity offering.

We may redeem some or all of the exchange notes prior to April 1, 2020 at a redemption price equal to 100% of the principal amount thereof, plus a “make-whole” premium as set forth under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the date of such redemption.

Change of Control	Upon a “change of control” (as defined in the indenture governing the notes), if we do not otherwise redeem the exchange notes, each holder of exchange notes will be entitled to require us to repurchase all or a portion of its exchange notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of such repurchase. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.” Our ability to purchase the exchange notes upon a “change of control” will be limited by the terms of our debt agreements, including the credit agreement governing the Revolving Credit Facility and the indenture governing our existing notes. We cannot assure you that we will have the financial resources to purchase the notes in such circumstances.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
• incur additional indebtedness;
• pay dividends or repurchase or redeem equity interests;
• limit dividends or other payments by restricted subsidiaries that are not guarantors to us or our other subsidiaries;
• make certain investments;
• incur liens or other encumbrances;
• enter into certain types of transactions with our affiliates; and
• sell assets or consolidate or merge with or into other companies.
However, many of these covenants will be terminated if:
• both S&P Global Ratings and Moody’s Investors Service, Inc. assign the notes an investment grade rating; and
• no default under the indenture governing the notes has occurred and is continuing.
These and other covenants contained in the indenture governing the notes are subject to important exceptions and qualifications, which are described under “Description of Notes.”
No Prior Market	The exchange notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, a market for the exchange notes may not develop or there may be limited liquidity in any such market that may develop. We do not intend to apply for a listing of the exchange notes on any securities exchange or any automated dealer quotation system.

RISK FACTORS

Any investment in the exchange notes involves a high degree of risk. You should carefully consider the following risk factors as well as the risk factors discussed in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q included as annexes hereto. Additional risks or uncertainties presently known to us, or that we currently deem immaterial and risks and uncertainties that we are not presently aware of, may also impair our business operations. We cannot assure you that any of the events discussed in the risk factors below will not occur.

Risks Related to the Exchange Offer

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and no active trading market may develop for the exchange notes.

We do not intend to apply for a listing of the exchange notes on a securities exchange or on any automated dealer quotation system. There is currently no established market for the exchange notes, and we cannot assure you as to the liquidity of markets that may develop for the exchange notes, your ability to sell the exchange notes or the price at which you would be able to sell the exchange notes. If such markets were to exist, the exchange notes could trade at prices that may be lower than their principal amount or purchase price depending on many factors, including prevailing interest rates, the market for similar notes, our financial and operating performance and other factors. An active market for the exchange notes may not develop or, if developed, may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market, if any, for the exchange notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your exchange notes.

Certain persons who participate in the Exchange Offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in the Exxon Capital Holdings Corporation no action letter (available May 13, 1988), as interpreted in the Shearman & Sterling no action letter (available July 2, 1993) and the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of exchange notes will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer the exchange notes. If such a holder transfers any exchange notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not and will not assume, or indemnify such a holder against this liability.

Risks Related to the Notes

We may not be able to generate sufficient cash flow to meet our debt obligations, including our obligations and commitments under the exchange notes, the existing notes and the Revolving Credit Facility.

We expect our earnings and cash flow to vary significantly from year to year due to the cyclical nature of our industry. As a result, the amount of debt that we can manage in some periods may not be appropriate for us in other periods. In addition, our future cash flow may be insufficient to meet our debt obligations and commitments, including the exchange notes, the existing notes and the Revolving Credit Facility. Any insufficiency could negatively impact our business. A range of economic, competitive, business, and industry factors will affect our future financial performance, and, as a result, our ability to generate cash flow from operations and to repay our debt, including the notes. Many of these factors, such as oil and gas prices, economic and financial conditions in our industry and the global economy or competitive initiatives of our competitors, are beyond our control. In addition, the Revolving Credit Facility, the indenture governing the existing notes and the indenture governing the notes allow us to incur additional indebtedness. The incurrence of additional indebtedness could negatively affect our ability to pay principal and interest on our debt, including the exchange notes.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in our business or our industry and place us at a competitive disadvantage.

As of March 31, 2017, our total outstanding long-term indebtedness was approximately $1,565.1 million, consisting of the existing notes, the exchange notes, other debt and approximately $381.7 million of indebtedness under the Revolving Credit Facility, and we had approximately $644.4 million available under the Revolving Credit Facility, after considering our most restrictive covenants under the Revolving Credit Facility.

If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	reducing the cash we distribute to our general and limited partners;

•	selling assets;

•	reducing or delaying scheduled expansions and capital investments; or

•	seeking to raise additional capital.

We cannot assure you that we would be able to enter into these alternative financing plans on commercially reasonable terms or at all. However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations or to obtain alternative financing could materially and adversely affect our business, results of operations, financial condition and business prospects, as well as our ability to satisfy our obligations in respect of the exchange notes, the existing notes and the Revolving Credit Facility.

Our debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the exchange notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future capital expenditures and working capital, to engage in future acquisitions or development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms contained in the agreements governing our debt;

•	result in an event of default if we fail to satisfy our obligations with respect to the exchange notes or our other indebtedness or fail to comply with the financial and other restrictive covenants contained in the indenture governing the existing notes and the indenture governing the notes or agreements governing other indebtedness, which event of default could result in all of our debt becoming immediately due and payable and could permit our lenders to foreclose on any of our assets securing such debt;

•	require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use our cash flow to fund our operations, capital expenditures and future business opportunities;

•	increase our cost of borrowing;

•	restrict us from making strategic acquisitions or cause us to make non-strategic divestitures;

•	prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which failure to repurchase would constitute a default under the indenture governing the existing notes and the indenture governing the notes;

•	limit our flexibility in planning for, or reacting to, changes in our business or the industry in which we operate, placing us at a competitive disadvantage compared to our competitors who are less highly leveraged and who therefore may be able to take advantage of opportunities that our leverage prevents us from exploring or pursuing;

•	impair our ability to obtain additional financing in the future; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders may have the right to accelerate the maturity of that debt and foreclose upon the collateral securing that debt. Realization of any of these factors could adversely affect our financial condition.

In the event of a default, we may have insufficient funds to make any payments due on the notes.

A default under the indenture governing the existing notes and under the indenture governing the notes could lead to a default under existing and future agreements governing our indebtedness, including the credit agreement governing the Revolving Credit Facility. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness on the notes.

The notes and the guarantees are unsecured and effectively subordinated to the rights of our secured indebtedness and structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries.

The notes and the guarantees will be general unsecured senior obligations ranking effectively junior to all our existing and future secured debt and that of any subsidiary guarantor, including borrowings under the Revolving Credit Facility, to the extent of the value of the collateral securing the debt. As of March 31, 2017, our total outstanding long-term indebtedness was approximately $1,565.1 million, consisting of the existing notes, the exchange notes, other debt and approximately $381.7 million of indebtedness under the Revolving Credit Facility, and we had approximately $644.4 million available under the Revolving Credit Facility, after considering our most restrictive covenants under the Revolving Credit Facility. The notes will also be structurally subordinated to any indebtedness and other liabilities of our non-guarantor subsidiaries. For the year ended December 31, 2016, our non-guarantor subsidiaries represented less than 1% of our revenues, and as of December 31, 2016, represented approximately 24% of our total assets and liabilities and liabilities.

If we are declared bankrupt, become insolvent or are liquidated or reorganized, our secured debt will be entitled to be paid in full from our assets or the assets of each guarantor, if any, securing that debt before any payment may be made with respect to the exchange notes or the affected guarantees. Holders of the exchange notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness, including debt incurred after the notes are issued, that does not rank junior to the notes, including the existing notes, trade payables and all of our other general indebtedness, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the exchange notes. As a result, holders of the exchange notes would likely receive less, ratably, than holders of secured indebtedness.

We may be able to incur substantially more debt. This could increase the risks associated with the notes.

We and our subsidiaries may be able to incur substantial additional indebtedness, which may be secured in the future. The terms of the indenture governing the existing notes and the indenture governing the notes, subject to certain limitations, do not and will not prohibit us or our subsidiaries from doing so. If new debt is added to our current debt levels, the related risks that we and our subsidiaries face could intensify. As of March 31, 2017, our total outstanding long-term indebtedness was approximately $1,565.1 million, consisting of the existing notes, the exchange notes, other debt and approximately $381.7 million of indebtedness under the Revolving Credit Facility, and we had approximately $644.4 million available under the Revolving Credit Facility, after considering our most restrictive covenants under the Revolving Credit Facility.

Any increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, and could put us at a competitive disadvantage against other less leveraged competitors that have more cash flow to devote to their businesses;

•	depending on the levels of our outstanding indebtedness, our ability to obtain additional financing for working capital, capital expenditures, general partnership and other purposes may be limited; and

•	our level of indebtedness may limit our flexibility in operating our business and prevent us from engaging in certain transactions that might otherwise be beneficial to us.

Any of these factors could result in a material adverse effect on our business, results of operations, financial condition, business prospects and ability to satisfy our obligations under the notes and our other indebtedness.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of certain “change of control” events (as defined in the indenture governing the existing notes and the indenture governing the exchange notes, as applicable), the indenture governing the existing notes and the indenture governing the exchange notes will require us to offer to repurchase all or any part of the existing notes and the exchange notes then outstanding, as applicable, for cash at 101% of the principal amount. Such a change of control event may also constitute a default under the credit agreement governing the Revolving Credit Facility. A default, if not waived, could result in acceleration of the debt outstanding under the credit agreement governing the Revolving Credit Facility and in a default with respect to, and acceleration of, any other debt that we may have outstanding from time to time. The source of funds for any repurchase or repayment of your notes or other debt required as a result of any such change of control might include our available cash or cash generated from our operations or other sources, including:

•	borrowing under financing sources;

•	sales of assets; or

•	sales of equity.

We cannot assure you that sufficient funds would be available at the time of any “change of control” to repurchase your notes, in addition to payment or repurchase of any other indebtedness then due and payable. Moreover, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future, which could negatively impact our ability to conduct our business operations.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the notes.

Legal uncertainty regarding what constitutes a change of control and the provisions of the indenture governing the existing notes and the indenture governing the exchange notes may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the existing notes and the exchange notes. The definition of change of control for purposes of the existing notes and the exchange notes includes a phrase relating to the transfer of “all or substantially all” of our assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require the Issuers to repurchase notes as a result of a transfer of less than all of our assets to another person may be uncertain.

Restrictions in our existing and future debt agreements could limit our growth and our ability to respond to changing conditions.

The indenture governing the existing notes, the indenture governing the notes and the credit agreement governing the Revolving Credit Facility will restrict our ability to, among other things:

•	incur additional debt or guarantee other indebtedness;

•	make distributions on, redeem or repurchase our common units or make other restricted payments;

•	make certain investments and acquisitions;

•	incur or permit certain liens to exist;

•	enter into certain types of transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer or otherwise dispose of assets.

The credit agreement governing the Revolving Credit Facility also requires the maintenance of certain financial covenants. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general, or to otherwise conduct necessary partnership activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations under the agreements and indentures governing any other indebtedness that we may have outstanding from time to time, including the indenture governing the existing notes and the indenture governing the exchange notes. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

A breach of any covenant in the credit agreement governing the Revolving Credit Facility or the agreements and indentures governing any other indebtedness that we may have outstanding from time to time, including the indenture governing the existing notes and the indenture governing the exchange notes, would result in a default under that agreement or indenture after applicable grace periods, if any. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. The accelerated debt would become immediately due and payable. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to us or terms as favorable as our current agreements. If our debt is in default for any reason, our business, results of operations and financial condition could be materially and adversely affected. See “Description of Notes—Events of Default and Remedies.”

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

Our subsidiary guarantees may also be voided, without regard to the above factors, if a court found that the subsidiary guarantor entered into the guarantee with the intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantee. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The indenture governing the existing notes and the indenture governing the exchange notes contain a provision intended to limit each subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to constitute a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Our ability to repay our indebtedness, including the notes, is dependent on the cash flow generated by our operating subsidiaries.

Our operating subsidiaries own substantially all of our assets and conduct all of our operations. Accordingly, repayment of our indebtedness, including the exchange notes, will be dependent on the generation of cash flow by our operating subsidiaries and their ability to make such cash available to us, directly or indirectly, by distribution, debt repayment or otherwise. All of our operating subsidiaries will guarantee our obligations under the notes except for our Unrestricted Subsidiaries (as defined herein). The operating subsidiaries may not be able to or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the notes. Each operating subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from the operating subsidiaries. While the indenture governing the existing notes and the indenture governing the notes limit the ability of the operating subsidiaries that are not guarantors to incur consensual encumbrances or restrictions on their ability to pay dividends or make other intercompany payments, those limitations are subject to waiver and certain qualifications and exceptions.

We face risks related to rating agency downgrades.

We expect one or more rating agencies to rate the notes. If such rating agencies either assign the notes a rating lower than the rating expected by the investors, or reduce the rating in the future, the market price of the notes would be adversely affected. In addition, if any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs under the Revolving Credit Facility and other future borrowings may increase and the market price of the notes may decrease.

Our reimbursement of our general partner’s expenses will reduce our cash available for debt service.

We will reimburse our general partner and its affiliates for all expenses they incur on our behalf. These expenses will include all costs incurred by our general partner and its affiliates in managing and operating us, including costs for rendering corporate staff and support services to us. The reimbursement of expenses of our general partner and its affiliates will reduce our cash available for debt service.

Many of the covenants contained in the indenture governing the existing notes and the indenture governing the notes will be terminated if the existing notes and the exchange notes are rated investment grade by both S&P Global Ratings and Moody’s Investors Service, Inc.

Many of the covenants in the indenture governing the existing notes and the indenture governing the notes will be terminated if the existing notes and the exchange notes are rated investment grade by both S&P Global Ratings and Moody’s Investors Service, Inc., provided at such time no default under the indenture governing the existing notes and the indenture governing the notes has occurred and is continuing. These covenants will restrict, among other things, our ability to pay distributions, to incur indebtedness and to enter into certain other transactions. There can be no assurance that the existing notes and the exchange notes will ever be rated investment grade, or that if they are rated investment grade that they will maintain such ratings. These covenants will not be restored if such notes are subsequently rated below investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. See “Description of Notes—Certain Covenants.”

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We have entered into a registration rights agreement in which we agreed, under certain circumstances, to use our commercially reasonable efforts to file a registration statement relating to offers to exchange the outstanding notes for exchange notes and to use our commercially reasonable efforts to consummate the exchange offer no later than March 9, 2018 or, if required, to file a shelf registration statement under certain circumstances to cover resales of the outstanding notes. The exchange notes will have terms identical in all material respects to the outstanding notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement.

If such obligations are not satisfied (a “Registration Default”), the annual interest rate on the outstanding notes will be increased by 0.25%. The annual interest rate on the outstanding notes will increase by an additional 0.25% for each subsequent 90-day period during which the Registration Default continues, up to a maximum additional interest rate of 1.00% per year over the applicable interest rate described above. If the Registration Default is corrected, the applicable interest rate on the outstanding notes will revert to the original level. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

If you wish to exchange your outstanding notes for exchange notes in the exchange offer, you will be required to make the following written representations:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 of the Securities Act;

•	you have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the exchange notes in violation of the provisions of the Securities Act;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. Please see “Plan of Distribution.”

Resale of Exchange Notes

Based on interpretations by the SEC set forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued in the exchange offer without complying with the registration and prospectus delivery provisions of the Securities Act if:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person to participate in a distribution of the exchange notes;

•	you are not engaged in, and do not intend to engage in, a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

If you are our affiliate or an affiliate of any guarantor, or are engaging in, or intend to engage in, or have any arrangement or understanding with any person to participate in, a distribution of the exchange notes, or are not acquiring the exchange notes in the ordinary course of your business:

•	you cannot rely on the position of the SEC contained in the Exxon Capital Holdings Corporation no action letter (available May 13, 1988), as interpreted in the Shearman & Sterling no action letter (available July 2, 1993) and the Morgan Stanley & Co. Incorporated no action letter (available June 5, 1991) or similar SEC no-action letters; and

•	in the absence of an exception from the position stated immediately above, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes.

This prospectus may be used for an offer to resell, resale or other transfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read “Plan of Distribution” for more details regarding the transfer of exchange notes.

We have not entered into any arrangement or understanding with any person who will receive exchange notes in the exchange offer to distribute those securities following completion of the offer. We are not aware of any person that will participate in the exchange offer with a view to distribute the exchange notes.

Terms of the Exchange Offer

On the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange in the exchange offer any outstanding notes that are validly tendered and not validly withdrawn prior to the expiration date. Outstanding notes may only be tendered in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue exchange notes in principal amount identical to outstanding notes surrendered in the exchange offer.

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to complete the exchange offer, or file, and cause to be effective, a shelf registration statement, if required thereby, within the specified time period. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the indenture that authorized the issuance of the outstanding notes. For a description of the indenture governing the notes, see “Description of Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

As of the date of this prospectus, $500.0 million aggregate principal amount of the outstanding notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture governing the notes and the registration rights agreement except we will not have any further obligation to you to provide for the registration of the outstanding notes under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer and to refuse to accept the occurrence of any of the conditions specified below under “—Conditions to the Exchange Offer.”

If you tender your outstanding notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read “—Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offer.

Expiration Date, Extensions and Amendments

As used in this prospectus, the term “expiration date” means 12:00 midnight, New York City time, on July 19, 2017. However, if we, in our sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” will mean the latest time and date to which we shall have extended the expiration of the exchange offer. We expect to keep the exchange offer in effect for a period of 20 business days from the date this registration statement is declared effective by the SEC.

To extend the period of time during which the exchange offer is open, we will notify the exchange agent of any extension by written notice, followed by notification by press release or other public announcement to the registered holders of the outstanding notes no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any outstanding notes (only in the case that we amend or extend the exchange offer);

•	to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, by giving written notice of such delay, extension or termination to the exchange agent; and

•	subject to the terms of the registration rights agreement, to amend the terms of the exchange offer in any manner. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period, if necessary, so that at least five business days remain in such offer period following notice of the material change.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	the exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•	any action or proceeding has been instituted or threatened in writing in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution”; or

•	any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving written notice of such extension to their holders. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer upon the occurrence of any of the conditions of the exchange offer specified above. We will give written notice of any extension, amendment, non-acceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date of the exchange offer in our sole discretion. If we waive a condition for one participant in the exchange offer, such condition will be deemed to have been waived for all participants in the exchange offer. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s Automated Tender Offer Program procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulating Authority, a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes, and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal, any certificates representing outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s Automated Tender Offer Program to tender outstanding notes. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s Automated Tender Offer Program procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will issue exchange notes for outstanding notes promptly after the expiration date only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letter of transmittal and the instructions to the letter of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an “agent’s message,” as defined below, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the procedures under DTC’s Automatic Tender Offer Program in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by telegram, telex, facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s Automated Tender Offer Program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. U.S. Bank National Association also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	By Hand Delivery:

U.S. BANK NATIONAL ASSOCIATION 60 Livingston Avenue EP-MN-WS3C St. Paul, MN 55107-1419 Attention: Specialized Finance	U.S. BANK NATIONAL ASSOCIATION 60 Livingston Avenue EP-MN-WS3C St. Paul, MN 55107-1419 Attention: Specialized Finance	U.S. BANK NATIONAL ASSOCIATION 60 Livingston Avenue EP-MN-WS3C St. Paul, MN 55107-1419 Attention: Specialized Finance

By Facsimile Transmission (eligible institutions only): (651) 466-7372

For Information or Confirmation by Telephone: 1 (800) 934-6802

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•	as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offer or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented:

	Three Months Ended March 31,		Years Ended December 31,
	2017		2016		2015		2014		2013		2012
Ratio of earnings to fixed charges(1)	—	(2)	—	(2)	—	(2)	—	(2)	—	(2)	2.0x

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of pretax income from continuing operations before adjustment for non-controlling interest and income from equity investees plus fixed charges (excluding capitalized interest) and amortized capitalized interest. “Fixed charges” represents interest incurred (whether expensed or capitalized), amortization of debt costs and that portion of rental expense on operating leases deemed to be the equivalent of interest.
(2)	Earnings for the three months ended March 31, 2017 and the years ended December 31, 2016, 2015, 2014 and 2013 were inadequate to cover fixed charges by approximately $28.1 million, $214.5 million, $1,435.8 million, $8.5 million and $19.9 million, respectively.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes, except that the exchange notes will be registered under the Securities Act and will not contain terms with respect to transfer restrictions, registration rights and additional interest for failure to observe certain obligations in the registration rights agreement. The outstanding notes surrendered in exchange for the exchange notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the terms (i) “Company,” “we” and “our” refer only to Crestwood Midstream Partners LP and not to any of its Subsidiaries, (ii) the term “Co-Issuer” refers only to Crestwood Midstream Finance Corp. and (iii) the term “Issuers” refers to both the Company and the Co-Issuer.

General

The Issuers issued $500.0 million aggregate principal amount of 5.75% Senior Notes due 2025 (the “notes”) under an indenture, dated as of March 14, 2017 (the “indenture”), among the Issuers, the Guarantors and the U.S. Bank National Association, as trustee (the “trustee”), subject to contingent registration rights.

The following description is a summary of the material provisions of the indenture. It does not restate that agreement in its entirety. We urge you to read the indenture because it, and not this description, will define your rights as holders of exchange notes. Copies of the indenture are available as set forth below under “—Additional Information.” For a summary of the material provisions of the registration rights agreement, see “Registration Rights; Special Interest.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes are:

•	general unsecured obligations of the Issuers;

•	pari passu in right of payment with all existing and future unsecured senior liabilities of the Issuers, including the Existing Notes;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers;

•	unconditionally guaranteed by the Guarantors; and

•	structurally subordinated in right of payment to all Indebtedness and other liabilities of any of the Issuers’ non-guarantor Subsidiaries.

However, the notes are effectively subordinated to all borrowings under the Revolving Credit Facility, which is secured by substantially all of the assets of the Company and its Restricted Subsidiaries, to the extent of the value of the assets securing the Revolving Credit Facility. See “Risk Factors—Risks Related to the Notes—The notes and the guarantees will be unsecured and effectively subordinated to the rights of our secured indebtedness and structurally subordinated to the indebtedness of any future non-guarantor subsidiaries.”

The Note Guarantees

The notes are guaranteed by all of the Company’s Subsidiaries that guarantee the Existing Notes and the Revolving Credit Facility.

Each Note Guarantee is:

•	a general unsecured obligation of that Guarantor;

•	pari passu in right of payment with all existing and future unsecured senior liabilities of that Guarantor, including guarantees of the Existing Notes; and

•	senior in right of payment to any future indebtedness of that Guarantor.

Currently, all of the Company’s Subsidiaries are Restricted Subsidiaries, except for: Tres Palacios Holdings LLC, Crestwood Niobrara LLC, Crestwood Infrastructure Holdings LLC, Crestwood Pipeline and Storage Northeast LLC, Powder River Basin Industrial Complex, LLC and their respective subsidiaries.

Under the circumstances described under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our other Subsidiaries as Unrestricted Subsidiaries. Our Unrestricted Subsidiaries are not subject to the restrictive covenants in the indenture. Our Unrestricted Subsidiaries do not guarantee the notes, and if we designate any Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the indenture, the Guarantee of such Subsidiary and all of its other obligations under the indenture will be automatically released.

Principal, Maturity and Interest

On March 14, 2017, the Issuers issued $500.0 million in aggregate principal amount of notes eligible for exchange in this exchange offer. The Issuers may issue additional notes under the indenture from time to time after this exchange offer. Any issuance of additional notes will be subject to all of the covenants in the indenture, including the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue exchange notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on April 1, 2025.

Interest on the notes accrues at the rate of 5.75% per annum and is payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2017. The Issuers will make each interest payment to the holders of record on the immediately preceding March 15 and September 15.

Interest on the notes accrues from the date of original issuance, or if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Issuers, the Issuers will pay all principal, interest and premium and Additional Interest, if any, on that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Issuers elect to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Issuers may change the paying agent or registrar without prior notice to the holders of the notes, and the Issuers or any of the Company’s Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Holding Company Structure; the Co-Issuer

The Company’s business activities are conducted through its Subsidiaries. The Company has no material operations of its own and only limited assets. Accordingly, the Company is dependent upon the distributions of the earnings of its Subsidiaries, whether in the form of dividends, advances or payments on account of intercompany obligations, to service its debt obligations. The Co-Issuer is a Wholly Owned Restricted Subsidiary of the Company that was created for the purpose of facilitating the issuance and sale of our Existing Notes. The Company believes that certain prospective purchasers of the notes may be restricted in their ability to purchase debt securities of partnerships, such as the Company, unless such debt securities are jointly issued by a corporation. The Co-Issuer does not have any substantial operations or assets and does not have any revenues. As a result, prospective purchasers of the notes should not expect the Co-Issuer to participate in servicing the interest and principal obligations on the notes.

Note Guarantees

The Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are unconditional but are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the notes from relying on that subsidiary to satisfy claims.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company, the Co-Issuer or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)	either:

(a)	such Guarantor is the surviving Person or the Person acquiring the properties or assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental indenture in form reasonably satisfactory to the trustee; or

(b)	the Net Proceeds of such sale or other disposition do not violate the “Asset Sale” provisions of the indenture.

The Note Guarantee of a Guarantor and its other obligations under the indenture will be automatically released:

(1)	in connection with any sale, transfer or other disposition of all or substantially all of the properties or assets of that Guarantor (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale, transfer or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale, transfer or other disposition of Capital Stock of that Guarantor after which such Guarantor is no longer a Restricted Subsidiary of the Company, if the sale, transfer or other disposition does not violate the “Asset Sale” provisions of the indenture;

(3)	if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

(4)	upon legal defeasance or satisfaction and discharge of the indenture as provided below under “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge”; and

(5)	upon the release of such Guarantor’s guarantee of all other Indebtedness of the Company for borrowed money (other than intercompany debt).

Optional Redemption

On any one or more occasions prior to April 1, 2020, the Issuers may redeem up to 35% of the aggregate principal amount of notes issued under the indenture (including any additional notes issued after the Issue Date), upon prior notice as provided in the indenture, at a redemption price equal to 105.75% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed to, but not including, the redemption date (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date), but in an aggregate principal amount not greater than the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 50% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by the Issuers and the Company’s Subsidiaries) remains outstanding immediately after the occurrence of such redemption (unless all of such notes are redeemed); and

(2)	the redemption occurs within 180 days of the date of the closing of such Equity Offering.

On any one or more occasions on or after April 1, 2020, the Issuers may redeem all or a part of the notes upon prior notice as provided in the indenture, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to, but not including, the applicable redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2020	104.313%
2021	102.875%
2022	101.438%
2023 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price as provided in the indenture, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

On any one or more occasions prior to April 1, 2020, the Issuers may also redeem all or a part of the notes, upon prior notice as provided in the indenture, at a redemption price equal to 100% of the aggregate principal amount thereof plus the Applicable Premium, and accrued and unpaid interest and Additional Interest, if any, on the notes to be redeemed to, but not including, the redemption date (subject to the rights of holders on the relevant record date to receive interest due on the relevant interest payment date).

Except pursuant to the preceding paragraphs and as described below under “—Repurchase at the Option of Holders—Change of Control,” the notes will not be redeemable at the Issuers’ option prior to April 1, 2020. The Issuers will not, however, be prohibited from acquiring the notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise.

Mandatory Redemption

The Issuers will not be required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require the Company to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased to, but not including, the date of repurchase (subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, the Company will give notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given, pursuant to the procedures required by the indenture and described in such notice; provided that a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)	accept for payment all notes or portions of notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000) properly tendered pursuant to the Change of Control Offer and not properly withdrawn;

(2)	deliver or cause to be delivered to the trustee the notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions of notes being repurchased by the Company; and

(3)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes accepted for payment.

The paying agent will promptly deliver to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and the Issuers, or any other Person making a Change of Control Offer in lieu of the Company as described below, purchases all of the notes validly tendered and not withdrawn by such holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior written notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the indenture as described under “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

The provisions under the indenture relating to the Company’s obligation to a Change of Control Offer may be waived or modified or terminated with the consent of the holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the notes) prior to the occurrence of such Change of Control.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company or a Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractual agreement to such Asset Sale by the parties thereto) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the aggregate consideration received from such Asset Sale and all other Asset Sales since April 1, 2011, on a cumulative basis, by the Company or any Restricted Subsidiary is in the form of cash, Cash Equivalents or Additional Assets, or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities of the Company or any Restricted Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and as a result of which the Company or such Restricted Subsidiary is released from further liability;

(b)	any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (c) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration is less than the greater of (x) 2% of the Company’s Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (y) $30.0 million; and

(d)	any Capital Stock or assets of the kind referred to in clause (2), (4) or (5) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may:

(a)	apply such Net Proceeds, at its option:

(1)	to repay (w) Indebtedness and other Obligations of the Company or any of its Restricted Subsidiaries under a Credit Facility secured by a Permitted Lien, (x) any Indebtedness that was secured by the assets sold in such Asset Sale, (y) other Indebtedness that is pari passu with the notes (provided, that in the case of this clause (y), the Issuers shall also equally and ratably reduce Indebtedness under the notes by making an Asset Sale Offer to all holders of notes at a price payable in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase, prepayment or redemption, subject to rights of holders of notes on the relevant record date to receive interest due on the relevant payment date), or (z) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor, in each case other than Indebtedness and other Obligations (i) owed to the Company or an Affiliate of the Company (ii) incurred in violation of the Indenture or (iii) subordinate in right of payment to the notes or a Note Guarantee; or

(2)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided, that in the case of any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Company; or

(3)	to make capital expenditures in respect of a Permitted Business; or

(4)	to acquire other long-term assets that are used or useful in a Permitted Business; or

(5)	to invest in Additional Assets or make a Permitted Investment; or

(b)	enter into a binding commitment to apply the Net Proceeds pursuant to clauses (a)(2), (3), (4) or (5) above; provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” If at any time the aggregate amount of Excess Proceeds exceeds $25.0 million, or on any earlier date if the Company so elects, the Company will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes (including the Existing Notes) containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary of the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into (or required to be purchased, prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be purchased, prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the Company’s other Indebtedness, including the Revolving Credit Facility and the Existing Notes, contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The exercise by the holders of notes of their right to require the Company to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements (and in the case of the Revolving Credit Facility, a Change of Control will cause a default thereunder), even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Company. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of applicable lenders or other creditors to the repurchase of notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain a consent or repay those borrowings, the Company will remain prohibited from purchasing notes. In that case, the Company’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, the Company’s ability to pay cash to the holders of notes upon a repurchase may be limited by the Company’s then existing financial resources. See “Risk Factors—Risks Related to the Notes—We may not be able to repurchase the notes upon a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis (or, in the case of notes in global form, based on DTC’s method that most nearly approximates pro rata selection).

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be given at least 15 but not more than 60 days before the redemption date to each holder of notes to be redeemed, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture.

Notice of any redemption of notes may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion of a related Equity Offering and, in the case of a redemption with the proceeds of an Equity Offering, may be given prior to the completion thereof.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption unless redemption is conditioned upon the closing of a specified transaction. If the paying agent holds money sufficient to pay notes payable on the redemption date, then on and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Covenant Termination

If at any time (a) the notes are assigned an Investment Grade Rating, (b) no Default has occurred and is continuing under the indenture and (c) the Issuers have delivered to the trustee an Officer’s Certificate certifying to the foregoing provisions of this sentence, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Asset Sales” and the following provisions of the indenture described below:

•	“—Restricted Payments”;

•	“—Incurrence of Indebtedness and Issuance of Preferred Equity”;

•	“—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

•	“—Transactions with Affiliates”;

•	“—Designation of Restricted and Unrestricted Subsidiaries”;

•	clause (4) of the covenant described under “—Consolidation, Amalgamation, Merger or Sale of Assets”; and

•	“—Business Activities.”

However, the Company and its Restricted Subsidiaries will remain subject to the provisions of the indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and the following provisions of the indenture described below:

•	“—Liens”;

•	“—Consolidation, Amalgamation, Merger or Sale of Assets” (other than the financial test set forth in clause (4) of such covenant);

•	“—Additional Note Guarantees”;

•	“—Restrictions on Activities of the Co-Issuer”; and

•	“—Reports.”

There can be no assurance that the notes will ever achieve an Investment Grade Rating or that any such rating will be maintained.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I)	declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(II)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(III)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuers or any Guarantor that is contractually subordinated to the notes or to any Note Guarantee (excluding (x) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (y) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinated to the notes or to any Note Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), except a payment of interest or principal at the Stated Maturity thereof; or

(IV)	make any Restricted Investment;

(all such payments and other actions set forth in these clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Failure) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and either:

(1)	if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries with respect to the quarter for which such Restricted Payment is made (excluding Restricted Payments permitted by clauses (2) through (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	Available Cash from Operating Surplus as of the end of the immediately preceding quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(b)	100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Company since April 1, 2011 (x) as a contribution to its common equity capital or (y) from the issue or sale of Equity Interests of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions or Cash Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)	to the extent that any Restricted Investment that was made after April 1, 2011 is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus

(d)	the net reduction in Restricted Investments resulting from distributions, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, or from mergers or consolidations with or into, or transfers of assets to, the Company or a Restricted Subsidiary of the Company, 100% of the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after April 1, 2011 (items (b), (c) and (d) being referred to as “Incremental Funds”); minus

(e)	the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) and clause (2) below; or

(2)	if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries with respect to the quarter for which such Restricted Payment is made (excluding Restricted Payments permitted by clauses (2) through (15) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	$300.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (2)(a) since April 1, 2011; plus

(b)	Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (1)(b) of the immediately preceding paragraph or any portion of Incremental Funds resulting from clause (1)(b) of the immediately preceding paragraph;

(3)	the purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary of the Company that is contractually subordinated to the notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)	the purchase, redemption or other acquisition or retirement (or dividends or distributions to any direct or indirect parent company of the Company to finance any such purchase, redemption or other acquisition or retirement) for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent company of the Company held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company pursuant to any equity subscription agreement, shareholders’ or members’ agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interest appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $25.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds (other than Excluded Contributions and Cash Contributions) received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent company of the Company that occurs after April 1, 2011; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition, or dividend or distribution will not increase the amount available for Restricted Payments under clause (1) of the immediately preceding paragraph or any portion of Incremental Funds resulting from clause (1) of the immediately preceding paragraph or clause (2) of this paragraph; plus

(b)	the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) and its Restricted Subsidiaries after April 1, 2011;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any single calendar year;

(6)	the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of options, warrants, incentives or rights to acquire Equity Interests;

(7)	the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after April 1, 2011 in accordance with the Fixed Charge Coverage Ratio test described under “—Incurrence of Indebtedness and Issuance of Preferred Equity”;

(8)	Permitted Payments to Parent;

(9)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after April 1, 2011 and the declaration and payment of dividends to any direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after April 1, 2011; provided, however, that (A) the Company would, at the time of such issuance of Designated Preferred Stock and after giving pro forma effect to such issuance (and the payment of dividends or distributions thereunder) as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity” and (B) the aggregate amount of dividends declared and paid pursuant to this clause (9) does not exceed the net cash proceeds actually received by the Company (including any such proceeds contributed to the Company by any direct or indirect parent company of the Company) from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after April 1, 2011;

(10)	Restricted Payments in an aggregate amount equal to the amount of Excluded Contributions previously received by the Company and its Restricted Subsidiaries;

(11)	the satisfaction of change of control obligations and asset sale obligations once the Company has fulfilled its obligations under the indenture with respect to a Change of Control or an Asset Sale;

(12)	cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the payment of fees and expenses owed by the Company or its Restricted Subsidiaries to Affiliates, to the extent permitted by the covenant described under “—Certain Covenants—Transactions with Affiliates” (other than clause (6) of the second paragraph of such covenant);

(13)	the payment of dividends or distributions on the Company’s common equity (or the payment of dividends or distributions to a direct or indirect parent company of the Company to fund the payment by such parent company of dividends or distributions on its common equity) of up to 6.0% per calendar year of the net proceeds received by the Company from any public Equity Offering or contributed to the Company by a direct or indirect parent company of the Company from any public Equity Offering; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (1)(b) of the immediately preceding paragraph or any portion of Incremental Funds resulting from clause (1)(b) of the immediately preceding paragraph;

(14)	the distribution, as a dividend or otherwise, of Capital Stock of, or Indebtedness owed to, the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries; and

(15)	other Restricted Payments in an aggregate amount not to exceed $25.0 million since the Issue Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (9) or (13), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a non-cash dividend or distribution, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this “Restricted Payments”

covenant, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) above, or is permitted pursuant to the first paragraph of this covenant, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date made or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this covenant. For the avoidance of doubt, in no event will limited partner interests of the Company issued in kind as a distribution pursuant to the Partnership Agreement be considered to be a Restricted Payment.

Incurrence of Indebtedness and Issuance of Preferred Equity

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any preferred equity; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Co-Issuer or any other Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred equity, if on the date thereof the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit and bankers’ acceptances under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $1,500.0 million and (b) the sum of (i) $350.0 million and (ii) 30.0% of the Company’s Consolidated Net Tangible Assets;

(2)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to the extent outstanding on the Issue Date, including the Existing Notes;

(3)	the incurrence by the Company or any of its Restricted Subsidiaries (including any future Guarantor) of Indebtedness represented by the outstanding notes and the related Note Guarantees and the exchange notes and the related exchange guarantees to be issued pursuant to a registration rights agreement;

(4)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred equity, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (x) $200.0 million and (y) 5.0% of the Company’s Consolidated Net Tangible Assets as of the date of such incurrence;

(5)	the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (5) or (15) of this paragraph;

(6)	the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness and cash management pooling obligations and arrangements between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(a)	if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of the Issuers, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of preferred equity; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than the Company or a Restricted Subsidiary of the Company, and

(b)	any sale or other transfer of any such preferred equity to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by the Company or any of its Restricted Subsidiaries of Bank Product Obligations other than for speculative purposes;

(9)	the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness and cash management pooling obligations and arrangements of the Company or a Restricted Subsidiary of the Company; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, bid, performance, surety or similar bonds and letters of credit or completion or performance guarantees (including without limitation, performance guarantees pursuant to supply agreements or equipment leases), or other similar obligations in the ordinary course of business or consistent with past practice;

(11)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(12)	the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or preferred equity of the Company or any Restricted Subsidiary of the Company incurred or issued to finance an acquisition or of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary of the Company in accordance with the terms of the indenture; provided, however, that for any such Indebtedness, Disqualified Stock or preferred equity outstanding under this clause (12) in excess of $40.0 million, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (12), after giving effect to such acquisition and the incurrence of such Indebtedness, Disqualified Stock and preferred equity either:

(a)	the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(b)	the Fixed Charge Coverage Ratio would not be less than immediately prior to such acquisition;

(13)	the incurrence by Foreign Subsidiaries of the Company of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (13), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed 10.0% of the total assets of the Foreign Subsidiaries of the Company as shown on the most recent balance sheet of the Company;

(14)	the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of the indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(15)	Contribution Indebtedness; and

(16)	the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed the greater of (A) $200.0 million and (B) 5.0% of the Company’s Consolidated Net Tangible Assets as of the date of such incurrence (it being understood that any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (16) shall cease to be deemed incurred or outstanding for purposes of this covenant from and after the date on which the Company could have incurred such Indebtedness or Disqualified Stock or preferred equity under the first paragraph of this covenant without reliance upon this clause (16)).

The Issuers will not incur, and the Company will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a first or junior priority basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Equity” covenant, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although the Company may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares or units of the same class of Disqualified Stock or preferred equity and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of Accounting Standards Codification (“ASC”) 815) will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this covenant will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the establishment of the facility or instrument under which such Indebtedness was incurred; provided, however, that if such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such refinancing Indebtedness is incurred.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise suffer to exist any Lien (the “Initial Lien”) of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, securing Indebtedness of the Company or the Guarantors unless all payments due under the indenture and the notes are secured on at least an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.

Any Lien created for the benefit of the holders of the notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien and any other Liens that would have triggered any obligations pursuant to this covenant.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(a)	pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, provided that the priority that any series of preferred equity of a Restricted Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of any common equity of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or other distributions on Capital Stock for purposes of this covenant so long as the terms of such preferred equity do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make distributions on its Capital Stock; or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b)	make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Indebtedness outstanding on the Issue Date, the Existing Notes, the Revolving Credit Facility and other Credit Facilities in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the chief financial officer of the Company, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)	the indenture, the notes and the Note Guarantees (and any additional notes and related guarantees under the indenture);

(3)	applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	customary non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;

(7)	any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the chief financial officer of the Company, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	Liens permitted to be incurred under the provisions of the covenant described under “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(11)	restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(12)	other Indebtedness of Restricted Subsidiaries that are non-Guarantors that is incurred subsequent to the Issue Date pursuant to the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Equity”;

(13)	encumbrances on any property or asset that exist at the time the property or asset was acquired by the Company or a Restricted Subsidiary of the Company;

(14)	contractual encumbrances or restrictions in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the chief financial officer of the Company, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(15)	any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(16)	any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred, in each case, permitted to be incurred by the indenture, if either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (y) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive;

(17)	any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (16); provided that such amendments or refinancings are not, in the good faith judgment of the chief financial officer of the Company, materially more restrictive, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing; and

(18)	provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary of the Company in connection with a sale and leaseback transaction.

Consolidation, Amalgamation, Merger, or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the Company’s properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

(1)	either (a) the Company is the surviving entity; or (b) the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the notes, the indenture and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists;

(4)	the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Equity” or (b) have had a Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries not less than the actual Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5)	the Company delivers to the trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating hereto have been complied with.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties or assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This “Consolidation, Amalgamation, Merger, or Sale of Assets” covenant will not apply to any consolidation, amalgamation, merger, or any sale, assignment, transfer, conveyance, lease or other disposition of properties or assets between or among the Company and any of its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this “Consolidation, Amalgamation, Merger, or Sale of Assets” covenant will not apply to any consolidation, amalgamation or merger of the Company (1) with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate of the Company solely for the purpose of reorganizing the Company under the laws of the United States, any state of the United States or the District of Columbia.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $10.0 million, unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)	the Company delivers to the trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, a resolution adopted by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(2)	transactions (including a merger) between or among the Company and/or any of its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or to any director, officer, employee or consultant of the Company or any direct or indirect parent company of the Company, and the granting and performance of registration rights in connection therewith;

(6)	Restricted Payments and Investments that do not violate the covenant described under “—Restricted Payments”;

(7)	loans or advances to employees or consultants in the ordinary course of business or consistent with past practice;

(8)	any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of the preceding paragraph;

(9)	the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders’ agreement or related documents to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the holders of the notes taken as a whole than the original agreement as in effect on the Issue Date;

(10)	transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11)	(x) guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

(12)	if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary of the Company where such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary of the Company;

(13)	transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not, in the good faith judgment of the Board of Directors of the Company, materially more disadvantageous to the holders of the notes, taken as a whole); and

(14)	payments of fees and expenses in connection with any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company.

Business Activities

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If, after the Issue Date, any Domestic Subsidiary of the Company other than a Guarantor, guarantees any Indebtedness of the Company for borrowed money (other than intercompany debt), then such Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an Officer’s Certificate and an opinion of counsel who is satisfactory to the trustee within 30 days of the date on which it guaranteed such Indebtedness.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Company may designate any Restricted Subsidiary, other than the Co-Issuer, to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either (i) an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under the covenant described under “—Restricted Payments” or (ii) a Permitted Investment, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described under “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under “—Incurrence of Indebtedness and Issuance of Preferred Equity,” the Company will be in default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1)(x) the Company could incur such Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Incurrence of Indebtedness and Issuance of Preferred Equity,” or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation and (2) no Default or Event of Default would be in existence following such designation.

Restrictions on Activities of the Co-issuer

The Co-Issuer will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that the Co-Issuer may be a co-obligor with respect to Indebtedness if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Subsidiaries (other than the Co-Issuer).

Reports

The indenture provides that notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC, and provide the trustee and holders with copies thereof, without cost to each holder:

(1)	within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Company were then subject to such SEC reporting requirements as a non-accelerated filer), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information and a report by the Company’s certified independent accountants;

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Company were then subject to such SEC reporting requirements as a non-accelerated filer), quarterly reports on Form 10-Q containing the information required to be contained therein (or any successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information; and

(3)	within the time period specified for filing current reports on Form 8-K by the SEC, such other current reports on Form 8-K (or any successor or comparable form) containing substantially all the information required to be contained therein (or any successor or comparable form).

In the event that any direct or indirect parent company of the Company becomes a guarantor of the notes, the indenture permits the Company to satisfy its obligations under this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided that the same be accompanied by consolidated information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

In addition, to the extent not satisfied by the foregoing, the Company agrees that, for so long as any notes are outstanding, it will furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, the Company will be deemed to have furnished each of the reports referred to above to the trustee and the holders on the date that the Company or any direct or indirect parent of the Company has filed such reports with the SEC via the EDGAR (or any successor) filing system and such reports are publicly available.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest, or Additional Interest, if any, with respect to, the notes;

(2)	default in the payment when due (at stated maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by the Company or any of the Company’s Restricted Subsidiaries for 60 days (or 180 days in the case of a Reporting Failure) after notice to the Company by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of its other agreements in the indenture;

(4)

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company, or any group of the

Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company (or the payment of which is guaranteed by the Company or any of the Company’s Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date (but excluding Indebtedness owing to the Company or a Restricted Subsidiary of the Company), if that default:

(a)	is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its Stated Maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(5)	failure by the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company, to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(6)	except as permitted by the indenture, any Note Guarantee or any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and the indenture), or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for ten days; and

(7)	certain events of bankruptcy or insolvency described in the indenture with respect to either Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, premium, if any, interest or Additional Interest, if any.

In the event of any Event of Default specified in clause (4) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting Payment Default on the notes) will be annulled, waived and rescinded, automatically and without any action by the trustee or the holders of the notes, if within 20 days after such Event of Default arose the Company delivers an Officer’s Certificate to the trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest or Additional Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Additional Interest, if any, on, the notes.

The Company is required to deliver to the trustee annually, commencing with the fiscal year ending December 31, 2017, an Officer’s Certificate regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default that has not been cured, the Company is required to deliver to the trustee a written statement specifying such Default or Event of Default and the action the Company is taking or proposing to take with respect thereto.

No Personal Liability of Directors, Officers, Employees, Stockholders and Members

To the extent permitted by law no director, manager, officer, employee, incorporator, stockholder, partner or member of either of the Issuers, any parent entity of the Company or any Subsidiary of the Company, as such, will have any liability for any obligations of the Issuers, or the Guarantors under the notes, the indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers may at any time, at the option of the Company’s Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have all of their obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest or Additional Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants (including the obligation to make Change of Control Offers and Asset Sale Offers, their obligations under the covenants described in “—Certain Covenants,” and the cross-acceleration provision and judgment default provisions described under “—Events of Default and Remedies”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes.

In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, in the opinion of a U.S. nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest and Additional Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers must deliver to the trustee an opinion of counsel who is reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers must deliver to the trustee an opinion of counsel who is reasonably acceptable to the trustee (subject to customary exceptions and exclusions) confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the granting of any Lien securing such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Company’s Subsidiaries is a party or by which the Issuers or any of the Company’s Subsidiaries is bound;

(6)	the Issuers must deliver to the trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7)	the Issuers must deliver to the trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected thereby, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or extend the fixed maturity of any note;

(3)	reduce the rate of or extend the time for payment of interest, including Additional Interest, or premium on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Additional Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or impair the rights of holders of notes to receive payments of principal of, premium on, if any, interest or Additional Interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (for the avoidance of doubt, a payment required by one of the covenants described under “—Repurchase at the Option of Holders” is not a redemption payment);

(8)	release any Guarantor that is a Significant Subsidiary of the Company from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment, supplement and waiver provisions or the provision of this clause (9).

Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of an Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of such Issuer’s or such Guarantor’s properties or assets, as applicable, in accordance with the terms of the indenture;

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the Note Guarantees or the notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

(7)	to secure the notes or the Note Guarantees pursuant to the requirements of the covenant described above under the subheading “—Certain Covenants—Liens”;

(8)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(9)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes and to evidence the release of any Guarantor from a Note Guarantee in accordance with the terms of the indenture.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment, supplement or waiver. After an amendment, supplement or waiver under the indenture requiring the approval of the holders becomes effective, the Company will send to the holders a notice briefly describing the amendment, supplement or waiver. However, the failure to give such notice, or any defect in the notice, will not impair or affect the validity of the amendment, supplement or waiver.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the indenture), when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable within one year or may be called for redemption within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable government securities, or a combination of cash in U.S. dollars and non-callable government securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Additional Interest, if any, on the notes to the date of stated maturity or redemption;

(2)	the Issuers or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and

(3)	the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at stated maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and opinion of counsel to the trustee, each stating that all conditions precedent to satisfaction and discharge have been complied with.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, as defined in the indenture, after a Default has occurred and is continuing, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or (iii) resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care that a prudent person would use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to Crestwood Midstream Partners LP, 700 Louisiana Street, Suite 2550, Houston, Texas 77002, Attention: Chief Financial Officer.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1)	any properties or assets to be used by the Company or a Restricted Subsidiary in a Permitted Business; or

(2)	Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clause (2), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Interest” means, at any time, all additional interest then owing pursuant to the registration rights agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note at any time, the greater of:

(1)	1.0% of the principal amount of the note; and

(2)	the excess of:

(a)	the present value at such time of (i) the redemption price of the note at April 1, 2020 (such redemption price being set forth in the table appearing under “—Optional Redemption”), plus (ii) all required interest payments due on the note through April 1, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of the note.

The Company will calculate the Applicable Premium.

“Asset Acquisition” means:

(1)	an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; or

(2)	the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights of the Company and its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described under “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described under “—Certain Covenants—Consolidation, Amalgamation, Merger, or Sale of Assets” and not by the provisions described under “—Repurchase at the Option of Holders—Asset Sales”; and

(2)	the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries (other than preferred equity of Restricted Subsidiaries issued in compliance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity” and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets or Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $35.0 million;

(2)	a transfer or other disposition of assets between or among the Company and any Restricted Subsidiary;

(3)	an issuance, sale or other disposition of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4)	the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property;

(5)	the sale or discounting of accounts receivable in the ordinary course of business;

(6)	any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties;

(7)	any sale of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(8)	the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(9)	a Restricted Payment that does not violate the covenant described under “—Certain Covenants—Restricted Payments” or is a Permitted Investment;

(10)	any sale or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11)	the granting of Liens not otherwise prohibited by the indenture;

(12)	the surrender, or waiver of contract rights, leases, or settlement, release or surrender of contract, tort or other claims; and

(13)	any Asset Swap.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided, that the Fair Market Value of the properties or assets to be traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with the provisions described under the caption “—Repurchase at the Option of Holders—Asset Sales” if then in effect.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Prior Issue Date.

“Bank Product Obligations” means all obligations and liabilities of any kind, nature or character (whether direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, due or to become due in existence on the Issue Date or thereafter incurred) of the Company or any Guarantor, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, clearing house, wire transfer, commercial credit card, purchasing card, merchant card, cash management or automated clearing house transfers of funds services or any related services, including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by a holder of Bank Product Obligations in connection with the collection or enforcement thereof.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficial Ownership” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3)	with respect to a limited liability company, the board of directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close in New York State.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of the Company or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Company and its Restricted Subsidiaries, either existing on the Issue Date or created prior to any recharacterization described below (or any refinancings thereof) (i) that were not included on the consolidated balance sheet of the Company as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Company and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Contributions” means the aggregate amount of cash contributions made to the capital of the Company or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)	U.S. dollars or other currencies held by the Company and any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the government of the United States or any agency or instrumentality of such government (provided that the full faith and credit of such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Revolving Credit Facility or any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time as of which any investment made therein is made of at least A-1 by S&P or at least P-1 by Moody’s or having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6)	securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(8)	Indebtedness or preferred equity issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s with maturities of 24 months or less from the date of acquisition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), other than the Permitted Holders or a Permitted Group, which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction; or

(2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than the Permitted Holders or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company measured by voting power rather than number of shares, which occurrence is followed by a Rating Decline within 90 days thereof.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock of another form of entity will not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no other “person” (other than a Permitted Group) Beneficially Owns more than 50% of the Voting Stock of such entity.

“Change of Control Offer” has the meaning assigned to that term in the indenture.

“Change of Control Payment” has the meaning assigned to that term in the indenture. “Change of Control Payment Date” has the meaning assigned to that term in the indenture.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement and designed to protect such Person against fluctuation in commodity prices.

“Consolidated Adjusted EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	the provision for taxes based on income, profits or capital, including without limitation provincial, state, franchise, local, foreign and similar taxes, of such Person and its Restricted Subsidiaries for such period; plus

(2)

the Fixed Charges of such Person and its Restricted Subsidiaries for such period; plus depreciation, accretion, depletion, amortization (including amortization of goodwill and other intangibles, deferred financing fees, debt issuance costs, commissions and expenses and any amortization included in pension, other post-employment benefits (“OPEB”) or other employee benefit expenses, but excluding amortization of prepaid cash expenses (other than financing costs) that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of ASC 350 and ASC 360, and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; plus

(3)	the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, integration, business optimization, systems establishment cost or excess pension, OPEB, curtailment or other excess charges); plus

(4)	the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus

(5)	the amount of management, consulting, monitoring and advisory fees and related expenses paid or accrued during such period; plus

(6)	accretion of asset retirement obligations in accordance with ASC 410, and any similar accounting in prior periods; plus

(7)	to the extent not otherwise included, the proceeds of any business interruption insurance received during such period; plus

(8)	to the extent actually reimbursed (and not otherwise included in arriving at Consolidated Net Income), expenses covered by indemnification provisions in any agreement in connection with any transaction involving the Company or any of its Subsidiaries.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and before any deduction for preferred equity dividends or distributions; provided that:

(1)	any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charge (including, without limitation, income, expenses and charges from litigation and arbitration settlements, severance, relocation, and other restructuring costs, any pre-operating expenses that are expensed and not capitalized, and fees, expenses or charges related to any offering of securities of such Person or other financing transaction, any Investment, acquisition, disposition or incurrence or repayment or early extinguishment of Indebtedness or other obligations permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges, and any financing charges, including penalty interest and bank charges, related to any Indebtedness or other obligations, in each case, shall be excluded;

(2)	any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(3)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(4)	any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations or other derivative instruments shall be excluded;

(5)

(A) the net income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by such Person to the specified Person or a Restricted Subsidiary thereof in respect of such period and (B) the net income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the specified Person or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

(6)	any increase in depreciation, accretion, depletion or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Issue Date shall be excluded;

(7)	accruals and reserves that are established within 12 months after an acquisition’s closing date and that are so required to be established as a result of such transaction in accordance with GAAP or as a result of a modification of accounting policies shall be excluded;

(8)	any impairment charges resulting from the application of ASC 350 and ASC 360 and the amortization of intangibles pursuant to ASC 805 and all asset write-downs and asset write-offs shall be excluded;

(9)	any long-term incentive plan accruals and any compensation expense realized from grants of stock or unit appreciation or similar rights, stock or unit options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(10)	(A) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC 815), (B) any foreign exchange gains and losses and (C) any adjustments for financial instruments, derivatives or Hedging Obligations required by GAAP shall be excluded except for any realized exchange gains or losses on derivative instruments which are included as offsets to operating items as part of a designated hedging relationship;

(11)	the cumulative effect of a change in accounting principles will be excluded; and

(12)	the amount by which any income or charge attributable to a post-employment benefit scheme differs from the current service costs attributable to the scheme will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any performance, leases, dividends, taxes or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security thereof;

(2)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of the Company or such Guarantor after April 1, 2011; provided that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the equity capital of the Company or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the notes; and

(2)	such Contribution Indebtedness (x) is incurred within 180 days after the making of such cash contributions and (y) is designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the incurrence date thereof.

Any cash contribution to the equity capital of the Company or any Guarantor that forms the basis for an incurrence of Contribution Indebtedness will be disregarded for purposes of the “Restricted Payments” covenant.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Revolving Credit Facility), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, debt securities or other indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means any preferred Capital Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock) that is issued for cash (other than to any of the Company’s Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (1)(b) of the covenant described under “—Certain Covenants—Restricted Payments.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock will not constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the

Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” of a Person means any Subsidiary of the referent Person that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (i) an offer and sale of Capital Stock (other than Disqualified Stock and other than to a Subsidiary of the Company) of the Company or (ii) an offer and sale of Capital Stock (other than Disqualified Stock and other than to the Company or a Subsidiary of the Company) of a direct or indirect parent entity of the Company (to the extent the net proceeds therefrom are contributed to the equity capital of the Company) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company or such direct or indirect parent company), or (y) a private issuance exempt from registration under the Securities Act.

“Excluded Contributions” means the net cash proceeds received by the Company after April 1, 2011 from:

(1)	contributions to its common equity capital; and

(2)	the sale (other than to a Subsidiary of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as “Excluded Contributions” pursuant to an Officer’s Certificate, the net cash proceeds of which are excluded from and have not been used towards the calculation set forth in clause (1)(b) of “—Certain Covenants—Restricted Payments” or any portion of Incremental Funds calculated therefrom.

“Existing Notes” means the (i) 6.0% Senior Notes due 2020 issued by Crestwood Midstream Partners LP and Crestwood Midstream Finance Corp. pursuant to an indenture dated as of December 7, 2012, (ii) 6.125% Senior Notes due 2022 issued by Crestwood Midstream Partners LP and Crestwood Midstream Finance Corp. pursuant to an indenture dated as of November 8, 2013 and (iii) 6.25% Senior Notes due 2023 issued by Crestwood Midstream Partners LP and Crestwood Midstream Finance Corp. pursuant to an indenture dated as of March 23, 2015, in each case, as outstanding on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of the Company for transactions less than $35.0 million and (ii) the Board of Directors of the Company (unless otherwise provided in the indenture) for transactions valued at, or in excess of, $35.0 million.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and (ii) in the case of revolving credit borrowings, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the specified Person (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the specified Person or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the specified Person. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the specified Person to be the rate of interest implicit in such Capital Lease Obligation. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the specified Person may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the specified Person as set forth in an Officer’s Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under the indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	all dividend payments or other distributions on the Disqualified Stock of such Person or the preferred equity of any of its Restricted Subsidiaries, other than dividends or other distributions payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person; less

(4)	interest income; less

(5)	non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP; less

(6)	accretion or accrual of discounted liabilities not constituting Indebtedness; less

(7)	any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition; and less

(8)	Additional Interest.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and does not guarantee or otherwise provide direct credit support for any Indebtedness of the Company, and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on April 1, 2011.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of (a) the Subsidiaries of the Company (other than the Co-Issuer) executing the indenture as initial guarantors, (b) any other Subsidiary of the Company (other than the Co-Issuer) that guarantees the Notes in accordance with the provisions of the indenture and (c) their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Agreements.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by (A) bonds, notes, debentures or similar instruments or (B) letters of credit (or reimbursement agreements in respect thereof); provided that the underlying obligation in respect of which the letter of credit was issued would, under one or more of paragraphs (1) above or (3) to (6) below, be treated as being Indebtedness;

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The term “Indebtedness,” however, excludes any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; or (d) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such Agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or

Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries incurred without violation of the indenture.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment Grade Rating” means a Moody’s rating of Baa3 (or the equivalent) or higher and an S&P rating of BBB–(or the equivalent) or higher, or, if either such Rating Agency ceases to rate the notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means March 14, 2017.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), hypothecation, assignment, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary or the Company), any purchase option, call or similar right of a third party with respect to such securities.

“Marketable Securities” means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange or the Nasdaq National Market and (ii) issued by a corporation or other entity having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation or other entity held by the Company and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, until such time as such reserve is reversed.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries or joint ventures, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries or joint ventures, except for Customary Recourse Exceptions, or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the exchange notes) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Note Guarantee” means the guarantee by each Guarantor of the Issuers’ obligations under the indenture and the notes, pursuant to the provisions of the indenture.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest, premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Operating Surplus” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Prior Issue Date.

“Officer” means, with respect to any Person, the chairman of the Board of Directors, the principal executive officer, the president, the principal operating officer, the principal financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice-president of such Person (or, if such Person is a limited partnership, the general partner of such Person).

“Officer’s Certificate” means a certificate signed by any Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements set forth in the indenture.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Company dated as of December 21, 2011, as amended by Amendment No. 1 dated as of September 27, 2013, Amendment No. 2 dated as of October 7, 2013 and Amendment No. 3 dated as of June 17, 2014, as in effect on the Prior Issue Date and as such may have been further amended, modified or supplemented from time to time thereafter.

“Permitted Business” means the businesses of the Company and its Subsidiaries engaged in on the Issue Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary or in any joint venture; provided that:

(1)	the Company would, at the time of such Investment and after giving pro forma effect thereto as if such Investment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity” or (b) such Investment does not exceed the aggregate amount of Incremental Funds not previously expended pursuant to the covenant described under “—Certain Covenants—Restricted Payments” at the time of such Investment; provided that the amount of any such Investment will be excluded from clauses (1)(a)-(1)(d) of the covenant described under “—Certain Covenants—Restricted Payments” or any portion of Incremental Funds resulting from such clauses (1)(b)-(1)(d) of the covenant described under “—Certain Covenants—Restricted Payments”;

(2)	if such Unrestricted Subsidiary or joint venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) would, at the time of such Investment and after giving pro forma effect thereto as if such Investment had been made at the beginning of the applicable four-quarter period, have been permitted to be incurred by the Company and its Restricted Subsidiaries pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity”; and

(3)	such Unrestricted Subsidiary’s or joint venture’s activities are not outside the scope of the Permitted Business.

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to the Company’s initial public offering of limited partnership interests, by virtue of the Partnership Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Permitted Holders) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Permitted Holders in the aggregate.

“Permitted Holders” means First Reserve Management, LP, and its Affiliates. Any person or group whose acquisition of Beneficial Ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)	any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company; or

(b)	such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

and, in each case, any Investment held by any such Person;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent company of the Company;

(6)	any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to officers, directors and employees made in the ordinary course of business or consistent with the past practice of the Company or any Restricted Subsidiary of the Company;

(9)	repurchases of the notes;

(10)	Permitted Business Investments;

(11)	any Affiliate transaction to the extent it constitutes an Investment, that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except for transactions described in clauses (3), (6), (7), (8), (9), (10), (12) and (13) of such paragraph);

(12)	(A) guarantees issued in accordance with the covenants described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity” and “—Certain Covenants—Additional Note Guarantees”; and (B) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business or consistent with past practice;

(13)	any Investment existing on the Issue Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(14)	Investments consisting of purchases and acquisitions of parts, buildings, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

(15)	additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of (A) $200.0 million and (B) 5.0% of the Company’s Consolidated Net Tangible Assets; provided, however, that if any Investment pursuant to this clause (15) is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (15) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1)	Liens with respect to the Revolving Credit Facility or any other Credit Facilities;

(2)	Liens in favor of the Company or any of its Restricted Subsidiaries;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)	Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business and Liens over cash deposits in connection with an acquisition, lease, disposition or investment;

(6)	Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof and any cash cover relating to a letter of credit or bank guarantee;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to clause (4) of the definition of Permitted Debt covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens securing Indebtedness permitted to be incurred pursuant to clause (16) of the definition of Permitted Debt;

(9)	Liens existing on the Issue Date;

(10)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11)	Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(12)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(13)	leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(14)	easements, rights of way, zoning and similar restrictions, reservations or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Subsidiaries) or materially impair their use in the operation of the business of the Company and its Subsidiaries;

(15)	Liens created for the benefit of (or to secure) the notes, the Note Guarantees, and any exchange notes or exchange guarantees;

(16)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(17)	Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(18)	Liens arising out of judgments constituting an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(19)	Liens to secure Indebtedness permitted to be incurred pursuant to clause (13) of the definition of Permitted Debt;

(20)	licenses of intellectual property in the ordinary course of business;

(21)	Liens on Equity Interests of an Unrestricted Subsidiary or joint venture that secure Indebtedness of such Unrestricted Subsidiary or joint venture;

(22)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(23)	Liens to secure a defeasance trust;

(24)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;

(25)	Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;

(26)	Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with the indenture equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Company’s historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under the Revolving Credit Facility) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clauses (4) or (7) above;

(27)	Liens arising under retention of title, hire purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the Company or any Restricted Subsidiary in the ordinary course of business and on arm’s length terms;

(28)	Liens arising by way of set-off or pledge (in favor of the account holding bank) arising by operation of law or pursuant to standard banking terms or conditions; provided that the relevant bank account has not been set up nor has the relevant credit balance arisen in order to implement a secured financing;

(29)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(30)	Liens securing Hedging Obligations;

(31)	any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b) or (d) Liens over rental deposits with a lessor pursuant to a property lease entered into in the ordinary course of business;

(32)	Liens incurred under or in connection with lease and sale and leaseback transactions and novations and any refinancings thereof (and Liens securing obligations under lease transaction documents relating thereto), including, without limitation, Liens over the assets which are the subject of such lease, sale and leaseback, novations, refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sub-lease rights, insurances relating thereto and rental deposits; and

(33)	Liens securing Indebtedness or other obligations of the Company or any Subsidiary of the Company with respect to obligations that do not exceed the greater of (A) $200.0 million and (B) 5.0% of Consolidated Net Tangible Assets at any one time outstanding.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1)	payments to any parent companies of the Company in amounts equal to the amounts required for any direct payment of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of the Company and general corporate overhead expenses of any direct parent of the Company to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries; and

(2)

dividends or distributions paid to such parent companies, if applicable, in amounts equal to amounts required for such parent companies, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with the covenant described under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity.”

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of the Company’s Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees, expenses and accrued interest incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (2) shall not apply to debt under Credit Facilities;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Permitted Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prior Issue Date” means the date of original issue of the 6.25% Notes, March 23, 2015.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating organization or organizations, within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency or agencies for S&P or Moody’s, or both, as the case may be.

“Rating Category” means:

(1)	with respect to S&P, any of the following categories: AAA, AA, A BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or– for S&P, and 1, 2 and 3 for Moody’s, will be taken into account. For example, in the case of S&P, a rating decline either from BB+ to BB or BB– to B+ will constitute a decrease or one gradation.

“Reporting Failure” means the failure of the Company to comply with the provisions specified in “—Certain Covenants—Reports” (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of September 30, 2015, by and among the Company, the Guarantors, the lenders party thereto in their capacities as lenders thereunder, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the other parties thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Equity” above).

“S&P” means S&P Global Ratings and its successors and assigns.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interest or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Treasury Rate” means, in respect of any redemption date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2020; provided, however, that if the period from the redemption date to April 1, 2020, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company (a) will calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable redemption date (or in the case of any redemption in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, on the Business Day preceding such event) and (b) will file with the trustee, promptly after completing such calculation and in any event prior to the redemption date, a statement setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Unrestricted Subsidiary” means (a) each of (1) Tres Palacios Holdings LLC, (2) Crestwood Niobrara LLC, (3) Crestwood Infrastructure Holdings LLC, (4) Crestwood Pipeline and Storage Northeast LLC and (5) Powder River Basin Industrial Complex, LLC (b) any other Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, and (c) any Subsidiary of an Unrestricted Subsidiary, but only to the extent that, in each case, such Subsidiary:

(1)	except to the extent permitted by subclause (2)(b) of the definition of Permitted Business Investments, has no Indebtedness other than Non-Recourse Debt (other than guarantees of performance of the Unrestricted Subsidiary made in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money);

(2)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such guarantee would be released upon designation.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to an exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus, including the Annexes, as any broker-dealer may request in the letter of transmittal. In addition, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to an exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to an exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit of any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders for United States federal income tax purposes. Consequently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period of the outstanding note exchanged therefor and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

LEGAL MATTERS

The validity and enforceability of the exchange notes and the related guarantees will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Crestwood Midstream Partners LP appearing in Crestwood Midstream Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2016, which is included in this prospectus as Annex B, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein. Such consolidated financial statements have been included in this prospectus in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy any documents filed by us or Crestwood at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC’s web site at http://www.sec.gov.

You should rely only upon the information contained in this prospectus, including the Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K that are included as annexes hereto. We have not authorized anyone to provide you with different information. You should not assume that the information in this document is accurate as of any date other than that on the front cover of this prospectus, or in the case of information included in the Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K that are included as annexes hereto, as of the date of each document.

No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with the offer made hereby except as contained in this prospectus. You must not rely on unauthorized information or representations. This prospectus does not offer to sell or solicit an offer to buy any of these exchange notes in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is current only as of the date on the cover page of this prospectus, or in the case of the information included in the Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K that are included as annexes hereto, as of the date of each document. We do not imply that there has been no change in the information contained in this prospectus or in our affairs since such dates by delivering this prospectus.

This prospectus, including the Annexes, contains summaries of certain agreements that we have entered into or will enter into in connection with this offering, such as the indenture governing the notes and the registration rights agreement. The descriptions of these agreements contained in this prospectus do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you in response to a written request to us. Such information and agreements may be requested, at no cost, by contacting us at the following address:

Crestwood Midstream Partners LP

Attention: Investor Relations

700 Louisiana Street, Suite 2550

Houston, Texas 77002

(832) 519-2200

IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN JULY 12, 2017, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION OF THE EXCHANGE OFFER.

Annex A

Letter of Transmittal

CRESTWOOD MIDSTREAM PARTNERS LP

CRESTWOOD MIDSTREAM FINANCE CORP.

OFFER TO EXCHANGE

$500,000,000 AGGREGATE PRINCIPAL AMOUNT OF THEIR 5.75% SENIOR NOTES DUE 2025, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF THEIR OUTSTANDING UNREGISTERED 5.75% SENIOR NOTES DUE 2025

THE EXCHANGE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 19, 2017 (THE “EXPIRATION DATE”) UNLESS THE OFFER IS EXTENDED. TENDERS MAY BE WITHDRAWN PRIOR TO 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JULY 19, 2017.

The Exchange Agent for the Exchange Offer is:

U.S. BANK NATIONAL ASSOCIATION

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	By Hand Delivery:

U.S. BANK NATIONAL ASSOCIATION 60 Livingston Avenue EP-MN-WS3C St. Paul, MN 55107-1419 Attention: Specialized Finance	U.S. BANK NATIONAL ASSOCIATION 60 Livingston Avenue EP-MN-WS3C St. Paul, MN 55107-1419 Attention: Specialized Finance	U.S. BANK NATIONAL ASSOCIATION 60 Livingston Avenue EP-MN-WS3C St. Paul, MN 55107-1419 Attention: Specialized Finance

By Facsimile Transmission (eligible institutions only): (651) 466-7372

For Information or Confirmation by Telephone: 1 (800) 934-6802

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF THIS LETTER OF TRANSMITTAL VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

Holders of Outstanding Notes (as defined below) should complete this Letter of Transmittal either if Outstanding Notes are to be forwarded herewith or if tenders of Outstanding Notes are to be made by book-entry transfer to an account maintained by the Exchange Agent at the book-entry transfer facility specified by the holder pursuant to the procedures set forth in “The Exchange Offer—Book-Entry Delivery Procedures” and “The Exchange Offer—Procedures for Tendering Outstanding Notes” in the Prospectus (as defined below) and an “Agent’s Message” (as defined below) is not delivered. If tender is being made by book-entry transfer, the holder must have an Agent’s Message delivered in lieu of this Letter of Transmittal.

Holders of Outstanding Notes whose certificates for such Outstanding Notes are not immediately available or who cannot deliver their certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date or who cannot complete the procedures for book-entry transfer on a timely basis must tender their Outstanding Notes according to the guaranteed delivery procedures set forth in “The Exchange Offer—Guaranteed Delivery Procedures” in the Prospectus.

Unless the context otherwise requires, the term “holder” for purposes of this Letter of Transmittal means any person in whose name Outstanding Notes are registered or any other person who has obtained a properly completed bond power from the registered holder or any person whose Outstanding Notes are held of record by The Depository Trust Company (“DTC”).

The undersigned acknowledges receipt of the Prospectus dated June 19, 2017 (as it may be amended or supplemented from time to time, the “Prospectus”) of Crestwood Midstream Partners LP, a Delaware limited partnership (the “Issuer”), Crestwood Midstream Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), and certain of the Issuer’s subsidiaries (the “Guarantors”), and this Letter of Transmittal (the “Letter of Transmittal”), which together constitute the Issuers’ offer (the “Exchange Offer”) to exchange an aggregate principal amount of up to $500,000,000 of their 5.75% Senior Notes due 2025 (the “Exchange Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for any and all of their outstanding unregistered 5.75% Senior Notes due 2025 (the “Outstanding Notes”). The Outstanding Notes are unconditionally guaranteed (the “Old Guarantees”) by the Guarantors and the Exchange Notes will be unconditionally guaranteed (the “New Guarantees”) by the Guarantors. Upon the terms and subject to the conditions set forth in the Prospectus and this Letter of Transmittal, the Guarantors offer to issue the New Guarantees with respect to all Exchange Notes issued in the Exchange Offer in exchange for the Old Guarantees of the Outstanding Notes. Throughout this Letter of Transmittal, unless the context otherwise requires and whether so expressed or not, references to the “Exchange Offer” include the Guarantors’ offer to exchange the New Guarantees for the Old Guarantees, references to the “Exchange Notes” include the New Guarantees and references to the “Outstanding Notes” include the Old Guarantees.

For each Outstanding Note accepted for exchange, the holder of such Outstanding Note will receive an Exchange Note having a principal amount equal to that of the surrendered Outstanding Note. The Exchange Notes will accrue interest at a rate of 5.75% per annum and will be payable on April 1 and October 1 of each year. The Outstanding Notes began to accrue interest from March 14, 2017.

Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.

YOUR BANK OR BROKER CAN ASSIST YOU IN COMPLETING THIS FORM. THE INSTRUCTIONS INCLUDED WITH THIS LETTER OF TRANSMITTAL MUST BE FOLLOWED. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THE PROSPECTUS AND THIS LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE EXCHANGE AGENT, WHOSE ADDRESS AND TELEPHONE NUMBER APPEAR ON THE FRONT PAGE OF THIS LETTER OF TRANSMITTAL.

The undersigned has completed the appropriate boxes below and signed this Letter of Transmittal to indicate the action that the undersigned desires to take with respect to the Exchange Offer.

PLEASE READ THE ENTIRE LETTER OF TRANSMITTAL AND THE PROSPECTUS CAREFULLY BEFORE CHECKING ANY BOX BELOW.

List below the Outstanding Notes to which this Letter of Transmittal relates. If the space provided below is inadequate, the certificate numbers and aggregate principal amounts of Outstanding Notes should be listed on a separate signed schedule affixed hereto.

All Tendering Holders Complete Box 1:

Box 1*

Description of Outstanding Notes Tendered Herewith

Name(s) and Address(es) of Registered Holder(s)	Series of Outstanding Notes Being Tendered	Certificate or Registration Number(s) of Outstanding Notes**	Aggregate Principal Amount Represented by Outstanding Notes	Aggregate Principal Amount of Outstanding Notes Being Tendered***

Total:

*	If the space provided is inadequate, list the certificate numbers and principal amount of Outstanding Notes on a separate signed schedule and attach the list to this Letter of Transmittal.
**	Need not be completed by book-entry holders.
***	The minimum permitted tender is $2,000 in principal amount. All tenders must be in the amount of $2,000 or in integral multiples of $1,000 in excess thereof. Unless otherwise indicated in this column, the holder will be deemed to have tendered the full aggregate principal amount represented by such Outstanding Notes. See instruction 2.

Box 2

Book-Entry Transfer

☐	CHECK HERE IF ANY TENDERED OUTSTANDING NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

Holders of Outstanding Notes that are tendering by book-entry transfer to the Exchange Agent’s account at DTC can execute the tender through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. DTC participants that are accepting the Exchange Offer must transmit their acceptances to DTC, which will verify the acceptance and execute a book-entry delivery to the Exchange Agent’s account at DTC. DTC will then send a computer-generated message (an “Agent’s Message”) to the Exchange Agent for its acceptance in which the holder of the Outstanding Notes acknowledges and agrees to be bound by the terms of, and makes the representations and warranties contained in, this Letter of Transmittal, and the DTC participant confirms on behalf of itself and the beneficial owners of such Outstanding Notes all provisions of this Letter of Transmittal (including any representations and warranties) applicable to it and such beneficial owner as fully as if it had completed the information required herein and executed and transmitted this Letter of Transmittal to the Exchange Agent. Each DTC participant transmitting an acceptance of an Exchange Offer through the ATOP procedures will be deemed to have agreed to be bound by the terms of this Letter of Transmittal. Delivery of an Agent’s Message by DTC will satisfy the terms of the Exchange Offer as to execution and delivery of the Letter of Transmittal by the participant identified in the Agent’s Message. DTC participants may also accept the Exchange Offer by submitting a Notice of Guaranteed Delivery through ATOP.

Box 3

Notice of Guaranteed Delivery

(See Instruction 1 below)

☐	CHECK HERE IF ANY TENDERED OUTSTANDING NOTES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE EXCHANGE AGENT AND COMPLETE THE FOLLOWING:

Name(s) of Registered Holder(s):

Window Ticket Number (if any):

Name of Eligible Guarantor Institution that Guaranteed Delivery:

Date of Execution of Notice of Guaranteed Delivery:

IF GUARANTEED DELIVERY IS TO BE MADE BY BOOK-ENTRY TRANSFER:

Name of Tendering Institution:

Account Number:

Transaction Code Number:

Box 4

Return of Non-Exchanged Outstanding Notes

Tendered by Book-Entry Transfer

☐	CHECK HERE IF ANY OUTSTANDING NOTES TENDERED BY BOOK-ENTRY TRANSFER AND NON-EXCHANGED OUTSTANDING NOTES ARE TO BE RETURNED BY CREDITING THE ACCOUNT NUMBER SET FORTH ABOVE.

Box 5

Participating Broker-Dealer

☐	CHECK HERE IF YOU ARE A BROKER-DEALER WHO ACQUIRED ANY OUTSTANDING NOTES FOR YOUR OWN ACCOUNT AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES AND WISH TO RECEIVE TEN (10) ADDITIONAL COPIES OF THE PROSPECTUS AND OF ANY AMENDMENTS OR SUPPLEMENTS THERETO.

Name:

Address:

If the undersigned is not a broker-dealer, the undersigned represents that it is acquiring the Exchange Notes in the ordinary course of business and has no arrangement or understanding with any person to participate in a distribution of the Exchange Notes. If the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or transfer of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker-dealer may not participate in the Exchange Offer with respect to Outstanding Notes acquired other than as a result of market-making activities or other trading activities. Any broker-dealer who purchased Outstanding Notes from the Issuers to resell pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act must comply with the registration and prospectus delivery requirements under the Securities Act.

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

Upon the terms and subject to the conditions of the Exchange Offer, the undersigned hereby tenders to the Issuers the aggregate principal amount of the Outstanding Notes indicated above. Subject to, and effective upon, the acceptance for exchange of all or any portion of the Outstanding Notes tendered herewith in accordance with the terms and conditions of the Exchange Offer (including, if such Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), the undersigned hereby exchanges, assigns and transfers to, or upon the order of, the Issuers all right, title and interest in and to such Outstanding Notes as are being tendered herewith.

The undersigned hereby irrevocably constitutes and appoints the Exchange Agent as its true and lawful agent and attorney-in-fact of the undersigned (with full knowledge that the Exchange Agent also acts as the agent of the Issuers, in connection with the Exchange Offer) with respect to the tendered Outstanding Notes, with full power of substitution and resubstitution (such power of attorney being deemed an irrevocable power coupled with an interest) to (1) deliver certificates representing such Outstanding Notes, or transfer ownership of such Outstanding Notes on the account books maintained by the book-entry transfer facility specified by the holder(s) of the Outstanding Notes, together, in each such case, with all accompanying evidences of transfer and authenticity to, or upon the order of, the Issuers, (2) present and deliver such Outstanding Notes for transfer on the books of the Issuers and (3) receive all benefits or otherwise exercise all rights and incidents of beneficial ownership of such Outstanding Notes, all in accordance with the terms of the Exchange Offer.

The undersigned hereby represents and warrants that (a) the undersigned has full power and authority to tender, exchange, assign and transfer the Outstanding Notes tendered hereby, (b) when such tendered Outstanding Notes are accepted for exchange, the Issuers will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and (c) the Outstanding Notes tendered for exchange are not subject to any adverse claims or proxies when accepted by the Issuers. The undersigned hereby further represents that any Exchange Notes acquired in exchange for Outstanding Notes tendered hereby will have been acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the undersigned, that neither the holder of such Outstanding Notes nor any such other person is engaged in or intends to engage in, nor has an arrangement or understanding with any person to participate in, the distribution of such Exchange Notes, and that neither the holder of such Outstanding Notes nor any such other person is an “affiliate,” as such term is defined in Rule 405 under the Securities Act, of the Issuers or any Guarantor. If the undersigned is a person in the United Kingdom, the undersigned represents that its ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business.

The undersigned also acknowledges that this Exchange Offer is being made based on the Issuers’ understanding of an interpretation by the staff of the Securities and Exchange Commission (the “SEC”) as set forth in no-action letters issued to third parties, including Morgan Stanley & Co. Incorporated (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in the SEC’s letter to Shearman & Sterling, dated July 2, 1993, or similar no-action letters, that the Exchange Notes issued in exchange for the Outstanding Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by each holder thereof (other than a broker-dealer who acquires such Exchange Notes directly from the Issuers for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act or any such holder that is an “affiliate” of the Issuers or the Guarantors within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder’s business and such holder is not engaged in, and does not intend to engage in, a distribution of such Exchange Notes and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. If a holder of the Outstanding Notes is an affiliate of the Issuers or the Guarantors, is not acquiring the Exchange Notes in the ordinary course of its business, is engaged in or intends to engage in a distribution of the Exchange Notes or has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder (x) may not rely on the applicable interpretations of the staff of the SEC and (y) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. If the undersigned is a broker-dealer that will receive the Exchange Notes for its own account in exchange for the Outstanding Notes, it represents that the Outstanding Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities and acknowledges that it will deliver a prospectus in connection with any resale or transfer of such Exchange Notes; however, by so acknowledging and by delivering a prospectus, the undersigned will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The undersigned will, upon request, execute and deliver any additional documents deemed by the Issuers or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the tendered Outstanding Notes or transfer ownership of such Outstanding Notes on the account books maintained by the book-entry transfer facility. The undersigned further agrees that acceptance of any and all validly tendered Outstanding Notes by the Issuers and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Issuers of their obligations under the Registration Rights Agreement, dated as of March 14, 2017, among the Issuers, the guarantors party thereto, and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein, relating to the Outstanding Notes (the “Registration Rights Agreement”), and that the Issuers shall have no further obligations or liabilities thereunder except as provided in Section 7 (Indemnification and Contribution) of such agreement. The undersigned will comply with its obligations under the Registration Rights Agreement.

The Exchange Offer is subject to certain conditions as set forth in the Prospectus under the caption “The Exchange Offer—Conditions to the Exchange Offer.” The undersigned recognizes that as a result of these conditions (which may be waived, in whole or in part, by the Issuers), as more particularly set forth in the Prospectus, the Issuers may not be required to exchange any of the Outstanding Notes tendered hereby and, in such event, the Outstanding Notes not exchanged will be returned to the undersigned at the address shown above, promptly following the expiration or termination of the Exchange Offer. In addition, the Issuers may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth under “The Exchange Offer—Conditions to the Exchange Offer” occur.

All authority herein conferred or agreed to be conferred in this Letter of Transmittal shall survive the death or incapacity of the undersigned and every obligation of the undersigned hereunder shall be binding upon the successors, assigns, heirs, administrators, trustees in bankruptcy and legal representatives of the undersigned. Tendered Outstanding Notes may be withdrawn at any time prior to the Expiration Date in accordance with the procedures set forth in the terms of this Letter of Transmittal.

Unless otherwise indicated herein in the box entitled “Special Registration Instructions” below, please deliver the Exchange Notes (and, if applicable, substitute certificates representing the Outstanding Notes for any Outstanding Notes not exchanged) in the name of the undersigned or, in the case of a book-entry delivery of the Outstanding Notes, please credit the account indicated above. Similarly, unless otherwise indicated under the box entitled “Special Delivery Instructions” below, please send the Exchange Notes (and, if applicable, substitute certificates representing the Outstanding Notes for any Outstanding Notes not exchanged) to the undersigned at the address shown above in the box entitled “Description of Outstanding Notes Tendered Herewith.”

THE UNDERSIGNED, BY COMPLETING THE BOX 1 ENTITLED “DESCRIPTION OF OUTSTANDING NOTES TENDERED HEREWITH” ABOVE AND SIGNING THIS LETTER, WILL BE DEEMED TO HAVE TENDERED THE OUTSTANDING NOTES AS SET FORTH IN SUCH BOX.

Box 6

SPECIAL REGISTRATION INSTRUCTIONS

(See Instructions 4 and 5)

To be completed ONLY if certificates for the Outstanding Notes not tendered and/or certificates for the Exchange Notes are to be issued in the name of someone other than the registered holder(s) of the Outstanding Notes whose name(s) appear(s) above.

Issue:	☐	Outstanding Notes not tendered to:
	☐	Exchange Notes to:

Name(s):
(Please Print or Type)

Address:

(Include Zip Code)

Daytime Area Code and Telephone Number.

Taxpayer Identification or Social Security Number:

Box 7

SPECIAL DELIVERY INSTRUCTIONS

(See Instructions 4 and 5)

To be completed ONLY if certificates for the Outstanding Notes not tendered and/or certificates for the Exchange Notes are to be sent in the name of someone other than the registered holder(s) of the Outstanding Notes whose name(s) appear(s) above.

Issue:	☐	Outstanding Notes not tendered to:
	☐	Exchange Notes to:

Name(s):
(Please Print or Type)

Address:

(Include Zip Code)

Daytime Area Code and Telephone Number.

Taxpayer Identification or Social Security Number:

Box 8

TENDERING HOLDER(S) SIGN HERE

(Complete Internal Revenue Service (“IRS”) Form W-9 or applicable IRS Form W-8)

Must be signed by the registered holder(s) (which term, for the purposes described herein, shall include the book-entry transfer facility whose name appears on a security listing as the owner of the Outstanding Notes) of the Outstanding Notes exactly as their name(s) appear(s) on the Outstanding Notes hereby tendered or by any person(s) authorized to become the registered holder(s) by properly completed bond powers or endorsements and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth the full title of such person. See Instruction 4.

(Signature(s) of Holder(s))

Date:

Name(s):

(Please Type or Print)

Capacity (full title):

Address:

(Including Zip Code)

Daytime Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

GUARANTEE OF SIGNATURE(S)

(If Required—See Instruction 4)

Authorized Signature:

Date:

Name:

Title:

Name of Firm:

Address of Firm:

(Include Zip Code)

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

General

Please do not send certificates for Outstanding Notes directly to the Issuers. Your certificates for Outstanding Notes, together with your signed and completed Letter of Transmittal and any required supporting documents, should be mailed or otherwise delivered to the Exchange Agent at the address set forth on the first page hereof. The method of delivery of Outstanding Notes, this Letter of Transmittal and all other required documents is at your sole option and risk and the delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, registered mail with return receipt requested, properly insured, or overnight or hand delivery service is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

1.	Delivery of this Letter of Transmittal and Certificates; Guaranteed Delivery Procedures.

A holder of Outstanding Notes (which term, for the purposes described herein, shall include the book-entry transfer facility whose name appears on a security listing as the owner of the Outstanding Notes) may tender the same by (i) properly completing and signing this Letter of Transmittal or a facsimile hereof (all references in the Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates, if applicable, representing the Outstanding Notes being tendered and any required signature guarantees and any other documents required by this Letter of Transmittal, to the Exchange Agent at its address set forth above on or prior to the Expiration Date, (ii) complying with the procedure for book-entry transfer described below or (iii) complying with the guaranteed delivery procedures described below.

Holders who wish to tender their Outstanding Notes and (i) whose Outstanding Notes are not immediately available or (ii) who cannot deliver their Outstanding Notes, this Letter of Transmittal and all other required documents to the Exchange Agent on or prior to the Expiration Date or (iii) who cannot comply with the book-entry transfer procedures on a timely basis, must tender their Outstanding Notes pursuant to the guaranteed delivery procedure set forth in “The Exchange Offer—Guaranteed Delivery Procedures” in the Prospectus and by completing Box 3. Holders may tender their Outstanding Notes if: (i) the tender is made by or through an Eligible Guarantor Institution (as defined below); (ii) the Exchange Agent receives (by facsimile transmission, mail or hand delivery), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form provided with this Letter of Transmittal that (a) sets forth the name and address of the holder of Outstanding Notes, if applicable, the certificate number(s) of the Outstanding Notes to be tendered and the principal amount of Outstanding Notes tendered; (b) states that the tender is being made thereby; and (c) guarantees that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal, or a facsimile thereof, together with the Outstanding Notes or a book-entry confirmation, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Guarantor Institution with the Exchange Agent; or (iii) the Exchange Agent receives a properly completed and executed Letter of Transmittal, or facsimile thereof and the certificate(s) representing all tendered Outstanding Notes in proper form or a confirmation of book-entry transfer of the Outstanding Notes into the Exchange Agent’s account at the appropriate book-entry transfer facility and all other documents required by this Letter of Transmittal within three New York Stock Exchange trading days after the Expiration Date.

Any Holder who wishes to tender Outstanding Notes pursuant to the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery relating to such Outstanding Notes prior to the Expiration Date. Failure to complete the guaranteed delivery procedures outlined above will not, of itself, affect the validity or effect a revocation of any Letter of Transmittal form properly completed and executed by a holder who attempted to use the guaranteed delivery procedures.

No alternative, conditional, irregular or contingent tenders will be accepted. Each tendering holder, by execution of this Letter of Transmittal (or facsimile thereof), shall waive any right to receive notice of the acceptance of the Outstanding Notes for exchange.

2.	Partial Tenders; Withdrawals.

Tenders of Outstanding Notes will be accepted only in the principal amount of $2,000 and integral multiples of $1,000 in excess thereof. If less than the entire principal amount of Outstanding Notes evidenced by a submitted certificate is tendered, the tendering holder(s) must fill in the aggregate principal amount of Outstanding Notes tendered in the column entitled “Description of Outstanding Notes Tendered Herewith” in Box 1 above. A newly issued certificate for the Outstanding Notes submitted but not tendered will be sent to such holder promptly after the Expiration Date, unless otherwise provided in the appropriate box on this Letter of Transmittal. All Outstanding Notes delivered to the Exchange Agent will be deemed to have been tendered in full unless otherwise clearly indicated. Outstanding Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date, after which tenders of Outstanding Notes are irrevocable.

To be effective with respect to the tender of Outstanding Notes, a written notice of withdrawal (which may be by telegram, telex, facsimile or letter) must: (i) be received by the Exchange Agent at the address for the Exchange Agent set forth above before the Issuers notify the Exchange Agent that it has accepted the tender of Outstanding Notes pursuant to the Exchange Offer; (ii) specify the name of the person who tendered the Outstanding Notes to be withdrawn; (iii) identify the Outstanding Notes to be withdrawn (including the principal amount of such Outstanding Notes, or, if applicable, the certificate numbers shown on the particular certificates evidencing such Outstanding Notes and the principal amount of Outstanding Notes represented by such certificates); (iv) include a statement that such holder is withdrawing its election to have such Outstanding Notes exchanged; (v) specify the name in which any such Outstanding Notes are to be registered, if different from that of the withdrawing holder; and (vi) be signed by the holder in the same manner as the original signature on this Letter of Transmittal (including any required signature guarantee). The Exchange Agent will return the properly withdrawn Outstanding Notes promptly following receipt of notice of withdrawal. If Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Outstanding Notes or otherwise comply with the book-entry transfer facility’s procedures. All questions as to the validity, form and eligibility of notices of withdrawals, including time of receipt, will be determined by the Issuers, and such determination will be final and binding on all parties.

Any Outstanding Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Outstanding Notes which have been tendered for exchange but which are not accepted for exchange for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Outstanding Notes tendered by book-entry transfer into the Exchange Agent’s account at the book entry transfer facility pursuant to the book-entry transfer procedures described above, such Outstanding Notes will be credited to an account with such book-entry transfer facility specified by the holder) promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Outstanding Notes may be retendered by following one of the procedures described under the caption “The Exchange Offer—Procedures for Tendering Outstanding Notes” in the Prospectus at any time prior to the Expiration Date.

None of the Issuers, any affiliate or assigns of the Issuers, the Exchange Agent nor any other person will be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give such notification (even if such notice is given to other persons).

3.	Beneficial Owner Instructions.

Only a holder of Outstanding Notes (i.e., a person in whose name Outstanding Notes are registered on the books of the registrar or, or, in the case of Outstanding Notes held through book-entry, such book-entry transfer facility specified by the holder), or the legal representative or attorney-in-fact of a holder, may execute and deliver this Letter of Transmittal. Any beneficial owner of Outstanding Notes who wishes to accept the Exchange Offer must arrange promptly for the appropriate holder to execute and deliver this Letter of Transmittal on his or her behalf through the execution and delivery to the appropriate holder of the “Instructions to Registered Holder from Beneficial Owner” form accompanying this Letter of Transmittal.

4.	Signature on this Letter of Transmittal; Written Instruments and Endorsements; Guarantee of Signatures.

If this Letter of Transmittal is signed by the registered holder(s) (which term, for the purposes described herein, shall include the book-entry transfer facility whose name appears on a security listing as the owner of the Outstanding Notes) of the Outstanding Notes tendered hereby, the signature must correspond exactly with the name(s) as written on the face of the certificates (or on such security listing) without alteration, addition, enlargement or any change whatsoever.

If any of the Outstanding Notes tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

If a number of Outstanding Notes registered in different names are tendered, it will be necessary to complete, sign and submit as many separate copies of this Letter of Transmittal (or facsimiles thereof) as there are different registrations of Outstanding Notes.

When this Letter of Transmittal is signed by the registered holder(s) of Outstanding Notes (which term, for the purposes described herein, shall include the book-entry transfer facility whose name appears on a security listing as the owner of the Outstanding Notes) listed and tendered hereby, no endorsements of certificates or separate written instruments of transfer or exchange are required. If, however, this Letter of Transmittal is signed by a person other than the registered holder(s) of the Outstanding Notes listed or the Exchange Notes are to be issued, or any untendered Outstanding Notes are to be reissued, to a person other than the registered holder(s) of the Outstanding Notes, such Outstanding Notes must be endorsed or accompanied by separate written instruments of transfer or exchange in form satisfactory to the Issuers and duly executed by the registered holder, in each case signed exactly as the name or names of the registered holder(s) appear(s) on the Outstanding Notes and the signatures on such certificates must be guaranteed by an Eligible Guarantor Institution. If this Letter of Transmittal, any certificates or separate written instruments of transfer or exchange are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuers, submit proper evidence satisfactory to the Issuers, in their sole discretion, of such persons’ authority to so act.

Endorsements on certificates for the Outstanding Notes or signatures on bond powers required by this Instruction 4 must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (an “Eligible Guarantor Institution”).

Signatures on this Letter of Transmittal must be guaranteed by an Eligible Guarantor Institution, unless Outstanding Notes are tendered: (i) by a registered holder (which term, for the purposes described herein, shall include the book-entry transfer facility whose name appears on a security listing as the owner of the Outstanding Notes) who has not completed the box entitled “Special Registration Instructions” or “Special Delivery Instructions” on this Letter of Transmittal; or (ii) for the account of an Eligible Guarantor Institution.

5.	Special Registration and Delivery Instructions.

Tendering holders should indicate, in the applicable Box 6 or Box 7, the name and address in/to which the Exchange Notes and/or certificates for Outstanding Notes not exchanged are to be issued or sent, if different from the name(s) and address(es) of the person signing this Letter of Transmittal. In the case of issuance in a different name, the tax identification number or social security number of the person named must also be indicated. A holder tendering the Outstanding Notes by book-entry transfer may request that the Outstanding Notes not exchanged be credited to such account maintained at the book-entry transfer facility as such holder may designate. See Box 4.

If no such instructions are given, the Exchange Notes (and any Outstanding Notes not tendered or not accepted) will be issued in the name of and sent to the holder signing this Letter of Transmittal or deposited into such holder’s account at the applicable book-entry transfer facility.

6.	Transfer Taxes.

The Issuers shall pay all transfer taxes, if any, applicable to the transfer and exchange of the Outstanding Notes to them or their order pursuant to the Exchange Offer. If, however, the Exchange Notes are delivered to or issued in the name of a person other than the registered holder, or if a transfer tax is imposed for any reason other than the transfer and exchange of Outstanding Notes to the Issuers or their order pursuant to the Exchange Offer, the amount of any such transfer taxes (whether imposed on the registered holder or any other person) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted herewith the amount of such transfer taxes will be billed directly to such tendering holder.

Except as provided in this Instruction 6, it will not be necessary for transfer tax stamps to be affixed to the Outstanding Notes listed in this Letter of Transmittal.

7.	Waiver of Conditions.

The Issuers reserve the absolute right to waive, in whole or in part, any of the conditions to the Exchange Offer set forth in the Prospectus.

8.	Mutilated, Lost, Stolen or Destroyed Securities.

Any holder whose Outstanding Notes have been mutilated, lost, stolen or destroyed, should promptly contact the Exchange Agent at the address set forth on the first page hereof for further instructions. The holder will then be instructed as to the steps that must be taken in order to replace the certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen certificate(s) have been completed.

9.	No Conditional Tenders; No Notice of Irregularities.

No alternative, conditional, irregular or contingent tenders will be accepted. All tendering holders, by execution of this Letter of Transmittal, shall waive any right to receive notice of the acceptance of their Outstanding Notes for exchange. The Issuers reserve the right, in their reasonable judgment, to waive any defects, irregularities or conditions of tender as to particular Outstanding Notes. The Issuers’ interpretation of the terms and conditions of the Exchange Offer (including the instructions in this Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Outstanding Notes must be cured within such time as the Issuers shall determine. Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Outstanding Notes, none of the Issuers, the Exchange Agent or any other person is under any obligation to give such notice nor shall they incur any liability for failure to give such notification. Tenders of Outstanding Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Outstanding Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holder promptly following the Expiration Date.

10.	Requests for Assistance or Additional Copies.

Questions relating to the procedure for tendering, as well as requests for additional copies of the Prospectus and this Letter of Transmittal, may be directed to the Exchange Agent at the address and telephone number set forth on the first page hereof.

IMPORTANT: THIS LETTER OF TRANSMITTAL OR A FACSIMILE OR COPY THEREOF (TOGETHER WITH CERTIFICATES OF OUTSTANDING NOTES OR CONFIRMATION OF BOOK-ENTRY TRANSFER AND ALL OTHER REQUIRED DOCUMENTS) OR A NOTICE OF GUARANTEED DELIVERY MUST BE RECEIVED BY THE EXCHANGE AGENT ON OR PRIOR TO THE EXPIRATION DATE.

IMPORTANT TAX INFORMATION

Under U.S. federal income tax law, a tendering holder whose Outstanding Notes are accepted for exchange may be subject to backup withholding unless the holder provides the Exchange Agent with either (i) such holder’s correct taxpayer identification number (“TIN”) on IRS Form W-9, certifying (A) that the TIN provided on the IRS Form W-9 is correct (or such holder is awaiting a TIN), (B) that the holder of Outstanding Notes is not subject to backup withholding because (x) such holder of Outstanding Notes is exempt from backup withholding, (y) such holder of Outstanding Notes has not been notified by the IRS that he or she is subject to backup withholding as a result of a failure to report all interest or dividends or (z) the IRS has notified the holder of Outstanding Notes that he or she is no longer subject to backup withholding and (C) that the holder of Outstanding Notes is a U.S. person (including a U.S. resident alien); or (ii) an adequate basis for exemption from backup withholding. If such holder of Outstanding Notes is an individual, the TIN is such holder’s social security number. If the Exchange Agent is not provided with the correct TIN, the holder of Outstanding Notes may also be subject to certain penalties imposed by the IRS and any reportable payments that are made to such holder may be subject to backup withholding (see below).

Certain holders of Outstanding Notes (including, among others, generally all corporations and certain foreign holders) are not subject to these backup withholding and reporting requirements. However, to avoid erroneous backup withholding, exempt U.S. holders of Outstanding Notes should complete the IRS Form W-9. In order for a foreign holder to qualify as an exempt recipient, the holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that holder’s exempt status. An applicable IRS Form W-8 can be obtained from the Exchange Agent or at the IRS website at www.irs.gov. Holders are encouraged to consult their own tax advisors to determine whether they are exempt from these backup withholding and reporting requirements. See the instructions to IRS Form W-9 for additional information.

If backup withholding applies, the Exchange Agent is required to withhold 28% of any reportable payments made to the holder of Outstanding Notes or other payee. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS, provided the required information is furnished. The Exchange Agent cannot refund amounts withheld by reason of backup withholding.

Annex B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2016

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

(Exact name of registrant as specified in its charter)	Commission file number	State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)
Crestwood Equity Partners LP	001-34664	Delaware	43-1918951
Crestwood Midstream Partners LP	001-35377	Delaware	20-1647837

700 Louisiana Street, Suite 2550 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

(832) 519-2200

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Crestwood Equity Partners LP	Common Units representing limited partnership interests, listed on the New York Stock Exchange
Crestwood Midstream Partners LP	None

Securities registered pursuant to Section 12(g) of the Act:

Crestwood Equity Partners LP	None
Crestwood Midstream Partners LP	None

Indicate by check mark if registrant is a well-known seasoned issuer, as defined by Rule 405 of the Securities Act.

Crestwood Equity Partners LP	Yes ☒ No ☐
Crestwood Midstream Partners LP	Yes ☐ No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Act.

Crestwood Equity Partners LP	Yes ☐ No ☒
Crestwood Midstream Partners LP	Yes ☐ No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Crestwood Equity Partners LP	Yes ☒ No ☐
Crestwood Midstream Partners LP	Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate website, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Crestwood Equity Partners LP	Yes ☒ No ☐
Crestwood Midstream Partners LP	Yes ☒ No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.

Crestwood Equity Partners LP	☒
Crestwood Midstream Partners LP	☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Crestwood Equity Partners LP	Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Crestwood Midstream Partners LP	Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).

Crestwood Equity Partners LP	Yes ☐ No ☒
Crestwood Midstream Partners LP	Yes ☐ No ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant’s most recently completed second fiscal quarter (June 30, 2016).

Crestwood Equity Partners LP	$0.9 billion
Crestwood Midstream Partners LP	None

Indicate the number of shares outstanding of each of the registrant’s classes of common stock, as of the latest practicable date (February 10, 2017).

Crestwood Equity Partners LP	$27.20 per common unit	69,713,195
Crestwood Midstream Partners LP	None	None

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the following documents are incorporated by reference into the indicated parts of this report:

Crestwood Equity Partners LP	None
Crestwood Midstream Partners LP	None

Crestwood Midstream Partners LP, as a wholly-owned subsidiary of a reporting company, meets the conditions set forth in General Instruction (I)(1)(a) and (b) of Form 10-K and is therefore filing this report with the reduced disclosure format as permitted by such instruction.

CRESTWOOD EQUITY PARTNERS LP

FILING FORMAT

This Annual Report on Form 10-K is a combined report being filed by two separate registrants: Crestwood Equity Partners LP and Crestwood Midstream Partners LP. Crestwood Midstream Partners LP is a wholly-owned subsidiary of Crestwood Equity Partners LP. Information contained herein related to any individual registrant is filed by such registrant solely on its own behalf. Each registrant makes no representation as to information relating exclusively to the other registrant.

Item 15 of Part IV of this Annual Report includes separate financial statements (i.e., balance sheets, statements of operations, statement of comprehensive income, statements of partners’ capital and statements of cash flows, as applicable) for Crestwood Equity Partners LP and Crestwood Midstream Partners LP. The notes accompanying the financial statements are presented on a combined basis for each registrant. Management’s Discussion and Analysis of Financial Condition and Results of Operations included under Item 7 of Part II is presented for each registrant.

GLOSSARY

The terms below are common to our industry and used throughout this report.

/d	per day

AOD	Area of dedication, which means the acreage dedicated to a company by an oil and/or natural gas producer under one or more contracts.

ASC	Accounting Standards Codification.

Barrel (Bbl)	One barrel of petroleum products equal to 42 U.S. gallons.

Base gas	A quantity of natural gas held within the confines of the natural gas storage facility and used for pressure support and to maintain a minimum facility pressure. May consist of injected base gas or native base gas. Also known as cushion gas.

Bcf	One billion cubic feet of natural gas. A standard volume measure of natural gas products.

Cycle	A complete withdrawal and injection of working gas. Cycling refers to the process of completing one cycle.

EPA	Environmental Protection Agency.

FASB	Financial Accounting Standards Board.

FERC	Federal Energy Regulatory Commission.

Firm service	Services pursuant to which customers receive an assured or firm right to (i) in the context of storage service, store product in the storage facility or (ii) in the context of transportation service, transport product through a pipeline, over a defined period of time.

GAAP	Generally Accepted Accounting Principles.

Gas storage capacity	The maximum volume of natural gas that can be cost-effectively injected into a storage facility and extracted during the normal operation of the storage facility. Gas storage capacity excludes base gas.

HP	Horsepower.

Hub	Geographic location of a storage facility and multiple pipeline interconnections.

Hub services	With respect to our natural gas storage and transportation operations, the following services: (i) interruptible storage services, (ii) firm and interruptible park and loan services, (iii) interruptible wheeling services, and (iv) balancing services.

Injection rate	The rate at which a customer is permitted to inject natural gas into a natural gas storage facility.

Interruptible service	Services pursuant to which customers receive only limited assurances regarding the availability of (i) with respect to storage services, capacity and deliverability in storage facilities or (ii) with respect to transportation services, capacity and deliverability from receipt points to delivery points. Customers pay fees for interruptible services based on their actual utilization of the storage or transportation assets.

MMBbl	One million barrels.

MMcf	One million cubic feet of natural gas.

Natural gas	A gaseous mixture of hydrocarbon compounds, primarily methane together with varying quantities of ethane, propane, butane and other gases.

Natural Gas Act	Federal law enacted in 1938 that established the FERC’s authority to regulate interstate pipelines.

Natural gas liquids (NGLs)	Those hydrocarbons in natural gas that are separated from the natural gas as liquids through the process of absorption, condensation, adsorption or other methods in natural gas processing or cycling plants. NGLs include natural gas plant liquids (primarily ethane, propane, butane and isobutane) and lease condensate (primarily pentanes produced from natural gas at lease separators and field facilities).

NYPSC	New York State Public Service Commission.

NYSE	New York Stock Exchange.

Salt cavern	A man-made cavern developed in a salt dome or salt beds by leaching or mining of the salt.

SEC	Securities and Exchange Commission.

Wheeling	The transportation of natural gas from one pipeline to another pipeline through the pipeline facilities of a natural gas storage facility. The gas does not flow into or out of actual storage, but merely uses the surface facilities of the storage operation.

Withdrawal rate	The rate at which a customer is permitted to withdraw gas from a natural gas storage facility.

Working gas	Natural gas in a storage facility in excess of base gas. Working gas may or may not be completely withdrawn during any particular withdrawal season.

Working gas storage capacity	See gas storage capacity (above).

PART I

Item 1. Business

Unless the context requires otherwise, references to (i) “we,” “us,” “our,” “ours,” “our company,” the “Company,” the “Partnership,” “Crestwood Equity,” “CEQP,” and similar terms refer to either Crestwood Equity Partners LP itself or Crestwood Equity Partners LP and its consolidated subsidiaries, as the context requires, (ii) “Crestwood Midstream” and “CMLP” refers to Crestwood Midstream Partners LP and its consolidated subsidiaries following the Crestwood Merger (defined below), (iii) “Legacy Inergy” refers to Inergy, L.P. and its consolidated subsidiaries prior to the Crestwood Merger, (iii) “Inergy Midstream” refers to Inergy Midstream, L.P. and its consolidated subsidiaries prior to the Crestwood Merger, and (iv) “Legacy Crestwood” refers to Crestwood Midstream Partners LP and its consolidated subsidiaries prior to the Crestwood Merger. Unless otherwise indicated, information contained herein is reported as of December 31, 2016.

Introduction

Crestwood Equity, a Delaware limited partnership formed in March 2001, is a master limited partnership (MLP) that develops, acquires, owns or controls, and operates primarily fee-based assets and operations within the energy midstream sector. Headquartered in Houston, Texas, we provide broad-ranging infrastructure solutions across the value chain to service premier liquids-rich natural gas and crude oil shale plays across the United States. We own and operate a diversified portfolio of crude oil and natural gas gathering, processing, storage and transportation assets that connect fundamental energy supply with energy demand across North America. Crestwood Equity’s common units representing limited partner interests are listed on the NYSE under the symbol “CEQP.”

Crestwood Equity is a holding company. All of our consolidated operating assets are owned by or through our wholly-owned subsidiary, Crestwood Midstream, a Delaware limited partnership. Our consolidated operating assets primarily include:

•	natural gas facilities with approximately 2.5 Bcf/d of gathering capacity and 516 MMcf/d of processing capacity;

•	NGL facilities with approximately 20,000 Bbls/d of fractionation capacity and 2.8 MMBbls of storage capacity, as well as our portfolio of transportation assets (consisting of truck and rail terminals, truck/trailer units and rail cars) capable of transporting more than 294,000 Bbls/d of NGLs; and

•	crude oil facilities with approximately 125,000 Bbls/d of gathering capacity, 1.5 MMBbls of storage capacity, 48,000 Bbls/d of transportation capacity and 160,000 Bbls/d of rail loading capacity.

In addition, through our equity investments in joint ventures, we have ownership interests in:

•	natural gas facilities with approximately 0.1 Bcf/d of gathering capacity, 120 MMcf/d of processing capacity, 79.3 Bcf of certificated working storage capacity, and 1.4 Bcf/d of transportation capacity; and

•	crude oil facilities with approximately 20,000 Bbls/d of rail loading capacity and 380,000 Bbls of working storage capacity.

Our primary business objective is to maximize the value of Crestwood for our unitholders.

Ownership Structure

The diagram below reflects a simplified version of our ownership structure as of December 31, 2016:

Crestwood Holdings Partners, LLC (Delaware)
FR Crestwood Management Co-Investment LLC (Delaware)
Crestwood Holdings LLC (Delaware)
99% LP
100%GP
100%
Crestwood Marcellus Holdings LLC (Delaware)
Crestwood Holdings LP (Delaware)
1% LP
Crestwood Gas Services Holdings LLC (Delaware)
Crestwood Equity GP LLC (Delaware)
9,985,462 Common
438,789 Subordinated LP
Non-Economic GP Interest
Preferred Units
Public and Insiders
51,591,041
66,533,415
Crestwood Equity Partners LP NYSE: CEQP (Delaware)
7,484,449 Common Units
100%
IPCH Acquisition Corp. (Delaware) 84,742 Class A Units
99.5%
Crestwood Midstream GP LLC (Delaware)
99.9%LP
CEQP Finance Corp. (Delaware)
0.5% - Preferred Interest
Crestwood Partners LLC (Delaware) 401,984 Class A Units
100%
Non-Economic GP Interest
Crestwood Gas Services GP LLC (Delaware)
0.1% LP
Crestwood Midstream Partners LP (Delaware)
Operating Subsidiaries
Crestwood Midstream Finance Corp. (Delaware)

Crestwood Equity. Crestwood Equity GP LLC, which is indirectly owned by Crestwood Holdings LLC (Crestwood Holdings), owns our non-economic general partnership interest. Crestwood Holdings, which is substantially owned and controlled by First Reserve Management, L.P. (First Reserve), also owns approximately 25% of Crestwood Equity’s common units and all of its subordinated units as of December 31, 2016.

Crestwood Midstream. Crestwood Equity owns a 99.9% limited partnership interest in Crestwood Midstream and Crestwood Gas Services GP LLC (CGS GP), a wholly-owned subsidiary of Crestwood Equity, owns a 0.1% limited partnership interest in Crestwood Midstream. Crestwood Midstream GP LLC, a wholly-owned subsidiary of Crestwood Equity, owns the non-economic general partnership interest of Crestwood Midstream.

Simplification Merger (2015). On September 30, 2015, Crestwood Midstream merged with a wholly-owned subsidiary of Crestwood Equity, with Crestwood Midstream surviving as a wholly-owned subsidiary of Crestwood Equity (the Simplification Merger). Prior to the Simplification Merger, Crestwood Equity indirectly owned a non-economic general partnership interest in Crestwood Midstream and 100% of its incentive distribution rights (IDRs), which entitled Crestwood Equity to receive 50% of all distributions paid to Crestwood Midstream’s common unit holders in excess of its initial quarterly distribution of $0.37 per common unit. Crestwood Midstream’s common units were also listed on the NYSE under the listing symbol “CMLP”. Upon becoming a wholly-owned subsidiary of Crestwood Equity as a result of the Simplification Merger, Crestwood Midstream’s IDRs were eliminated and its common units ceased to be listed on the NYSE.

Prior to the Simplification Merger, Crestwood Midstream owned all of our operating assets other than the assets comprising our NGL marketing business. Crestwood Operations LLC (Crestwood Operations), a wholly-owned subsidiary of Crestwood Equity, owned and operated the assets comprising our NGL marketing business, consisting mainly of our West Coast NGL assets, our Seymour NGL storage facility, and our NGL transportation terminals and fleet. Upon the closing of the Simplification Merger, Crestwood Equity contributed 100% of its interests in Crestwood Operations to Crestwood Midstream. As a result of this contribution, all of the Company’s assets are owned by or through Crestwood Midstream. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 2 for a further discussion of the Simplification Merger.

Our Assets

Our financial statements reflect three operating and reporting segments: (i) gathering and processing (G&P) operations; (ii) storage and transportation (S&T) operations; and (iii) marketing, supply and logistics (MS&L) operations. Below is a description of our operating and reporting segments.

Gathering and Processing

Our G&P operations provide gathering and transportation services (natural gas, crude oil and produced water) and processing, treating and compression services (natural gas) to producers in unconventional shale plays and tight-gas plays in North Dakota, West Virginia, Texas, New Mexico, Wyoming and Arkansas. This segment primarily includes (i) our crude oil, gas and produced water gathering systems in the Bakken Shale play; (ii) our rich gas gathering systems and processing plants in the Marcellus, Barnett, Delaware Permian and Powder River Basin (PRB) Niobrara Shale plays; and (iii) our dry gas gathering systems in the Barnett and Fayetteville Shale plays.

The table below summarizes certain information about our G&P systems (including our equity investments) as of December 31, 2016:

Shale Play (State)	Counties / Parishes	Pipeline (Miles)		Gathering Capacity	2016 Average Gathering Volumes	Compression (HP)	Number of In-Service Processing Plants	Processing Capacity (MMcf/d)	Gross Acreage Dedication
Bakken North Dakota	McKenzie and Dunn	590	(1)	100 MMcf/d - natural gas gathering 125 MBbls/d - crude oil gathering 40 MBbls/d - water gathering	43 MMcf/d - natural gas gathering 62 MBbls/d - crude oil gathering 28 MBbls/d - water gathering	18,000	—	—	150,000
Marcellus West Virginia	Harrison, Barbour and Doddridge	80		875 MMcf/d	407 MMcf/d	138,080	—	—	140,000
Barnett Texas	Hood, Somervell, Tarrant, and Denton	507		925 MMcf/d	311 MMcf/d	153,465	1	425	140,000
Fayetteville Arkansas	Conway, Faulkner, Van Buren, and White	173		510 MMcf/d	56 MMcf/d	18,670	—	—	143,000
Permian New Mexico	Eddy	87		58 MMcf/d	38 MMcf/d	13,830	1	55	107,000
Granite Wash Texas	Roberts	36		36 MMcf/d	18 MMcf/d	11,413	1	36	22,000
PRB Niobrara (2) Wyoming	Converse	211		140 MMcf/d	60 MMcf/d	50,895	1	120	388,000

(1)	Consists of 215 miles of natural gas gathering pipeline, 194 miles of crude oil gathering pipeline, and 181 miles of produced water gathering pipeline.
(2)	Our PRB Niobrara assets are owned by Jackalope Gas Gathering Services, L.L.C. (Jackalope), our 50% equity method investment.

We generate G&P revenues predominantly under fee-based contracts, which minimizes our commodity price exposure and provides less volatile operating performance and cash flows. Our principal G&P systems are described below.

Bakken

Our Arrow system gathers crude oil, rich gas and produced water from wells operating on the Fort Berthold Indian Reservation in the core of the Bakken Shale in McKenzie and Dunn Counties, North Dakota. Located approximately 60 miles southeast of the COLT Hub, the Arrow system connects to our COLT Hub through the Hiland and Tesoro crude oil pipeline systems. The Arrow system includes approximately 590 miles of gathering lines, a 23-acre central delivery point with 266,000 Bbls of crude oil working storage capacity and multiple pipeline take-away outlets, and salt water disposal wells. Our operations are anchored by long-term gathering contracts with producers who have dedicated over 150,000 acres to the Arrow system, and our underlying contracts largely provide for fixed-fee gathering services with annual escalators for crude oil, natural gas and produced water gathering services.

Marcellus

We own and operate natural gas gathering and compression systems in Harrison, Doddridge and Barbour Counties, West Virginia. These systems consist of 80 miles of low pressure gathering lines and ten compression and dehydrations stations with 138,080 horsepower. Through these systems, we provide midstream services, primarily to Antero Resources Appalachian Corporation (Antero), under long-term, fixed-fee contracts across two operating areas: our eastern area of operation (East AOD), where we are the exclusive gatherer, and our western area of operation (Western Area), where we provide compression services.

In the East AOD, we provide gathering, dehydration and compression services, on a fixed-fee basis, to Antero on approximately 140,000 gross acres dedicated pursuant to a 20-year gathering and compression agreement. Under the gathering agreement, Antero provides for an annual minimum volume commitment of 450 MMcf/d in 2017 and 2018. We gather and ultimately redeliver Antero’s production to MarkWest’s Sherwood gas processing plant and various regional pipeline systems.

In the Western Area, we provide compression and dehydration services, on a fixed-fee basis, to Antero’s gathering facilities predominantly with our West Union and Victoria compressor stations, each with a maximum capacity of 120 MMcf/d. The agreement runs through 2021, subject to Antero’s right to extend the contract term for an additional three years, and provides for a minimum volume commitment of approximately 50% of the throughput capacity of each compressor station.

Barnett

We own and operate three systems in the Barnett Shale, including the Cowtown, Lake Arlington and the Alliance systems.

Our Cowtown system, which is located principally in the southern portion of the Fort Worth Basin, consists of (i) pipelines that gather rich gas produced by customers and deliver the volumes to our plants for processing, (ii) the Cowtown plant, which includes two natural gas processing units that extract NGLs from the natural gas stream and deliver customers’ residue gas and extracted NGLs to unaffiliated pipelines for sale downstream, and (iii) the Corvette plant, which extracts NGLs from the natural gas stream and delivers customers’ residue gas and extracted NGLs to unaffiliated pipelines for sale downstream. For the year ended December 31, 2016, our plants had a total average throughput of 112 MMcf/d of natural gas with an average NGL recovery of 8,840 Bbls/d. In June 2015, we diverted processing volumes from the Corvette plant to the Cowtown plant but we continue to use the compression facilities at the Corvette plant. In March 2016, we completed the construction of our West Johnson County compressor station that allows us to provide lower field pressure on the Johnson County side of the system while increasing gas that flows to the Cowtown plant.

Our Lake Arlington system, which is located in eastern Tarrant County, Texas, consists of a dry gas gathering system and related dehydration and compression facilities. Our Alliance system, which is located in northern Tarrant and southern Denton Counties, Texas, consists of a dry gas gathering system and a related dehydration, compression and amine treating facility.

Fayetteville

We own and operate five systems in the Fayetteville Shale, including the Twin Groves, Prairie Creek, Woolly Hollow, Wilson Creek, and Rose Bud systems. Our Twin Groves, Prairie Creek, and Woolly Hollow systems (Conway and Faulkner Counties) consist of three gas gathering, compression, dehydration and treating facilities. Our Wilson Creek system (Van Buren County) consists of a gas gathering system and related dehydration and compression facilities. Our Rose Bud system (White Country) consists of a gas gathering system. All of our systems gather natural gas produced by customers and deliver customers’ gas to unaffiliated pipelines for sale downstream.

Delaware Permian

We own and operate gas gathering and processing systems in the fast growing Delaware Permian region. Our systems, located in Eddy County, New Mexico, consist of two dry gas gathering systems (Las Animas systems) and one rich gas gathering system and processing plant (Willow Lake system). In July 2014, we expanded our Willow Lake system to include a 20 MMcf/d processing plant, which was anchored by a 10-year fixed-fee agreement with Concho Resources Inc. (Concho). In January 2016, we expanded the Willow Lake processing plant to 55 MMcf/d, which was supported by a seven year contract extension with Mewbourne Oil Co. (Mewbourne).

Equity Investments

Delaware Permian

In September 2016, Crestwood Permian Basin Holdings LLC (Crestwood Permian) entered into a long-term agreement with SWEPI LP (SWEPI), a subsidiary of Royal Dutch Shell plc, to construct, own and operate a natural gas gathering system in SWEPI’s operated position in the Delaware Permian. SWEPI has dedicated to Crestwood Permian approximately 100,000 acres and gathering rights for SWEPI’s gas production across a large acreage position in Loving, Reeves and Ward Counties, Texas. The initial gathering system (the Nautilus gathering system) is designed for gas production of approximately 250 MMcf/d and will include 194 miles of low pressure gathering lines, 36 miles of high pressure trunklines, and centralized compression facilities which are expandable over time as production increases. Crestwood Permian will provide gathering, dehydration, compression and liquids handling services on a fixed-fee basis. In conjunction with this growth project, we granted to SWEPI an option to purchase up to a 50% equity interest in Crestwood Permian’s wholly-owned subsidiary, Crestwood Permian Basin LLC, that will own the Nautilus gathering system being constructed for SWEPI. The purchase option expires on September 1, 2017. The targeted initial in-service date of this natural gas gathering system is on or before July 1, 2017.

In October 2016, Crestwood Infrastructure Holdings LLC, our wholly-owned subsidiary, and an affiliate of First Reserve formed the Crestwood Permian joint venture to fund and own the Nautilus gathering system and other potential operations in the Delaware Permian. As part of this transaction, we transferred to the joint venture 100% of the equity interest of Crestwood Permian Basin LLC which will construct and own the Nautilus gathering system. We manage the joint venture and account for our 50% ownership interest in Crestwood Permian under the equity method of accounting.

Under the joint venture, First Reserve will fund up to $37.5 million of the capital requirements during the early-stage build-out of the gathering system, after which we will fund the next $37.5 million, and then both parties will fund the remaining capital requirements on a pro rata basis. First Reserve’s total financial commitment to the joint venture is $250 million. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6 for a further discussion of our investment in Crestwood Permian.

PRB Niobrara

Our G&P segment includes our 50% equity interest in the Jackalope joint venture with Williams Partners LP (Williams), which we account for under the equity method of accounting. The joint venture, operated by Williams, owns the Jackalope gas gathering system, which serves a 388,000 gross acre dedication operated by Chesapeake Energy Corporation (Chesapeake) in Converse County, Wyoming. The Jackalope system consists of approximately 211 miles of gathering pipelines, 50,895 horsepower of compression and the 120 MMcf/d Bucking Horse processing plant, which was placed into service in January 2015. The system connects to 88 well pads and is supported by a 20-year gathering and processing agreement with Chesapeake. Prior to January 1, 2017, Jackalope received cost-of-service based fees with annual redeterminations sufficient to provide Jackalope a fixed return on all capital invested to build out and expand the system over the life of the contract. Effective January 1, 2017, Jackalope and Chesapeake replaced the cost-of-service based contract with a new 20-year fixed-fee gathering and processing contract that includes minimum revenue guarantees for a five to seven year period. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6 for a further discussion of our investment in Jackalope.

The table below summarizes certain contract information of our G&P operations (including our equity investments) as of December 31, 2016:

Shale Play	Type of Services	Type of Contracts(1)	Gross Acreage Dedication	Major Customers	Weighted Average Remaining Contract Terms (in years)
Bakken	Gathering - crude oil, natural gas and water	Mixed	150,000	WPX, Whiting Petroleum, Halcon Resources Corporation, XTO Energy, QEP Resources, Inc., Enerplus	6
Marcellus	Gathering	Fixed-fee	140,000	Antero	15
	Compression	Fixed-fee	—	Antero	3
Barnett	Gathering	Mixed	140,000	BlueStone(2), Devon Energy, Tokyo Gas America Ltd. (Tokyo Gas)	8
	Processing	Mixed	—	BlueStone(2), Devon Energy, Tokyo Gas	10
	Compression	Mixed	—	BlueStone(2), Devon Energy, Tokyo Gas	8
Fayetteville	Gathering	Fixed-fee	143,000	BHP Billiton Petroleum (BHP)	8
	Treating	Fixed-fee	—	BHP	8
Permian	Gathering	Fixed-fee	107,000	Mewbourne, Matador Resources Company (Matador), Concho	5
	Processing	Mixed	—	Mewbourne, Matador	5
Granite Wash	Gathering	Fixed-fee	22,000	Sabine Oil and Gas	8
	Processing	Mixed	—	Sabine Oil and Gas	8
PRB Niobrara	Gathering	Fixed-fee cost-of-service(3)	388,000	Chesapeake	15
	Processing	Fixed-fee cost-of-service(3)	—	Chesapeake	15

(1)	Fixed-fee contracts represent contracts in which our customers agree to pay a flat rate based on the amount of gas delivered. Mixed contracts include percent-of-proceeds and fixed-fee arrangements.
(2)	In March 2015, Quicksilver Resources Inc. (Quicksilver) filed for bankruptcy protection. In April 2016, BlueStone Natural Resources II (BlueStone) acquired from Quicksilver its Barnett production assets and we entered into new 10-year gathering and processing agreements with BlueStone. Eni SpA and Tokyo Gas own approximately 27.5% and 25%, respectively, of BlueStone’s Barnett assets. See Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Our Company.”
(3)	Effective January 1, 2017, Jackalope and Chesapeake replaced the cost-of-service based contract with a new 20-year fixed fee gathering and processing contract that includes minimum revenue guarantees for a five to seven year period.

Storage and Transportation

Our storage and transportation segment includes our COLT Hub, one of the largest crude-by-rail terminals serving Bakken crude oil production, and our equity investments in three joint ventures that own five high-performance natural gas storage facilities with an aggregate certificated working gas storage capacity of approximately 79.3 Bcf, three natural gas pipeline systems with an aggregate firm transportation capacity of 1.4 Bcf/d, and crude oil facilities with approximately 380,000 Bbls of crude oil working storage capacity and 20,000 Bbls/d of rail loading capacity.

COLT Hub

The COLT Hub consists of our integrated crude oil loading, storage and pipeline terminal located in the heart of the Bakken and Three Forks Shale oil-producing areas in Williams County, North Dakota. It has approximately 1.2 MMBbls of total crude oil storage capacity and is capable of loading up to 160,000 Bbls/d. Customers can source crude oil for rail loading through interconnected gathering systems, a twelve-bay truck unloading rack and the COLT Connector, a 21-mile 10-inch bi-directional proprietary pipeline that connects the COLT terminal to our storage tank at Dry Fork (Beaver Lodge/Ramberg junction). The COLT Hub is connected to the Meadowlark Midstream Company, LLC and Hiland Partners, LP (Hiland) crude oil gathering systems and the Dakota Access Pipeline (DAPL) interstate pipeline system at the COLT terminal, and the Enbridge Energy Partners, L.P. and Tesoro Corporation (Tesoro) interstate pipeline systems at Dry Fork. The gathering systems connected to the COLT Hub can deliver approximately 350,000 Bbls/d of crude oil to our terminal.

Equity Investments

Below is a description of the S&T assets owned by our joint ventures.

Northeast Storage Facilities. Our storage and transportation segment includes our 50% equity interest in Stagecoach Gas Services LLC (Stagecoach Gas), which we account for under the equity method of accounting. On June 3, 2016, our wholly-owned subsidiary, Crestwood Pipeline and Storage Northeast LLC (Crestwood Northeast) and Con Edison Gas Pipeline and Storage Northeast, LLC (CEGP), a wholly-owned subsidiary of Consolidated Edison, Inc. (Consolidated Edison), formed Stagecoach Gas to own and further develop our natural gas natural gas storage and transportation business located in the Northeast (the NE S&T assets). During 2016, we contributed to the joint venture the entities owning the NE S&T assets, CEGP contributed to the joint venture $975 million in exchange for a 50% equity interest in Stagecoach Gas, and Stagecoach Gas distributed to us the net cash proceeds received from CEGP. We manage the joint venture’s operations under a long-term management agreement. We deconsolidated the NE S&T assets as a result of the contribution of these assets to Stagecoach Gas as described above. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6 for a further discussion of our investment in Stagecoach Gas.

The Stagecoach Gas joint venture owns and operates four natural gas storage facilities located in New York and Pennsylvania. The facilities are located near major shale plays and demand markets, have low maintenance costs and long useful lives. They have comparatively high cycling capabilities, and their interconnectivity with interstate pipelines offers significant flexibility to customers. These natural gas storage facilities, each of which generates fee-based revenues and was fully contracted as of December 31, 2016, include:

•	Stagecoach—a FERC certificated 26.2 Bcf multi-cycle, depleted reservoir storage facility owned and operated by a subsidiary of Stagecoach Gas. A 21-mile, 30-inch diameter south pipeline lateral connects the storage facility to Tennessee Gas Pipeline Company, LLC’s (TGP) 300 Line, and a 10-mile, 20-inch diameter north pipeline lateral connects to Millennium Pipeline Company’s (Millennium) system.

•	Thomas Corners—a FERC-certificated 7.0 Bcf multi-cycle, depleted reservoir storage facility owned and operated by a subsidiary of Stagecoach Gas. An 8-mile, 12-inch diameter pipeline lateral connects the storage facility to TGP’s 200 Line, and an 8-mile, 8-inch diameter pipeline lateral connects to Millennium. Thomas Corners is also connected to Dominion Transmission Inc.’s (Dominion) system through the Steuben facility discussed below.

•	Seneca Lake—a FERC-certificated 1.5 Bcf multi-cycle, bedded salt storage facility owned and operated by a subsidiary of Stagecoach Gas. A 20-mile, 16-inch diameter pipeline lateral connects the storage facility to the Millennium and Dominion systems.

•	Steuben—a FERC-certificated 6.2 Bcf single-cycle, depleted reservoir storage facility owned and operated by a subsidiary of Stagecoach Gas. A 15-mile, 12-inch diameter pipeline lateral connects the storage facility to the

Dominion system, and a 6-inch diameter pipeline measuring less than one mile connects the Steuben and Thomas Corners storage facilities.

Tres Palacios Storage Facility. Our storage and transportation segment includes our 50.01% equity interest in Tres Palacios Holdings LLC (Tres Holdings), which we account for under the equity method of accounting. In December 2014, Crestwood Equity sold 100% of its membership interest in Tres Palacios Gas Storage LLC (Tres Palacios), which owns a FERC-certificated 38.4 Bcf multi-cycle salt dome natural gas storage facility located in Texas, to Tres Holdings. Crestwood Midstream and Brookfield Infrastructure Group (Brookfield) formed Tres Holdings to acquire, own and operate Tres Palacios, and each joint venture member paid approximately $66.4 million of cash to Crestwood Equity for Tres Palacios. Brookfield owns the remaining 49.99% interest in Tres Palacios. We manage the joint venture’s operations under a long-term management agreement.

The Tres Palacios natural gas storage facility’s 63-mile, dual 24-inch diameter header system (including a 52-mile north pipeline lateral and an approximate 11-mile south pipeline lateral) interconnects with 11 pipeline systems and can receive residue gas from the tailgate of Kinder Morgan Inc.’s Houston Central processing plant. The certificated maximum injection rate of the Tres Palacios storage facility is 1,000 MMcf/d and the certificated maximum withdrawal rate is 2,500 MMcf/d. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6 for a further discussion of our ownership interest in Tres Palacios.

The following provides additional information about the natural gas storage facilities of our storage and transportation equity investments as of December 31, 2016:

Storage Facility / Location	Certificated Working Gas Storage Capacity (Bcf)		Certificated Maximum Injection Rate (MMcf/d)	Certificated Maximum Withdrawal Rate (MMcf/d)	Pipeline Connections
Stagecoach Tioga County, NY; Bradford County, PA	26.2		250	500	TGP’s 300 Line; Millennium; Transco’s Leidy Line(1)
Thomas Corners Steuben County, NY	7.0		70	140	TGP’s 200 Line; Millennium; Dominion
Seneca Lake Schuyler County, NY	1.5	(2)	73	145	Dominion; Millennium
Steuben Steuben County, NY	6.2		30	60	TGP’s 200 Line; Millennium; Dominion

Northeast Storage Total	40.9		423	845
Tres Palacios	38.4		1,000	2,500	Multiple(3)

Total	79.3		1,423	3,345

(1)	Stagecoach is connected to Transcontinental Gas Pipe Line Corporation’s (Transco) Leidy Line through the MARC I Pipeline.
(2)	Stagecoach Gas has been authorized by the FERC to expand the facility’s working gas storage capacity to 2 Bcf.
(3)	Tres Palacios is interconnected to Florida Gas Transmission Company, LLC, Kinder Morgan Tejas Pipeline, L.P., Houston Pipe Line Company, Central Texas Gathering System, Natural Gas Pipeline Company of America, Transco, TGP, Gulf South Pipeline, Valero Natural Gas Pipeline Company, Channel Pipeline Company, and Texas Eastern Transmission, L.P.

Transportation Facilities. Stagecoach Gas owns three natural gas pipeline systems located in New York and Pennsylvania. These natural gas transportation facilities include:

•	North-South Facilities—include compression and appurtenant facilities installed to expand transportation capacity on the Stagecoach north and south pipeline laterals. The bi-directional interstate facilities provide more than 528 MMcf/d of firm interstate transportation capacity to shippers. The North-South Facilities generate fee-based revenues under a negotiated rate structure authorized by the FERC.

•	MARC I Pipeline—a 39-mile, 30-inch diameter interstate natural gas pipeline that connects the North-South Facilities and TGP’s 300 Line in Bradford County, Pennsylvania, with Transco’s Leidy Line in Lycoming County, Pennsylvania. The bi-directional pipeline provides more than 855 MMcf/d of firm interstate transportation capacity to shippers. The MARC I Pipeline generates fee-based revenues under a negotiated rate structure authorized by the FERC.

•	East Pipeline—a 37.5 mile, 12-inch diameter intrastate natural gas pipeline located in New York, which transports 30 MMcf/d of natural gas from Dominion to the Binghamton, New York city gate. The pipeline runs within three miles of the North-South Facilities’ point of interconnection with Millennium. The East Pipeline generates fee-based revenues under a negotiated rate structure authorized by the NYPSC.

Rail Loading Facility. Crestwood Crude Logistics LLC, our wholly-owned subsidiary, has a 50.01% equity interest in Powder River Basin Industrial Complex, LLC (PRBIC), which owns an integrated crude oil loading, storage and pipeline terminal located in Douglas County, Wyoming. PRBIC provides a market for crude oil production from the PRB Niobrara. The joint venture, which is operated by our joint venture partner, Twin Eagle Resource Management, LLC (Twin Eagle), sources crude oil production from Chesapeake and other PRB Niobrara producers. PRBIC includes 20,000 Bbls/d of rail loading capacity and 380,000 Bbls of crude oil working storage capacity. PRBIC expanded its pipeline terminal to include connections to Kinder Morgan’s HH Pipeline system in July 2015 and Plains All American Pipeline’s Rocky Mountain Pipeline system in March 2016. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6 for a further discussion of our investment in PRBIC.

The table below summarizes certain contract information associated with the COLT Hub and the assets of our storage and transportation equity investments as of December 31, 2016:

Facility	Type of Services	Type of Contracts(1)(2)	Contract Volumes	Major Customers	Weighted Average Remaining Contract Terms (in years)
COLT	Rail Loading and Transportation	Mixed	54 MBbl/d	U.S. Oil, BP, Sunoco Logistics	2
NE S&T Joint Venture:
North-South Facilities	Transportation	Firm	528 MMcf/d	Southwestern Energy, Consolidated Edison, Anadarko Energy Services Company (Anadarko)	3
MARC I Pipeline	Transportation	Firm	855 MMcf/d	Chesapeake, Anadarko, Chief Oil and Gas	4
East Pipeline	Transportation	Firm	30 MMcf/d	NY State Electric & Gas Corp	4
Stagecoach	Storage	Firm	22.4 Bcf	Consolidated Edison, Merrill Lynch, New Jersey Natural Gas, Repsol Energy North America Corporation (Repsol), Sequent Energy Management	3
Thomas Corners	Storage	Firm	5.7 Bcf	Repsol, Tenaska Gas Storage, LLC	1
Seneca Lake	Storage	Firm	1.5 Bcf	Dominion, NY State Electric & Gas Corp, DTE Energy Trading	2
Steuben	Storage	Firm	6.2 Bcf	PSEG Energy Resources & Trade LLC, Repsol, Pivotal Utility Holdings	1
Tres Palacios Joint Venture	Storage	Firm	30.4 Bcf	Brookfield, Anadarko, Exelon, Merrill Lynch Commodities Inc, NJR Energy, Repsol	2
PRBIC Joint Venture	Rail Loading	Fixed-fee	10 MBbl/d	Chesapeake	2

(1)	Firm contracts represent take-or-pay contracts whereby our customers agree to pay for a specified amount of storage or transportation capacity, whether or not the capacity is utilized. Fixed-fee contracts represent contracts in which our customers agree to pay a flat rate based on the amount of commodity delivered.
(2)	Mixed contracts include both firm and fixed-fee arrangements.

Marketing, Supply and Logistics

Our MS&L segment includes our West Coast operations, our supply and logistics operations, our storage and terminals operations, our crude oil and produced water trucking operations, and US Salt, LLC (US Salt).

West Coast. Our West Coast NGL operations provide processing, fractionation, storage, transportation and marketing services to producers, refiners and other customers. Our facilities located near Bakersfield, California include 24 million gallons of aboveground NGL storage capacity, 25 MMcf/d of natural gas processing capacity, 12,000 Bbls/d of NGL fractionation capacity, 8,000 Bbls/d of butane isomerization capacity, and NGL rail and truck receipt and take-away options. We separate NGLs from natural gas, deliver to local natural gas pipelines, and retain NGLs for further processing at our fractionation facility, as well as provide butane isomerization and refrigerated storage services. Our isomerization facility chemically changes normal butane to isobutane, which we provide to refineries for motor fuel production.

In December 2016, we acquired the wholesale propane assets of Turner Gas Company (Turner Gas), which primarily include three rail-to-truck terminals located in Hazen, Nevada, Carlin, Nevada, and Shoshoni, Wyoming and a truck terminal located in Salt Lake City, Utah. The acquired assets are used to provide supply, transportation and storage services to wholesale customers in the western and north central regions of the United States.

Supply and Logistics. Our Supply and Logistics operations are supported by (i) our fleet of rail and rolling stock with 75,000 Bbls/d of NGL transportation capacity, which also includes our rail-to-truck terminals located in Florida, New Jersey, New York, Rhode Island and North Carolina; and (ii) NGL pipeline and storage capacity leased from third parties, including more than 500,000 Bbls of NGL working storage capacity at major hubs in Mt. Belvieu, Texas and Conway, Kansas.

Storage and Terminals. Our NGL Storage and Terminals operations include our Seymour and Bath storage facilities. The Seymour storage facility is located in Seymour, Indiana, and has 500,000 Bbls of underground NGL storage capacity and 29,000 Bbls of aboveground “bullet” storage capacity. The Seymour facility’s receipts and deliveries are supported by Enterprise’s TEPPCO pipeline, allowing pipeline and truck access. The Bath storage facility is located in Bath, New York and has approximately 1.7 MMBbls of underground NGL storage capacity and is supported by rail and truck terminal facilities capable of loading and unloading 23 rail cars per day and approximately 100 truck transports per day.

Trucking. Our Trucking operations consist of a fleet of owned and leased trucks with 48,000 Bbls/d of crude oil and produced water transportation capacity and 219,000 Bbls/d of NGL transportation capacity. We provide hauling services to customers in North Dakota, Montana, Wyoming, Texas, New Mexico, Indiana, Mississippi, New Jersey, Ohio, Utah and California.

US Salt. US Salt is an industry-leading solution mining and salt production company located on the shores of Seneca Lake near Watkins Glen in Schuyler County, New York. It is one of five major solution mined salt manufacturers in the United States, capable of producing more than 400,000 tons of evaporated salt products for food, industrial and pharmaceutical uses. The solution mining process used by US Salt creates salt caverns that can be developed into natural gas and NGL storage capacity.

Customers

For the year ended December 31, 2016 and 2015, no customer accounted for more than 10% of our total consolidated revenues. For the year ended December 31, 2014, Tesoro accounted for approximately 12% of our total consolidated revenues.

Industry Background

The midstream sector of the energy industry provides the link between exploration and production and the delivery of crude oil, natural gas and their components to end-use markets. The midstream sector consists generally of gathering, processing, storage, and transportation activities. We, through our consolidated operations and our equity investments, gather crude oil and natural gas; process natural gas; fractionate NGLs; store crude oil, NGLs and natural gas; and transport crude oil, NGLs and natural gas.

The diagram below depicts the main segments of the midstream sector value chain:

Crude Oil

Pipelines typically provide the most cost-effective option for shipping crude oil. Crude oil gathering systems normally comprise a network of small-diameter pipelines connected directly to the well head that transport crude oil to central receipt points or interconnecting pipelines through larger diameter trunk lines. Common carrier pipelines frequently transport crude oil from central delivery points to logistics hubs or refineries under tariffs regulated by the FERC or state authorities. Logistic hubs provide storage and connections to other pipeline systems and modes of transportation, such as railroads and trucks. Pipelines not engaged in the interstate transportation of crude may also be proprietary or leased entirely to a single customer.

Trucking complements pipeline gathering systems by gathering crude oil from operators at remote wellhead locations not served by pipeline gathering systems. Trucking is generally limited to low volume, short haul movements because trucking costs escalate sharply with distance, making trucking the most expensive mode of crude oil transportation. Railroads provide additional transportation capabilities for shipping crude oil between gathering storage systems, pipelines, terminals and storage centers and end-users.

Natural Gas

Midstream companies within the natural gas industry create value at various stages along the value chain by gathering natural gas from producers at the wellhead, processing and separating the hydrocarbons from impurities and into lean gas (primarily methane) and NGLs, and then routing the separated lean gas and NGL streams for delivery to end-markets or to the next stage of the value chain.

A significant portion of natural gas produced at the wellhead contains NGLs. Natural gas produced in association with crude oil typically contains higher concentrations of NGLs than natural gas produced from gas wells. This rich natural gas is generally not acceptable for transportation in the nation’s transmission pipeline system or for residential or commercial use. Processing plants extract the NGLs, leaving residual lean gas that meets transmission pipeline quality specifications for ultimate consumption. Processing plants also produce marketable NGLs, which, on an energy equivalent basis, typically have a greater economic value as a raw material for petrochemicals and motor gasolines than as a component of the natural gas stream.

Gathering. At the earliest stage of the midstream value chain, a network of typically small diameter pipelines known as gathering systems directly connect to wellheads or pad sites in the production area. Gathering systems transport gas from the wellhead to downstream pipelines or a central location for treating and processing. Gathering systems are often designed to be highly flexible to allow gathering of natural gas at different pressures and scalable to allow for additional production and well connections without significant incremental capital expenditures. A byproduct of the gathering process is the recovery of condensate liquids, which are sold on the open market.

Compression. Gathering systems are operated at pressures intended to enable the maximum amount of production to be gathered from connected wells. Through a mechanical process known as compression, volumes of natural gas at a given pressure are compressed to a sufficiently higher pressure, thereby allowing those volumes to be delivered into a higher pressure downstream pipeline to be shipped to market. Because wells produce at progressively lower field pressures as they age, it becomes necessary to add additional compression over time to maintain throughput across the gathering system.

Treating and Dehydration. Treating and dehydration involves the removal of impurities such as water, carbon dioxide, nitrogen and hydrogen sulfide that may be present when natural gas is produced at the wellhead. Impurities must be removed for the natural gas to meet the quality specifications for pipeline transportation, and end users normally cannot consume (and will not purchase) natural gas with a high level of impurities. Therefore, to meet downstream pipeline and end user natural gas quality standards, the natural gas is dehydrated to remove water and is chemically treated to separate the impurities from the natural gas stream.

Processing. Once impurities are removed, pipeline-quality residue gas is separated from NGLs. Most rich natural gas is not suitable for long-haul pipeline transportation or commercial use and must be processed to remove the heavier hydrocarbon components. The removal and separation of hydrocarbons during processing is possible because of the differences in physical properties between the components of the raw gas stream. There are four basic types of natural gas processing methods: cryogenic expansion, lean oil absorption, straight refrigeration and dry bed absorption. Cryogenic expansion represents the latest generation of processing, incorporating extremely low temperatures and high pressures to provide the best processing and most economical extraction.

Natural gas is processed not only to remove heavier hydrocarbon components that would interfere with pipeline transportation or the end use of the natural gas, but also to separate from the natural gas those hydrocarbon liquids that could have a higher value as NGLs than as natural gas. The principal component of residue gas is methane, although some lesser amount of entrained ethane typically remains. In some cases, processors have the option to leave ethane in the gas stream or to recover ethane from the gas stream, depending on ethane’s value relative to natural gas. The processor’s ability to “reject” ethane varies depending on the downstream pipeline’s quality specifications. The residue gas is sold to industrial, commercial and residential customers and electric utilities.

Fractionation. Once NGLs have been removed from the natural gas stream, they can be broken down into their base components to be useful to commercial customers. Mixed NGL streams can be further separated into purity NGL products, including ethane, propane, normal butane, isobutane, and natural gasoline. Fractionation works based on the different boiling points of the different hydrocarbons in the NGL stream, and essentially occurs in stages consisting of the boiling off of hydrocarbons one by one. The entire fractionation process is broken down into steps, starting with the removal of the lighter NGLs from the stream. In general, fractionators are used in the following order: (i) deethanizer, which separates ethane from the NGL stream, (ii) depropanizer, which separates propane, (iii) debutanizer, which boils off the butanes and leaves the pentanes and heavier hydrocarbons in the NGL stream, and (iv) butane splitter (or deisobutanizer), which separates isobutanes and normal butanes.

Transportation and Storage. Once raw natural gas has been treated or processed and the raw NGL mix fractionated into individual NGL components, the natural gas and NGL components are stored, transported and marketed to end-use markets. The natural gas pipeline grid in the United States transports natural gas from producing regions to customers, such as LDCs, industrial users and electric generation facilities.

Historically, the concentration of natural gas production in a few regions of the United States generally required transportation pipelines to transport gas not only within a state but also across state borders to meet national demand. However, a recent shift in supply sources, from conventional to unconventional, has affected the supply patterns, the flows and the rates that can be charged on pipeline systems. The impacts vary among pipelines according to the location and the number of competitors attached to these new supply sources. These changing market dynamics are prompting midstream companies to evaluate the construction of short-haul pipelines as a means of providing demand markets with cost-effective access to newly-developed production regions, as compared to relying on higher-cost, long-haul pipelines that were originally designed to transport natural gas greater distances across the country.

Natural gas storage plays a vital role in maintaining the reliability of gas available for deliveries. Natural gas is typically stored in underground storage facilities, including salt dome caverns, bedded salt caverns and depleted reservoirs. Storage facilities are most often utilized by pipeline companies to manage temporary imbalances in operations; natural gas end-users, such as LDCs, to manage the seasonality and variability of demand and to satisfy future natural gas needs; and, independent natural gas marketing and trading companies in connection with the execution of their trading strategies.

Salt Manufacturing

According to the United States Geological Survey, approximately 270 million metric tons of salt were produced in the world in 2015. Salt is generally categorized into four types based upon the method of production: evaporated salt, solar salt, rock salt and salt in brine. Dry salt is produced through the following methods: solution mining and mechanical evaporation, solar evaporation or deep-shaft mining. US Salt produces salt using solution mining and mechanical evaporation. In solution mining, wells are drilled into salt beds or domes and then water is injected into the formation and circulated to dissolve the salt. After salt is removed from a solution-mined salt deposit, the empty cavern can often be used to store other substances, such as natural gas, NGLs or compressed air.

The salt solution, or brine, is next pumped out of the cavern and taken to a processing plant for evaporation. The brine may be treated to remove minerals and then pumped into vacuum pans in which the brine is boiled, and evaporated until a salt slurry is created. The slurry is then dried and separated. Depending on the type of salt product to be produced, iodine and an anti-caking agent may be added to the salt. Most food grade table salt is produced in this manner.

Competition

Our G&P operations compete for customers based on reputation, operating reliability and flexibility, price, creditworthiness, and service offerings, including interconnectivity to producer-desired takeaway options (e.g., processing facilities and pipelines). We face strong competition in acquiring new supplies in the production basins in which we operate, and competition customarily is impacted by the level of drilling activity in a particular geographic region and fluctuations in commodity prices. Our primary competitors include other midstream companies with G&P operations and producer-owned systems, and certain competitors enjoy first-mover advantages over us and may offer producers greater gathering and processing efficiencies, lower operating costs and more flexible commercial terms.

Our NGL supply and logistics business competes primarily with integrated major oil companies, refiners and processors, and other energy companies that own or control transportation and storage assets that can be optimized for supply, marketing and logistics services.

Natural gas storage and pipeline operators compete for customers primarily based on geographic location, which determines connectivity and proximity to supply sources and end-users, as well as price, operating reliability and flexibility, available capacity and service offerings. Our primary competitors in our natural gas storage market include other independent storage providers and major natural gas pipelines with storage capabilities embedded within their transmission systems. Our primary competitors in the natural gas transportation market include major natural gas pipelines and intrastate pipelines that can transport natural gas volumes between interstate systems. Long-haul pipelines often enjoy cost advantages over new pipeline projects with respect to options for delivering greater volumes to existing demand centers, and new projects and expansions proposed from time to time may serve the markets we serve and effectively displace the service we provide to customers.

Our crude oil rail terminals primarily compete with crude oil pipelines and other midstream companies that own and operate rail terminals in the markets we serve. The crude oil logistics business is characterized by strong competition for supplies, and competition is based largely on customer service quality, pricing, and geographic proximity to customers and other market hubs.

Our salt operations compete for customers primarily based on price and service. Because transportation costs are a material component of the costs borne by our customers, most of our customers are geographically located east of the Mississippi River.

Regulation

Our operations and investments are subject to extensive regulation by federal, state and local authorities. The regulatory burden on our operations increases our cost of doing business and, in turn, impacts our profitability. In general, midstream companies have experienced increased regulatory oversight over the past few years. We cannot predict the extent to which this trend will continue in the foreseeable future or in the long term.

Pipeline and Underground Storage Safety

We are subject to pipeline safety regulations imposed by the U.S. Department of Transportation Pipeline and Hazardous Materials Safety Administration (PHMSA). PHMSA regulates safety requirements in the design, construction, operation and maintenance of jurisdictional natural gas and hazardous liquid pipeline and storage facilities. All of our natural gas pipelines used in gathering, storage and transportation activities are subject to regulation by PHMSA under the Natural Gas Pipeline Safety Act of 1968, as amended (NGPSA), and all of our NGL and crude oil pipelines used in gathering, storage and transportation activities are subject to regulation by PHMSA as hazardous liquids pipelines under the Hazardous Liquid Pipeline Safety Act of 1979, as amended (HLPSA).

These federal statutes and PHMSA implementing regulations collectively impose numerous safety requirements on pipeline operators, such as the development of a written qualification program for individuals performing covered tasks on pipeline facilities and the implementation of pipeline integrity management programs. For example, pursuant to the authority under the NGPSA and HLPSA, PHMSA has promulgated regulations requiring pipeline operators to develop and implement integrity management programs for certain gas and hazardous liquid pipelines that, in the event of a pipeline leak or rupture could affect high-consequence areas, such as areas of high population and areas unusually sensitive to environmental damage. Integrity management programs require more frequent inspections and other preventative measures to ensure pipeline safety in high consequence areas.

We plan to continue testing under our pipeline integrity management programs to assess and maintain the integrity of our pipelines in accordance with PHMSA regulations. Notwithstanding our preventive and investigatory maintenance efforts, we may incur significant expenses if anomalous pipeline conditions are discovered or due to the implementation of more stringent pipeline safety standards resulting from new or amended legislation. For example, the NGPSA and HLPSA were amended by the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 (Pipeline Safety Act), which requires increased safety measures for gas and hazardous liquids transportation pipelines. Among other things, the 2011 Pipeline Safety Act increased the penalties for safety violations, established additional safety requirements for newly constructed pipelines and required studies of safety issues that could result in the adoption of new regulatory requirements by PHMSA for existing pipelines. More recently, in June 2016, the Protecting Our Infrastructure of Pipelines and Enhancing Safety Act of 2016 (2016 Pipeline Safety Act) was passed, extending PHMSA’s statutory mandate through 2019 and, among other things, requiring PHMSA to complete certain of its outstanding mandates under the 2011 Pipeline Safety Act and developing new safety standards for natural gas storage facilities by June 2018. The 2016 Act also empowers PHMSA to address imminent hazards by imposing emergency restrictions, prohibitions and safety measures on owners and operators of gas or hazardous liquid pipeline facilities without prior notice or an opportunity for a hearing. PHMSA issued interim regulations in October 2016 to implement the agency’s expanded authority to address unsafe pipeline conditions or practices that pose an imminent hazard to life, property, or the environment. The safety enhancement requirements and other provisions of the 2011 Pipeline Safety Act as well as any implementation of PHMSA regulations thereunder or any issuance or reinterpretation of guidance by PHMSA or any state agencies with respect thereto could require us to install new or modified safety controls, pursue additional capital projects or conduct maintenance programs on an accelerated basis, any or all of which tasks could result in our incurring increased operating costs that could have a material adverse effect on our results of operations or financial position.

Furthermore, PHMSA is considering changes to its natural gas pipeline regulations to, among other things, expand the scope of high consequence areas, strengthen integrity management requirements applicable to existing operators; strengthen or expand non-integrity pipeline management standards relating to such matters as valve spacing, automatic or remotely-controlled valves, corrosion protection, and gathering lines; and add new regulations to govern underground facilities that are not regulated today. See “We may incur higher costs as a result of pipeline integrity management program testing and additional safety legislation,” under Item 1A. Risk Factors for further discussion on PHMSA rulemaking. We cannot predict the final outcome of these legislative or regulatory efforts or the precise impact that compliance with any resulting new safety requirements may have on our business and investments.

Future environmental developments, such as stricter environmental laws or regulations, or more stringent enforcement of existing requirements could also directly affect our operations and investments. For example, in in June 2016, the EPA published a final rule establishing new emissions standards for methane and additional standards for volatile organic compounds from certain new, modified, and reconstructed equipment and processes in the oil and natural gas source category, including production, processing, transmission and storage facilities. These standards will require the use of certain equipment specific emissions control practices, requiring additional controls for pneumatic controllers and pumps as well as compressors, and imposing leak detection and repair requirements for natural gas compressor and booster stations. Moreover, in November 2016, the EPA began seeking additional information about methane emissions from existing equipment and processes in the oil and gas sector that may be used in developing Existing Source Performance Standards. In October 2015, the EPA reduced the National Ambient Air Quality Standard for ozone from 75 parts per billion to 70 parts per billion. The EPA is expected to finalize state recommended area designations by October 1, 2017 and states are also expected to implement their own rules, which could be more stringent than federal requirements. In matters that could have an indirect adverse effect on our business by decreasing demand for the services that we offer, the EPA has completed a study of potential adverse impacts that certain drilling methods (including hydraulic fracturing) may have on water quality and public health, concluding that “water cycle” activities associated with hydraulic fracturing may impact drinking water resources under certain circumstances, whereas, Congress has considered, and several states have proposed or enacted, legislation or regulations imposing more stringent or costly requirements for exploration and production companies to develop and produce hydrocarbons.

States are largely preempted by federal law from regulating pipeline safety for interstate lines, but most are certified by the Department of Transportation to assume responsibility for enforcing federal intrastate pipeline regulations and inspection of intrastate pipelines. In practice, because states can adopt stricter standards for intrastate pipelines than those imposed by the federal government for interstate pipelines, states vary considerably in their authority and capacity to address pipeline safety. Our pipelines have operations and maintenance plans designed to keep the facilities in compliance with pipeline safety requirements, and we do not anticipate any significant difficulty in complying with applicable state laws and regulations.

Natural Gas Gathering

Natural gas gathering facilities are exempt from FERC jurisdiction under Section 1(b) of the Natural Gas Act. Although the FERC has not made formal determinations with respect to all of our facilities we consider to be gathering facilities, we believe that our natural gas pipelines meet the traditional tests that the FERC has used to determine that a pipeline is a gathering pipeline and is therefore not subject to FERC jurisdiction. The distinction between FERC-regulated transmission services and federally unregulated gathering services, however, has been the subject of substantial litigation, and the FERC determines whether facilities are gathering facilities on a case-by-case basis, so the classification and regulation of our gathering facilities is subject to change based on future determinations by the FERC, the courts or Congress. If the FERC were to consider the status of an individual facility and determine that the facility and/or services provided by it are not exempt from FERC regulation under the Natural Gas Act and the facility provides interstate service, the rates for, and terms and conditions of, services provided by such facility would be subject to regulation by the FERC under the Natural Gas Act or the Natural Gas Policy Act. Such regulation could decrease revenue, increase operating costs, and, depending upon the facility in question, could adversely affect our results of operations and cash flows. In addition, if any of our facilities were found to have provided services or otherwise operated in violation of the Natural Gas Act or the Natural Gas Policy Act, this could result in the imposition of civil penalties as well as a requirement to disgorge charges collected for such service in excess of the rate established by the FERC.

States may regulate gathering pipelines. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, requirements prohibiting undue discrimination, and in some instances complaint-based rate regulation. Our natural gas gathering operations may be subject to ratable take and common purchaser statutes in the states in which we operate. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply, and they generally require our gathering pipelines to take natural gas without undue discrimination as to source of supply or producer. These statutes have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas.

The states in which we operate gathering systems have adopted a form of complaint-based regulation of natural gas gathering operations, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to gathering access and rate discrimination. To date, these regulations have not had an adverse effect on our systems. We cannot predict whether such a complaint will be filed against us in the future, and failure to comply with state regulations can result in the imposition of administrative, civil and criminal remedies.

In Texas, we have filed with the Texas Railroad Commission (TRRC) to establish rates and terms of service for certain of our pipelines. Our assets in Texas include intrastate common carrier NGL pipelines subject to the regulation of the TRRC, which requires that our NGL pipelines file tariff publications that contain all the rules and regulations governing the rates and charges for services we perform. NGL pipeline rates may be limited to provide no more than a fair return on the aggregate value of the pipeline property used to render services.

NGL Storage

Our NGL storage terminals are subject primarily to state and local regulation. For example, the Indiana Department of Natural Resources (INDNR) and the New York Department of Environmental Conservation (NYSDEC) have jurisdiction over the underground storage of NGLs and well drilling, conversion and plugging in Indiana and New York, respectively. Thus, the INDNR regulates aspects of our Seymour facility, and the NYSDEC regulates aspects of the Bath facility and our proposed storage facility near Watkins Glen.

We filed an application with the NYSDEC in October 2009 for an underground storage permit for our Watkins Glen NGL storage development project. The agency issued a Positive Declaration for the project in November 2010 and determined in August 2011 that the Draft Supplemental Environmental Impact Statement we submitted for the project was complete. In 2012, we modified our brine pond designs in response to local concerns and submitted to the NYSDEC final drawings and plans for our revised project design. The NYSDEC published a draft storage permit in October 2014 and held an issues conference in February 2015 to determine if any significant issues remain that require an adjudicatory hearing. In September 2016, we further modified our project design (i.e., reduced storage capacity, eliminated truck and rail transportation options, and eliminated brine pond capacity) in response to local concerns and perceptions. We are awaiting a ruling from the NYSDEC administrative law judge overseeing the issues conference on whether additional hearings are required for any of the technical issues. We cannot predict with certainty if and when the permitting process will be concluded.

Crude Oil Transportation

The transportation of crude oil by common carrier pipelines on an interstate basis is subject to regulation by the FERC under the Interstate Commerce Act (ICA), the Energy Policy Act of 1992, and the rules and regulations promulgated under those laws. FERC regulations require interstate common carrier petroleum pipelines to file with the FERC and publicly post tariffs stating their interstate transportation rates and terms and conditions of service. The ICA and FERC regulations also require that such rates be just and reasonable, and to be applied in a non-discriminatory manner and to not confer undue preference upon any shipper. The transportation of crude oil by common carrier pipelines on an intrastate is subject to regulation by state regulatory commissions. The basis for intrastate crude oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate crude oil pipeline rates, varies from state to state. Intrastate common carriers must also offer service to all shippers requesting service on the same terms and under the same rates. Our crude oil pipelines in North Dakota are not common carrier pipelines and, therefore, are not subject to rate regulation by the FERC or any state regulatory commission. We cannot, however, provide assurance that the FERC will not, at some point, either at the request of other entities or on its own initiative, assert that some or all of our crude oil pipelines are subject to FERC requirements for common carrier pipelines or are otherwise not exempt from the FERC’s filing or reporting requirements, or that such an assertion would not adversely affect our results of operations. In the event the FERC were to determine that these crude oil pipelines are subject to FERC requirements for common carrier pipelines or otherwise would not qualify for a waiver from the FERC’s applicable regulatory requirements, we would likely be required to file a tariff with the FERC, provide a cost justification for the transportation charge and provide service to all potential shippers without undue discrimination, and we may also be subject to fines, penalties or other sanctions.

Certain of our crude oil operations located in North Dakota are subject to state regulation by the North Dakota Industrial Commission (NDIC). For example, gas conditioning requirements established by the NDIC recently will require operators of crude by rail terminals to report to the NDIC any crude volumes received for loading that exceed federal vapor pressure limits. State legislation has been proposed that, if passed, would authorize and require the NDIC to promulgate regulations under which produced water pipelines would be required to, among other things, install leak detection facilities and post bonds to cover potential remediation costs associated with releases. Moreover, the regulation of our customers’ production activities by the NDIC impacts our operations. For example, during 2016, the NDIC approved additional requirements relating to site construction, underground gathering pipelines and spill containment that became effective on October 1, 2016 while other requirements relating to bonding requirements for underground gathering pipelines, and construction of berms around facilities became effective on January 1, 2017. Additionally, on July 1, 2014, the NDIC issued an order pursuant to which the agency adopted legally enforceable “gas capture percentage goals” targeting the capture of certain percentages of natural gas produced in the state by specified dates, and subsequently modified that order in late 2015. Exploration and production operators in the state may be required to install new equipment to satisfy these goals, and any failure by operators subject to the legal requirements to meet these gas capture percentage goals would subject those operators to production restrictions, which developments could reduce the amount of commodities we gather on the Arrow system from those operators who are our customers and have a corresponding adverse impact on our business and results of operations.

Portions of our Arrow gathering system, which is located on the Fort Berthold Indian Reservation, are subject to regulation by the Mandan, Hidatsa & Arikara Nation (MHA Nation). An entirely separate and distinct set of laws and regulations applies to operators and other parties within the boundaries of Native American reservations in the United States. Various federal agencies within the U.S. Department of the Interior, particularly the Bureau of Indian Affairs, the Office of Natural Resources Revenue and Bureau of Land Management (BLM), and the EPA, together with each Native American tribe, promulgate and enforce regulations pertaining to oil and gas operations on Native American reservations. These regulations include lease provisions, environmental standards, Tribal employment contractor preferences and numerous other matters.

Native American tribes are subject to various federal statutes and oversight by the Bureau of Indian Affairs and BLM. However, each Native American tribe is a sovereign nation and has the right to enact and enforce certain other laws and regulations entirely independent from federal, state and local statutes and regulations, as long as they do not supersede or conflict with such federal statutes. These tribal laws and regulations include various fees, taxes, requirements to employ Native American tribal members or use tribal owned service businesses and numerous other conditions that apply to lessees, operators and contractors conducting operations within the boundaries of a Native American reservation. Further, lessees and operators within a Native American reservation are often subject to the Native American tribal court system, unless there is a specific waiver of sovereign immunity by the Native American tribe allowing resolution of disputes between the Native American tribe and those lessees or operators to occur in federal or state court.

We are therefore subject to various laws and regulations pertaining to Native American oil and gas leases, fees, taxes and other burdens, obligations and issues unique to oil and gas operations within Native American reservations. One or more of these Native American requirements, or delays in obtaining necessary approvals or permits necessary to operate on tribal lands pursuant to these regulations, may increase our costs of doing business on Native American tribal lands and have an impact on the economic viability of any well or project on those lands.

In recent years, PHMSA and other federal agencies have reviewed the adequacy of transporting Bakken crude oil by rail transport and, as necessary have pursued rules to better assure the safe transport of Bakken crude oil by rail. For example, in May 2015, PHMSA adopted a final rule that includes, among other things, providing new sampling and testing requirements to improve classification of Bakken crude oil transported. We, as the owner of a Bakken crude loading terminal, may be adversely affected to the extent more stringent rail transport rules result in more significant operating costs in the shipment of Bakken crude oil by rail or as a result of delays or limitations of such shipments.

Natural Gas Storage and Transportation

Our equity investments’ natural gas pipelines used in gathering, storage and transportation activities are subject to regulation under NGPSA, and all of our equity investments’ crude oil pipelines used in gathering, storage and transportation activities are subject to regulation under HLPSA. On December 14, 2016, PHMSA issued final interim rules that impose new safety related requirements on downhole facilities (including wells, wellbore tubing and casing) of new and existing underground natural gas storage facilities, which will likely become effective in July 2017. To the extent we operate or manage natural gas storage facilities owned by our equity investments, we are evaluating the final interim rules and their potential impact on our equity investments. PHMSA’s interim final rules could significantly increase the costs of operating and maintaining natural gas storage facilities.

The interstate natural gas storage and transportation operations of our equity investments are subject to regulation by the FERC under the Natural Gas Act. Subsidiaries of our Stagecoach Gas and Tres Holdings joint ventures are regulated by the FERC as natural gas companies. Under the Natural Gas Act, the FERC has authority to regulate gas transportation services in interstate commerce, which includes natural gas storage services. The FERC exercises jurisdiction over rates charged for services and the terms and conditions of service; the certification and construction of new facilities; the extension or abandonment of services and facilities; the maintenance of accounts and records; the acquisition and disposition of facilities; standards of conduct between affiliated entities; and various other matters. Regulated natural gas companies are prohibited from charging rates determined by the FERC to be unjust, unreasonable, or unduly discriminatory, and both the existing tariff rates and the proposed rates of regulated natural gas companies are subject to challenge.

The rates and terms and conditions of our natural gas storage and transportation equity investments are found in the FERC-approved tariffs of (i) Stagecoach Pipeline & Storage Company LLC (Stagecoach Pipeline), a wholly-owned subsidiary of Stagecoach Gas that owns the Stagecoach natural gas storage facility, the North-South Facilities and the MARC I Pipeline, (ii) Arlington Storage Company, LLC (Arlington Storage), a wholly-owned subsidiary of Stagecoach Gas that owns the Thomas Corners, Seneca Lake and Steuben natural gas storage facilities, and (iii) Tres Palacios, a wholly-owned subsidiary of Tres Holdings that owns the Tres Palacios natural gas storage facility. Stagecoach Pipeline, Arlington Storage and Tres Palacios are authorized to charge and collect market-based rates for storage services, and Stagecoach Pipeline is authorized to charge and collect negotiated rates for transportation services. Market-based and negotiated rate authority allows our equity investments to negotiate rates with individual customers based on market demand. A loss of market-based or negotiated rate authority or any successful complaint or protest against the rates charged or provided by our equity investments could have an adverse impact on our results of operations.

In addition, the Energy Policy Act of 2005 amended the Natural Gas Act to (i) prohibit market manipulation by any entity; (ii) direct the FERC to facilitate market transparency in the market for sale or transportation of physical natural gas in interstate commerce; and (iii) significantly increase the penalties for violations of the Natural Gas Act, the Natural Gas Policy Act of 1978, and FERC rules, regulations or orders thereunder. As a result of the Energy Policy Act of 2005, the FERC has the authority to impose civil penalties for violations of these statutes and FERC rules, regulations and orders, up to $1 million per day per violation.

The interstate natural gas storage operations of our equity investments are also subject to non-rate regulation by various state agencies. For example, the NYSDEC has jurisdiction over well drilling, conversion and plugging in New York. The NYSDEC therefore regulates aspects of the Stagecoach, Thomas Corners, Seneca Lake and Steuben natural gas storage facilities.

Supply and Logistics

The transportation of crude oil and NGLs by truck is subject to regulations promulgated under the Federal Motor Carrier Safety Act. These regulations, which are administered by the United States Department of Transportation, cover the transportation of hazardous materials.

Environmental and Occupational Safety and Health Matters

Our operations and investments are subject to stringent federal, state, regional and local laws and regulations governing the discharge and emission of pollutants into the environment, environmental protection, or occupational health and safety. These laws and regulations may impose significant obligations on our operations, including the need to obtain permits to conduct regulated activities; restrict the types, quantities and concentration of materials that can be released into the environment; apply workplace health and safety standards for the benefit of employees; require remedial activities or corrective actions to mitigate pollution from former or current operations; and impose substantial liabilities on us for pollution resulting from our operations. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil and criminal penalties; the imposition of investigatory, remedial and corrective action obligations or the incurrence of capital expenditures; the occurrence of delays in the development of projects; and the issuance of injunctions restricting or prohibiting some or all of the activities in a particular area.

The following is a summary of the more significant existing federal environmental laws and regulations, each as amended from time to time, to which our business operations and investments are subject:

•	The Comprehensive Environmental Response, Compensation and Liability Act, a remedial statute that imposes strict liability on generators, transporters and arrangers of hazardous substances at sites where hazardous substance releases have occurred or are threatening to occur;

•	The Resource Conservation and Recovery Act, which governs the treatment, storage and disposal of solid wastes, including hazardous wastes;

•	The Clean Air Act, which restricts the emission of air pollutants from many sources and imposes various pre-construction, monitoring and reporting requirements and which serves as a legal basis for the EPA in adopting climate change regulatory initiatives relating to greenhouse gas (GHG) emissions;

•	The Water Pollution Control Act, also known as the federal Clean Water Act, which regulates discharges of pollutants from facilities to state and federal waters;

•	The Safe Drinking Water Act, which ensures the quality of the nation’s public drinking water through adoption of drinking water standards and controlling the injection of substances into below-ground formations that may adversely affect drinking water sources;

•	The National Environmental Policy Act, which requires federal agencies to evaluate major agency actions having the potential to significantly impact the environment and which may require the preparation of Environmental Assessments and more detailed Environmental Impact Statements that may be made available for public review and comment;

•	The Endangered Species Act, which restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating restrictions or a temporary, seasonal, or permanent ban in affected areas; and

•	The Occupational Safety and Health Act, which establishes workplace standards for the protection of the health and safety of employees, including the implementation of hazard communications programs designed to inform employees about hazardous substances in the workplace, potential harmful effects of these substances, and appropriate control measures.

Certain of these federal environmental laws, as well as their state counterparts, impose strict, joint and several liability for costs required to clean up and restore properties where pollutants have been released regardless of whom may have caused the harm or whether the activity was performed in compliance with all applicable laws. In the course of our operations, generated materials or wastes may have been spilled or released from properties owned or leased by us or on or under other locations where these materials or wastes have been taken for recycling or disposal. In addition, many of the properties owned or leased by us were previously operated by third parties whose management, disposal or release of materials and wastes was not under our control. Accordingly, we may be liable for the costs of cleaning up or remediating contamination arising out of our operations or as a result of activities by others who previously occupied or operated on properties now owned or leased by us. Private parties, including the owners of properties that we lease and facilities where our materials or wastes are taken for recycling or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property or natural resource damages. We may not be able to recover some or any of these additional costs from insurance.

In 2013, the EPA identified potential violations by our Bath storage facility of the Clean Air Act and a 2007 settlement order entered into by the facility’s prior owner. Although the storage facility has since been brought into compliance, we entered into a consent agreement with the EPA in September 2016 to resolve the alleged violations. We paid a civil penalty of $154,000 under the consent agreement in October 2016, and we agreed to fund approximately $158,000 of the EPA approved supplemental projects by May 31, 2017.

During 2014, we experienced three releases on our Arrow produced water gathering system that resulted in approximately 28,000 barrels of produced water being released on lands within the boundaries of the Fort Berthold Indian Reservation. In May 2015, we experienced another release of approximately 5,200 barrels of produced water. We have substantially completed our remediation efforts for the spills, and we believe our remediation costs will be recoverable under our insurance policies.

In April 2015, the EPA issued a Notice of Potential Violation (NOPV) under the Clean Water Act relating to the 2014 water releases. We responded to the NOPV in May 2015, and have commenced settlement discussions with the EPA concerning the NOPV. We expect to enter into a settlement agreement in the second quarter of 2017 and, thereafter commence the remediation actions contemplated by the settlement agreement.

On March 3, 2015, we received a grand jury subpoena from the United States Attorney’s Office in Bismarck, North Dakota, seeking documents and information relating to the largest of the three 2014 water releases. We have responded to all information requests, and we cannot predict whether the Department of Justice or any United States Attorney’s Office will require additional information or file charges in this matter.

In August 2015, we received a notice of violation from the Three Affiliated Tribes’ Environmental Division related to our 2014 produced water releases on the Fort Berthold Indian Reservation. The notice of violation imposes fines and requests reimbursements exceeding $1.1 million. In September 2015, the notice of violation was stayed upon our posting of a performance bond for the amount contemplated by the notice and pending the outcome of ongoing settlement discussions with the regulatory agencies asserting jurisdiction over the water releases. Although we continue to have productive settlement conversations with the Tribe, we cannot predict if or when we will be able to settle the dispute.

Employees

As of February 10, 2017, we had 1,219 full-time employees, 285 of which were general and administrative employees and 934 of which were operational. As of February 10, 2017, US Salt had 145 employees, 109 of which are members of a labor union. We believe that our relationship with our employees (including union labor) is satisfactory.

Available Information

Our website is located at www.crestwoodlp.com. We make available, free of charge, on or through our website our annual reports on Form 10-K, which include our audited financial statements, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as we electronically file such material with the SEC. These documents are also available, free of charge, at the SEC’s website at www.sec.gov. In addition, copies of these documents, excluding exhibits, may be requested at no cost by contacting Investor Relations, Crestwood Equity Partners LP or Crestwood Midstream Partners LP, 700 Louisiana Street, Suite 2550, Houston, Texas 77002, and our telephone number is (832) 519-2200.

We also make available within the “Corporate Governance” section of our website our corporate governance guidelines, the charter of our Audit Committee and our Code of Business Conduct and Ethics. Requests for copies may be directed in writing to Crestwood Equity Partners LP, 700 Louisiana Street, Suite 2550, Houston, Texas 77002, Attention: General Counsel. Interested parties may contact the chairperson of any of our Board committees, our Board’s independent directors as a group or our full Board in writing by mail to Crestwood Equity Partners LP, 700 Louisiana Street, Suite 2550, Houston, Texas 77002, Attention: General Counsel. All such communications will be delivered to the director or directors to whom they are addressed.

Item 1A. Risk Factors

Risks Inherent in Our Business

Our business depends on hydrocarbon supply and demand fundamentals, which can be adversely affected by numerous factors outside of our control.

Our success depends on the supply and demand for natural gas, NGLs and crude oil, which has historically generated the need for new or expanded midstream infrastructure. The degree to which our business is impacted by changes in supply or demand varies. Our business can be negatively impacted by sustained downturns in supply and demand for one or more commodities, including reductions in our ability to renew contracts on favorable terms and to construct new infrastructure. For example, although capital investment in certain areas may have increased as crude oil prices improved in late 2016, significantly lower commodity prices during the past few years have resulted in an industry-wide reduction in capital expenditures by producers and a slowdown in drilling, completion and supply development efforts. Notwithstanding this market downturn, production volumes of crude oil, natural gas and NGLs have continued to grow (or decline at a slower rate than expected). Similarly major factors that will impact natural gas demand domestically will be the realization of potential liquefied natural gas exports and demand growth within the power generation market. Factors expected to impact crude oil demand include the lifting of the United States’ crude oil export ban and production cuts and freezes implemented by Organization of the Petroleum Exporting Countries (OPEC) members and Russia, including the production cuts announced by OPEC in November 2016. In addition, the supply and demand for natural gas, NGLs and crude oil for our business will depend on many other factors outside of our control, some of which include:

•	adverse changes in general global economic conditions;

•	adverse changes in domestic regulations that could impact the supply or demand for oil and gas;

•	technological advancements that may drive further increases in production and reduction in costs of developing shale plays;

•	competition from imported supplies and alternate fuels;

•	commodity price changes, including the recent decline in crude oil and natural gas prices, that could negatively impact the supply of, or the demand for these products;

•	increased costs to explore for, develop, produce, gather, process or transport commodities;

•	adoption of various energy efficiency and conservation measures; and

•	perceptions of customers on the availability and price volatility of our services, particularly customers’ perceptions on the volatility of commodity prices over the longer-term.

If volatility and seasonality in the oil and gas industry decrease, because of increased production capacity or otherwise, the demand for our services and the prices that we will be able to charge for those services may decline. In addition to volatility and seasonality, an extended period of low commodity prices, as the industry is currently experiencing, could adversely impact storage and transportation values for some period of time until market conditions adjust. With West Texas Intermediate crude oil prices ranging from $26.21 to $54.06 per barrel in 2016, the sustainability of recent prices improvements and longer-term oil prices cannot be predicted. These commodity price impacts could have a negative impact on our business, financial condition, and results of operations.

Our future growth may be limited if commodity prices remain low, resulting in a prolonged period of reduced midstream infrastructure development and service requirements to customers.

Our business strategy depends on our ability to provide increased services to our customers and develop growth projects that can be financed appropriately. We may be unable to complete successful, accretive growth projects for any of the following reasons, among others:

•	we fail to identify (or we are outbid for) attractive expansion or development projects or acquisition candidates that satisfy our economic and other criteria;

•	we fail to secure adequate customer commitments to use the facilities to be developed, expanded or acquired; or

•	we cannot obtain governmental approvals or other rights, licenses or consents needed to complete such projects or acquisitions on time or on budget, if at all.

The development and construction of gathering, processing, storage and transportation facilities involves numerous regulatory, environmental, safety, political and legal uncertainties beyond our control and may require the expenditure of significant amounts of capital. When we undertake these projects, they may not be completed on schedule, at the budgeted cost or at all. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular growth project. For instance, if we build a new gathering system or transmission pipeline, the construction may occur over an extended period of time and we will not receive material increases in revenues until the project is placed in service. Accordingly, if we do pursue growth projects, we can provide no assurances that our efforts will provide a platform for additional growth for our company.

Our ability to finance new growth projects and make capital expenditures may be limited by our access to the capital markets or ability to raise investment capital at a cost of capital that allows for accretive midstream investments.

The significant decline in energy commodity prices in recent years has led to an increased concern by energy investors regarding the future outlook for the industry. This has resulted in a historic decline in equity and debt valuations in the publicly traded capital markets as well as increased trading volatility. As a result, our publicly traded common units have substantially decreased in value with a corresponding increase in yield resulting in a higher cost of capital than we have historically experienced. Our growth strategy depends on our ability to identify, develop and contract for new growth projects and raise the investment capital, at a reasonable cost of capital, required to generate accretive returns from the growth project. This trend may continue and could negatively impact our ability to grow for any of the following reasons:

•	access to the public equity and debt markets for partnerships of similar size to us may limit our ability to raise new equity and debt capital to finance new growth projects;

•	if the current downturn persists, based on current market conditions, it is unlikely that we could issue equity at costs of capital that would enable us to invest in new growth projects on an accretive basis; or

•	we cannot raise financing for such projects or acquisitions on economically acceptable terms.

The growth projects we complete may not perform as anticipated.

Even if we complete growth projects that we believe will be strategic and accretive, such projects may nevertheless reduce our cash available for distribution due to the following factors, among others:

•	mistaken assumptions about capacity, revenues, synergies, costs (including operating and administrative, capital, debt and equity costs), customer demand, growth potential, assumed liabilities and other factors;

•	the failure to receive cash flows from a growth project or newly acquired asset due to delays in the commencement of operations for any reason;

•	unforeseen operational issues or the realization of liabilities that were not known to us at the time the acquisition or growth project was completed;

•	the inability to attract new customers or retain acquired customers to the extent assumed in connection with an acquisition or growth project;

•	the failure to successfully integrate growth projects or acquired assets or businesses into our operations and/or the loss of key employees; or

•	the impact of regulatory, environmental, political and legal uncertainties that are beyond our control.

In particular, we may construct facilities to capture anticipated future growth in production and/or demand in a region in which such growth does not materialize. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return, which could adversely affect our business, financial condition, results of operations and ability to make distributions.

If we complete future growth projects, our capitalization and results of operations may change significantly, and you will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources. If any growth projects we ultimately complete are not accretive to our cash available for distribution, our ability to make distributions may be reduced.

We may rely upon third-party assets to operate our facilities, and we could be negatively impacted by circumstances beyond our control that temporarily or permanently interrupt the operation of such third-party assets.

Certain of our operations and investments depend on assets owned and controlled by third parties to operate effectively. For example, (i) certain of our “rich gas” gathering systems depend on interconnections and processing plants owned by third parties for us to move gas off our systems; (ii) our crude oil gathering systems depend on third-party pipelines to move crude to demand markets or rail terminals and our crude oil rail terminals depend on railroad companies to move our customers’ crude oil to market; and (iii) our natural gas storage facilities rely on third-party interconnections and pipelines to receive and deliver natural gas. Since we do not own or operate these third-party facilities, their continuing operation is outside of our control. If third-party facilities become unavailable or constrained, or other downstream facilities utilized to move our customers’ product to their end destination become unavailable, it could have a material adverse effect on our business, financial condition, results of operations, and ability to make distributions.

In addition, the rates charged by processing plants, pipelines and other facilities interconnected to our assets affect the utilization and value of our services. Significant changes in the rates charged by these third parties, or the rates charged by the third parties that own “downstream” assets required to move commodities to their final destinations, could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions.

We depend on a limited number of customers for a substantial portion of our revenues.

We generate a substantial portion of our gathering revenues from a limited number of oil and gas producers. Given the current low commodity price environment, we anticipate that certain of our producer customers could experience declining cash flows and increased leverage. As a result, certain of our producer customers levered to shale production may reduce capital spending (or continue capital spending levels lower than historical levels) and/or shut in production for economic reasons, which could result in lower revenues for us. In the event these market conditions persist, this could lead to the loss of a significant customer, which could also cause a significant decline in our revenues. In addition, to the extent our producer customers have weathered the challenges of lower commodity prices over the past few years, we cannot provide any assurance that they will remain viable over a longer period of lower commodity prices.

Declines in natural gas, NGL or crude prices could adversely affect our business.

Energy commodity prices have declined substantially since 2014 due to a wide range of factors, including a continuing growth of supply, slowdown or decline in demand, and challenges in economic, financial and monetary markets. Sustained low natural gas, NGL and crude oil prices have recently negatively impacted natural gas and oil exploration and production activity levels industry-wide and in the areas we operate. A continued slowdown in activity can result in a decline in the production of hydrocarbons over time, resulting in reduced throughput on our systems, plants, trucks and terminals. Such a decline could also potentially affect the ability of our customers to continue their operations. As a result, sustained low natural gas and crude oil prices could have a material adverse effect on our business, results of operations, and financial condition. In general, the prices of natural gas, oil, condensate, NGLs and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control.

Our gathering and processing operations depend, in part, on drilling and production decisions of others.

Our gathering and processing operations are dependent on the continued availability of natural gas and crude oil production. We have no control over the level of drilling activity in our areas of operation, the amount of reserves associated with wells connected to our systems, or the rate at which production from a well declines. Our gathering systems are connected to wells whose production will naturally decline over time, which means that our cash flows associated with these wells will decline over time. To maintain or increase throughput levels on our gathering systems and utilization rates at our natural gas processing plants, we must continually obtain new natural gas and crude oil supplies. Our ability to obtain additional sources of natural gas and crude oil primarily depends on the level of successful drilling activity near our systems, our ability to compete for volumes from successful new wells, and our ability to expand our system capacity as needed. If we are not able to obtain new supplies of natural gas and crude oil to replace the natural decline in volumes from existing wells, throughput on our gathering and processing facilities would decline, which could have a material adverse effect on our results of operations and distributable cash flow.

Although we have acreage dedications from customers that include certain producing and non-producing oil and gas properties, our customers are not contractually required to develop the reserves and or properties they have dedicated to us. We have no control over producers or their drilling and production decisions in our areas of operations, which are affected by, among other things, (i) the availability and cost of capital; (ii) prevailing and projected commodity prices; (iii) demand for natural gas, NGLs and crude oil, (iv) levels of reserves and geological considerations, (v) governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; and (vi) the availability of drilling rigs and other development services. Fluctuations in energy prices can also greatly affect the development of oil and gas reserves. Drilling and production activity generally decreases as commodity prices decrease, and sustained declines in commodity prices could lead to a material decrease in such activity. Because of these factors, even if oil and gas reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. Reductions in exploration or production activity in our areas of operations could lead to reduced utilization of our systems.

Estimates of oil and gas reserves depend on many assumptions that may turn out to be inaccurate, and future volumes on our gathering systems may be less than anticipated.

We normally do not obtain independent evaluations of natural gas or crude oil reserves connected to our gathering systems. We therefore do not have independent estimates of total reserves dedicated to our systems or the anticipated life of such reserves. It often takes producers longer periods of time to determine how to efficiently develop and produce hydrocarbons from unconventional shale plays than conventional basins, which can result in lower volumes becoming available as soon as expected in the shale plays in which we operate. If the total reserves or estimated life of the reserves connected to our gathering systems is less than anticipated and we are unable to secure additional sources of natural gas or crude oil, it could have a material adverse effect on our business, results of operations and financial condition.

We are exposed to credit risks of our customers, and any material nonpayment or nonperformance by our key customers could adversely affect our cash flows and results of operations.

Many of our customers may experience financial problems that could have a significant effect on their creditworthiness. Severe financial problems encountered by our customers could limit our ability to collect amounts owed to us, or to enforce performance of obligations under contractual arrangements. In addition, many of our customers finance their activities through cash flows from operations, the incurrence of debt or the issuance of equity. The combination of the reduction of cash flows resulting from declines in commodity prices, a reduction in borrowing bases under reserve-based credit facility and the lack of availability of debt or equity financing may result in a significant reduction of customers’ liquidity and limit their ability to make payments or perform on their obligations to us. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us. Financial problems experienced by our customers could result in the impairment of our assets, reduction of our operating cash flows and may also reduce or curtail their future use of our products and services, which could reduce our revenues.

Our marketing, supply and logistics operations are seasonal and generally have lower cash flows in certain periods during the year, which may require us to borrow money to fund our working capital needs of these businesses.

The natural gas liquids inventory we pre-sell to our customers is higher during the second and third quarters of a given year, and our cash receipts during that period are lower. As a result, we may have to borrow money to fund the working capital needs of our marketing, supply and logistics operations during those periods. Any restrictions on our ability to borrow money could impact our ability to pay quarterly distributions to our unitholders.

Counterparties to our commodity derivative and physical purchase and sale contracts in our marketing, supply and logistics operations may not be able to perform their obligations to us, which could materially affect our cash flows and results of operations.

We encounter risk of counterparty non-performance in our marketing, supply and logistics operations. Disruptions in the price or supply of NGLs for an extended or near term period of time could result in counterparty defaults on our derivative and physical purchase and sale contracts. This could impair our expected earnings from the derivative or physical sales contracts, our ability to obtain supply to fulfill our sales delivery commitments or our ability to obtain supply at reasonable prices, which could result adversely affect our financial condition and results of operations.

Our marketing, supply and logistics operations are subject to commodity risk, basis risk, or risk of adverse market conditions, which can adversely affect our financial condition and results of operations.

We attempt to lock in a margin for a portion of the commodities we purchase by selling such commodities for physical delivery to our customers or by entering into future delivery obligations under contracts for forward sale. Through these transactions, we seek to maintain a position that is substantially balanced between purchases, and sales or future delivery obligations. Any event that disrupts our anticipated physical supply of commodities could expose us to risk of loss resulting from the need to fulfill our obligations required under contracts for forward sale. Basis risk describes the inherent market price risk created when a commodity of certain grade or location is purchased, sold or exchanged as compared to a purchase, sale or exchange of a like commodity at a different time or place. Transportation costs and timing differentials are components of basis risk. In a backwardated market (when prices for future deliveries are lower than current prices), basis risk is created with respect to timing. In these instances, physical inventory generally loses value as the price of such physical inventory declines over time.

Basis risk cannot be entirely eliminated, and basis exposure, particularly in backwardated or other adverse market conditions, can adversely affect our financial condition and results of operations.

Changes in future business conditions could cause recorded long-lived assets and goodwill to become further impaired, and our financial condition and results of operations could suffer if there is an additional impairment of long-lived assets and goodwill.

We continually monitor our business, the business environment and the performance of our operations to determine if an event has occurred that indicates that a long-lived asset may be impaired. If an event occurs, which is a determination that involves judgment, we may be required to utilize cash flow projections to assess our ability to recover the carrying value of our assets based on our long-lived assets’ ability to generate future cash flows on an undiscounted basis. This differs from our evaluation of goodwill, which is evaluated for impairment annually on December 31, and whenever events indicate that it is more likely than not that the fair value of a reporting unit could be less than the carrying amount. This evaluation requires us to compare the fair value of each of our reporting units primarily utilizing discounted cash flows, to its carrying value (including goodwill). If the fair value exceeds the carrying value amount, goodwill of the reporting unit is not considered impaired.

Under GAAP, during the years ended December 31, 2016, 2015 and 2014, we were required to record $194.0 million, $2,223.8 million and $82.0 million of long-lived asset and goodwill impairments related to certain of our reporting units because changes in circumstances or events (of which one of the several indicators of impairment was considered jointly is a significant and other than temporary decrease in our market capitalization) indicated that the carrying values of such assets exceeded their fair value and were not recoverable.

Our long-lived assets and goodwill impairment analyses are sensitive to changes in key assumptions used in our analysis, such as expected future cash flows, the degree of volatility in equity and debt markets and our unit price. If the assumptions used in our analysis are not realized, it is possible a material impairment charge may need to be recorded in the future. We cannot accurately predict the amount and timing of any impairment of long-lived assets or goodwill. Further, as we work toward a turnaround of our business, we will need to continue to evaluate the carrying value of our goodwill. Any additional impairment charges that we may take in the future could be material to our results of operations and financial condition. For a further discussion of our long-lived assets and goodwill impairments, see Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 2.

Our industry is highly competitive, and increased competitive pressure could adversely affect our ability to execute our growth strategy.

We compete with other energy midstream enterprises, some of which are much larger and have significantly greater financial resources or operating experience, in our areas of operation. Our competitors may expand or construct infrastructure that creates additional competition for the services we provide to customers. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenues and cash flow could be adversely affected by the activities of our competitors and our customers. All of these competitive pressures could have a material adverse effect on our business, results of operations, financial condition and ability to make distributions.

Our level of indebtedness could adversely affect our ability to raise additional capital to fund operations, limit our ability to react to changes in our business or industry, and place us at a competitive disadvantage.

We had approximately $1.5 billion of long-term debt outstanding as of December 31, 2016. Our inability to generate sufficient cash flow to satisfy debt obligations or to obtain alternative financing could materially and adversely affect our business, results of operations, financial condition and business prospects.

Our substantial debt could have important consequences to our unitholders. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future capital expenditures and working capital, to engage in development activities, or to otherwise realize the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive covenants or terms of our debt;

•	result in an event of default if we fail to satisfy debt obligations or fail to comply with the financial and other restrictive covenants contained in the agreements governing our indebtedness, which event of default could result in all of our debt becoming immediately due and payable and could permit our lenders to foreclose on any of the collateral securing such debt;

•	require a substantial portion of cash flow from operations to be dedicated to the payment of principal and interest on our indebtedness, therefore reducing our ability to use cash flow to fund operations, capital expenditures and future business opportunities;

•	increase our cost of borrowing;

•	restrict us from making strategic acquisitions or investments, or cause us to make non-strategic divestitures;

•	limit our flexibility in planning for, or reacting to, changes in our business or industry in which we operate, placing us at a competitive disadvantage compared to our peers who are less highly leveraged and who therefore may be able to take advantage of opportunities that our leverage prevents us from exploring; and

•	impair our ability to obtain additional financing in the future.

Realization of any of these factors could adversely affect our financial condition, results of operations and cash flows.

Restrictions in our revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make distributions.

Our revolving credit facility contains various covenants and restrictive provisions that will limit our ability to, among other things:

•	incur additional debt;

•	make distributions on or redeem or repurchase units;

•	make investments and acquisitions;

•	incur or permit certain liens to exist;

•	enter into certain types of transactions with affiliates;

•	merge, consolidate or amalgamate with another company; and

•	transfer or otherwise dispose of assets.

Furthermore, our revolving credit facility contains covenants which requires us to maintain certain financial ratios such as (i) a net debt to consolidated EBITDA ratio (as defined in the credit agreement) of not more than 5.50 to 1.0; (ii) a consolidated EBITDA to consolidated interest expense ratio (as defined in our credit agreement) of not less than 2.50 to 1.00, and (iii) a senior secured leverage ratio (as defined in its credit agreement) of not more than 3.75 to 1.00.

Borrowings under our revolving credit facility are secured by pledges of the equity interests of, and guarantees by, substantially all of our restricted domestic subsidiaries, and liens on substantially all of our real property (outside of New York) and personal property. None of our equity investments have guaranteed, and none of the assets of our equity investments secure, our obligations under our revolving credit facility.

The provisions of our credit agreement may affect our ability to obtain future financing and pursue attractive business opportunities and our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of our revolving credit facility could result in events of default, which could enable our lenders, subject to the terms and conditions of credit agreement, to declare any outstanding principal of that debt, together with accrued interest, to be immediately due and payable. If the payment of any such debt is accelerated, our assets may be insufficient to repay such debt in full, and the holders of our common units could experience a partial or total loss of their investment.

A change of control could result in us facing substantial repayment obligations under our revolving credit facility and senior notes.

Our credit agreement and indentures contain provisions relating to change of control of Crestwood Equity’s general partner. If these provisions are triggered, our outstanding indebtedness may become due. In such an event, there is no assurance that we would be able to pay the indebtedness, in which case the lenders under the revolving credit facility would have the right to foreclose on our assets and holders of our senior notes would be entitled to require us to repurchase all or a portion of our notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of such repurchase, which would have a material adverse effect on us. There is no restriction on our ability or the ability of Crestwood

Equity’s general partner or its parent companies to enter into a transaction which would trigger the change of control provision. In certain circumstances, the control of our general partner may be transferred to a third party without unitholder consent, and this may be considered a change in control under our revolving credit facility and senior notes. Please read “The control of our general partner may be transferred to a third party without unitholder consent.”

Our ability to make cash distributions may be diminished, and our financial leverage could increase, if we are not able to obtain needed capital or financing on satisfactory terms.

Historically, we have used cash flow from operations, borrowings under our revolving credit facilities and issuances of debt or equity to fund our capital programs, working capital needs and acquisitions. Our capital program may require additional financing above the level of cash generated by our operations to fund growth. If our cash flow from operations decreases or distributions from our equity investments decrease as a result of lower throughput volumes on our systems or otherwise, our ability to expend the capital necessary to expand our business or increase our future cash distributions may be limited. If our cash flow from operations and the distributions we receive from subsidiaries are insufficient to satisfy our financing needs, we cannot be certain that additional financing will be available to us on acceptable terms, if at all. Our ability to obtain bank financing or to access the capital markets for future equity or debt offerings may be limited by our financial condition or general economic conditions at the time of any such financing or offering. Even if we are successful in obtaining the necessary funds, the terms of such financings could have a material adverse effect on our business, results of operations, financial condition and ability to make cash distributions to our unitholders. Further, incurring additional debt may significantly increase our interest expense and financial leverage and issuing additional limited partner interests may result in significant unitholder dilution and would increase the aggregate amount of cash required to maintain the cash distribution rate which could materially decrease our ability to pay distributions. If additional capital resources are unavailable, we may curtail our activities or be forced to sell some of our assets on an untimely or unfavorable basis.

Increases in interest rates could adversely impact our unit price, ability to issue equity or incur debt for acquisitions or other purposes, and ability to make payments on our debt obligations.

Interest rates may increase in the future. As a result, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. Therefore, changes in interest rates either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue equity or incur debt for acquisitions or other purposes and to make payments on our debt obligations.

The loss of key personnel could adversely affect our ability to operate.

Our success is dependent upon the efforts of our senior management team, as well as on our ability to attract and retain both executives and employees for our field operations. Our senior executives have significant experience in the oil and gas industry and have developed strong relationships with a broad range of industry participants. The loss of these executives, or the loss of key field employees operating in competitive markets, could prevent us from implementing our business strategy and could have a material adverse effect on our customer relationships, results of operations and ability to make distributions.

We operate joint ventures that may limit our operational flexibility.

We conduct a meaningful portion of our operations through joint ventures (including our Crestwood Permian, Jackalope, PRBIC, Stagecoach Gas and Tres Palacios joint ventures), and we may enter into additional joint ventures in the future. In a joint venture arrangement, we could have less operational flexibility, as actions must be taken in accordance with the applicable governing provisions of the joint venture. In certain cases, we:

•	could have limited ability to influence or control certain day to day activities affecting the operations;

•	could have limited control on the amount of capital expenditures that we are required to fund with respect to these operations;

•	could be dependent on third parties to fund their required share of capital expenditures;

•	may be subject to restrictions or limitations on our ability to sell or transfer our interests in the jointly owned assets; and

•	may be required to offer business opportunities to the joint venture, or rights of participation to other joint venture members, participants in certain areas of mutual interest.

In addition, joint venture participants may have obligations that are important to the success of the joint venture, such as the obligation to pay substantial carried costs pertaining to the joint venture. The performance and ability of our joint venture partners to satisfy their obligations under joint venture arrangements is outside of our control. If these parties do not satisfy their obligations, our business may be adversely affected. Our joint venture partners may be in a position to take actions contrary to our instructions or requests or contrary to our policies or objectives, and disputes between us and our joint venture partners may result in delays, litigation or operational impasses. The risks described above or the failure to continue our joint ventures or to resolve disagreements with our joint venture partners could adversely affect our ability to conduct business that is the subject of a joint venture, which could in turn negatively affect our financial condition and results of operations.

Moreover, our decision to operate aspects of our business through joint ventures could limit our ability to consummate strategic transactions. Similarly, due to the perceived challenges of existing joint ventures, companies like ours that fund a considerable portion of their operations through joint ventures may be less attractive merger or take-over candidates. We cannot provide any assurance that our operating model will not negatively affect the value of our common units.

We may not be able to renew or replace expiring contracts.

Our primary exposure to market risk occurs at the time contracts expire and are subject to renegotiation and renewal. As of December 31, 2016, the weighted average remaining term of our consolidated portfolio of natural gas gathering contracts is approximately 10 years, and our consolidated portfolio of crude oil gathering contracts is approximately six years. The extension or replacement of existing contracts depends on a number of factors beyond our control, including:

•	the macroeconomic factors affecting natural gas, NGL and crude economics for our current and potential customers;

•	the level of existing and new competition to provide services to our markets;

•	the balance of supply and demand, on a short-term, seasonal and long-term basis, in our markets;

•	the extent to which the customers in our markets are willing to contract on a long-term basis; and

•	the effects of federal, state or local regulations on the contracting practices of our customers.

Any failure to extend or replace a significant portion of our existing contracts, or extending or replacing them at unfavorable or lower rates, could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions.

The fees we charge to customers under our contracts may not escalate sufficiently to cover our cost increases, and those contracts may be suspended in some circumstances.

Our costs may increase at a rate greater than the rate that the fees we charge to third parties increase pursuant to our contracts with them. In addition, some third parties’ obligations under their agreements with us may be permanently or temporarily reduced upon the occurrence of certain events, some of which are beyond our control, including force majeure events wherein the supply of natural gas or crude oil is curtailed or cut off. Force majeure events generally include, without limitation, revolutions, wars, acts of enemies, embargoes, import or export restrictions, strikes, lockouts, fires, storms, floods, acts of God, explosions, mechanical or physical failures of our equipment or facilities or those of third parties. If our escalation of fees is insufficient to cover increased costs or if any third party suspends or terminates its contracts with us, our business, financial condition, results of operations and ability to make distributions could be materially adversely affected.

Our operations are subject to extensive regulation, and regulatory measures adopted by regulatory authorities could have a material adverse effect on our business, financial condition and results of operations.

Our operations, including our joint ventures, are subject to extensive regulation by federal, state and local regulatory authorities. For example, because Stagecoach Gas transports natural gas in interstate commerce and stores natural gas that is transported in interstate commerce, Stagecoach Gas’ natural gas storage and transportation facilities are subject to comprehensive regulation by the FERC under the Natural Gas Act. Federal regulation under the Natural Gas Act extends to such matters as:

•	rates, operating terms and conditions of service;

•	the form of tariffs governing service;

•	the types of services we may offer to our customers;

•	the certification and construction of new, or the expansion of existing, facilities;

•	the acquisition, extension, disposition or abandonment of facilities;

•	contracts for service between storage and transportation providers and their customers;

•	creditworthiness and credit support requirements;

•	the maintenance of accounts and records;

•	relationships among affiliated companies involved in certain aspects of the natural gas business;

•	the initiation and discontinuation of services; and

•	various other matters.

Natural gas companies may not charge rates that, upon review by the FERC, are found to be unjust and unreasonable or unduly discriminatory. Existing interstate transportation and storage rates may be challenged by complaint and are subject to prospective change by the FERC. Additionally, rate increases proposed by a regulated pipeline or storage provider may be challenged and such increases may ultimately be rejected by the FERC. Stagecoach Gas holds authority from the FERC to charge and collect (i) market-based rates for interstate storage services provided at the Stagecoach, Thomas Corners, Seneca Lake and Steuben facilities and (ii) negotiated rates for interstate transportation services provided by the North-South Facilities and MARC I Pipeline. The FERC has authorized Tres Palacios to charge and collect market-based rates for interstate storage services provided by its natural gas facilities. The FERC’s “market-based rate” policy allows regulated entities to charge rates different from, and in some cases, less than, those which would be permitted under traditional cost-of-service regulation. Among the sorts of changes in circumstances that could raise market power concerns would be an expansion of capacity, acquisitions or other changes in market dynamics. There can be no guarantee that our joint ventures will be allowed to continue to operate under such rate structures for the remainder of their assets’ operating lives. Any successful challenge against rates charged for their storage and transportation services, or their loss of market-based rate authority or negotiated rate authority, could have a material adverse effect on our business, financial condition, results of operations and ability to make distributions.

There can be no assurance that the FERC will continue to pursue its approach of pro-competitive policies as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity and transportation and storage facilities. Failure to comply with applicable regulations under the Natural Gas Act, the Natural Gas Policy Act of 1978, the Pipeline Safety Act of 1968 and certain other laws, and with implementing regulations associated with these laws, could result in the imposition of administrative and criminal remedies and civil penalties of up to $1,000,000 per day, per violation.

A change in the jurisdictional characterization of our gathering assets may result in increased regulation, which could cause our revenues to decline and operating expenses to increase.

Our natural gas and crude oil gathering operations are generally exempt from the jurisdiction and regulation of the FERC, except for certain anti-market manipulation provisions. FERC regulation nonetheless affects our businesses and the markets for products derived from our gathering businesses. The FERC’s policies and practices across the range of its oil and gas regulatory activities, including, for example, its policies on open access transportation, rate making, capacity release and market center promotion, indirectly affect intrastate markets. In recent years, the FERC has pursued pro-competitive policies in its regulation of interstate oil and natural gas pipelines. However, we have no assurance that the FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to oil and natural gas transportation capacity. In addition, the distinction between FERC-regulated transmission services and federally unregulated gathering services has regularly been the subject of substantial, on-going litigation. Consequently, the classification and regulation of some of our pipelines could change based on future determinations by the FERC, the courts or Congress. If our gathering operations become subject to FERC jurisdiction, the result may adversely affect the rates we are able to charge and the services we currently provide, and may include the potential for a termination of certain gathering agreements.

State and municipal regulations also impact our business. Common purchaser statutes generally require gatherers to gather or provide services without undue discrimination as to source of supply or producer; as a result, these statutes restrict our right to decide whose production we gather or transport. Federal law leaves any economic regulation of natural gas gathering to the states. The states in which we currently operate have adopted complaint-based regulation of gathering activities, which allows oil and gas producers and shippers to file complaints with state regulators in an effort to resolve access and rate grievances. Other state and municipal regulations may not directly regulate our gathering business, but may nonetheless affect the availability of natural gas for purchase, processing and sale, including state regulation of production rates and maximum daily production allowable from gas wells. While our gathering lines currently are subject to limited state regulation, there is a risk that state laws will be changed, which may give producers a stronger basis to challenge the rates, terms and conditions of its gathering lines.

Our operations are subject to compliance with environmental and operational health and safety laws and regulations that may expose us to significant costs and liabilities.

Our operations are subject to stringent federal, regional, state and local laws and regulations governing worker health and safety aspects of our operations, the discharge of materials into the environment and otherwise relating to environmental protection. Such environmental laws and regulations impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital expenditures to comply with applicable legal requirements, the application of specific health and safety criteria addressing worker protections and the imposition of restrictions on the generation, handling, treatment, storage, disposal and transportation of materials and wastes.

Failure to comply with such environmental laws and regulations can result in the assessment of substantial administrative, civil and criminal penalties, the imposition of remedial liabilities, the occurrence of delays in permitting or development of projects and the issuance of injunctions restricting or prohibiting some or all of our activities. Certain environmental laws impose strict, joint and several liability for costs required to clean up and restore sites where materials or wastes have been disposed or otherwise released. In the course of our operations, generated materials or wastes may have been spilled or released from properties owned or leased by us or on or under other locations where these materials or wastes have been taken for recycling or disposal.

It is also possible that adoption of stricter environmental laws and regulations or more stringent interpretation of existing environmental laws and regulations in the future could result in additional costs or liabilities to us as well as the industry in general or otherwise adversely affect demand for our services and salt products. For example, in June 2016, the EPA published a final rule establishing new emissions standards for methane and additional standards for volatile organic compounds from certain new, modified, and reconstructed equipment and processes in the oil and natural gas source category, including production, processing, transmission and storage facilities. These standards will require the use of certain equipment specific emissions control practices, require additional controls for pneumatic controllers and pumps as well as compressors, and impose leak detection and repair requirements for natural gas compressor and booster stations. These rules and any other new methane emission standards imposed on the oil and gas sector could result in increased costs to our and our customers’ operations and could delay or curtail our customers’ activities, which costs, delays or curtailment could adversely affect our business. In addition, in October 2015, the EPA issued a final rule under the federal Clean Air Act lowering the United States National Ambient Air Quality Standards for ground-level ozone to 70 parts per billion for the 8-hour primary and secondary ozone standards. The EPA also released a final rule in May 2015 that attempted to clarify federal jurisdiction under the Clean Water Act over waters of the United States, but a number of legal challenges to this rule are pending, and implementation of the rule has been stayed nationwide, with the U.S. Supreme Court accepting review of this rule in January 2017 to determine whether jurisdiction resides with the federal district or appellate courts. To the extent the rule expands the scope of the Clean Water Act’s jurisdiction, we could face increased costs and delays with respect to obtaining permits for dredge and fill activities in wetland areas. Our compliance with these or other new or amended legal requirements could result in our incurring significant additional expense and operating delays or restrictions with respect to our operations, which may not be fully recoverable from customers and, thus, could reduce net income. Our customers may similarly incur increased costs or restrictions that may limit or decrease those customers’ operations and have an indirect material adverse effect on our business.

Climate change legislation or regulations restricting emissions of greenhouse gases could result in increased operating and capital costs and reduced demand for our services.

The EPA has determined that emissions of carbon dioxide, methane and other GHGs present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations to restrict emissions of GHGs under existing provisions of the Clean Air Act that, among other things, establish Prevention of Significant Deterioration (PSD) construction and Title V operating permit reviews for GHGs from certain large stationary sources that are already potential major sources of principal, or criteria, pollutant emissions. Facilities required to obtain PSD permits for their GHG emissions also will be required to meet best available control technology standards that typically will be established by the states. The EPA has also adopted regulations requiring the annual reporting of GHG emissions from specified large GHG emission sources in the United States including certain oil and natural gas production, processing, transmission, storage and distribution facilities as well as certain onshore gathering and boosting systems consisting primarily of gathering pipelines, compressors and process equipment used to perform natural gas compression, dehydration and acid gas removal.

While the United States Congress has considered adopting legislation from time to time to reduce emissions of GHGs, in the absence of any such legislation in recent years, a number of state and regional efforts have emerged that are aimed at tracking or reducing emissions of GHGs primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring major sources of emissions, to acquire and surrender emission allowances. On an international level, the United States is one of numerous nations that prepared an international climate change agreement in Paris, France in December 2015, requiring member countries to review and “represent a progression” in their intended nationally determined contributions, which set GHG emission reduction goals every five years beginning in 2020. This “Paris agreement” was signed by the United States in April 2016 and became effective in November 2016; however, this agreement does not create any binding obligations for nations to limit their GHG emissions, but does include pledges to voluntarily limit or reduce future emissions. It is not possible at this time to predict how or when the United States might impose legal requirements as a result of this international agreement.

The adoption of legislation or regulatory programs to reduce emissions of GHGs could require us and our customers to incur increased compliance and operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements. Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil and natural gas that is produced, which may decrease demand for our midstream services. Moreover, any such future laws and regulations that limit emissions of GHGs or that otherwise promote the use of renewable fuels could adversely affect demand for the natural gas our customers produce, which could thereby reduce demand for our services and adversely affect our business. Consequently, legislation and regulatory programs to reduce emissions of GHGs could have an adverse effect on our business, financial condition and results of operations.

We may incur higher costs as a result of pipeline integrity management program testing and additional safety legislation.

Pursuant to authority under the NGPSA and HLPSA, PHMSA requires pipeline operators to develop integrity management programs for pipelines located where a leak or rupture could harm “high consequence areas”. The regulations require operators like us to:

•	perform ongoing assessments of pipeline integrity;

•	identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•	maintain processes for data collection, integration and analysis;

•	repair and remediate pipelines as necessary; and

•	implement preventive and mitigating actions.

We estimate that the total future costs to complete the testing required by existing PHMSA regulations will not have a material impact to our results. This estimate does not include the costs, if any, for repair, remediation, preventative or mitigating actions that may be determined to be necessary as a result of the testing program itself.

Moreover, new legislation or regulations adopted by PHMSA may impose more stringent requirements applicable to integrity management programs and other pipeline safety aspects of our operations, which could cause us to incur increased capital costs, operational delays and costs of operations. For example, the 2011 Pipeline Safety Act increased the penalties for safety violations, established additional safety requirements for newly constructed pipelines and required studies of safety issues that could result in the adoption of new regulatory requirements by PHMSA for existing pipelines. More recently, in June 2016, the 2016 Pipeline Safety Act was passed, extending PHMSA’s statutory mandate through 2019 and, among other things, requiring PHMSA to complete certain of its outstanding mandates under the 2011 Pipeline Safety Act and developing new safety standards for natural gas storage facilities by June 2018. The 2016 Pipeline Safety Act also empowers PHMSA to address imminent hazards by imposing emergency restrictions, prohibitions and safety measures on owners and operators of gas or hazardous liquid pipeline facilities without prior notice or an opportunity for a hearing. PHMSA issued interim regulations in October 2016 to implement the agency’s expanded authority to address unsafe pipeline conditions or practices that pose an imminent hazard to life, property, or the environment.

With regard to storage facilities, on December 14, 2016, PHMSA issued final interim rules that impose new safety-related requirements on downhole facilities (including wells, wellbore tubing and casing) of new and existing underground natural gas storage facilities. The final interim rules respond to aspects of the 2016 Pipeline Safety Act, which was enacted following the well-publicized leak at the Aliso Canyon natural gas storage facility. The final interim rules adopt and make mandatory two American Petroleum Institute Recommend Practices (API RP 1170 and 1171) that, among other things, address construction, maintenance, risk-management and integrity-management procedures.

On January 13, 2017, PHMSA issued a final rule that amends its pipeline safety regulations for the design, construction, testing, operation and maintenance of hazardous liquids pipelines. The final rule imposes more stringent standards that determine how operators repair aging and high-risk infrastructure, increase the frequency of tests that assess pipeline conditions, and require operators to report more operating and safety data. Among other things, the final rule: (i) extends an operator’s reporting requirements to gravity and hazardous liquids gathering pipelines; (ii) requires operators to inspect pipelines in areas affected by extreme weather and similar events within a certain timeframe; (iii) impose new requirements to periodically “pig” transmission pipelines in areas outside of high consequence areas; (iv) broadens the requirement for the use of leak detection systems; and (v) increases the use of inline inspection tools. However, the date of implementation of this final rule by publication in the Federal Registrar is uncertain given the recent change in Presidential administrations.

We are evaluating PHMSA’s new rules, and we cannot predict the precise impact that compliance with the new rules will have on our business. The new rules may, among other things, require us or our joint ventures to install new or modified safety controls, undertake additional capital projects or conduct maintenance programs on an expedited basis. The costs of complying with the new PHMSA rules, as well as other rules under consideration by PHMSA or other agencies, could have a material adverse effect on our cash flows and results of operations.

Our business involves many hazards and risks, some of which may not be fully covered by insurance.

Our operations are subject to many risks inherent in gathering, processing, storage and transportation segments of the energy midstream industry, such as:

•	damage to pipelines and plants, related equipment and surrounding properties caused by natural disasters and acts of terrorism;

•	subsidence of the geological structures where we store NGLs, or storage cavern collapses;

•	operator error;

•	inadvertent damage from construction, farm and utility equipment;

•	leaks, migrations or losses of natural gas, NGLs or crude oil;

•	fires and explosions;

•	cyber intrusions; and

•	other hazards that could also result in personal injury, including loss of life, property and natural resources damage, pollution of the environmental or suspension of operations.

These risks could result in substantial losses due to breaches of contractual commitments, personal injury and/or loss of life, damage to and destruction of property and equipment and pollution or other environmental damage. For example, during 2015 and 2014, we experienced releases on our Arrow water gathering system on the Fort Berthold Indian Reservation in North Dakota, the remediation and repair costs of which we believe are covered by insurance but nonetheless potentially subjects us to substantial penalties, fines and damages from regulatory agencies and individual landowners. These risks may also result in curtailment or suspension of our operations. A natural disaster or other hazard affecting the areas in which we operate could have a material adverse effect on our operations. We are not fully insured against all risks inherent in our business. For example, we do not have any property insurance on any of our underground pipeline systems that would cover damage to the pipelines. We are also not insured against all environmental accidents that might occur, some of which may result in toxic tort claims. If a significant accident or event occurs for which we are not fully insured, it could result in a material adverse effect on our business, financial condition, results of operations and ability to make distributions.

We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies may substantially increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. Additionally, we may be unable to recover from prior owners of our assets, pursuant to our indemnification rights, for potential environmental liabilities. Although we maintain insurance policies with insurers in such amounts and with such coverages and deductibles as we believe are reasonable and prudent, our insurance may not be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage.

We do not own all of the land on which our pipelines and facilities are located, which could disrupt our operations.

We do not own all of the land on which our pipelines and facilities (particularly our G&P facilities) have been constructed, which subjects us to the possibility of more onerous terms or increased costs to obtain and maintain valid easements and rights-of-way. We obtain standard easement rights to construct and operate pipelines on land owned by third parties, and our rights frequently revert back to the landowner after we stop using the easement for its specified purpose.

Therefore, these easements exist for varying periods of time. Our loss of easement rights could have a material adverse effect on our ability to operate our business, thereby resulting in a material reduction in our revenue, earnings and ability to make distributions.

Terrorist attacks or “cyber security” events, or the threat of them, may adversely affect our business.

The U.S. government has issued public warnings that indicate that pipelines and other assets might be specific targets of terrorist organizations or “cyber security” events. These potential targets might include our pipeline systems or operating systems and may affect our ability to operate or control our pipeline assets, our operations could be disrupted and/or customer information could be stolen. The occurrence of one of these events could cause a substantial decrease in revenues, increased costs to respond or other financial loss, damage to reputation, increased regulation or litigation and or inaccurate information reported from our operations. These developments may subject our operations to increased risks, as well as increased costs, and, depending on their ultimate magnitude, could have a material adverse effect on our business, results of operations and financial condition.

Risks Inherent in an Investment in Us

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses to enable us to pay quarterly distributions to our common and preferred unitholders.

We may not have sufficient cash each quarter to pay quarterly distributions to our common unitholders or, alternatively, we may reallocate a portion of our available cash to debt repayment or capital investment. The amount of cash we can distribute on our common units principally depends upon the amount of cash we generate from our operations, distributions received from our joint ventures, and payments of fees and expenses as well as decisions the board of directors makes regarding acceptable levels of debt or the desire to invest in new growth projects. Our board typically reviews these factors on a quarterly basis. Before we pay any cash distributions on our preferred and common units, we will establish reserves and pay fees and expenses, including reimbursements to our general partner and its affiliates, for all expenses they incur and payments they make on our behalf. These costs will reduce the amount of cash available to pay distributions to our common unitholders and, to the extent we are unable to declare and pay fixed cash distributions on our preferred units following the quarter ending September 30, 2017, we cannot make cash distributions to our common unitholders until all payments accruing on the preferred units have been repaid.

The amount of cash we have available to distribute on our preferred and common units will fluctuate from quarter to quarter based on, among other things:

•	the rates charged for services and the amount of services customers purchase, which will be affected by, among other things, the overall balance between the supply of and demand for commodities, governmental regulation of our rates and services, and our ability to obtain permits for growth projects;

•	force majeure events that damage our or third-party pipelines, facilities, related equipment and surrounding properties;

•	prevailing economic and market conditions;

•	governmental regulation, including changes in governmental regulation in our industry;

•	changes in tax laws;

•	the level of competition from other midstream companies;

•	the level of our operating and maintenance and general administrative costs;

•	the level of capital expenditures we make;

•	our ability to make borrowings under our revolving credit facility;

•	our ability to access the capital markets for additional investment capital; and

•	acceptable levels of debt, liquidity and/or leverage.

In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including: the level and timing of capital expenditures we make; our debt service requirements and other liabilities; fluctuations in our working capital needs; our ability to borrow funds and access capital markets; restrictions contained in our debt agreements; and the amount of cash reserves established by our general partner.

Our partnership agreement requires that we distribute all of our available cash, which could limit our ability to grow given the current trends existing in the capital markets.

Since 2014, the dramatic decrease in commodity prices has negatively impacted the equity and debt markets resulting in limitations on our ability to access the capital markets for new growth capital at a reasonable cost of capital. Historically, we have distributed all of our available cash to our preferred and common unitholders on a quarterly basis and relied upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. If the current capital market trends persist, we may be unable to finance growth externally by accessing the capital markets, and may have to depend on a reallocation of our cash distributions to reduce debt and/or invest in new growth projects. In addition, we may dispose of assets to reduce debt and/or invest in new growth projects, which can impact the level of our cash distributions.

In the event we continue to distribute all of our available cash or decide to reallocate cash to debt reduction, our growth may not be as fast as that of businesses that reinvest their available cash to expand ongoing operations. To the extent we decide to reallocate cash to debt reduction or invest in new capital projects, we may be unable to maintain or increase our per unit distribution level. Subject to certain restrictions that apply if we are not able to pay cash distributions to our preferred unitholders following the quarter ending September 30, 2017, there are no limitations in our partnership agreement on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which, in turn, may impact the available cash that we have to distribute to our unit holders.

We may issue additional common units without common unitholder approval, which would dilute existing common unit holder ownership interests.

Our partnership agreement does not limit the number of additional limited partner interests we may issue at any time without the approval of our existing common unitholders. The issuance of additional common units or other equity interests of equal or senior rank will have the following effects:

•	our existing common unitholders’ proportionate ownership interest in us will decrease;

•	the amount of cash available for distribution on each common unit may decrease;

•	the ratio of taxable income to distributions may increase;

•	the relative voting strength of each previously outstanding common unit may be diminished; and

•	the market price of the common units may decline.

Holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors, which could reduce the price at which our common units will trade.

Unlike the holders of common stock in a corporation, our common unitholders have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Our common unitholders will have no right on an annual or ongoing basis to elect our general partner or its board of directors. The board of directors of our general partner, including the independent directors, is chosen entirely by Crestwood Holdings, as a result of it owning our general partner, and not by our common unitholders. Unlike publicly traded corporations, we will not conduct annual meetings of our common unitholders to elect directors or conduct other matters routinely conducted at annual meetings of stockholders of corporations. As a result of these limitations, the price at which the common units will trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Common unitholders may have liability to repay distributions and in certain circumstances may be personally liable for the obligations of the partnership.

Under certain circumstances, common unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act (the Delaware Act), we may not make a distribution to our common unitholders if the distribution would cause our liabilities to exceed the fair value of our assets. Delaware law provides that for a period of three years from the date of the impermissible distribution, limited partners who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited partnership for the distribution amount. A purchaser of units who becomes a limited partner is liable for the obligations of the transferring limited partner to make contributions to the partnership that are known to the purchaser of units at the time it became a limited partner and for unknown obligations if the liabilities could be determined from the partnership agreement. Liabilities to partners on account of their partnership interests and liabilities that are non-recourse to the partnership are not counted for purposes of determining whether a distribution is permitted.

It may be determined that the right, or the exercise of the right by the limited partners as a group, to (i) remove or replace our general partner, (ii) approve some amendments to our partnership agreement or (iii) take other action under our partnership agreement constitutes “participation in the control” of our business. A limited partner that participates in the control of our business within the meaning of the Delaware Act may be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner.

The amount of cash we have available for distribution to common unitholders depends primarily on our cash flow (including distributions from joint ventures) and not solely on profitability, which may prevent us from making cash distributions during periods when we record net income.

The amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from reserves and working capital or other borrowings and cash distributions received from our joint ventures, and not solely on profitability, which will be affected by non-cash items. As a result, we may pay cash distributions during periods when we record net losses for financial accounting purposes and may not pay cash distributions during periods when we record net income.

Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Our partnership agreement restricts unitholders’ voting rights by providing that any units held by a person or group that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our general partner, cannot vote on any matter.

Crestwood Holdings and its affiliates may sell its common units in the public or private markets, and such sales could have an adverse impact on the trading price of the common units. Additionally, Crestwood Holdings may pledge or hypothecate its common units or is interest in Crestwood Holdings LP.

As of December 31, 2016, Crestwood Holdings and its affiliates beneficially held an aggregate of 17,908,700 limited partner units. The sale of any or all of these units in the public or private markets could have an adverse impact on the price of the common units or on any trading market on which the common units are traded. Additionally, Crestwood Holdings may pledge or hypothecate its common units or its interest in Crestwood Holdings LP (Holdings LP) or its subsidiaries. Such pledge or hypothecation may include terms and conditions that might result in an adverse impact on the trading price of our common units.

Our preferred units contain covenants that may limit our business flexibility.

Our preferred units contain covenants preventing it from taking certain actions without the approval of the holders of a majority or a super-majority of the preferred units, depending on the action as described below. The need to obtain the approval of holders of the preferred units before taking these actions could impede our ability to take certain actions that management or our board of directors may consider to be in the best interests of its unit holders. The affirmative vote of the then-applicable voting threshold of the outstanding preferred units, voting separately as a class with one vote per preferred unit, shall be necessary to amend our partnership agreement in any manner that (1) alters or changes the rights, powers, privileges or preferences or duties and obligations of the preferred units in any material respect, (2) except as contemplated in the partnership agreement, increases or decreases the authorized number of preferred units, or (3) otherwise adversely affects the preferred units, including without limitation the creation (by reclassification or otherwise) of any class of senior securities (or amending the provisions of any existing class of partnership interests to make such class of partnership interests a class of senior securities). In addition, our partnership agreement provides certain rights to the preferred unit holders that could impair our ability to consummate (or increase the cost of consummating) a change-in-control transaction, which could result in less economic benefits accruing to our common unit holders.

Unitholders have less ability to elect or remove management than holders of common stock in a corporation.

Unlike the holders of common stock in a corporation, unitholders have only limited voting rights on matters affecting our business, and therefore limited ability to influence management’s decisions regarding our business. Unitholders did not elect, and do not have the right to elect, our general partner or its board of directors on an annual or other continuing basis. The board of directors of our general partner is chosen by Crestwood Holdings, the general partner of the sole member of our general partner, Holdings LP, which currently is the only voting member of the general partner of Holdings LP, and effectively has the authority to appoint all of our directors. Although our general partner has a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders, the directors of our general partner also have a fiduciary duty to manage our general partner in a manner beneficial to its sole member, Holdings LP.

If unitholders are dissatisfied with the performance of our general partner, they will have little ability to remove our general partner. Our general partner generally may not be removed except upon the vote of the holders of 66 2⁄3% of the outstanding units voting together as a single class.

Our unitholders’ voting rights are further restricted by a provision in our partnership agreement providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, cannot be voted on any matter.

The control of our general partner may be transferred to a third party without unitholder consent.

Our general partner may transfer its general partner interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, there is no restriction in our partnership agreement on the ability of the owner of our general partner, Holdings LP, from transferring its ownership interest in our general partner to a third party. Additionally, Holdings LP’s general partner interest in our general partner is pledged as collateral under a Credit Agreement between Crestwood Holdings and various lenders (Holdings Credit Agreement). In the event of a default by Crestwood Holdings under the Holdings Credit Agreement, the lenders may foreclose on the pledged general partner interest and take or transfer control of our general partner without unitholder consent. The new owner of our general partner would then be in a position to replace the board of directors and officers of our general partner with its own choices and to control the decisions taken by our board of directors and officers. This effectively permits a “change of control” without the vote or consent of the common unitholders. In addition, such a change of control could result in our indebtedness becoming due. Please read “A change of control could result in us facing substantial repayment obligations under our revolving credit facility and senior notes.

Potential conflicts of interest may arise among our general partner, its affiliates and us. Our general partner and its affiliates have limited fiduciary duties to us, which may permit them to favor their own interests to the detriment of us.

Conflicts of interest may arise among our general partner and its affiliates, on the one hand, and us, on the other hand. As a result of these conflicts, our general partner may favor its own interests and the interests of its affiliates over our interests. These conflicts include, among others, the following:

•	Our general partner is allowed to take into account the interests of parties other than us in resolving conflicts of interest, which has the effect of limiting its fiduciary duties to us.

•	Our general partner has limited its liability and reduced its fiduciary duties under the terms of our partnership agreement, while also restricting the remedies available for actions that, without these limitations, might constitute breaches of fiduciary duty. As a result of purchasing our units, unitholders consent to various actions and conflicts of interest that might otherwise constitute a breach of fiduciary or other duties under applicable state law.

•	Our general partner determines the amount and timing of our investment transactions, borrowings, issuances of additional partnership securities and reserves, each of which can affect the amount of cash that is available for distribution.

•	Our general partner determines which costs it and its affiliates have incurred are reimbursable by us.

•	Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered, or from entering into additional contractual arrangements with any of these entities on our behalf, so long as the terms of any such payments or additional contractual arrangements are fair and reasonable to us.

•	Our general partner controls the enforcement of obligations owed to us by it and its affiliates.

•	Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

Our partnership agreement limits our general partner’s fiduciary duties to us and restricts the remedies available for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement:

•	provides that our general partner is entitled to make decisions in “good faith” if it reasonably believes that the decisions are in our best interests;

•	generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the Conflicts Committee of the board of directors of our general partner and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us and that, in determining whether a transaction or resolution is “fair and reasonable,” our general partner may consider the totality of the relationships among the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•	provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or those other persons acted in bad faith or engaged in fraud, willful misconduct or gross negligence.

Our general partner has a limited call right that may require unitholders to sell their units at an undesirable time or price.

If at any time our general partner and its affiliates own more than 80% of our outstanding units, our general partner will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the units held by unaffiliated persons at a price not less than their then-current market price. As a result, unitholders may be required to sell their units at an undesirable time or price and may not receive any return on their investment. Unitholders may also incur a tax liability upon a sale of their units. As of December 31, 2016, the directors and executive officers of our general partner owned approximately 6% of our common units.

Tax Risks to Common Unitholders

Our tax treatment depends on our status as a partnership for U.S. federal income tax purposes. If the IRS were to treat us as a corporation for federal income tax purposes, or we were to become subject to material additional amounts of entity-level taxation for state tax purposes, then our cash available for distribution to unitholders would be substantially reduced.

The anticipated after-tax economic benefit of an investment in our common units depends largely on our being treated as a partnership for U.S. federal income tax purposes.

Despite the fact that we are organized as a limited partnership under Delaware law, we would be treated as a corporation for U.S. federal income tax purposes unless we satisfy a “qualifying income” requirement. Based upon our current operations, we believe we satisfy the qualifying income requirement. However, no ruling has been or will be requested regarding our treatment as a partnership for U.S. federal income tax purposes.

Failing to meet the qualifying income requirement or a change in current law could cause us to be treated as a corporation for U.S. federal income tax purposes or otherwise subject us to taxation as an entity.

If we were treated as a corporation for U.S. federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate. Distributions to our unitholders would generally be taxed again as corporate distributions, and no income, gains, losses, deductions or credits would flow through to our unitholders. Because a tax would be imposed upon us as a corporation, our cash available for distribution to our unitholders would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our common unitholders, likely causing a substantial reduction in the value of our common units.

Our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us. At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise, or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.

The tax treatment of publicly traded partnerships or an investment in our common units could be subject to potential legislative, judicial or administrative changes and differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. From time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. Although there is no current legislative proposal, a prior legislative proposal would have eliminated the qualifying income exception to the treatment of all publicly-traded partnerships as corporations upon which we rely for our treatment as a partnership for U.S. federal income tax purposes.

In addition, in January 2017, final regulations regarding which activities give rise to qualifying income within the meaning of Section 7704 of the Internal Revenue Code were published in the Federal Registrar. The final regulations are effective as of January 19, 2017, and apply to taxable years beginning on or after January 19, 2017. We do not believe the final regulations affect our ability to be treated as a partnership for U.S. federal income tax purposes.

Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible for us to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes. We are unable to predict whether any of these changes or other proposals will ultimately be enacted. Any such changes could negatively impact the value of an investment in our common units.

If the IRS were to contest the federal income tax positions we take, it may adversely impact the market for our common units, and the costs of any such contest would reduce our cash available for distribution to our unitholders.

We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may not agree with the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, the costs of any contest with the IRS will be borne indirectly by you and our general partner because the costs will reduce our cash available for distribution.

If the IRS makes audit adjustments to our income tax returns for tax years beginning after December 31, 2017, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, in which case our cash available for distribution to our unitholders might be substantially reduced.

Pursuant to the Bipartisan Budget Act of 2015, for tax years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us. To the extent possible under the new rules, our general partner may elect to either pay the taxes (including any applicable penalties and interest) directly to the IRS or, if we are eligible, issue a revised Schedule K-1 to each unitholder with respect to an audited and adjusted return. Although our general partner may elect to have our unitholders take such audit adjustment into account in accordance with their interests in us during the tax year under audit, there can be no assurance that such election will be practical, permissible or effective in all circumstances. As a result, our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own units in us during the tax year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties and interest, our cash available for distribution to our unitholders might be substantially reduced.

You will be required to pay taxes on your share of our income, including your share of income from the cancellation of debt, even if you do not receive cash distributions from us.

You will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the actual tax liability which results from that income.

In response to current market conditions, we may engage in transactions to delever the Partnership and manage our liquidity that may result in income and gain to you without a corresponding cash distribution. For example, if we sell assets and use the proceeds to repay existing debt or fund capital expenditures, you may be allocated taxable income and gain resulting from the sale without receiving a cash distribution. Further, taking advantage of opportunities to reduce our existing debt, such as debt exchanges, debt repurchases, or modifications of our existing debt could result in cancellation of indebtedness income (COD income) being allocated to our unitholders as taxable income. You may be allocated COD income, and income tax liabilities arising therefrom may exceed cash distributions. The ultimate effect of any such allocations will depend on the unitholder’s individual tax position with respect to its units. Unitholders are encouraged to consult their tax advisors with respect to the consequences to them of COD income.

Tax gain or loss on the disposition of our common units could be more or less than expected.

If you sell your common units, you will recognize a gain or loss equal to the difference between your amount realized and your tax basis in those common units. Because distributions in excess of your allocable share of our total net taxable income result in a reduction in your tax basis in your common units, the amount, if any, of such prior excess distributions with respect to the units you sell will, in effect, become taxable income to you if you sell such units at a price greater than your tax basis in those common units, even if the price you receive is less than your original cost. In addition, because the amount realized includes a unitholder’s share of our nonrecourse liabilities, if you sell your units you may incur a tax liability in excess of the amount of cash you receive from the sale.

Furthermore, a substantial portion of the amount realized, whether or not representing gain, may be taxed as ordinary income due to potential recapture of depreciation deductions. Thus, you may recognize both ordinary income and capital loss from the sale of your units if the amount realized on a sale of your units is less than your adjusted basis in the units. Net capital loss may only offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year. In the taxable period in which you sell your units, you may recognize ordinary income from our allocations of income and gain to you prior to the sale and from recapture items that generally cannot be offset by any capital loss recognized upon the sale of units.

Tax-exempt entities, regulated investment companies and non-U.S. persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as “IRAs”), and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and non-U.S. persons will be required to file U. S. federal income tax returns and pay tax on their share of our taxable income. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in our common units.

We will treat each purchaser of our common units as having the same tax benefits without regard to the specific common units purchased. The IRS may challenge this treatment, which could adversely affect the value of our common units.

Because we cannot match transferors and transferees of common units and because of other reasons, we will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to you. It also could affect the timing of these tax benefits or the amount of gain from the sale of our common units and could have a negative impact on the value of our common units or result in audit adjustments to your tax returns.

We prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among our unitholders.

We generally prorate our items of income, gain, loss and deduction between transferors and transferees of our units each month based upon the ownership of our units on the first day of each month (the Allocation Date), instead of on the basis of the date a particular unit is transferred. Similarly, we generally allocate certain deductions for depreciation of capital additions, gain or loss realized on a sale or other disposition of our assets and, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction based upon ownership on the Allocation Date. Treasury Regulations allow a similar monthly simplifying convention, but such regulations do not specifically authorize all aspects of our proration method. If the IRS were to challenge our proration method, we may be required to change the allocation of items of income, gain, loss and deduction among our unitholders.

A unitholder whose common units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of common units) may be considered as having disposed of those common units. If so, he would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition.

Because there are no specific rules governing the U.S. federal income tax consequences of loaning a partnership interest, a unitholder whose common units are the subject of a securities loan may be considered as having disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of our income, gain, loss or deduction with respect to those common units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those common units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing their common units.

The sale or exchange of 50% or more of our capital and profits interests within a twelve-month period will result in the termination of our partnership for federal income tax purposes.

We will be considered to have constructively terminated as a partnership for federal income tax purposes if there is a sale or exchange within a twelve-month period of 50% or more of the total interests in our capital and profits. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Our termination would, among other things, result in the closing of our taxable year for all unitholders which could result in us filing two tax returns (and unitholders receiving two Schedule K-1s) for one calendar year. Our termination could also result in a deferral of depreciation deductions allowable in computing our taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of our taxable year may also result in more than twelve months of our taxable income or loss being includable in its taxable income for the year of termination. Our termination would not affect our classification as a partnership for federal income tax purposes, but instead, we would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, we must make new tax elections and could be subject to penalties if we are unable to determine that a termination occurred. Pursuant to an IRS relief procedure a publicly traded partnership that has technically terminated may request special relief which, if granted by the IRS, among other things, would permit the partnership to provide only a single Schedule K-1 to unitholders for the tax years in which the termination occurs.

Our unitholders will likely be subject to state and local taxes and return filing requirements in jurisdictions where they do not live as a result of investing in our common units.

In addition to federal income taxes, our unitholders will likely be subject to other taxes, including state and local taxes, unincorporated business taxes, estate, inheritance or intangible taxes and foreign taxes that are imposed by the various jurisdictions in which we do business or own property and in which they do not reside. We own property and conduct business in various parts of the United States. Unitholders may be required to file state and local income tax returns in many or all of the jurisdictions in which we do business or own property. Further, unitholders may be subject to penalties for failure to comply with those requirements. It is our unitholders’ responsibility to file all required U. S. federal, state, local and foreign tax returns.

Item 1B. Unresolved Staff Comments

None.

Item 2. Properties

A description of our properties is included in Item 1. Business, and is incorporated herein by reference. We also lease office space for our corporate offices in Houston, Texas and our executive offices in Kansas City, Missouri and Fort Worth Texas.

We lease and rely upon our customers’ property rights to conduct a substantial part of our operations, and we own or lease the property rights necessary to conduct our storage and transportation operations. We believe that we have satisfactory title to our assets. Title to property may be subject to encumbrances. For example, we have granted to the lenders of our revolving credit facility security interests in substantially all of our real property interests. We believe that none of these encumbrances will materially detract from the value of our properties or from our interest in these properties, nor will they materially interfere with their use in the operation of our business.

Item 3. Legal Proceedings

A description of our legal proceedings is included in Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 15, and is incorporated herein by reference.

Item 4. Mine Safety Disclosures

Not applicable.

PART II

Item 5. Market for Registrant’s Common Equity, Related Unitholder Matters and Issuer Purchases of Equity Securities

Crestwood Equity. Crestwood Equity’s common units representing limited partner interests are traded on the NYSE under the symbol “CEQP.” The following table sets forth the range of high and low sales prices of the common units, as reported by the NYSE, as well as the amount of cash distributions declared per common unit for the periods indicated.

Quarters Ended:	Low	High	Cash Distribution Per Unit
2016
December 31, 2016	$18.51	$25.70	0.600
September 30, 2016	18.67	22.22	0.600
June 30, 2016	10.40	23.59	0.600
March 31, 2016	7.90	21.56	0.600
2015
December 31, 2015	$18.80	$22.79	$1.375
September 30, 2015	22.20	44.50	1.375
June 30, 2015	40.10	70.10	1.375
March 31, 2015	58.00	84.60	1.375

The last reported sale price of Crestwood Equity’s common units on the NYSE on February 10, 2017, was $27.20. As of that date, Crestwood Equity had 69,713,195 common units issued and outstanding, which were held by 238 unitholders of record.

Distribution Policy

Preferred Units. We are required to make quarterly distributions to our Preferred Unit holders. The holders of the Preferred Units are entitled to receive fixed quarterly distributions of $0.2111 per unit. Through the quarter ending September 30, 2017 (the Initial Distribution Period), distributions on the Preferred Units can be made in additional Preferred Units, cash, or a combination thereof, at our election. If we elect to pay the quarterly distribution through the issuance of additional Preferred Units, the number of units to be distributed will be calculated as the fixed quarterly distribution of $0.2111 per unit divided by the cash purchase price of $9.13 per unit. We accrue the fair value of such distribution at the end of the quarterly period and adjust the fair value of the distribution on the date the additional Preferred Units are distributed. Distributions on the Preferred Units following the Initial Distribution Period will be made in cash unless, subject to certain exceptions, (i) there is no distribution being paid on our common units and (ii) our available cash (as defined in our partnership agreement) is insufficient to make a cash distribution to our Preferred Unit holders. If we fail to pay the full amount payable to our Preferred Unit holders in cash following the Initial Distribution Period, then (x) the fixed quarterly distribution on the Preferred Units will increase to $0.2567 per unit, and (y) we will not be permitted to declare or make any distributions to our common unitholders until such time as all accrued and unpaid distributions on the Preferred Units have been paid in full in cash. In addition, if we fail to pay in full any Preferred Distribution (as defined in our partnership agreement), the amount of such unpaid distribution will accrue and accumulate from the last day of the quarter for which such distribution is due until paid in full, and any accrued and unpaid distributions will be increased at a rate of 2.8125% per quarter.

Common Units. Crestwood Equity makes quarterly distributions to its partners within approximately 45 days after the end of each fiscal quarter in an aggregate amount equal to our available cash for such quarter. Available cash generally means, with respect to each fiscal quarter, all cash on hand at the end of the quarter less the amount of cash that the general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of our business, including but not limited to, debt repayments, unit buybacks or capital investment;

•	comply with applicable law, any of our debt instruments, or other agreements; or

•	provide funds for distributions to unitholders for any one or more of the next four quarters;

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to its partners.

On February 14, 2017, Crestwood Equity paid a distribution of $0.60 per limited partner unit ($2.40 per limited partner unit on an annualized basis) to its unitholders of record on February 7, 2017.

Issuer Purchases of Equity Securities

For the year ended December 31, 2016, we relinquished 57,508 common units to cover payroll taxes upon the vesting of restricted units.

Equity Compensation Plan Information

The following table sets forth in tabular format, a summary of the Crestwood Equity equity compensation plan information as of December 31, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	$—	—
Equity compensation plans not approved by security holders	—	$—	5,019,893

Total	—	$—	5,019,893

Crestwood Midstream. Prior to the Simplification Merger, Crestwood Midstream’s common units representing limited partner interests were traded on the NYSE under the symbol “CMLP.” As a result of the completion of the Simplification Merger on September 30, 2015, Crestwood Midstream became a wholly-owned subsidiary of Crestwood Equity, its common units ceased to be issued on the NYSE and its IDRs were eliminated.

The following table sets forth the range of high and low sales prices of the Crestwood Midstream common units prior to the Simplification Merger, as reported by the NYSE, as well as the amount of cash distributions declared per common unit for the periods indicated.

Quarters Ended:	Low	High	Cash Distribution Per Unit
2015
June 30, 2015	$10.84	$16.90	$0.410
March 31, 2015	13.03	16.77	0.410

Item 6. Selected Financial Data

Crestwood Midstream. This information has been omitted from this report pursuant to the reduced disclosure format permitted by General Instruction I to Form 10-K.

Crestwood Equity. Crestwood Equity’s consolidated financial statements were originally the financial statements of Legacy Crestwood GP prior to being acquired by us on June 19, 2013. Our acquisition of Legacy Crestwood GP was accounted for as a reverse acquisition under the purchase method of accounting in accordance with the accounting standards for business combinations. The accounting for a reverse acquisition results in the legal acquiree (Legacy Crestwood GP) being the acquirer for accounting purposes. Although Legacy Crestwood GP was the acquirer for accounting purposes, we were the acquirer for legal purposes; consequently, we changed our name from Crestwood Gas Services GP, LLC to Crestwood Equity Partners LP.

The income statement and cash flow data for each of the three years ended December 31, 2016 and balance sheet data as of December 31, 2016 and 2015 were derived from our audited financial statements. We derived the income statement and cash flow data for each of the two years ended December 31, 2013 and the balance sheet data as of December 31, 2014, 2013 and 2012 from our accounting records. The selected financial data is not necessarily indicative of results to be expected in future periods and should be read together with Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and Part IV, Item 15. Exhibits and Financial Statement Schedules included elsewhere in this report.

EBITDA and Adjusted EBITDA - We believe that EBITDA and Adjusted EBITDA are widely accepted financial indicators of a company’s operational performance and its ability to incur and service debt, fund capital expenditures and make distributions. We believe that EBITDA and Adjusted EBITDA are useful to our investors because it allows them to use the same performance measure analyzed internally by our management to evaluate the performance of our businesses and investments without regard to the manner in which they are financed or our capital structure. EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and gain or loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and losses on long-lived assets, impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our historical cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory to which these derivatives relate. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

	Crestwood Equity Partners LP
	Year Ended December 31,
	2016	2015	2014	2013 (1)	2012
	(in million, except per unit data)
Statement of Income Data:
Revenues	$2,520.5	$2,632.8	$3,931.3	$1,426.7	$239.5
Operating income (loss)	(108.7)	(2,084.8)	117.9	28.2	61.4
Income (loss) before income taxes	(191.8)	(2,305.1)	(9.3)	(49.6)	25.6
Net income (loss)	(192.1)	(2,303.7)	(10.4)	(50.6)	24.4
Net income (loss) attributable to Crestwood Equity Partners LP	(216.3)	(1,666.9)	56.4	6.7	14.9
Performance Measures:
Diluted net income (loss) per limited partner unit:(2)	$(3.55)	$(54.00)	$3.03	$0.59	$3.73

Distributions declared per limited partner unit(3)	$3.175	$5.50	$5.50	$6.925	$13.30

Other Financial Data:
EBITDA (unaudited)	$152.9	$(1,844.9)	$403.1	$196.2	$134.6
Adjusted EBITDA (unaudited)	455.6	527.4	495.9	297.7	134.4
Net cash provided by operating activities	346.1	440.7	283.0	188.3	102.1
Net cash provided by (used in) investing activities	867.2	(212.7)	(483.0)	(1,042.9)	(616.6)
Net cash provided by (used in) financing activities	(1,212.2)	(236.3)	203.6	859.7	513.8
Balance Sheet Data:
Property, plant and equipment, net	$2,097.6	$3,310.8	$3,893.8	$3,905.3	$1,102.4
Total assets	4,448.9	5,762.8	8,421.7	8,476.0	2,279.1
Total debt, including current portion	1,523.7	2,502.9	2,356.8	2,218.8	662.7
Other long-term liabilities(4)	44.6	47.5	47.2	140.4	17.2
Partners’ capital	2,539.0	2,946.9	5,584.5	5,508.6	1,550.7

	Crestwood Equity Partners LP
	Year Ended December 31,
	2016	2015	2014	2013 (1)	2012
	(in millions)
Reconciliation of Net Income to EBITDA and Adjusted EBITDA:
Net income (loss)	$(192.1)	$(2,303.7)	$(10.4)	$(50.6)	$24.4
Depreciation, amortization and accretion	229.6	300.1	285.3	167.9	73.2
Interest and debt expense, net	125.1	140.1	127.1	77.9	35.8
(Gain) loss on modification/extinguishment of debt	(10.0)	20.0	—	—	—
Provision (benefit) for income taxes	0.3	(1.4)	1.1	1.0	1.2

EBITDA	152.9	(1,844.9)	403.1	196.2	134.6
Unit-based compensation charges	19.2	19.7	21.3	17.4	1.9
(Gain) loss on long-lived assets, net(5)	65.6	821.2	1.9	(5.3)	—
Goodwill impairment(6)	162.6	1,406.3	48.8	4.1	—
(Gain) loss on contingent consideration(7)	—	—	8.6	31.4	(6.8)
(Earnings) loss from unconsolidated affiliates, net(8)	(31.5)	60.8	0.7	0.1	—
Adjusted EBITDA from unconsolidated affiliates, net	61.1	25.3	6.9	2.5	—
Change in fair value of commodity inventory-related derivative contracts	14.1	5.4	(10.3)	10.7	—
Significant transaction and environmental-related costs and other items(9)	11.6	33.6	14.9	40.6	4.7

Adjusted EBITDA	$455.6	$527.4	$495.9	$297.7	$134.4

	Crestwood Equity Partners LP
	Year Ended December 31,
	2016	2015	2014	2013 (1)	2012
Reconciliation of Net Cash Provided by Operating Activities to EBITDA and Adjusted EBITDA:
Net cash provided by operating activities	$346.1	$440.7	$283.0	$188.3	$102.1
Net changes in operating assets and liabilities	(57.9)	(98.0)	73.8	(19.6)	(4.1)
Amortization of debt-related deferred costs, discounts and premiums	(6.9)	(8.9)	(8.5)	(9.2)	(5.5)
Interest and debt expense, net	125.1	140.1	127.1	77.9	35.8
Market adjustment on interest rate swaps	—	0.5	2.7	1.7	—
Unit-based compensation charges	(19.2)	(19.7)	(21.3)	(17.4)	(1.9)
Gain (loss) on long-lived assets, net(5)	(65.6)	(821.2)	(1.9)	5.3	—
Goodwill impairment(6)	(162.6)	(1,406.3)	(48.8)	(4.1)	—
Gain (loss) on contingent consideration(7)	—	—	(8.6)	(31.4)	6.8
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions received	(7.6)	(73.6)	(0.7)	(0.1)	—
Deferred income taxes	3.1	3.6	5.2	2.8	—
Provision (benefit) for income taxes	0.3	(1.4)	1.1	1.0	1.2
Other non-cash income (expense)	(1.9)	(0.7)	—	1.0	0.2

EBITDA	152.9	(1,844.9)	403.1	196.2	134.6
Unit-based compensation charges	19.2	19.7	21.3	17.4	1.9
(Gain) loss on long-lived assets, net(5)	65.6	821.2	1.9	(5.3)	—
Goodwill impairment(6)	162.6	1,406.3	48.8	4.1	—
(Gain) loss on contingent consideration(7)	—	—	8.6	31.4	(6.8)
(Earnings) loss from unconsolidated affiliates, net(8)	(31.5)	60.8	0.7	0.1	—
Adjusted EBITDA from unconsolidated affiliates, net	61.1	25.3	6.9	2.5	—
Change in fair value of commodity inventory-related derivative contracts	14.1	5.4	(10.3)	10.7	—
Significant transaction and environmental-related costs and other items(9)	11.6	33.6	14.9	40.6	4.7

Adjusted EBITDA	$455.6	$527.4	$495.9	$297.7	$134.4

(1)	Financial data presented for periods prior to June 19, 2013, solely reflect the operations of Legacy Crestwood GP. Financial data for periods subsequent to June 19, 2013, represent the consolidated operations of Crestwood Equity.
(2)	The weighted average number of units outstanding is calculated based on the presumption that the common and subordinated units issued to acquire Legacy Crestwood GP (the accounting predecessor) were outstanding for the entire period prior to the June 19, 2013 acquisition. On the date of the acquisition, all of our limited partner units were considered outstanding. In addition, on November 23, 2015, CEQP completed a 1-for-10 reverse split of its common units. The accounting standards related to earnings per share requires an entity to restate earnings per share when a stock dividend or stock split occurs, and as such, the earnings per unit for the years ended December 31, 2014, 2013, 2013 and 2012 were restated to reflect the 1-for-10 reverse split.
(3)	Reported amounts include the fourth quarter distribution, which was paid in the first quarter of the subsequent year.
(4)	Other long-term liabilities primarily include our capital leases, asset retirement obligations and the fair value of unfavorable contracts recorded in purchase accounting.
(5)	During 2016, we recorded a loss of approximately $32.4 million on the deconsolidation of our NE S&T assets. For a further discussion of this transaction, see Part IV, Item 15. Exhibits, Financial Statement Schedules, Notes 2 and 6. During 2014, we recorded a gain of approximately $30.6 million on the sale of our investment in Tres Palacios. For a further discussion of this transaction see Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6. In addition, during 2015 and 2014, we recorded property, plant and equipment impairments of approximately $501.7 million and $13.2 million. During 2016, 2015 and 2014, we recorded intangible asset impairments of approximately $31.4 million, $316.6 million and $21.3 million. For a further discussion, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—“Critical Accounting Estimates” and Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 2.
(6)	For a further discussion of our goodwill impairments recorded during 2016, 2015 and 2014, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - “Critical Accounting Estimates” and Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 2.
(7)	During 2014 and 2013, we recorded a loss on contingent consideration which reflects the fair value of an earn-out premium associated with the original acquisition of our Marcellus G&P assets from Antero in 2012.
(8)	During 2015, we recorded impairments of our PRBIC and Jackalope equity investments of approximately $23.4 million and $51.4 million. For a further discussion of these impairments, see Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - “Critical Accounting Estimates” and Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 2.
(9)	Significant transaction and environmental-related costs and other items for the years ended December 31, 2016, 2015, 2014 and 2013, primarily include costs incurred related to our historical cost savings initiatives, the Simplification Merger, and mergers, acquisitions and joint venture transactions.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and the accompanying footnotes.

This report, including information included or incorporated by reference herein, contains forward-looking statements concerning the financial condition, results of operations, plans, objectives, future performance and business of our company and its subsidiaries. These forward-looking statements include:

•	statements that are not historical in nature, including, but not limited to: (i) our belief that anticipated cash from operations, cash distributions from entities that we control, and borrowing capacity under our credit facility will be sufficient to meet our anticipated liquidity needs for the foreseeable future; (ii) our belief that we do not have material potential liability in connection with legal proceedings that would have a significant financial impact on our consolidated financial condition, results of operations or cash flows; and (iii) our belief that our assets will continue to benefit from the development of unconventional shale plays as significant supply basins; and

•	statements preceded by, followed by or that contain forward-looking terminology including the words “believe,” “expect,” “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “intend” or the negation thereof, or similar expressions.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	our ability to successfully implement our business plan for our assets and operations;

•	governmental legislation and regulations;

•	industry factors that influence the supply of and demand for crude oil, natural gas and NGLs;

•	industry factors that influence the demand for services in the markets (particularly unconventional shale plays) in which we provide services;

•	weather conditions;

•	the availability of crude oil, natural gas and NGLs, and the price of those commodities, to consumers relative to the price of alternative and competing fuels;

•	economic conditions;

•	costs or difficulties related to the integration of acquisitions and success of our joint ventures’ operations;

•	environmental claims;

•	operating hazards and other risks incidental to the provision of midstream services, including gathering, compressing, treating, processing, fractionating, transporting and storing energy products (i.e., crude oil, NGLs and natural gas) and related products (i.e., produced water);

•	interest rates; and

•	the price and availability of debt and equity financing, including our ability to raise capital through alternatives like joint ventures; and

•	the ability to sell or monetize assets, to reduce indebtedness, to repurchase our equity securities, to make strategic investments, or for other general partnership purposes.

We have described under Part I, Item 1A. Risk Factors, additional factors that could cause actual results to be materially different from those described in the forward-looking statements. Other factors that we have not identified in this report could also have this effect.

Overview

We own and operate crude oil, natural gas and NGL midstream assets and operations. Headquartered in Houston, Texas, we are a fully-integrated midstream solution provider that specializes in connecting shale-based energy supplies to key demand markets. We conduct our operations through our wholly-owned subsidiary, Crestwood Midstream, a limited partnership that owns and operates gathering, processing, storage, and transportation assets in the most prolific shale plays across the United States.

Our Company

We provide broad-ranging services to customers across the crude oil, NGL and natural gas sector of the energy value chain. Our midstream infrastructure is geographically located in or near significant supply basins, especially developed and emerging liquids-rich and crude oil shale plays, across the United States. We own or control:

•	natural gas facilities with approximately 2.5 Bcf/d of gathering capacity and 516 MMcf/d of processing capacity;

•	NGL facilities with approximately 20,000 Bbls/d of fractionation capacity and 2.8 MMBbls of storage capacity, as well as our portfolio of transportation assets (consisting of truck and rail terminals, truck/trailer units and rail cars) capable of transporting more than 294,000 Bbls/d of NGLs; and

•	crude oil facilities with approximately 125,000 Bbls/d of gathering capacity, 1.5 MMBbls of storage capacity, 48,000 Bbls/d of transportation capacity, and 160,000 Bbls/d of rail loading capacity.

In addition, through our equity investments in joint ventures, we have ownership interests in:

•	natural gas facilities with approximately 0.1 Bcf/d of gathering capacity, 120 MMcf/d of processing capacity, 79.3 Bcf of certificated working storage capacity, and 1.4 Bcf/d of transportation capacity; and

•	crude oil facilities with approximately 20,000 Bbls/d of rail loading capacity and 380,000 Bbls of working storage capacity.

Our financial statements reflect three operating and reporting segments: (i) gathering and processing, which includes our natural gas, crude oil and produced water G&P operations; (ii) storage and transportation, which includes our natural gas and crude oil storage and transportation operations; and (iii) marketing, supply and logistics, which includes our NGL supply and logistics business, crude oil storage and rail loading facilities and fleet, and salt production business.

Gathering and Processing

Our G&P operations and investments provide gathering, compression, treating, and processing services to producers in multiple unconventional resource plays across the United States and we have established footprints in “core of the core” areas of many of the largest shale plays. We believe that our strategy of focusing on prolific shale plays positions us well to (i) generate greater returns in the near term while commodity prices remain depressed, (ii) capture greater upside economics when commodity prices normalize, and (iii) in general, better manage through commodity price cycles and production changes associated therewith.

Our G&P operations primarily include:

•	Bakken. We own and operate an integrated crude oil, natural gas and produced water gathering system (the Arrow system) on Fort Berthold Indian Reservation in the core of the Bakken Shale in McKenzie and Dunn Counties, North Dakota. The Arrow system consists of 590 miles of low-pressure gathering pipeline capable of gathering 100 MMcf/d of natural gas, 125 MBbls/d of crude oil, and 40 MBbls/d of produced water. We also have approximately 266,000 Bbls of crude oil working storage capacity at the Arrow central delivery point;

•	Marcellus. We own and operate natural gas gathering and compression systems in Harrison, Doddridge and Barbour Counties, West Virginia. These systems have a total gathering capacity of 875 MMcf/d and 138,080 horsepower of compression;

•	Barnett. We own and operate (i) a low-pressure natural gas gathering system with a gathering capacity of approximately 425 MMcf/d of rich gas produced by our customers in Hood and Somervell Counties, Texas, which delivers the rich gas to our processing plant where NGLs are extracted from the natural gas stream; and (ii) low-pressure gathering systems with a gathering capacity of 500 MMcf/d of dry natural gas produced by our customers in Tarrant and Denton Counties, Texas;

•	Fayetteville. We own and operate five low-pressure gas gathering systems with a gathering capacity of approximately 510 MMcf/d of dry natural gas produced by our customers in Conway, Faulkner, Van Buren, and White Counties, Arkansas;

•	Granite Wash. We own and operate a low-pressure natural gas gathering system with a gathering capacity of approximately 36 MMcf/d of rich gas produced by our customers in Roberts County, Texas, and a processing plant that extracts NGLs from the natural gas stream;

•	Delaware Permian. We own and operate low-pressure dry gas and rich natural gas gathering systems with a primary focus on the Willow Lake system, which includes approximately 55 MMcf/d of processing capacity that serves our customers in Eddy County, New Mexico. We also own a 50% interest in the Crestwood Permian joint venture with an affiliate of First Reserve, which we account for under the equity method of accounting. Crestwood Permian, which we operate, is the Nautilus gathering system for SWEPI’s gas production in an area of dedication (approximately 100,000 acres) in Loving, Reeves and Ward Counties, Texas. The Nautilus gathering system, which is initially designed to gather approximately 250 MMcf/d, is supported by a 20-year gathering agreement. Crestwood Permian expects to invest a total of approximately $180 million in the Nautilus gathering system, with the targeted initial in-service date on or before July 1, 2017; and

•	PRB Niobrara. We own a 50% interest in the Jackalope joint venture with Williams, which we account for under the equity method of accounting. The joint venture, operated by Williams, owns the Jackalope gas gathering system and Bucking Horse processing plant. The Jackalope system is supported by a 20-year gathering and processing agreement with Chesapeake under an area of dedication of approximately 388,000 gross acres in the core of the PRB Niobrara.

Although the cash flows from our G&P operations are predominantly fee-based under contracts with original terms ranging from 5-20 years, the results of our G&P operations are significantly influenced by the volumes gathered and processed through our systems. For example, due to market conditions that ultimately resulted in 2015 bankruptcy filings of two of our G&P customers (Quicksilver and Sabine), we gathered significantly lower volumes for those customers last year as they continued to shut-in wells during their respective bankruptcy proceedings. In April 2016, BlueStone bought Quicksilver’s assets out of bankruptcy and thereafter returned to production wells that were previously shut-in by Quicksilver. We entered into new 10-year agreements with BlueStone to gather and process its production under fixed-fee and percent-of-proceeds fee structures, and pursuant to the agreements, BlueStone will not shut-in or choke back production for economic purposes through the end of 2018. As a result, the volumes we are now gathering and processing have returned to levels consistent with those preceding Quicksilver’s bankruptcy filing. Sabine continues to work with the bankruptcy court on its bankruptcy filing, and we continue to monitor their proceedings, and although our exposure to Sabine is not material, the outcome could impact our G&P segment’s results of operations in the future.

The cash flows from our G&P operations can also be impacted in the short term by changing commodity prices, seasonality and weather fluctuations. We gather, process, treat, compress, transport and sell crude oil and natural gas pursuant to fixed-fee and, to a lesser extent, percent-of-proceeds contracts. We have historically taken title to the crude oil and natural gas volumes gathered under Arrow’s fixed-fee contracts, and we remit netbacks to our producer customers based on the market prices at which we sell the crude oil and natural gas. On our other G&P systems, we do not take title to natural gas or NGLs under our fixed-fee contracts, whereas under our percent-of-proceeds contracts, we take title to the residue gas, NGLs and condensate and remit a portion of the sale proceeds to the producer based on prevailing commodity prices. Our election to enter primarily into fixed-fee contracts minimizes our G&P segment’s commodity price exposure and provides us more stable operating performance and cash flows.

Storage and Transportation

Our S&T operations and investments consist of our crude oil terminals in the Bakken and PRB Niobrara and our natural gas storage and transportation assets in the Northeast and Texas Gulf Coast, including:

•	Bakken. We own and operate the COLT Hub, which is one of the largest crude oil rail terminals in the Bakken Shale based on actual throughput. Located approximately 60 miles from Arrow’s central delivery point, the COLT Hub interconnects with the Arrow system through the Hiland and Tesoro pipeline systems. The COLT Hub, which can receive approximately 350,000 Bbls/d from interconnected gathering systems, is capable of loading up to 160,000 Bbls/d and storing approximately 1.2 MMBbls of crude oil. Moreover, because the COLT Hub and our Arrow system will each interconnect with the DAPL interstate system, our Bakken crude oil assets will become even more integrated and offer customers greater service options when the DAPL interstate pipeline system is placed in service;

•	PRB Niobrara. PRBIC, our 50% equity method investment, owns an integrated crude oil loading, storage and pipeline terminal, located in Douglas County, Wyoming, which provides a market for crude oil production from the PRB Niobrara. The joint venture, which is operated by our joint venture partner, Twin Eagle, sources crude oil production from Chesapeake and other PRB Niobrara producers. PRBIC includes 20,000 Bbls/d of rail loading capacity and 380,000 Bbls of crude oil working storage capacity. The terminal connects to Kinder Morgan’s HH Pipeline system and Plains All American Pipeline’s Rocky Mountain Pipeline system;

•	Marcellus. Stagecoach Gas, our 50% equity method investment, owns four natural gas storage facilities (Stagecoach, Thomas Corners, Steuben and Seneca Lake) and three transportation pipelines (North/South Facilities, MARC I and the East Pipeline) located in or near the dry portion of the Marcellus Shale. The natural gas storage facilities provide 40.9 Bcf of certificated firm storage capacity and 1.4 Bcf/d of firm transportation capacity to producers, utilities, marketers and other customers. The location of these assets relative to New York City and other premium demand markets along the East Coast, together with the formation of our joint venture with a subsidiary of Consolidated Edison, helps to insulate our operations from production and commodity price changes that can impact storage and transportation operators in other geographic regions; and

•	Texas Gulf Coast. Tres Holdings, our 50.01% equity method investment owns a FERC-certificated 38.4 Bcf multi-cycle, salt dome natural gas storage facility. The Tres Palacios storage facility’s 63-mile, dual 24-inch diameter header system (including a 52-mile north pipeline lateral and an approximate 11-mile south pipeline lateral) interconnects with 11 pipeline systems and can receive residue gas from the tailgate of Kinder Morgan Inc.’s Houston central processing plant.

The cash flows from our S&T operations are predominantly fee-based under contracts with an original term ranging from 1-10 years. Our current cash flows from crude-by-rail facilities are supported by take-or-pay contracts with refiners and marketers. The rates and durations of the contracts associated with our crude oil terminals have eroded as pipelines come on-line that make crude-by-rail options less economical, which impacts our cash flows from operations. In addition, two key take-or-pay rail loading contracts with customers on our COLT operations expired during the fourth quarter of 2016, which is anticipated to reduce rail loading volumes and results of operations by approximately 60% during 2017. Cash flows from interruptible and other hub services provided by the natural gas storage facilities and pipelines owned by our joint ventures tends to increase during the peak winter season.

Marketing, Supply and Logistics

Our MS&L segment consists of our West Coast operations, our supply and logistics business, our storage and terminals business, our crude oil and produced water trucking business, and US Salt. We utilize our over-the-road and rail fleet, processing and storage facilities, and contracted storage and pipeline capacity on a portfolio basis to provide integrated supply and logistics solutions to producers, refiners and other customers.

Our MS&L operations primarily include:

•	West Coast. Our West Coast NGL operations provide processing, fractionation, storage, transportation and marketing services to producers, refiners and other customers. We separate NGLs from natural gas, deliver to local natural gas pipelines, retain NGLs for further processing at our fractionation facility, provide butane isomerization and refrigerated storage services, as well as provide to Western US refineries for motor fuel production;

In December 2016, we acquired the wholesale propane assets of Turner Gas, which primarily include three rail-to-truck terminals located in Hazen, Nevada, Carlin, Nevada, and Shoshoni, Wyoming and a truck terminal located in Salt Lake City, Utah. The acquired assets are used to provide supply, transportation and storage services to wholesale customers in the western and north central regions of the United States;

•	Supply and Logistics. Our Supply and Logistics operations are supported by i) our fleet of rail and rolling stock with 75,000 Bbls/d of NGL transportation capacity, which also includes our rail-to-truck terminals located in Florida, New Jersey, New York, Rhode Island and North Carolina; and ii) NGL pipeline and storage capacity leased from third parties, including more than 500,000 Bbls of NGL working storage capacity at major hubs in Mt. Belvieu, Texas and Conway, Kansas;

•	Storage and Terminals. Our NGL Storage and Terminals operations include our Seymour and Bath storage facilities, which are supported by third-party pipelines and/or rail and truck terminal facilities;

•	Trucking. Our Trucking operations consist of a fleet of owned and leased trucks with 48,000 Bbls/d of crude oil and produced water transportation capacity and 219,000 Bbls/d of NGL transportation capacity. We provide hauling services to customers in North Dakota, Montana, Wyoming, Texas, New Mexico, Indiana, Mississippi, New Jersey, Ohio, Utah and California; and

•	US Salt. Our salt production business, which has a plant near Watkins Glen, New York, is capable of producing more than 400,000 tons of evaporated salt products annually. The solution mining process used by US Salt creates salt caverns that can be developed into natural gas and NGL storage capacity.

The cash flows from our marketing, supply and logistics business represent sales to creditworthy customers typically under contracts with durations of one year or less, and tend to be seasonal in nature due to customer profiles and their tendencies to purchase NGLs during peak winter periods. The cash flows from our salt operations represent sales to creditworthy customers typically under contracts that are less than one year in duration, and are relatively stable and not subject to seasonal or cyclical variation due to the use of, and demand for, salt products in everyday life.

Outlook and Trends

Our business objective is to create long-term value for our unitholders. We expect to create long-term value by consistently generating stable operating margins and improved cash flows from operations by prudently financing our investments, maximizing throughput on our assets, and effectively controlling our operating and administrative costs. Our business strategy depends, in part, on our ability to provide increased services to our customers at competitive fees, including opportunities to expand our services resulting from expansions, organic growth projects and acquisitions that can be financed appropriately.

We have positioned the Company to generate consistent results in a low commodity price environment without sacrificing revenue upside. For example, many of our G&P assets are supported by long-term, core acreage dedications in shale plays that are economic to varying degrees based upon natural gas, NGL and crude oil prices, the availability of infrastructure to flow production to market, and the operational and financial condition of our diverse customer base. We believe the diversity of our asset portfolio, the risk and cost sharing nature of our strategic joint ventures, the wide range of services provided by our investments, and our extensive customer portfolio collectively position us to be successful in the current market, which has been impacted by prolonged low commodity prices. In addition, a substantial portion of our midstream investments are based on fixed fee, take-or-pay or minimum volume commitment agreements that ensure a minimum level of cash flow regardless of actual commodity prices or volumetric throughput.

We continue to focus on executing our strategic plan to substantially de-risk our investment profile and increase our backlog of high-quality growth opportunities around our core assets. As part of our strategic plan:

•	In June 2016, we formed a joint venture with a subsidiary of Consolidated Edison to own and further develop our natural gas storage and transportation operations in the Northeast. We retired with proceeds from the joint venture transaction approximately $936 million of indebtedness (including approximately $623 million of borrowings under our credit facility and approximately $313 million of senior notes), which substantially reduced our financial leverage and improved our liquidity. As one of the largest utilities in the Northeast natural gas demand market, Consolidated Edison offers substantial market insight and commercial expertise that should better position our joint venture to capture incremental growth opportunities in one of our core markets;

•	In September 2016, we made our first large-scale strategic commitment to the Delaware Permian Basin when we entered into a long-term agreement with SWEPI to construct and operate the Nautilus gathering system to gather SWEPI’s gas production in 100,000 acre area of dedication in the core of this shale play. The Delaware Permian in West Texas continues to emerge as one of the most prolific resource basins in North America. Favorable wellhead economics for producers across multiple target drilling horizons should create a substantial inventory of future wells to be developed in the coming years, which creates significant midstream growth opportunities for companies like us;

•	In October 2016, we entered into a joint venture with an affiliate of First Reserve to fund the Nautilus gathering system and other potential growth projects in the Delaware Permian Basin. Our Crestwood Permian joint venture is consistent with our strategy of de-risking investments and raising capital for growth projects on attractive terms. With the Nautilus gathering system and certain gathering and transmission projects we are working to develop in the area, we expect this joint venture will help us to establish a scalable asset base in the core of the Delaware Permian extending from southern New Mexico down through Loving, Ward, Reeves and Culberson Counties, Texas; and

•	Throughout 2016, we declared quarterly distributions of $0.60 per common unit (or $2.40 per common unit annually), a 56% reduction of the distribution compared to the fourth quarter of 2015. The distribution reduction increases our ability to reinvest capital in our business (including expansions and new growth projects) and to further retire indebtedness to strengthen our balance sheet.

During 2017 and beyond, we will continue to execute on our plan to better position the Company to emerge from this challenging market environment as a stronger, better capitalized company that can sustainably resume growing its distributions. We will remain focused on efficiently allocating capital expenditures, eliminating costs (through increased operating efficiencies and cost discipline) and strengthening our balance sheet. We anticipate that the Company will generate Adjusted EBITDA of $360 million to $390 million in 2017. We anticipate our G&P segment will generate $265 million to $275 million of EBITDA in 2017, which is relatively consistent with 2016, with average volumes being relatively flat year-over-year. Our storage and transportation segment is anticipated to generate $80 million to $90 million of EBITDA in 2017 taking into consideration the full year impact of our Stagecoach Gas joint venture and declining results from our COLT Hub operations. Finally, we anticipate our marketing, supply and logistics segment will generate $80 million to $90 million of EBITDA in 2017, which is materially consistent with 2016 results. See “How We Evaluate Our Operations” below for our definition of EBITDA and Adjusted EBITDA (non-GAAP measures) and a reconciliation of net income to EBITDA and Adjusted EBITDA. We expect to focus on expansion and greenfield opportunities in the Delaware Permian and the Bakken shale.

In the Delaware Permian, we have identified gathering and processing and transportation opportunities in and around our existing assets. We are evaluating an expansion of our Willow Lake processing capacity and expansion of our interconnection capacity to accommodate greater takeaway options for residue gas and NGLs. We are working exclusively with a large producer to develop a three-stream gathering system that could include 600 miles of pipeline spanning 400,000 acres. We are also developing a crude oil and condensate storage terminal near the Nautilus gathering system that would offer condensate stabilization, truck loading/unloading options and connections to third party pipelines. We continue to believe that we are positioned well to benefit from the continued build-out of this world-class resource.

In the Bakken, we are expanding and upgrading our water handling facilities, increasing natural gas capacity on the system and completing an interconnect with Dakota Access Pipeline. Additionally, due to the expectation of increasing gas volumes on the Arrow system, we are evaluating a long-term gas processing solution that could expand our services to our existing customers and lead to increased developmental activity, enhanced flow assurance, reduced flaring and improved producer natural gas net-backs across the Arrow system.

Through the execution of the strategic efforts described above, we expect to increase the stability and strength of the Company through a continued challenging and competitive market environment, which will position us to achieve our chief business objective to create long-term value for our unitholders.

Regulatory Matters

Many aspects of the energy midstream sector, such as crude-by-rail activities and pipeline integrity, have experienced increased regulatory oversight over the past few years. Prior to the 2016 elections, we expected the trend of greater regulatory oversight to continue for the foreseeable future. However, the election results and anticipated changes in policy could lessen the degree of regulatory scrutiny we face in the near term.

Critical Accounting Estimates and Policies

Our significant accounting policies are described in Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 2.

The preparation of financial statements in conformity with GAAP requires management to select appropriate accounting estimates and to make estimates and assumptions that affect the reported amount of assets, liabilities, revenues and expenses and the disclosures of contingent assets and liabilities. We consider our critical accounting estimates to be those that require difficult, complex, or subjective judgment necessary in accounting for inherently uncertain matters and those that could significantly influence our financial results based on changes in those judgments. Changes in facts and circumstances may result in revised estimates and actual results may differ materially from those estimates. We have discussed the development and selection of the following critical accounting estimates and related disclosures with the Audit Committee of the board of directors of our general partner.

Goodwill Impairment

Our goodwill represents the excess of the amount we paid for a business over the fair value of the net identifiable assets acquired. We evaluate goodwill for impairment annually on December 31, and whenever events indicate that it is more likely than not that the fair value of a reporting unit could be less than its carrying amount. This evaluation requires us to compare the fair value of each of our reporting units to its carrying value (including goodwill). If the fair value exceeds the carrying amount, goodwill of the reporting unit is not considered impaired.

We estimate the fair value of our reporting units based on a number of factors, including discount rates, projected cash flows and the potential value we would receive if we sold the reporting unit. We also compare the total fair value of our reporting units to our overall enterprise value, which considers the market value for our common and preferred units. Estimating projected cash flows requires us to make certain assumptions as it relates to the future operating performance of each of our reporting units (which includes assumptions, among others, about estimating future operating margins and related future growth in those margins, contracting efforts and the cost and timing of facility expansions) and assumptions related to our customers, such as their future capital and operating plans and their financial condition. When considering operating performance, various factors are considered such as current and changing economic conditions and the commodity price environment, among others. Due to the imprecise nature of these projections and assumptions, actual results can and often do, differ from our estimates. If the assumptions embodied in the projections prove inaccurate, we could incur a future impairment charge. In addition, the use of the income approach to determine the fair value of our reporting units (see further discussion of the income approach below) could result in a different fair value if we had utilized a market approach, or a combination thereof.

We acquired substantially all of our reporting units in 2013, 2012 and 2011, which required us to record the assets, liabilities and goodwill of each of those reporting units at fair value on the date they were acquired. As a result, any level of decrease in the forecasted cash flows of these businesses or increases in the discount rates utilized to value those businesses from their respective acquisition dates would likely result in the fair value of the reporting unit falling below the carrying value of the reporting unit, and could result in an assessment of whether that reporting unit’s goodwill is impaired.

Current commodity prices are significantly lower compared to commodity prices during 2014, and that decrease has adversely impacted forecasted cash flows, discount rates and stock/unit prices for most companies in the midstream industry, including us. In light of these circumstances, we evaluated the carrying value of our reporting units and determined it was more likely than not that the goodwill associated with several of our reporting units was impaired and as a result, we recorded goodwill impairments on several of our reporting units during 2016, 2015 and 2014 as shown in the table below (in millions).

	Goodwill Impairments during the Year Ended December 31, 2014	Goodwill Impairments during the Year Ended December 31, 2015	Goodwill Impairments during the Year Ended December 31, 2016	Goodwill at December 31, 2016
G&P
Fayetteville	$4.3	$72.5	$—	$—
Granite Wash	14.2	—	—	—
Marcellus	—	—	8.6	—
Arrow	—	—	—	45.9
S&T
COLT	—	623.4	44.9	—
MS&L
West Coast	—	85.9	—	2.4
Supply and Logistics	—	99.0	65.5	101.7
Storage and Terminals	—	53.7	14.1	36.4
US Salt	2.2	—	—	12.6
Trucking	—	148.4	29.5	—
Watkins Glen	28.1	66.2	—	—

Total Crestwood Midstream	$48.8	$1,149.1	$162.6	$199.0

Barnett (G&P)	—	257.2	—	—

Total Crestwood Equity	$48.8	$1,406.3	$162.6	$199.0

The goodwill impairments recorded during 2016 related to our G&P Marcellus operations, our MS&L Supply and Logistics operations, our MS&L Storage and Terminals operations, our S&T COLT operations and our MS&L Trucking operations. The 2016 goodwill impairments on our Marcellus, Supply and Logistics, and Storage and Terminals operations primarily resulted from increasing the discount rates utilized in determining the fair value of those reporting units considering the significant decrease in the market price of our common units during the first quarter of 2016 and the continued decrease in commodity prices and its impact on the midstream industry and our customers. The 2016 goodwill impairments on our COLT and Trucking operations also resulted from those factors, but in addition they were impacted by (i) the expiration of two key crude-by-rail loading contracts during the fourth quarter of 2016, and the impact of those expirations on our projected future cash flows from our COLT operations; and (ii) the continued impact of increased competition on our Trucking business, a change in management in late 2016 and the planned downsizing of the excess capacity in our trucking fleet and operations, and the impact that these had on our projected future cash flows from our Trucking operations. Although certain of these operations experienced increases in their operating results from 2013 to 2016, we decreased the cash flow forecasts for those businesses from the expectations when they were acquired in 2012 and 2013 based on our current assessment of the impact that the prolonged low commodity price environment is expected to have on demand for future services provided by those operations. We utilized the income approach to determine the fair value of our reporting units given the limited availability of comparable market-based transactions during 2016, and we utilized discount rates ranging from 10% to 19% in applying the income approach to determine the fair value of our reporting units with goodwill as of December 31, 2016, which is a Level 3 fair value measurement.

As a result of these analyses and impairments, we only have four reporting units with material amounts of goodwill associated with them at December 31, 2016 - G&P Arrow, MS&L Supply and Logistics, MS&L Storage and Terminals and MS&L US Salt. We continue to monitor the remaining goodwill, and we could experience additional impairments of the remaining goodwill in the future if we experience a significant sustained decrease in the market value of our common or preferred units or if we receive additional negative information about market conditions or the intent of our customers on our remaining operations with goodwill, which could negatively impact the forecasted cash flows or discount rates utilized to determine the fair value of those businesses. In particular, a 5% decrease in the forecasted cash flows or a 1% increase in the discount rates utilized to determine the fair value of our business would not have resulted in additional goodwill impairments of our reporting units, other than our Storage and Terminals operations, which could have resulted in an additional goodwill impairment ranging between $10 million to $20 million as of December 31, 2016.

Long-Lived Assets

Our long-lived assets consist primarily of property, plant and equipment and intangible assets that have been obtained through multiple historical business combinations. The initial recording of a majority of these long-lived assets was at fair value, which is estimated by management primarily utilizing market-related information and other projections on the performance of the assets acquired. Management reviews this information to determine its reasonableness in comparison to the assumptions utilized in determining the purchase price of the assets in addition to other market-based information that was received through the purchase process and other sources. These projections also include projections on potential and contractual obligations assumed in these acquisitions. Due to the imprecise nature of the projections and assumptions utilized in determining fair value, actual results can, and often do, differ from our estimates.

We utilize assumptions related to the useful lives and related salvage value of our property, plant and equipment in order to determine depreciation and amortization expense each period. Due to the imprecise nature of the projections and assumptions utilized in determining useful lives, actual results can, and often do, differ from our estimates.

To estimate the useful life of our finite lived intangible assets we utilize assumptions of the period over which the assets are expected to contribute directly or indirectly to our future cash flows. Generally this requires us to amortize our intangible assets based on the expected future cash flows (to the extent they are readily determinable) or on a straight-line basis (if they are not readily determinable) of the acquired contracts or customer relationships. Due to the imprecise nature of the projections and assumptions utilized determining future cash flows, actual results can, and often do, differ from our estimates.

We continually monitor our business, the business environment and the performance of our operations to determine if an event has occurred that indicates that a long-lived asset may be impaired. If an event occurs, which is a determination that involves judgment, we may be required to utilize cash flow projections to assess our ability to recover the carrying value of our assets based on our long-lived assets’ ability to generate future cash flows on an undiscounted basis. This differs from our evaluation of goodwill, for which we perform an assessment of the recoverability of goodwill utilizing fair value estimates that primarily utilize discounted cash flows in the estimation process (as described above), and accordingly a reporting unit that has experienced a goodwill impairment may not experience a similar impairment of the underlying long-lived assets included in that reporting unit. During 2016, 2015 and 2014, we recorded the following impairments of our intangible assets and property, plant and equipment:

•	During 2016, we incurred a $31.4 million impairment of intangible assets related to our MS&L Trucking operations, which resulted from the impact of increased competition on our Trucking business and the loss of several key customer relationships that were acquired in 2013 to which the intangible assets related.

•	During 2015 and 2014, we incurred $8.5 million and $33.2 million of impairments of our property, plant and equipment related to our Granite Wash gathering and processing operations, which resulted from decreases in forecasted cash flows for those operations given that our major customer of those assets has declared bankruptcy and has ceased any substantial drilling in the Granite Wash in the near future given current and future anticipated market conditions related to natural gas and NGLs.

•	During 2015, we incurred $593.3 million of impairments of our intangible assets and property, plant and equipment related to our Barnett gathering and processing operations, which resulted from the recent actions of our primary customer in the Barnett Shale, Quicksilver, related to its filing for protection under Chapter 11 of the U.S. Bankruptcy Code in 2015.

•	During 2015, we incurred $184.5 million of impairments of our intangible assets and property, plant and equipment related to our Fayetteville and Haynesville gathering and processing operations, which resulted from decreases in forecasted cash flows for those operations given that our customers for those assets have ceased any substantial drilling in the Fayetteville and Haynesville Shales in the near future given current and future anticipated market conditions related to natural gas.

•	During 2015, we incurred $31.2 million of impairments of our property, plant and equipment related to our Watkins Glen marketing, supply and logistics segment development project, which resulted from continued delays and uncertainties in the permitting of our proposed NGL storage facility.

Our other operations that incurred goodwill impairments during 2016 did not incur significant impairments on their long-lived assets based on our assessment that the undiscounted cash flows related to those assets exceeded their carrying value at December 31, 2016.

Projected cash flows of our long-lived assets are generally based on current and anticipated future market conditions, which require significant judgment to make projections and assumptions about pricing, demand, competition, operating costs, construction costs, legal and regulatory issues and other factors that may extend many years into the future and are often outside of our control. If those cash flow projections indicate that the long-lived asset’s carrying value is not recoverable, we record an impairment charge for the excess of carrying value of the asset over its fair value. The estimate of fair value considers a number of factors, including the potential value we would receive if we sold the asset, discount rates and projected cash flows. Due to the imprecise nature of these projections and assumptions, actual results can and often do, differ from our estimates.

We continue to monitor our long-lived assets, and we could experience additional impairments of the remaining carrying value of these long-lived assets in the future if we receive additional negative information about market conditions or the intent of our long-lived assets’ customers, which could negatively impact the forecasted cash flows or discount rates utilized to determine the fair value of those investments.

Equity Method Investments

We evaluate our equity method investments for impairment when events or circumstances indicate that the carrying value of the equity method investment may be impaired and that impairment is other than temporary. If an event occurs, we evaluate the recoverability of our carrying value based on the fair value of the investment. If an impairment is indicated, we adjust the carrying values of the asset downward, if necessary, to their estimated fair values.

We estimate the fair value of our equity method investments based on a number of factors, including discount rates, projected cash flows, enterprise value and the potential value we would receive if we sold the equity method investment. Estimating projected cash flows requires us to make certain assumptions as it relates to the future operating performance of each of our equity method investments (which includes assumptions, among others, about estimating future operating margins and related future growth in those margins, contracting efforts and the cost and timing of facility expansions) and assumptions related to our equity method investments’ customers, such as their future capital and operating plans and their financial condition. When considering operating performance, various factors are considered such as current and changing economic conditions and the commodity price environment, among others. Due to the imprecise nature of these projections and assumptions, actual results can and often do, differ from our estimates.

Because our Jackalope and PRBIC equity method investments were acquired in 2013, any level of decrease in the forecasted cash flows of these investments or increases in the discount rates utilized to value those investments from their respective acquisition dates would likely result in the fair value of the equity method investment falling below their carrying value, and could result in an assessment of whether that investment is impaired.

During 2015, we recorded a $51.4 million and $23.4 million impairment of our Jackalope and PRBIC equity method investments, respectively, as a result of decreasing forecasted cash flows and increasing the discount rate utilized in determining the fair value of the equity method investment considering the continued decrease in commodity prices and its impact on the midstream industry and our equity method investments’ customers.

We continue to monitor our equity method investments, and we could experience additional impairments of the remaining carrying value of these investments in the future if we receive additional negative information about market conditions or the intent of our equity method investments’ customers, which could negatively impact the forecasted cash flows or discount rates utilized to determine the fair value of those investments.

Variable Interest Entities

We evaluate all legal entities in which we hold an ownership interest to determine if the entity is a variable interest entity (VIE). Our interests in a VIE are referred to as variable interests. Variable interests can be contractual, ownership or other interests in an entity that change with changes in the fair value of the VIE’s assets. When we conclude that we hold an interest in a VIE we must determine if we are the entity’s primary beneficiary. A primary beneficiary is deemed to have a controlling financial interest in a VIE.

We consolidate any VIE when we determine that we are the primary beneficiary. We must disclose the nature of any interests in a VIE that is not consolidated. Significant judgment is exercised in determining that a legal entity is a VIE and in evaluating our interest in a VIE. We use primarily a qualitative analysis to determine if an entity is a VIE. We evaluate the entity’s need for continuing financial support; the equity holder’s lack of a controlling financial interest; and/or if an equity holder’s voting interests are disproportionate to its obligation to absorb expected losses or receive residual returns. We evaluate our interests in a VIE to determine whether we are the primary beneficiary. We use primarily a qualitative analysis to determine if we are deemed to have a controlling financial interest in the VIE, either on a standalone basis or as part of a related party group. We continually monitor our interests in legal entities for changes in the design or activities of an entity and changes in our interests, including our status as the primary beneficiary to determine if the changes require us to revise our previous conclusions. As a result of this analysis, we concluded that our investment in Crestwood Permian is a VIE that we are not the primary beneficiary of, and as a result, we account for our investment in Crestwood Permian as an equity method investment.

Our other equity investments are not considered to be VIEs. However, any future changes in the design or nature of the activities of these entities may require us to reconsider our conclusions associated with these entities. Such reconsideration would require the identification of the variable interests in the entity and a determination on which party is the entity’s primary beneficiary. If an equity investment were considered a VIE and we were determined to be the primary beneficiary, the change could cause us to consolidate the entity. The consolidation of an entity that is currently accounted for under the equity method could have a significant impact on our financial statements. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6 for more information on our equity method investments.

Revenue Recognition

We gather, treat, compress, process, store, transport and sell various commodities pursuant to fixed-fee and percent-of-proceeds contracts. We recognize revenue on these contracts when certain criteria are met, the most important of which is that the delivery of the service has been performed. Certain of our contracts in our gathering and processing segment and storage and transportation segment contain minimum volume features under which the customers must deliver a set quantity of crude or gas or pay a deficiency fee based on the amount the customers’ actual volume is short of the contractual minimum volume. The minimum volume feature generally allows customers a recoupment period in subsequent periods to make up certain previous volumetric shortfalls by delivering additional crude or gas above their minimum threshold. We recognize revenue from these contracts based on the physical volume that is delivered to our systems in the current period and any minimum volume deficiency amounts billable to customers under the minimum volume features are recorded as a deferred revenue liability until we determine that the revenue is earned. We will recognize the deferred revenue as income at such time as the customer does not have the physical ability to make up the deficiency due to system capacity limitations or the contractually allowed recoupment period expires. At December 31, 2016 and 2015, we had deferred revenue of approximately $7.5 million and $14.2 million, which is reflected as accrued expenses and other liabilities on our consolidated balance sheets.

How We Evaluate Our Operations

We evaluate our overall business performance based primarily on EBITDA and Adjusted EBITDA. We do not utilize depreciation, depletion and amortization expense in our key measures because we focus our performance management on cash flow generation and our assets have long useful lives.

EBITDA and Adjusted EBITDA - We believe that EBITDA and Adjusted EBITDA are widely accepted financial indicators of a company’s operational performance and its ability to incur and service debt, fund capital expenditures and make distributions. We believe that EBITDA and Adjusted EBITDA are useful to our investors because it allows them to use the same performance measure analyzed internally by our management to evaluate the performance of our businesses and investments without regard to the manner in which they are financed or our capital structure. EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and gain or loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and losses on long-lived assets, impairments of long-lived assets and goodwill, gains and losses on acquisition-related contingencies, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our historical cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

See our reconciliation of net income to EBITDA and Adjusted EBITDA in Results of Operations below.

Results of Operations

In conjunction with the closing of the Simplification Merger on September 30, 2015, CEQP contributed 100% of its interest in Crestwood Operations to CMLP, and as a result of this equity contribution, CMLP controls the operating and financial decisions of Crestwood Operations. CMLP accounted for this transaction as a reorganization of entities under common control and the accounting standards related to such transactions requires CMLP to retroactively adjust its historical results to reflect the operations of Crestwood Operations as being acquired on June 19, 2013, the date in which CMLP and Crestwood Operations came under common control. The contribution of Crestwood Operations to CMLP had no impact on CEQP’s results of operations.

The following table summarizes our results of operations for each of the three years ended December 31 (in millions).

	Crestwood Equity			Crestwood Midstream
	Year Ended December 31,			Year Ended December 31,
	2016	2015	2014	2016	2015
Revenues	$2,520.5	$2,632.8	$3,931.3	$2,520.5	$2,632.8
Costs of product/services sold	1,925.1	1,883.5	3,165.3	1,925.1	1,883.5
Operations and maintenance	158.1	190.2	203.3	155.0	188.7
General and administrative	88.2	116.3	100.2	85.6	105.6
Depreciation, amortization and accretion	229.6	300.1	285.3	240.5	278.5
Loss on long-lived assets, net	(65.6)	(821.2)	(1.9)	(65.6)	(227.8)
Goodwill impairment	(162.6)	(1,406.3)	(48.8)	(162.6)	(1,149.1)
Loss on contingent consideration	—	—	(8.6)	—	—

Operating income (loss)	(108.7)	(2,084.8)	117.9	(113.9)	(1,200.4)
Earnings (loss) from unconsolidated affiliates, net	31.5	(60.8)	(0.7)	31.5	(60.8)
Interest and debt expense, net	(125.1)	(140.1)	(127.1)	(125.1)	(130.5)
Gain (loss) on modification/extinguishment of debt	10.0	(20.0)	—	10.0	(18.9)
Other income, net	0.5	0.6	0.6	—	—
(Provision) benefit for income taxes	(0.3)	1.4	(1.1)	—	—

Net loss	(192.1)	(2,303.7)	(10.4)	(197.5)	(1,410.6)
Add:
Interest and debt expense, net	125.1	140.1	127.1	125.1	130.5
(Gain) loss on modification/extinguishment of debt	(10.0)	20.0	—	(10.0)	18.9
Provision (benefit) for income taxes	0.3	(1.4)	1.1	—	—
Depreciation, amortization and accretion	229.6	300.1	285.3	240.5	278.5

EBITDA	152.9	(1,844.9)	403.1	158.1	(982.7)
Unit-based compensation charges	19.2	19.7	21.3	19.2	18.1
Loss on long-lived assets, net	65.6	821.2	1.9	65.6	227.8
Goodwill impairment	162.6	1,406.3	48.8	162.6	1,149.1
Loss on contingent consideration	—	—	8.6	—	—
(Earnings) loss from unconsolidated affiliates, net	(31.5)	60.8	0.7	(31.5)	60.8
Adjusted EBITDA from unconsolidated affiliates, net	61.1	25.3	6.9	61.1	25.3
Change in fair value of commodity inventory-related derivative contracts	14.1	5.4	(10.3)	14.1	5.4
Significant transaction and environmental-related costs and other items(1)	11.6	33.6	14.9	11.6	28.5

Adjusted EBITDA	$455.6	$527.4	$495.9	$460.8	$532.3

	Crestwood Equity			Crestwood Midstream
	Year Ended December 31,			Year Ended December 31,
	2016	2015	2014	2016	2015
EBITDA:
Net cash provided by operating activities	$346.1	$440.7	$283.0	$353.8	$471.8
Net changes in operating assets and liabilities	(57.9)	(98.0)	73.8	(56.8)	(107.9)
Amortization of debt-related deferred costs, discounts and premiums	(6.9)	(8.9)	(8.5)	(6.9)	(8.1)
Interest and debt expense, net	125.1	140.1	127.1	125.1	130.5
Market adjustment on interest rate swaps	—	0.5	2.7	—	—
Unit-based compensation charges	(19.2)	(19.7)	(21.3)	(19.2)	(18.1)
Loss on long-lived assets, net	(65.6)	(821.2)	(1.9)	(65.6)	(227.8)
Goodwill impairment	(162.6)	(1,406.3)	(48.8)	(162.6)	(1,149.1)
Loss on contingent consideration	—	—	(8.6)	—	—
(Earnings) loss from unconsolidated affiliates, net, adjusted for cash distributions received	(7.6)	(73.6)	(0.7)	(7.6)	(73.6)
Deferred income taxes	3.1	3.6	5.2	(0.2)	0.3
Provision (benefit) for income taxes	0.3	(1.4)	1.1	—	—
Other non-cash expense	(1.9)	(0.7)	—	(1.9)	(0.7)

EBITDA	152.9	(1,844.9)	403.1	158.1	(982.7)
Unit-based compensation charges	19.2	19.7	21.3	19.2	18.1
Loss on long-lived assets, net	65.6	821.2	1.9	65.6	227.8
Goodwill impairment	162.6	1,406.3	48.8	162.6	1,149.1
Loss on contingent consideration	—	—	8.6	—	—
(Earnings) loss from unconsolidated affiliates, net	(31.5)	60.8	0.7	(31.5)	60.8
Adjusted EBITDA from unconsolidated affiliates, net	61.1	25.3	6.9	61.1	25.3
Change in fair value of commodity inventory-related derivative contracts	14.1	5.4	(10.3)	14.1	5.4
Significant transaction and environmental-related costs and other items(1)	11.6	33.6	14.9	11.6	28.5

Adjusted EBITDA	$455.6	$527.4	$495.9	$460.8	$532.3

(1)	Significant transaction and environmental-related costs and other items for the years ended December 31, 2016, 2015 and 2014, primarily includes costs incurred related to our historical cost savings initiatives, the Simplification Merger, and mergers, acquisitions and joint venture transactions.

Segment Results

The following tables summarize the EBITDA of our segments (in millions):

Crestwood Equity	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics
Revenues	$1,118.8	$165.3	$1,236.4
Intersegment revenue	108.6	4.2	(112.8)
Costs of product/services sold	917.0	5.1	1,003.0
Operations and maintenance expense	77.0	21.4	59.7
Loss on long-lived assets, net	(2.0)	(32.2)	(31.4)
Goodwill impairment	(8.6)	(44.9)	(109.1)
Earnings from unconsolidated affiliates	20.3	11.2	—

EBITDA for the year ended December 31, 2016	$243.1	$77.1	$(79.6)

Revenues	$1,381.0	$266.3	$985.5
Intersegment revenue	66.7	—	(66.7)
Costs of product/services sold	1,103.9	20.1	759.5
Operations and maintenance expense	89.0	31.7	69.5
Loss on long-lived assets	(787.3)	(1.6)	(32.3)
Goodwill impairment	(329.7)	(623.4)	(453.2)
Loss from unconsolidated affiliates	(43.4)	(17.4)	—

EBITDA for the year ended December 31, 2015	$(905.6)	$(427.9)	$(395.7)

Revenues	$2,166.8	$264.6	$1,499.9
Intersegment revenue	50.0	—	(50.0)
Costs of product/services sold	1,859.9	33.3	1,272.1
Operations and maintenance expense	102.8	28.8	71.7
Gain (loss) on long-lived assets	(32.7)	33.8	(3.0)
Goodwill impairment	(18.5)	—	(30.3)
Loss on contingent consideration	(8.6)	—	—
Earnings (loss) from unconsolidated affiliates	0.5	(1.2)	—

EBITDA for the year ended December 31, 2014	$194.8	$235.1	$72.8

Crestwood Midstream
Revenues	$1,118.8	$165.3	$1,236.4
Intersegment revenue	108.6	4.2	(112.8)
Costs of product/services sold	917.0	5.1	1,003.0
Operations and maintenance expense	77.0	18.3	59.7
Loss on long-lived assets, net	(2.0)	(32.2)	(31.4)
Goodwill impairment	(8.6)	(44.9)	(109.1)
Earnings from unconsolidated affiliates	20.3	11.2	—

EBITDA for the year ended December 31, 2016	$243.1	$80.2	$(79.6)

Revenues	$1,381.0	$266.3	$985.5
Intersegment revenue	66.7	—	(66.7)
Costs of product/services sold	1,103.9	20.1	759.5
Operations and maintenance expense	89.0	30.2	69.5
Loss on long-lived assets	(194.1)	(1.4)	(32.3)
Goodwill impairment	(72.5)	(623.4)	(453.2)
Loss from unconsolidated affiliates	(43.4)	(17.4)	—

EBITDA for the year ended December 31, 2015	$(55.2)	$(426.2)	$(395.7)

Segment Results

Below is a discussion of the factors that impacted EBITDA by segment for the three years ended December 31, 2016, 2015 and 2014.

Gathering and Processing

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

EBITDA for CMLP’s G&P segment increased by approximately $298.3 million for the year ended December 31, 2016 compared to 2015. The comparability of our G&P’s segment results year-over-year was significantly impacted by property, plant and equipment, intangible asset and goodwill impairments recorded during 2016 and 2015, which are further described below.

During the year ended December 31, 2016, our G&P segment’s revenues were lower by approximately $220.3 million compared to 2015, partially offset by lower costs of product/services sold of approximately $186.9 million. These decreases were primarily driven by our Arrow operations, which experienced a $193.9 million reduction in revenues during the year ended December 31, 2016 compared to 2015, offset by a $194.0 million decrease in costs of product/services sold. These decreases in Arrow’s revenues and costs were driven by lower market prices on crude oil, which caused average prices on Arrow’s agreements under which it purchases and sells crude to decrease. Gathering volumes on the Arrow system were relatively flat in 2016 compared to 2015.

Also contributing to the decrease in our G&P segment’s revenues were lower service revenues from our Marcellus and Barnett operations of approximately $20.7 million and $14.8 million, respectively, during the year ended December 31, 2016 compared to 2015. During the year ended December 31, 2016, we experienced a decrease in our gathering and compression volumes on our Marcellus system due to lack of drilling from our primary customer, Antero, as a result of the decline in commodity prices. Our gathering and compression volumes were 0.4 Bcf/d and 0.5 Bcf/d, respectively during the year ended December 31, 2016 compared to 0.5 Bcf/d and 0.6 Bcf/d during 2015. Our Barnett operations experienced a decrease in service revenues during 2016 compared to 2015 as a result of our primary customer, Quicksilver, ceasing drilling and shutting in production during the first quarter of 2016 as a result of its filing for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In April 2016, BlueStone bought Quicksilver’s assets out of bankruptcy and thereafter returned to production wells that were previously shut-in by Quicksilver. We entered into new 10-year gathering and processing agreements with BlueStone and pursuant to those agreements, BlueStone will not shut-in or choke back production for economic purposes through the end of 2018. As a result, gathering and processing volumes on our Barnett system have returned to levels relatively consistent with those preceding Quicksilver’s bankruptcy filing.

Partially offsetting the decreases from our Arrow, Marcellus and Barnett operations discussed above, were lower operations and maintenance expenses of $12.0 million during the year ended December 31, 2016 compared to 2015, primarily as a result of our cost reduction initiatives implemented in 2015.

Our G&P segment’s EBITDA was also impacted by a goodwill impairment of $8.6 million recorded during 2016 related to our Marcellus operations compared to property, plant and equipment, intangible asset and goodwill impairments of approximately $265.5 million recorded during 2015 related to our Fayetteville, Granite Wash, and Haynesville operations. For a further discussion of these impairments, see “Critical Accounting Estimates and Policies” above and Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 2.

Our G&P segment’s EBITDA was impacted by an increase in net earnings from unconsolidated affiliates of approximately $63.7 million. During the year ended December 31, 2016, earnings from our Jackalope equity investment increased by $64.2 million primarily due to a $51.4 million impairment recorded on the investment in 2015 and higher gathering and processing volumes at the facility resulting from Jackalope placing the Bucking Horse processing plant into service in 2015. For a further discussion of our investments in unconsolidated affiliates, see Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6.

EBITDA for CEQP’s G&P segment increased by $1,148.7 million during the year ended December 31, 2016 compared to 2015 due to all the factors discussed above for CMLP. In addition to the goodwill impairments during 2016 and 2015 described above, CEQP recorded $850.5 million of property, plant and equipment, intangible asset and goodwill impairments related to our Barnett operations in 2015. For a further discussion of these impairments, see “Critical Accounting Estimates and Policies” above and Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 2.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

EBITDA for CEQP’s G&P segment decreased by approximately $1,100.4 million for the year ended December 31, 2015 compared to 2014, primarily due to property, plant and equipment, intangible asset and goodwill impairments of approximately $1,116.0 million recorded during 2015 related to our Barnett, Fayetteville, Granite Wash and Haynesville operations, compared to $51.7 million of impairments recorded during the year ended December 31, 2014. For a further discussion of these impairments, see “Critical Accounting Estimates and Policies” above and Part IV, Item 15. Exhibits, Financial Statements Schedules, Note 2.

Also contributing to CEQP’s EBITDA decrease was a $769.1 million decrease in revenues, partially offset by a $756.0 million decrease in costs of products/services sold. The revenue and costs of product/services sold decreases were primarily driven by our Arrow operations, which experienced a decrease in its product revenues of $742.9 million partially offset by a decrease in its costs of product/services sold of $738.4 million. The decrease in product revenues and costs of product/services sold was driven by the decreases in market prices on crude oil, which caused average crude oil prices on our crude oil sales to decrease by approximately 50% during the year ended December 31, 2015 compared to 2014. We experienced a $21.7 million increase in Arrow’s service revenues due to an increase of 14%, 30% and 49% in its crude oil, natural gas and water volumes, respectively, during the year ended December 31, 2015 compared to 2014, as new wells were connected to the system.

During the year ended December 31, 2015, our Barnett operations experienced a decrease in service revenues of approximately $23.1 million compared to 2014 as a result of our primary customer, Quicksilver, ceasing drilling in 2015 as a result of its filing for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.

During the year ended December 31, 2015, we experienced a decrease in our G&P segment’s operations and maintenance expense of approximately $13.8 million compared to 2014 resulting from cost-reduction efforts undertaken in 2015.

CEQP’s G&P segment EBITDA was also impacted by an $8.6 million loss on contingent consideration recorded for the year ended December 31, 2014. The loss on contingent consideration reflected the fair value of an earn-out premium associated with the original acquisition of our Marcellus G&P assets from Antero in 2012. The earn-out provision, which was settled in February 2015, allowed Antero to receive an additional $40.0 million payment when gathering volumes exceeded a certain threshold as defined in the acquisition agreements.

Our G&P segment’s EBITDA was impacted by a decrease in net earnings from our Jackalope equity investment of $43.9 million during the year ended December 31, 2015 compared to 2014. During the year ended December 31, 2015, we recorded a $51.4 million impairment of our Jackalope equity investment. Offsetting this impairment, our equity earnings from Jackalope increased by approximately $7.5 million for the year ended December 31, 2015 compared to 2014, primarily attributable to Jackalope placing its Bucking Horse processing plant in service in 2015.

Storage and Transportation

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

EBITDA for CMLP’s storage and transportation segment increased by approximately $506.4 million during the year ended December 31, 2016 compared to 2015. The comparability of our storage and transportation segment’s results year-over-year is primarily impacted by goodwill impairments recorded during 2016 and 2015, which are further described below. In addition, on June 3, 2016, we deconsolidated our NE S&T assets as a result of the contribution of the assets to Stagecoach Gas and we recognized a loss of $32.4 million. The deconsolidation of the NE S&T assets also resulted in lower revenues of approximately $102.3 million during the year ended December 31, 2016 compared to the 2015, partially offset by lower costs of product/services sold of approximately $8.7 million year-over-year. We also experienced lower operations and maintenance expense of approximately $11.9 million during the year ended December 31, 2016 compared to 2015, primarily as a result of the deconsolidation of the NE S&T assets. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Notes 2 and 6 for a further discussion of the deconsolidation of our NE S&T assets.

Our COLT Hub operations experienced an increase in revenues of approximately $5.4 million during the year ended December 31, 2016 compared to 2015, primarily due to the recognition in income of previously deferred revenues related to two rail loading contracts that expired in late 2016, which was partially offset by a related reduction in our actual rail throughput revenues resulting from lower rail loading volumes primarily under those contracts. Our lower rail loading volumes were a result of narrowed crude oil locational differences in the Bakken, and were partially offset by a related decrease in costs of product/services sold of $6.3 million during the year ended December 31, 2016 compared to 2015.

Our storage and transportation segment’s EBITDA was also impacted by goodwill impairments related to our COLT Hub operations of approximately $44.9 million and $623.4 million during the years ended December 31, 2016 and 2015. For a further discussion of our goodwill impairments recorded during 2016 and 2015, see “Critical Accounting Estimates and Policies” above and Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 2.

Our storage and transportation segment’s EBITDA was impacted by a $28.6 million increase in earnings from unconsolidated affiliates. As discussed above, effective June 3, 2016, we deconsolidated the NE S&T assets as a result of the Stagecoach Gas transaction and began accounting for our 50% equity interest in Stagecoach Gas under the equity method of accounting. We recognized equity earnings from Stagecoach Gas of approximately $15.9 million during the year ended December 31, 2016. Our equity earnings from Tres Holdings were lower by approximately $2.8 million during the year ended December 31, 2016 compared to the same period in 2015, primarily due to an increase in property tax accruals at the equity investment. Our equity earnings from our PRBIC equity investment increased by $15.5 million, primarily due to an impairment of $23.4 million of the investment recorded in 2015, partially offset by a $4.4 million loss from the investment in 2016 driven by an impairment recorded at the equity investee level due to declining actual and forecasted revenues from its major customer, Chesapeake. For additional information on our investments in unconsolidated affiliates, see Part IV, Item 15. Exhibits, Financial Statements Schedules, Note 6.

EBITDA for CEQP’s storage and transportation segment increased by $505.0 million for the year ended December 31, 2016 compared to 2015 due to all the factors as discussed above for CMLP. In addition, in June 2016, the Matagorda County court issued a final judgment related to Tres Palacios’ 2012 and 2013 property tax years which resulted in Crestwood Equity recording additional net property taxes (including interest and penalties) of approximately $2.9 million during the year ended December 31, 2016. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 15 for a further discussion of CEQP’s property tax matters.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

EBITDA for CEQP’s storage and transportation segment decreased by approximately $663.0 million for the year ended December 31, 2015 compared to 2014, primarily due to a $623.4 million goodwill impairment recorded related to our COLT Hub operations. For a further discussion of this goodwill impairment, see “Critical Accounting Estimates and Policies” above and Part IV, Item 15. Exhibits, Financial Statements Schedules, Note 2.

In December 2014, CEQP sold its 100% interest in Tres Palacios to the Tres Holdings joint venture between Crestwood Midstream and Brookfield for total cash consideration of approximately $132.8 million (of which approximately $66.4 million was paid by Crestwood Midstream), and as a result, CEQP deconsolidated Tres Palacios. Tres Palacios generated approximately $0.4 million of EBITDA to CEQP’s storage and transportation segment’s EBITDA prior to its deconsolidation on December 1, 2014. CEQP recognized a gain of approximately $30.6 million on the portion of the sale related to Brookfield. For a further discussion of our investment in Tres Holdings, see Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6.

Also contributing to the decrease in CEQP’s storage and transportation segment’s EBITDA were higher operations and maintenance expenses of approximately $2.9 million for the year ended December 31, 2015 compared to 2014, primarily due to the expansion of the COLT Hub facility (including the release and departure tracks placed in service in December 2014) and other expansion projects placed in service during the last half of 2014 and the first half of 2015, primarily the NS-1 Expansion project.

Partially offsetting the decrease in CEQP’s storage and transportation segment’s EBITDA described above were higher revenues from our COLT Hub operations primarily driven by higher volumes as a result of our expansion of the facility discussed above and increased utilization of non-firm capacity on the system, which resulted in an increase in revenues of approximately $17.9 million for the year ended December 31, 2015 compared to 2014. For the year ended December 31, 2015, we loaded approximately 117 MBbls/d of crude on rail cars entering the facility compared to 110 MBbls/d in 2014. Also contributing to the revenue increase was additional firm transportation services resulting from expansion projects placed in service during the last half of 2014 and the first half of 2015, which increased volumes delivered into Millennium Pipeline. Partially offsetting these revenue increases was a reduction in firm storage revenues due to recontracting efforts yielding lower rates in 2015 compared to 2014. For the years ended December 31, 2015 and 2014, total firm throughput from our Northeast storage and transportation services averaged 1.5 Bcf/d in both years.

Also impacting CEQP’s storage and transportation segment’s EBITDA was a $18.5 million decrease in equity earnings from our PRBIC equity investment, which was primarily the result of a $23.4 million impairment of our investment recorded in 2015. During the years ended December 31, 2015 and 2014, we recorded equity earnings of approximately $2.5 million and $0.2 million from Tres Holdings equity investment.

Marketing, Supply and Logistics

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

EBITDA for our marketing, supply and logistics segment increased by approximately $316.1 million during the year ended December 31, 2016 compared to 2015. The comparability of our marketing, supply and logistics segment’s results year over year is impacted by goodwill impairments recorded during 2016 and 2015, which are further described below.

Our NGL and crude trucking operations experienced a continued decrease in the demand for their services due to lower volumes, increased competition, excess trucking capacity in the market place and the low commodity price environment during the year ended December 31, 2016, resulting in a 18% and 65% decrease in NGL and crude volumes transported, respectively, compared to 2015. This resulted in a $34.6 million decrease in revenues during the year ended December 31, 2016 compared to 2015, and a $21.8 million decrease in costs of services sold from these operations during the same period.

During the year ended December 31, 2016, our storage and terminals operations (including our West Coast operations) experienced a $147.7 million increase in revenues compared to 2015, in addition to an increase in costs of product/services sold of approximately $167.6 million. Although these operations experienced an increase in demand for its propane-related services year-over-year , it experienced lower demand for its butane-related services (which tend to generate higher per unit margins than its propane services). The lower butane demand was driven by lower NGL commodity prices and tightening of basis differentials on these operations in 2016 compared to 2015.

Our supply and logistics operations experienced a decrease in revenues of approximately $58.0 million and a decrease in costs of product/services sold of $51.0 million during the year ended December 31, 2016 compared to 2015. These decreases were due to the low commodity price environment coupled with warmer weather during 2016 compared to 2015, which resulted in lower demand for the butane-related services provided by these operations. These revenues and costs of services decreases include a loss of $7.8 million on our commodity-based derivative contracts of during the year ended December 31, 2016 and a gain of $18.9 million during the year ended December 31, 2015.

During the year ended December 31, 2016, revenues from our crude marketing operations increased by approximately $146.8 million compared to 2015, in addition to an increase of approximately $147.6 million in our costs of product/services sold year-over-year, both of which were driven by higher crude marketing volumes due to increased marketing activity surrounding our crude-related operations during 2016.

Our marketing, supply and logistics segment’s operations and maintenance expense decreased by $9.8 million during the year ended December 31, 2016 compared to 2015, primarily due to our cost-savings initiative implemented in 2015.

Our marketing, supply and logistics segment’s EBITDA for the year ended December 31, 2016 was also impacted by intangible asset and goodwill impairments of approximately $140.5 million related to our supply and logistics, storage and terminals and trucking operations compared to property, plant and equipment and goodwill impairments of $484.4 million related to our West Coast, supply and logistics, storage and terminals, trucking and Watkins Glen operations in 2015. For a further discussion of our impairments recorded during 2016 and 2015, see “Critical Accounting Estimates” above and Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 2.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

EBITDA for CEQP’s marketing, supply and logistics segment decreased by approximately $468.5 million for the year ended December 31, 2015 compared to 2014, primarily due to impairments of property, plant and equipment and goodwill of approximately $484.4 million related to our West Coast, Watkins Glen, supply and logistics, storage and terminals and trucking operations. During the year ended December 31, 2014, we recorded goodwill and intangible asset impairments of $31.6 million related to Watkins Glen and US Salt operations. For a further discussion of these impairments, see “Critical Accounting Estimates and Policies” above and Part IV, Item 15. Exhibits, Financial Statements Schedules, Note 2. Also contributing to the decrease in CEQP’s marketing, supply and logistics segment’s EBITDA was a year over year decrease in revenues of approximately $531.1 million, partially offset by lower costs of product/services sold of approximately $512.6 million.

Our NGL and crude trucking operations experienced a decrease in the demand for their services due to lower volumes, increased competition, excess trucking capacity in the market place and the low commodity price environment during the year ended December 31, 2015, resulting in a $29.0 million decrease in revenues compared to 2014, and a $16.4 million decrease in costs of services sold from these operations during the same period.

During the year ended December 31, 2015, our storage and terminals operations (including our West Coast operations)experienced a $167.8 million decrease in revenues compared to 2014, in addition to an decrease in costs of product/services sold of approximately $166.1 million. These decreases were driven by lower demand for propane and butane-related services resulting from lower NGL commodity prices.

Our supply and logistics operations experienced a decrease in revenues of approximately $374.0 million and a decrease in costs of product/services sold of $361.6 million during the year ended December 31, 2015 compared to 2014. These decreases were due to the low commodity price environment coupled with warmer weather during 2015 compared to 2014, which resulted in lower demand for the propane and butane-related services provided by these operations. These revenues and costs of services decreases include a gain of $18.9 million on our commodity-based derivative contracts of during the year ended December 31, 2015 and a gain of $51.2 million during the year ended December 31, 2014.

During the year ended December 31, 2015, revenues from our crude marketing operations increased by approximately $50.0 million compared to 2014, in addition to an increase of approximately $49.3 million in our costs of product/services sold year-over-year. These increases were driven by higher crude marketing volumes due to increased marketing activity surrounding our crude-related operations during 2015.

Our marketing, supply and logistics segment’s operations and maintenance expenses were relatively flat for the year ended December 31, 2015 compared to 2014.

Other EBITDA Results

General and Administrative Expenses. During 2015, we completed a number of cost-reduction efforts, including the Simplification Merger (see Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 2 for a discussion of the Simplification Merger), and as a result we decreased our ongoing operations and maintenance expense and general and administrative expense. During the year ended December 31, 2016 compared to 2015, we experienced a decrease of approximately $28.1 million and $20.0 million, respectively, in Crestwood Equity’s and Crestwood Midstream’s general and administrative expenses primarily as a result of our cost-savings initiatives.

During the year ended December 31, 2015 Crestwood Equity incurred costs of $32.4 million primarily related to our 2015 cost-savings initiatives and the Simplification Merger. Offsetting the impacts of these costs, general and administrative expenses related to Crestwood Equity’s corporate operations decreased by approximately $16.3 million for the year ended December 31, 2015 compared to 2014, primarily because of our cost-savings initiatives.

Items not affecting EBITDA include the following:

Depreciation, Amortization and Accretion Expense. During the year ended December 31, 2016 our depreciation, amortization and accretion expense decreased compared to 2015, primarily due to a reduction in the carrying value of certain of our assets as a result of impairments on our property, plant and equipment and intangible assets recorded during 2015 and the deconsolidation of our NE S&T assets in June 2016.

During the year ended December 31, 2015 compared to 2014, our depreciation, amortization and accretion expense increased primarily due to the assets acquired during 2014. For a further discussion of our acquisitions during 2014, see Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 3.

Interest and Debt Expense, Net. Interest and debt expense, net decreased for the year ended December 31, 2016 compared to 2015, primarily due to repayments of amounts outstanding under our credit facilities and repayments of all or a portion of our senior notes.

During the year ended December 31, 2015 compared to 2014, our interest and debt expense, net increased primarily due to the issuance of Crestwood Midstream’s 6.25% senior notes in March 2015 and higher outstanding balances under our credit facilities, partially offset by repayments of Crestwood Equity’s credit facility in conjunction with the Simplification Merger and the redemption of Crestwood Midstream’s 2019 Senior Notes and its $1.0 billion credit facility.

The following table provides a summary of our interest and debt expense (in millions). For a discussion of our long-term debt and related transactions, see Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 9.

	CEQP			CMLP
	Year Ended December 31,			Year Ended December 31,
	2016	2015	2014	2016	2015	2014
Credit facilities	$18.7	$25.2	$31.5	$18.7	$17.2	$18.1
Senior notes	99.9	108.4	94.7	99.9	107.8	93.9
Capital lease interest	—	—	0.1	—	—	0.1
Other debt-related costs	7.2	9.0	8.5	7.2	8.0	6.8

Gross interest and debt expense	125.8	142.6	134.8	125.8	133.0	118.9
Less: capitalized interest	0.7	2.5	7.7	0.7	2.5	7.5

Interest and debt expense, net	$125.1	$140.1	$127.1	$125.1	$130.5	$111.4

Gain (Loss) on Modification/Extinguishment of Debt. During the year ended December 31, 2016, we recognized a gain on extinguishment of debt of approximately $10.0 million in conjunction with the early tender of a portion of Crestwood Midstream’s 2020 Senior Notes and 2022 Senior Notes.

During the year ended December 31, 2015, we recognized a loss on extinguishment of debt related to the termination of Crestwood Equity’s credit facility, the redemption of Crestwood Midstream’s 2019 Senior Notes and modification of Crestwood Midstream’s credit facility.

Net Income (Loss) Attributable to Non-Controlling Partners. The change in Crestwood Equity’s net income (loss) attributable to non-controlling partners for the year ended December 31, 2016 compared to 2015 and 2014, was primarily due to Crestwood Midstream becoming a wholly-owned subsidiary of Crestwood Equity as a result of the Simplification Merger in September 2015. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 12 for further detail of Crestwood Equity’s net income (loss) attributable to non-controlling partners.

Liquidity and Sources of Capital

Crestwood Equity is a holding company that derives all of its operating cash flow from its operating subsidiaries and equity investments. Our principal sources of liquidity include cash generated by operating activities from our subsidiaries, distributions from our joint ventures, credit facilities, and sales of equity and debt securities. Our operating subsidiaries use cash from their respective operations to fund their operating activities, maintenance and growth capital expenditures, and service their outstanding indebtedness. We believe our liquidity sources and operating cash flows are sufficient to address our future operating, debt service and capital requirements.

As described in Outlook and Trends above, we formed a joint venture with a subsidiary of Consolidated Edison in 2016 to own and further develop our natural gas storage and transportation operations in the northeast. The contribution of the NE S&T assets to Stagecoach Gas resulted in a distribution to us of approximately $975 million during 2016, which was utilized to retire indebtedness (including a portion of the principal amounts outstanding under our 2020 Senior Notes and 2022 Senior Notes and borrowings under our credit facility). This substantially reduced our financial leverage and improved our liquidity.

In October 2016, Crestwood and an affiliate of First Reserve formed a joint venture to fund and own the new Nautilus gas gathering system in the Delaware Permian. Under the joint venture, the First Reserve member will fund up to $37.5 million of the capital requirements during the early-stage build-out of the gathering system. We will fund the next $37.5 million before each party will be required to fund the remaining capital requirements on a pro rata basis. First Reserve’s total financial commitment to the joint venture is $250 million. We expect to fund our portion of the capital expenditures required for the Nautilus gathering system with internally generated cash flows and borrowings under our credit facility.

Throughout 2016, Crestwood Equity declared a quarterly distribution of $0.60 per common unit (or $2.40 per common unit annually), a 56% reduction of the distribution compared to the fourth quarter of 2015. Beginning with the quarter ending December 31, 2017, we will be required to make quarterly cash distributions to our preferred unitholders of approximately $15 million per quarter in lieu of quarterly distributions of additional preferred units. We believe that during 2017, our operating cash flows will well exceed our quarterly distributions at the current level and cash distributions to our preferred unitholders.

As of December 31, 2016, we had $734.4 million of available capacity under our credit facility considering the most restrictive debt covenants in the credit agreement. As further described in Item 1. Financial Statements, Note 9, we amended the credit facility during 2016 to, among other things, facilitate the announced joint venture with Consolidated Edison and retire indebtedness with the proceeds thereof.

We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions, tender offers or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. As of December 31, 2016, we were in compliance with all of our debt covenants applicable to the credit facility and our senior notes. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 9 for a more detailed description of the credit facility and senior notes.

The following table provides a summary of Crestwood Equity’s cash flows by category (in millions):

	Year Ended December 31,
	2016	2015	2014
Net cash provided by operating activities	$346.1	$440.7	$283.0
Net cash provided by (used in) investing activities	867.2	(212.7)	(483.0)
Net cash provided by (used in) financing activities	(1,212.2)	(236.3)	203.6

Operating Activities

Our operating cash flows decreased approximately $94.6 million for the year ended December 31, 2016 compared to 2015, primarily due to a $112.3 million decrease in operating revenues as a result of the deconsolidation of our NE S&T assets in June 2016 and from our gathering and processing segment’s operations due primarily to the effect of lower commodity prices on that segment. These unfavorable cash flow impacts were partially offset by lower operations and maintenance expense of approximately $32.1 million, primarily due to the deconsolidation of our NE S&T assets.

Our operating cash flows increased approximately $157.7 million for the year ended December 31, 2015 compared to 2014, primarily due to $171.8 million net cash inflow from working capital resulting primarily from lesser working capital requirements of our NGL terminalling, supply and logistics operations, primarily due to lower commodity prices. In addition, we experienced a $1,298.5 million decrease in operating revenues primarily from our G&P and marketing, supply and logistics segments’ operations described above, partially offset by lower costs of product/services sold of approximately $1,281.8 million primarily due to the effect of lower commodity prices on our G&P and marketing, supply and logistics segments’ operations described above.

Investing Activities

The energy midstream business is capital intensive, requiring significant investments for the acquisition or development of new facilities. We categorize our capital expenditures as either:

•	growth capital expenditures, which are made to construct additional assets, expand and upgrade existing systems, or acquire additional assets; or

•	maintenance capital expenditures, which are made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets, extend their useful lives or comply with regulatory requirements.

During 2017, we anticipate growth capital expenditures of approximately $130.0 million to $150.0 million, which includes contributions to our equity investments related to their capital projects. In addition, we expect to spend between approximately $20.0 million to $25.0 million on maintenance capital expenditures. We anticipate that our growth capital expenditures in 2017 will increase the operating efficiencies of our systems. We expect to finance our growth and maintenance capital expenditures with a combination of cash generated by our operating subsidiaries, distributions received from our equity investments and borrowings under our credit facility.

We have identified additional growth capital project opportunities for each of our reporting segments. Additional commitments or expenditures will be made at our discretion, and any discontinuation of the construction of these projects will likely result in less future cash flow and earnings. The following table summarizes our capital expenditures for the year ended December 31, 2016 (in millions).

Growth capital	$72.5
Maintenance capital	13.3
Other(1)	14.9

Purchases of property, plant and equipment	100.7
Reimbursements of property, plant and equipment	(26.0)

Net	$74.7

(1)	Represents gross purchases of property, plant and equipment that are reimbursable by third parties.

In addition to the capital expenditures described in the table above, our cash flows from investing activities were also impacted by the following significant items during the three years ended December 31, 2016, 2015 and 2014:

Acquisitions. In December 2016, we acquired four NGL terminals for approximately $7.2 million. During the year ended December 31, 2014, we paid approximately $19.5 million to acquire our crude oil transportation fleet from Red Rock and LT Enterprises.

Investments in Unconsolidated Affiliates. During the years ended December 31, 2016, 2015 and 2015, we contributed approximately $12.4 million, $42.0 million and $108.6 million to our joint ventures primarily to fund their growth projects and to fund the operating activities of our joint ventures. In addition, distributions from our joint ventures increased during the year ended December 31, 2016 compared to 2015, primarily due to the formation of the Stagecoach Gas joint venture and an increase in Jackalope’s available cash as a result of it placing an expansion project in service in 2015. For a further discussion of transactions with our equity method investments, see Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6.

Proceeds from the Sale of Assets. On June 3, 2016, we contributed to Stagecoach Gas the entities owning the NE S&T assets, CEGP contributed $975 million in exchange for a 50% equity interest in Stagecoach Gas, and Stagecoach Gas distributed to us the net cash proceeds received from CEGP.

In December 2014, Crestwood Equity sold its 100% interest in Tres Palacios to Tres Holdings, a newly formed joint venture between Crestwood Midstream’s consolidated subsidiary and an affiliate of Brookfield for total cash consideration of approximately $132.8 million. As a result of this transaction, effective December 1, 2014, Crestwood Equity deconsolidated the operations of Tres Palacios. Crestwood Midstream and Brookfield paid approximately $66.4 million each to acquire their respective interests in Tres Palacios. For a further discussion of our sale in Tres Palacios, see Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6.

Financing Activities

Significant items impacting our financing activities during the years ended December 31, 2016, 2015 and 2014 included the following:

Equity Transactions

•	Increase in distributions to partners of $48.3 million for the year ended December 31, 2016 compared to 2015, and $69.0 million for the year ended December 31, 2015 compared to 2014, primarily due to the increase in the number of limited partner units outstanding as a result of the Simplification Merger;

•	Decrease in distributions paid to non-controlling partners of $219.0 million in 2016 compared to 2015 and $62.3 million in 2015 compared to 2014 due primarily to the Simplification Merger;

•	$58.8 million and $430.5 million net proceeds from the issuance of Crestwood Midstream’s Class A Preferred Units in 2015 and 2014, respectively, prior to the completion of the Simplification Merger; and

•	$53.9 million net proceeds from the issuance of Crestwood Niobrara preferred equity to GE in 2014.

Debt Transactions

•	$468.4 million increase in net repayments of amounts outstanding under our credit facilities in 2016 compared to 2015;

•	$332.8 million increase in net repayments of amounts outstanding under our credit facilities in 2015 compared to 2014;

•	$312.9 million repayments of a portion of Crestwood Midstream’s 2020 Senior Notes and 2022 Senior Notes in 2016;

•	$688.3 million net proceeds from Crestwood Midstream’s issuance of the 2023 Senior Notes in 2015; and

•	$363.6 million redemption of Crestwood Midstream’s 2019 Senior Notes in 2015.

Contractual Obligations

We are party to various contractual obligations. A portion of these obligations are reflected in our financial statements, such as long-term debt and other accrued liabilities, while other obligations, such as operating leases, capital commitments and contractual interest amounts are not reflected on our balance sheet. The following table and discussion summarizes our contractual cash obligations as of December 31, 2016 (in millions):

	Less than 1 Year	1-3 Years	3-5 Years	Thereafter	Total
Long-term debt:
Principal	$1.0	$1.9	$418.1	$1,136.7	$1,557.7
Interest(1)	93.6	186.9	161.6	59.2	501.3
Future minimum payments under operating leases(2)	18.3	30.7	18.0	18.5	85.5
Asset retirement obligations	—	—	—	27.8	27.8
Fixed price commodity purchase commitments(3)	278.3	33.7	—	—	312.0
Standby letters of credit	64.0	—	—	—	64.0
Purchase commitments and other contractual obligations(4)	34.9	—	—	—	34.9

Total contractual obligations	$490.1	$253.2	$597.7	$1,242.2	$2,583.2

(1)	$77.0 million of our long-term debt is variable interest rate debt at Alternate Base rate or Eurodollar rate plus an applicable spread. These rates plus their applicable spreads were between 3.21% and 5.25% at December 31, 2016. These rates have been applied for each period presented in the table.
(2)	See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 15 for a further discussion of these obligations.
(3)	Fixed price purchase commitments are volumetrically offset by third party fixed price sale contracts.
(4)	Primarily related to growth and maintenance contractual purchase obligations in our G&P segment, the development of a rail terminal project, certain upgrades to the US Salt facility, and environmental obligations included in other current liabilities on our balance sheet. Other contractual purchase obligations are defined as legally enforceable agreements to purchase goods or services that have fixed or minimum quantities and fixed or minimum variable price provisions, and that detail approximate timing of the underlying obligations.

Off-Balance Sheet Arrangements

As of December 31, 2016, we have not entered into any transactions, agreements or other arrangements that would result in off-balance sheet liabilities.

Our equity interest in Crestwood Permian is considered to be a variable interest entity. We are not the primary beneficiary of Crestwood Permian and as a result, we account for our investment in Crestwood Permian as an equity method investment. For a further discussion of our investment in Crestwood Permian, see Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 6.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

In order to maintain a cost effective capital structure, it is our policy to borrow funds using a mix of fixed rate debt and variable rate debt. The market risk inherent in our debt instruments is the potential change arising from increases or decreases in interest rates as discussed below.

For fixed rate debt, changes in the interest rates generally affect the fair value of the debt instrument, but not our earnings or cash flows. Conversely, for variable rate debt, changes in interest rates generally do not impact the fair value of the debt instrument, but may affect our future earnings and cash flows.

As of December 31, 2016, both the carrying value and fair value of our fixed rate debt instruments (including debt fair value adjustments) was approximately $1.5 billion. As of December 31, 2015, the carrying value and fair value of our fixed rate debt instruments was approximately $1.8 billion and $1.3 billion, respectively. For a further discussion of our fixed rate debt, see Part IV, Item 15. Exhibits and Financial Statement Schedules, Note 9.

We are subject to the risk of loss associated with changes in interest rates on our credit facility. At December 31, 2016, we had obligations totaling $77.0 million outstanding under the credit facility. These obligations expose us to the risk of increased interest payments in the event of increases in short-term interest rates. Floating rate obligations expose us to the risk of increased interest expense in the event of increases in short-term interest rates. If the interest rate on the our credit facility were to fluctuate by 1% from the rate as of December 31, 2016, our annual interest expense would have changed by a total of $0.8 million.

Commodity Price, Market and Credit Risk

Inherent in our business are certain business risks, including market risk and credit risk.

Market Risk

We typically do not take title to the natural gas, NGLs or crude oil that we gather, store, or transport for our customers. However, we do take title to (i) the NGLs and crude oil marketed or supplied by our NGL and crude oil supply and logistics operations (marketing, supply and logistics segment), (ii) NGLs under certain of our percent-of-proceeds contracts (G&P segment); (iii) crude oil and natural gas purchased from our Arrow, Granite Wash and Delaware Permian producer customers (G&P segment); and (iv) line pack and base gas that we purchase for our natural gas storage and transportation facilities (storage and transportation segment). Our current business model is designed to minimize our exposure to fluctuations in commodity prices, although we are willing to assume commodity price risk in certain processing and marketing activities. We remain subject to volumetric risk under contracts without minimal volume commitments or take-or-pay pricing terms, but absent other market factors that could adversely impact our operations (e.g., market conditions that negatively influence our producer customers’ decisions to develop or produce hydrocarbons), changes in the price of natural gas, NGLs or crude oil should not materially impact our operations.

In our marketing, supply and logistics operations, we consider market risk to be the risk that the value of our NGL and crude services segment’s portfolio will change, either favorably or unfavorably, in response to changing market conditions. We take an active role in managing and controlling market risk and have established control procedures, which are reviewed on an ongoing basis. We monitor market risk through a variety of techniques, including daily reporting of the portfolio’s position to senior management. We attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits, letters of credit and entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions, as deemed appropriate. The counterparties associated with assets from price risk management activities as of December 31, 2016 were energy marketers, propane retailers, resellers, and dealers.

We engage in hedging and risk management transactions, including various types of forward contracts, options, swaps and futures contracts, to reduce the effect of price volatility on our product costs, protect the value of our inventory positions and to help ensure the availability of propane during periods of short supply. We attempt to balance our contractual portfolio by purchasing volumes only when we have a matching purchase commitment from our marketing customers. However, we may experience net unbalanced positions from time to time, which we believe to be immaterial in amount. In addition to our ongoing policy to maintain a balanced position, for accounting purposes we are required, on an ongoing basis, to track and report the market value of our derivative portfolio. These derivatives are not designated as hedges for accounting purposes.

The fair value of the derivatives contracts related to price risk management activities as of December 31, 2016 were assets of $6.3 million and liabilities of $28.6 million. We use observable market values for determining the fair value of our trading instruments. In cases where actively quoted prices are not available, other external sources are used that incorporate information about commodity prices in actively quoted markets, quoted prices in less active markets and other market fundamental analysis. Our risk management department regularly compares valuations to independent sources and models on a quarterly basis. A theoretical change of 10% in the underlying commodity value would result in a $7.0 million change in the market value of these contracts as there were 82.3 million gallons of net unbalanced positions at December 31, 2016. Inventory positions of 83.2 million gallons would substantially offset this theoretical change at December 31, 2016.

Credit Risk

Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. We take an active role in managing and controlling credit risk and have established control procedures, which are reviewed on an ongoing basis. We have diversified our credit risk through having long-term contracts with many investment grade customers and creditworthy producers. Additionally, we perform credit analyses of our customers on a regular basis pursuant to our corporate credit policy. We have not had any significant losses due to failures to perform by our counterparties.

Under a number of our customer contracts, there are provisions that provide for our right to request or demand credit assurances from our customers including the posting of letters of credit, surety bonds, cash margin or collateral held in escrow for varying levels of future revenues. We continue to closely monitor our producer customer base since a majority of our customers in our consolidated gathering and processing and storage and transportation operations are either not rated by the major rating agencies or had below investment grade credit ratings.

Item 8. Financial Statements and Supplementary Data

Reference is made to the financial statements and report of independent registered public accounting firm included later in this report under Part IV, Item 15. Exhibits, Financial Statement Schedules.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A. Controls and Procedures

Disclosure Controls and Procedures

As of December 31, 2016, Crestwood Equity and Crestwood Midstream carried out an evaluation under the supervision and with the participation of their respective management, including the Chief Executive Officers and Chief Financial Officers of their General Partners, as to the effectiveness, design and operation of our disclosure controls and procedures (as defined in the Securities Exchange Act of 1934, as amended (Exchange Act) Rules 13a-15(e) and 15d-15(e)). Crestwood Equity and Crestwood Midstream maintain controls and procedures designed to provide reasonable assurance that information required to be disclosed in their respective reports that are filed or submitted under the Exchange Act of 1934, as amended, are recorded, processed, summarized and reported within the time periods specified by the rules and forms of the SEC, and that information is accumulated and communicated to their respective management, including the Chief Executive Officers and Chief Financial Officers of their General Partners, as appropriate, to allow timely decisions regarding required disclosure. Such management, including the Chief Executive Officers and Chief Financial Officers of their General Partners, does not expect that the disclosure controls and procedures or the internal controls will prevent and/or detect all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Crestwood Equity’s and Crestwood Midstream’s disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives and the Chief Executive Officers and Chief Financial Officers of their General Partners concluded that such disclosure controls and procedures were effective at the reasonable assurance level as of December 31, 2016.

Changes in Internal Control over Financial Reporting

There have been no changes in Crestwood Equity’s or Crestwood Midstream’s internal control over financial reporting during the fourth quarter of 2016 that have materially affected, or are reasonably likely to materially affect Crestwood Equity’s and Crestwood Midstream’s internal control over financial reporting.

Management’s Report on Internal Control Over Financial Reporting

Crestwood Equity’s and Crestwood Midstream’s management is responsible for establishing and maintaining adequate internal control over financial reporting, pursuant to Exchange Act Rules 13a-15(f). Crestwood Equity’s and Crestwood Midstream’s internal control systems were designed to provide reasonable assurance to their respective management and board of directors regarding the preparation and fair presentation of published financial statements in accordance with GAAP.

Management recognizes that there are inherent limitations in the effectiveness of any system of internal control, and accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation and fair presentation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

Under the supervision and with the participation of Crestwood Equity’s and Crestwood Midstream’s management, including the Chief Executive Officers and Chief Financial Officers, Crestwood Equity and Crestwood Midstream assessed the effectiveness of their respective internal control over financial reporting as of December 31, 2016. In making this assessment, Crestwood Equity and Crestwood Midstream used the criteria set forth in the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). Based upon such assessment, Crestwood Equity and Crestwood Midstream concluded that, as of December 31, 2016, their respective internal control over financial reporting is effective, based upon those criteria.

Crestwood Equity’s independent registered public accounting firm, Ernst & Young LLP, issued an attestation report dated February 24, 2017, on the effectiveness of our internal control over financial reporting, which is included herein.

Item 9B. Other Information

None.

PART III

Item 10, “Directors, Executive Officers and Corporate Governance;” Item 11, “Executive Compensation;” Item 12, Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters;” and Item 13, “Certain Relationships and Related Transactions, and Director Independence” have been omitted from this report for Crestwood Midstream pursuant to the reduced disclosure format permitted by General Instruction I to Form 10-K.

Item 10. Directors, Executive Officers and Corporate Governance

Our General Partner Manages Crestwood Equity Partners LP

Crestwood Equity GP LLC, our general partner, manages our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by the general partner and their affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of the general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units. Unitholders do not directly or indirectly participate in our management or operation. Our general partner owes a fiduciary duty to the unitholders. Our general partner is liable, as a general partner, for all of our debts (to the extent not paid from our assets), except for specific nonrecourse indebtedness or other obligations. Whenever possible, our general partner intends to incur indebtedness or other obligations that are nonrecourse.

As is commonly the case with publicly-traded limited partnerships, we are managed and operated by the officers of our general partner and are subject to the oversight of the directors of our general partner. The board of directors of our general partner is presently composed of seven directors.

Directors and Executive Officers

The following table sets forth certain information with respect to the executive officers and members of the board of directors of our general partner. Executive officers and directors will serve until their successors are duly appointed or elected.

Executive Officers and Directors	Age	Position with our General Partner
Robert G. Phillips	62	President, Chief Executive Officer and Director
J. Heath Deneke	43	President and Chief Operating Officer, Pipeline Services Group
William C. Gautreaux	53	President and Chief Marketing Officer, Supply and Logistics Group
Robert T. Halpin	33	Senior Vice President, Chief Financial Officer
Steven M. Dougherty	44	Senior Vice President, Chief Accounting Officer
Joel C. Lambert	48	Senior Vice President, General Counsel and Corporate Secretary
William H. Moore	37	Senior Vice President, Strategy and Corporate Development
Alvin Bledsoe	68	Director
Michael G. France	39	Director
Warren H. Gfeller	64	Director
David Lumpkins	62	Director
John J. Sherman	61	Director
John W. Somerhalder II	61	Director

Robert G. Phillips was elected Chairman, President and Chief Executive Officer of our general partner in June 2013 and has served on the Management Committee of Crestwood Holdings since May 2010. He served as Chairman, President and CEO of Legacy Crestwood from November 2007 until October 2013. Previously, Mr. Phillips served as President and Chief Executive Officer and a Director of Enterprise Products Partners L.P. from February 2005 until June 2007 and Chief Operating Officer and a Director of Enterprise Products Partners L.P. from September 2004 until February 2005. Mr. Phillips also served on the Board of Directors of Enterprise GP Holdings L.P., the general partner of Enterprise Products Partners L.P., from February 2006 until April 2007. He previously served as Chairman of the Board and CEO of GulfTerra Energy Partners, L.P. (GTM), from 1999-2004, prior to GTM’s merger with Enterprise Product Partners, LP, and held senior executive management positions with El Paso Corporation, including President of El Paso Field Services from 1996-2004. Prior to that he was Chairman, President and CEO of Eastex Energy, Inc. from 1981-1995. Mr. Phillips previously served as a Director of Pride International, Inc. from October 2007 to May 31, 2011, one of the world’s largest offshore drilling contractors, and was a member of its audit committee. Mr. Phillips has served as a Director of Bonavista Energy Corporation , a Canadian independent oil and gas producer, since May 2015, and is a member of its governance committee. Mr. Phillips holds a B.B.A. from The University of Texas at Austin and a Juris Doctorate from South Texas College of Law. Mr. Phillips was selected to serve as the Chairman of the Board of our general partner because of his deep experience in the midstream business, expansive knowledge of the oil and gas industry, as well as his experience in executive leadership roles for public companies in the energy industry and operational and financial expertise in the oil and gas business generally.

J. Heath Deneke was appointed President, Chief Operating Officer, Pipeline Services Group in June 2015. He served as President, Natural Gas Business Unit of our general partner from October 2013 to June 2015 and as Senior Vice President and Chief Commercial Officer of Legacy Crestwood from August 2012 until October 2013. Prior to joining Legacy Crestwood, Mr. Deneke served in various management positions at El Paso Corporation and its affiliates, including Vice President of Project Development and Engineering for the Pipeline Group, Director of Marketing and Asset Optimization for Tennessee Gas Pipeline Company, LLC and Manager of Business Development and Strategy for Southern Natural Gas Company, LLC. Mr. Deneke holds a bachelor’s degree in Mechanical Engineering from Auburn University.

William C. Gautreaux was appointed President, Chief Marketing Officer, Supply and Logistics Group in June 2015. He served as President, Liquids and Crude Business Unit of our general partner and CMLP’s general partner from October 2013 to June 2015 and as President - Inergy Services from November 2011until October 2013. He was with Legacy Inergy since its inception in 1997 and was previously employed by Ferrellgas and later co-founded and managed supply and risk management for LPG Services Group, Inc., which was acquired by Dynegy, Inc. in 1996.

Robert T. Halpin has served as the Senior Vice President - Chief Financial Officer of our general partner since March 2015. He previously served as Vice President, Finance from January 2013 to March 2015 and as Vice President, Business Development from January 2012 to January 2013. Prior to joining Crestwood, from July 2009 to January 2012, he was an Associate at First Reserve and from July 2007 to June 2009, he was an investment banker in the Global Natural Resources Group at Lehman Brothers and subsequently, Barclays Capital following its acquisition of Lehman Brothers’ Investment Banking Division in September 2008. Mr. Halpin holds a B.B.A. in Finance from The University of Texas at Austin.

Steven M. Dougherty was appointed Senior Vice President, Chief Accounting Officer of our general partner in October 2013. He served as Senior Vice President, Interim Chief Financial Officer and Chief Accounting Officer of Legacy Crestwood from January 2013 to October 2013. Mr. Dougherty had served as Vice President and Chief Accounting Officer of Legacy Crestwood since June 2012. Prior to joining Legacy Crestwood, Mr. Dougherty was Director of Corporate Accounting at El Paso Corporation since 2001, with responsibility over El Paso’s corporate segment and in leading El Paso’s efforts in addressing complex accounting matters. Mr. Dougherty also had seven years of experience with KPMG LLP, working with public and private companies in the financial services industry. Mr. Dougherty holds a Master of Public Accountancy from The University of Texas at Austin and is a certified public accountant in the State of Texas.

Joel C. Lambert was appointed Senior Vice President, General Counsel and Corporate Secretary of our general partner in October 2013. He served as a director of Legacy Crestwood from October 2010 to October 2013. From 2007 until October 2013, Mr. Lambert served as Vice President, Legal of First Reserve Corporation, a private equity company which invests exclusively in the energy industry. From 1998 to 2006, Mr. Lambert was an attorney in the Business and International Section of Vinson & Elkins LLP. In 1997, he was an Intern at the Texas Supreme Court, and has served as a Military Intelligence Specialist for the United States Army. Mr. Lambert holds a Bachelor of Environmental Design from Texas A&M University and a Juris Doctorate from The University of Texas School of Law.

William H. Moore was appointed Senior Vice President, Strategy and Corporate Development of our general partner in October 2013. He joined Legacy Inergy in 2005 as a legal analyst and has held various positions in corporate and business development, including Vice President, Corporate Development. Mr. Moore holds an M.B.A from Fort Hays State University, and a Juris Doctorate from the University of Kansas School of Law.

Alvin Bledsoe was appointed a director of our general partner in October 2013. He served as a director of Crestwood Midstream GP LLC (CMLP GP ) from October 2013 to October 2015 and as a director of Legacy Crestwood from July 2007 until October 2013. Since June 2011, Mr. Bledsoe has also served as a director of SunCoke Energy, Inc. Prior to his retirement in 2005, Mr. Bledsoe served as a certified public accountant and various senior roles for 33 years at PricewaterhouseCoopers (PwC). From 1978 to 2005, he was a senior client engagement and audit partner for large, publicly-held energy, utility, pipeline, transportation and manufacturing companies. From 1998 to 2000, Mr. Bledsoe served as Global Leader of PwC’s Energy, Mining and Utilities Industries Assurance and Business Advisory Services Group, and from 1992 to 2005 as a managing partner and regional managing partner. During his career, Mr. Bledsoe also served as a member of PwC’s governing body. Mr. Bledsoe was selected to serve as a director of our general partner due to his extensive background in public accounting and auditing, including experience advising publicly-traded energy companies.

Michael G. France was appointed as a director of our general partner in June 2013. He served as a director of CMLP GP from October 2013 to October 2015 and as a director of Legacy Crestwood from October 2010 to October 2013. Mr. France, a Managing Director of First Reserve, a global private equity and infrastructure firm focused exclusively on energy, has been with the firm since 2007. Additionally, Mr. France has served on the Management Committee of Crestwood Holdings since May 2010. From 2003 to 2007, Mr. France served as a Vice President in the Natural Resources Group, Investment Banking Division, at Lehman Brothers. From 1999 to 2001, he served as a Senior Consultant at Deloitte & Touche LLP. Mr. France previously served on the board of directors of Cobalt International Energy, Inc. Mr. France holds a B.B.A. (Cum Laude) in Finance from The University of Texas at Austin and a Master of Business Administration from Jones Graduate School of Management at Rice University. Mr. France was elected to serve as a director of our general partner due to his years of experience in financing energy related companies including his energy investment experience at First Reserve and his general knowledge of upstream and midstream energy companies.

Warren H. Gfeller has been a member of our general partner’s board of directors since March 2001. He served as a director of CMLP GP from December 2011 to October 2015. He has engaged in private investments since 1991. From 1984 to 1991, Mr. Gfeller served as president and chief executive officer of Ferrellgas, Inc., a retail and wholesale marketer of propane and other natural gas liquids. Mr. Gfeller began his career with Ferrellgas in 1983 as an executive vice president and financial officer. Prior to joining Ferrellgas, Mr. Gfeller was the Chief Financial Officer of Energy Sources, Inc. and a CPA at Arthur Young & Co. He has served as a director of HC2 Holdings, Inc. since June 2016 and previously served as a director of Inergy Holdings GP, LLC, Zapata Corporation and Duckwall-Alco Stores, Inc. Mr. Gfeller worked for many years in the energy industry. This experience has given him a unique perspective on our operations, and, coupled with his extensive financial and accounting training and practice, has made him a valuable member of our board of directors.

David Lumpkins was appointed as a member of our general partner’s board of directors in November 2015 and previously served on the board of directors of CMLP’s general partner. Mr. Lumpkins is a partner at Stonecourt Capital, LP, a private equity investment firm. He previously served as the Executive Chairman,of PetroLogistics GP LLC, the general partner of PetroLogistics LP. Mr. Lumpkins was previously affiliated with the private equity firm Lindsay Goldberg since 2000, during which time he was involved in a number of investment opportunities in the petrochemical and energy midstream industries. Prior to his affiliation with Lindsay Goldberg, Mr. Lumpkins worked in the investment banking industry for 17 years principally for Morgan Stanley and Credit Suisse. In 1995, Mr. Lumpkins opened Morgan Stanley’s Houston office and served as head of the firm’s southwest region. He is a graduate of The University of Texas where he also received his MBA. Mr. Lumpkins’ extensive experience in the petrochemical, energy midstream and finance industries adds significant value to the boards of directors of our general partners.

John J. Sherman has served as a director of our general partner since March 2001 and previously served on the board of directors of CMLP’s general partner. He served as Chief Executive Officer and President of our general partner from March 2001 until June 2013 and of our predecessor from 1997 until July 2001. Prior to joining our predecessor, he was a vice president with Dynegy Inc. from 1996 through 1997. He was responsible for all downstream propane marketing operations, which at the time were the country’s largest. From 1991 through 1996, Mr. Sherman was the president of LPG Services Group, Inc., a company he co-founded and grew to become one of the nation’s largest wholesale marketers of propane before Dynegy acquired LPG Services in 1996. From 1984 through 1991, Mr. Sherman was a vice president and member of the management committee of Ferrellgas. He also served as President, Chief Executive Officer and director of Inergy Holdings GP, LLC. He is currently Vice Chairman of the Cleveland Indians Baseball Club and a director of Great Plains Energy Inc. and Tech Accel LLC. We believe the breadth of Mr. Sherman’s experience in the energy industry and his past employment described above, as well as his current board of director positions, has given him valuable knowledge about our business and our industry that makes him an asset to our board of directors.

John W. Somerhalder II was appointed as a director of our general partner in October 2013. He has served as a director of CenterPoint Energy, Inc. since October 2016 and as a director of Legacy Crestwood from July 2007 to October 2013. Mr. Somerhalder is currently the interim Chief Executive Officer of Colonial Pipeline Company and previously served as the President, Chief Executive Officer and a director of AGL Resources Inc. (AGL Resources), a publicly-traded energy services holding company whose principal business is the distribution of natural gas, from March 2006 to December 2015 and as Chairman of the Board of AGL Resources from November 2007 to December 2015. From 2000 to May 2005, Mr. Somerhalder served as the Executive Vice President of El Paso Corporation, where he continued service under a professional services agreement from May 2005 to March 2006. From 2001 to 2005, he served as the President of El Paso Pipeline Group. From 1996 to 1999, Mr. Somerhalder served as the President of Tennessee Gas Pipeline Company, an El Paso subsidiary company. From April 1996 to December 1996, Mr. Somerhalder served as the President of El Paso Energy Resources

Company. From 1992 to 1996, he served as the Senior Vice President, Operations and Engineering, of El Paso Natural Gas Company. From 1990 to 1992, Mr. Somerhalder served as the Vice President, Engineering of El Paso Natural Gas Company. From 1977 to 1990, Mr. Somerhalder held various other positions at El Paso Corporation and its subsidiaries until being named an officer in 1990. Mr. Somerhalder was selected to serve as a director of our general partner due to his years of experience in the oil and gas industry and his extensive business and management expertise, including as President, Chief Executive Officer and a director of a publicly-traded energy company.

Independent Directors

Because we are a limited partnership, the listing standards of the NYSE do not require that we or our general partner have a majority of independent directors on the board, nor that we establish or maintain a nominating or compensation committee of the board. We are, however, required to have an audit committee consisting of at least three members, all of whom are required to be independent as defined by the NYSE. The board of directors has determined that Alvin Bledsoe, Warren Gfeller, David Lumpkins and John W. Somerhalder II qualify as independent pursuant to independence standards established by the NYSE as set forth in Section 303A.02 of the manual. To be considered an independent director under the NYSE listing standards, the board of directors must affirmatively determine that a director has no material relationship with us other than as a director. In making this determination, the board of directors adheres to all of the specific tests for independence included in the NYSE listing standards and considers all other facts and circumstances it deems necessary or advisable.

Board Committees

Audit Committee

The members of the audit committee are Alvin Bledsoe, David Lumpkins and John Somerhalder II. Our board has determined that each of the members of our audit committee meet the independence standards of the NYSE and is financially literate. In addition, the board has determined that Mr. Bledsoe is an audit committee financial expert based upon the experience stated in his biography. The audit committee’s primary responsibilities are to monitor: (a) the integrity of our financial reporting process and internal control system; (b) the independence and performance of the independent registered public accounting firm; and (c) the disclosure controls and procedures established by management. Our audit committee charter may be found on our website at www.crestwoodlp.com.

Compensation Committee

Although we are not required by NYSE listing standards to have a compensation committee, two members of our board of directors also serve as members of our compensation committee, which oversees compensation decisions for the executive officers of Crestwood Equity GP LLC, as well as the compensation plans described below. The current members of the compensation committee are Warren Gfeller and Alvin Bledsoe. Our compensation committee charter may be found on our website at www.crestwoodlp.com.

Conflicts Committee

Our general partner has established a conflicts committee to review specific matters which the board of directors believes may involve conflicts of interest. The members of our conflicts committee are David Lumpkins and John Somerhalder II. The conflicts committee will determine if the resolution of any conflict of interest submitted to it is fair and reasonable to us. In addition to satisfying certain other requirements, the members of the conflicts committee must meet the independence standards for service on an audit committee of a board of directors, which standards are established by the NYSE. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

Finance Committee

Our general partner has established a finance committee to assist the board of directors in fulfilling its oversight responsibilities across the principal areas of corporate finance and risk management. The members of the finance committee are David Lumpkins and Warren Gfeller.

Board Leadership Structure

The board has no policy that requires that the positions of the Chairman of the Board (the Chairman) and the Chief Executive Officer be separate or that they be held by the same individual. The board believes that this determination should be based on circumstances existing from time to time, including the composition, skills and experience of the board and its members, specific challenges faced by us or the industry in which it operates, and governance efficiency. Based on these factors, Robert Phillips serves as our Chairman and Chief Executive Officer.

Risk Oversight

We face a number of risks, including environmental and regulatory risks, and others, such as the impact of competition. Management is responsible for the day-to-day management of risks our company faces, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In fulfilling its risk oversight role, the board of directors must determine whether risk management processes designed and implemented by our management are adequate and functioning as designed. Senior management regularly delivers presentations to the board of directors on strategic matters, operations, risk management and other matters, and is available to address any questions or concerns raised by the board.

Our board committees assist the board in fulfilling its oversight responsibilities in certain areas of risk. The audit committee assists with risk management oversight in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements and our risk management policy relating to our hedging program. The compensation committee assists the board of directors with risk management relating to our compensation policies and programs.

Meetings of Non-Management Directors

Our non-management directors meet in regularly scheduled sessions. Our non-management directors have appointed Warren Gfeller as the lead director to preside at such meetings. In addition, our independent directors meet in executive session at least once a year.

Communication with the Board of Directors

We have established a procedure by which unitholders or interested parties may communicate directly with the board of directors, any committee of the board, any of the independent directors or any one director serving on the board of directors by sending written correspondence addressed to the desired person, committee or group to the attention of Joel C. Lambert, Senior Vice President, General Counsel, 700 Louisiana Street, Suite 2550, Houston, TX 77002. Communications are distributed to the board of directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.

Code of Ethics/Governance Guidelines

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, as well as to all of our other employees. Additionally, the board of directors has adopted corporate governance guidelines for the directors and the board. The Code of Business Conduct and Ethics and corporate governance guidelines may be found on our website at www.crestwoodlp.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our company’s directors and executive officers, and persons who own more than 10% of any class of equity securities of our company registered under Section 12 of the Exchange Act, to file with the Securities and Exchange Commission initial reports of ownership and report of changes in ownership in such securities and other equity securities of our company. Securities and Exchange Commission regulations require directors, executive officers and greater than 10% unitholders to furnish our company with copies of all Section 16(a) reports they file. To our knowledge, based solely on review of the reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, all section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% unitholders, were met.

Item 11. Executive Compensation

Compensation Discussion and Analysis

Introduction

We do not directly employ any of the persons responsible for managing our business. Crestwood Equity GP LLC, our general partner, currently manages our operations and activities, and its board of directors and officers make decisions on our behalf. The compensation of the directors and the executive officers of our general partner is determined by the board of directors of our general partner based on the recommendations of our compensation committee.

All of our executive officers also serve in the same capacities as executive officers of our subsidiaries and the compensation of the Named Executive Officers (NEOs) discussed below reflects total compensation for services to all Crestwood entities described in more detail below.

For purposes of this Compensation Discussion and Analysis our NEOs for fiscal 2016 were comprised of:

•	Robert G. Phillips, our current President and Chief Executive Officer and Director (Principal Executive Officer);

•	Robert T. Halpin, our Senior Vice President, Chief Financial Officer (Principal Financial Officer);

•	J. Heath Deneke, our President and Chief Operating Officer, Pipeline Services Group;

•	William C. Gautreaux, our President and Chief Marketing Officer, Marketing, Supply and Logistics Group; and

•	William H. Moore, our Senior Vice President, Strategy and Corporate Development.

Compensation Philosophy and Objectives

We employ a compensation philosophy that emphasizes pay for performance. The primary measure of our long-term performance is our ability to maintain sustainable cash distributions to our unitholders and the related unitholder value realized. We believe that by tying a substantial portion of each NEO’s total compensation to financial, operational and safety performance metrics that support sustainability in distributable cash, our pay-for-performance approach aligns the interests of our executive officers with that of our unitholders. Accordingly, the objectives of our total compensation program consist of:

•	aligning executive compensation incentives with the creation of unitholder value;

•	balancing short and long-term performance;

•	tying short-and long-term compensation to the achievement of performance objectives (company, business unit, department and/or individual); and

•	attracting and retaining the best possible executive talent for the benefit of our unitholders.

By accomplishing these objectives, we intend to optimize long-term unitholder value.

Compensation Setting Process

Role of Management

In order to make pay recommendations, management, with assistance from management’s consultant, provides the CEO with data from the annual proxy statements of companies in our comparator group along with pay information compiled from nationally recognized executive and industry-related compensation surveys. The survey data is used to confirm that pay practices among companies in the comparator group are aligned with the market as a whole.

Chief Executive Officer’s Role in the Compensation Setting Process

Our CEO plays a significant role in the compensation setting process. The most significant aspects of his role are:

•	assisting in establishing business performance goals and objectives;

•	evaluating executive officer and company performance;

•	recommending compensation levels and awards for executive officers other than himself; and

•	implementing the approved compensation plans.

Our CEO makes recommendations to the compensation committee with respect to financial metrics to be used and determination of performance for performance-based awards as well as other recommendations regarding non-CEO executive compensation, which may be based on our performance, individual performance and the peer group compensation market analysis. The compensation committee considers this information when establishing the total compensation packages of our executive officers. The CEO’s performance and compensation is reviewed, evaluated and established separately by the compensation committee based on criteria similar to those used for non-CEO executive compensation. The board of directors of our general partner reviews all aspects of executive compensation based on the reports from the compensation committee.

Role of the Compensation Committee

For all NEOs, except the CEO, the compensation committee reviews the CEO’s recommendations, supporting market data, and individual performance assessments. In addition, the compensation committee reviews the reasonableness of the CEO’s pay recommendations based on a competitive market study that includes proxy data from the approved comparator group and published compensation survey data. For the CEO, in fiscal 2016 the board of directors met in executive session without management present to review the CEO’s performance. In this session, the board of directors reviewed:

•	Evaluations of the CEO completed by the board members;

•	The CEO’s written assessment of his/her own performance compared with the stated goals; and

•	Business performance of the Company relative to established targets.

The compensation committee used these evaluations and competitive market study to determine the CEO’s long- term incentive amounts, annual cash incentive target, base pay, and any performance adjustments to be made to the CEO’s annual cash incentive payment.

Role of the Compensation Consultant

For the fiscal year 2016, Aon Hewitt (the Compensation Consultant) was engaged on behalf of management as our compensation consultant. Our compensation committee and management believed it was beneficial to have an independent third-party analysis to assist in evaluating and setting executive compensation. Management, in consultation with the compensation committee, chose the Compensation Consultant because of the Compensation Consultant’s extensive experience in providing executive compensation advice, including specific experience in the oil and gas industry. The Compensation Consultant provided management and the compensation committee with an analysis of our executive compensation programs, including total direct compensation comprised of base salary, annual incentive and long-term incentive compensation, in order to assess the competitiveness of our programs and to provide conclusions and recommendation. The Compensation Consultant does not provide any other services to management or us. Our compensation committee has taken and will take into consideration the discussions, guidance and compensation studies produced by the Compensation Consultant in order to make compensation decisions. The compensation committee has assessed the independence of Aon Hewitt under the SEC rules and concluded that Aon Hewitt’s work for management and the compensation committee does not raise any conflict of interest.

Competitive Benchmarking and Peer Group

Our compensation committee considers competitive industry data in making executive pay determinations. Pursuant to our compensation committee’s decisions to maintain a peer group for executive compensation purposes and in view of evolving industry and competitive conditions, the Compensation Consultant with the assistance of management, proposed certain peer group companies for our compensation committee’s review.

For 2016, due to transactions involving two of our peer companies, MarkWest Energy Partners LP and Regency Energy Partners LP, we conducted a thorough review of our peer group. After discussion with the Compensation Consultant and reviewing the Compensation Consultant’s recommendation of a peer group based on companies with annual revenues, assets and net income similar to ours and taking into account geographic footprint and employee count, our compensation committee agreed that the peer group listed below, with seven new companies, is the most appropriate for purposes of executive compensation analyses.

Boardwalk Pipeline Partners LP	Midcoast Energy Partners, L.P.*
Buckeye Partners, L.P.*	NuStar Energy L.P.*
DCP Midstream Partners, LP	ONEOK Inc.*
Enable Midstream Partners, LP	Summit Midstream Partners, LP
EnLink Midstream Partners, LP	Tallgrass Energy Partners, LP
EQT Midstream Partners, LP	Targa Resources Partners LP
Genesis Energy LP*	Tesoro Logistics LP*
Magellan Midstream Partners, L.P.*	Western Gas Partners, LP

*	New to peer group

The Compensation Consultant compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents, and compiled published survey compensation data from multiple sources. This compensation data was then presented to the compensation committee and used to compare the compensation of our NEOs to our peer group where the peer group had individuals serving in similar positions and to the market.

Elements of Compensation

The principal elements of compensation for the NEOs are the following:

•	base salary;

•	incentive awards;

•	long-term incentive plan awards; and

•	retirement and health benefits.

In addition, certain NEOs have received incentive units from Crestwood Holdings, which plays a key role in enabling our general partner to attract, recruit, hire and retain qualified executive officers.

Base Salary

Base salary is designed to compensate executives commensurate with the level of the position they hold and for sustained individual performance (including experience, scope of responsibility, results achieved and future potential). The initial base salaries for our NEOs were determined in 2013 and documented in employment agreements we entered into with each of our executive officers in January 2014 (the Executive Employment Agreements). For a more detailed description of the Executive Employment Agreements, see “Narrative Disclosure to Summary Compensation and Grants of Plan Based Awards Tables-Employment Agreements.”

Base salaries for our NEOs are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In determining the amount of any adjustments, the compensation committee uses market data as a tool for assessing the reasonableness of the base salary amounts of the NEOs as compared to the compensation of executives in similar positions with similar responsibility levels in our industry. However, the final determination of base salary amounts was within the compensation committee’s discretion. Based on our targeted objective to be at the median of the market data, no base salary changes were made in 2016.

Annual Incentive Awards

Incentive bonuses are granted based on a percentage of each NEO’s base salary. Incentive awards are designed to reward the performance of key employees, including the NEO’s, by providing annual incentive opportunities for the partnership’s achievement of its annual financial, operational, and individual performance goals. In particular, these bonus awards are provided to the NEOs in order to provide competitive incentives to these individuals who can significantly impact performance and promote achievement of our short-term business objectives.

Annual incentive target payouts were initially established for each of our NEOs pursuant to their Employment Agreements. For a more detailed description of the Executive Employment Agreements, see “Narrative Disclosure to Summary Compensation and Grants of Plan Based Awards Tables-Executive Employment Agreements.” The annual target bonus amounts of our NEOs are reviewed on an annual basis and at the time of promotion or other change in responsibilities. In determining the amount of any adjustments, the compensation committee uses market data as a tool for assessing the reasonableness of the annual incentive targets of the NEOs as compared to executives in similar positions with similar responsibility levels in our industry. However, the final determination of annual target bonus amounts is within the compensation committee’s discretion. Based on our objective of setting target bonuses at the median of the market data, no changes were made to the target bonus amounts in 2016. In 2016, the annual incentive target for Messrs. Phillips and Moore was 100% of base salary. The 2016 target for Messrs. Halpin, Deneke and Gautreaux was 90% of base salary.

Actual bonuses for 2016 were determined based on our achievement of compensation committee approved key performance indicators (KPIs) and a board discretionary component. The KPIs for fiscal 2016 were Adjusted EBITDA, operational and administrative costs, total shareholder return relative to peers and safety. Each KPI is then weighted based on the relative impact to our overall compensation philosophy and objectives. Actual results between the minimum and maximum target thresholds are pro-rated based on the percentage of target reached. Actual results above the maximum threshold are capped at 140% and results below 40% achievement result in 0% achievement for that KPI, excluding total shareholder return relative to peers. The board discretionary component allows our board of directors the ability to increase or decrease the total recommended bonus pool as much as 25% based on qualitative factors deemed relevant by the board.

2016 Annual Incentive Awards KPIs	Weighting	Target	Weighted Achievement
Adjusted EBITDA	50%	$452.5	51%
Operational and Administrative Costs	35%	$230.0	40%
Relative Total Shareholder Return*	5%	100%	4%
Total Recordable Incident Rate	5%	2.0	5%
At-Fault Vehicle Incident Rate	5%	1.4	4%
	100%	—	104%

*	Peers include Boardwalk Pipeline Partners LP, EQT Midstream Partners LP, DCP Midstream, LP, Enable Midstream Partners, EnLink Midstream Partners LP, Summit Midstream Partners LP, Tallgrass Energy Partners, Targa Resources Group and Western Gas Partners LP.

Based on the company’s KPI achievement, the actual annual incentive bonus pool for fiscal 2016 was established at 100% of target amount. Actual bonus amounts then paid to the individual NEO is adjusted based on the individual performance review for such NEO. For example, that actual amount of Mr. Halpin’s 2016 annual incentive award was above his target amount due to his superior individual performance review.

In addition to annual incentive awards, from time to time the compensation committee may award one-time project completion bonuses. The amount of these awards are recommended by management to the compensation committee based on the size of the project, the strategic importance of the project to the company and the respective individual’s efforts in sourcing and completing the project.

In June 2016, the company completed a transformative $2 billion joint venture with Con Edison. As a result of their significant efforts associated with the joint venture and its subsequent impact on unit performance, the compensation committee approved project completion bonuses to certain NEOs as follows:

•	Robert Halpin received a $75,000 bonus and a $50,000 restricted unit award;

•	Heath Deneke received a $50,000 bonus and a $50,000 restricted unit award; and

•	William Moore received a $100,000 bonus and a $200,000 restricted unit award.

Mr Deneke received an additional $50,000 bonus and $50,000 restricted unit award for his efforts associated with new long-term gathering and processing agreements entered into in April 2016 with BlueStone for the Alliance, Cowtown and Lake Arlington systems in the Barnett Shale.

Long-Term Incentive Plan Awards

Long-term incentive awards for the NEOs are granted under the Crestwood Equity Partners LP Long Term Incentive Plan in order to promote achievement of our primary long-term strategic business objective of increasing distributable cash flow and increasing unitholder value. This plan was designed to align the economic interests of key employees and directors with those of our common unitholders and to provide an incentive to management for continuous employment with the general partner and its affiliates. Long-term incentive compensation is based upon the common units representing limited partnership interests in us. For fiscal 2016, awards consisted of grants of restricted common units which vest based upon continued service. Restricted units are designed to attract and retain executive talent and to align their economic interests with those of common unitholders.

The initial long-term equity incentive targets for our NEOs were established in their Employment Agreements. For a more detailed description of the Executive Employment Agreements, see “Narrative Disclosure to Summary Compensation and Grants of Plan Based Awards Tables-Employment Agreements.” The annual target long-term equity incentives for our NEOs are reviewed on an annual basis and at the time of promotion or other changes in responsibilities. In determining the amount of any adjustments, the compensation committee uses market data as a tool for assessing the reasonableness of long-term incentive targets of the NEOs as compared to executives in similar positions with similar responsibility levels in our industry. However, the final determination of long-term equity awards is within the compensation committee’s discretion.

Based on our objective of granting annual equity awards at the median of the market data, the following target equity changes were made and reflected in 2016 equity grants:

•	Increased Mr. Phillips’ annual equity grant target to 300% of base salary;

•	Increased Mr. Halpin’s annual equity grant target to 250% of base salary;

•	Increased Mr. Deneke’s annual equity grant target to 250% of base salary;

•	Increased Mr. Gautreaux’s annual equity grant target to 237.5% of base salary; and

•	Increased Mr. Moore’s annual equity grant target to 175% of base salary.

Risk Assessment Related to our Compensation Structure

We believe that the compensation plans and programs for our executive officers, as well as other employees, are appropriately structured and are not reasonably likely to result in a material risk. We believe these compensation plans and programs are structured in a manner that does not promote excessive risk-taking that could reward poor judgment. We also believe that we have allocated compensation among base salary and short and long-term compensation in such a way as to not encourage excessive risk-taking. In particular, we generally do not adjust base annual salaries for our executive officers and other employees significantly from year to year, and therefore the annual base salary of our employees is not generally impacted by our overall financial performance or the financial performance of an operating segment.

Severance and Change of Control Benefits

For a detailed description of the Executive Employment Agreements for our other NEOs, see “Potential Payments upon a Change in Control or Termination during Fiscal 2016.”

Other Compensation Related Matters

Retirement and Health Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. The NEOs are eligible for the same programs on the same basis as other employees. We maintain a 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. We match 6% of the deferral to the retirement plan (not to exceed the maximum amount permitted by law) made by eligible participants. Our executive officers are also eligible to participate in additional employee benefits available to our other employees.

Perquisites and Other Compensation

We do not provide perquisites or other personal benefits to any of the NEOs.

Tax Deductibility of Compensation

With respect to the deduction limitations under Section 162(m) of the Code, we are a limited partnership and do not meet the definition of a “corporation” under Section 162(m). Thus the compensation that we pay to our employees is not subject to the deduction limitations under Section 162(m) of the Code.

Compensation Committee Report

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended that the Compensation Discussion and Analysis be included in this Annual Report on Form 10-K for the year ended December 31, 2016.

Warren Gfeller

Alvin Bledsoe

Members of the Compensation Committee

Summary Compensation Table for Fiscal 2016

The following table sets forth the cash and non-cash compensation earned by our NEOs for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(3)	Unit Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(2)	Total ($)
Robert G. Phillips President, Chief Executive Officer and Director	2016	655,000	—	1,589,964	655,000	17,088	2,917,052
	2015	655,000	—	2,935,211	655,000	10,093	4,255,304
	2014	655,000	—	4,718,155	655,000	16,788	6,044,943
Robert T. Halpin Senior Vice President, Chief Financial Officer	2016	400,000	115,000	860,017	360,000	15,744	1,750,761
	2015	400,000	—	1,057,804	360,000	16,044	1,833,848
J. Heath Deneke President and Chief Operating Officer, Pipeline Services Group	2016	475,000	100,000	1,062,601	427,500	15,780	2,080,881
	2015	475,000	—	1,477,254	427,500	16,080	2,395,834
	2014	435,000	—	752,265	435,000	15,780	1,638,045
William C. Gautreaux President, Chief Marketing Officer, Supply and Logistics Group	2016	451,250	—	867,170	406,125	16,038	1,740,583
	2015	451,250	—	561,802	406,125	304,225	1,723,402
	2014	435,000	—	2,256,796	293,625	15,363	3,000,784
William H. Moore Senior Vice President, Strategy and Corporate Development	2016	350,000	100,000	713,284	350,000	15,654	1,528,938
	2015	350,000	—	482,164	350,000	15,954	1,198,118
	2014	350,000	—	1,452,659	350,000	15,654	2,168,313

(1)	The material terms of our outstanding LTIP awards to our executive officers are described in “Compensation Discussion and Analysis - Long-Term Incentive Plan Awards.” Unit award amounts reflect the aggregate grant date fair value of unit awards granted during the periods presented calculated in accordance with Accounting Standards Codification 718, disregarding forfeitures. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 13 for a discussion of the assumptions used to determine the FASB ASC Topic 718 value of the awards.
(2)	“All Other Compensation” for Fiscal Year 2016 consisted of the following:

Name	401(k) Matching Contributions ($)	Group Term Life Insurance ($)	Total ($)
Robert G. Phillips	15,900	1,188	17,088
Robert T. Halpin	15,900	144	16,044
J. Heath Deneke	15,600	180	15,780
William G. Gautreaux	15,900	138	16,038
William H. Moore	15,600	54	15,654

(3)	Amounts paid pursuant to our annual incentive program were previously reported in the “Bonus” column. We have since concluded that it is more appropriate to include such amounts in the “Non-Equity Incentive Plan Compensation” column. Accordingly, the “Bonus” column now reflects only discretionary amount paid for project completion bonuses and individual performance bonuses as described in the Compensation Discussion and

Analysis. The reclassification of prior years from “Bonus” to “Non-Equity Incentive Plan Compensation” did not change the aggregate value of previously reported amounts.

Grants of Plan-Based Awards Table for Fiscal 2016

The following table provides information concerning each grant of an award made to our NEOs during fiscal 2016.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All Other Unit Awards(#)(2)	Grant Date Fair Value of Unit and Option Awards ($)(3)
Robert G. Phillips	1/15/2016				113,650	1,589,964
		262,000	655,000	—
Robert T. Halpin	1/15/2016				57,837	809,140
	6/6/2016				2,213	50,877
		144,000	360,000	504,000
J. Heath Deneke	1/15/2016				68,681	960,847
	6/6/2016				4,426	101,754
		171,000	427,500	598,500
William C. Gautreaux	1/15/2016				61,985	867,170
		162,450	406,125	568,575
William H. Moore	1/15/2016				36,437	509,754
	6/6/2016				8,853	203,530
		140,000	350,000	490,000

(1)	Actual amounts paid pursuant to the annual incentive bonus are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The amount of the annual bonus may be increased at the discretion of the compensation committee, irrespective of actual KPI performance, as described above in the “Compensation Discussion and Analysis - Incentive Awards.” Any annual bonus amount paid over and above what is called for by actual KPI performance is reported in the “Bonus” column of the Summary Compensation Table.
(2)	The restricted units vest ratably (33.33%) over a three year period beginning on the first anniversary of the grant date.
(3)	Unit award amounts reflect the aggregate grant date fair value of unit awards granted during 2016 calculated in accordance with Accounting Standards Codification Topic 718, Compensation - Stock Compensation (ASC 718), disregarding forfeitures. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 13 for a discussion of the assumptions used to determine the value of the awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

During January 2014, Crestwood Operations, LLC (Crestwood Operations) entered into new employment agreements (the Executive Employment Agreements) with each of our named executive officers. The Executive Employment Agreements each have an initial term ending December 31, 2015 and will renew automatically for additional one-year periods thereafter if neither party gives advance notice of non-renewal. The Executive Employment Agreements provide for the base salary, target bonus amounts and a target equity compensation grant described in our “Compensation Discussion and Analysis.”

Under the terms of the Executive Employment Agreements, if the named executive officer’s employment is terminated during the initial term or a subsequent one-year renewal by Crestwood Operations without “employer cause” or the executive resigns due to “employee cause” or the named executive officer’s employment with Crestwood Operations terminates as a result of Crestwood Operations’ election not to renew the Executive Employment Agreement or due to the executive’s death or permanent disability, the executive will be entitled to receive, subject to the executive’s execution of a release of claims, severance equal to two (or, in the case of Mr. Phillips, three) times the sum of the executive’s base salary and average annual bonus for the prior two years, payable in equal installments over an 18-month period following termination. In addition, the named executive officer would be entitled to certain subsidized medical benefits over such 18-month period.

On May 27, 2015, Crestwood Operations entered into a first amendment (the “First Amendment”) to the employment agreement dated January 21, 2014 with Bill Gautreaux. Effective June 1, 2015, in connection with a corporate restructuring, Mr. Gautreaux ceased serving as President, Liquids and Crude Business Unit and became employed as the Senior Vice President and Chief Marketing Officer of Crestwood Operations and President of the Supply and Logistics Group. Absent the entry into the First Amendment, the corporate restructuring described above would have constituted “employee cause” (as defined in the Employment Agreement) and entitled Mr. Gautreaux to resign and receive severance benefits as provided for under the Employment Agreement and subject to the other terms and conditions therein. Pursuant to the terms of the First Amendment, Mr. Gautreaux agreed not to invoke this provision of the Employment Agreement. However, Mr. Gautreaux is permitted to submit a resignation notice at any point after June 1, 2015, and for any reason, provided that his resignation will not be effective until 60 days after the date of the notice and provided that he works diligently and reasonably during the 60-day period to attempt to locate and hire a successor and transfer his duties to such successor. In the event that Mr. Gautreaux meets the requirements set forth in the prior sentence, he would be entitled to receive the severance and other benefits payable pursuant to the terms of the Employment Agreement or otherwise upon a resignation due to “employee cause.”

The foregoing summary of the material provisions of the Executive Employment Agreements is intended to be general in nature and is qualified by the full text of the Executive Employment Agreements, each of which is incorporated by reference herein as an exhibit to this report.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table summarizes the outstanding equity awards as of the end of Fiscal 2016 for the each of our NEOs. The table includes restricted units and phantom units granted under the Crestwood Equity Partners LP Long Term Incentive Plan.

	UNIT AWARDS
Name	Number of Units That Have Not Vested (#)(1)	Market Value of Units That Have Not Vested ($)(2)
Robert G. Phillips	172,507	4,407,554
Robert T. Halpin	79,261	2,025,119
J. Heath Deneke	98,352	2,512,894
William C. Gautreaux	70,420	1,799,231
William H. Moore	52,008	1,328,804

(1)	Mr. Phillips’ restricted units vest as follows: 37,883 on January 15, 2017, 8,619 on January 16, 2017, 1,740 on January 17, 2017, 10,017 on February 26, 2017, 37,883 on January 15, 2018, 38,481 on January 16, 2018, and 37,884 on January 15, 2019; Mr. Halpin’s restricted units vest as follows: 19,279 on January 15, 2017, 2,763 on January 16, 2017, 382 on January 17, 2017, 737 on June 6, 2017, 1,095 on August 15, 2017, 19,279 on January 15, 2018, 14,971 on January 16, 2018, 738 on June 6, 2018, 19,279 on January 15, 2019 and 738 on June 6, 2019; Mr. Deneke’s restricted units vest as follows: 22,893 on January 15, 2017, 4,006 on January 16, 2017, 808 on January 17, 2017, 1,475 on June 6, 2017, 22,894 on January 15, 2018, 20,431 on January 16, 2018, 1,475 on June 6, 2018, 22,894 on January 15, 2019 and 1,476 on June 6, 2019; Mr. Gautreaux’s restricted units vest as follows: 20,661 on January 15, 2017, 3,005 on January 16, 2017, 2,426 on January 17, 2017, 20,662 on January 15, 2018, 3,004 on January 16, 2018 and 20,662 on January 15, 2019 and Mr. Moore’s restricted units vest as follows: 12,145 on January 15, 2017, 2,579 on January 16, 2017, 1,561 on January 17, 2017, 2,951 on June 6, 2017, 12,146 on January 15, 2018, 2,578 on January 16, 2018, 2,951 on June 6, 2018, 12,146 on January 15, 2019 and 2,951 on June 6, 2019. All of the phantom units for Messrs. Phillips, Halpin and Deneke will vest on January 16, 2018.
(2)	Market value for CEQP units based on the NYSE closing price of $25.55 on December 30, 2016.

Units Vested During Fiscal 2016

The following table provides information regarding restricted unit vesting during Fiscal 2016 for each of the NEOs. Value realized on upon vesting was calculated by using the NYSE closing price of Crestwood Equity Partners LP on the day immediately prior to the date that the award vested.

	UNIT AWARDS
Name	Number of Units Acquired On Vesting (#)	Value Realized on Vesting ($)
Robert G. Phillips	15,561	284,462
Robert T. Halpin	5,303	94,478
J. Heath Deneke	4,333	90,040
William C. Gautreaux	6,989	143,929
William H. Moore	4,383	101,665

Pension Benefits during Fiscal 2016

We do not offer any pension benefits.

Non-qualified Deferred Compensation during Fiscal 2016

On November 10, 2016, our compensation committee adopted the Crestwood Nonqualified Deferred Compensation Plan (the “NQDC”). The NQDC is a nonqualified deferred compensation plan under which designated eligible participants may elect to defer compensation. Eligible participants include the executive officers, certain other senior officers and members of the Board.

Subject to applicable tax laws, participants may elect to defer up to 50% of their base salary and up to 100% of incentive compensation earned and equity grants. In addition to elective deferrals, the NQDC permits us to make matching contributions and discretionary contributions. Participants may elect to receive payment of their vested account balances in a single cash payment or in annual installments for a period of up to five (5) years. Payments will be made on March 15 of any year at least one year after the deferral date, or upon separation from service. If a participant’s employment terminates before the designated year, payment is accelerated and paid in a lump sum. Compensation deferred under the Plan represents an unsecured obligation of the Company.

No deferrals were made to the NQDC in Fiscal 2016.

Potential Payments upon a Change in Control or Termination during Fiscal 2016

Under the terms of the Executive Employment Agreements, if the named executive officer’s employment is terminated during the initial term or a subsequent one-year renewal by Crestwood Operations without “employer cause” or the executive resigns due to “employee cause” or the named executive officer’s employment with Crestwood Operations terminates as a result of death, permanent disability, or Crestwood Operations’ election not to renew the Executive Employment Agreement, the executive will be entitled to receive, subject to the executive’s execution of a release of claims, severance equal to two (or, in the case of Mr. Phillips, three) times the sum of the executive’s base salary and average annual bonus for the prior two years, payable in equal installments over an 18-month period following termination. In addition, the named executive officer would be entitled to certain subsidized medical benefits over such 18-month period and all restricted and phantom units held by the named executive officer would vest in full. For a description of potential payments to Mr. Gautreaux please see “Narrative Disclosures to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements.”

The following table presents information about the gross payments potentially payable to our named executive officers pursuant to the Executive Employment Agreements, assuming each such named executive officer experienced a qualifying termination of employment on December 31, 2016.

Name	Cash Severance ($)(1)	Accelerated Vesting of Restricted Units ($)(2)	Benefit Continuation ($)(3)	Total ($)
Robert G. Phillips	2,620,000	4,407,554	18,924	7,046,478
Robert T. Halpin	1,145,000	2,025,119	21,959	3,192,078
J. Heath Deneke	1,379,075	2,512,894	21,965	3,913,934
William C. Gautreaux	1,252,375	1,799,231	21,965	3,073,571
William H. Moore	1,050,000	1,328,804	21,965	2,400,769

(1)	As described above, amounts reflect cash severance payments payable upon a qualifying termination without “employer cause” or the named executive officer resigns due to “employee cause” the named executive officer will be entitled to receive pursuant to his Employment Agreements, subject to the executive’s execution of a release of claims. The severance payments are equal to two (or, in the case of Mr. Phillips, three) times the sum of the named executive officer’s base salary and average annual bonus for the prior two years.
(2)	The amounts reflected in the table above include the value of restricted units and phantom units which would be subject to accelerated vesting upon a change of control or termination without “employer cause” or the named executive officer resigns due to “employee cause.” The value reflected for the restricted units is based on the NYSE closing price of $25.55 for CEQP units on December 30, 2016.
(3)	As described above, amounts reflect the value of 18 months’ subsidized medical benefit coverage provided upon a qualifying termination without “employer cause” or the named executive officer resigns due to “employee cause” the named executive officer will be entitled to receive pursuant to his Employment Agreement, subject to the executive’s execution of a release of claims.

Director Compensation Table for Fiscal 2016

The following table sets forth the cash and non-cash compensation for Fiscal 2016 by each person who served as a non-employee director of our general partner during such time.

Name	Fees Earned or Paid in Cash ($)	Unit Awards ($)(1)	Total ($)
Alvin Bledsoe	100,000	80,136	180,136
Michael France	—	80,136	80,136
Warren Gfeller	109,167	80,136	189,303
David Lumpkins(1)	100,000	80,136	180,136
John Sherman	80,000	80,136	160,136
John Somerhalder II	100,000	80,136	180,136
David Wood(2)	7,500	—	7,500

(1)	Reflects the value of restricted unit awards, calculated in accordance with ASC 718, disregarding estimated forfeitures. See Part IV, Item 15. Exhibits, Financial Statement Schedules, Note 13 for a discussion of the assumptions used to determine the FASB ASC Topic 718 value of the awards. These restricted unit grants will vest on the first anniversary of grant. As of December 31, 2016, our non-employee directors held the following restricted unit awards: Mr. Bledsoe, Mr. France, Mr. Gfeller, Mr. Lumpkins, Mr. Sherman and Mr. Somerhalder II each held 3,849 restricted units.
(2)	Mr. Wood resigned from the board of directors effective as of February 11, 2016.

Compensation of Directors during Fiscal 2016

Officers of our general partner who also serve as directors do not receive additional compensation. Each director receives cash compensation of $80,000 per year for serving on our board of directors. The lead director, audit committee chairperson, conflicts committee chairperson and finance committee chairperson each receive additional cash compensation of $20,000 per year and the compensation committee chairperson receives additional cash compensation of $10,000 per year. All cash compensation is paid to the non-employee directors in quarterly installments. Additionally, each non-employee director receives an annual grant of restricted units under our long-term incentive plan equal to $80,000 in value that vests on the first anniversary of the date of issuance.

Each non-employee director is reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Beginning in fiscal 2017, each director will also be eligible to participate in the Crestwood Deferred Compensation Plan which is described above under the heading “Non-qualified Deferred Compensation during Fiscal 2016.”

Compensation Committee Interlocks and Insider Participation

The compensation committee of the board of directors of our general partner oversees the compensation of our executive officers. Warren Gfeller and Alvin Bledsoe served as the members of the compensation committee during Fiscal 2016, and neither of them was an officer or employee of our company or any of its subsidiaries during Fiscal 2016.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Unitholder Matters

The following table sets forth certain information as of February 17, 2017, regarding the beneficial ownership of our common units by:

•	each person who then beneficially owned more than 5% of such units then outstanding;

•	each of the named executive officers of our general partner;

•	each of the directors of our general partner; and

•	all of the directors and executive officers of our general partner as a group.

All information with respect to beneficial ownership has been furnished by the respective directors, executive officers or 5% or more unitholders, as the case may be.

Name of Beneficial Owner (1)	Common Units Beneficially Owned	Percentage of Common Units Owned	Preferred Units Beneficially Owned (2)	Percentage of Preferred Units Beneficially Owned
Magnetar Financial LLC(3)	—	—	38,120,445	56.0%
GSO COF II Holdings Partners LP(4)	—	—	27,228,894	40.0%
Crestwood Gas Services Holdings LLC(5)(6)(7)	9,985,462	14.2%	—	—
Crestwood Holdings LLC(5)(6)	7,484,449	10.7%	—	—
Oppenheimer Funds, Inc.(8)	5,324,018	7.6%	—	—
UBS Group AG(9)	4,070,611	5.8%	—	—
Alvin Bledsoe(10)	29,742	*	—	—
J. Heath Deneke	144,096	*	—	—
Steven M. Dougherty	80,843	*	—	—
Michael G. France	13,256	*	—	—
William C. Gautreaux	700,509	1.0%	—	—
Warren H. Gfeller	40,957	*	—	—
Robert T. Halpin	121,075	*	—	—
Joel C. Lambert	77,455	*	—	—
David Lumpkins	30,564	*	—	—
William H. Moore	87,098	*	—	—
Robert G. Phillips	232,366	*	—	—
John J. Sherman	3,220,456	4.6%	—	—
John W. Somerhalder II(10)	8,677	*	—	—
Directors and executive officers as a group (13 persons)	4,787,094		—	—

*	Indicates less than 1%
(1)	Unless otherwise indicated, the contact address for all beneficial owners in this table is 700 Louisiana Street, Suite 2550, Houston, Texas 77002.
(2)	The Preferred Units convert to common units on a 1-for-10 basis as set forth in the Crestwood Equity Partners LP Partnership Agreement.
(3)	Preferred Units are held in various Magnetar funds as follows: MTP Energy Master Fund Ltd. (17,018,064), MTP Energy CM LLC (8,580,228), MTP Energy Opportunities Fund LLC (4,084,330), Magnetar Structured Credit Fund, LP (1,689,299), Magnetar Constellation Fund IV LLC (1,410,454), Compass HTV LLC (1,351,765), Magnetar Capital Fund II LP (1,156,235), Blackwell Partners LLC (843,754), Magnetar Global Event Drive Fund LLC (840,608), Magnetar Andromeda Select Fund LLC (680,699), Hipparchus Fund LP (273,844) and Spectrum Opportunities Fund LP (191,165). The address for Magnetar Financial LLC is 1603 Orrington Avenue, 13th Floor, Evanston, IL 60201.
(4)	Mailing address for GSO COF Holdings Partners LP is 345 Park Avenue, 31st Floor, New York, NY 10154.
(5)	Crestwood Holdings LLC has shared voting power and shared investment power with Crestwood Gas Services Holdings LLC on 9,985,462 common units. Crestwood Holdings LLC, FR Crestwood Management Co-Investment LLC, Crestwood Holdings Partners LLC, FR XI CMP Holdings LLC, FR Midstream Holdings LLC, First Reserve GP XI, L.P., First Reserve GP XI, Inc., and William E. Macaulay have control over 17,469,911 common units.
(6)	Common units owned by Crestwood Gas Services Holdings LLC and Crestwood Holdings LLC are pledged as collateral under the Crestwood Holdings term loan.
(7)	Does not include 438,789 subordinated units. The subordinated units may be converted to common units on a one-for-one basis upon the termination of the subordination period as set forth in the Crestwood Equity Partners LP Partnership Agreement.
(8)	According to a Schedule 13G/A filed by Oppenheimer Funds, Inc., with the SEC on January 31, 2017, Oppenheimer Funds, Inc. has shared voting and dispositive power over 5,324,018 common units. The address of Oppenheimer Funds, Inc. is Two World Financial Center, 225 Liberty Street, New York, NY 10281.
(9)	According to a Schedule 13G filed by UBS Group AG, with the SEC on February 7, 2017, UBS Group AG has shared voting power and dispositive power over 4,070,611 common units. The address of UBS Group AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich Switzerland.
(10)	Includes 3,131 restricted units held in the Crestwood Nonqualified Deferred Compensation Plan.

See Part II, Item 5. Market for Registrant’s Common Equity, Related Unitholder Matters and Issuer Purchases of Equity Securities of this report for certain information regarding securities authorized for issuance under our equity compensation plans.

Item 13. Certain Relationships, Related Transactions and Director Independence

For a discussion of director independence, see Item 10, Directors, Executive Officers and Corporate Governance.

Transactions with Related Persons

First Reserve Joint Venture

In October 2016, Crestwood Infrastructure Holdings LLC, our wholly-owned subsidiary, and an affiliate of First Reserve formed a joint venture, Crestwood Permian Basin Holdings LLC (Crestwood Permian), to fund and own the Nautilus gathering system and other potential investments in the Delaware Permian. As part of this transaction, we transferred to the joint venture 100% of the equity interest of the Crestwood entity that will construct and own the Nautilus gathering system. We manage the joint venture, and we account for our 50% ownership interest in Crestwood Permian under the equity method of accounting.

Under the joint venture, First Reserve will fund up to $37.5 million of the capital requirements during the early-stage build-out of the gathering system, after which we will fund the next $37.5 million, and then both parties will fund the remaining capital requirements on a pro rata basis. First Reserve’s total financial commitment to the joint venture is $250 million. The targeted initial in-service date is on or before July 1, 2017.

Review, Approval or Ratification of Transactions with Related Persons

Our related person transactions policy applies to any transaction since the beginning of our fiscal year (or currently proposed transaction) in which we or any of our subsidiaries was or is to be a participant, the amount involved exceeds $120,000 and any director, director nominee, executive officer, 5% or greater unitholder (or their immediate family members) had, has or will have a direct or indirect material interest. A transaction that would be covered by this policy would include, but not be limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

Under our related person transactions policy, related person transactions may be entered into or continue only if the transaction is deemed to be “fair and reasonable” to us, in accordance with the terms of our partnership agreement. Under our partnership agreement, transactions that represent a “conflict of interest” may be approved in one of three ways and, if approved in any of those ways, will be considered “fair and reasonable” to us and the holders of our common units. The three ways enumerated in our related person transactions Policy for reaching this conclusion include:

(i)	approval by the Conflicts Committee of the Board (the Conflicts Committee) under Section 7.9 of our partnership agreement (Special Approval);

(ii)	approval by our Chief Executive Officer applying the criteria specified in Section 7.9 of our partnership agreement if the transaction is in the normal course of the partnership’s business and is (a) on terms no less favorable to the partnership than those generally being provided to or available from unrelated third parties or (b) fair to the partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership); and

(iii)	approval by an independent committee of the Board (either the Audit Committee or a Special Committee) applying the criteria in Section 7.9 of our partnership agreement.

Once a transaction is approved in any of these ways, it is “fair and reasonable” and accordingly deemed (i) approved by all of our partners and (ii) not to be a breach of any fiduciary duties of general partner.

Our general partner determines in its discretion which method of approval is required depending on the circumstances.

Under our partnership agreement, when determining whether a related person transaction is “fair and reasonable,” if our general partner elects to adopt a resolution or a course of action that has not received Special Approval, then our general partner may consider:

•	the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest;

•	any customary or accepted industry practices and any customary or historical dealings with a particular person;

•	any applicable generally accepted accounting practices or principles; and

•	such additional factors as the general partner or conflicts committee determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.

A related person transaction that is approved by the conflicts committee is, as discussed in greater detail above, conclusively deemed to be fair and reasonable to us. Under our partnership agreement, the material facts known to our general partner or any of our affiliates regarding the transaction must be disclosed to the conflicts committee at the time the committee gives its approval. When approving a related party transaction, the conflicts committee considers all factors it considers relevant, reasonable or appropriate under the circumstances, including the relative interests of any party to the transaction, customary industry practices and generally accepted accounting principles.

Under our partnership agreement, in the absence of bad faith by the general partner, the resolution, action or terms so made, taken or provided by the general partner with respect to approval of the related party transaction will not constitute a breach of our partnership agreement or any standard of fiduciary duty.

Under our related person transactions policy, as well as under our partnership agreement, there is no obligation to take any particular conflict to the conflicts committee-empaneling that committee is entirely at the discretion of the general partner. In many ways, the decision to engage the conflicts committee can be analogized to the kinds of transactions for which a Delaware corporation might establish a special committee of independent directors. The general partner considers the specific facts and circumstances involved. Relevant facts would include:

•	the nature and size of the transaction (e.g., transaction with a controlling unitholder, magnitude of consideration to be paid or received, impact of proposed transaction on the general partner and holders of common units);

•	the related person’s interest in the transaction;

•	whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;

•	if applicable, the availability of other sources of comparable services or products; and

•	the financial costs involved, including costs for separate financial, legal and possibly other advisors at our expense.

When determining whether a related person transaction is in the normal course of our business and is (a) on terms no less favorable to us than those generally being provided to or available from unrelated third parties or (b) fair to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us), the general partner considers any facts and circumstances that it deems to be relevant, including:

•	the terms of the transaction, including the aggregate value;

•	the business purpose of the transaction;

•	the relative interests of any party to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interest;

•	whether the terms of the transaction are comparable to the terms that would exist in a similar transaction with an unaffiliated third party;

•	any customary or accepted industry practices;

•	any applicable generally accepted accounting practices or principles; and

•	such additional factors as the general partner or the conflicts committee determines in its sole discretion to be relevant, reasonable or appropriate under the circumstances.

Item 14. Principal Accountant Fees and Services

The Audit Committee of the Board (the Board) of Directors of Crestwood Equity GP LLC approved the engagement of Ernst & Young LLP as the principal accountant to audit the partnership’s financial statements as of and for the fiscal year ending December 31, 2016. The following table summarizes the fees for professional services rendered by Ernst & Young LLP for the years ended December 31, 2016 and 2015 (in millions).

	2016	2015
Audit-related fees(1)	1.8	2.3
All other fees (2)	0.1	0.4

Total	1.9	2.7

(1)	Includes fees related to the performance of the annual audit and quarterly reviews (including internal control evaluation and reporting) of the consolidated financial statements of Crestwood Equity and Crestwood Midstream.
(2)	Includes fees primarily associated with joint venture transactions and the Simplification Merger.

The audit committee of Crestwood Equity’s general partner reviewed and approved all audit and non-audit services provided during 2016. Immediately following the Simplification Merger, Crestwood Midstream became a wholly-owned subsidiary of Crestwood Equity and, as such, does not have a separate audit committee. Crestwood Equity’s audit committee has adopted a pre-approval policy for audit and non-audit services. For information regarding the audit committee’s pre-approval policies and procedures, see Crestwood Equity’s audit committee charter on its website at www.crestwoodlp.com.

PART IV

Item 15. Exhibits, Financial Statement Schedules

(a)	Exhibits, Financial Statements and Financial Statement Schedules:

1.	Financial Statements:

See Index Page for Financial Statements

2.	Financial Statement Schedules:

Schedule I: Parent Only Condensed Financial Statements

Schedule II: Valuation and Qualifying Accounts

Other financial statement schedules have been omitted because they are either not required, are immaterial or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

3.	Exhibits:

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated as of May 5, 2015, by and among Crestwood Equity Partners LP, Crestwood Equity GP LLC, CEQP ST SUB LLC, MGP GP, LLC, Crestwood Midstream Holdings LP, Crestwood Midstream Partners LP, Crestwood Midstream GP LLC and Crestwood Gas Services GP LLC (incorporated by reference to Exhibit 2.1 to Crestwood Equity Partners LP’s Form 8-K filed May 6, 2015)

2.2	Contribution Agreement, dated as of April 20, 2016, by and between Crestwood Pipeline and Storage Northeast LLC and Con Edison Gas Pipeline and Storage Northeast, LLC(incorporated herein by reference to Exhibit 2.1 to Crestwood Equity Partners LP’s Form 8-K filed on April 22, 2016)

3.1	Certificate of Limited Partnership of Inergy, L.P. (incorporated herein by reference to Exhibit 3.1 to Inergy, L.P.’s Registration Statement on Form S-1 (Registration No. 333-56976) filed on March 14, 2001)

3.2	Certificate of Correction of Certificate of Limited Partnership of Inergy, L.P. (incorporated herein by reference to Exhibit 3.1 to Inergy, L.P.’s Form 10-Q filed on May 12, 2003)

3.3	Amendment to the Certificate of Limited Partnership of Crestwood Equity Partners LP (f/k/a Inergy, L.P.) (the “Partnership”) dated as of October 7, 2013 (incorporated herein by reference to Exhibit 3.2 to Crestwood Equity Partners LP’s Form 8-K filed on October 10, 2013)

3.4	Fifth Amended and Restated Agreement of Limited Partnership of Crestwood Equity Partners LP dated April 11, 2014 (incorporated herein by reference to Exhibit 3.1 to Crestwood Equity Partners LP’s Form 8-K filed on April 11, 2014)

3.5	First Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Crestwood Equity Partners LP, dated as of September 30, 2015 (incorporated herein by reference to Exhibit 3.1 to the Crestwood Equity Partners LP’s Form 8-K filed on September 30, 2015)

3.6	Certificate of Formation of Inergy GP, LLC (incorporated herein by reference to Exhibit 3.5 to Inergy, L.P.’s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

3.7	Certificate of Amendment of Crestwood Equity GP LLC (f/k/a Inergy GP, LLC) dated October 7, 2013 (incorporated herein by reference to Exhibit 3.3A to Crestwood Equity Partners LP’s Form 10-Q filed on November 8, 2013)

3.8	First Amended and Restated Limited Liability Company Agreement of Inergy GP, LLC dated as of September 27, 2012 (incorporated by reference to Exhibit 3.1 to Inergy, L.P.’s Form 8-K filed on September 27, 2012)

3.9	Amendment No. 1 to the First Amended and Restated Limited Liability Company Agreement of Crestwood Equity GP LLC (f/k/a Inergy GP, LLC) entered into effective October 7, 2013 (incorporated herein by reference to Exhibit 3.4A to Crestwood Equity Partners LP’s Form 10-Q filed on November 8, 2013)

Exhibit Number	Description
3.10	Certificate of Limited Partnership of Inergy Midstream, L.P. (incorporated herein by reference to Exhibit 3.4 to Inergy Midstream, L.P.’s Form S-1/A filed on November 21, 2011)

3.11	Amendment to the Certificate of Limited Partnership of Crestwood Midstream Partners LP (f/k/a Inergy Midstream, L.P.) (incorporated herein by reference to Exhibit 3.2 to Inergy Midstream, L.P.’s Form 8-K filed on October 10, 2013)

3.12	First Amended and Restated Agreement of Limited Partnership of Inergy Midstream, L.P., dated December 21, 2011 (incorporated herein by reference to Exhibit 4.2 to Inergy Midstream, L.P.’s Form S-8 filed on December 21, 2011)

3.13	Amendment No. 1 to the First Amended and Restated Agreement of Limited Partnership of Inergy Midstream, L.P. (incorporated herein by reference to Exhibit 3.1 to Inergy Midstream, L.P.’s Form 8-K filed on October 1, 2013)

3.14	Amendment No. 2 to the First Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP (f/k/a Inergy Midstream, L.P.) (incorporated herein by reference to Exhibit 3.1 to Crestwood Midstream Partners LP’s Form 8-K filed on October 10, 2013)

3.15	Amendment No. 3 to the First Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP dated as of June 17, 2014 (incorporated herein by reference to Exhibit 3.1 to Crestwood Midstream Partners LP’s Form 8-K filed on June 19, 2014)

3.16	Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP, dated as of September 30, 2015 (incorporated by reference to Exhibit 3.1 to Crestwood Midstream Partners LP’s Form 8-K filed on September 30, 2015)

3.17	Certificate of Formation of NRGM GP, LLC (incorporated herein by reference to Exhibit 3.7 to Inergy Midstream, L.P.’s Form S-1/A filed on November 21, 2011)

3.18	Certificate of Amendment of Crestwood Midstream GP LLC (f/k/a NRGM GP, LLC) (incorporated herein by reference to Exhibit 3.37 to Crestwood Midstream Partners LP’s Form S-4 filed on October 28, 2013)

3.19	Amended and Restated Limited Liability Company Agreement of NRGM GP, LLC, dated December 21, 2011 (incorporated herein by reference to Exhibit 3.2 to Inergy Midstream, L.P.’s Form 8-K filed on December 22, 2011)

3.20	Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Crestwood Midstream GP LLC (f/k/a NRGM GP, LLC) (incorporated herein by reference to Exhibit 3.39 to Crestwood Midstream Partners LP’s Form S-4 filed on October 28, 2013)

4.1	Specimen Unit Certificate for Common Units (incorporated herein by reference to Exhibit 4.3 to Inergy L.P.’s Registration Statement on Form S-1/A (Registration No. 333-56976) filed on May 7, 2001)

4.2	Indenture, dated December 7, 2012, by and among Inergy Midstream, L.P., NRGM Finance Corp., the Guarantors named therein and U.S. Bank National Association (incorporated herein by reference to Exhibit 4.1 to Inergy Midstream, L.P.’s Form 8-K filed on December 13, 2012

4.3	First Supplemental Indenture, dated January 18, 2013, by and among Inergy Midstream, L.P., NRGM Finance Corp., the Guarantors named therein and U.S. Bank National Association (incorporated herein by reference to Exhibit 4.4 to Inergy Midstream, L.P.’s Form 10-Q filed on February 6, 2013)

4.4	Second Supplemental Indenture, dated May 22, 2013, by and among Inergy Midstream, L.P., NRGM Finance Corp., the Guarantors named therein and U.S. Bank National Association (incorporated herein by reference to Exhibit 4.1 to Inergy Midstream, L.P.’s Form 8-K filed on May 29, 2013)

4.5	Third Supplemental Indenture, dated October 7, 2013, by and among Crestwood Midstream Partners LP (f/k/a Inergy Midstream, L.P.), Crestwood Midstream Finance Corp. (f/k/a NRGM Finance Corp.), the Guarantors named therein and U.S. Bank National Association (incorporated herein by reference to Exhibit 4.2 to Crestwood Midstream Partners LP’s Form 8-K filed on October 10, 2013)

4.6	Fourth Supplemental Indenture, dated November 8, 2013, by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the Guarantors named therein and U.S. Bank National Association (incorporated herein by reference to Exhibit 4.2 to Crestwood Midstream Partners LP’s Form 8-K filed on November 12, 2013)

Exhibit Number	Description
4.7	Fifth Supplemental Indenture, dated March 4, 2016, by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the Guarantors named therein and U.S. Bank National Association (incorporated herein by reference to Exhibit 4.1 to Crestwood Midstream Partners LP’s Form 8-K filed on March 7, 2016)

4.8	Indenture, dated November 8, 2013, by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the Guarantors named therein and U.S. National Bank Association (incorporated herein by reference to Exhibit 4.1 to Crestwood Midstream Partners LP’s Form 8-K filed on November 12, 2013)

4.9	First Supplemental Indenture, dated March 4, 2016, by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the Guarantors named therein and U.S. Bank National Association (incorporated herein by reference to Exhibit 4.3 to Crestwood Midstream Partners LP’s Form 8-K filed on March 7, 2016)

4.10	Indenture, dated as of March 23, 2015, among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to Crestwood Midstream Partners LP’s Form 8-K filed on March 27, 2015)

4.11	Supplemental Indenture No. 3, dated March 22, 2012, among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corporation, the Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (incorporated herein by reference to Exhibit 4.1 to Crestwood Midstream Partners LP’s Form 10-Q for the quarter ended March 31, 2012, filed on May 9, 2012)

4.12	First Supplemental Indenture, dated March 4, 2016, by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the Guarantors named therein and U.S. Bank National Association (incorporated herein by reference to Exhibit 4.3 to Crestwood Midstream Partners LP’s Form 8-K filed on March 7, 2016)

4.13	Supplemental Indenture, dated as of June 3, 2016, among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to Crestwood Midstream Partners LP’s Form 10-Q filed on August 4, 2016)

4.14	Supplemental Indenture, dated as of September 30, 2016, among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee (incorporated herein by reference to Exhibit 4.1 to Crestwood Midstream Partners LP’s Form 10-Q filed on November 4, 2016)

4.15	Registration Rights Agreement, dated June 19, 2013, by and among Inergy Midstream, L.P., John J. Sherman, Crestwood Holdings LLC and Crestwood Gas Services Holdings LLC (incorporated herein by reference to Exhibit 4.1 to Inergy Midstream, L.P.’s Form 8-K filed on June 19, 2013)

4.16	Registration Rights Agreement, dated as of June 17, 2014, by and among Crestwood Midstream Partners LP and the Purchasers named therein (incorporated herein by reference to Exhibit 4.1 to the Crestwood Midstream Partners LP’s Form 8-K filed on June 19, 2014)

*10.1	Employment Agreement between Robert Phillips and Crestwood Operations LLC dated as of January 21, 2014 (incorporated herein by reference to Exhibit 10.1 to Crestwood Equity Partners LP’s Form 8-K filed on January 27, 2014)

*10.2	Employment Agreement between William C. Gautreaux and Crestwood Operations LLC dated as of January 21, 2014 (incorporated herein by reference to Exhibit 10.3 to Crestwood Equity Partners LP’s Form 8-K filed on January 27, 2014)

*10.3	Employment Agreement between Joel Lambert and Crestwood Operations LLC dated as of January 21, 2014 (incorporated herein by reference to Exhibit 10.5 to Crestwood Equity Partners LP’s Form 10-K filed on February 28, 2014)

*10.4	Employment Agreement between William H. Moore and Crestwood Operations LLC dated as of January 21, 2014 (incorporated herein by reference to Exhibit 10.5 to Crestwood Equity Partners LP’s Form 10-K filed on March 2, 2015)

*10.5	First Amendment to Employment Agreement between William C. Gautreaux and Crestwood Operations LLC dated as of May 27, 2015 (incorporated herein by reference to Exhibit 10.1 to Crestwood Equity Partners LP’s Form 8-K filed on June 2, 2015)

Exhibit Number	Description
*10.6	Amended and Restated Employment Agreement between J. Heath Deneke and Crestwood Operations LLC (incorporated herein by reference to Exhibit 10.1 to Crestwood Equity Partners LP’s Form 8-K filed on September 1, 2015)

*10.7	Employment Agreement between Steven M. Dougherty and Crestwood Operations LLC dated as of January 21, 2014 (incorporated herein by reference to Exhibit 10.4 to Crestwood Equity Partners LP’s Form 10-K filed on February 26, 2016)

*10.8	Amended and Restated Employee Agreement between Robert T. Halpin and Crestwood Operations LLC dated as of April 1, 2015 (incorporated herein by reference to Exhibit 10.5 to Crestwood Equity Partners LP’s Form 10-K filed on February 26, 2016)

*10.9	Crestwood Equity Partners LP Long Term Incentive Plan (incorporated herein by reference to Exhibit 10.7 to Crestwood Equity Partners LP’s Form 10-K filed on February 28, 2014)

*10.10	Form of Crestwood Equity Partners LP’s Restricted Unit Award Agreement (incorporated herein by reference to Exhibit 4.12 to Crestwood Equity Partner LP’s Form S-8 filed on January 15, 2015)

*10.11	Form of Crestwood Equity Partners LP’s Phantom Unit Award Agreement (incorporated herein by reference to Exhibit 10.1 to Crestwood Equity Partners LP’s Form 8-K filed on January 23, 2015)

*10.12	Summary of Non-Employee Director Compensation (incorporated herein by reference to Exhibit 10.11 to Inergy, LP’s Form 10-K filed on November 29, 2010)

*10.13	Crestwood Equity Partners Non-Qualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Crestwood Equity Partners LP’s Form 8-K filed on November 14, 2016)

10.14	Amended and Restated Credit Agreement, dated as of September 30, 2015, by and among Crestwood Midstream Partners LP, as borrower, the lenders party thereto, and Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent (incorporated by reference to Exhibit 10.1 to Crestwood Midstream Partners LP’s Form 8-K filed on September 30, 2015)

10.15	Amendment dated as of April 20, 2016, among Crestwood Midstream Partners LP, as borrower, certain guarantors and financial institutions party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent. (incorporated herein by reference to Exhibit 10.2 to Crestwood Equity Partners LP’s Form 8-K filed on April 22, 2016)

10.16	Guaranty, dated as of April 20, 2016, made by Crestwood Equity Partners LP in favor of Con Edison Gas Pipeline and Storage Northeast, LLC (incorporated herein by reference to Exhibit 10.1 to Crestwood Equity Partners LP’s Form 8-K filed on April 22, 2016)

10.17	Amended and Restated Limited Liability Company Agreement of Stagecoach Gas Services LLC dated as of June 3, 2016. (incorporated herein by reference to Exhibit 10.1 to Crestwood Equity Partners LP’s Form 8-K filed on June 8, 2016)

10.18	Gas Gathering Agreement, dated as of April 6, 2016, among Cowtown Pipeline Partners L.P., as Gatherer, and BlueStone Natural Resources II, LLC, as Producer (incorporated herein by reference to Exhibit 10.3 to Crestwood Equity Partners LP’s Form 10-Q filed on August 4, 2016)

10.19	Gas Gathering and Processing Agreement, dated as of April 6, 2016, among BlueStone Natural Resources II, LLC, as Producer, Cowtown Pipeline Partners L.P., as Gatherer, and Cowtown Gas Processing Partners LP, as Processor (incorporated herein by reference to Exhibit 10.4 to Crestwood Equity Partners LP’s Form 10-Q filed on August 4, 2016)

10.20	Gas Gathering Agreement, dated as of April 6, 2016, among BlueStone Natural Resources II, LLC, as Producer, and Cowtown Pipeline Partners L.P., as Gatherer (incorporated herein by reference to Exhibit 10.5 to Crestwood Equity Partners LP’s Form 10-Q filed on August 4, 2016)

10.21	Letter Agreement to Gathering and Processing Agreements, dated as of April 6, 2016, among Cowtown Pipeline Partners L.P., Cowtown Gas Processing Partners L.P. and BlueStone Natural Resources II, LLC(incorporated herein by reference to Exhibit 10.6 to Crestwood Equity Partners LP’s Form 10-Q filed on August 4, 2016)

10.22	Guarantee, dated as of February 24, 2012, by Crestwood Holdings LLC and Crestwood Midstream Partners LP, in favor of Antero Resources Appalachian Corporation (incorporated herein by reference to Exhibit 10.1 to Crestwood Midstream Partners LP’s Form 8-K filed on February 28, 2012)

10.23	Gas Gathering and Compression Agreement, dated as of January 1, 2012, by and between Antero Resources Appalachian Corporation and Crestwood Marcellus Midstream LLC (incorporated herein by reference to Exhibit 10.23 to Crestwood Midstream Partners LP’s Form 10-K filed on February 28, 2013)

Exhibit Number	Description
10.24	Class A Preferred Unit Purchase Agreement, dated as of June 17, 2014, by and among Crestwood Midstream Partners LP and the Purchasers named therein (incorporated herein by reference to Exhibit 10.1 to Crestwood Midstream Partners LP’s Form 8-K filed on June 19, 2014)

10.25	Board Representation and Standstill Agreement, dated as of June 17, 2014, by and among Crestwood Midstream GP LLC, Crestwood Midstream Partners LP and the Purchasers named herein (incorporated herein by reference to Exhibit 10.2 to Crestwood Midstream Partners LP’s Form 8-K filed on June 19, 2014)

10.26	Support Agreement, dated as of May 5, 2015, by and among Crestwood Equity Partners L.P., Crestwood Midstream Partners LP and CGS GP (incorporated herein by reference to Exhibit 10.1 to Crestwood Equity Partners LP’s Form 8-K filed on May 6, 2015)

10.27	Support Agreement, dated as of May 5, 2015, by and among Crestwood Equity Partners L.P., Crestwood Midstream Partners LP, Crestwood Holdings LLC and Crestwood Gas Services Holdings LLC (incorporated herein by reference to Exhibit 10.2 to Crestwood Equity Partners LP’s Form 8-K filed on May 6, 2015)

10.28	Form of Letter Agreement (incorporated herein by reference to Exhibit 10.3 to Crestwood Equity Partners LP’s Form 8-K filed on May 6, 2015)

10.29	Board Representation and Standstill Agreement, dated as of September 30, 2015, by and among Crestwood Equity GP LLC, Crestwood Equity Partners LP and the Purchasers named therein (incorporated herein by reference to Exhibit 10.2 to Crestwood Equity Partners LP’s Form 8-K filed on September 30, 2015)

10.30	Registration Rights Agreement, dated as of September 30, 2015, by and among Crestwood Equity Partners LP and the Purchasers named therein (incorporated herein by reference to Exhibit 10.1 to Crestwood Equity Partners LP’s Form 8-K filed on September 30, 2015)

10.31	Crestwood Non-qualified Deferred Compensation Plan (incorporated herein by reference to Exhibit 10.1 to Crestwood Equity Partners LP’s Form 8-K filed on November 14, 2016)

**12.1	Computation of ratio of earnings to fixed charges—Crestwood Equity Partners LP

**12.2	Computation of ratio of earnings to fixed charges—Crestwood Midstream Partners LP

16.1	Letter Regarding Change in Certifying Accountant (incorporated herein by reference to Exhibit 16.1 to Inergy, L.P.’s Form 8-K/A filed on July 23, 2013)

**21.1	List of subsidiaries of Crestwood Equity Partners LP

**23.1	Consent of Ernst & Young LLP—Crestwood Equity Partners LP

**23.2	Consent of Ernst & Young LLP—Crestwood Midstream Partners LP

**31.1	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended—Crestwood Equity Partners LP

**31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended—Crestwood Equity Partners LP

**31.3	Certification of the Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended—Crestwood Midstream Partners LP

**31.4	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended—Crestwood Midstream Partners LP

**32.1	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002—Crestwood Equity Partners LP

**32.2	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002—Crestwood Equity Partners LP

**32.3	Certification of the Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002—Crestwood Midstream Partners LP

**32.4	Certification of the Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002—Crestwood Midstream Partners LP

**101.INS	XBRL Instance Document

Exhibit Number	Description
**101.SCH	XBRL Taxonomy Extension Schema Document

**101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

**101.LAB	XBRL Taxonomy Extension Label Linkbase Document

**101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

**101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

*	Management contracts or compensatory plans or arrangements
**	Filed herewith

(b)	Exhibits.

See exhibits identified above under Item 15(a)3.

(c)	Financial Statement Schedules.

See financial statement schedules identified above under Item 15(a)2.

Crestwood Equity Partners LP

Crestwood Midstream Partners LP

Consolidated Financial Statements

December 31, 2016 and 2015 and each of the

Three Years in the Period Ended

December 31, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors of Crestwood Equity GP LLC and Unitholders of Crestwood Equity Partners LP We have audited the accompanying consolidated balance sheets of Crestwood Equity Partners LP (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, partners’ capital and cash flows for each of the three years in the period ended December 31, 2016. Our audits also included the financial statement schedules listed in the Index at 15(a). These financial statements and schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crestwood Equity Partners LP at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Crestwood Equity Partners LP’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 24, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas

February 24, 2017

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

The Board of Directors of Crestwood Equity GP LLC and Unitholders of Crestwood Equity Partners LP

We have audited Crestwood Equity Partners LP’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Crestwood Equity Partners LP’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Crestwood Equity Partners LP maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2016 consolidated financial statements of Crestwood Equity Partners LP and our report dated February 24, 2017 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas

February 24, 2017

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(in millions, except unit information)

	December 31,
	2016	2015
Assets
Current assets:
Cash	$1.6	$0.5
Accounts receivable, less allowance for doubtful accounts of $1.9 million and $0.4 million at December 31, 2016 and 2015	289.8	236.5
Inventory	66.0	44.5
Assets from price risk management activities	6.3	32.6
Prepaid expenses and other current assets	9.7	21.7

Total current assets	373.4	335.8
Property, plant and equipment	2,555.4	3,747.7
Less: accumulated depreciation and depletion	457.8	436.9

Property, plant and equipment, net	2,097.6	3,310.8
Intangible assets	898.6	975.8
Less: accumulated amortization	241.2	206.6

Intangible assets, net	657.4	769.2
Goodwill	199.0	1,085.5
Investments in unconsolidated affiliates	1,115.4	254.3
Other assets	6.1	7.2

Total assets	$4,448.9	$5,762.8

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$217.2	$144.1
Accrued expenses and other liabilities	90.5	105.6
Liabilities from price risk management activities	28.6	7.4
Current portion of long-term debt	1.0	1.1

Total current liabilities	337.3	258.2
Long-term debt, less current portion	1,522.7	2,501.8
Other long-term liabilities	44.6	47.5
Deferred income taxes	5.3	8.4
Commitments and contingencies (Note 15)
Partners’ capital:
Crestwood Equity Partners LP partners’ capital (69,499,741 and 68,555,305 common and subordinated units issued and outstanding at December 31, 2016 and 2015)	1,782.0	2,227.6
Preferred units (66,533,415 and 60,718,245 units issued and outstanding at December 31, 2016 and 2015)	564.5	535.8

Total Crestwood Equity Partners LP partners’ capital	2,346.5	2,763.4
Interest of non-controlling partners in subsidiaries	192.5	183.5

Total partners’ capital	2,539.0	2,946.9

Total liabilities and partners’ capital	$4,448.9	$5,762.8

See accompanying notes.

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except unit and per unit data)

	Year Ended December 31,
	2016	2015	2014
Revenues:
Product revenues:
Gathering and processing	$825.5	$1,051.2	$1,831.5
Marketing, supply and logistics	1,144.3	857.5	1,339.4

	1,969.8	1,908.7	3,170.9
Service revenues:
Gathering and processing	290.7	325.9	332.2
Storage and transportation	165.3	266.3	264.6
Marketing, supply and logistics	92.1	128.0	160.6
Related party (Note 16)	2.6	3.9	3.0

	550.7	724.1	760.4

Total revenues	2,520.5	2,632.8	3,931.3
Costs of product/services sold (exclusive of items shown separately below):
Product costs:
Gathering and processing	899.2	1,074.4	1,816.9
Marketing, supply and logistics	952.7	705.6	1,196.1
Related party (Note 16)	17.7	28.9	42.2

	1,869.6	1,808.9	3,055.2
Service costs:
Gathering and processing	0.1	0.6	0.8
Storage and transportation	5.1	20.1	33.3
Marketing, supply and logistics	50.3	53.9	76.0

	55.5	74.6	110.1

Total costs of products/services sold	1,925.1	1,883.5	3,165.3
Expenses:
Operations and maintenance	158.1	190.2	203.3
General and administrative	88.2	116.3	100.2
Depreciation, amortization and accretion	229.6	300.1	285.3

	475.9	606.6	588.8
Other operating expense:
Loss on long-lived assets, net	(65.6)	(821.2)	(1.9)
Goodwill impairment	(162.6)	(1,406.3)	(48.8)
Loss on contingent consideration (Note 15)	—	—	(8.6)

Operating income (loss)	(108.7)	(2,084.8)	117.9

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except unit and per unit data)

	Year Ended December 31,
	2016	2015	2014
Earnings (loss) from unconsolidated affiliates, net	31.5	(60.8)	(0.7)
Interest and debt expense, net	(125.1)	(140.1)	(127.1)
Gain (loss) on modification/extinguishment of debt	10.0	(20.0)	—
Other income, net	0.5	0.6	0.6

Loss before income taxes	(191.8)	(2,305.1)	(9.3)
(Provision) benefit for income taxes	(0.3)	1.4	(1.1)

Net loss	(192.1)	(2,303.7)	(10.4)
Net income (loss) attributable to non-controlling partners	24.2	(636.8)	(66.8)

Net income (loss) attributable to Crestwood Equity Partners LP	(216.3)	(1,666.9)	56.4
Net income attributable to preferred units	28.7	6.2	—

Net income (loss) attributable to partners	$(245.0)	$(1,673.1)	$56.4

Subordinated unitholders’ interest in net income	$—	$—	$1.3

Common unitholders’ interest in net income (loss)	$(245.0)	$(1,673.1)	$55.1

Net income (loss) per limited partner unit:
Basic	$(3.55)	$(54.00)	$3.03

Diluted	$(3.55)	$(54.00)	$3.03

Weighted-average limited partners’ units outstanding (in thousands):
Basic	69,017	30,983	18,201
Dilutive units	—	—	439

Diluted	69,017	30,983	18,640

See accompanying notes.

CRESTWOOD EQUITY PARTNERS LP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (in millions)
	Year Ended December 31,
	2016	2015	2014
Net loss	$(192.1)	$(2,303.7)	$(10.4)
Change in fair value of Suburban Propane Partners, L.P. units	0.8	(2.7)	(0.5)

Comprehensive loss	(191.3)	(2,306.4)	(10.9)
Comprehensive income (loss) attributable to non-controlling partners	24.2	(636.8)	(66.8)

Comprehensive income (loss) attributable to Crestwood Equity Partners LP	$(215.5)	$(1,669.6)	$55.9

See accompanying notes.

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in millions)

	Preferred		Partners
	Units	Capital	Common Units	Subordinated Units	Capital	Non- Controlling Partners	Total Partners’ Capital
Balance at December 31, 2013	—	$—	18.1	0.4	$831.6	$4,677.0	$5,508.6
Issuance of preferred equity of subsidiary	—	—	—	—	—	53.9	53.9
Issuance of CMLP Class A preferred units	—	—	—	—	—	430.5	430.5
Change in invested capital from Legacy Inergy, net of debt	—	—	—	—	(10.5)	(4.8)	(15.3)
Distributions to partners	—	—	—	—	(102.5)	(296.5)	(399.0)
Unit-based compensation charges	—	—	0.1	—	3.9	17.4	21.3
Taxes paid for unit-based compensation vesting	—	—	—	—	(2.3)	(1.6)	(3.9)
Change in fair value of Suburban Propane Partners, L.P. units	—	—	—	—	(0.5)	—	(0.5)
Other	—	—	—	—	0.1	(0.8)	(0.7)
Net income (loss)	—	—	—	—	56.4	(66.8)	(10.4)

Balance at December 31, 2014	—	—	18.2	0.4	776.2	4,808.3	5,584.5
Acquisition of CMLP non-controlling interest and conversion of preferred units	59.3	529.6	49.9	—	3,294.8	(3,824.4)	—
Issuance of CMLP Class A preferred units	1.4	—	—	—	—	58.8	58.8
Distributions to partners	—	—	—	—	(171.5)	(234.2)	(405.7)
Unit-based compensation charges	—	—	0.1	—	5.7	14.0	19.7
Taxes paid for unit-based compensation vesting	—	—	—	—	(1.6)	(2.1)	(3.7)
Change in fair value of Suburban Propane Partners, L.P. units	—	—	—	—	(2.7)	—	(2.7)
Other	—	—	—	—	(0.2)	(0.1)	(0.3)
Net income (loss)	—	6.2	—	—	(1,673.1)	(636.8)	(2,303.7)

Balance at December 31, 2015	60.7	535.8	68.2	0.4	2,227.6	183.5	2,946.9
Distributions to partners	5.8	—	—	—	(219.8)	(15.2)	(235.0)
Unit-based compensation charges	—	—	0.9	—	19.2	—	19.2
Taxes paid for unit-based compensation vesting	—	—	—	—	(0.8)	—	(0.8)
Change in fair value of Suburban Propane Partners, L.P. units	—	—	—	—	0.8	—	0.8
Net income (loss)	—	28.7	—	—	(245.0)	24.2	(192.1)

Balance at December 31, 2016	66.5	$564.5	69.1	0.4	$1,782.0	$192.5	$2,539.0

See accompanying notes.

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2016	2015	2014
Operating activities
Net loss	$(192.1)	$(2,303.7)	$(10.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	229.6	300.1	285.3
Amortization of debt-related deferred costs, discounts and premiums	6.9	8.9	8.5
Market adjustment on interest rate swaps	—	(0.5)	(2.7)
Unit-based compensation charges	19.2	19.7	21.3
Loss on long-lived assets, net	65.6	821.2	1.9
Goodwill impairment	162.6	1,406.3	48.8
Loss on contingent consideration	—	—	8.6
(Gain) loss on modification/extinguishment of debt	(10.0)	20.0	—
(Earnings) loss from unconsolidated affiliates, net, adjusted for cash distributions received	7.6	73.6	0.7
Deferred income taxes	(3.1)	(3.6)	(5.2)
Other	1.9	0.7	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(76.9)	119.7	60.4
Inventory	(22.5)	2.0	26.9
Prepaid expenses and other current assets	9.2	1.8	(11.4)
Accounts payable, accrued expenses and other liabilities	74.6	(128.0)	(96.4)
Reimbursements of property, plant and equipment	26.0	73.3	21.5
Change in price risk management activities, net	47.5	29.2	(74.8)

Net cash provided by operating activities	346.1	440.7	283.0
Investing activities
Acquisitions, net of cash acquired	(7.2)	—	(19.5)
Purchases of property, plant and equipment	(100.7)	(182.7)	(424.0)
Investment in unconsolidated affiliates	(12.4)	(42.0)	(108.6)
Capital distributions from unconsolidated affiliates	14.8	9.3	—
Proceeds from sale of assets	972.7	2.7	69.1

Net cash provided by (used in) investing activities	867.2	(212.7)	(483.0)

See accompanying notes.

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(in millions)

	Year Ended December 31,
	2016	2015	2014
Financing activities
Proceeds from the issuance of long-term debt	1,565.3	4,261.8	2,823.9
Principal payments on long-term debt	(2,536.3)	(4,113.0)	(2,696.0)
Payments on capital leases	(1.9)	(2.2)	(3.2)
Payments for debt-related deferred costs	(3.5)	(17.3)	(1.9)
Financing fees paid for early debt redemption	—	(13.6)	—
Distributions to partners	(219.8)	(171.5)	(102.5)
Distributions paid to non-controlling partners	(15.2)	(234.2)	(296.5)
Net proceeds from issuance of preferred equity of subsidiary	—	—	53.9
Net proceeds from the issuance of Crestwood Midstream Partners LP Class A preferred units	—	58.8	430.5
Taxes paid for unit-based compensation vesting	(0.8)	(3.8)	(3.9)
Other	—	(1.3)	(0.7)

Net cash provided by (used in) financing activities	(1,212.2)	(236.3)	203.6
Net change in cash	1.1	(8.3)	3.6
Cash at beginning of period	0.5	8.8	5.2

Cash at end of period	$1.6	$0.5	$8.8

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$121.5	$129.0	$114.4

Cash paid during the period for income taxes	$1.4	$4.7	$6.6

Supplemental schedule of noncash investing and financing activities
Net change to property, plant and equipment through accounts payable and accrued expenses	$(10.5)	$(14.1)	$(40.6)

See accompanying notes.

Report of Independent Registered Public Accounting Firm

The Board of Directors of Crestwood Equity GP LLC

We have audited the accompanying consolidated balance sheets of Crestwood Midstream Partners LP (the Company) as of December 31, 2016 and 2015, and the related consolidated statements of operations, partners’ capital and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Crestwood Midstream Partners LP at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Houston, Texas

February 24, 2017

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(in millions, except unit information)

	December 31,
	2016	2015
Assets
Current assets:
Cash	$1.3	$0.1
Accounts receivable, less allowance for doubtful accounts of $1.9 million and $0.4 million at December 31, 2016 and 2015)	289.8	236.5
Inventory	66.0	44.5
Assets from price risk management activities	6.3	32.6
Prepaid expenses and other current assets	9.7	19.9

Total current assets	373.1	333.6
Property, plant and equipment	2,885.5	4,077.7
Less: accumulated depreciation and depletion	587.1	552.0

Property, plant and equipment, net	2,298.4	3,525.7
Intangible assets	883.1	959.3
Less: accumulated amortization	230.2	197.9

Intangible assets, net	652.9	761.4
Goodwill	199.0	1,085.5
Investments in unconsolidated affiliates	1,115.4	254.3
Other assets	1.8	3.1

Total assets	$4,640.6	$5,963.6

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$214.5	$141.4
Accrued expenses and other liabilities	87.9	103.3
Liabilities from price risk management activities	28.6	7.4
Current portion of long-term debt	1.0	0.9

Total current liabilities	332.0	253.0
Long-term debt, less current portion	1,522.7	2,501.8
Other long-term liabilities	42.0	43.3
Deferred income taxes	0.7	0.4
Commitments and contingencies (Note 15)
Partners’ capital	2,550.7	2,981.6
Interest of non-controlling partners in subsidiary	192.5	183.5

Total partners’ capital	2,743.2	3,165.1

Total liabilities and partners’ capital	$4,640.6	$5,963.6

See accompanying notes.

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except unit and per unit data)

	Year Ended December 31,
	2016	2015	2014
Revenues:
Product revenues:
Gathering and processing	$825.5	$1,051.2	$1,831.5
Marketing, supply and logistics	1,144.3	857.5	1,339.4

	1,969.8	1,908.7	3,170.9
Service revenues:
Gathering and processing	290.7	325.9	332.2
Storage and transportation	165.3	266.3	250.8
Marketing, supply and logistics	92.1	128.0	160.6
Related party (Note 13)	2.6	3.9	3.0

	550.7	724.1	746.6

Total revenues	2,520.5	2,632.8	3,917.5
Costs of product/services sold (exclusive of items shown separately below):
Product costs:
Gathering and processing	899.2	1,074.4	1,816.9
Marketing, supply and logistics	952.7	705.6	1,196.1
Related party (Note 13)	17.7	28.9	42.2

	1,869.6	1,808.9	3,055.2
Service costs:
Gathering and processing	0.1	0.6	0.8
Storage and transportation	5.1	20.1	22.8
Marketing, supply and logistics	50.3	53.9	76.0

	55.5	74.6	99.6

Total costs of products/services sold	1,925.1	1,883.5	3,154.8
Expenses:
Operations and maintenance	155.0	188.7	195.4
General and administrative	85.6	105.6	91.7
Depreciation, amortization and accretion	240.5	278.5	255.4

	481.1	572.8	542.5
Other operating expense:
Loss on long-lived assets, net	(65.6)	(227.8)	(35.1)
Goodwill impairment	(162.6)	(1,149.1)	(48.8)
Loss on contingent consideration (Note 12)	—	—	(8.6)

Operating income (loss)	(113.9)	(1,200.4)	127.7

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except unit and per unit data)

	Year Ended December 31,
	2016	2015	2014
Earnings (loss) from unconsolidated affiliates, net	31.5	(60.8)	(0.7)
Interest and debt expense, net	(125.1)	(130.5)	(111.4)
Gain (loss) on modification/extinguishment of debt	10.0	(18.9)	—

Income (loss) before income taxes	(197.5)	(1,410.6)	15.6
Provision for income taxes	—	—	(0.9)

Net income (loss)	(197.5)	(1,410.6)	14.7
Net income attributable to non-controlling partners	24.2	23.1	16.8

Net loss attributable to Crestwood Midstream Partners LP	(221.7)	(1,433.7)	(2.1)
Net income attributable to Class A preferred units	—	23.1	17.2

Net loss attributable to partners	$(221.7)	$(1,456.8)	$(19.3)

See accompanying notes.

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in millions)

	Crestwood Midstream Partners LP
	Class A Preferred Units	Partners	Non- controlling Partners	Total Partners’ Capital
Balance at December 31, 2013	$—	$5,190.3	$101.0	$5,291.3
Change in invested capital from Legacy Inergy, net of debt	—	(15.3)	—	(15.3)
Issuance of Class A preferred units	430.5	—	—	430.5
Issuance of preferred equity of subsidiary	—	—	53.9	53.9
Distributions to partners	—	(470.5)	—	(470.5)
Unit-based compensation charges	—	18.1	—	18.1
Taxes paid for unit-based compensation vesting	—	(1.6)	—	(1.6)
Other	—	(0.7)	—	(0.7)
Net income (loss)	17.2	(19.3)	16.8	14.7

Balance at December 31, 2014	447.7	4,701.0	171.7	5,320.4
Issuance of Class A preferred units	58.8	—	—	58.8
Exchange of CMLP Class A preferred units for CEQP preferred units	(529.6)	529.6	—	—
Distributions to partners	—	(808.2)	(11.3)	(819.5)
Unit-based compensation charges	—	18.1	—	18.1
Taxes paid for unit-based compensation vesting	—	(2.1)	—	(2.1)
Net income (loss)	23.1	(1,456.8)	23.1	(1,410.6)

Balance at December 31, 2015	—	2,981.6	183.5	3,165.1
Distributions to partners	—	(227.6)	(15.2)	(242.8)
Unit-based compensation charges	—	19.2	—	19.2
Taxes paid for unit-based compensation vesting	—	(0.8)	—	(0.8)
Net income (loss)	—	(221.7)	24.2	(197.5)

Balance at December 31, 2016	$—	$2,550.7	$192.5	$2,743.2

See accompanying notes.

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2016	2015	2014
Operating activities
Net income (loss)	$(197.5)	$(1,410.6)	$14.7
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion	240.5	278.5	255.4
Amortization of debt-related deferred costs, discounts and premiums	6.9	8.1	7.3
Unit-based compensation charges	19.2	18.1	18.1
Loss on long-lived assets, net	65.6	227.8	35.1
Goodwill impairment	162.6	1,149.1	48.8
Loss on contingent consideration	—	—	8.6
(Gain) loss on modification/extinguishment of debt	(10.0)	18.9	—
(Earnings) loss from unconsolidated affiliates, net, adjusted for cash distributions received	7.6	73.6	0.7
Deferred income taxes	0.2	(0.3)	0.7
Other	1.9	0.7	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(76.9)	119.4	60.4
Inventory	(22.5)	2.1	26.9
Prepaid expenses and other current assets	7.5	3.7	(11.9)
Accounts payable, accrued expenses and other liabilities	75.2	(119.8)	25.8
Reimbursements of property, plant and equipment	26.0	73.3	21.5
Change in price risk management activities, net	47.5	29.2	(74.8)

Net cash provided by operating activities	353.8	471.8	437.3
Investing activities
Acquisitions, net of cash acquired	(7.2)	—	(19.5)
Purchases of property, plant and equipment	(100.7)	(182.7)	(421.7)
Investment in unconsolidated affiliates	(12.4)	(41.8)	(144.4)
Capital distributions from unconsolidated affiliates	14.8	9.3	—
Proceeds from sale of assets	972.7	2.7	2.7

Net cash provided by (used in) investing activities	867.2	(212.5)	(582.9)

See accompanying notes.

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31,
	2016	2015	2014
Financing activities
Proceeds from the issuance of long-term debt	1,565.3	3,490.1	2,089.9
Principal payments on long-term debt	(2,536.1)	(2,960.9)	(1,950.0)
Payments on capital leases	(1.9)	(2.2)	(3.2)
Payments for debt-related deferred costs	(3.5)	(17.3)	(0.1)
Financing fees paid for early debt redemption	—	(13.6)	—
Distributions to partners	(242.8)	(819.5)	(470.5)
Net proceeds from issuance of preferred equity of subsidiary	—	—	53.9
Net proceeds from issuance of Class A preferred units	—	58.8	430.5
Taxes paid for unit-based compensation vesting	(0.8)	(2.1)	(1.6)
Other	—	(0.1)	(0.8)

Net cash provided by (used in) financing activities	(1,219.8)	(266.8)	148.1
Net change in cash	1.2	(7.5)	2.5
Cash at beginning of period	0.1	7.6	5.1

Cash at end of period	$1.3	$0.1	$7.6

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$121.5	$118.2	$96.9

Cash paid during the period for income taxes	$0.7	$0.6	$0.4

Supplemental schedule of noncash investing and financing activities
Net change to property, plant and equipment through accounts payable and accrued expenses	$(10.5)	$(14.1)	$(40.6)

See accompanying notes.

CRESTWOOD EQUITY PARTNERS LP

CRESTWOOD MIDSTREAM PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Organization and Description of Business

The accompanying notes to the consolidated financial statements apply to Crestwood Equity Partners LP (the Company, Crestwood Equity or CEQP) and Crestwood Midstream Partners LP (Crestwood Midstream or CMLP) unless otherwise indicated.

Organization

Crestwood Equity Partners LP. CEQP is a publicly-traded (NYSE: CEQP) Delaware limited partnership formed in March 2001. Crestwood Equity GP LLC, which is indirectly owned by Crestwood Holdings LLC (Crestwood Holdings), owns our non-economic general partnership interest. Crestwood Holdings, which is substantially owned and controlled by First Reserve Management, L.P. (First Reserve), also owns approximately 25% of Crestwood Equity’s common units and all of its subordinated units.

Crestwood Midstream Partners LP. Crestwood Equity owns a 99.9% limited partnership interest in Crestwood Midstream and Crestwood Gas Services GP LLC (CGS GP), a wholly-owned subsidiary of Crestwood Equity, owns a 0.1% limited partnership interest in Crestwood Midstream. Crestwood Midstream GP LLC, a wholly-owned subsidiary of Crestwood Equity, owns the non-economic general partnership interest of Crestwood Midstream.

The diagram below reflects a simplified version of our ownership structure as of December 31, 2016:

Unless otherwise indicated, references in this report to “we,” “us,” “our,” “ours,” “our company,” the “partnership,” the “Company,” “Crestwood Equity,” “CEQP,” and similar terms refer to either Crestwood Equity Partners LP itself or Crestwood Equity Partners LP and its consolidated subsidiaries, as the context requires. Unless otherwise indicated, references to “Crestwood Midstream” and “CMLP” refer to Crestwood Midstream Partners LP and its consolidated subsidiaries.

Description of Business

Crestwood Equity develops, acquires, owns or controls, and operates primarily fee-based assets and operations within the energy midstream sector. We provide broad-ranging infrastructure solutions across the value chain to service premier liquids-rich natural gas and crude oil shale plays across the United States. We own and operate a diversified portfolio of crude oil and natural gas gathering, processing, storage and transportation assets and connect fundamental energy supply with energy demand across North America. Crestwood Equity is a holding company and all of its consolidated assets are owned by or through its wholly-owned subsidiary, Crestwood Midstream.

Our financial statements reflect three operating and reporting segments described below.

•	Gathering and Processing: our gathering and processing (G&P) operations provide gathering and transportation services (natural gas, crude oil and produced water) and processing, treating and compression services (natural gas) to producers in unconventional shale plays and tight-gas plays in North Dakota, West Virginia, Texas, New Mexico, Wyoming and Arkansas. This segment primarily includes our operations and investments that own (i) crude oil, gas and produced water gathering systems in the Bakken Shale play; (ii) rich gas gathering systems and processing plants in the Bakken, Marcellus, Barnett, Delaware Permian and Powder River Basin (PRB) Niobrara Shale plays; and (iii) dry gas gathering systems in the Barnett and Fayetteville Shale plays.

•	Storage and Transportation: our storage and transportation (S&T) operations provide crude oil and natural gas storage and transportation services to producers, utilities and other customers. This segment primarily includes (i) our integrated crude oil loading, storage and pipeline terminal located in the heart of the Bakken and Three Forks Shale oil-producing areas in Williams County, North Dakota (the COLT Hub); and (ii) joint ventures that own regulated natural gas storage and transportation facilities in New York and Pennsylvania, natural gas storage facilities in Texas and a crude-by-rail terminal in Wyoming.

•	Marketing, Supply and Logistics: our marketing, supply and logistics (MS&L) operations provide NGL and crude oil storage, marketing and transportation services to producers, refiners, marketers and other customers. This segment primarily includes (i) our fleet of rail and rolling stock, which includes our rail-to-truck NGL terminals located in Florida, Nevada, New Jersey, New York, Rhode Island and Wyoming, our truck terminal located in Utah, and our truck maintenance facilities located in Indiana, Mississippi, New Jersey and Ohio; (ii) our West Coast processing and fractionation operations located near Bakersfield, California; (iii) our NGL storage facilities in Bath, New York and Seymour, Indiana; (iv) our crude oil and produced water transportation assets; and (v) our solution-mining and salt production company (US Salt).

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements are prepared in accordance with GAAP and include the accounts of all consolidated subsidiaries after the elimination of all intercompany accounts and transactions. In management’s opinion, all necessary adjustments to fairly present our results of operations, financial position and cash flows for the periods presented have been made and all such adjustments are of a normal and recurring nature.

In September 2015, Crestwood Midstream merged with a wholly-owned subsidiary of CEQP, with Crestwood Midstream surviving as a wholly-owned subsidiary of CEQP (the Simplification Merger), and CEQP contributed 100% of its interest in Crestwood Operations LLC (Crestwood Operations) to Crestwood Midstream. As a result of this transaction, Crestwood Midstream controls the operating and financial decisions of Crestwood Operations. Crestwood Midstream accounted for this transaction as a reorganization of entities under common control and the accounting standards related to such transactions requires Crestwood Midstream to record the assets and liabilities of Crestwood Operations at CEQP’s carrying value and retroactively adjust Crestwood Midstream’s historical results to reflect the operations of Crestwood Operations as being acquired on June 19, 2013, the date in which Crestwood Midstream and Crestwood Operations came under common control. Prior to the Simplification Merger, Crestwood Equity consolidated the results of Crestwood Operations in its financial statements and as such, this transaction had no impact on its historical financial statements.

Significant Accounting Policies

Principles of Consolidation

We consolidate entities when we have the ability to control or direct the operating and financial decisions of the entity or when we have a significant interest in the entity that gives us the ability to direct the activities that are significant to that entity. The determination to consolidate or apply the equity method of accounting to an entity can also require us to evaluate whether that entity is considered a variable interest entity. This evaluation, along with the determination of our ability to control, direct or exert significant influence over an entity involves the use of judgment. We apply the equity method of accounting where we can exert significant influence over, but do not control or direct the policies, decisions or activities of an entity and in the case of a variable interest entity (VIE), are not the primary beneficiary. We use the cost method of accounting where we are unable to exert significant influence over the entity.

All of our consolidated entities and equity method investments are not VIEs except for our investment in Crestwood Permian Basin Holdings LLC (Crestwood Permian). In October 2016, Crestwood Infrastructure Holdings LLC (Crestwood Infrastructure), our wholly-owned subsidiary, and an affiliate of First Reserve formed Crestwood Permian to fund and own a gathering system and other potential operations in the Delaware Permian. Crestwood Permian is a VIE because it does not have sufficient equity at risk to fund its current activities (i.e., the construction of the Nautilus gathering system) without additional capital contributions from us and First Reserve, and CEQP has provided a guarantee to a third party that requires CEQP to fund 100% of the costs to build the Nautilus gathering system (which is currently estimated to cost approximately $180 million) if Crestwood Permian fails to do so. We account for our investment in Crestwood Permian as an equity method investment because we are not the primary beneficiary of the VIE as of December 31, 2016.

On June 3, 2016, our wholly-owned subsidiary, Crestwood Pipeline and Storage Northeast LLC (Crestwood Northeast) and Con Edison Gas Pipeline and Storage Northeast, LLC (CEGP), a wholly-owned subsidiary of Consolidated Edison, Inc. (Consolidated Edison), formed the Stagecoach Gas Services LLC (Stagecoach Gas) joint venture, to own and further develop our natural gas storage and transportation business located in the Northeast (the NE S&T assets). We contributed to the joint venture the entities owning the NE S&T assets, CEGP contributed $975 million in exchange for a 50% equity interest in Stagecoach Gas, and Stagecoach Gas distributed to us the net cash proceeds received from CEGP. The assets contributed to the joint venture were previously included in our storage and transportation segment.

We deconsolidated the NE S&T assets as a result of the contribution of these assets to Stagecoach Gas and began accounting for our 50% equity interest in Stagecoach Gas under the equity method of accounting. The deconsolidation of our NE S&T assets resulted in a decrease of $1,127.6 million in property, plant and equipment, net, $8.5 million of intangible assets, net and $11.2 million of other assets and (liabilities), net. For a discussion of the decrease in goodwill associated with this joint venture transaction, see “Goodwill” below. See Note 6 for a further discussion of our investment in Stagecoach Gas.

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires the use of estimates and assumptions that affect the amounts we report as assets, liabilities, revenues and expenses and our disclosures in these consolidated financial statements. Actual results can differ from those estimates.

Cash

We consider all highly liquid investments with an original maturity of less than three months to be cash.

Inventory

Inventory for our marketing, supply and logistics operations are stated at the lower of cost or market and cost is computed predominantly using the average cost method. Our inventory consists primarily of crude oil and NGLs of approximately $56.7 million and $35.4 million at December 31, 2016 and 2015.

Property, Plant and Equipment

Property, plant and equipment is recorded at is original cost of construction or, upon acquisition, at the fair value of the assets acquired. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and interest. We capitalize major units of property replacements or improvement and expense minor items. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, as follows:

Years
Gathering systems and pipelines	20
Facilities and equipment	20
Buildings, rights-of-way and easements	20 – 40
Office furniture and fixtures	5 – 10
Vehicles	5

We deplete salt deposits included in our property, plant and equipment utilizing the unit of production method.

We evaluate our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If such events or changes in circumstances are present, a loss is recognized if the carrying value of the asset is in excess of the sum of the undiscounted cash flows expected to result from the use of the asset and its eventual disposition. An impairment loss is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset, which is typically based on discounted cash flow projections using assumptions as to revenues, costs and discount rates typical of third party market participants, which is a Level 3 fair value measurement.

We did not record impairments of our property, plant and equipment during the year ended December 31, 2016. During 2015 and 2014, we recorded the following impairments of our property, plant and equipment and we reflected these impairments in loss on long-lived assets in our consolidated statements of operations:

•	During 2015 and 2014, we incurred $8.5 million and $13.2 million of impairments of our property, plant and equipment related to our Granite Wash gathering and processing operations, which resulted from decreases in forecasted cash flows for those operations given that our major customer of those assets declared bankruptcy and ceased substantial drilling in the Granite Wash in the near future given current and future anticipated market conditions related to normal gas and NGLs. The fair value of our property, plant and equipment related to our Granite Wash operations was $11.2 million as of December 31, 2015.

•	During 2015, Crestwood Equity incurred a $354.4 million impairment of its property, plant and equipment related to its Barnett gathering and processing operations, which resulted from the actions of our primary customer in the Barnett Shale, Quicksilver Resources, Inc. (Quicksilver), related to its filing for protection under Chapter 11 of the U.S. Bankruptcy Code in 2015. The fair value of our property, plant and equipment related to our Barnett operations was $298.5 million as of December 31, 2015. Crestwood Midstream did not record an impairment of its property, plant and equipment related to its gathering and processing assets in the Barnett Shale as the sum of the undiscounted cash flows expected to result from the use of the assets and their eventual disposition exceeded the carrying value of the property, plant and equipment by over 30%. As a result, Crestwood Midstream’s property, plant and equipment exceeds Crestwood Equity’s property, plant and equipment related to its gathering and processing assets in the Barnett Shale as of December 31, 2016 and 2015.

•	During 2015, we incurred $61.9 million and $45.7 million of impairments of property, plant and equipment related to our Fayetteville and Haynesville gathering and processing operations, respectively, which resulted from decreases in forecasted cash flows for those operations given that our customers for those assets have ceased any substantial drilling in the Fayetteville and Haynesville Shales in the near future given current and future anticipated market conditions related to natural gas. The fair value of our property, plant and equipment related to our Fayetteville and Haynesville operations was $59.3 million and $3.8 million, respectively, as of December 31, 2015.

•	During 2015, we incurred a $31.2 million impairment of our property, plant and equipment related to our Watkins Glen development project in our marketing, supply and logistics segment, which resulted from continued delays and uncertainties in the permitting of our proposed NGL storage facility. The fair value of our property, plant and equipment related to our Watkins Glen development project was $6.7 million as of December 31, 2015.

At December 31, 2015, our estimates of fair value considered a number of factors, including the potential value we would receive if we sold the asset, a 15% discount rate and projected cash flows, which is a Level 3 fair value measurement. Projected cash flows of our property, plant and equipment are generally based on current and anticipated future market conditions, which require significant judgment to make projections and assumptions about pricing, demand, competition, operating costs, constructions costs, legal and regulatory issues and other factors that may extend many years into the future and are often outside of our control. Due to the imprecise nature of these projections and assumptions, actual results can and often do, differ from our estimates.

Identifiable Intangible Assets

Our identifiable intangible assets consist of customer accounts, covenants not to compete, trademarks and certain revenue contracts. Customer accounts, covenants not to compete, trademarks and certain of our revenue contracts have arisen from acquisitions. We amortize certain of our revenue contracts based on the projected cash flows associated with these contracts if the projected cash flows are readily determinable, otherwise we amortize our revenue contracts on a straight-line basis. We recognize acquired intangible assets separately if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of the acquirer’s intent to do so.

During 2016, 2015 and 2014, we recorded the following impairments of our intangible assets and we reflected these impairments in loss on long-lived assets in our consolidated statements of operations:

•	During 2016, we incurred a $31.4 million impairment of intangible assets related to our MS&L Trucking operations, which resulted from the impact of increased competition on our Trucking business and the loss of several key customer relationships that were acquired in 2013 to which the intangible assets related. The fair value of our intangible assets related to our MS&L Trucking operations was $3.7 million as of December 31, 2016.

•	During 2015, Crestwood Equity fully impaired $238.9 million of its intangible assets related to its Barnett gathering and processing operations, which resulted from the actions of our primary customer in the Barnett Shale, Quicksilver, related to filing for protection under Chapter 11 of the U.S. Bankruptcy Code in 2015.

•	During 2015, we fully impaired $70.9 million and $6.0 million of intangible assets related to our Fayetteville and Haynesville gathering and processing operations, respectively, which resulted from decreases in forecasted cash flows for those operations given that our customers for those assets have ceased any substantial drilling in the Fayetteville and Haynesville Shales in the near future given current and future anticipated market conditions related to natural gas.

•	During 2014, we fully impaired $20 million of intangible assets related to our Granite Wash gathering and processing operations, which resulted from decreases in forecasted cash flows for those operations given that our major customer of those assets declared bankruptcy and ceased substantial drilling in the Granite Wash in the near future given current and future anticipated market conditions related to natural gas and NGLs.

At December 31, 2016, our estimates of fair value considered a number of factors, including the potential value we would receive if we sold the asset, a 19% discount rate and projected cash flows, which is a Level 3 fair value measurement. Projected cash flows of our intangible assets are generally based on current and anticipated future market conditions, which require significant judgment to make projections and assumptions about pricing, demand, competition, operating costs, construction costs, legal and regulatory issues and other factors that may extend many years into the future and are often outside of our control. Due to the imprecise nature of these projections and assumptions, actual results can and often do, differ from our estimates.

Certain intangible assets are amortized on a straight-line basis over their estimated economic lives, as follows:

Weighted- Average Life (years)
Customer accounts	20
Covenants not to compete	5
Trademarks	6 - 8

Goodwill

Our goodwill represents the excess of the amount we paid for a business over the fair value of the net identifiable assets acquired. We evaluate goodwill for impairment annually on December 31, and whenever events indicate that it is more likely than not that the fair value of a reporting unit could be less than its carrying amount. This evaluation requires us to compare the fair value of each of our reporting units to its carrying value (including goodwill). If the fair value exceeds the carrying amount, goodwill of the reporting unit is not considered impaired.

We estimate the fair value of our reporting units based on a number of factors, including discount rates, projected cash flows and the potential value we would receive if we sold the reporting unit. We also compare the total fair value of our reporting units to our overall enterprise value, which considers the market value for our common and preferred units. Estimating projected cash flows requires us to make certain assumptions as it relates to the future operating performance of each of our reporting units (which includes assumptions, among others, about estimating future operating margins and related future growth in those margins, contracting efforts and the cost and timing of facility expansions) and assumptions related to our customers, such as their future capital and operating plans and their financial condition. When considering operating performance, various factors are considered such as current and changing economic conditions and the commodity price environment, among others. Due to the imprecise nature of these projections and assumptions, actual results can and often do, differ from our estimates. If the assumptions embodied in the projections prove inaccurate, we could incur a future impairment charge. In addition, the use of the income approach to determine the fair value of our reporting units (see further discussion of the use of the income approach below) could result in a different fair value if we had utilized a market approach, or a combination thereof.

We acquired substantially all of our reporting units in 2013, 2012 and 2011, which required us to record the assets, liabilities and goodwill of each of those reporting units at fair value on the date they were acquired. As a result, any level of decrease in the forecasted cash flows of these businesses or increases in the discount rates utilized to value those businesses from their respective acquisition dates would likely result in the fair value of the reporting unit falling below the carrying value of the reporting unit, and could result in an assessment of whether that reporting unit’s goodwill is impaired.

Current commodity prices are significantly lower compared to commodity prices during 2014, and that decrease has adversely impacted forecasted cash flows, discount rates and stock/unit prices for most companies in the midstream industry, including us. As a result, we recorded goodwill impairments on several of our reporting units during 2016, 2015 and 2014. The following table summarizes the goodwill of our various reporting units (in millions):

	Goodwill Impairments during the Year Ended December 31, 2014	Goodwill at January 1, 2015	Goodwill Impairments during the Year Ended December 31, 2015	Goodwill at December 31, 2015	Impact of Deconsolidation of NE S&T Assets during the Year Ended December 31, 2016	Goodwill Impairments during the Year Ended December 31, 2016	Goodwill Additions during the Year Ended December 31, 2016(1)	Goodwill at December 31, 2016
G&P
Fayetteville	$4.3	$72.5	$72.5	$—	$—	$—	$—	$—
Granite Wash	14.2	—	—	—	—	—	—	—
Marcellus	—	8.6	—	8.6	—	8.6	—	—
Arrow	—	45.9	—	45.9	—	—	—	45.9
S&T
Northeast Storage and Transportation	—	726.3	—	726.3	726.3	—	—	—
COLT	—	668.3	623.4	44.9	—	44.9	—	—
MS&L
West Coast	—	85.9	85.9	—	—	—	2.4	2.4
Supply and Logistics	—	266.2	99.0	167.2	—	65.5	—	101.7
Storage and Terminals	—	104.2	53.7	50.5	—	14.1	—	36.4
US Salt	2.2	12.6	—	12.6	—	—	—	12.6
Trucking	—	177.9	148.4	29.5	—	29.5	—	—
Watkins Glen	28.1	66.2	66.2	—	—	—	—	—

Total Crestwood Midstream	$48.8	$2,234.6	$1,149.1	$1,085.5	$726.3	$162.6	$2.4	$199.0

Barnett (G&P)	—	257.2	257.2	—	—	—	—	—

Total Crestwood Equity	$48.8	$2,491.8	$1,406.3	$1,085.5	$726.3	$162.6	$2.4	$199.0

(1)	In December 2016, we acquired four NGL terminals for our MS&L segment for approximately $7.2 million with total goodwill of approximately $2.4 million. This acquisition was not material to our consolidated financial statements as of and for the year ended December 31, 2016.

The goodwill impairments recorded during 2016 related to our G&P Marcellus operations, our MS&L Supply and Logistics and Storage and Terminals operations, our S&T COLT operations and our MS&L Trucking operations. The 2016 goodwill impairments on our Marcellus, Supply and Logistics, and Storage and Terminals operations primarily resulted from increasing the discount rates utilized in determining the fair value of those reporting units considering the significant decrease in the market price of our common units during the first quarter of 2016 and the continued decrease in commodity prices and its impact on the midstream industry and our customers. The 2016 goodwill impairments on our COLT and Trucking operations also resulted from those factors, but in addition they were impacted by (i) the expiration of two key crude-by-rail loading contracts during the fourth quarter of 2016, and the impact of those expirations on our projected future cash flows from our COLT operations; and (ii) the continued impact of increased competition on our Trucking business, a change in management in late 2016, and the planned downsizing of the excess capacity in our trucking fleet and operations and the impact that these had on our projected future cash flows from our Trucking operations. Although certain of these operations experienced increases in their operating results from 2013 to 2016, we decreased the cash flow forecasts for those businesses from the expectations when they were acquired in 2012 and 2013 based on our current assessment of the impact that the prolonged low commodity price environment is expected to have on demand for future services provided by those operations. We utilized the income approach to determine the fair value of our reporting units given the limited availability of comparable market-based transactions during 2016, and we utilized discount rates ranging from 10% to 19% in applying the income approach to determine the fair value of our reporting units with goodwill as of December 31, 2016, which is a Level 3 fair value measurement.

The goodwill impairments recorded during 2015 and 2014 primarily resulted from decreasing forecasted cash flows and increasing the discount rates utilized in determining the fair value of the reporting units considering the continued decrease in commodity prices and its impact on the midstream industry and our customers. We utilized the income approach to determine the fair value of our reporting units given the limited availability of comparable market-based transactions during 2015 and 2014, and we utilized discount rates ranging from 10% to 16% in 2015 and 9% to 12% in 2014 in applying the income approach to determine the fair value of our reporting units with goodwill as of December 31, 2015 and 2014.

In addition to the goodwill impairments recorded by Crestwood Midstream as reflected in the table above, Crestwood Equity recorded a goodwill impairment of its Barnett reporting unit of approximately $257.2 million in 2015. The impairment primarily resulted from increasing the discount rate utilized in determining the fair value of the reporting unit, considering the actions of its primary customer in the Barnett Shale during 2015, Quicksilver, related to its filing for protection under Chapter 11 of the U.S. Bankruptcy Code in March 2015.

Investment in Unconsolidated Affiliates

Equity method investments in which we exercise significant influence, but do not control and are not the primary beneficiary, are accounted for using the equity method of accounting. Differences in the basis of investments and the separate net asset values of the investees, if any, are amortized into net income or loss over the remaining useful lives of the underlying assets and liabilities, except for the excess related to goodwill. We evaluate our equity method investments for impairment when events or circumstances indicate that the carrying value of the equity method investment may be impaired and that impairment is other than temporary. If an event occurs, we evaluate the recoverability of our carrying value based on the fair value of the investment. If an impairment is indicated, or if we decide to sell an investment in unconsolidated affiliate, we adjust the carrying values of the asset downward, if necessary, to their estimated fair values.

During 2015, we recorded a $51.4 million and $23.4 million impairment of our Jackalope Gas Gathering Services, L.L.C. (Jackalope) and Powder River Basin Industrial Complex, LLC (PRBIC) equity method investments, respectively, as a result of decreasing forecasted cash flows and increasing the discount rates utilized in determining the fair value of the equity method investments considering the continued decrease in commodity prices and its impact on the midstream industry and our equity method investments’ customers, which is a Level 3 fair value measurement. We did not record impairments of our equity method investments during the years ended December 31, 2016 or December 31, 2014.

We estimated the fair value of our equity method investments at December 31, 2015 based on projected cash flows, a 15.5% discount rate and the potential value we would receive if we sold the equity method investment. Estimating projected cash flows requires us to make certain assumptions as it relates to the future operating performance of each of our equity method investments (which includes assumptions, among others, about estimating future operating margins and related future growth in those margins, contracting efforts and the cost and timing of facility expansions) and assumptions related to our equity method investments’ customers, such as future capital and operating plans and their financial condition. When considering operating performance, various factors are considered such as current and changing economic conditions and the commodity price environment, among others. Due to the imprecise nature of these projections and assumptions, actual results can and often do, differ from our estimates.

Asset Retirement Obligations

An asset retirement obligation (ARO) is an estimated liability for the cost to retire a tangible asset. We record a liability for legal or contractual obligations to retire our long-lived assets associated with right-of-way contracts we hold at our facilities whether owned or leased. We record a liability in the period the obligation is incurred and estimable. An ARO is initially recorded at its estimated fair value with a corresponding increase to property, plant and equipment. This increase in property, plant and equipment is then depreciated over the useful life of the asset to which that liability relates. An ongoing expense is recognized for changes in the fair value of the liability as a result of the passage of time, which we record as depreciation, amortization and accretion expense on our consolidated statements of operations. The fair value of certain AROs could not be determined as the settlement dates (or range of dates) associated with these assets were not estimable. At December 31, 2016 and 2015, our AROs were reflected in other long-term liabilities on our consolidated balance sheets. See Note 5 for a further discussion of our AROs.

Deferred Financing Costs

Deferred financing costs represent costs associated with obtaining long-term financing and are amortized over the term of the related debt using a method which approximates the effective interest method and has a weighted average life of six years. Effective January 1, 2016, we adopted the provisions of Accounting Standards Update (ASU) 2015-03, Interest—Imputation of

Interest (Subtopic 835-30), which requires us to classify our net deferred financing costs of $34.0 million and $40.9 million as a reduction of long-term debt on our consolidated balance sheets at December 31, 2016 and 2015. Such costs were previously reflected as intangible assets on our consolidated balance sheets.

Revenue Recognition

We gather, treat, compress, store, transport and sell various commodities (including crude oil, natural gas, NGLs and water) pursuant to fixed-fee and percent-of-proceeds contracts. Under certain of those contracts in our G&P operations and our marketing, supply and logistics operations, we take title to the underlying commodity. We classify the revenues associated with the products to which we take title as product revenues and all other revenues as service revenues in our consolidated statement of operations.

We recognize revenues for these services and products when all of the following criteria are met:

•	services have been rendered or products delivered or sold;

•	persuasive evidence of an exchange arrangement exists;

•	the price for services is fixed or determinable; and

•	collectability is reasonably assured.

We record deferred revenue when we receive amounts from our customers but have not met the criteria listed above. We recognize deferred revenue in our consolidated statements of operations when the criteria has been met and all services have been rendered. At December 31, 2016 and 2015, we had deferred revenue of approximately $7.5 million and $14.2 million, which is reflected in accrued expenses and other liabilities on our consolidated balance sheets.

Credit Risk and Concentrations

Inherent in our contractual portfolio are certain credit risks. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. We take an active role in managing credit risk and have established control procedures, which are reviewed on an ongoing basis. We attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits, letters of credit and entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions, as deemed appropriate.

Income Taxes

Crestwood Equity is a master limited partnership and Crestwood Midstream is a limited partnership. Partnerships are generally not subject to federal income tax, although publicly-traded partnerships are treated as corporations for federal income tax purposes and therefore are subject to federal income tax, unless the partnership generates at least 90% of its gross income from qualifying sources. If the qualifying income requirement is satisfied, the publicly-traded partnership will be treated as a partnership for federal income tax purposes. We satisfy the qualifying income requirement and are treated as a partnership for federal and state income tax purposes. Our consolidated earnings are included in the federal and state income tax returns of our partners. However, legislation in certain states allows for taxation of partnerships, and as such, certain state taxes have been included in our accompanying financial statements as income taxes due to the nature of the tax in those particular states as discussed below. In addition, federal and state income taxes are provided on the earnings of the subsidiaries incorporated as taxable entities. We are required to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities using expected rates in effect for the year in which the differences are expected to reverse.

We are responsible for the Texas Margin tax computed on the Texas franchise tax returns. The margin tax qualifies as an income tax under GAAP, which requires us to recognize the impact of this tax on the temporary differences between the financial statement assets and liabilities and their tax basis attributable to such tax.

Net earnings for financial statement purposes may differ significantly from taxable income reportable to unitholders as a result of differences between the tax basis and the financial reporting basis of assets and liabilities and the taxable income allocation requirements under the partnership agreement.

Environmental Costs and Other Contingencies

We recognize liabilities for environmental and other contingencies when there is an exposure that indicates it is both probable that a liability has been incurred and the amount of loss can be reasonably estimated. Where the most likely outcome of a contingency can be reasonably estimated, we accrue a liability for that amount. Where the most likely outcome cannot be estimated, a range of potential losses is established and if no one amount in that range is more likely than any other, the low end of range is accrued.

We record liabilities for environmental contingencies at their undiscounted amounts on our consolidated balance sheets as accrued expenses and other liabilities when environmental assessments indicate that remediation efforts are probable and costs can be reasonably estimated. Estimates of our liabilities are based on currently available facts and presently enacted laws and regulations, taking into consideration the likely effects of other societal and economic factors. These estimates are subject to revision in future periods based on actual costs or new circumstances. We capitalize costs that benefit future periods and recognize a current period charge in operations and maintenance expenses when clean-up efforts do not benefit future periods.

We evaluate potential recoveries of amounts from third parties, including insurance coverage, separately from our liability. Recovery is evaluated based on the solvency of the third party, among other factors. When recovery is assured, we record and report an asset separately from the associated liability on our consolidated balance sheet.

Price Risk Management Activities

We utilize certain derivative financial instruments to (i) manage our exposure to commodity price risk, specifically, the related change in the fair value of inventory, as well as the variability of cash flows related to forecasted transactions; (ii) ensure the availability of adequate physical supply of commodity; and (iii) manage our exposure to the interest rate risk associated with fixed and variable rate borrowings. We record all derivative instruments on the balance sheet at their fair values as either assets or liabilities measured at fair value. Changes in the fair value of these derivative financial instruments are recorded through current earnings.

We did not have any derivatives identified as fair value hedges or cash flow hedges for accounting purposes during the years ended December 31, 2016, 2015 or 2014.

Unit-Based Compensation

Long-term incentive awards are granted under the Crestwood Equity incentive plan. Unit-based compensation awards consist of restricted units that are valued at the closing market price of CEQP’s common units on the date of grant, which reflects the fair value of such awards. For those awards that are settled in cash, the associated liability is remeasured at every balance sheet date through settlement, such that the vested portion of the liability is adjusted to reflect its revised fair value through compensation expense. We generally recognize the expense associated with the award over the vesting period.

New Accounting Pronouncements Issued But Not Yet Adopted

As of December 31, 2016, the following accounting standards had not yet been adopted by us:

In May 2014, the FASB issued (ASU) 2014-09, Revenue from Contracts with Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance. We anticipate utilizing the modified retrospective method to adopt the provisions of this standard effective January 1, 2018, and are currently applying the provisions of the standard to our aggregated listing of gathering and processing, storage and transportation, and marketing, supply and logisitics revenue contracts that involve revenue generating activities that occur after January 1, 2018. We are also in the process of implementing appropriate changes to our processes, systems and controls to support the accounting and disclosure requirements of the new standard. We are currently evaluating the impact that this standard will have on our consolidated financial statements, especially on contractual arrangements that involve either non-cash consideration or involve reimbursements of capital expenditures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which revises the accounting for leases by requiring certain leases to be recognized as assets and liabilities on the balance sheet, and requiring companies to disclose additional information about their leasing arrangements. We expect to adopt the provisions of this standard effective January 1, 2019 and are currently evaluating the impact that this standard will have on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee

Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment award transactions, including the classification of awards as either equity or liabilities and presentation on the statement of cash flows.

We adopted the provisions of this standard effective January 1, 2017 and it is not anticipated to have a material impact on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts

and Cash Payments, which clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. We expect to adopt the provisions of this standard effective January 1, 2018 and are currently evaluating the impact that this standard may have on our consolidated financial statements.

In January 2017, the FASB issue ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which changes the annual quantitative goodwill impairment test to eliminate the current two step method and replace it with a single test to determine if goodwill is impaired and the amount of any impairment. We expect to adopt the provisions of this standard effective January 1, 2020 and are currently evaluating the impact that this standard may have on our consolidated financial statements.

Note 3 – Acquisitions

Crude Transportation Acquisitions (Bakken)

Red Rock. On March 21, 2014, Crestwood Midstream purchased substantially all of the operating assets of Red Rock Transportation Inc. (Red Rock) for approximately $13.8 million, comprised of $12.1 million paid at closing plus deferred payments of $1.8 million. Red Rock is a trucking operation located in Watford City, North Dakota which provides crude oil and produced water hauling services to the oilfields of western North Dakota and eastern Montana. The acquired assets include a fleet of approximately 56 trailer tanks, 22 double bottom body tanks and 44 tractors with 28,000 Bbls/d of transportation capacity. We finalized the purchase price and allocated approximately $10.6 million of the purchase price to property, plant and equipment and intangible assets and approximately $3.2 million to goodwill. Goodwill recognized related primarily to anticipated operating synergies between the assets acquired and our existing assets. These assets are included in our marketing, supply and logistics segment.

LT Enterprises. On May 9, 2014, Crestwood Midstream purchased substantially all of the operating assets of LT Enterprises, Inc. (LT Enterprises) for approximately $10.7 million, comprised of $9.0 million paid at closing plus deferred payments of $1.7 million. LT Enterprises is a trucking operation located in Watford City, North Dakota which provides crude oil and produced water hauling services primarily to the oilfields of western North Dakota. The acquired assets include a fleet of approximately 38 tractors, 51 crude trailers and 17 service vehicles with 20,000 Bbls/d of transportation capacity. In addition, Crestwood Midstream acquired employee housing and 20 acres of greenfield real property located two miles south of Watford City. We finalized the purchase price and allocated all of the purchase price to property, plant and equipment and intangible assets. These assets are included in our marketing, supply and logistics segment.

The acquisitions of Red Rock and LT Enterprises were not material to our marketing, supply and logistics segment’s results of operations for the year ended December 31, 2014. In addition, transaction costs related to these acquisitions were not material for the year ended December 31, 2014.

Note 4 – Certain Balance Sheet Information

Property, Plant and Equipment

Property, plant and equipment of the following at December 31, 2016 and 2015 (in millions):

	CEQP		CMLP
	December 31,		December 31,
	2016	2015	2016	2015
Gathering systems and pipelines and related assets	$639.4	$1,075.7	$782.3	$1,218.5
Facilities and equipment	1,328.3	1,505.9	1,513.4	1,691.0
Buildings, land, rights-of-way, storage rights and easements	315.4	833.4	319.1	837.1
Vehicles	45.7	46.3	44.0	44.6
Construction in process	85.9	114.5	85.9	114.5
Base gas	—	32.0	—	32.0
Salt deposits	120.5	120.5	120.5	120.5
Office furniture and fixtures	20.2	19.4	20.3	19.5

	2,555.4	3,747.7	2,885.5	4,077.7
Less: accumulated depreciation and depletion	457.8	436.9	587.1	552.0

Total property, plant and equipment, net	$2,097.6	$3,310.8	$2,298.4	$3,525.7

Depreciation. CEQP’s depreciation expense totaled $154.8 million, $195.1 million and $184.2 million for the years ended December 31, 2016, 2015 and 2014. CMLP’s depreciation expense totaled $168.9 million, $186.7 million and $170.9 million for the years ended December 31, 2016, 2015 and 2014. Depletion expense at both CEQP and CMLP totaled $0.7 million for each of the years ended December 31, 2016, 2015 and 2014.

Capitalized Interest. During the years ended December 31, 2016 and 2015, CEQP and CMLP capitalized interest of $0.7 million and $2.5 million related to certain expansion projects. During the year ended December 31, 2014, CEQP and CMLP capitalized $7.7 million and $7.5 million, respectively, related to certain expansion projects.

Intangible Assets

Intangible assets consisted of the following at December 31, 2016 and 2015 (in millions):

	CEQP		CMLP
	December 31,		December 31,
	2016	2015	2016	2015
Customer accounts	$541.9	$583.7	$541.9	$583.7
Covenants not to compete	1.0	6.6	1.0	5.6
Gas gathering, compression and processing contracts	325.2	325.2	325.2	325.2
Acquired storage contracts	—	29.0	—	29.0
Trademarks	30.5	31.3	15.0	15.8

	898.6	975.8	883.1	959.3
Less: accumulated amortization	241.2	206.6	230.2	197.9

Total intangible assets, net	$657.4	$769.2	$652.9	$761.4

The following table summarizes the total of accumulated amortization of intangible assets by the type of intangible asset at December 31, 2016 and 2015 (in millions):

	CEQP		CMLP
	December 31,		December 31,
	2016	2015	2016	2015
Customer accounts	$162.4	$130.1	$162.4	$130.1
Covenants not to compete	—	2.5	—	1.7
Gas gathering, compression and processing contracts	63.2	44.3	63.2	44.3
Acquired storage contracts	—	18.5	—	18.5
Trademarks	15.6	11.2	4.6	3.3

Total accumulated amortization	$241.2	$206.6	$230.2	$197.9

Crestwood Equity’s amortization expense related to its intangible assets for the years ended December 31, 2016, 2015 and 2014, was approximately $72.5 million, $102.8 million and $99.3 million. Crestwood Midstream’s amortization expense related to its intangible assets for the years ended December 31, 2016, 2015 and 2014 was approximately $69.3 million, $89.6 million and $82.7 million.

Estimated amortization of our intangible assets for the next five years is as follows (in millions):

	CEQP	CMLP
Year Ending December 31,
2017	$53.7	$50.6
2018	43.6	42.2
2019	41.9	41.9
2020	41.9	41.9
2021	41.9	41.9

Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following at December 31, 2016 and 2015 (in millions):

	CEQP		CMLP
	December 31,		December 31,
	2016	2015	2016	2015
Accrued expenses	$46.9	$46.4	$45.5	$44.1
Accrued property taxes	4.2	4.8	4.2	4.8
Accrued natural gas purchases	4.9	1.5	4.9	1.5
Tax payable	1.2	0.5	—	0.5
Interest payable	22.8	26.2	22.8	26.2
Accrued additions to property, plant and equipment	1.7	10.4	1.7	10.4
Capital leases	1.3	1.6	1.3	1.6
Deferred revenue	7.5	14.2	7.5	14.2

Total accrued expenses and other liabilities	$90.5	$105.6	$87.9	$103.3

Note 5 – Asset Retirement Obligations

We have legal obligations associated with right-of-way contracts we hold and at our facilities whether owned or leased. Where we can reasonably estimate the asset retirement obligation, we accrue a liability based on an estimate of the timing and amount of settlement. We record changes in these estimates based on changes in the expected amount and timing of payments to settle our obligations.

The following table presents the changes in the net asset retirement obligations for the years ended December 31, 2016 and 2015 (in millions):

	December 31,
	2016	2015
Net asset retirement obligation at January 1	$26.4	$23.8
Liabilities incurred	1.0	1.1
Liabilities settled	(1.2)	—
Accretion expense	1.6	1.5

Net asset retirement obligation at December 31	$27.8	$26.4

We did not have any material assets that were legally restricted for use in settling asset retirement obligations as of December 31, 2016 and 2015.

Note 6 – Investments in Unconsolidated Affiliates

Net Investments and Earnings (Loss)

Our net investments in and earnings (loss) from our unconsolidated affiliates are as follows (in millions, unless otherwise stated):

	Ownership Percentage		Investment		Earnings (Loss) from Unconsolidated Affiliates
	December 31,		December 31,		Year Ended December 31,
	2016		2016	2015	2016		2015		2014
Stagecoach Gas Services LLC	50.00%		$871.0	$—	$15.9		$—		$—
Jackalope Gas Gathering Services, L.L.C.	50.00	%(1)	197.2	202.4	20.8		(43.4	)(3)	0.5
Tres Palacios Holdings LLC	50.01%		39.0	36.8	(0.3)		2.5		0.2
Powder River Basin Industrial Complex, LLC(2)	50.01%		8.7	15.1	(4.4	)(3)	(19.9	)(3)	(1.4)
Crestwood Permian Basin Holdings LLC	50.00%		(0.5)	—	(0.5)		—		—

Total			$1,115.4	$254.3	$31.5		$(60.8)		$(0.7)

(1)	Excludes non-controlling interest related to our investment in Jackalope. See Note 12 for a further discussion of our non-controlling interest related to our investment in Jackalope.
(2)	During the year ended December 31, 2015, we recorded additional equity earnings of approximately $3.2 million related to a gain associated with the adjustment of our member’s capital account by our equity investee.
(3)	During the year ended December 31, 2015, we recorded impairments of our PRBIC and Jackalope equity investments of approximately $23.4 million and $51.4 million. For a further discussion of these impairments, see Note 2. During the year ended December 31, 2016, we recorded a reduction of our equity earnings from PRBIC of approximately $5.8 million related to impairments recorded by our equity investee.

Summarized Financial Information of Unconsolidated Affiliates

Below is summarized financial information for our significant unconsolidated affiliates (in millions; amounts represent 100% of unconsolidated affiliate information):

Financial Position Data

	December 31,
	2016					2015
	Current Assets	Non-Current Assets	Current Liabilities	Non-Current Liabilities	Members’ Equity	Current Assets	Non-Current Assets	Current Liabilities	Non-Current Liabilities	Members’ Equity
Stagecoach(1)	$57.0	$1,807.6	$6.0	$4.1	$1,854.5	$—	$—	$—	$—	$—
Other(2)	45.7	640.6	19.5	73.3	593.5	34.3	677.8	20.9	75.7	615.5

Total	$102.7	$2,448.2	$25.5	$77.4	$2,448.0	$34.3	$677.8	$20.9	$75.7	$615.5

(1)	As of December 31, 2016, our equity in the underlying net assets of Stagecoach Gas exceeded our investment balance by approximately $51.4 million. This excess amount is entirely attributable to goodwill and, as such, is not subject to amortization. Our Stagecoach Gas investment is included in our storage and transportation segment.
(2)	Includes our Jackalope, Tres Holdings LLC (Tres Holdings), PRBIC and Crestwood Permian Basin Holdings (Crestwood Permian) investments. As of December 31, 2016, our equity in the underlying net assets of Jackalope, Tres Holdings and PRBIC exceeded our investment balance by approximately $0.8 million, $27.8 million and $15.3 million, respectively. As of December 31, 2016, our investment balance in Crestwood Permian approximated our equity in the underlying net assets. Our Tres Holdings and PRBIC investments are included in our storage and transportation segment and our Crestwood Permian investment is included in our gathering and processing segment.

Operating Results Data

	For the Years Ended December 31,
	2016			2015			2014
	Operating Revenues	Operating Expenses	Net Income	Operating Revenues	Operating Expenses	Net Income	Operating Revenues	Operating Expenses	Net Income
Stagecoach	$99.3	$44.1	$55.3	$—	$—	$—	$—	$—	$—
Other(1)	116.1	103.9	12.0	104.7	79.5	24.9	35.6	30.4	5.2

Total	$215.4	$148.0	$67.3	$104.7	$79.5	$24.9	$35.6	$30.4	$5.2

(1)	Includes our Jackalope, Tres Holdings, PRBIC and Crestwood Permian investments. We recorded amortization of our Jackalope excess basis of less than $0.1 million, $3.0 million and $3.1 million for the years ended December 31, 2016, 2015 and 2014, which we amortize over 20 years, which represents the life of Jackalope’s gathering agreement with Chesapeake Energy Corporation (Chesapeake). We recorded amortization of our Tres Holdings excess basis of $1.3 million for both the years ended December 31, 2016 and 2015, which we amortize over the life of Tres Palacios Gas Storage LLC’s (Tres Palacios) sublease agreement. We recorded amortization of our PRBIC excess basis of approximately $1.6 million for the year ended December 31, 2016, which we amortize over the life of PRBIC’s property, plant and equipment and its agreement with Chesapeake. We reflect the amortization of our excess basis as an increase in earnings from our consolidated affiliates.

Description of Investments

Stagecoach Gas Services LLC

On June 3, 2016, Crestwood Northeast and CEGP formed Stagecoach Gas to own and further develop our NE S&T assets. During 2016, we contributed to the joint venture the entities owning the NE S&T assets, CEGP contributed to the joint venture $975 million in exchange for a 50% equity interest in Stagecoach Gas, and Stagecoach Gas distributed to us the net cash proceeds received from CEGP. We deconsolidated the NE S&T assets as a result of the contribution of these assets to Stagecoach Gas as described above and began accounting for our 50% equity interest in Stagecoach Gas under the equity method of accounting. We reflected our investment in Stagecoach Gas at $871.1 million, which represented the fair value of our proportionate share of the contributed assets based on the forecasted discounted cash flows of the investment (which is a Level 3 fair value measurement). We recognized a loss of approximately $32.4 million on the deconsolidation of the NE S&T assets.

Jackalope Gas Gathering Services, L.L.C.

Crestwood Niobrara LLC (Crestwood Niobrara), our consolidated subsidiary, owns a 50% ownership interest in Jackalope and Williams Partners LP operates and owns the remaining 50% interest in Jackalope. Crestwood Niobrara manages the commercial operations of the Jackalope system.

Tres Palacios Holdings LLC

In December 2014, CEQP sold its 100% interest in Tres Palacios to Tres Holdings, a newly formed joint venture between Crestwood Midstream’s consolidated subsidiary and an affiliate of Brookfield, for total cash consideration of approximately $132.8 million, of which $66.4 million was paid by Crestwood Midstream. As a result of this transaction, effective December 1, 2014, CEQP deconsolidated the operations of Tres Palacios. Crestwood Midstream owns 50.01% of Tres Holdings and is the operator of Tres Palacios and its assets. Brookfield owns the remaining 49.99% interest in Tres Holdings. We account for our investment in Tres Holdings under the equity method of accounting.

The sale of CEQP’s 100% interest in Tres Palacios was accounted for under the accounting standards related to in substance real estate transactions. The accounting for the sale of real estate results in the recognition of a gain to the extent the sale is to an independent buyer. Since CEQP retained 50.01% of its interest in Tres Palacios through its ownership in Crestwood Midstream, CEQP recognized only the portion of the gain related to sale to Brookfield of approximately $30.6 million and, as a result, no gain was recognized on the portion of the sale between Crestwood Midstream and CEQP. The sale of CEQP’s interest in Tres Palacios to Crestwood Midstream was considered a transaction between entities under common control and, as a result, Crestwood Midstream reflected its investment at approximately $35.8 million, which represented 50.01% of CEQP’s historical basis in Tres Palacios.

Powder River Basin Industrial Complex, LLC

Crestwood Crude Logistics LLC (Crude Logistics), our consolidated subsidiary, owns a 50% ownership interest in PRBIC which we account for under the equity method of accounting. Twin Eagle Powder River Basin, LLC owns the remaining 50% ownership interest in PRBIC.

Crestwood Permian Basin Holdings LLC

In October 2016, Crestwood Infrastructure, our wholly-owned subsidiary, and an affiliate of First Reserve formed a joint venture, Crestwood Permian, to fund and own the Nautilus gathering system (described below) and other potential investments in the Delaware Permian. As part of this transaction, we transferred to the joint venture 100% of the equity interest of the Crestwood entity that will construct and own the Nautilus gathering system. We manage and we account for our 50% ownership interest in Crestwood Permian, which is a VIE, under the equity method of accounting as we exercise significant influence, but do not control Crestwood Permian and we are not its primary beneficiary due to First Reserve’s rights to exercise control over the entity.

Crestwood Permian has a long-term agreement with SWEPI LP (SWEPI), a subsidiary of Royal Dutch Shell plc, to construct, own and operate a natural gas gathering system in SWEPI’s operated position in the Delaware Permian. SWEPI has dedicated to Crestwood Permian approximately 100,000 acres and gathering rights for SWEPI’s gas production across a large acreage position in Loving, Reeves and Ward Counties, Texas. The initial gathering system (the Nautilus gathering system) is designed for gas production of approximately 250 MMcf/d and will include 194 miles of low pressure gathering lines, 36 miles of high pressure trunklines, and centralized compression facilities which are expandable over time as production increases. Crestwood Permian will provide gathering, dehydration, compression and liquids handling services on a fixed fee basis. In conjunction with this growth project, we granted SWEPI an option to purchase up to a 50% equity interest in Crestwood Permian’s wholly-owned subsidiary, Crestwood Permian Basin LLC, that will own the Nautilus gathering system. The purchase option expires on September 1, 2017.

Under the joint venture, First Reserve will fund up to $37.5 million of the capital requirements during the early-stage build-out of the Nautilus gathering system, after which we will fund the next $37.5 million, and then both parties will fund the remaining capital requirements on a pro rata basis. The targeted initial in-service date is on or before July 1, 2017. We did not make any capital contributions to Crestwood Permian during the year ended December 31, 2016.

CEQP issued a guarantee in conjunction with the Crestwood Permian gas gathering agreement with SWEPI described above, under which CEQP has agreed to fund 100% of the costs to build the Nautilus gathering system (which is currently estimated to cost approximately $180 million) if Crestwood Permian fails to do so. We do not believe this guarantee is probable of resulting in future losses based on our assessment of the nature of the guarantee, the financial condition of the guaranteed party and the period of time that the guarantee has been outstanding, and as a result, we have not recorded a liability on our balance sheet at December 31, 2016.

Distributions and Contributions

Stagecoach Gas. Stagecoach Gas is required, within 30 days following the end of each quarter, to distribute 65% and 35% of its available cash (as defined in its limited liability company agreement) to CEGP and us, respectively. Because our ownership and distribution percentages differ, we determine the equity earnings from Stagecoach Gas using the Hypothetical Liquidation at Book Value (HLBV) method. Under the HLBV method, a calculation is prepared at each balance sheet date to determine the amount that we would receive if Stagecoach Gas were to liquidate all of its assets, as valued in accordance with GAAP, and distribute that cash to the members. The difference between the calculated liquidation distribution amounts at the beginning and the end of the reporting period, after adjusting for capital contributions and distributions, is our share of the earnings or losses from the equity investment for the period, which approximates how earnings are allocated under the terms of the limited liability company agreement. During the year ended December 31, 2016, we received cash distributions of approximately $16.0 million from Stagecoach Gas. In January 2017, we received a cash distribution of approximately $12.1 million from Stagecoach Gas.

Jackalope. Jackalope is required to make quarterly distributions of its available cash to its members based on their respective ownership percentage. During the years ended December 31, 2016 and 2015, we received cash distributions of approximately $27.4 million and $12.5 million from Jackalope. During the year ended December 31, 2014, Jackalope did not make any distributions to its members. In February 2017, we received a cash distribution of approximately $5.9 million from Jackalope.

During the years ended December 31, 2016, 2015 and 2014, we contributed approximately $1.4 million, $25.4 million and $105.2 million to Jackalope.

Tres Holdings. Tres Holdings is required, within 30 days following the end of each quarter, to make quarterly distributions of its available cash (as defined in its limited liability company agreement) to its members based on their respective ownership percentage. During the years ended December 31, 2016 and 2015, we received cash distributions of approximately $8.5 million and $7.4 million from Tres Holdings. During the years ended December 31, 2016 and 2015, we contributed approximately $11.0 million and $5.7 million to Tres Holdings.

PRBIC. PRBIC is required to make quarterly distributions of its available cash to its members based on their respective ownership percentage. During the years ended December 31, 2016 and 2015, we received cash distributions of approximately $2.0 million and $1.9 million from PRBIC. During the year ended December 31, 2014, PRBIC did not make any distributions to its members. In January 2017, we received a cash distribution of approximately $0.4 million from PRBIC. During the years ended December 31, 2015 and 2014, we contributed approximately $10.7 million and $3.4 million to PRBIC.

Crestwood Permian. Crestwood Permian is required, within 30 days following the end of each quarter to distribute 100% of its available cash (as defined in its limited liability company agreement) to its members based on their respective ownership percentages. During the year ended December 31, 2016, Crestwood Permian did not make any distributions to its members.

Note 7 – Risk Management

We are exposed to certain market risks related to our ongoing business operations. These risks include exposure to changing commodity prices. We utilize derivative instruments to manage our exposure to fluctuations in commodity prices, which is discussed below. Additional information related to our derivatives is discussed in Note 2 and Note 8.

Commodity Derivative Instruments and Price Risk Management

Risk Management Activities

We sell NGLs and crude oil to energy related businesses and may use a variety of financial and other instruments including forward contracts involving physical delivery of NGLs, heating oil and crude oil. We periodically enter into offsetting positions to economically hedge against the exposure our customer contracts create. Certain of these contracts and positions are derivative instruments. We do not designate any of our commodity-based derivatives as hedging instruments for accounting purposes. Our commodity-based derivatives are reflected at fair value in the consolidated balance sheets, and changes in the fair value of these derivatives that impact the consolidated statements of operations are reflected in costs of product/services sold. During the years ended December 31, 2016, 2015 and 2014, the impact to the statement of operations related to our commodity-based derivatives reflected in costs of product/services sold was a loss of $7.8 million, a gain of $18.9 million and a gain of $51.2 million, respectively. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. This balance in the contractual portfolio significantly reduces the volatility in costs of product/services sold related to these instruments.

Commodity Price and Credit Risk

Notional Amounts and Terms

The notional amounts and terms of our derivative financial instruments include the following at December 31, 2016 and 2015:

	December 31, 2016		December 31, 2015
	Fixed Price Payor	Fixed Price Receiver	Fixed Price Payor	Fixed Price Receiver
Propane, crude and heating oil (MMBbls)	13.1	15.1	9.1	10.9

Notional amounts reflect the volume of transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not reflect our monetary exposure to market or credit risks.

All contracts subject to price risk had a maturity of 28 months or less; however, 81% of the contracted volumes will be delivered or settled within 12 months.

Credit Risk

Inherent in our contractual portfolio are certain credit risks. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. We take an active role in managing credit risk and have established control procedures, which are reviewed on an ongoing basis. We attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits, letters of credit and entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions, as deemed appropriate. The counterparties associated with our assets from price risk management activities are energy marketers and propane retailers, resellers and dealers.

Certain of our derivative instruments have credit limits that require us to post collateral. The amount of collateral required to be posted is a function of the net liability position of the derivative as well as our established credit limit with the respective counterparty. If our credit rating were to change, the counterparties could require us to post additional collateral. The amount of additional collateral that would be required to be posted would vary depending on the extent of change in our credit rating as well as the requirements of the individual counterparty. The aggregate fair value of all commodity derivative instruments with credit-risk-related contingent features that were in a liability position at December 31, 2016 and 2015, was $13.9 million and $3.3 million. At December 31, 2016 and 2015, we posted less than $0.1 million of collateral for our commodity derivative instruments with credit-risk-related contingent features. In addition, at December 31, 2016 and 2015, we had a New York Mercantile Exchange (NYMEX) related net derivative asset position of $14.3 million and a NYMEX related net liability position of $20.8 million, for which we posted $4.2 million and $26.7 million of cash collateral in the normal course of business. At December 31, 2016 and 2015, we also received collateral of $4.3 million and $16.8 million in the normal course of business. All collateral amounts have been netted against the asset or liability with the respective counterparty and are reflected in our consolidated balance sheets as assets and liabilities from price risk management activities.

Note 8 – Fair Value Measurements

The accounting standard for fair value measurement establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

•	Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and US government treasury securities.

•	Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over the counter (OTC) forwards, options and physical exchanges.

•	Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Cash, Accounts Receivable and Accounts Payable

As of December 31, 2016 and 2015, the carrying amounts of cash, accounts receivable and accounts payable represent fair value based on the short-term nature of these instruments.

Credit Facility

The fair value of the amounts outstanding under our CMLP credit facility approximates its carrying amounts as of December 31, 2016 and 2015, due primarily to the variable nature of the interest rate of the instrument, which is considered a Level 2 fair value measurement.

Senior Notes

We estimate the fair value of our senior notes primarily based on quoted market prices for the same or similar issuances (representing a Level 2 fair value measurement). The following table reflects the carrying value (reduced for deferred financing costs associated with the respective notes) and fair value of our CMLP senior notes (in millions):

	December 31, 2016		December 31, 2015
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Crestwood Midstream 2020 Senior Notes	$340.6	$350.2	$503.3	$382.3

Crestwood Midstream 2022 Senior Notes	$429.3	$447.3	$588.4	$437.4

Crestwood Midstream 2023 Senior Notes	$690.6	$722.6	$689.4	$491.8

Financial Assets and Liabilities

As of December 31, 2016 and 2015, we held certain assets and liabilities that are required to be measured at fair value on a recurring basis, which include our derivative instruments related to heating oil, crude oil, and NGLs. Our derivative instruments consist of forwards, swaps, futures, physical exchanges and options.

Our derivative instruments that are traded on the NYMEX have been categorized as Level 1.

Our derivative instruments also include OTC contracts, which are not traded on a public exchange. The fair values of these derivative instruments are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. These instruments have been categorized as Level 2.

Our OTC options are valued based on the Black Scholes option pricing model that considers time value and volatility of the underlying commodity. The inputs utilized in the model are based on publicly available information as well as broker quotes. These options have been categorized as Level 2.

Our financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth by level within the fair value hierarchy, our financial instruments that were accounted for at fair value on a recurring basis at December 31, 2016 and 2015 (in millions):

	December 31, 2016
	Fair Value of Derivatives
	Level 1	Level 2	Level 3	Gross Fair Value	Contract Netting(1)	Collateral/Margin Received or Paid	Recorded in Balance Sheet
Assets
Assets from price risk management	$0.6	$84.4	$—	$85.0	$(67.8)	$(10.9)	$6.3
Suburban Propane Partners, L.P. units(2)	4.3	—	—	4.3	—	—	4.3

Total assets at fair value	$4.9	$84.4	$—	$89.3	$(67.8)	$(10.9)	$10.6

Liabilities
Liabilities from price risk management	$2.7	$90.2	$—	$92.9	$(67.8)	$3.5	$28.6

Total liabilities at fair value	$2.7	$90.2	$—	$92.9	$(67.8)	$3.5	$28.6

	December 31, 2015
	Fair Value of Derivatives
	Level 1	Level 2	Level 3	Gross Fair Value	Contract Netting(1)	Collateral/Margin Received or Paid	Recorded in Balance Sheet
Assets
Assets from price risk management	$0.5	$57.8	$—	$58.3	$(13.7)	$(12.0)	$32.6
Suburban Propane Partners, L.P. units(2)	3.4	—	—	3.4	—	—	3.4

Total assets at fair value	$3.9	$57.8	$—	$61.7	$(13.7)	$(12.0)	$36.0

Liabilities
Liabilities from price risk management	$0.2	$41.3	$—	$41.5	$(13.7)	$(20.4)	$7.4

Total liabilities at fair value	$0.2	$41.3	$—	$41.5	$(13.7)	$(20.4)	$7.4

(1)	Amounts represent the impact of legally enforceable master netting agreements that allow us to settle positive and negative positions as well as cash collateral held or placed with the same counterparties.
(2)	Amount is reflected in other assets on CEQP’s consolidated balance sheets.

Note 9 – Long-Term Debt

Long-term debt consisted of the following at December 31, 2016 and 2015, (in millions):

	December 31, 2016	December 31, 2015
Credit Facility	$77.0	$735.0
2020 Senior Notes	338.8	500.0
Fair value adjustment of 2020 Senior Notes	1.8	3.3
2022 Senior Notes	436.4	600.0
2023 Senior Notes	700.0	700.0
Other	3.7	5.3
Less: deferred financing costs, net	34.0	40.9

Total Crestwood Midstream debt	1,523.7	2,502.7
Other	—	0.2

Total Crestwood Equity debt	1,523.7	2,502.9
Less: current portion	1.0	1.1

Total long-term debt, less current portion	$1,522.7	$2,501.8

Credit Facility

Crestwood Midstream’s amended and restated senior secured credit agreement (the CMLP Credit Agreement) provides for a five-year $1.5 billion revolving credit facility (the CMLP Credit Facility), which expires in September 2020 and is available to fund acquisitions, working capital and internal growth projects and for general partnership purposes. The CMLP Credit Facility allows Crestwood Midstream to increase its available borrowings under the facility by $350.0 million, subject to lender approval and the satisfaction of certain other conditions, as described in the CMLP Credit Agreement. The CMLP Credit Facility also includes a sub-limit of up to $25.0 million for same-day swing line advances and a sub-limit up to $350.0 million for letters of credit. Subject to limited exception, the CMLP Credit Facility is guaranteed and secured by substantially all of the equity interests and assets of Crestwood Midstream’s subsidiaries, except for Crestwood Niobrara, Crestwood Infrastructure Holdings LLC, PRBIC, Stagecoach Gas and Tres Holdings and their respective subsidiaries. The Company also guarantees Crestwood Midstream’s payment obligations under its $1.5 billion credit agreement.

In conjunction with the contribution agreement with CEGP, Crestwood Midstream amended its credit facility in June 2016 to, among other things, (i) facilitate the closing of the joint venture and make investments in the joint venture thereafter, and (ii) implement its liability management plan with the net cash proceeds received from Stagecoach Gas, including the repurchase of Crestwood Midstream’s senior notes with the borrowings under its credit facility.

Prior to amending and restating its credit agreement in September 2015, Crestwood Midstream had a five-year $1.0 billion senior secured revolving credit facility, which would have expired October 2018. In conjunction with the closing of the Simplification Merger, Crestwood Midstream borrowed approximately $720.0 million under the CMLP Credit Facility on September 30, 2015 to (i) repay all borrowings outstanding under the $1.0 billion credit facility, (ii) fund a distribution to the Company of approximately $378.3 million for purposes of repaying (or, if applicable, satisfying and discharging) substantially all of the Company’s outstanding indebtedness as discussed above, and (iii) pay merger-related fees and expenses. We recognized a loss on extinguishment of debt of approximately $1.8 million in conjunction with amending and restating the CMLP Credit Agreement.

Borrowings under the CMLP Credit Facility (other than the swing line loans) bear interest at either:

•	the Alternate Base Rate, which is defined as the highest of (i) the federal funds rate plus 0.50%; (ii) Wells Fargo Bank’s prime rate; or (iii) the Eurodollar Rate adjusted for certain reserve requirements plus 1%; plus a margin varying from 0.75% to 1.75% depending on Crestwood Midstream’s most recent consolidated total leverage ratio; or

•	the Eurodollar Rate, adjusted for certain reserve requirements plus a margin varying from 1.75% to 2.75% depending on Crestwood Midstream’s most recent consolidated total leverage ratio.

Swing line loans bear interest at the Alternate Base Rate as described above. The unused portion of the CMLP Credit Facility is subject to a commitment fee ranging from 0.30% to 0.50% according to its most recent consolidated total leverage ratio. Interest on the Alternate Base Rate loans is payable quarterly, or if the adjusted Eurodollar Rate applies, interest is payable at certain intervals selected by Crestwood Midstream.

At December 31, 2016, Crestwood Midstream had $734.4 million of available capacity under its credit facility considering the most restrictive covenants in its credit agreement. At December 31, 2016 and 2015, Crestwood Midstream’s outstanding standby letters of credit were $64.0 million and $62.2 million. Interest rates under the CMLP Credit Facility were between 3.21% and 5.25% at December 31, 2016 and 2.70% and 5.00% at December 31, 2015. The weighted-average interest rate on outstanding borrowings as of December 31, 2016 and 2015 was 3.23% and 2.70%.

The CMLP Credit Facility contains various covenants and restrictive provisions that limit our ability to, among other things, (i) incur additional debt; (ii) make distributions on or redeem or repurchase units; (iii) make certain investments and acquisitions; (iv) incur or permit certain liens to exist; (v) merge, consolidate or amalgamate with another company; (vi) transfer or dispose of assets; and (vii) incur a change in control at either Crestwood Equity or Crestwood Midstream, including an acquisition of Crestwood Holdings’ ownership of Crestwood Equity’s general partner by any third party, including Crestwood Holdings’ debtors under an event of default of their debt since Crestwood Equity’s non-economic general partner interest is pledged as collateral under that debt.

Crestwood Midstream is required under its credit agreement to maintain a net debt to consolidated EBITDA ratio (as defined in its credit agreement) of not more than 5.50 to 1.0, a consolidated EBITDA to consolidated interest expense ratio (as defined in its credit agreement) of not less than 2.50 to 1.0, and a senior secured leverage ratio (as defined in its credit agreement) of not more than 3.75 to 1.0. At December 31, 2016, the net debt to consolidated EBITDA was approximately 3.74 to 1.0, the consolidated EBITDA to consolidated interest expense was approximately 3.92 to 1.0, and the senior secured leverage ratio was 0.18 to 1.0.

If Crestwood Midstream fails to perform its obligations under these and other covenants, the lenders’ credit commitment could be terminated and any outstanding borrowings, together with accrued interest, under the CMLP Credit Facility could be declared immediately due and payable. The CMLP Credit Facility also has cross default provisions that apply to any of its other material indebtedness.

Senior Notes

2020 Senior Notes. The 6.0% Senior Notes due 2020 (the 2020 Senior Notes) mature on December 15, 2020, and interest is payable semi-annually in arrears on June 15 and December 15 of each year. The fair value adjustment is being amortized over the remaining life of the 2020 Senior Notes.

2022 Senior Notes. The 6.125% Senior Notes due 2022 (the 2022 Senior Notes) mature on March 1, 2022, and interest is payable semi-annually on March 1 and September 1 of each year.

2023 Senior Notes. In March 2015, Crestwood Midstream issued $700 million of 6.25% unsecured senior notes due 2023 (the 2023 Senior Notes) in a private offering. The 2023 Senior Notes will mature on April 1, 2023, and interest is payable semi-annually in arrears on April 1 and October 1 of each year, beginning October 1, 2015. The net proceeds from this offering of approximately $688.3 million were used to pay down borrowings under the Crestwood Midstream $1.0 billion credit facility and for Crestwood Midstream’s general partnership purposes.

In March 2016, Crestwood Midstream filed a registration statement with the SEC under which it offered to exchange the 2023 Senior Notes for any and all outstanding 2023 Senior Notes. Crestwood Midstream completed the exchange offer in July 2016. The terms of the exchange notes are substantially identical to the terms of the 2023 Senior Notes, except that the exchange notes are freely tradable.

In general, each series of Crestwood Midstream’s senior notes are fully and unconditionally guaranteed, joint and severally, on a senior unsecured basis by Crestwood Midstream’s domestic restricted subsidiaries (other than Finance Corp., which has no assets). The indentures contain customary release provisions, such as (i) disposition of all or substantially all the assets of, or the capital stock of, a guarantor subsidiary to a third person if the disposition complies with the indentures; (ii) designation of a guarantor subsidiary as an unrestricted subsidiary in accordance with its indentures; (iii) legal or covenant defeasance of a series of senior notes, or satisfaction and discharge of the related indenture; and (iv) guarantor subsidiary ceases to guarantee any other indebtedness of Crestwood Midstream or any other guarantor subsidiary, provided it no longer guarantees indebtedness under the Crestwood Midstream Revolver.

The indentures restricts the ability of Crestwood Midstream and its restricted subsidiaries to, among other things, sell assets; redeem or repurchase subordinated debt; make investments; incur or guarantee additional indebtedness or issue preferred units; create or incur certain liens; enter into agreements that restrict distributions or other payments to Crestwood Midstream from its restricted subsidiaries; consolidate, merge or transfer all or substantially all of their assets; engage in affiliate transactions; create unrestricted subsidiaries; and incur a change in control at either Crestwood Equity or Crestwood Midstream, including an acquisition of Crestwood Holdings’ ownership of Crestwood Equity’s general partner by any third party including Crestwood Holdings’ debtors under an event of default of their debt since Crestwood Equity’s non-economic general partner interest is pledged as collateral under that debt. These restrictions are subject to a number of exceptions and qualifications, and many of these restrictions will terminate when the senior notes are rated investment grade by either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and no default or event of default (each as defined in the respective indentures) under the indentures has occurred and is continuing.

At December 31, 2016, Crestwood Midstream was in compliance with the debt covenants and restrictions in each of its credit agreements discussed above.

Crestwood Midstream’s Credit Facility and its respective senior notes are secured by its assets and liabilities of the guarantor subsidiaries. Accordingly, such assets are only available to the creditors of Crestwood Midstream. Crestwood Equity had restricted net assets of approximately $2,550.7 million as of December 31, 2016.

Repayments. In June 2016, Crestwood Midstream paid approximately $312.9 million to purchase and cancel approximately $161.2 million and $163.6 million of the principal amount outstanding under the 2020 Senior Notes and 2022 Senior Notes, respectively, utilizing a portion of the proceeds received from Stagecoach Gas, as further discussed in Note 2. Crestwood Midstream recognized a gain on extinguishment of debt of approximately $10.0 million in conjunction with the early tender of these notes. Crestwood Midstream also paid $4.5 million and $2.6 million of accrued interest on the 2020 Senior Notes and 2022 Senior Notes, respectively, on the date they were tendered.

In April 2015, we retired our $350 million 7.75% Senior Notes due 2019 for approximately $364.1 million, including accrued interest of $0.5 million and a call premium of $13.6 million. In conjunction with the redemption of these notes, we recorded a loss on extinguishment of debt of approximately $17.1 million.

Notes Payable and Other Obligations

CEQP’s non-interest bearing obligations due under noncompetition agreements and other note payable agreements consisted of agreements between Legacy Inergy and the sellers of certain companies acquired from 2003 through 2014 with payments due through 2022 and imputed interest ranging from 5.02% to 8.00%. At December 31, 2016 and 2015, CEQP’s non-interest bearing obligations consisted of $4.2 million and $6.8 million in total payments due under agreements, less unamortized discount based on imputed interest of $0.5 million and $1.3 million at December 31, 2016 and 2015, respectively.

CMLP’s non-interest bearing obligations due under noncompetition agreements consisted of agreements between Crestwood Midstream and sellers of certain companies acquired in 2014 with payments due through 2022 and imputed interest ranging from 5.02% to 8.00%. Non-interest bearing obligations consisted of $4.2 million and $6.6 million in total payments due under agreements, less unamortized discount based on imputed interest of $0.5 million and $1.3 million at December 31, 2016 and 2015, respectively.

Maturities

The aggregate maturities of principal amounts on our outstanding long-term debt and other notes payable as of December 31, 2016 for the next five years and in total thereafter are as follows (in millions):

2017	$1.0
2018	0.9
2019	1.0
2020	417.8
2021	0.3
Thereafter	1,136.7

Total debt	$1,557.7

Residual Value Guarantee

In 2012, Crestwood Equity entered into a support agreement with Suburban Propane Partners, L.P. (SPH) pursuant to which Crestwood Equity is obligated to provide contingent, residual support of approximately $497 million of aggregate principal amount of the 7.5% senior unsecured notes due 2018 of SPH and Suburban Energy Finance Corp. (collectively, the SPH Issuers) or any permitted refinancing thereof. Under the support agreement, in the event the SPH Issuers fail to pay any principal amount of the supported debt when due, Crestwood Equity will pay the holders of the supported debt, or the SPH Issuers for the benefit of the holders of the supported debt, an amount up to the principal amount of the supported debt that the SPH Issuers have failed to pay. Crestwood Equity has no obligation to make a payment under the support agreement with respect to any accrued and unpaid interest or any redemption premium or other costs, fees, expenses, penalties, charges or other amounts of any kind that shall be due to the noteholders by the SPH Issuers, whether on or related to the supported debt or otherwise. The support agreement terminates on the earlier of the date the supported debt is extinguished or on the maturity date of supported debt or any permitted refinancing thereof. We believe the probability of any future payment on this residual value guarantee is remote.

Note 10 – Earnings Per Limited Partner Unit

CEQP Reverse Split. On October 22, 2015, the board of directors of CEQP’s general partner approved a 1-for-10 reverse split on our common units, effective after the market closed on November 23, 2015. The units began trading on a split-adjusted basis on November 24, 2015. Pursuant to the reverse split, common unit holders received one common unit for every 10 common units owned with substantially the same terms and conditions of the common units prior to the reverse split. The accounting standards related to earnings per share requires an entity to adjust the historical earnings per share when a stock dividend or stock split occurs, and as such, the earnings per unit for the year ended December 31, 2014 were adjusted to reflect the 1-for-10 reverse split.

Our net income (loss) attributable to Crestwood Equity is allocated to the subordinated and limited partner unitholders based on their ownership percentage after giving effect to net income attributable to the preferred units. We calculate basic net income per limited partner unit using the two-class method. Diluted net income per limited partner unit is computed using the treasury stock method, which considers the impact to net income attributable to Crestwood Equity and limited partner units from the potential issuance of limited partner units.

We exclude potentially dilutive securities from the determination of diluted earnings per unit (as well as their related income statement impacts) when their impact on net income attributable to Crestwood Equity per limited partner unit is anti-dilutive. During the years ended December 31, 2016 and 2015, we excluded a weighted-average of 6,433,127 and 1,547,060 common units (representing preferred units), a weighted-average of 438,789 common units in both periods (representing subordinated units), and a weighted-average of 7,548,624 and 2,760,794 common units (representing Crestwood Niobrara’s preferred units). See Note 12 for additional information regarding the potential conversion of our preferred units and Crestwood Niobrara’s preferred units to common units.

Note 11 – Income Taxes

The (provision) benefit for income taxes for the years ended December 31, 2016, 2015, and 2014 consisted of the following (in millions):

	CEQP			CMLP
	Year Ended December 31,			Year Ended December 31,
	2016	2015	2014	2016	2015	2014
Current:
Federal	$(3.2)	$(1.6)	$(5.0)	$—	$—	$—
State	(0.2)	(0.6)	(1.3)	0.2	(0.3)	(0.2)

Total current	(3.4)	(2.2)	(6.3)	0.2	(0.3)	(0.2)
Deferred:
Federal	3.0	2.9	5.3	—	—	—
State	0.1	0.7	(0.1)	(0.2)	0.3	(0.7)

Total deferred	3.1	3.6	5.2	(0.2)	0.3	(0.7)

(Provision) benefit for income taxes	$(0.3)	$1.4	$(1.1)	$—	$—	$(0.9)

The effective rate differs from the statutory rate for the years ended December 31, 2016, 2015 and 2014, primarily due to the partnerships not being treated as a corporation for federal income tax purposes as discussed in Note 2.

Deferred income taxes related to CEQP’s wholly owned subsidiaries, IPCH Acquisition Corp. and Crestwood Gas Services GP LLC and our Texas Margin tax reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Components of our deferred income taxes at December 31, 2016 and 2015 are as follows (in millions).

	CEQP		CMLP
	December 31,		December 31,
	2016	2015	2016	2015
Deferred tax asset:
Basis difference in stock of company	$0.2	$0.5	$—	$—

Total deferred tax asset	0.2	0.5	—	—

Deferred tax liability:
Basis difference in stock of acquired company	(5.5)	(8.9)	(0.7)	(0.4)

Total deferred tax liability	(5.5)	(8.9)	(0.7)	(0.4)

Net deferred tax liability	$(5.3)	$(8.4)	$(0.7)	$(0.4)

Uncertain Tax Positions. We evaluate the uncertainty in tax positions taken or expected to be taken in the course of preparing our consolidated financial statements to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Such tax positions, if any, would be recorded as a tax benefit or expense in the current year. We believe that there were no uncertain tax positions that would impact our results of operations for the years ended December 31, 2016, 2015 and 2014 and that no provision for income tax was required for these consolidated financial statements. However, our conclusions regarding the evaluation of uncertain tax positions are subject to review and may change based on factors including, but not limited to, ongoing analyses of tax laws, regulations and interpretations thereof.

Note 12 – Partners’ Capital

Simplification Merger. As discussed in Note 1, on September 30, 2015, we completed the Simplification Merger. As part of the merger consideration, Crestwood Midstream’s common and preferred unitholders (other than Crestwood Equity and its subsidiaries) received 2.75 common or preferred units of CEQP for each common or preferred unit of CMLP held upon completion of the merger.

Prior to the Simplification Merger, CEQP indirectly owned a non-economic general partnership interest in Crestwood Midstream and 100% of its IDRs. Crestwood Midstream was also a publicly-traded limited partnership with common units listed on the NYSE. However, as a result of our completion of the Simplification Merger on September 30, 2015, Crestwood Midstream’s common units ceased to be listed on the NYSE, its IDRs were eliminated and Crestwood Midstream became a wholly-owned subsidiary of CEQP.

Preferred Units

On June 17, 2014, Crestwood Midstream entered into definitive agreements with a group of investors, including Magnetar Financial, affiliates of GSO Capital Partners LP and GE Energy Financial Services (the Class A Purchasers). Under these agreements, Crestwood Midstream agreed to sell to the Class A Purchasers and the Class A Purchasers have agreed to purchase from Crestwood Midstream up to $500 million of Class A Preferred Units (CMLP Preferred Units) at a fixed price of $25.10 per unit on or before September 30, 2015. As of December 31, 2014, the Class A Purchasers acquired 17,529,879 CMLP Preferred Units for a cash purchase price of $25.10 per unit resulting in gross proceeds to us of approximately $440.0 million (net proceeds of approximately $430.5 million after deducting transaction fees and offering expenses). In August 2015, the Class A Purchasers acquired from Crestwood Midstream the remaining $60.0 million of CMLP Preferred Units for net proceeds of approximately $58.8 million after deducting transaction fees and offering expenses.

As discussed above, in conjunction with the closing of the Simplification Merger, 21,580,244 of CMLP Preferred Units were exchanged for 59,345,672 new preferred units of CEQP (the Preferred Units) with substantially similar terms and conditions to those of the CMLP Preferred Units and as a result, Crestwood Equity classified the new preferred units as a component of partners’ capital on its consolidated balance sheet as of December 31, 2015. Because the fair value of the preferred units was materially equivalent immediately before and after the exchange, Crestwood Equity recorded CEQP’s preferred units at Crestwood Midstream’s historical book value.

Subject to certain conditions, the holders of the Preferred Units will have the right to convert Preferred Units into (i) common units on a 1-for-10 basis after June 17, 2017, or (ii) a number of common units determined pursuant to a conversion ratio set forth in our partnership agreement upon the occurrence of certain events, such as a change in control. The Preferred Units have voting rights that are identical to the voting rights of the common units and will vote with the common units as a single class, with each Preferred Units entitled to one vote for each common unit into which such Preferred Unit is convertible, except that the Preferred Units are entitled to vote as a separate class on any matter on which all unit holders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Preferred Units in relation to CEQP’s other securities outstanding.

Distributions

Crestwood Equity

Description. Crestwood Equity makes quarterly distributions to its partners within approximately 45 days after the end of each quarter in an aggregate amount equal to its available cash for such quarter. Available cash generally means, with respect to each quarter, all cash on hand at the end of the quarter less the amount of cash that the general partner determines in its reasonable discretion is necessary or appropriate to:

•	provide for the proper conduct of its business;

•	comply with applicable law, any of its debt instruments, or other agreements; or

•	provide funds for distributions to unitholders for any one or more of the next four quarters;

plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. The amount of cash CEQP has available for distribution depends primarily upon its cash flow (which consists of the cash distributions it receives in connection with its ownership of Crestwood Midstream).

Limited Partners. A summary of CEQP’s limited partner quarterly cash distributions for the years ended December 31, 2016, 2015 and 2014 is presented below:

Record Date	Payment Date	Per Unit Rate	Cash Distributions (in millions)
2016
February 5, 2016	February 12, 2016	$1.375	$95.6
May 6, 2016	May 13, 2016	$0.60	41.4
August 5, 2016	August 12, 2016	$0.60	41.4
November 7, 2016	November 14, 2016	$0.60	41.4

			$219.8

2015
February 6, 2015	February 13, 2015	$1.375	$25.8
May 8, 2015	May 15, 2015	$1.375	25.7
August 7, 2015	August 14, 2015	$1.375	25.7
November 6, 2015	November 13, 2015	$1.375	94.3

			$171.5

2014
February 7, 2014	February 14, 2014	$1.375	$25.6
May 8, 2014	May 15, 2014	$1.375	25.7
August 7, 2014	August 14, 2014	$1.375	25.6
November 7, 2014	November 14, 2014	$1.375	25.6

			$102.5

On February 14, 2017, we paid a distribution of $0.60 per limited partner unit to unitholders of record on February 7, 2017 with respect to the fourth quarter of 2016.

Preferred Unit Holders. The holders of our Preferred Units are entitled to receive fixed quarterly distributions of $0.2111 per unit. Through the quarters ending September 30, 2017 (the Initial Distribution Period), distributions on the Preferred Units can be made in additional Preferred Units, cash, or a combination thereof, at our election. If we elect to pay the quarterly distribution through the issuance of additional Preferred Units, the number of units to be distributed will be calculated as the fixed quarterly distribution of $0.2111 per unit divided by the cash purchase price of $9.13 per unit. We accrue the fair value of such distribution at the end of the quarterly period and adjust the fair value of the distribution on the date the additional Preferred Units are distributed. Distributions on the Preferred Units following the Initial Distribution Period will be made in cash unless, subject to certain exceptions, (i) there is no distribution being paid on our common units and (ii) our available cash (as defined in our partnership agreement) is insufficient to make a cash distribution to our Preferred Unit holders. If we fail to pay the full amount payable to our Preferred Unit holders in cash following the Initial Distribution Period, then (x) the fixed quarterly distribution on the Preferred Units will increase to $0.2567 per unit, and (y) we will not be permitted to declare or make any distributions to our common unitholders until such time as all accrued and unpaid distributions on the Preferred Units have been paid in full in cash. In addition, if we fail to pay in full any Preferred Distribution (as defined in our partnership agreement), the amount of such unpaid distribution will accrue and accumulate from the last day of the quarter for which such distribution is due until paid in full, and any accrued and unpaid distributions will be increased at a rate of 2.8125% per quarter.

During the year ended December 31, 2016 and 2015, we issued 5,815,170 and 1,372,573 Preferred Units to our preferred unit holders in lieu of paying quarterly cash distributions of $53.0 million and $12.5 million. On February 14, 2017, we issued 1,538,811 Preferred Units to our preferred unit holders for the quarter ended December 31, 2016 in lieu of paying a cash distribution of $14.0 million.

On June 9, 2016, Crestwood Equity filed a shelf registration statement with the SEC under which holders of the Preferred Units may sell the common units into which the Preferred Units are convertible. The registration statement became effective on June 15, 2016. Crestwood Equity registered 7,290,552 common units under the registration statement.

Crestwood Midstream

Description. Prior to the completion of the Simplification Merger, Crestwood Midstream’s partnership agreement required the partnership to distribute, within 45 days after the end of each quarter, all available cash (as defined in its partnership agreement) to unitholders of record on the applicable record date. The general partner was not entitled to distributions on its non-economic general partner interest.

In conjunction with the Simplification Merger, Crestwood Midstream amended and restated its partnership agreement. In accordance with the partnership agreement, Crestwood Midstream’s general partner may, from time to time, cause Crestwood Midstream to make cash distributions at the sole discretion of the general partner.

General Partner. During the years ended December 31, 2015 and 2014, Crestwood Midstream paid cash distributions to its general partner (representing IDRs and distributions related to common units held by the general partner) of approximately $31.4 million and $41.8 million.

On September 30, 2015, Crestwood Midstream made a distribution of approximately $378.3 million to CEQP for purposes of repaying substantially all of its outstanding indebtedness. The distribution was funded with borrowings under the CMLP Credit Facility. In addition, during the years ended December 31, 2016, 2015 and 2014, Crestwood Midstream made distributions of $227.6 million, $175.6 million and $101.6 million, which represented net amounts due to Crestwood Midstream related to cash advances to CEQP for its general corporate activities.

As discussed in Note 6, in December 2014, Crestwood Midstream paid approximately $66.4 million to acquire a 50.01% in Tres Palacios from Crestwood Equity. Crestwood Midstream reflected the difference between the cash paid in excess of Crestwood Equity’s basis in Tres Palacios of approximately $30.6 million as a distribution to its general partner on its consolidated statement of partners’ capital and its consolidated statement of cash flows for the year ended December 31, 2014.

Limited Partners. The following table presents quarterly cash distributions paid to Crestwood Midstream’s limited partners (excluding distributions paid to its general partner on its common units held) during the years ended December 31, 2015 and 2014.

Record Date	Payment Date	Per Unit Rate	Cash Distributions (in millions)
2015
February 6, 2015	February 13, 2015	$0.41	$74.3
May 8, 2015	May 15, 2015	$0.41	74.3
August 7, 2015	August 14, 2015	$0.41	74.3

			$222.9

2014
February 7, 2014	February 14, 2014	$0.41	$74.1
May 8, 2014	May 15, 2014	$0.41	74.2
August 7, 2014	August 14, 2014	$0.41	74.1
November 7, 2014	November 14, 2014	$0.41	74.1

			$296.5

Class A Preferred Unit Holders. Prior to the Simplification Merger, Crestwood Midstream’s partnership agreement required Crestwood Midstream to make quarterly distributions to its Class A Preferred Unit holders. The holders of the Preferred Units were entitled to receive fixed quarterly distributions of $0.5804 per unit. For the 12 quarters following the quarter ended June 30, 2014 (the Initial Distribution Period), distributions on our Preferred Units could be made in additional Preferred Units, cash, or a combination thereof, at our election. If Crestwood Midstream elected to pay the quarterly distribution through the issuance of additional Preferred Units, the number of units to be distributed were calculated as the fixed quarterly distribution of $0.5804 per unit divided by the cash purchase price of $25.10 per unit. Crestwood Midstream accrued the fair value of such distribution at the end of the quarterly period and adjusted the fair value of the distribution on the date the additional Preferred Units are distributed.

Non-Controlling Partners

Crestwood Midstream Class A Preferred Units

As discussed above, prior to the Simplification Merger, Crestwood Equity classified the Crestwood Midstream Class A Preferred Units as a component of Interest of Non-Controlling Partners in its consolidated financial statements.

Crestwood Niobrara Preferred Interest

Crestwood Niobrara issued a preferred interest to a subsidiary of General Electric Capital Corporation and GE Structured Finance, Inc. (collectively, GE) in conjunction with the acquisition of its investment in Jackalope. The preferred interest is reflected as non-controlling interest in Crestwood Equity’s and Crestwood Midstream’s consolidated financial statements. We serve as the managing member of Crestwood Niobrara and, subject to certain restrictions, we have the ability to redeem GE’s preferred interest in either cash or common units at an amount equal to the face amount of the preferred units plus an applicable return.

Pursuant to Crestwood Niobrara’s agreement with GE, GE made capital contributions to Crestwood Niobrara in exchange for an equivalent number of preferred units. During the year ended December 31, 2014, GE made capital contributions of $53.9 million to Crestwood Niobrara. As of December 31, 2014, GE has fulfilled its capital contribution commitment to Crestwood Niobrara of $150.0 million and is no longer required to make quarterly contributions to Crestwood Niobrara.

Net Income (Loss) Attributable to Non-Controlling Partners

The components of net income (loss) attributable to non-controlling partners for the years ended December 31, 2016, 2015 and 2014 are as follows (in millions):

	Year Ended December 31,
	2016	2015	2014
Crestwood Niobrara preferred interests	$24.2	$23.1	$16.8

CMLP net income attributable to non-controlling partners	24.2	23.1	16.8
Crestwood Midstream limited partner interests	—	(683.0)	(100.8)
Crestwood Midstream Class A preferred units	—	23.1	17.2

CEQP net income (loss) attributable to non-controlling partners	$24.2	$(636.8)	$(66.8)

Distributions to Non-Controlling Partners

Crestwood Midstream Limited Partners. Prior to the completion of the Simplification Merger, the Crestwood Midstream partnership agreement required it to distribute, within 45 days after the end of each quarter, all available cash (as defined in its partnership agreement) to unitholders of record on the applicable record date. Crestwood Equity was not entitled to distributions on its non-economic general partner interest in Crestwood Midstream. Crestwood Midstream paid cash distributions to its limited partners (excluding distributions to its general partner) of $222.9 million and $296.5 million during the years ended December 31, 2015 and 2014.

Crestwood Midstream Class A Preferred Unitholders. During the years ended December 31, 2015 and 2014, Crestwood Midstream issued 1,271,935 and 387,991 Preferred Units to its preferred unitholders in lieu of paying a cash distribution of approximately $31.9 million and $9.7 million, respectively.

Crestwood Niobrara Preferred Unitholders. Crestwood Niobrara is required to make quarterly distributions to GE within 30 days after the end of each quarter. Beginning with the distribution for the first quarter of 2015, Crestwood Niobrara no longer had the option to pay distributions to GE by issuing additional preferred units in lieu of paying a cash distribution. During the year ended December 31, 2014, Crestwood Niobrara issued 11,419,241 preferred units to GE in lieu of paying a cash distribution. On January 30, 2015, Crestwood Niobrara issued 3,680,570 preferred units to GE in lieu of paying a cash distribution for the quarter ended December 31, 2014. During the years ended December 31, 2016 and 2015, Crestwood Niobrara paid cash distributions of $15.2 million and $11.3 million to GE. In January 2017, Crestwood Niobrara paid a cash distribution of $3.8 million to GE for the quarter ended December 31, 2016.

Other Partners’ Capital Transactions

Subordinated Units

In conjunction with Crestwood Holdings’ acquisition of Crestwood Equity’s general partner, Crestwood Equity issued 438,789 subordinated units, which are considered limited partnership interests, and have the same rights and obligations as its common units, except that the subordinated units are entitled to receive distributions of available cash for a particular quarter only after each of our common units has received a distribution of at least $1.30 for that quarter. The subordinated units convert to common units after (i) CEQP’s common units have received a cumulative distribution in excess of $5.20 during a consecutive four quarter period; and (ii) its Adjusted Operating Surplus (as defined in the agreement) exceeds the distribution on a fully dilutive basis.

Note 13 – Equity Plans

Long-term incentive awards are granted under the Crestwood Equity Partners LP Long Term Incentive Plan (Crestwood LTIP) in order to align the economic interests of key employees and directors with those of CEQP and Crestwood Midstream’s common unitholders and to provide an incentive for continuous employment. Long-term incentive compensation consist of grants of restricted and phantom units which vest based upon continued service. Prior to the completion of the Simplification Merger, Crestwood Midstream also granted incentive awards under is Long-term Incentive Plan (Crestwood Midstream LTIP). In conjunction with the closing of the Simplification Merger, the restricted and phantom common units granted under the Crestwood Midstream LTIP were converted into restricted and phantom units of CEQP with substantially the same terms considering the 2.75 to 1 exchange ratio.

Crestwood LTIP

The following table summarizes information regarding restricted and phantom unit activity during the years ended December 31, 2016 and 2015.

	Units	Weighted-Average Grant Date Fair Value
Unvested - January 1, 2015	131,588	$132.10
Vested - restricted units	(91,798)	$121.13
Vested - phantom units	(4,856)	$67.10
Granted - restricted units	142,255	$55.25
Granted - phantom units	42,349	$62.31
Modification - restricted units	226,401	$68.85
Modification - phantom units	41,269	$58.36
Forfeited(1)	(20,994)	$89.97

Unvested - December 31, 2015	466,214	$69.80
Vested - restricted units	(193,295)	$76.82
Granted - restricted units	1,067,535	$14.58
Granted - phantom units	17,467	$15.54
Forfeited	(65,591)	$25.13

Unvested - December 31, 2016	1,292,330	$24.67

(1)	We implemented a company-wide initiative to reduce operating costs in 2015 and beyond, which included a reduction in work force. As a result, 7,263 restricted units were forfeited during the year ended December 31, 2015.

As of December 31, 2016 and 2015, we had total unamortized compensation expense of approximately $14.9 million and $16.5 million related to restricted and phantom units, which we expect will be amortized during the next three years (or sooner in certain cases, which generally represents the original vesting period of these instruments), except for grants to non-employee directors of our general partner, which vest over one year. We recognized compensation expense of approximately $16.0 million, $11.5 million and $10.1 million under the Crestwood LTIP during the years ended December 31, 2016, 2015 and 2014, which is included in general and administrative expenses on our consolidated statements of operations. As of February 14, 2017, we had 5,019,893 units available for issuance under the Crestwood LTIP.

Crestwood Restricted Units. Under the Crestwood LTIP, participants who have been granted restricted units may elect to have us withhold common units to satisfy minimum statutory tax withholding obligations arising in connection with the vesting of non-vested common units. Any such common units withheld are returned to the Crestwood LTIP on the applicable vesting dates, which correspond to the times at which income is recognized by the employee. When we withhold these common units, we are required to remit to the appropriate taxing authorities the fair value of the units withheld as of the vesting date. The number of units withheld is determined based on the closing price per common unit as reported on the NYSE on such dates. During the years ended December 31, 2016 and 2015, we withheld 57,508 and 26,095 common units to satisfy employee tax withholding obligations.

Crestwood Phantom Units. The Crestwood LTIP currently permits, and our general partner has made, grants of phantom units. Each phantom unit entitles the holder thereof to receive upon vesting one common unit of us granted pursuant to the Crestwood LTIP and a phantom unit award agreement (the Crestwood Equity Phantom Unit Agreement). The Crestwood Equity Phantom Unit Agreement provides for vesting to occur at the end of three years following the grant date or, if earlier, upon the named executive officer’s termination without cause or due to death or disability or the named executive officer’s resignation for employee cause (each, as defined in the Crestwood Equity Phantom Unit Agreement). In addition, the Crestwood Equity Phantom Unit Agreement provides for distribution equivalent rights with respect to each phantom unit which are paid in additional phantom units and settled in common units upon vesting of the underlying phantom units.

Crestwood Midstream

The following table summarizes information regarding restricted and phantom unit activity during the year ended December 31, 2015:

	Units	Weighted-Average Grant Date Fair Value
Unvested - January 1, 2015	834,796	$23.18
Vested - restricted units	(457,458)	$22.91
Vested - phantom units	(21,578)	$16.05
Granted - restricted units	535,858	$15.89
Granted - phantom units	171,648	$15.76
Modification - restricted units	(823,277)	$20.06
Modification - phantom units	(150,070)	$18.93
Forfeited(1)	(89,919)	$16.05

Unvested - December 31, 2015	—	$—

(1)	We implemented a company-wide initiative to reduce operating costs in 2015 and beyond, which included a reduction in work force. As a result, 39,172 restricted units were forfeited during the year ended December 31, 2015.

Crestwood Midstream recognized compensation expense of approximately $8.1 million and $11.2 million during the years ended December 31, 2015 and 2014, which is included in general and administrative expenses on our consolidated statements of operations.

Crestwood Midstream Restricted Units. Under the Crestwood Midstream LTIP, participants who were granted restricted units could elect to have common units withheld to satisfy minimum statutory tax withholding obligations arising in connection with the vesting of non-vested common units. Any such common units withheld were returned to the Crestwood Midstream LTIP on the applicable vesting dates, which corresponded to the times at which income was recognized by the employee. When such common units were withheld, Crestwood Midstream was required to remit to the appropriate taxing authorities the fair value of the units withheld as of the vesting date. The number of units withheld was determined based on the closing price per common unit as reported on the NYSE on such dates. During the years ended December 31, 2015, Crestwood Midstream withheld 139,331 common units to satisfy employee tax withholding obligations.

Crestwood Midstream Phantom Units. The Crestwood Midstream LTIP permitted, and Crestwood Midstream’s general partner made, grants of phantom units. Each phantom unit entitled the holder thereof to receive upon vesting one common unit of CMLP granted pursuant to the Crestwood Midstream LTIP and a phantom unit award agreement (the Phantom Unit Agreement). The Phantom Unit Agreement provided for vesting to occur at the end of three years following the grant date (or, if earlier, upon the named executive officer’s termination without cause or due to death or disability or the named executive officer’s resignation for employee cause (each, as defined in the Phantom Unit Agreement). In addition, the Phantom Unit Agreement provided for distribution equivalent rights with respect to each phantom unit which was paid in additional phantom units and settled in common units upon vesting of the underlying phantom units.

Crestwood Midstream Employee Unit Purchase Plan

Crestwood Midstream had an employee unit purchase plan under which employees of the general partner purchased Crestwood Midstream’s common units through payroll deductions up to a maximum of 10% of the employees’ eligible compensation. Under the plan, Crestwood Midstream purchased its common units on the open market for the benefit of participating employees based on their payroll deductions. In addition, Crestwood Midstream could contribute an additional 10% of participating employees’ payroll deductions to purchase additional Crestwood Midstream common units for participating employees. Unless increased by the board of directors of Crestwood Midstream’s general partner, the maximum number of units that were available for purchase under the plan was 200,000. Effective May 7, 2015, Crestwood Midstream suspended the employee unit purchase plan. In conjunction with the Simplification Merger, all common units purchased through the employee purchase plan were converted into common units of CEQP.

Note 14 – Employee Benefit Plan

A 401(k) plan is available to all of our employees after meeting certain requirements. The plan permits employees to make contributions up to 90% of their salary, up to statutory limits, which was $18,000 in 2016 and 2015 and $17,500 in 2014. We match 100% of participants basic contribution up to 6% of eligible compensation. Employees may participate in the plans immediately and certain employees are not eligible for matching contributions until after a 90-day waiting period. Aggregate matching contributions made by us were $3.8 million, $4.0 million and $3.8 million during the years ended December 31, 2016, 2015 and 2014.

Note 15 – Commitments and Contingencies

Legal Proceedings

Simplification Merger Lawsuits. On May 20, 2015, Lawrence G. Farber, a purported unitholder of Crestwood Midstream, filed a complaint in the Southern District of the United States, Houston Division, as a putative class action on behalf of Crestwood Midstream’s unitholders, entitled Lawrence G. Farber, individually and on behalf of all others similarly situated v. Crestwood Midstream Partners LP, Crestwood Midstream GP LLC, Robert G. Phillips, Alvin Bledsoe, Michael G. France, Philip D. Gettig, Warren H. Gfellar, David Lumpkins, John J. Sherman, David Wood, Crestwood Equity Partners LP, Crestwood Equity GP LLC, CEQP ST Sub LLC, MGP GP, LLC, Crestwood Midstream Holdings LP, and Crestwood Gas Services GP LLC. This complaint alleges, among other things, that Crestwood Midstream’s general partner breached its fiduciary duties, certain individual defendants breached their fiduciary duties of loyalty and due care, and that other defendants aided and abetted such breaches.

On July 21, 2015, Isaac Aron, another purported unitholder of Crestwood Midstream, filed a complaint in the Southern District of the United States, Houston Division, as a putative class action on behalf of Crestwood Midstream’s unitholders, entitled Isaac Aron, individually and on behalf of all others similarly situated vs. Robert G. Phillps, Alvin Bledsoe, Michael G. France, Philip D. Getting, Warren H. Gfeller, David Lumpkins, John J. Sherman, David Wood, Crestwood Midstream Partners, LP, Crestwood Midstream Holdings LP, Crestwood Midstream GP LLC, Crestwood Gas Services GP, LLC, Crestwood Equity Partners LP, Crestwood Equity GP LLC, CEQP ST Sub LLC and MGP GP, LLC. The complaint alleges, among other things, that Crestwood Midstream’s general partner and certain individual defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 by filing an alleged incomplete and misleading Form S-4 Registration Statement with the SEC.

On August 12, 2015, the defendants filed a motion to consolidate the Farber and Aron cases, which the court granted on September 4, 2015. Farber subsequently dismissed his claims against all the defendants on September 16, 2015. Aron filed a motion for temporary restraining order and requested an expedited preliminary injunction hearing, which had been scheduled for September 23, 2015. On September 22, 2015, however, the parties entered into a memorandum of understanding (MOU) with respect to a proposed settlement of the Aron lawsuit. The settlement contemplated by the MOU is subject to a number of conditions, including notice to the class, limited confirmatory discovery and final court approval of the settlement. In October 2016, the court approved the settlement. On November 7, 2016, a unitholder filed an appeal of the settlement. We anticipate a ruling on the appeal in mid-2017, and if is denied, the settlement will become final. We do not expect the settlement to have a material impact to our consolidated financial statements.

Property Taxes. Tres Palacios filed several lawsuits in Matagorda County for tax years 2011, 2012 and 2013 alleging that the Matagorda County Appraisal District (MCAD) assessed taxable value above the fair market value and on an unequal and non-uniform basis compared to other properties. In conjunction with its sale of Tres Palacios to Tres Holdings, Crestwood Equity indemnified Tres Holdings for certain tax matters, including this litigation. In January 2015, Crestwood Equity received a refund related to the 2011 tax year at the conclusion of the litigation related to that tax year. For the 2012 and 2013 tax years, the MCAD asserted a taxable value that would result in property taxes of approximately $7 million for each of those years, while Tres Palacios asserted a taxable value that would result in property taxes of less than $2 million in each year. Tres Palacios paid approximately $8.6 million to Matagorda County in total for those two tax years. A bench trial was held in October 2015 related to the 2012 and 2013 tax years. In June 2016, the court issued a final judgment on the 2012 and 2013 property tax years which resulted in Crestwood Equity recording additional net property tax expense (including interest and penalties) of approximately $2.9 million in 2016. In September 2016, Crestwood Equity paid an additional $2.1 million to Matagorda County to settle the litigation related to the 2012 and 2013 tax years.

General. We are periodically involved in litigation proceedings. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, then we accrue the estimated amount. The results of litigation proceedings cannot be predicted with certainty. We could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid and/or accrued. As of December 31, 2016 and 2015, both CEQP and CMLP had less than $0.1 million accrued for outstanding legal matters. Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures for which we can estimate will exceed current accruals by an amount that would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures.

Any loss estimates are inherently subjective, based on currently available information, and are subject to management’s judgment and various assumptions. Due to the inherently subjective nature of these estimates and the uncertainty and unpredictability surrounding the outcome of legal proceedings, actual results may differ materially from any amounts that have been accrued.

Regulatory Compliance

In the ordinary course of our business, we are subject to various laws and regulations. In the opinion of our management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.

Environmental Compliance

Our operations are subject to stringent and complex laws and regulations pertaining to worker health, safety, and the environment. We are subject to laws and regulations at the federal, state, regional and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters. The cost of planning, designing, constructing and operating our facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures.

During 2014, we experienced three releases totaling approximately 28,000 barrels of produced water on our Arrow water gathering system located on the Fort Berthold Indian Reservation in North Dakota. We immediately notified the National Response Center, the Three Affiliated Tribes and numerous other regulatory authorities, and thereafter contained and cleaned up the releases completely and placed the impacted segments of these water lines back into service. In May 2015, we experienced a release of approximately 5,200 barrels of produced water on our Arrow water gathering system, immediately notified numerous regulatory authorities and other third parties, and thereafter contained and cleaned up the releases.

In October 2014, we received data requests from the EPA related to the 2014 water releases and we responded to the requests during the first half of 2015. In April 2015, the EPA issued a Notice of Potential Violation (NOPV) under the Clean Water Act relating to the 2014 water releases. We responded to the NOPV in May 2015, and have commenced settlement discussions with the EPA concerning the NOPV. On March 3, 2015, we received a grand jury subpoena from the United States Attorney’s Office in Bismarck, North Dakota, seeking documents and information relating to the largest of the three 2014 water releases, and we provided the requested information during the second quarter of 2015. In August 2015, we received a notice of violation from the Three Affiliated Tribes’ Environmental Division related to our 2014 produced water releases on the Fort Berthold Indian Reservation. The notice of violation imposes fines and requests reimbursements exceeding $1.1 million; however, the notice of violation was stayed on September 15, 2015, upon our posting of a performance bond for the amount contemplated by the notice and pending the outcome of ongoing settlement discussions with the regulatory agencies asserting jurisdiction over the 2014 produced water releases. We continue to work closely with the regulatory agencies to settle the claims.

We may potentially be subject to fines and penalties as a result of the water releases. We will continue our remediation efforts to ensure the impacted lands are restored to their prior state. We believe these releases are insurable events under our policies, and we have notified our carriers of these events. We have not recorded an insurance receivable as of December 31, 2016.

At December 31, 2016 and 2015, our accrual of approximately $2.1 million and $1.7 million is based on our undiscounted estimate of amounts we will spend on compliance with environmental and other regulations, and any associated fines or penalties. We estimate that our potential liability for reasonably possible outcomes related to our environmental exposures (including the Arrow water releases described above) could range from approximately $2.1 million to $3.6 million at December 31, 2016.

Self-Insurance

We utilize third-party insurance subject to varying retention levels of self-insurance, which management considers prudent. Such self-insurance relates to losses and liabilities primarily associated with medical claims, workers’ compensation claims and general, product, vehicle and environmental liability. Losses are accrued based upon management’s estimates of the aggregate liability for claims incurred using certain assumptions followed in the insurance industry and based on past experience. The primary assumption utilized is actuarially determined loss development factors. The loss development factors are based primarily on historical data. Our self insurance reserves could be affected if future claim developments differ from the historical trends. We believe changes in health care costs, trends in health care claims of our employee base, accident frequency and severity and other factors could materially affect the estimate for these liabilities. We continually monitor changes in employee demographics, incident and claim type and evaluate our insurance accruals and adjust our accruals based on our evaluation of these qualitative data points. We are liable for the development of claims for our disposed retail propane operations, provided they were reported prior to August 1, 2012. At December 31, 2016 and 2015, CEQP’s self-insurance reserves were $15.6 million and $17.2 million. We estimate that $10.6 million of this balance will be paid subsequent to December 31, 2017. As such, CEQP has classified $10.6 million in other long-term liabilities on its consolidated balance sheet at December 31, 2016. At December 31, 2016 and 2015, CMLP’s self-insurance reserves were $12.2 million and $11.4 million. CMLP estimates that $8.0 million of this balance will be paid subsequent to December 31, 2017. As such, CMLP has classified $8.0 million in other long-term liabilities on its consolidated balance sheet at December 31, 2016.

Contingent Consideration - Antero

In connection with the acquisition of Antero Resources Appalachian Corporation (Antero), we agreed to pay Antero conditional consideration in the form of potential additional cash payments of up to $40.0 million, depending on the achievement of certain defined average annual production levels achieved during 2012, 2013 and 2014. In February 2015, we paid Antero $40.0 million to settle the liability under the earn-out provision. This amount is reflected in changes in operating assets and liabilities, net of effects from acquisitions under operating activities in our consolidated statements of cash flows.

Commitments and Purchase Obligations

Operating Leases. We also maintain operating leases in the ordinary course of our business activities. These leases include those for office buildings, crude oil railroad cars and other operating facilities and equipment. The terms of the agreements vary from 2017 until 2032.

Future minimum lease payments under our noncancelable operating leases for the next five years ending December 31 and in total thereafter consist of the following (in millions):

Year Ending December 31,
2017	$18.3
2018	16.3
2019	14.4
2020	9.6
2021	8.4
Thereafter	18.5

Total minimum lease payments	$85.5

Our rent expense for operating leases for the years ended December 31, 2016, 2015 and 2014, totaled $25.5 million, $37.4 million and $41.8 million.

Purchase Commitments. We periodically enter into agreements with suppliers to purchase fixed quantities of NGLs, distillates, crude oil and natural gas at fixed prices. At December 31, 2016, the total of these firm purchase commitments was $312.0 million, substantially all of which will occur over the course of the next twelve months. We also enter into non-binding agreements with suppliers to purchase quantities of NGLs, distillates and natural gas at variable prices at future dates at the then prevailing market prices.

We have entered into certain purchase commitments primarily related to our marketing, supply and logistics and gathering and processing segments. At December 31, 2016, the total of our marketing, supply and logistics operations’ firm purchase commitments was approximately $13.1 million and primarily relate to the development of a rail terminal project and certain upgrades to our US Salt facility. At December 31, 2016, our gathering and processing segment’s purchase commitments totaled approximately $19.7 million and primarily relate to future growth projects and maintenance obligations. The majority of the purchases associated with these commitments are expected to occur over the next twelve months.

Guarantees and Indemnifications. We are involved in various joint ventures that sometimes require financial and performance guarantees. In a financial guarantee, we are obligated to make payments if the guaranteed party fails to make payments under, or violates the terms of, the financial arrangement. In a performance guarantee, we provide assurance that the guaranteed party will execute on the terms of the contract. If they do not, we are required to perform on their behalf. We also periodically provide indemnification arrangements related to assets or businesses we have sold. For a further description of our guarantees associated with our joint ventures, see Note 6, and for a further description of our guarantees associated with our assets or businesses we have sold, see Legal Proceedings above and Note 9.

Our potential exposure under guarantee and indemnification arrangements can range from a specified amount to an unlimited dollar amount, depending on the nature of the claim, specificity as to duration, and the particular transaction. As of December 31, 2016, we have no amounts accrued for these guarantees.

Note 16 – Related Party Transactions

Crestwood Holdings indirectly owns both CEQP’s and CMLP’s general partner. The affiliates of Crestwood Holdings and its owners are considered CEQP’s and CMLP’s related parties, including Sabine Oil and Gas LLC and Mountaineer Keystone LLC.

CEQP and CMLP enter into transactions with their affiliates within the ordinary course of business and the services are based on the same terms as non-affiliates, including gas gathering and processing services under long-term contracts, product purchases and various operating agreements. Below is a discussion of certain of our related party agreements.

Shared Services. As discussed in Note 2, in conjunction with the completion of the Simplification Merger, CEQP contributed 100% of its interest in Crestwood Operations to CMLP, including Crestwood Operations’ full-time employees, and as a result, CMLP shares common management, general and administrative and overhead costs with CEQP. Prior to the Simplification Merger, CMLP did not have any employees other than approximately 100 union employees of US Salt.

CEQP grants long-term incentive awards under the Crestwood LTIP as discussed in Note 13. CEQP allocates a portion of its unit-based compensation costs to CMLP.

Stagecoach Gas Management Agreement. In May 2016, Crestwood Midstream Operations, LLC (Crestwood Midstream Operations), our wholly-owned subsidiary and Stagecoach Gas entered into a management agreement under which Crestwood Midstream Operations will provide the management and operating services required by Stagecoach Gas’ facilities. The initial term of the agreement will expire in May 2021, and is automatically extended for three-year periods unless otherwise terminated pursuant to the terms of the agreement. During the year ended December 31, 2016, we charged Stagecoach Gas $5.0 million under this agreement, which is reflected as operations and maintenance expenses charged by CEQP and CMLP in the table below.

Tres Palacios Operating Agreement. A consolidated subsidiary of Crestwood Midstream entered into an operating agreement with Tres Palacios, pursuant to which we assumed the responsibility of operating and maintaining the facilities as well as certain administrative and other general services identified in the agreement. Under the operating agreement, Tres Palacios reimburses us for all cost incurred on its behalf. During the years ended December 31, 2016, 2015 and 2014, Tres Palacios reimbursed us approximately $2.7 million, $2.8 million and $0.2 million under this agreement. These reimbursements are reflected as operations and maintenance expense charged by CEQP and CMLP in the table below.

The following table shows revenues, costs of product/services sold, general and administrative expenses and reimbursement of expenses from our affiliates for the years December 31, 2016, 2015 and 2014 (in millions):

	Year Ended December 31,
	2016	2015	2014
Gathering and processing revenues at CEQP and CMLP	$2.6	$3.9	$3.0

Gathering and processing costs of product/services sold at CEQP and CMLP(1)	$17.7	$28.9	$42.2

Operations and maintenance expenses charged at CEQP and CMLP	$7.7	$2.8	$0.2

General and administrative expenses charged by CEQP to CMLP, net(2)	$13.0	$49.5	$63.6

General and administrative expenses at CEQP charged to (from) Crestwood Holdings, net(3)	$(2.2)	$0.4	$0.5

(1)	Represents natural gas purchases from Sabine Oil and Gas.
(2)	Includes $16.0 million, $10.0 million and $6.9 million of net unit-based compensation charges allocated from CEQP to CMLP for the years ended December 31, 2016, 2015 and 2014. In addition, includes $3.0 million and $0.8 million of CMLP’s general and administrative costs allocated to CEQP.
(3)	Includes $3.2 million and $0.1 million unit-based compensation charges allocated from Crestwood Holdings to CEQP and CMLP during the years ended December 31, 2016 and 2015.

The following table shows accounts receivable and accounts payable from our affiliates as of December 31, 2016 and 2015 (in millions):

	CEQP		CMLP
	December 31,		December 31,
	2016	2015	2016	2015
Accounts receivable	$5.6	$5.2	$5.6	$5.2

Accounts payable	$2.5	$4.0	$—	$1.5

Note 17 – Segments

Financial Information

We have three operating and reportable segments: (i) gathering and processing operations; (ii) storage and transportation operations; and (iii) marketing, supply and logistics operations. Our corporate operations include all general and administrative expenses that are not allocated to our reportable segments. For a further description of our operating and reporting segments, see Note 1. We assess the performance of our operating segments based on EBITDA, which is defined as income before income taxes, plus debt-related costs (net interest and debt expense and gain or loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense.

Below is a reconciliation of CEQP’s net loss to EBITDA (in millions):

	Year Ended December 31,
	2016	2015	2014
Net loss	$(192.1)	$(2,303.7)	$(10.4)
Add:
Interest and debt expense, net	125.1	140.1	127.1
(Gain) loss on modification/extinguishment of debt	(10.0)	20.0	—
Provision (benefit) for income taxes	0.3	(1.4)	1.1
Depreciation, amortization and accretion	229.6	300.1	285.3

EBITDA	$152.9	$(1,844.9)	$403.1

The following tables summarize CEQP’s reportable segment data for the years ended December 31, 2016, 2015 and 2014 (in millions). Intersegment revenues included in the following tables are accounted for as arms-length transactions that apply our revenue recognition policies described in Note 2. Included in earnings (loss) from unconsolidated affiliates below was approximately $29.6 million, $86.1 million and $7.6 million of depreciation and amortization expense and gains (losses) on long-lived assets, net related to our equity investments for the years ended December 31, 2016, 2015 and 2014, respectively.

	Year Ended December 31, 2016
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Corporate	Total
Revenues	$1,118.8	$165.3	$1,236.4	$—	$2,520.5
Intersegment revenues	108.6	4.2	(112.8)	—	—
Costs of product/services sold	917.0	5.1	1,003.0	—	1,925.1
Operations and maintenance expense	77.0	21.4	59.7	—	158.1
General and administrative expense	—	—	—	88.2	88.2
Loss on long-lived assets, net	(2.0)	(32.2)	(31.4)	—	(65.6)
Goodwill impairment	(8.6)	(44.9)	(109.1)	—	(162.6)
Earnings from unconsolidated affiliates, net	20.3	11.2	—	—	31.5
Other income, net	—	—	—	0.5	0.5

EBITDA	$243.1	$77.1	$(79.6)	$(87.7)	$152.9

Goodwill	$45.9	$—	$153.1	$—	$199.0
Total assets	$2,359.7	$1,094.6	$972.2	$22.4	$4,448.9
Purchases of property, plant and equipment	$76.6	$3.3	$19.1	$1.7	$100.7

	Year Ended December 31, 2015
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Corporate	Total
Revenues	$1,381.0	$266.3	$985.5	$—	$2,632.8
Intersegment revenues	66.7	—	(66.7)	—	—
Costs of product/services sold	1,103.9	20.1	759.5	—	1,883.5
Operations and maintenance expense	89.0	31.7	69.5	—	190.2
General and administrative expense	—	—	—	116.3	116.3
Loss on long-lived assets	(787.3)	(1.6)	(32.3)	—	(821.2)
Goodwill impairment	(329.7)	(623.4)	(453.2)	—	(1,406.3)
Loss from unconsolidated affiliates	(43.4)	(17.4)	—	—	(60.8)
Other income, net	—	—	—	0.6	0.6

EBITDA	$(905.6)	$(427.9)	$(395.7)	$(115.7)	$(1,844.9)

Goodwill	$54.5	$771.2	$259.8	$—	$1,085.5
Total assets	$2,325.2	$2,217.4	$1,083.7	$136.5	$5,762.8
Purchases of property, plant and equipment	$132.7	$26.4	$22.8	$0.8	$182.7

	Year Ended December 31, 2014
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Corporate	Total
Revenues	$2,166.8	$264.6	$1,499.9	$—	$3,931.3
Intersegment revenues	50.0	—	(50.0)	—	—
Costs of product/services sold	1,859.9	33.3	1,272.1	—	3,165.3
Operations and maintenance expense	102.8	28.8	71.7	—	203.3
General and administrative expense	—	—	—	100.2	100.2
Gain (loss) on long-lived assets	(32.7)	33.8	(3.0)	—	(1.9)
Goodwill impairment	(18.5)	—	(30.3)	—	(48.8)
Loss on contingent consideration	(8.6)	—	—	—	(8.6)
Earnings (loss) from unconsolidated affiliates	0.5	(1.2)	—	—	(0.7)
Other income, net	—	—	—	0.6	0.6

EBITDA	$194.8	$235.1	$72.8	$(99.6)	$403.1

Purchases of property, plant and equipment	$327.9	$37.0	$50.9	$8.2	$424.0

Below is a reconciliation of CMLP’s net income (loss) to EBITDA (in millions):

	Year Ended December 31,
	2016	2015	2014
Net income (loss)	$(197.5)	$(1,410.6)	$14.7
Add:
Interest and debt expense, net	125.1	130.5	111.4
(Gain) loss on modification/extinguishment of debt	(10.0)	18.9	—
Provision for income taxes	—	—	0.9
Depreciation, amortization and accretion	240.5	278.5	255.4

EBITDA	$158.1	$(982.7)	$382.4

The following tables summarize CMLP’s reportable segment data for the years ended December 31, 2016, 2015 and 2014 (in millions). Intersegment revenues included in the following tables are accounted for as arms-length transactions that apply our revenue recognition policies described in Note 2. Included in earnings from unconsolidated affiliates below was approximately $29.6 million, $86.1 million and $7.6 million of depreciation and amortization expense and gains (losses) on long-lived assets, net related to our equity investments for the years ended December 31, 2016, 2015 and 2014, respectively.

	Year Ended December 31, 2016
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Corporate	Total
Revenues	$1,118.8	$165.3	$1,236.4	$—	$2,520.5
Intersegment revenues	108.6	4.2	(112.8)	—	—
Costs of product/services sold	917.0	5.1	1,003.0	—	1,925.1
Operations and maintenance expense	77.0	18.3	59.7	—	155.0
General and administrative expense	—	—	—	85.6	85.6
Loss on long-lived assets, net	(2.0)	(32.2)	(31.4)	—	(65.6)
Goodwill impairment	(8.6)	(44.9)	(109.1)	—	(162.6)
Earnings from unconsolidated affiliates, net	20.3	11.2	—	—	31.5

EBITDA	$243.1	$80.2	$(79.6)	$(85.6)	$158.1

Goodwill	$45.9	$—	$153.1	$—	$199.0
Total assets	$2,561.9	$1,094.6	$972.2	$11.9	$4,640.6
Purchases of property, plant and equipment	$76.6	$3.3	$19.1	$1.7	$100.7

	Year Ended December 31, 2015
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Corporate	Total
Revenues	$1,381.0	$266.3	$985.5	$—	$2,632.8
Intersegment revenues	66.7	—	(66.7)	—	—
Costs of product/services sold	1,103.9	20.1	759.5	—	1,883.5
Operations and maintenance expense	89.0	30.2	69.5	—	188.7
General and administrative expense	—	—	—	105.6	105.6
Loss on long-lived assets, net	(194.1)	(1.4)	(32.3)	—	(227.8)
Goodwill impairment	(72.5)	(623.4)	(453.2)	—	(1,149.1)
Loss from unconsolidated affiliates, net	(43.4)	(17.4)	—	—	(60.8)

EBITDA	$(55.2)	$(426.2)	$(395.7)	$(105.6)	$(982.7)

Goodwill	$54.5	$771.2	$259.8	$—	$1,085.5
Total assets	$2,541.6	$2,216.7	$1,083.7	$121.6	$5,963.6
Purchases of property, plant and equipment	$132.7	$26.4	$22.8	$0.8	$182.7

	Year Ended December 31, 2014
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Corporate	Total
Revenues	$2,166.8	$250.8	$1,499.9	$—	$3,917.5
Intersegment revenues	50.0	—	(50.0)	—	—
Costs of product/services sold	1,859.9	22.8	1,272.1	—	3,154.8
Operations and maintenance expense	102.8	22.1	70.5	—	195.4
General and administrative expense	—	—	—	91.7	91.7
Gain (loss) on long-lived assets	(32.7)	0.6	(3.0)	—	(35.1)
Goodwill impairment	(18.5)	—	(30.3)	—	(48.8)
Loss on contingent consideration	(8.6)	—	—	—	(8.6)
Earnings (loss) from unconsolidated affiliates, net	0.5	(1.2)	—	—	(0.7)

EBITDA	$194.8	$205.3	$74.0	$(91.7)	$382.4

Purchases of property, plant and equipment	$327.9	$36.4	$50.9	$6.5	$421.7

Major Customers

No customer accounted for 10% or more of our total consolidated revenues for the years ended December 31, 2016 or 2015 at CEQP or CMLP. For the year ended December 31, 2014, we had revenues from Tesoro Corporation (Tesoro) of $465.2 million which exceeded 10% of the total consolidated revenues at CEQP and CMLP. Revenues from Tesoro are reflected in each of our reportable segments.

Note 18 – Crestwood Midstream Condensed Consolidating Financial Information

Crestwood Midstream is a holding company (Parent) and owns no operating assets and has no significant operations independent of its subsidiaries. Obligations under Crestwood Midstream’s senior notes and its credit facility are jointly and severally guaranteed by substantially all of its subsidiaries, except for Crestwood Infrastructure Holdings LLC, Crestwood Niobrara, Crestwood Northwest, PRBIC and Tres Holdings and their respective subsidiaries (collectively, Non-Guarantor Subsidiaries). Crestwood Midstream Finance Corp., the co-issuer of its senior notes, is Crestwood Midstream’s 100% owned subsidiary and has no material assets, operations, revenues or cash flows other than those related to its service as co-issuer of the Crestwood Midstream senior notes.

The tables below present condensed consolidating financial statements for Crestwood Midstream as parent on a stand-alone, unconsolidated basis, and Crestwood Midstream’s combined guarantor and combined non-guarantor subsidiaries as of and for the years ended December 31, 2016, 2015 and 2014. The financial information may not necessarily be indicative of the results of operations, cash flows or financial position had the subsidiaries operated as independent entities.

The condensed consolidating financial statements for the years ended December 31, 2015 and 2014 include reclassifications that were made to conform to the current year presentation, none of which impacted previously reported net income (loss) or partners’ capital. In particular, the condensed consolidating statements of operations were modified to consider the impact of net income (loss) attributable to non-controlling partners in subsidiaries in arriving at equity in net income (loss) of subsidiaries in the parent and eliminations columns of those statements.

Crestwood Midstream Partners LP

Condensed Consolidating Balance Sheet

December 31, 2016

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash	$1.3	$—	$—	$—	$1.3
Accounts receivable	—	289.3	0.5	—	289.8
Inventory	—	66.0	—	—	66.0
Other current assets	—	16.0	—	—	16.0

Total current assets	1.3	371.3	0.5	—	373.1
Property, plant and equipment, net	—	2,298.4	—	—	2,298.4
Goodwill and intangible assets, net	—	851.9	—	—	851.9
Investment in consolidated affiliates	4,093.7	—	—	(4,093.7)	—
Investment in unconsolidated affiliates	—	—	1,115.4	—	1,115.4
Other assets	—	1.8	—	—	1.8

Total assets	$4,095.0	$3,523.4	$1,115.9	$(4,093.7)	$4,640.6

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$—	$214.5	$—	$—	$214.5
Other current liabilities	23.1	94.4	—	—	117.5

Total current liabilities	23.1	308.9	—	—	332.0
Long-term liabilities:
Long-term debt, less current portion	1,521.2	1.5	—	—	1,522.7
Other long-term liabilities	—	42.0	—	—	42.0
Deferred income taxes	—	0.7	—	—	0.7
Partners’ capital	2,550.7	3,170.3	923.4	(4,093.7)	2,550.7
Interest of non-controlling partners in subsidiaries	—	—	192.5	—	192.5

Total partners’ capital	2,550.7	3,170.3	1,115.9	(4,093.7)	2,743.2

Total liabilities and partners’ capital	$4,095.0	$3,523.4	$1,115.9	$(4,093.7)	$4,640.6

Crestwood Midstream Partners LP

Condensed Consolidating Balance Sheet

December 31, 2015

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash	$0.1	$—	$—	$—	$0.1
Accounts receivable	—	236.0	0.5	—	236.5
Inventory	—	44.5	—	—	44.5
Other current assets	—	52.5	—		52.5

Total current assets	0.1	333.0	0.5	—	333.6
Property, plant and equipment, net	—	3,525.7	—	—	3,525.7
Goodwill and intangible assets, net	—	1,846.9	—	—	1,846.9
Investment in consolidated affiliates	5,506.8	—	—	(5,506.8)	—
Investment in unconsolidated affiliates	—	—	254.3	—	254.3
Other assets	—	3.1	—	—	3.1

Total assets	$5,506.9	$5,708.7	$254.8	$(5,506.8)	$5,963.6

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$—	$141.3	$0.1	$—	$141.4
Other current liabilities	26.4	85.2	—	—	111.6

Total current liabilities	26.4	226.5	0.1	—	253.0
Long-term liabilities:
Long-term debt, less current portion	2,498.9	2.9	—	—	2,501.8
Other long-term liabilities	—	43.3	—	—	43.3
Deferred income taxes	—	0.4	—	—	0.4
Partners’ capital	2,981.6	5,435.6	71.2	(5,506.8)	2,981.6
Interest of non-controlling partners in subsidiaries	—	—	183.5	—	183.5

Total partners’ capital	2,981.6	5,435.6	254.7	(5,506.8)	3,165.1

Total liabilities and partners’ capital	$5,506.9	$5,708.7	$254.8	$(5,506.8)	$5,963.6

Crestwood Midstream Partners LP

Condensed Consolidating Statements of Operations

Year Ended December 31, 2016

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$2,520.5	$—	$—	$2,520.5
Costs of product/services sold	—	1,925.1	—	—	1,925.1
Expenses:
Operations and maintenance	—	155.0	—	—	155.0
General and administrative	66.4	19.2	—	—	85.6
Depreciation, amortization and accretion	—	240.5	—	—	240.5

	66.4	414.7	—	—	481.1
Other operating expenses:
Loss on long-lived assets, net	—	(65.6)	—	—	(65.6)
Goodwill impairment	—	(162.6)	—	—	(162.6)

Operating loss	(66.4)	(47.5)	—	—	(113.9)
Earnings from unconsolidated affiliates, net	—	—	31.5	—	31.5
Interest and debt expense, net	(125.1)	—	—	—	(125.1)
Gain on modification/extinguishment of debt	10.0	—	—	—	10.0
Equity in net income (loss) of subsidiaries	(40.2)	—	—	40.2	—

Net income (loss)	(221.7)	(47.5)	31.5	40.2	(197.5)
Net income attributable to non-controlling partners in subsidiaries	—	—	24.2	—	24.2

Net income (loss) attributable to Crestwood Midstream Partners LP	$(221.7)	$(47.5)	$7.3	$40.2	$(221.7)

Crestwood Midstream Partners LP

Condensed Consolidating Statements of Operations

Year Ended December 31, 2015

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$2,632.8	$—	$—	$2,632.8
Costs of product/services sold	—	1,883.5	—	—	1,883.5
Expenses:
Operations and maintenance	—	188.7	—	—	188.7
General and administrative	65.3	40.3	—	—	105.6
Depreciation, amortization and accretion	—	278.5	—	—	278.5

	65.3	507.5	—	—	572.8
Other operating expenses:
Loss on long-lived assets, net	—	(227.8)	—	—	(227.8)
Goodwill impairment	—	(1,149.1)	—	—	(1,149.1)

Operating loss	(65.3)	(1,135.1)	—	—	(1,200.4)
Loss from unconsolidated affiliates, net	—	—	(60.8)	—	(60.8)
Interest and debt expense, net	(130.5)	—	—	—	(130.5)
Loss on modification/extinguishment of debt	(18.9)	—	—	—	(18.9)
Equity in net income (loss) of subsidiaries	(1,219.0)	—	—	1,219.0	—

Net income (loss)	(1,433.7)	(1,135.1)	(60.8)	1,219.0	(1,410.6)
Net income attributable to non-controlling partners in subsidiaries	—	—	23.1	—	23.1

Net income (loss) attributable to Crestwood Midstream Partners LP	(1,433.7)	(1,135.1)	(83.9)	1,219.0	(1,433.7)
Net income attributable to Class A preferred units	23.1	—	—	—	23.1

Net income (loss) attributable to partners	$(1,456.8)	$(1,135.1)	$(83.9)	$1,219.0	$(1,456.8)

Crestwood Midstream Partners

Condensed Consolidating Statements of Operations

Year Ended December 31, 2014

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$3,917.5	$—	$—	$3,917.5
Costs of product/services sold	—	3,154.8	—	—	3,154.8
Expenses:
Operations and maintenance	—	195.4	—	—	195.4
General and administrative	49.4	42.3	—	—	91.7
Depreciation, amortization and accretion	0.9	254.5	—	—	255.4

	50.3	492.2	—	—	542.5
Other operating expenses:
Loss on long-lived assets, net	—	(35.1)	—	—	(35.1)
Goodwill impairment	—	(48.8)	—	—	(48.8)
Loss on contingent consideration	—	(8.6)	—	—	(8.6)

Operating income (loss)	(50.3)	178.0	—	—	127.7
Loss from unconsolidated affiliates, net	—	—	(0.7)	—	(0.7)
Interest and debt expense, net	(111.4)	—	—	—	(111.4)
Equity in net income (loss) of subsidiaries	159.6	—	—	(159.6)	—

Income (loss) before income taxes	(2.1)	178.0	(0.7)	(159.6)	15.6
Provision for income taxes	—	(0.9)	—	—	(0.9)

Net income (loss)	(2.1)	177.1	(0.7)	(159.6)	14.7
Net income attributable to non-controlling partners	—	—	16.8	—	16.8

Net income (loss) attributable to Crestwood Midstream Partners LP	(2.1)	177.1	(17.5)	(159.6)	(2.1)
Net income attributable to Class A preferred units	17.2	—	—	—	17.2

Net income (loss) attributable to partners	$(19.3)	$177.1	$(17.5)	$(159.6)	$(19.3)

Crestwood Midstream Partners LP

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2016

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:	$(188.0)	$502.8	$39.0	$—	$353.8

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(7.2)	—	—	(7.2)
Purchases of property, plant and equipment	(1.7)	(99.0)	—	—	(100.7)
Investment in unconsolidated affiliates	—	—	(12.4)	—	(12.4)
Proceeds from the sale of assets	—	972.7	—	—	972.7
Capital distributions from unconsolidated affiliates	—	—	14.8	—	14.8
Capital contributions to consolidated affiliates	26.2	—	—	(26.2)	—

Net cash provided by (used in) investing activities	24.5	866.5	2.4	(26.2)	867.2

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	1,565.3	—	—	—	1,565.3
Principal payments on long-term debt	(2,535.3)	(0.8)	—	—	(2,536.1)
Payments on capital leases	—	(1.9)	—	—	(1.9)
Payments for debt-related deferred costs	(3.5)	—	—	—	(3.5)
Distributions paid	(227.6)	—	(15.2)	—	(242.8)
Distributions to parents	—	—	(26.2)	26.2	—
Taxes paid for unit-based compensation vesting	—	(0.8)	—	—	(0.8)
Change in intercompany balances	1,365.8	(1,365.8)	—	—	—

Net cash provided by (used in) financing activities	164.7	(1,369.3)	(41.4)	26.2	(1,219.8)

Net change in cash	1.2	—	—	—	1.2
Cash at beginning of period	0.1	—	—	—	0.1

Cash at end of period	$1.3	$—	$—	$—	$1.3

Crestwood Midstream Partners LP

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2015

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:	$(190.8)	$650.0	$12.6	$—	$471.8

Cash flows from investing activities:
Purchases of property, plant and equipment	(0.8)	(181.9)	—	—	(182.7)
Investment in unconsolidated affiliates, net	—	—	(41.8)	—	(41.8)
Proceeds from the sale of assets	—	2.7	—	—	2.7
Capital distributions from unconsolidated affiliates	—	—	9.3	—	9.3
Capital contributions to consolidated affiliates	(31.2)	—	—	31.2	—

Net cash provided by (used in) investing activities	(32.0)	(179.2)	(32.5)	31.2	(212.5)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	3,490.1	—	—	—	3,490.1
Principal payments on long-term debt	(2,960.9)	—	—	—	(2,960.9)
Payments on capital leases	—	(2.2)	—	—	(2.2)
Payments for debt-related deferred costs	(17.3)	—	—	—	(17.3)
Financing fees paid for early debt redemption	(13.6)	—	—	—	(13.6)
Distributions paid	(808.2)	—	(11.3)	—	(819.5)
Contributions from parents	—	—	31.2	(31.2)	—
Net proceeds from issuance of preferred units	58.8	—	—	—	58.8
Taxes paid for unit-based compensation vesting	—	(2.1)	—	—	(2.1)
Change in intercompany balances	474.1	(474.1)	—	—	—
Other	(0.1)	—	—	—	(0.1)

Net cash provided by (used in) financing activities	222.9	(478.4)	19.9	(31.2)	(266.8)

Net change in cash	0.1	(7.6)	—	—	(7.5)
Cash at beginning of period	—	7.6	—	—	7.6

Cash at end of period	$0.1	$—	$—	$—	$0.1

Crestwood Midstream Partners LP

Condensed Consolidating Statements of Cash Flows

Year Ended December 31, 2014

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:	$(165.6)	$602.9	$—	$—	$437.3

Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(19.5)	—	—	(19.5)
Purchases of property, plant and equipment	(4.3)	(417.4)	—	—	(421.7)
Investment in unconsolidated affiliates, net	—	—	(144.4)	—	(144.4)
Proceeds from the sale of assets	—	2.7	—	—	2.7
Capital contributions to consolidated affiliates	(89.5)	—	—	89.5	—

Net cash provided by (used in) investing activities	(93.8)	(434.2)	(144.4)	89.5	(582.9)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	2,089.9	—	—	—	2,089.9
Principal payments on long-term debt	(1,949.8)	(0.2)	—	—	(1,950.0)
Payments on capital leases	(1.3)	(1.9)	—	—	(3.2)
Payments for debt-related deferred costs	(0.1)	—	—	—	(0.1)
Distributions paid	(470.5)	—	—	—	(470.5)
Contributions from parents	—	—	89.5	(89.5)	—
Net proceeds from issuance of preferred equity of subsidiary	—	—	53.9	—	53.9
Net proceeds from issuance of Class A preferred units	430.5	—	—	—	430.5
Taxes paid for unit-based compensation vesting	—	(1.6)	—	—	(1.6)
Change in intercompany balances	161.4	(161.4)	—	—	—
Other	(0.8)	—	—	—	(0.8)

Net cash provided by (used in) financing activities	259.3	(165.1)	143.4	(89.5)	148.1

Net change in cash	(0.1)	3.6	(1.0)	—	2.5
Cash at beginning of period	0.1	4.0	1.0	—	5.1

Cash at end of period	$—	$7.6	$—	$—	$7.6

Supplemental Selected Quarterly Financial Information (Unaudited)

Summarized unaudited quarterly financial data is presented below (in millions, except per unit information):

Crestwood Equity	Quarter Ended
	March 31	June 30	September 30	December 31
2016
Revenues	$536.0	$601.9	$587.6	$795.0
Operating income (loss) (1)	(64.2)	(19.1)	17.1	(42.5)
Earnings from unconsolidated affiliates, net (3)	6.5	6.2	13.4	5.4
Net income (loss)	(93.7)	(37.1)	3.0	(64.3)
Net loss attributable to partners	(101.2)	(51.2)	(10.0)	(82.6)
Net loss per limited partner unit:
Basic	$(1.47)	$(0.74)	$(0.14)	$(1.20)
Diluted	$(1.47)	$(0.74)	$(0.14)	$(1.20)
2015
Revenues	$731.5	$641.5	$630.7	$629.1
Operating income (loss) (1)	48.5	(248.9)	(588.3)	(1,296.1)
Earnings (loss) from unconsolidated affiliates, net (3)	3.4	5.0	2.8	(72.0)
Net income (loss)	18.1	(296.0)	(623.4)	(1,402.4)
Net income (loss) attributable to partners	8.3	(40.0)	(226.9)	(1,414.5)
Net income (loss) per limited partner unit:
Basic	$0.44	$(2.14)	$(11.78)	$(20.77)
Diluted	$0.44	$(2.14)	$(11.76)	$(20.77)

Crestwood Midstream	Quarter Ended
	March 31	June 30	September 30	December 31
2016
Revenues	$536.0	$601.9	$587.6	$795.0
Operating income (loss) (2)	(65.9)	(17.3)	14.7	(45.4)
Earnings from unconsolidated affiliates, net (3)	6.5	6.2	13.4	5.4
Net income (loss)	(95.3)	(35.6)	0.6	(67.2)
Net loss attributable to partners	(101.2)	(41.6)	(5.5)	(73.4)
2015
Revenues	$731.5	$641.5	$630.7	$629.1
Operating income (loss) (2)	56.0	(28.0)	(578.7)	(649.7)
Earnings (loss) from unconsolidated affiliates, net (3)	3.4	5.0	2.8	(72.0)
Net income (loss)	29.1	(72.8)	(610.2)	(756.7)
Net income (loss) attributable to partners	14.3	(86.0)	(622.5)	(762.6)

(1)	Amount includes goodwill and intangible asset impairments of $109.7 million and $84.3 million during the three months ended March 31, 2016 and December 31, 2016. Amount includes goodwill, property, plant and equipment and intangible asset impairments of approximately $281.0 million, $610.8 million and $1,332.3 million during the three months ended June 30, 2015, September 30, 2015 and December 31, 2015, respectively. See Note 2 for a further discussion of our impairments recorded during 2016 and 2015.
(2)	Amount includes goodwill and intangible asset impairments of $109.7 million and $84.3 million during the three months ended March 31, 2016 and December 31, 2016. Amount includes goodwill, property, plant and equipment and intangible asset impairments of approximately $68.6 million, $610.8 million and $694.3 million during the three months ended June 30, 2015, September 30, 2015 and December 31, 2015, respectively. See Note 2 for a further discussion of our impairments recorded during 2016 and 2015.
(3)	Amount includes impairments of our PRBIC and Jackalope equity investments of $23.4 million and $51.4 million during the three months ended December 31, 2015. See Note 2 for a further discussion of these impairments recorded during 2015.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CRESTWOOD EQUITY PARTNERS LP

By Crestwood Equity GP, LLC
(its general partner)

CRESTWOOD MIDSTREAM PARTNERS LP

By Crestwood Midstream GP LLC
(its general partner)

Dated: February 24, 2017	By	/s/ ROBERT G. PHILLIPS
Robert G. Phillips
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following officers of Crestwood Equity GP, LLC, as general partner of Crestwood Equity Partners LP, and Crestwood Midstream GP LLC, as general partner of Crestwood Midstream Partners LP, and the following directors of Crestwood Equity GP LLC in the capacities and on the dates indicated.

Date	Signature and Title
February 24, 2017	/S/ ROBERT G. PHILLIPS Robert G. Phillips, President, Chief Executive Officer and Director (Principal Executive Officer)

February 24, 2017	/S/ ROBERT T. HALPIN Robert T. Halpin, Senior Vice President and Chief Financial Officer (Principal Financial Officer)

February 24, 2017	/S/ STEVEN M. DOUGHERTY Steven M. Dougherty, Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

February 24, 2017	/S/ ALVIN BLEDSOE Alvin Bledsoe, Director

February 24, 2017	/S/ MICHAEL G. FRANCE Michael G. France, Director

February 24, 2017	/S/ WARREN H. GFELLER Warren H. Gfeller, Director

February 24, 2017	/S/ DAVID LUMPKINS David Lumpkins, Director

February 24, 2017	/S/ JOHN J. SHERMAN John J. Sherman, Director

February 24, 2017	/S/ JOHN W. SOMERHALDER II John W. Somerhalder II, Director

Schedule I

Crestwood Equity Partners LP

Parent Only

Condensed Balance Sheets

(in millions)

	December 31,
	2016	2015
Assets
Current assets:
Cash	$0.3	$0.4
Accounts receivable - trade	—	1.8

Total current assets	0.3	2.2
Property, plant and equipment, net	1.4	1.5
Intangible assets, net	4.5	7.8
Investment in subsidiaries	2,342.7	2,757.7
Other assets	4.3	3.5

Total assets	$2,353.2	$2,772.7

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$2.7	$2.6
Accrued expenses	1.4	2.3
Current portion of long-term debt	—	0.2

Total current liabilities	4.1	5.1
Other long-term liabilities	2.6	4.2
Total partners’ capital	2,346.5	2,763.4

Total liabilities and partners’ capital	$2,353.2	$2,772.7

See accompanying notes.

Schedule I

Crestwood Equity Partners LP

Parent Only

Condensed Statements of Operations

(in millions)

	Year Ended December 31,
	2016	2015	2014
Revenues	$—	$—	$—
Expenses	6.0	14.5	8.5

Operating loss	(6.0)	(14.5)	(8.5)
Interest and debt expense, net	—	(9.6)	(15.7)
Equity in net income (loss) of subsidiaries	(186.6)	(2,279.1)	14.2
Loss on modification/extinguishment of debt	—	(1.1)	—
Other income, net	0.5	0.6	—

Loss before income taxes	(192.1)	(2,303.7)	(10.0)
Provision for income taxes	—	—	(0.4)

Net loss	(192.1)	(2,303.7)	(10.4)
Net income (loss) attributable to non-controlling partners	24.2	(636.8)	(66.8)

Net income (loss) attributable to Crestwood Equity Partners LP	$(216.3)	$(1,666.9)	$56.4

See accompanying notes.

Schedule I

Crestwood Equity Partners LP

Parent Only

Condensed Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2016	2015	2014
Net loss	$(192.1)	$(2,303.7)	$(10.4)
Change in fair value of Suburban Propane Partners, LP units	0.8	(2.7)	(0.5)

Comprehensive loss	(191.3)	(2,306.4)	(10.9)
Comprehensive income (loss) attributable to non-controlling interest	24.2	(636.8)	(66.8)
Comprehensive income (loss) attributable to Crestwood Equity Partners LP	$(215.5)	$(1,669.6)	$55.9

See accompanying notes.

Schedule I

Crestwood Equity Partners LP

Parent Only

Condensed Statements of Cash Flows

(in millions)

	Year Ended December 31,
	2016	2015	2014
Cash flows from operating activities	$(3.5)	$(14.7)	$(25.3)

Cash flows from investing activities	227.6	593.8	170.8

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	—	771.7	734.0
Principal payments on long-term debt	(0.2)	(1,152.1)	(746.2)
Payments for debt-related deferred costs	—	—	(1.8)
Distributions paid to partners	(219.8)	(171.5)	(102.5)
Change in intercompany balances	(4.2)	(30.5)	(25.4)

Net cash used in financing activities	(224.2)	(582.4)	(141.9)

Net change in cash	(0.1)	(3.3)	3.6
Cash at beginning of period	0.4	3.7	0.1

Cash at end of period	$0.3	$0.4	$3.7

See accompanying notes.

Schedule I

Crestwood Equity Partners LP

Parent Only

Notes to Condensed Financial Statements

Note 1. Basis of Presentation

In the parent-only financial statements, our investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date of acquisition. Our share of net income of our unconsolidated subsidiaries is included in consolidated income using the equity method. The parent-only financial statements should be read in conjunction with our consolidated financial statements.

The financial statements for the years ended December 31, 2015 and 2014 include reclassifications that were made to conform to the current year presentation, none of which impacted previously reported net income (loss) or partners’ capital. In particular, the condensed statements of operations were modified to consider the impact of net income (loss) attributable to non-controlling partners in arriving at net income (loss) attributable to Crestwood Equity Partners LP. In addition, the condensed statements of comprehensive income were modified to consider the impact of comprehensive income (loss ) attributable to non-controlling partners in arriving at comprehensive income (loss) attributable to Crestwood Equity Partners LP.

Note 2. Distributions

During the years ended December 31, 2016, 2015 and 2014, we received cash distributions from Crestwood Midstream Partners LP of approximately $227.6 million, $31.4 million and $72.4 million.

Schedule II

Crestwood Equity Partners LP

Valuation and Qualifying Accounts

For the Years Ended December 31, 2016, 2015 and 2014

(in millions)

	Balance at beginning of period	Charged to costs and expenses	Other Additions	Deductions (write-offs)	Balance at end of period
Allowance for doubtful accounts
2016	$0.4	$1.9	$—	$(0.4)	$1.9
2015	0.1	—	0.4	(0.1)	0.4
2014	0.1	—	—	—	0.1

Annex C

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2017

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to              .

(Exact name of registrant as specified in its charter)	Commission file number	State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)
Crestwood Equity Partners LP	001-34664	Delaware	43-1918951
Crestwood Midstream Partners LP	001-35377	Delaware	20-1647837

700 Louisiana Street, Suite 2550 Houston, Texas	77002
(Address of principal executive offices)	(Zip code)

(832) 519-2200

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Crestwood Equity Partners LP	Yes ☒ No ☐
Crestwood Midstream Partners LP	Yes ☒ No ☐

(Explanatory Note: Crestwood Midstream Partners LP is currently a voluntary filer and is not subject to the filing requirements of the Securities Exchange Act of 1934. Although not subject to these filing requirements, Crestwood Midstream Partners LP has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months.)

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).

Crestwood Equity Partners LP	Yes ☒ No ☐
Crestwood Midstream Partners LP	Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Crestwood Equity Partners LP	Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

Crestwood Midstream Partners LP	Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange act.

Crestwood Equity Partners LP	☐
Crestwood Midstream Partners LP	☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Crestwood Equity Partners LP	Yes ☐ No ☒
Crestwood Midstream Partners LP	Yes ☐ No ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date (May 1, 2017)

Crestwood Equity Partners LP	69,653,515
Crestwood Midstream Partners LP	None

Crestwood Midstream Partners LP, as a wholly-owned subsidiary of a reporting company, meets the conditions set forth in General Instruction H(1)(a) and (b) of Form 10-Q and is therefore filing this report with the reduced disclosure format as permitted by such instruction.

CRESTWOOD EQUITY PARTNERS LP

CRESTWOOD MIDSTREAM PARTNERS LP

PART I - FINANCIAL INFORMATION

Item 1. Financial Statements

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(in millions, except unit information)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash	$1.0	$1.6
Accounts receivable, less allowance for doubtful accounts of $1.4 million and $1.9 million at March 31, 2017 and December 31, 2016	267.8	289.8
Inventory	58.8	66.0
Assets from price risk management activities	6.7	6.3
Prepaid expenses and other current assets	5.7	9.7

Total current assets	340.0	373.4
Property, plant and equipment	2,572.4	2,555.4
Less: accumulated depreciation and depletion	491.7	457.8

Property, plant and equipment, net	2,080.7	2,097.6
Intangible assets	898.6	898.6
Less: accumulated amortization	254.7	241.2

Intangible assets, net	643.9	657.4
Goodwill	199.0	199.0
Investments in unconsolidated affiliates	1,105.3	1,115.4
Other assets	5.9	6.1

Total assets	$4,374.8	$4,448.9

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$193.7	$217.2
Accrued expenses and other liabilities	78.1	90.5
Liabilities from price risk management activities	9.4	28.6
Current portion of long-term debt	14.8	1.0

Total current liabilities	296.0	337.3
Long-term debt, less current portion	1,550.3	1,522.7
Other long-term liabilities	46.5	44.6
Deferred income taxes	4.7	5.3
Commitments and contingencies (Note 10)
Partners’ capital:
Crestwood Equity Partners LP partners’ capital (70,142,803 and 69,499,741 common and subordinated units issued and outstanding at March 31, 2017 and December 31, 2016)	1,700.2	1,782.0
Preferred units (68,072,226 and 66,533,415 units issued and outstanding at March 31, 2017 and December 31, 2016)	582.3	564.5

Total Crestwood Equity Partners LP partners’ capital	2,282.5	2,346.5
Interest of non-controlling partners in subsidiaries	194.8	192.5

Total partners’ capital	2,477.3	2,539.0

Total liabilities and partners’ capital	$4,374.8	$4,448.9

See accompanying notes.

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Product revenues:
Gathering and processing	$293.1	$162.5
Marketing, supply and logistics	430.2	206.5

	723.3	369.0

Services revenues:
Gathering and processing	75.0	75.7
Storage and transportation	10.0	59.4
Marketing, supply and logistics	19.3	31.2
Related party (Note 11)	0.5	0.7

	104.8	167.0

Total revenues	828.1	536.0
Costs of product/services sold (exclusive of items shown separately below):
Product costs:
Gathering and processing	312.5	175.4
Marketing, supply and logistics	354.2	166.0
Related party (Note 11)	4.1	4.3

	670.8	345.7

Service costs:
Gathering and processing	—	0.1
Storage and transportation	—	2.9
Marketing, supply and logistics	12.7	14.7

	12.7	17.7

Total costs of products/services sold	683.5	363.4
Expenses:
Operations and maintenance	33.7	41.8
General and administrative	26.4	23.0
Depreciation, amortization and accretion	48.4	62.3

	108.5	127.1
Other operating expenses:
Goodwill impairment	—	(109.7)

Operating income (loss)	36.1	(64.2)

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS (continued)

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Earnings from unconsolidated affiliates, net	8.1	6.5
Interest and debt expense, net	(26.5)	(36.1)
Loss on modification/extinguishment of debt	(37.3)	—
Other income, net	0.1	0.1

Loss before income taxes	(19.5)	(93.7)
Benefit for income taxes	0.1	—

Net loss	(19.4)	(93.7)
Net income attributable to non-controlling partners	6.1	5.9

Net loss attributable to Crestwood Equity Partners LP	(25.5)	(99.6)
Net income attributable to preferred units	17.8	1.6

Net loss attributable to partners	$(43.3)	$(101.2)

Subordinated unitholders’ interest in net loss	$—	$—

Common unitholders’ interest in net loss	$(43.3)	$(101.2)

Net loss per limited partner unit:
Basic	$(0.62)	$(1.47)

Diluted	$(0.62)	$(1.47)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	69,697	68,912
Dilutive units	—	—

Diluted	69,697	68,912

See accompanying notes.

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Net loss	$(19.4)	$(93.7)
Change in fair value of Suburban Propane Partners, L.P. units	(0.4)	0.8

Comprehensive loss	(19.8)	(92.9)
Comprehensive income attributable to non-controlling interest	6.1	5.9

Comprehensive loss attributable to Crestwood Equity Partners LP	$(25.9)	$(98.8)

See accompanying notes.

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED STATEMENT OF PARTNERS’ CAPITAL

(in millions)

(unaudited)

	Preferred		Partners
	Units	Capital	Common Units	Subordinated Units	Capital	Non-Controlling Partners	Total Partners’ Capital
Balance at December 31, 2016	66.5	$564.5	69.1	0.4	$1,782.0	$192.5	$2,539.0
Distributions to partners	1.6	—	—	—	(41.8)	(3.8)	(45.6)
Unit-based compensation charges	—	—	0.7	—	7.3	—	7.3
Taxes paid for unit-based compensation vesting	—	—	(0.1)	—	(3.4)	—	(3.4)
Change in fair value of Suburban Propane Partners, L.P. units	—	—	—	—	(0.4)	—	(0.4)
Other	—	—	—	—	(0.2)	—	(0.2)
Net income (loss)	—	17.8	—	—	(43.3)	6.1	(19.4)

Balance at March 31, 2017	68.1	$582.3	69.7	0.4	$1,700.2	$194.8	$2,477.3

See accompanying notes.

CRESTWOOD EQUITY PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Operating activities
Net loss	$(19.4)	$(93.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	48.4	62.3
Amortization of debt-related deferred costs, discounts and premiums	1.8	1.7
Unit-based compensation charges	7.3	4.5
Goodwill impairment	—	109.7
Loss on modification/extinguishment of debt	37.3	—
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	(0.3)	(0.8)
Deferred income taxes	(0.6)	(0.1)
Other	(0.4)	0.1
Changes in operating assets and liabilities	(15.2)	50.6

Net cash provided by operating activities	58.9	134.3
Investing activities
Purchases of property, plant and equipment	(22.7)	(55.6)
Investment in unconsolidated affiliates	(0.1)	(5.5)
Capital distributions from unconsolidated affiliates	10.5	—
Net proceeds from sale of assets	—	0.8

Net cash used in investing activities	(12.3)	(60.3)
Financing activities
Proceeds from the issuance of long-term debt	1,154.5	313.5
Payments on long-term debt	(1,143.7)	(286.2)
Payments on capital leases	(0.4)	(0.5)
Payments for debt-related deferred costs	(8.5)	(0.1)
Distributions to partners	(41.8)	(95.6)
Distributions paid to non-controlling partners	(3.8)	(3.8)
Taxes paid for unit-based compensation vesting	(3.4)	(0.6)
Other	(0.1)	(0.1)

Net cash used in financing activities	(47.2)	(73.4)
Net change in cash	(0.6)	0.6
Cash at beginning of period	1.6	0.5

Cash at end of period	$1.0	$1.1

Supplemental schedule of noncash investing and financing activities
Net change to property, plant and equipment through accounts payable and accrued expenses	$(2.0)	$(9.7)

See accompanying notes.

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(in millions)

	March 31, 2017	December 31, 2016
	(unaudited)
Assets
Current assets:
Cash	$0.6	$1.3
Accounts receivable, less allowance for doubtful accounts of $1.4 million and $1.9 million at March 31, 2017 and December 31, 2016	267.8	289.8
Inventory	58.8	66.0
Assets from price risk management activities	6.7	6.3
Prepaid expenses and other current assets	5.7	9.7

Total current assets	339.6	373.1
Property, plant and equipment	2,902.5	2,885.5
Less: accumulated depreciation and depletion	624.5	587.1

Property, plant and equipment, net	2,278.0	2,298.4
Intangible assets	883.1	883.1
Less: accumulated amortization	243.0	230.2

Intangible assets, net	640.1	652.9
Goodwill	199.0	199.0
Investments in unconsolidated affiliates	1,105.3	1,115.4
Other assets	2.1	1.8

Total assets	$4,564.1	$4,640.6

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$191.0	$214.5
Accrued expenses and other liabilities	75.2	87.9
Liabilities from price risk management activities	9.4	28.6
Current portion of long-term debt	14.8	1.0

Total current liabilities	290.4	332.0
Long-term debt, less current portion	1,550.3	1,522.7
Other long-term liabilities	43.9	42.0
Deferred income taxes	0.7	0.7
Commitments and contingencies (Note 10)
Partners’ capital	2,484.0	2,550.7
Interest of non-controlling partners in subsidiary	194.8	192.5

Total partners’ capital	2,678.8	2,743.2

Total liabilities and partners’ capital	$4,564.1	$4,640.6

See accompanying notes.

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Product revenues:
Gathering and processing	$293.1	$162.5
Marketing, supply and logistics	430.2	206.5

	723.3	369.0

Service revenues:
Gathering and processing	75.0	75.7
Storage and transportation	10.0	59.4
Marketing, supply and logistics	19.3	31.2
Related party (Note 11)	0.5	0.7

	104.8	167.0

Total revenues	828.1	536.0
Costs of product/services sold (exclusive of items shown separately below):
Product costs:
Gathering and processing	312.5	175.4
Marketing, supply and logistics	354.2	166.0
Related party (Note 11)	4.1	4.3

	670.8	345.7

Service costs:
Gathering and processing	—	0.1
Storage and transportation	—	2.9
Marketing, supply and logistics	12.7	14.7

	12.7	17.7

Total costs of product/services sold	683.5	363.4
Expenses:
Operations and maintenance	33.7	41.7
General and administrative	25.5	22.2
Depreciation, amortization and accretion	51.2	64.9

	110.4	128.8
Other operating expenses:
Goodwill impairment	—	(109.7)

Operating income (loss)	34.2	(65.9)

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS (continued)

(in millions)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Earnings from unconsolidated affiliates, net	8.1	6.5
Interest and debt expense, net	(26.5)	(36.1)
Loss on modification/extinguishment of debt	(37.3)	—

Loss before income taxes	(21.5)	(95.5)
Benefit for income taxes	0.1	0.2

Net loss	(21.4)	(95.3)
Net income attributable to non-controlling partners	6.1	5.9

Net loss attributable to Crestwood Midstream Partners LP	$(27.5)	$(101.2)

See accompanying notes.

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

(in millions)

(unaudited)

	Partners	Non-Controlling Partners	Total Partners’ Capital
Balance at December 31, 2016	$2,550.7	$192.5	$2,743.2
Distributions to partners	(43.1)	(3.8)	(46.9)
Unit-based compensation charges	7.3	—	7.3
Taxes paid for unit-based compensation vesting	(3.4)	—	(3.4)
Net income (loss)	(27.5)	6.1	(21.4)

Balance at March 31, 2017	$2,484.0	$194.8	$2,678.8

See accompanying notes.

CRESTWOOD MIDSTREAM PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended
	March 31,
	2017	2016
Operating activities
Net loss	$(21.4)	$(95.3)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	51.2	64.9
Amortization of debt-related deferred costs and premiums	1.8	1.7
Unit-based compensation charges	7.3	4.5
Goodwill impairment	—	109.7
Loss on modification/extinguishment of debt	37.3	—
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	(0.3)	(0.8)
Deferred income taxes	—	0.2
Other	(0.4)	0.1
Changes in operating assets and liabilities	(15.5)	50.7

Net cash provided by operating activities	60.0	135.7
Investing activities
Purchases of property, plant and equipment	(22.7)	(55.6)
Investment in unconsolidated affiliates	(0.1)	(5.5)
Capital distributions from unconsolidated affiliates	10.5	—
Net proceeds from sale of assets	—	0.8

Net cash used in investing activities	(12.3)	(60.3)
Financing activities
Proceeds from the issuance of long-term debt	1,154.5	313.5
Payments on long-term debt	(1,143.7)	(286.0)
Payments on capital leases	(0.4)	(0.5)
Payments for debt-related deferred costs	(8.5)	(0.1)
Distributions to partners	(46.9)	(101.0)
Taxes paid for unit-based compensation vesting	(3.4)	(0.6)

Net cash used in financing activities	(48.4)	(74.7)
Net change in cash	(0.7)	0.7
Cash at beginning of period	1.3	0.1

Cash at end of period	$0.6	$0.8

Supplemental schedule of non-cash investing and financing activities
Net change to property, plant and equipment through accounts payable and accrued expenses	$(2.0)	$(9.7)

See accompanying notes.

CRESTWOOD EQUITY PARTNERS LP

CRESTWOOD MIDSTREAM PARTNERS LP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

Note 1 – Organization and Business Description

The accompanying notes to the consolidated financial statements apply to Crestwood Equity Partners LP and Crestwood Midstream Partners LP, unless otherwise indicated. References in this report to “we,” “us,” “our,” “ours,” “our company,” the “partnership,” the “Company,” “Crestwood Equity,” “CEQP,” and similar terms refer to either Crestwood Equity Partners LP itself or Crestwood Equity Partners LP and its consolidated subsidiaries, as the context requires. Unless otherwise indicated, references to “Crestwood Midstream” and “CMLP” refer to Crestwood Midstream Partners LP and its consolidated subsidiaries.

The accompanying consolidated financial statements and related notes should be read in conjunction with our 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 27, 2017. The financial information as of March 31, 2017, and for the three months ended March 31, 2017 and 2016, is unaudited. The consolidated balance sheets as of December 31, 2016, were derived from the audited balance sheets filed in our 2016 Annual Report on Form 10-K.

Organization

Crestwood Equity is a publicly-traded (NYSE: CEQP) Delaware limited partnership that develops, acquires, owns or controls, and operates primarily fee-based assets and operations within the energy midstream sector. We provide broad-ranging infrastructure solutions across the value chain to service premier liquids-rich natural gas and crude oil shale plays across the United States. We own and operate a diversified portfolio of crude oil and natural gas gathering, processing, storage and transportation assets and connect fundamental energy supply with energy demand across North America. Crestwood Equity is a holding company and all of its consolidated operating assets are owned by or through its wholly-owned subsidiary, Crestwood Midstream, a Delaware limited partnership.

Note 2 – Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and include the accounts of all consolidated subsidiaries after the elimination of all intercompany accounts and transactions. In management’s opinion, all necessary adjustments to fairly present our results of operations, financial position and cash flows for the periods presented have been made and all such adjustments are of a normal and recurring nature. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the SEC.

Significant Accounting Policies

There were no material changes in our significant accounting policies from those described in our 2016 Annual Report on Form 10-K. Below is an update of our accounting policies related to Goodwill and Unit-Based Compensation, and a description of Crestwood Equity’s 2017 Long Term Incentive Plan.

Goodwill. The goodwill impairments recorded during the three months ended March 31, 2016, primarily resulted from increasing the discount rates utilized in determining the fair value of the reporting units considering the significant, sustained decrease in the market price of our common units and the continued decrease in commodity prices and its impact on the midstream industry and our customers during that period. We utilized the income approach to determine the fair value of our reporting units given the limited availability of comparable market-based transactions as of March 31, 2016, and we utilized discount rates ranging from 10% to 19% in applying the income approach to determine the fair value of our reporting units with goodwill as of March 31, 2016.

The following table summarizes goodwill impairments of certain of our reporting units recorded during the three months ended March 31, 2016 (in millions):

Gathering and Processing
Marcellus	$8.6
Storage and Transportation
COLT	13.7
Marketing, Supply and Logistics
Supply and Logistics	65.5
Storage and Terminals	14.1
Trucking	7.8

Total	$109.7

Unit-Based Compensation. Effective January 1, 2017, we adopted the provisions of Accounting Standards Update (ASU) 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies several aspects of the accounting for share-based payment award transactions, including the classification of awards as either equity or liabilities and the presentation on the statement of cash flows. The adoption of this accounting standard did not have a material impact on our consolidated financial statements.

Crestwood Equity 2017 Long Term Incentive Plan. In February 2017, Crestwood Equity issued 381,704 performance units under the Crestwood Equity Partners LP Long Term Incentive Plan (Crestwood LTIP). The performance units are designed to provide an incentive for continuous employment to certain key employees. The vesting of performance units is subject to the attainment of certain performance and market goals over a three-year period, and entitle a participant to receive common units of Crestwood Equity without payment of an exercise price upon vesting. As of March 31, 2017, we had total unamortized compensation expense of approximately $10.6 million related to these performance units, which we expect will be amortized during the next three years. We recognized compensation expense of approximately $0.4 million under the Crestwood LTIP related to these performance units during the three months ended March 31, 2017, which is included in general and administrative expenses on our consolidated statements of operations.

New Accounting Pronouncements Issued But Not Yet Adopted

As of March 31, 2017, the following accounting standards had not yet been adopted by us:

In May 2014, the Financial Accounting Standards Board (FASB) issued ASU 2014-09, Revenue from Contracts with Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes current revenue recognition guidance. We anticipate utilizing the modified retrospective method to adopt the provisions of this standard effective January 1, 2018 and are currently applying the provisions of the standard to our aggregated listing of gathering and processing, storage and transportation, and marketing, supply and logistics revenue contracts that involve revenue generating activities that occur after January 1, 2018. We are also in the process of implementing appropriate changes to our processes, systems and controls to support the accounting and disclosure requirements of the new standard. We are currently evaluating the impact that this standard will have on our consolidated financial statements, especially on contractual arrangements that involve either non-cash consideration or involve reimbursements of capital expenditures.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which revises the accounting for leases by requiring certain leases to be recognized as assets and liabilities on the balance sheet, and requiring companies to disclose additional information about their leasing arrangements. We expect to adopt the provisions of this standard effective January 1, 2019 and are currently evaluating the impact that this standard will have on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which clarifies how certain cash receipts and cash payments are presented and classified in the statement of cash flows. We expect to adopt the provisions of this standard effective January 1, 2018 and are currently evaluating the impact that this standard may have on our consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment, which changes the annual quantitative goodwill impairment test to eliminate the current two step method and replace it with a single test to determine if goodwill is impaired and the amount of any impairment. We expect to adopt the provisions of this standard effective January 1, 2020 and are currently evaluating the impact that this standard may have on our consolidated financial statements.

Note 3 – Certain Balance Sheet Information

Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consisted of the following at March 31, 2017 and December 31, 2016 (in millions):

	CEQP		CMLP
	March 31,	December 31,	March 31,	December 31,
	2017	2016	2017	2016
Accrued expenses	$32.6	$46.9	$31.4	$45.5
Accrued property taxes	4.9	4.2	4.9	4.2
Accrued natural gas purchases	3.8	4.9	3.8	4.9
Tax payable	1.7	1.2	—	—
Interest payable	26.1	22.8	26.1	22.8
Accrued additions to property, plant and equipment	1.6	1.7	1.6	1.7
Capital leases	1.2	1.3	1.2	1.3
Deferred revenue	6.2	7.5	6.2	7.5

Total accrued expenses and other liabilities	$78.1	$90.5	$75.2	$87.9

Note 4 – Investments in Unconsolidated Affiliates

Crestwood Permian Basin Holdings LLC

In October 2016, Crestwood Infrastructure, our wholly-owned subsidiary, and an affiliate of First Reserve formed a joint venture, Crestwood Permian Basin Holdings LLC (Crestwood Permian), to fund and own the Nautilus gathering system (described below) and other potential investments in the Delaware Permian. As part of this transaction, we transferred to the joint venture 100% of the equity interest of the Crestwood entity that will construct and own the Nautilus gathering system. We manage and we account for our 50% ownership interest in Crestwood Permian, which is a VIE, under the equity method of accounting as we exercise significant influence, but do not control Crestwood Permian and we are not its primary beneficiary due to First Reserve’s rights to exercise control over the entity.

Crestwood Permian has a long-term agreement with SWEPI LP (SWEPI), a subsidiary of Royal Dutch Shell plc, to construct, own and operate a natural gas gathering system in SWEPI’s operated position in the Delaware Permian. SWEPI has dedicated to Crestwood Permian approximately 100,000 acres and gathering rights for SWEPI’s gas production across a large acreage position in Loving, Reeves and Ward Counties, Texas. The initial gathering system (the Nautilus gathering system) is designed for gas production of approximately 250 MMcf/d and will include 194 miles of low pressure gathering lines, 36 miles of high pressure trunklines, and centralized compression facilities which are expandable over time as production increases. Crestwood Permian will provide gathering, dehydration, compression and liquids handling services on a fixed fee basis. In conjunction with this growth project, we granted SWEPI an option to purchase up to a 50% equity interest in Crestwood Permian’s wholly-owned subsidiary, Crestwood Permian Basin LLC, that will own the Nautilus gathering system. The purchase option expires on September 1, 2017.

Under the joint venture, First Reserve will fund up to $37.5 million of the capital requirements during the early-stage build-out of the Nautilus gathering system, after which we will fund the next $37.5 million, and then both parties will fund the remaining capital requirements on a pro rata basis. The targeted initial in-service date is on or before July 1, 2017. We did not make any capital contributions to Crestwood Permian during the three months ended March 31, 2017.

CEQP issued a guarantee in conjunction with the Crestwood Permian gas gathering agreement with SWEPI described above, under which CEQP has agreed to fund 100% of the costs to build the Nautilus gathering system (which is currently estimated to cost approximately $180 million) if Crestwood Permian fails to do so. We do not believe this guarantee is probable of resulting in future losses based on our assessment of the nature of the guarantee, the financial condition of the guaranteed party and the period of time that the guarantee has been outstanding, and as a result, we have not recorded a liability on our balance sheet at March 31, 2017 and December 31, 2016.

Net Investments and Earnings

Our net investments in and earnings from our unconsolidated affiliates are as follows (in millions, unless otherwise stated):

	Ownership Percentage		Investment		Earnings (Loss) from Unconsolidated Affiliates
	March 31,		March 31,	December 31,	Three Months Ended March 31,
	2017		2017	2016	2017	2016
Stagecoach Gas Services LLC(1)	50.00%		$864.9	$871.0	$6.0	$—
Jackalope Gas Gathering Services, L.L.C.(2)	50.00	%(3)	193.2	197.2	1.8	5.1
Tres Palacios Holdings LLC(4)	50.01%		39.5	39.0	0.5	0.8
Powder River Basin Industrial Complex, LLC(5)	50.01%		8.4	8.7	—	0.6
Crestwood Permian Basin Holdings LLC(6)	50.00%		(0.7)	(0.5)	(0.2)	—

Total			$1,105.3	$1,115.4	$8.1	$6.5

(1)	As of March 31, 2017, our equity in the underlying net assets of Stagecoach Gas Services LLC (Stagecoach Gas) exceeded our investment balance by approximately $51.4 million. This excess amount is entirely attributable to goodwill and, as such, is not subject to amortization. Our Stagecoach Gas investment is included in our storage and transportation segment.
(2)	As of March 31, 2017, our equity in the underlying net assets of Jackalope Gas Gathering Services, L.L.C. (Jackalope) exceeded our investment balance by approximately $0.8 million. We amortize this amount over 20 years, which represents the life of Jackalope’s gathering agreement with Chesapeake Energy Corporation (Chesapeake), and we reflect the amortization as an increase in our earnings from unconsolidated affiliates. Our Jackalope investment is included in our gathering and processing segment.
(3)	Excludes non-controlling interests related to our investment in Jackalope.
(4)	As of March 31, 2017, our equity in the underlying net assets of Tres Palacios Holdings LLC (Tres Holdings) exceeded our investment balance by approximately $27.5 million. We amortize this amount over the life of the Tres Palacios Gas Storage LLC (Tres Palacios) sublease agreement, and we reflect the amortization as an increase in our earnings from unconsolidated affiliates. Our Tres Holdings investment is included in our storage and transportation segment.
(5)	As of March 31, 2017, our equity in the underlying net assets of Powder River Basin Industrial Complex, LLC (PRBIC) exceeded our investment balance by approximately $15.1 million. We amortize a portion of this amount over the life of PRBIC’s property, plant and equipment and its agreement with Chesapeake, and we reflect the amortization as an increase in our earnings from unconsolidated affiliates. Our PRBIC investment is included in our storage and transportation segment.
(6)	As of March 31, 2017, our equity in the underlying net assets of Crestwood Permian approximated our investment balance. Our Crestwood Permian investment is included in our gathering and processing segment.

Summarized Financial Information of Unconsolidated Affiliates

Below is the summarized operating results for our significant unconsolidated affiliates (in millions; amounts represent 100% of unconsolidated affiliate information):

	Three Months Ended March 31,
	2017			2016
	Operating Revenues	Operating Expenses	Net Income (Loss)	Operating Revenues	Operating Expenses	Net Income
Stagecoach Gas	$42.0	$19.4	$22.6	$—	$—	$—
Other(1)	19.9	16.2	3.7	30.4	18.9	11.5

Total	$61.9	$35.6	$26.3	$30.4	$18.9	$11.5

(1)	Includes our Jackalope, Tres Holdings, PRBIC and Crestwood Permian equity investments. We amortize the excess basis in our equity investments as an increase in our earnings from unconsolidated affiliates. We recorded amortization of the excess basis in our Jackalope equity investment of less than $0.1 million for both the three months ended March 31, 2017 and 2016. We recorded amortization of the excess basis in our Tres Holdings equity investment of approximately $0.3 million for both the three months ended March 31, 2017 and 2016. We recorded amortization of the excess basis in our PRBIC equity investment of approximately $0.2 million and $0.4 million for the three months ended March 31, 2017 and 2016.

Distributions and Contributions

	Distributions		Contributions
	Three Months Ended March 31,		Three Months Ended March 31,
	2017	2016	2017	2016
Stagecoach Gas(1)	$12.1	$—	$—	$—
Jackalope	5.9	5.1	0.1	—
Tres Holdings(1)	—	—	—	5.5
PRBIC	0.3	0.6	—	—
Crestwood Permian	—	—	—	—

Total	$18.3	$5.7	$0.1	$5.5

(1)	In May 2017, we received a cash distribution from Stagecoach Gas and Tres Holdings of approximately $11.7 million and $2.7 million, respectively.

Note 5 – Risk Management

We are exposed to certain market risks related to our ongoing business operations. These risks include exposure to changing commodity prices. We utilize derivative instruments to manage our exposure to fluctuations in commodity prices, which is discussed below. Additional information related to our derivatives is discussed in Note 6.

Commodity Derivative Instruments and Price Risk Management

Risk Management Activities

We sell NGLs and crude oil to energy related businesses and may use a variety of financial and other instruments including forward contracts involving physical delivery of NGLs, heating oil and crude oil. We periodically enter into offsetting positions to economically hedge against the exposure our customer contracts create. Certain of these contracts and positions are derivative instruments. We do not designate any of our commodity-based derivatives as hedging instruments for accounting purposes. Our commodity-based derivatives are reflected at fair value in the consolidated balance sheets, and changes in the fair value of these derivatives that impact the consolidated statements of operations are reflected in costs of product/services sold. During the three months ended March 31, 2017 and 2016, the impact to our consolidated statements of operations related to our commodity-based derivatives reflected in costs of product/services sold was a loss of $5.4 million and a gain of $1.2 million. We attempt to balance our contractual portfolio in terms of notional amounts and timing of performance and delivery obligations. This balance in the contractual portfolio significantly reduces the volatility in costs of product/services sold related to these instruments.

Commodity Price and Credit Risk

Notional Amounts and Terms

The notional amounts and terms of our derivative financial instruments include the following at March 31, 2017 and December 31, 2016:

	March 31, 2017		December 31, 2016
	Fixed Price Payor	Fixed Price Receiver	Fixed Price Payor	Fixed Price Receiver
Propane, crude and heating oil (MMBbls)	12.8	14.0	13.1	15.1

Notional amounts reflect the volume of transactions, but do not represent the amounts exchanged by the parties to the financial instruments. Accordingly, notional amounts do not reflect our monetary exposure to market or credit risks.

All contracts subject to price risk had a maturity of 36 months or less; however, 81% of the contracted volumes will be delivered or settled within 12 months.

Credit Risk

Inherent in our contractual portfolio are certain credit risks. Credit risk is the risk of loss from nonperformance by suppliers, customers or financial counterparties to a contract. We take an active role in managing credit risk and have established control procedures, which are reviewed on an ongoing basis. We attempt to minimize credit risk exposure through credit policies and periodic monitoring procedures as well as through customer deposits, letters of credit and entering into netting agreements that allow for offsetting counterparty receivable and payable balances for certain financial transactions, as deemed appropriate. The counterparties associated with our price risk management activities are primarily energy marketers and propane retailers, resellers and dealers.

Certain of our derivative instruments have credit limits that require us to post collateral. The amount of collateral required to be posted is a function of the net liability position of the derivative as well as our established credit limit with the respective counterparty. If our credit rating were to change, the counterparties could require us to post additional collateral. The amount of additional collateral that would be required to be posted would vary depending on the extent of change in our credit rating as well as the requirements of the individual counterparty. The aggregate fair value of all commodity derivative instruments with credit-risk-related contingent features that were in a liability position at March 31, 2017 and December 31, 2016 was $4.8 million and $13.9 million. At March 31, 2017 and December 31, 2016, we posted less than $0.1 million of collateral for our commodity derivative instruments with credit-risk-related contingent features. In addition, at March 31, 2017 and December 31, 2016, we had a New York Mercantile Exchange (NYMEX) related net derivative asset position of $4.6 million and $14.3 million, for which we posted $0.9 million and $4.2 million of cash collateral in the normal course of business. At March 31, 2017 and December 31, 2016, we also received collateral of $2.0 million and $4.3 million in the normal course of business. All collateral amounts have been netted against the asset or liability with the respective counterparty and are reflected in our consolidated balance sheets as assets and liabilities from price risk management activities.

Note 6 – Fair Value Measurements

The accounting standard for fair value measurement establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

•	Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 primarily consists of financial instruments such as exchange-traded derivatives, listed equities and US government treasury securities.

•	Level 2—Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include non-exchange-traded derivatives such as over the counter (OTC) forwards, options and physical exchanges.

•	Level 3—Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

Cash, Accounts Receivable and Accounts Payable

As of March 31, 2017 and December 31, 2016, the carrying amounts of cash, accounts receivable and accounts payable approximate fair value based on the short-term nature of these instruments.

Credit Facility

The fair value of the amounts outstanding under our CMLP credit facility approximates the carrying amounts as of March 31, 2017 and December 31, 2016, due primarily to the variable nature of the interest rate of the instrument, which is considered a Level 2 fair value measurement.

Senior Notes

We estimate the fair value of our senior notes primarily based on quoted market prices for the same or similar issuances (representing a Level 2 fair value measurement). The following table reflects the carrying value (reduced for deferred financing costs associated with the respective notes) and fair value of our senior notes (in millions):

	March 31, 2017		December 31, 2016
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
2020 Senior Notes	$13.9	$14.2	$340.6	$350.2

2022 Senior Notes	$—	$—	$429.3	$447.3

2023 Senior Notes	$691.0	$728.6	$690.6	$722.6

2025 Senior Notes	$491.6	$511.3	$—	$—

Financial Assets and Liabilities

As of March 31, 2017 and December 31, 2016, we held certain assets and liabilities that are required to be measured at fair value on a recurring basis, which include our derivative instruments related to heating oil, crude oil, and NGLs. Our derivative instruments consist of forwards, swaps, futures, physical exchanges and options.

Our derivative instruments that are traded on the NYMEX have been categorized as Level 1.

Our derivative instruments also include OTC contracts, which are not traded on a public exchange. The fair values of these derivative instruments are determined based on inputs that are readily available in public markets or can be derived from information available in publicly quoted markets. These instruments have been categorized as Level 2.

Our OTC options are valued based on the Black Scholes option pricing model that considers time value and volatility of the underlying commodity. The inputs utilized in the model are based on publicly available information as well as broker quotes. These options have been categorized as Level 2.

Our financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth by level within the fair value hierarchy, our financial instruments that were accounted for at fair value on a recurring basis at March 31, 2017 and December 31, 2016 (in millions):

	March 31, 2017
	Fair Value of Derivatives
	Level 1	Level 2	Level 3	Gross Fair Value	Contract Netting(1)	Collateral/Margin Received or Paid	Recorded in Balance Sheet
Assets
Assets from price risk management	$1.3	$39.9	$—	$41.2	$(34.3)	$(0.2)	$6.7
Suburban Propane Partners, L.P. units(2)	3.9	—	—	3.9	—	—	3.9

Total assets at fair value	$5.2	$39.9	$—	$45.1	$(34.3)	$(0.2)	$10.6

Liabilities
Liabilities from price risk management	$1.5	$41.3	$—	$42.8	$(34.3)	$0.9	$9.4

Total liabilities at fair value	$1.5	$41.3	$—	$42.8	$(34.3)	$0.9	$9.4

	December 31, 2016
	Fair Value of Derivatives
	Level 1	Level 2	Level 3	Gross Fair Value	Contract Netting(1)	Collateral/Margin Received or Paid	Recorded in Balance Sheet
Assets
Assets from price risk management	$0.6	$84.4	$—	$85.0	$(67.8)	$(10.9)	$6.3
Suburban Propane Partners, L.P. units(2)	4.3	—	—	4.3	—	—	4.3

Total assets at fair value	$4.9	$84.4	$—	$89.3	$(67.8)	$(10.9)	$10.6

Liabilities
Liabilities from price risk management	$2.7	$90.2	$—	$92.9	$(67.8)	$3.5	$28.6

Total liabilities at fair value	$2.7	$90.2	$—	$92.9	$(67.8)	$3.5	$28.6

(1)	Amounts represent the impact of legally enforceable master netting agreements that allow us to settle positive and negative positions as well as cash collateral held or placed with the same counterparties.
(2)	Amount is reflected in other assets on CEQP’s consolidated balance sheets.

Note 7 – Long-Term Debt

Long-term debt consisted of the following at March 31, 2017 and December 31, 2016 (in millions):

	March 31, 2017	December 31, 2016
Credit Facility	$381.7	$77.0
2020 Senior Notes	13.8	338.8
Fair value adjustment of 2020 Senior Notes	0.1	1.8
2022 Senior Notes	—	436.4
2023 Senior Notes	700.0	700.0
2025 Senior Notes	500.0	—
Other	3.3	3.7
Less: deferred financing costs, net	33.8	34.0

Total debt	1,565.1	1,523.7
Less: current portion	14.8	1.0

Total long-term debt, less current portion	$1,550.3	$1,522.7

Credit Facility

At March 31, 2017, Crestwood Midstream had $644.4 million of available capacity under its credit facility considering the most restrictive debt covenants in its credit agreement. At March 31, 2017 and December 31, 2016, Crestwood Midstream’s outstanding standby letters of credit were $70.8 million and $64.0 million. Borrowings under the CMLP credit facility accrue interest at prime or Eurodollar based rates plus applicable spreads, which resulted in interest rates between 3.15% and 5.25% at March 31, 2017 and 3.21% and 5.25% at December 31, 2016. The weighted-average interest rate as of March 31, 2017 and December 31, 2016 was 3.36% and 3.23%.

Crestwood Midstream is required under its credit agreement to maintain a net debt to consolidated EBITDA ratio (as defined in its credit agreement) of not more than 5.50 to 1.0, a consolidated EBITDA to consolidated interest expense ratio (as defined in its credit agreement) of not less than 2.50 to 1.0, and a senior secured leverage ratio (as defined in its credit agreement) of not more than 3.75 to 1.0. At March 31, 2017, the net debt to consolidated EBITDA was approximately 3.92 to 1.0, the consolidated EBITDA to consolidated interest expense was approximately 3.90 to 1.0, and the senior secured leverage ratio was 0.94 to 1.0.

The CMLP credit facility allows Crestwood Midstream to increase its available borrowings under the facility by $350.0 million, subject to lender approval and the satisfaction of certain other conditions, as described in the CMLP credit agreement. In March 2017, Crestwood Midstream obtained the lender consent necessary under its credit agreement to borrow up to $325 million to fund the repurchase or redemption of senior notes outstanding.

Senior Notes

Repayments. In March 2017, Crestwood Midstream paid approximately $793.5 million to purchase, redeem and/or cancel all of the principal amount outstanding under the 2022 Senior Notes and $325.0 million of the principal amount outstanding under the 2020 Senior Notes. Crestwood Midstream funded the repayments with a combination of net proceeds from the issuance of the 2025 Senior Notes described below and borrowings under the CMLP credit facility. In conjunction with these note repayments, Crestwood Midstream (i) recognized a loss on extinguishment of debt of approximately $37.3 million (including the write off of approximately $6.8 million of deferred financing costs associated with the 2022 Senior Notes); and (ii) paid $4.8 million and $1.0 million of accrued interest on the 2020 Senior Notes and 2022 Senior Notes, respectively, on the date they were tendered.

In March 2017, Crestwood Midstream delivered the irrevocable notice necessary to redeem the remaining $13.8 million of principal outstanding under the 2020 Senior Notes. In April 2017, Crestwood Midstream paid approximately $14.2 million to redeem the remaining 2020 Senior Notes and recognized a loss on extinguishment of debt associated with the 2020 Senior Notes of approximately $0.3 million. Crestwood Midstream funded the repayment with borrowings under its credit facility.

2025 Senior Notes. In March 2017, Crestwood Midstream issued $500 million of 5.75% unsecured senior notes due 2025 (the 2025 Senior Notes). The 2025 Senior Notes will mature on April 1, 2025, and interest is payable semiannually in arrears on April 1 and October 1 of each year, beginning October 1, 2017. The net proceeds from this offering of approximately $492.0 million were used to repay amounts outstanding under the 2020 Senior Notes and the 2022 Senior Notes.

At March 31, 2017, Crestwood Midstream was in compliance with all of its debt covenants applicable to the CMLP credit facility and its senior notes.

Note 8 – Earnings Per Limited Partner Unit

Our net income (loss) attributable to Crestwood Equity Partners is allocated to the subordinated and limited partner unitholders based on their ownership percentage after giving effect to net income attributable to the Class A preferred units. We calculate basic net income per limited partner unit using the two-class method. Diluted net income per limited partner unit is computed using the treasury stock method, which considers the impact to net income attributable to Crestwood Equity Partners and limited partner units from the potential issuance of limited partner units.

We exclude potentially dilutive securities from the determination of diluted earnings per unit (as well as their related income statement impacts) when their impact on net income attributable to Crestwood Equity Partners per limited partner unit is anti-dilutive. During the three months ended March 31, 2017, we excluded a weighted-average of 6,807,223 common units (representing preferred units), a weighted-average of 7,117,610 common units (representing Crestwood Niobrara’s preferred units), and a weighted-average of 438,789 common units (representing subordinated units). During the three months ended March 31, 2016, we excluded a weighted-average of 6,212,256 common units (representing preferred units), and a weighted-average of 19,262,780 common units (representing Crestwood Niobrara’s preferred units) and a weighted-average of 438,789 common units (representing subordinated units). See Note 9 for additional information regarding the potential conversion of our preferred units and Crestwood Niobrara’s preferred units to common units.

Note 9 – Partners’ Capital

Preferred Units

Subject to certain conditions, the holders of the Preferred Units have the right to convert their Preferred Units into (i) common units on a 1-for-10 basis after June 17, 2017, or (ii) a number of common units determined pursuant to a conversion ratio set forth in Crestwood Equity’s partnership agreement upon the occurrence of certain events, such as a change in control. The Preferred Units have voting rights that are identical to the voting rights of the common units and will vote with the common units as a single class, with each Preferred Unit entitled to one vote for each common unit into which such Preferred Unit is convertible, except that the Preferred Units are entitled to vote as a separate class on any matter on which all unitholders are entitled to vote that adversely affects the rights, powers, privileges or preferences of the Preferred Units in relation to Crestwood Equity’s other securities outstanding.

Distributions

Crestwood Equity

Limited Partners. A summary of CEQP’s limited partner quarterly cash distributions for the three months ended March 31, 2017 and 2016 is presented below:

Record Date	Payment Date	Per Unit Rate	Cash Distributions (in millions)
2017
February 7, 2017	February 14, 2017	$0.60	$41.8
2016
February 5, 2016	February 12, 2016	$1.375	$95.6

On April 20, 2017, we declared a distribution of $0.60 per limited partner unit to be paid on May 15, 2017, to unitholders of record on May 8, 2017 with respect to the first quarter of 2017.

Preferred Unit Holders. We are required to make quarterly distributions to our preferred unitholders. During the three months ended March 31, 2017 and 2016, we issued 1,538,811 and 1,404,317 Preferred Units to our preferred unitholders in lieu of paying cash distributions of $14.0 million and $12.8 million, respectively. On April 20, 2017, the board of directors of our general partner authorized the issuance of 1,574,404 Preferred Units to our preferred unit holders for the quarter ended March 31, 2017 in lieu of paying a cash distribution of $14.4 million.

Crestwood Midstream

During the three months ended March 31, 2017 and 2016, Crestwood Midstream paid cash distributions of $43.1 million and $97.2 million to Crestwood Equity.

Non-Controlling Partners

Crestwood Niobrara issued a preferred interest to a subsidiary of General Electric Capital Corporation and GE Structured Finance, Inc. (collectively, GE) in conjunction with the acquisition of its investment in Jackalope, which is reflected as non-controlling interest in our consolidated financial statements. During the three months ended March 31, 2017 and 2016, net income attributable to non-controlling partners was approximately $6.1 million and $5.9 million. During both the three months ended March 31, 2017 and 2016, Crestwood Niobrara paid cash distributions of $3.8 million to GE. In April 2017, Crestwood Niobrara paid a cash distribution of $3.8 million to GE for the quarter ended March 31, 2017.

Note 10 – Commitments and Contingencies

Legal Proceedings

Simplification Merger Lawsuits. On May 20, 2015, Lawrence G. Farber, a purported unitholder of Crestwood Midstream, filed a complaint in the Southern District of the United States, Houston Division, as a putative class action on behalf of Crestwood Midstream’s unitholders, entitled Lawrence G. Farber, individually and on behalf of all others similarly situated v. Crestwood Midstream Partners LP, Crestwood Midstream GP LLC, Robert G. Phillips, Alvin Bledsoe, Michael G. France, Philip D. Gettig, Warren H. Gfellar, David Lumpkins, John J. Sherman, David Wood, Crestwood Equity Partners LP, Crestwood Equity GP LLC, CEQP ST Sub LLC, MGP GP, LLC, Crestwood Midstream Holdings LP, and Crestwood Gas Services GP LLC. This complaint alleges, among other things, that Crestwood Midstream’s general partner breached its fiduciary duties, certain individual defendants breached their fiduciary duties of loyalty and due care, and that other defendants aided and abetted such breaches.

On July 21, 2015, Isaac Aron, another purported unitholder of Crestwood Midstream, filed a complaint in the Southern District of the United States, Houston Division, as a putative class action on behalf of Crestwood Midstream’s unitholders, entitled Isaac Aron, individually and on behalf of all others similarly situated vs. Robert G. Phillps, Alvin Bledsoe, Michael G. France, Philip D. Getting, Warren H. Gfeller, David Lumpkins, John J. Sherman, David Wood, Crestwood Midstream Partners, LP Crestwood Midstream Holdings LP, Crestwood Midstream GP LLC, Crestwood Gas Services GP, LLC, Crestwood Equity Partners LP, Crestwood Equity GP LLC, CEQP ST Sub LLC and MGP GP, LLC. The complaint alleges, among other things, that Crestwood Midstream’s general partner and certain individual defendants violated Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 and Rule 14a-9 by filing an alleged incomplete and misleading Form S-4 Registration Statement with the SEC.

On August 12, 2015, the defendants filed a motion to consolidate the Farber and Aron cases, which the court granted on September 4, 2015. Farber subsequently dismissed his claims against all the defendants on September 16, 2015. Aron filed a motion for temporary restraining order and requested an expedited preliminary injunction hearing, which had been scheduled for September 23, 2015. On September 22, 2015, however, the parties entered into a memorandum of understanding (MOU) with respect to a proposed settlement of the Aron lawsuit. The settlement contemplated by the MOU is subject to a number of conditions, including notice to the class, limited confirmatory discovery and final court approval of the settlement. In October 2016, the court approved the settlement. On November 7, 2016, a unitholder filed an appeal of the settlement and a hearing is scheduled in June 2017. If the appeal is denied, the settlement will become final. We do not expect the settlement to have a material impact to our consolidated financial statements.

General. We are periodically involved in litigation proceedings. If we determine that a negative outcome is probable and the amount of loss is reasonably estimable, then we accrue the estimated amount. The results of litigation proceedings cannot be predicted with certainty. We could incur judgments, enter into settlements or revise our expectations regarding the outcome of certain matters, and such developments could have a material adverse effect on our results of operations or cash flows in the period in which the amounts are paid and/or accrued. As of March 31, 2017 and December 31, 2016, both CEQP and CMLP had less than $0.1 million accrued for outstanding legal matters. Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures for which we can estimate will exceed current accruals by an amount that would have a material adverse impact on our consolidated financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures.

Any loss estimates are inherently subjective, based on currently available information, and are subject to management’s judgment and various assumptions. Due to the inherently subjective nature of these estimates and the uncertainty and unpredictability surrounding the outcome of legal proceedings, actual results may differ materially from any amounts that have been accrued.

Regulatory Compliance

In the ordinary course of our business, we are subject to various laws and regulations. In the opinion of our management, compliance with current laws and regulations will not have a material effect on our results of operations, cash flows or financial condition.

Environmental Compliance

Our operations are subject to stringent and complex laws and regulations pertaining to worker health, safety, and the environment. We are subject to laws and regulations at the federal, state, regional and local levels that relate to air and water quality, hazardous and solid waste management and disposal and other environmental matters. The cost of planning, designing, constructing and operating our facilities must incorporate compliance with environmental laws and regulations and safety standards. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures.

During 2014, we experienced three releases totaling approximately 28,000 barrels of produced water on our Arrow water gathering system located on the Fort Berthold Indian Reservation in North Dakota. We immediately notified the National Response Center, the Three Affiliated Tribes and numerous other regulatory authorities, and thereafter contained and cleaned up the releases completely and placed the impacted segments of these water lines back into service. In May 2015, we experienced a release of approximately 5,200 barrels of produced water on our Arrow water gathering system, immediately notified numerous regulatory authorities and other third parties, and thereafter contained and cleaned up the releases.

In October 2014, we received data requests from the Environmental Protection Agency (EPA) related to the 2014 water releases and we responded to the requests during the first half of 2015. In April 2015, the EPA issued a Notice of Potential Violation (NOPV) under the Clean Water Act relating to the largest of the 2014 water releases. We responded to the NOPV in May 2015, and in April 2017, we entered into an Administrative Order on Consent (the Order) with the EPA. The Order requires us to continue to remediate and monitor the impacted area for no less than four years unless all goals of the Order are satisfied earlier. The Order does not preclude the EPA from seeking to impose fines and penalties as a result of the water releases.

On March 3, 2015, we received a grand jury subpoena from the United States Attorney’s Office in Bismarck, North Dakota, seeking documents and information relating to the largest of the three 2014 water releases. We provided the requested information during the second quarter of 2015 and provided key employees to be interviewed by the United States’ Attorney in December 2015. We have not received any further requests for additional information or interviews and it is unclear whether the government will continue to pursue this matter. In August 2015, we received a notice of violation from the Three Affiliated Tribes’ Environmental Division related to our 2014 produced water releases on the Fort Berthold Indian Reservation. The notice of violation imposes fines and requests reimbursements exceeding $1.1 million; however, the notice of violation was stayed on September 15, 2015, upon our posting of a performance bond for the amount contemplated by the notice and pending the outcome of ongoing settlement discussions with the regulatory agencies asserting jurisdiction over the 2014 produced water releases.

We will continue our remediation efforts to ensure the impacted lands are restored to their prior state. We believe these releases are insurable events under our policies, and we have notified our carriers of these events. We have not recorded an insurance receivable as of March 31, 2017.

At March 31, 2017 and December 31, 2016, our accrual of approximately $2.1 million is based on our undiscounted estimate of amounts we will spend on compliance with environmental and other regulations, and any associated fines or penalties. We estimate that our potential liability for reasonably possible outcomes related to our environmental exposures (including the Arrow water releases described above) could range from approximately $2.1 million to $3.6 million at March 31, 2017.

Self-Insurance

We utilize third-party insurance subject to varying retention levels of self-insurance, which management considers prudent. Such self-insurance relates to losses and liabilities primarily associated with medical claims, workers’ compensation claims and general, product, vehicle and environmental liability. At March 31, 2017 and December 31, 2016, CEQP’s self-insurance reserves were $17.0 million and $15.6 million. We estimate that $10.6 million of this balance will be paid subsequent to March 31, 2018. As such, CEQP has classified $10.6 million in other long-term liabilities on its consolidated balance sheet at March 31, 2017. At March 31, 2017 and December 31, 2016, CMLP’s self insurance reserves were $13.7 million and $12.2 million. CMLP estimates that $8.0 million of this balance will be paid subsequent to March 31, 2018. As such, CMLP has classified $8.0 million in other long-term liabilities on its consolidated balance sheet at March 31, 2017.

Guarantees and Indemnifications. We are involved in various joint ventures that sometimes require financial and performance guarantees. In a financial guarantee, we are obligated to make payments if the guaranteed party fails to make payments under, or violates the terms of, the financial arrangement. In a performance guarantee, we provide assurance that the guaranteed party will execute on the terms of the contract. If they do not, we are required to perform on their behalf. We also periodically provide indemnification arrangements related to assets or businesses we have sold. For a further description of our guarantees associated with our joint ventures, see Note 4, and for a further description of our guarantees associated with our assets or businesses we have sold, see our 2016 Annual Report on Form 10-K.

Our potential exposure under guarantee and indemnification arrangements can range from a specified amount to an unlimited dollar amount, depending on the nature of the claim, specificity as to duration, and the particular transaction. As of March 31, 2017 and December 31, 2016, we have no amounts accrued for these guarantees.

Note 11 – Related Party Transactions

Crestwood Holdings indirectly owns both CEQP’s and CMLP’s general partner. The affiliates of Crestwood Holdings and its owners are considered CEQP’s and CMLP’s related parties, including Sabine Oil and Gas LLC (Sabine) and Mountaineer Keystone LLC.

CEQP and CMLP enter into transactions with their affiliates within the ordinary course of business, including gas gathering and processing services under long-term contracts, product purchases and various operating agreements.

The following table shows transactions with our affiliates which are reflected in our consolidated statements of operations for the three months ended March 31, 2017 and 2016 (in millions):

	Three Months Ended
	March 31,
	2017	2016
Gathering and processing revenues at CEQP and CMLP	$0.5	$0.7

Gathering and processing costs of product/services sold at CEQP and CMLP(1)	$4.1	$4.3

Operations and maintenance expenses at CEQP and CMLP(2)	$4.7	$0.7

General and administrative expenses charged by CEQP to CMLP, net(3)	$5.5	$3.7

General and administrative expenses at CEQP charged to (from) Crestwood Holdings, net(4)	$(0.8)	$0.1

(1)	Represents natural gas purchases from Sabine.
(2)	Includes $2.6 million, $0.9 million and $1.2 million of operations and maintenance expenses charged to Stagecoach Gas, Tres Palacios and Crestwood Permian, respectively, in accordance with their respective operating agreements with us for the three months ended March 31, 2017. During the three months ended March 31, 2016, we charged Tres Palacios $0.7 million of operations and maintenance expenses in accordance with its operating agreement with us.
(3)	Includes $6.3 million and $4.5 million of net unit-based compensation charges allocated from CEQP to CMLP for the three months ended March 31, 2017 and 2016. In addition, CMLP shares common management, general and administrative and overhead costs with CEQP. During both the three months ended March 31, 2017 and 2016, CMLP allocated $0.8 million of general and administrative costs to CEQP.
(4)	Includes $1.0 million and less than $0.1 million unit-based compensation charges allocated from Crestwood Holdings to CEQP and CMLP during the three months ended March 31, 2017 and 2016 .

The following table shows accounts receivable and accounts payable from our affiliates as of March 31, 2017 and December 31, 2016 (in millions):

	March 31, 2017	December 31, 2016
Accounts receivable at CEQP and CMLP	$7.8	$5.6

Accounts payable at CEQP	$2.5	$2.5

Note 12 – Segments

Financial Information

We have three operating and reportable segments: (i) gathering and processing operations; (ii) storage and transportation operations; and (iii) marketing, supply and logistics operations. Our corporate operations include all general and administrative expenses that are not allocated to our reportable segments. We assess the performance of our operating segments based on EBITDA, which is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense.

Below is a reconciliation of CEQP’s net loss to EBITDA (in millions):

	Three Months Ended
	March 31,
	2017	2016
Net loss	$(19.4)	$(93.7)
Add:
Interest and debt expense, net	26.5	36.1
Loss on modification/extinguishment of debt	37.3	—
Benefit for income taxes	(0.1)	—
Depreciation, amortization and accretion	48.4	62.3

EBITDA	$92.7	$4.7

The following tables summarize CEQP’s reportable segment data for the three months ended March 31, 2017 and 2016 (in millions). Intersegment revenues included in the following tables are accounted for as arms-length transactions that apply our revenue recognition policies described in our 2016 Annual Report on Form 10-K. Included in earnings from unconsolidated affiliates, net below was approximately $7.5 million and $2.6 million of depreciation and amortization expense and gains (losses) on long-lived assets, net related to our equity investments for the three months ended March 31, 2017 and 2016.

	Three Months Ended March 31, 2017
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Corporate	Total
Revenues	$368.6	$10.0	$449.5	$—	$828.1
Intersegment revenues	30.3	1.8	(32.1)	—	—
Costs of product/services sold	316.6	—	366.9	—	683.5
Operations and maintenance expense	17.4	1.1	15.2	—	33.7
General and administrative expense	—	—	—	26.4	26.4
Earnings from unconsolidated affiliates, net	1.6	6.5	—	—	8.1
Other income, net	—	—	—	0.1	0.1

EBITDA	$66.5	$17.2	$35.3	$(26.3)	$92.7

Goodwill	$45.9	$—	$153.1	$—	$199.0
Total assets	$2,363.8	$1,080.7	$906.1	$24.2	$4,374.8

	Three Months Ended March 31, 2016
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Corporate	Total
Revenues	$238.9	$59.4	$237.7	$—	$536.0
Intersegment revenues	20.5	0.4	(20.9)	—	—
Costs of product/services sold	179.8	2.9	180.7	—	363.4
Operations and maintenance expense	17.8	7.2	16.8	—	41.8
General and administrative expense	—	—	—	23.0	23.0
Goodwill impairment	(8.6)	(13.7)	(87.4)	—	(109.7)
Earnings from unconsolidated affiliates, net	5.1	1.4	—	—	6.5
Other income, net	—	—	—	0.1	0.1

EBITDA	$58.3	$37.4	$(68.1)	$(22.9)	$4.7

Below is a reconciliation of CMLP’s net loss to EBITDA (in millions):

	Three Months Ended
	March 31,
	2017	2016
Net loss	$(21.4)	$(95.3)
Add:
Interest and debt expense, net	26.5	36.1
Loss on modification/extinguishment of debt	37.3	—
Benefit for income taxes	(0.1)	(0.2)
Depreciation, amortization and accretion	51.2	64.9

EBITDA	$93.5	$5.5

The following tables summarize CMLP’s reportable segment data for the three months ended March 31, 2017 and 2016 (in millions). Intersegment revenues included in the following tables are accounted for as arms-length transactions that apply our revenue recognition policies described in our 2016 Annual Report on Form 10-K. Included in earnings from unconsolidated affiliates, net below was approximately $7.5 million and $2.6 million of depreciation and amortization expense and gains (losses) on long-lived assets, net related to our equity investments for the three months ended March 31, 2017 and 2016.

	Three Months Ended March 31, 2017
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Corporate	Total
Revenues	$368.6	$10.0	$449.5	$—	$828.1
Intersegment revenues	30.3	1.8	(32.1)	—	—
Costs of product/services sold	316.6	—	366.9	—	683.5
Operations and maintenance expense	17.4	1.1	15.2	—	33.7
General and administrative expense	—	—	—	25.5	25.5
Earnings from unconsolidated affiliates, net	1.6	6.5	—	—	8.1

EBITDA	$66.5	$17.2	$35.3	$(25.5)	$93.5

Goodwill	$45.9	$—	$153.1	$—	$199.0
Total assets	$2,562.4	$1,080.7	$906.1	$14.9	$4,564.1

	Three Months Ended March 31, 2016
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Corporate	Total
Revenues	$238.9	$59.4	$237.7	$—	$536.0
Intersegment revenues	20.5	0.4	(20.9)	—	—
Costs of product/services sold	179.8	2.9	180.7	—	363.4
Operations and maintenance expense	17.8	7.1	16.8	—	41.7
General and administrative expense	—	—	—	22.2	22.2
Goodwill impairment	(8.6)	(13.7)	(87.4)	—	(109.7)
Earnings from unconsolidated affiliates, net	5.1	1.4	—	—	6.5

EBITDA	$58.3	$37.5	$(68.1)	$(22.2)	$5.5

Note 13 – Condensed Consolidating Financial Information

Crestwood Midstream is a holding company (Parent) and owns no operating assets and has no significant operations independent of its subsidiaries. Obligations under Crestwood Midstream’s senior notes and its credit facility are jointly and severally guaranteed by substantially all of its subsidiaries, except for Crestwood Infrastructure Holdings LLC, Crestwood Niobrara, Crestwood Pipeline and Storage Northeast LLC (Crestwood Northeast), PRBIC and Tres Holdings and their respective subsidiaries (collectively, Non-Guarantor Subsidiaries). Crestwood Midstream Finance Corp., the co-issuer of its senior notes, is Crestwood Midstream’s 100% owned subsidiary and has no material assets, operations, revenues or cash flows other than those related to its service as co-issuer of the Crestwood Midstream senior notes.

The tables below present condensed consolidating financial statements for Crestwood Midstream as Parent on a stand-alone, unconsolidated basis, and Crestwood Midstream’s combined guarantor and combined non-guarantor subsidiaries as of March 31, 2017 and December 31, 2016, and for the three months ended March 31, 2017 and 2016. The financial information may not necessarily be indicative of the results of operations, cash flows or financial position had the subsidiaries operated as independent entities.

The condensed consolidating financial statements for the three months ended March 31, 2016 include reclassifications that were made to conform to the current year presentation, none of which impacted previously reported net income (loss) or partners’ capital. In particular, the condensed consolidating statement of operations was modified to consider the impact of net income (loss) attributable to non-controlling partners in subsidiaries in arriving at equity in net income (loss) of subsidiaries in the parent and eliminations columns of those statements.

Crestwood Midstream Partners LP

Condensed Consolidating Balance Sheet

March 31, 2017

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash	$0.6	$—	$—	$—	$0.6
Accounts receivable	—	264.8	3.0	—	267.8
Inventory	—	58.8	—	—	58.8
Other current assets	—	12.4	—	—	12.4

Total current assets	0.6	336.0	3.0	—	339.6
Property, plant and equipment, net	—	2,278.0	—	—	2,278.0
Goodwill and intangible assets, net	—	839.1	—	—	839.1
Investment in consolidated affiliates	4,072.8	—	—	(4,072.8)	—
Investment in unconsolidated affiliates	—	—	1,105.3	—	1,105.3
Other assets	—	2.1	—	—	2.1

Total assets	$4,073.4	$3,455.2	$1,108.3	$(4,072.8)	$4,564.1

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$—	$191.0	$—	$—	$191.0
Other current liabilities	40.2	59.2	—	—	99.4

Total current liabilities	40.2	250.2	—	—	290.4
Long-term liabilities:
Long-term debt, less current portion	1,549.2	1.1	—	—	1,550.3
Other long-term liabilities	—	43.9	—	—	43.9
Deferred income taxes	—	0.7	—	—	0.7
Partners’ capital	2,484.0	3,159.3	913.5	(4,072.8)	2,484.0
Interest of non-controlling partners in subsidiaries	—	—	194.8	—	194.8

Total partners’ capital	2,484.0	3,159.3	1,108.3	(4,072.8)	2,678.8

Total liabilities and partners’ capital	$4,073.4	$3,455.2	$1,108.3	$(4,072.8)	$4,564.1

Crestwood Midstream Partners LP

Condensed Consolidating Balance Sheet

December 31, 2016

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash	$1.3	$—	$—	$—	$1.3
Accounts receivable	—	289.3	0.5	—	289.8
Inventory	—	66.0	—	—	66.0
Other current assets	—	16.0	—	—	16.0

Total current assets	1.3	371.3	0.5	—	373.1
Property, plant and equipment, net	—	2,298.4	—	—	2,298.4
Goodwill and intangible assets, net	—	851.9	—	—	851.9
Investment in consolidated affiliates	4,093.7	—	—	(4,093.7)	—
Investment in unconsolidated affiliates	—	—	1,115.4	—	1,115.4
Other assets	—	1.8	—	—	1.8

Total assets	$4,095.0	$3,523.4	$1,115.9	$(4,093.7)	$4,640.6

Liabilities and partners’ capital
Current liabilities:
Accounts payable	$—	$214.5	$—	$—	$214.5
Other current liabilities	23.1	94.4	—	—	117.5

Total current liabilities	23.1	308.9	—	—	332.0
Long-term liabilities:
Long-term debt, less current portion	1,521.2	1.5	—	—	1,522.7
Other long-term liabilities	—	42.0	—	—	42.0
Deferred income taxes	—	0.7	—	—	0.7
Partners’ capital	2,550.7	3,170.3	923.4	(4,093.7)	2,550.7
Interest of non-controlling partners in subsidiaries	—	—	192.5	—	192.5

Total partners’ capital	2,550.7	3,170.3	1,115.9	(4,093.7)	2,743.2

Total liabilities and partners’ capital	$4,095.0	$3,523.4	$1,115.9	$(4,093.7)	$4,640.6

Crestwood Midstream Partners LP

Condensed Consolidating Statement of Operations

Three Months Ended March 31, 2017

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$828.1	$—	$—	$828.1
Costs of product/services sold	—	683.5	—	—	683.5
Expenses:
Operations and maintenance	—	33.7	—	—	33.7
General and administrative	18.3	7.2	—	—	25.5
Depreciation, amortization and accretion	—	51.2	—	—	51.2

	18.3	92.1	—	—	110.4

Operating income (loss)	(18.3)	52.5	—	—	34.2
Earnings from unconsolidated affiliates, net	—	—	8.1	—	8.1
Interest and debt expense, net	(26.5)	—	—	—	(26.5)
Loss on modification/extinguishment of debt	(37.3)	—	—	—	(37.3)
Equity in net income (loss) of subsidiary	54.6	—	—	(54.6)	—

Income (loss) before income taxes	(27.5)	52.5	8.1	(54.6)	(21.5)
Benefit for income taxes	—	0.1	—	—	0.1

Net income (loss)	(27.5)	52.6	8.1	(54.6)	(21.4)
Net income attributable to non-controlling partners in subsidiaries	—	—	6.1	—	6.1

Net income (loss) attributable to Crestwood Midstream Partners LP	$(27.5)	$52.6	$2.0	$(54.6)	$(27.5)

Crestwood Midstream Partners LP

Condensed Consolidating Statement of Operations

Three Months Ended March 31, 2016

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Revenues	$—	$536.0	$—	$—	$536.0
Costs of product/services sold	—	363.4	—	—	363.4
Expenses:
Operations and maintenance	—	41.7	—	—	41.7
General and administrative	17.7	4.5	—	—	22.2
Depreciation, amortization and accretion	—	64.9	—	—	64.9

	17.7	111.1	—	—	128.8
Other operating expense:
Goodwill Impairment	—	(109.7)	—	—	(109.7)

Operating loss	(17.7)	(48.2)	—	—	(65.9)
Earnings from unconsolidated affiliates, net	—	—	6.5	—	6.5
Interest and debt expense, net	(36.1)	—	—	—	(36.1)
Equity in net income (loss) of subsidiary	(47.4)	—	—	47.4	—

Income (loss) before income taxes	(101.2)	(48.2)	6.5	47.4	(95.5)
Benefit for income taxes	—	0.2	—	—	0.2

Net income (loss)	(101.2)	(48.0)	6.5	47.4	(95.3)
Net income attributable to non-controlling partners in subsidiaries	—	—	5.9	—	5.9

Net income (loss) attributable to Crestwood Midstream Partners LP	$(101.2)	$(48.0)	$0.6	$47.4	$(101.2)

Crestwood Midstream Partners LP

Condensed Consolidating Statement of Cash Flows

Three Months Ended March 31, 2017

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:	$(39.7)	$94.4	$5.3	$—	$60.0

Cash flows from investing activities:
Purchases of property, plant and equipment	(0.1)	(22.6)	—	—	(22.7)
Investment in unconsolidated affiliates	—	—	(0.1)	—	(0.1)
Capital distributions from unconsolidated affiliates	—	—	10.5	—	10.5
Capital distributions from consolidated affiliates	11.9	—	—	(11.9)	—

Net cash provided by (used in) investing activities	11.8	(22.6)	10.4	(11.9)	(12.3)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	1,154.5	—	—	—	1,154.5
Payments on long-term debt	(1,143.3)	(0.4)	—	—	(1,143.7)
Payments on capital leases	—	(0.4)	—	—	(0.4)
Payments for debt-related deferred costs	(8.5)	—	—	—	(8.5)
Distributions paid	(43.1)	—	(3.8)	—	(46.9)
Distributions to parent	—	—	(11.9)	11.9	—
Taxes paid for unit-based compensation vesting	—	(3.4)	—	—	(3.4)
Change in intercompany balances	67.6	(67.6)	—	—	—

Net cash provided by (used in) financing activities	27.2	(71.8)	(15.7)	11.9	(48.4)

Net change in cash	(0.7)	—	—	—	(0.7)
Cash at beginning of period	1.3	—	—	—	1.3

Cash at end of period	$0.6	$—	$—	$—	$0.6

Crestwood Midstream Partners LP

Condensed Consolidating Statement of Cash Flows

Three Months Ended March 31, 2016

(in millions)

	Parent	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:	$(42.7)	$172.8	$5.6	$—	$135.7

Cash flows from investing activities:
Purchases of property, plant and equipment	(0.9)	(54.7)	—	—	(55.6)
Investment in unconsolidated affiliates	—	—	(5.5)	—	(5.5)
Proceeds from the sale of assets	—	0.8	—	—	0.8
Capital contributions to consolidated affiliates	(3.7)	—	—	3.7	—

Net cash provided by (used in) investing activities	(4.6)	(53.9)	(5.5)	3.7	(60.3)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	313.5	—	—	—	313.5
Principal payments on long-term debt	(286.0)	—	—	—	(286.0)
Payments on capital leases	—	(0.5)	—	—	(0.5)
Payments for debt-related deferred costs	(0.1)	—	—	—	(0.1)
Distributions paid	(97.2)	—	(3.8)	—	(101.0)
Contributions from parent	—	—	3.7	(3.7)	—
Taxes paid for unit-based compensation vesting	—	(0.6)	—	—	(0.6)
Change in intercompany balances	117.8	(117.8)	—	—	—

Net cash provided by (used in) financing activities	48.0	(118.9)	(0.1)	(3.7)	(74.7)

Net change in cash	0.7	—	—	—	0.7
Cash at beginning of period	0.1	—	—	—	0.1

Cash at end of period	$0.8	$—	$—	$—	$0.8

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Our Management’s Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the consolidated financial statements and the accompanying footnotes and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our 2016 Annual Report on Form 10-K.

This report, including information included or incorporated by reference herein, contains forward-looking statements concerning the financial condition, results of operations, plans, objectives, future performance and business of our company and its subsidiaries. These forward-looking statements include:

•	statements that are not historical in nature, including, but not limited to: (i) our belief that anticipated cash from operations, cash distributions from entities that we control, and borrowing capacity under our credit facility will be sufficient to meet our anticipated liquidity needs for the foreseeable future; (ii) our belief that we do not have material potential liability in connection with legal proceedings that would have a significant financial impact on our consolidated financial condition, results of operations or cash flows; and (iii) our belief that our assets will continue to benefit from the development of unconventional shale plays as significant supply basins; and

•	statements preceded by, followed by or that contain forward-looking terminology including the words “believe,” “expect,” “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “intend” or the negation thereof, or similar expressions.

Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties and assumptions. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	our ability to successfully implement our business plan for our assets and operations;

•	governmental legislation and regulations;

•	industry factors that influence the supply of and demand for crude oil, natural gas and NGLs;

•	industry factors that influence the demand for services in the markets (particularly unconventional shale plays) in which we provide services;

•	weather conditions;

•	the availability of crude oil, natural gas and NGLs, and the price of those commodities, to consumers relative to the price of alternative and competing fuels;

•	economic conditions;

•	costs or difficulties related to the integration of our existing businesses and acquisitions;

•	environmental claims;

•	operating hazards and other risks incidental to the provision of midstream services, including gathering, compressing, treating, processing, fractionating, transporting and storing energy products (i.e., crude oil, NGLs and natural gas) and related products (i.e., produced water);

•	interest rates;

•	the price and availability of debt and equity financing; and

•	the ability to sell or monetize assets in the current market, to reduce indebtedness or for other general partnership purposes.

For additional factors that could cause actual results to be materially different from those described in the forward-looking statements, see Part I, Item IA. Risk Factors of our 2016 Annual Report on Form 10-K.

Outlook and Trends

Our business objective is to create long-term value for our unitholders. We expect to create long-term value by consistently generating stable operating margin and improved cash flows from operations by prudently financing our investments, maximizing throughput on our assets, and effectively controlling our operating and administrative costs. Our business strategy depends, in part, on our ability to provide increased services to our customers at competitive fees, including opportunities to expand our services resulting from expansions, organic growth projects and acquisitions that can be financed appropriately.

We have positioned the Company to generate consistent results in a low commodity price environment without sacrificing revenue upside. For example, many of our G&P assets are supported by long-term, core acreage dedications in shale plays that are economic to varying degrees based upon natural gas, NGL and crude oil prices, the availability of infrastructure to flow production to market, and the operational and financial condition of our diverse customer base. We believe the diversity of our asset portfolio, the risk and cost sharing nature of our strategic joint ventures, the wide range of services provided by our investments, and our extensive customer portfolio collectively position us to be successful in the current market, which has been impacted by prolonged low commodity prices. In addition, a substantial portion of our midstream investments are based on fixed fee, take-or-pay or minimum volume commitment agreements that ensure a minimum level of cash flow regardless of actual commodity prices or volumetric throughput.

During 2017 and beyond, we will continue to execute on our plan to better position the Company to emerge from this challenging market environment as a stronger, better capitalized company that can sustainably resume growing its distributions. We will remain focused on efficiently allocating capital expenditures, eliminating costs (through increased operating efficiencies and cost discipline) and strengthening our balance sheet. We expect to focus on expansion and greenfield opportunities in the Delaware Permian and the Bakken shale further described in “Segment Highlights” below.

Regulatory Matters

Many aspects of the energy midstream sector, such as crude-by-rail activities and pipeline integrity, have experienced increased regulatory oversight over the past few years. Prior to the 2016 election, we expected the trend of greater regulatory oversight to continue for the foreseeable future, However, the election results and anticipated changes in policy could lessen the degree of regulatory scrutiny we face in the near term.

Segment Highlights

Below is a discussion of events that highlight our core business and financing activities.

Gathering and Processing

Bakken. In the Bakken, we are expanding and upgrading our water handling facilities, increasing natural gas capacity on the system, completing an interconnect with Dakota Access Pipeline, and developing a 30 million cubic feet per day (MMcf/d) natural gas processing facility and associated pipeline that we expect to place into service in the fourth quarter of 2017. We believe the installation of a gas processing solution on the Arrow system will, among other things, spur greater development activity around the Arrow system, allow us to provide greater flow assurance to our producer customers, and reduce the gas volumes being flared by producers on the Fort Berthold Indian Reservation. The anticipated cost of this natural gas processing facility and associated pipeline is approximately $115 million. In conjunction with this project, we are negotiating various amendments and extensions with several of our producer customers, and the impact of these contract negotiations is not expected to have a material impact to our 2017 results of operations.

Delaware Permian. In the Delaware Permian, we have identified gathering and processing and transportation opportunities in and around our existing assets. We are evaluating an expansion of our processing capacity in the region and expansion of our interconnection capacity to accommodate greater takeaway options for residue gas and NGLs. We are also developing a crude oil and condensate storage terminal near the Nautilus gathering system that would offer condensate stabilization, truck loading/unloading options and connections to third party pipelines. We continue to believe that we are positioned well to benefit from the continued build-out of this world-class resource.

In September 2016, we entered into a long-term agreement with SWEPI to construct, own and operate a natural gas gathering system in SWEPI’s operated position in the Delaware Permian. SWEPI will provide us with a dedication of approximately 100,000 acres and gathering rights for SWEPI gas production across a large acreage position in Loving, Reeves, Ward and Culberson Counties, Texas. The initial gathering system is designed for gas production of approximately 250 MMcf/d and will include 194 miles of low pressure gathering lines, 36 miles of high pressure trunklines, and centralized compression facilities which are expandable over time as production increases. We will provide gathering, dehydration, compression and liquids handling services on a fixed fee basis. Additionally, Shell has the option to purchase up to a 50% equity interest in the system prior to September 1, 2017. We estimate the complete build-out of the gas gathering system will cost approximately $180 million, of which approximately $90 million is anticipated to be spent in 2017. We commenced construction last year, and we expect to place the system into service on or before July 1, 2017.

During the first quarter of 2017, we terminated an agreement with a large producer to develop a three-stream gathering system in Reeves County, Texas. We continue to work with this producer and other producers in the area for the potential development of future expansion projects.

Through the execution of the strategic efforts described above, we expect to increase the stability and strength of the Company through a continued challenging and competitive market environment, which will position us to achieve our chief business objective to create long-term value for our unitholders.

Critical Accounting Estimates

Our critical accounting estimates are consistent with those described in our 2016 Annual Report on Form 10-K.

How We Evaluate Our Operations

We evaluate our overall business performance based primarily on EBITDA and Adjusted EBITDA. We do not utilize depreciation, depletion and amortization expense in our key measures because we focus our performance management on cash flow generation and our assets have long useful lives.

EBITDA and Adjusted EBITDA - We believe that EBITDA and Adjusted EBITDA are widely accepted financial indicators of a company’s operational performance and its ability to incur and service debt, fund capital expenditures and make distributions. We believe that EBITDA and Adjusted EBITDA are useful to our investors because it allows them to use the same performance measure analyzed internally by our management to evaluate the performance of our businesses and investments without regard to the manner in which they are financed or our capital structure. EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates to reflect our proportionate share (based on the distribution percentage) of their EBITDA, excluding impairments. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, losses on long-lived assets, impairments of goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

See our reconciliation of net income to EBITDA and Adjusted EBITDA in Results of Operations below.

Results of Operations

The following tables summarize our results of operations for the three months ended March 31, 2017 and 2016 (in millions):

	Crestwood Equity		Crestwood Midstream
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Revenues	$828.1	$536.0	$828.1	$536.0
Costs of product/services sold	683.5	363.4	683.5	363.4
Operations and maintenance expense	33.7	41.8	33.7	41.7
General and administrative expense	26.4	23.0	25.5	22.2
Depreciation, amortization and accretion	48.4	62.3	51.2	64.9
Goodwill impairment	—	(109.7)	—	(109.7)

Operating income (loss)	36.1	(64.2)	34.2	(65.9)
Earnings from unconsolidated affiliates, net	8.1	6.5	8.1	6.5
Interest and debt expense, net	(26.5)	(36.1)	(26.5)	(36.1)
Loss on modification/extinguishment of debt	(37.3)	—	(37.3)	—
Other income, net	0.1	0.1	—	—
Benefit for income taxes	0.1	—	0.1	0.2

Net loss	(19.4)	(93.7)	(21.4)	(95.3)
Add:
Interest and debt expense, net	26.5	36.1	26.5	36.1
Loss on modification/extinguishment of debt	37.3	—	37.3	—
Benefit for income taxes	(0.1)	—	(0.1)	(0.2)
Depreciation, amortization and accretion	48.4	62.3	51.2	64.9

EBITDA	92.7	4.7	93.5	5.5
Unit-based compensation charges	7.3	4.5	7.3	4.5
Goodwill impairment	—	109.7	—	109.7
Earnings from unconsolidated affiliates, net	(8.1)	(6.5)	(8.1)	(6.5)
Adjusted EBITDA from unconsolidated affiliates, net	15.6	9.1	15.6	9.1
Change in fair value of commodity inventory-related derivative contracts	(18.6)	(2.7)	(18.6)	(2.7)
Significant transaction and environmental related costs and other items	2.0	1.2	2.0	1.2

Adjusted EBITDA	$90.9	$120.0	$91.7	$120.8

	Crestwood Equity		Crestwood Midstream
	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$58.9	$134.3	$60.0	$135.7
Net changes in operating assets and liabilities	15.2	(50.6)	15.5	(50.7)
Amortization of debt-related deferred costs, discounts and premiums	(1.8)	(1.7)	(1.8)	(1.7)
Interest and debt expense, net	26.5	36.1	26.5	36.1
Unit-based compensation charges	(7.3)	(4.5)	(7.3)	(4.5)
Goodwill impairment	—	(109.7)	—	(109.7)
Earnings from unconsolidated affiliates, net, adjusted for cash distributions received	0.3	0.8	0.3	0.8
Deferred income taxes	0.6	0.1	—	(0.2)
Benefit for income taxes	(0.1)	—	(0.1)	(0.2)
Other non-cash (income) expense	0.4	(0.1)	0.4	(0.1)

EBITDA	92.7	4.7	93.5	5.5
Unit-based compensation charges	7.3	4.5	7.3	4.5
Goodwill impairment	—	109.7	—	109.7
Earnings from unconsolidated affiliates, net	(8.1)	(6.5)	(8.1)	(6.5)
Adjusted EBITDA from unconsolidated affiliates, net	15.6	9.1	15.6	9.1
Change in fair value of commodity inventory-related derivative contracts	(18.6)	(2.7)	(18.6)	(2.7)
Significant transaction and environmental related costs and other items	2.0	1.2	2.0	1.2

Adjusted EBITDA	$90.9	$120.0	$91.7	$120.8

Segment Results

The following tables summarize the EBITDA of our segments (in millions):

Crestwood Equity

	Three Months Ended			Three Months Ended
	March 31, 2017			March 31, 2016
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics
Revenues	$368.6	$10.0	$449.5	$238.9	$59.4	$237.7
Intersegment revenues	30.3	1.8	(32.1)	20.5	0.4	(20.9)
Costs of product/services sold	316.6	—	366.9	179.8	2.9	180.7
Operations and maintenance expense	17.4	1.1	15.2	17.8	7.2	16.8
Goodwill impairment	—	—	—	(8.6)	(13.7)	(87.4)
Earnings from unconsolidated affiliates, net	1.6	6.5	—	5.1	1.4	—

EBITDA	$66.5	$17.2	$35.3	$58.3	$37.4	$(68.1)

Crestwood Midstream

	Three Months Ended			Three Months Ended
	March 31, 2017			March 31, 2016
	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics	Gathering and Processing	Storage and Transportation	Marketing, Supply and Logistics
Revenues	$368.6	$10.0	$449.5	$238.9	$59.4	$237.7
Intersegment revenues	30.3	1.8	(32.1)	20.5	0.4	(20.9)
Costs of product/services sold	316.6	—	366.9	179.8	2.9	180.7
Operations and maintenance expense	17.4	1.1	15.2	17.8	7.1	16.8
Goodwill impairment	—	—	—	(8.6)	(13.7)	(87.4)
Earnings from unconsolidated affiliates, net	1.6	6.5	—	5.1	1.4	—

EBITDA	$66.5	$17.2	$35.3	$58.3	$37.5	$(68.1)

Below is a discussion of the factors that impacted EBITDA by segment for the three months ended March 31, 2017 compared to the same period in 2016.

Gathering and Processing

EBITDA for our gathering and processing segment increased by approximately $8.2 million for the three months ended March 31, 2017 compared to the same period in 2016. The comparability of our G&P segment’s EBITDA was impacted by an $8.6 million goodwill impairment recorded during the three months ended March 31, 2016 related to our Marcellus operations. For a further discussion of our goodwill impairments recorded during 2016, see Item 1. Financial Statements, Note 2. During the three months ended March 31, 2017, our G&P segment’s revenues increased by approximately $139.5 million compared to the same period in 2016, partially offset by an increase in costs of product/services sold of approximately $136.8 million. These increases were primarily driven by our Arrow operations, which experienced a $132.5 million increase in revenues and a $129.8 million increase in its costs of product/services sold during the three months ended March 31, 2017 compared to the same period in 2016. The increase in Arrow’s revenues and costs was primarily driven by higher average prices on Arrow’s agreements under which it purchases and sells crude. In addition, we connected 26 wells on our Arrow system during the three months ended March 31, 2017 compared to 13 wells connected during the same period in 2016.

Also contributing to the increase in our G&P segment’s revenues were higher product revenues from our Permian operations of approximately $7.6 million and higher costs of product/services sold of approximately $6.7 million during the three months ended March 31, 2017 compared to the same period in 2016. These increases were primarily due to the impact of a full quarter of production volumes during 2017 as a result of the expansion of our Willow Lake processing plant which was placed into service in February 2016. Our processing volumes were 33 MMcf/d during the three months ended March 31 2017 compared to 21 MMcf/d during the same period in 2016.

Partially offsetting the revenue increases from our Arrow and Permian operations were lower revenues from our Marcellus operations of approximately $4.0 million during the three months ended March 31, 2017 compared to the same period in 2016. We continue to experience a decrease in our gathering and compression volumes on our Marcellus system due to lack of drilling from our primary customer, Antero. Our gathering and compression volumes were each 0.4 Bcf/d during the three months ended March 31, 2017 compared to 0.5 Bcf/d each during the same period in 2016.

Our gathering and processing segment’s operations and maintenance expenses were relatively flat during the three months ended March 31, 2017 compared to the same period in 2016.

Our G&P segment’s EBITDA was also impacted by a decrease in earnings from our unconsolidated affiliates of approximately $3.5 million. The decrease was primarily driven by a reduction in revenues from our Jackalope equity investment as a result of the restructuring of its contracts with Chesapeake Energy Corporation (Chesapeake) effective January 1, 2017. Jackalope and Chesapeake replaced the cost-of-service based contract with a new 20-year fixed-fee gathering and processing contract that includes minimum revenue guarantees for a five to seven year period.

Storage and Transportation

EBITDA for our storage and transportation segment decreased by approximately $20.2 million during the three months ended March 31, 2017 compared to the same period in 2016. The decrease was primarily driven by the deconsolidation of our Northeast storage and transportation assets in June 2016 as a result of the contribution of the assets to Stagecoach Gas. The deconsolidation of the Northeast storage and transportation assets resulted in a decrease in revenues of approximately $43.3 million during the three months ended March 31, 2017 compared to the same period in 2016, partially offset by lower costs of product/services sold of approximately $2.7 million period over period. We also experienced a decrease in operations and maintenance expenses in our storage and transportation segment of approximately $6.1 million during the three months ended March 31, 2017 compared to the same period in 2016, primarily as a result of the deconsolidation of the Northeast storage and transportation assets.

The decrease in our storage and transportation segment’s EBITDA was also impacted by lower revenues of approximately $4.7 million from our COLT Hub operations. The decrease was primarily due to a reduction in our rail throughput revenues resulting from lower rail loading volumes as a result of two rail loading contracts that expired in late 2016.

Our storage and transportation segment’s EBITDA was impacted by a net increase in earnings from our unconsolidated affiliates. As discussed above, in June 2016, we deconsolidated our Northeast storage and transportation assets as a result of the Stagecoach Gas transaction and began accounting for our 50% equity interest in Stagecoach Gas under the equity method of accounting. We recognized equity earnings from Stagecoach Gas of approximately $6.0 million during the three months ended March 31, 2017.

The comparability of our storage and transportation segment’s EBITDA was also impacted by a $13.7 million goodwill impairment recorded during the three months ended March 31, 2016 related to our COLT Hub operations. For a further discussion of our goodwill impairments recorded during 2016, see Item 1. Financial Statements, Note 2.

Marketing, Supply and Logistics

EBITDA for our marketing, supply and logistics segment increased by approximately $103.4 million during the three months ended March 31, 2017 compared to the same period in 2016. The comparability of our marketing, supply and logistics segment’s results was impacted by goodwill impairments of approximately $87.4 million recorded during the three months ended March 31, 2016 related to our supply and logistics, storage and terminals and trucking operations. For a further discussion of our goodwill impairments recorded during 2016, see Item 1. Financial Statements, Note 2.

Our supply and logistics operations experienced an increase in revenues of approximately $138.4 million and an increase in costs of product/services sold of $121.8 million during the three months ended March 31, 2017 compared to the same period in 2016. During the first three months of 2017 and 2016, our supply and logistics operations were negatively impacted by unseasonably warm weather which resulted in lower propane and transportation-related demand for these operations. These costs of product/services sold increases include a loss of $5.4 million and a gain of $1.2 million on our commodity-based derivative contracts during the three months ended March 31, 2017 and 2016.

During the three months ended March 31, 2017, our storage and terminals operations (including our West Coast operations) experienced a $28.6 million increase in revenues compared to the same period in 2016, in addition to an increase in costs of product/services sold of approximately $29.3 million. The increase in our storage and terminals operations was primarily driven by the demand for propane-related services period-over-period, and the acquisition of our wholesale propane assets in December 2016 from Turner Gas Company.

During the three months ended March 31, 2017, revenues from our crude marketing operations increased by approximately $37.0 million compared to 2016, in addition to an increase in costs of product/services sold of approximately $37.6 million. These increase were driven by higher crude marketing volumes due to increased marketing activity surrounding our crude-related operations.

Our NGL and crude trucking operations continued to experience a decline in demand for their services due to lower volumes, increased competition, excess trucking capacity in the market place and the low commodity price environment during the three months ended March 31, 2017 compared to the same period in 2016, resulting in a $5.9 million decrease in revenues and $3.5 million decrease in costs of product/services sold during the three months ended March 31, 2017 compared to the same period in 2016.

Other EBITDA Results

General and Administrative Expenses. During the three months ended March 31, 2017, our general and administrative expenses increased by approximately $3 million compared to the same period in 2016, primarily due to an increase in unit-based compensation charges based on higher average awards outstanding in 2017 compared to 2016, higher allocations of unit-based compensation costs from Crestwood Holdings, and the impact of performance units granted in February 2017 under the Crestwood Equity LTIP. For a further discussion of Crestwood Equity’s 2017 Long Term Incentive Plan, see Item 1. Financial Statements, Note 2.

Items not affecting EBITDA include the following:

Depreciation, Amortization and Accretion Expense - During the three months ended March 31, 2017, our depreciation, amortization and accretion expense decreased compared to the same period in 2016, primarily due the deconsolidation of our Northeast storage and transportation assets in June 2016.

Interest and Debt Expense, Net - Interest and debt expense, net decreased by approximately $9.6 million during the three months ended March 31, 2017 compared to the same period in 2016, primarily due to repayments during June 2016, the repayment of Crestwood Midstream’s 2020 Senior Notes and 2022 Senior Notes in March 2016, and lower interest costs related to the CMLP Credit Facility as a result of lower amounts outstanding during the three months ended March 31, 2017 compared to 2016. For a further discussion of these repayments, see Item 1. Financial Statements, Note 9.

The following table provides a summary of interest and debt expense (in millions):

	Three Months Ended
	March 31,
	2017	2016
Credit facility	$3.0	$7.0
Senior notes	22.0	27.7
Other debt-related costs	1.8	1.7

Gross interest and debt expense	26.8	36.4
Less: capitalized interest	0.3	0.3

Interest and debt expense, net	$26.5	$36.1

Loss on Modification/Extinguishment of Debt. During the three months ended March 31, 2017, we recognized a loss on extinguishment of debt of approximately $37.3 million in conjunction with the tender of the remaining principal amounts of Crestwood Midstream’s 2022 Senior Notes and a portion of its 2020 Senior Notes. For a further discussion of these repayments, see Item 1. Financial Statements, Note 9.

Liquidity and Sources of Capital

Crestwood Equity is a holding company that derives all of its operating cash flow from its operating subsidiaries. Our principal sources of liquidity include cash generated by operating activities from our subsidiaries, distributions from our joint ventures, borrowings under our credit facility, and sales of equity and debt securities. Our operating subsidiaries use cash from their respective operations to fund their operating activities, maintenance and growth capital expenditures, and service their outstanding indebtedness. We believe our liquidity sources and operating cash flows are sufficient to address our future operating, debt service and capital requirements.

Beginning with the quarter ending December 31, 2017, we will be required to make quarterly cash distributions to our preferred unitholders of approximately $15 million per quarter in lieu of quarterly distributions of additional preferred units. We believe that during 2017, our operating cash flows will well exceed our quarterly distributions at the current level and cash distributions to our preferred unitholders.

As of March 31, 2017, Crestwood Midstream had $644.4 million of available capacity under its credit facility considering the most restrictive debt covenants in its credit agreement. At March 31, 2017, Crestwood Midstream was in compliance with all of its debt covenants applicable to the CMLP credit facility and its senior notes.

We may from time to time seek to retire or purchase our outstanding debt through cash purchases and/or exchanges for equity securities, in open market purchases, privately negotiated transactions, tender offers or otherwise. Such repurchases or exchanges, if any, will depend on prevailing market conditions, our liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. As of March 31, 2017, Crestwood Midstream was in compliance with all of its debt covenants applicable to the Crestwood Midstream credit facility and its senior notes.

Cash Flows

The following table provides a summary of Crestwood Equity’s cash flows by category (in millions):

	Three Months Ended
	March 31,
	2017	2016
Net cash provided by operating activities	$58.9	$134.3
Net cash used in investing activities	(12.3)	(60.3)
Net cash used in financing activities	(47.2)	(73.4)

Operating Activities

Our operating cash flows decreased approximately $75.4 million for the three months ended March 31, 2017 compared to the same period in 2016, primarily due to the deconsolidation of our Northeast storage and transportation assets in June 2016 and an increase in working capital requirements of our supply and logistics operations due to the timing of the settlement of contracts related to those operations.

Investing Activities

The energy midstream business is capital intensive, requiring significant investments for the acquisition or development of new facilities. We categorize our capital expenditures as either:

•	growth capital expenditures, which are made to construct additional assets, expand and upgrade existing systems, or acquire additional assets; or

•	maintenance capital expenditures, which are made to replace partially or fully depreciated assets, to maintain the existing operating capacity of our assets, extend their useful lives or comply with regulatory requirements.

We anticipate our growth capital expenditures in 2017 to range from $225 million to $250 million, which considers the new expansion projects in the Bakken described in Segment Highlights above. We anticipate that our growth capital expenditures throughout 2017 will increase the operating efficiencies of our systems and generate meaningful contributions to our results of operations beginning in 2018. We expect to finance our growth and maintenance capital expenditures with a combination of cash generated by our operating subsidiaries, distributions received from our joint ventures and borrowings under the CMLP Credit Facility.

We have identified additional growth capital project opportunities for each of our reporting segments. Additional commitments or expenditures will be made at our discretion, and any discontinuation of the construction of these projects will likely result in less future cash flows and earnings. The following table summarizes our capital expenditures for the three months ended March 31, 2017 (in millions).

Growth capital	$13.9
Maintenance capital	2.3
Other (1)	6.5

Purchases of property, plant and equipment	22.7
Reimbursements of property, plant and equipment	(2.7)

Net	$20.0

(1)	Represents gross purchases of property, plant and equipment that are reimbursable by third parties.

Financing Activities

Significant items impacting our financing activities during the three months ended March 31, 2017 and 2016, included the following:

Equity Transactions

•	Decrease in distributions to partners of approximately $53.8 million primarily due to the reduction in distributions paid per limited partner unit from $1.375 per unit in 2016 compared to $0.60 in 2017; and

•	Increase in taxes paid for unit-based compensation vesting of approximately $2.8 million primarily due to higher vesting of unit-based compensation awards in the first quarter of 2017 compared to the same period in 2016.

Debt Transactions

•	$25 million decrease in net proceeds less repayments related to our long-term debt instruments; see Item 1. Financial Statements, Note 7 for a further discussion of debt issuances and repayments.

Item 3. Quantitative and Qualitative Disclosures About Market Risk

Our interest rate risk and commodity price and market risks are discussed in our 2016 Annual Report on Form 10-K and there have been no material changes in those exposures from December 31, 2016 to March 31, 2017.

Item 4. Controls and Procedures

Disclosure Controls and Procedures

As of March 31, 2017, Crestwood Equity and Crestwood Midstream carried out an evaluation under the supervision and with the participation of their respective management, including the Chief Executive Officer and Chief Financial Officer of their General Partners, as to the effectiveness, design and operation of our disclosure controls and procedures (as defined in the Securities Exchange Act of 1934, as amended (Exchange Act) Rules 13a-15(e) and 15d-15(e)). Crestwood Equity and Crestwood Midstream maintain controls and procedures designed to provide reasonable assurance that information required to be disclosed in their respective reports that are filed or submitted under the Exchange Act of 1934, as amended, are recorded, processed, summarized and reported within the time periods specified by the rules and forms of the SEC, and that information is accumulated and communicated to their respective management, including the Chief Executive Officer and Chief Financial Officer of their General Partners, as appropriate, to allow timely decisions regarding required disclosure. Such management, including the Chief Executive Officer and Chief Financial Officer of their General Partners, do not expect that the disclosure controls and procedures or the internal controls will prevent and/or detect all errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Crestwood Equity’s and Crestwood Midstream’s disclosure controls and procedures are designed to provide reasonable assurance of achieving their objectives and our Chief Executive Officer and Chief Financial Officer of their General Partners concluded that our disclosure controls and procedures were effective at the reasonable assurance level as of March 31, 2017.

Changes in Internal Control over Financial Reporting

There were no changes to Crestwood Equity’s or Crestwood Midstream’s internal control over financial reporting during the three months ended March 31, 2017 that have materially affected, or are reasonably likely to materially affect Crestwood Equity’s or Crestwood Midstream’s internal control over financial reporting.

PART II - OTHER INFORMATION

Item 1. Legal Proceedings

Part I, Item 1. Financial Statements, Note 10 to the Consolidated Financial Statements, of this Form 10-Q is incorporated herein by reference.

Item 1A. Risk Factors

Our business faces many risks. Any of the risks discussed below or elsewhere in this Form 10-Q or our other SEC filings could have a material impact on our business, financial position or results of operations. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also impair our business operations. For a detailed discussion of the risk factors that should be understood by any investor contemplating investment in our common units, see Part I, Item 1A. Risk Factors in our 2016 Annual Report on Form 10-K.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

None.

Item 3. Defaults Upon Senior Securities

None.

Item 4. Mine Safety Disclosures

Not applicable.

Item 5. Other Information

None.

Item 6. Exhibits

Exhibit Number	Description
2.1	Contribution Agreement, dated as of April 20, 2016, by and between Crestwood Pipeline and Storage Northeast LLC and Con Edison Gas Pipeline and Storage Northeast, LLC (incorporated by reference to Exhibit 2.1 to Crestwood Equity Partners LP’s Form 8-K filed on April 22, 2016)

3.1	Certificate of Limited Partnership of Inergy, L.P. (incorporated by reference to Exhibit 3.1 to Inergy, L.P’s Registration Statement on Form S-1 filed on March 14, 2001)

3.2	Certificate of Correction of Certificate of Limited Partnership of Inergy, L.P. (incorporated by reference to Exhibit 3.1 to Inergy, L.P’s Form 10-Q filed on May 12, 2003)

3.3	Amendment to the Certificate of Limited Partnership of Crestwood Equity Partners LP (the “Company”) (f/k/a Inergy, L.P.) dated as of October 7, 2013 (incorporated herein by reference to Exhibit 3.2 to Crestwood Equity Partners LP’s Form 8-K filed on October 10, 2013)

3.4	Certificate of Formation of Inergy GP, LLC (incorporated by reference to Exhibit 3.5 to Inergy, L.P’s Registration Statement on Form S-1/A filed on May 7, 2001)

3.5	Certificate of Amendment of Crestwood Equity GP LLC (the “General Partner”) (f/k/a Inergy GP, LLC) dated as of October 7, 2013 (incorporated by reference to Exhibit 3.3A to Crestwood Equity Partners LP’s Form 10-Q filed on November 8, 2013)

3.6	First Amended and Restated Limited Liability Company Agreement of Inergy GP, LLC dated as of September 27, 2012 (incorporated by reference to Exhibit 3.1 to Inergy, L.P’s Form 8-K filed on September 27, 2012)

3.7	Amendment No. 1 to the First Amended and Restated Limited Liability Company Agreement of the General Partner dated as of October 7, 2013 (incorporated by reference to Exhibit 3.4A to Crestwood Equity Partners LP’s Form 10-Q filed on November 8, 2013)

3.8	Fifth Amended and Restated Agreement of Limited Partnership of Crestwood Equity Partners LP dated as of April 11, 2014 (incorporated herein by reference to Exhibit 3.1 to Crestwood Equity Partners LP’s Form 8-K filed on April 11, 2014)

3.9	First Amendment to the Fifth Amended and Restated Agreement of Limited Partnership of Crestwood Equity Partners LP entered into and effective as of September 30. 2015 (incorporated by reference to Exhibit 3.1 to Crestwood Equity Partner LP’s Form 8-K filed on October 1, 2015)

3.10	Second Amended and Restated Agreement of Limited Partnership of Crestwood Midstream Partners LP, dated as of September 30, 2015 (incorporated by reference to Exhibit 3.1 to Crestwood Midstream Partners LP’s Form 8-K filed on September 30, 2015)

3.11	Certificate of Formation of NRGM GP, LLC (incorporated herein by reference to Exhibit 3.7 to Inergy Midstream, L.P.’s Form S-1/A filed on November 21, 2011)

3.12	Amended and Restated Limited Liability Company Agreement of NRGM GP, LLC, dated December 21, 2011 (incorporated herein by reference to Exhibit 3.2 to Inergy Midstream, L.P’s Form 8-K filed on December 22, 2011)

3.13	Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Crestwood Midstream GP LLC (f/k/a NRGM GP, LLC) (incorporated herein by reference to Exhibit 3.39 to Crestwood Midstream Partners LP’s Form S-4 filed on October 28, 2013)

4.1	Indenture, dated as of March 14, 2017, among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee (incorporated by reference to Exhibit 4.1 to Crestwood Midstream’s Form 8- K filed on March 15, 2017)

4.2	Form of 5.75% Senior Note due 2025 (included in Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of March 14, 2017, by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the guarantors named therein and J.P. Morgan Securities LLC, as representative of the several initial purchasers, with respect to the 5.75% Senior Notes due 2025 (incorporated by reference to Exhibit 4.1 to Crestwood Midstream’s Form 8- K filed on March 15, 2017)

*10.1	Form of Performance Unit Grant Agreement

10.2	Guaranty, dated as of April 20, 2016, made by Crestwood Equity Partners LP in favor of Con Edison Gas Pipeline and Storage Northeast, LLC (incorporated by reference to Exhibit 10.1 to Crestwood Equity Partners LP’s Form 8-K filed on April 22, 2016)

10.3	Amendment to Amended and Restated Credit Agreement, dated as of April 20, 2016, among Crestwood Midstream Partners LP, as borrower, certain guarantors and financial institutions party thereto, and Wells Fargo Bank, National Association, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.2 to Crestwood Equity Partners LP’s Form 8-K filed on April 22, 2016)

*12.1	Computation of ratio of earnings to fixed charges - Crestwood Equity Partners LP

*12.2	Computation of ratio of earnings to fixed charges - Crestwood Midstream Partners LP

*31.1	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended - Crestwood Equity Partners LP

*31.2	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended - Crestwood Equity Partners LP

*31.3	Certification of Chief Executive Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended - Crestwood Midstream Partners LP

*31.4	Certification of Chief Financial Officer pursuant to Rule 13a-14(a) and Rule 15d-14(a) of the Securities Exchange Act, as amended - Crestwood Midstream Partners LP

*32.1	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 - Crestwood Equity Partners LP

*32.2	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 - Crestwood Equity Partners LP

*32.3	Certification of Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 - Crestwood Midstream Partners LP

*32.4	Certification of Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 - Crestwood Midstream Partners LP

**101.INS	XBRL Instance Document

**101.SCH	XBRL Taxonomy Extension Schema Document

**101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

**101.LAB	XBRL Taxonomy Extension Label Linkbase Document

**101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

**101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

*	Filed herewith

**	Pursuant to Rule 406T of Regulation S-T, the Interactive Data Files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CRESTWOOD EQUITY PARTNERS LP
	By:	CRESTWOOD EQUITY GP LLC
(its general partner)

Date: May 4, 2017	By:	/s/ ROBERT T. HALPIN
Robert T. Halpin
Senior Vice President and Chief Financial Officer
(Duly Authorized Officer and Principal Financial Officer)

CRESTWOOD MIDSTREAM PARTNERS LP
	By:	CRESTWOOD MIDSTREAM GP LLC
(its general partner)

Date: May 4, 2017	By:	/s/ ROBERT T. HALPIN
Robert T. Halpin
Senior Vice President and Chief Financial Officer
(Duly Authorized Officer and Principal Financial Officer)

Annex D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 7, 2017

Date of Report (Date of earliest event reported)

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in charter)

Delaware	001-35377	20-1647837
(State of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 2550

Houston, TX 77002

(Address of principal executive office) (Zip Code)

(832) 519-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

On March 7, 2017, Crestwood Midstream Partners LP (the “Partnership”) issued a press release announcing the commencement of two concurrent cash tender offers (the “Offers”) to purchase any and all of the outstanding $338,758,000 aggregate principal amount of its 6.000% senior notes due 2020 and $436,436,000 aggregate principal amount of its 6.125% senior notes due 2022. The terms and conditions of the Offers are described in the Offer to Purchase dated March 7, 2017, and the Letter of Transmittal and Notice of Guaranteed Delivery relating thereto. A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

In accordance with General Instruction B.2 of Form 8-K, the information furnished pursuant to this Item 7.01 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing. The information furnished pursuant to Item 7.01 shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 8.01 Other Events

Certain financial institutions have made available to the Partnership a $1,500,000,000 senior secured revolving credit facility (the “Credit Facility”) pursuant to that certain Amended and Restated Credit Agreement dated as of September 30, 2015, by and among the Partnership, Wells Fargo Bank, National Association, as administrative agent, the lenders party thereto and the agents party thereto, as amended by that certain Amendment dated April 20, 2016 (the “Credit Agreement”). On March 6, 2017, in conjunction with the Offers, Partnership obtained from a majority of the lenders to the Credit Facility a consent to waive the requirements in Section 6.09(b)(i)(C)(1)(i) of the Credit Agreement. As a result, on or before June 30, 2017, the Partnership may borrow an aggregate amount not to exceed $325,000,000 under the Credit Facility to fund the Offers and related fees and costs.

On March 7, 2017, the Partnership issued a press release announcing that it intends to offer $500 million aggregate principal amount of senior notes due 2025 (the “Notes Offering”). A copy of the press release is attached hereto as Exhibit 99.2 hereto and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99.1*	Press Release related to the Offers dated March 7, 2017.

99.2	Press Release related to the Notes Offering dated March 7, 2017.

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Midstream GP LLC, its General Partner

By:	/s/ Robert T. Halpin
Robert T. Halpin
Senior Vice President and Chief Financial Officer

Dated: March 7, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press Release related to the Offers dated March 7, 2017.

99.2	Press Release related to the Notes Offering dated March 7, 2017.

*	Furnished herewith.

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Partners LP Announces Cash Tender Offers for Any

and All of Its Outstanding 6.000% Senior Notes due 2020 and 6.125%

Senior Notes due 2022

HOUSTON — March 7, 2017 — Crestwood Midstream Partners LP (“CMLP”), a wholly-owned subsidiary of Crestwood Equity Partners LP (NYSE: CEQP), announced today that CMLP has commenced two concurrent cash tender offers (the “offers”) to purchase any and all of the outstanding senior notes listed in the following table at the cash purchase prices shown in the column titled “Consideration per $1,000 of Notes.”

Issuer(1)	Title of Security	CUSIP Number	Principal Amount Outstanding	Consideration per $1,000 of Notes
Crestwood Midstream Partners LP	6.000% Senior Notes due 2020	226373AJ7	$338,758,000	$1,033.00

Crestwood Midstream Partners LP	6.125% Senior Notes due 2022	226373AH1	$436,436,000	$1,048.94

(1)	Crestwood Midstream Finance Corp., a wholly owned subsidiary of Crestwood Midstream Partners LP, is a co-issuer of each series of these securities.

Holders whose notes are purchased will also receive accrued and unpaid interest thereon from the applicable last interest payment date up to, but not including, the initial settlement date, which is expected to be March 14, 2017.

The offers are being made pursuant to an Offer to Purchase dated today, a related Letter of Transmittal and a related Notice of Guaranteed Delivery, which set forth the complete terms and conditions of the offers.

Each offer will expire at 5:00 p.m. New York City Time on March 13, 2017, unless extended (the “Expiration Time”). Tendered notes may be withdrawn at any time before the Expiration Time. Holders of notes must validly tender and not validly withdraw their notes (or comply with the procedures for guaranteed late delivery) before the Expiration Time to be eligible to receive the consideration for each series of notes. Settlement for notes tendered prior to the Expiration Time and accepted for purchase will occur promptly after the Expiration Time. The initial settlement date is expected to be March 14, 2017, assuming that the offers are not extended or earlier terminated. The settlement date for any notes tendered pursuant to a Notice of Guaranteed Delivery is expected to be on March 16, 2017, subject to the same assumption, and payment for such notes would include accrued and unpaid interest thereon only to, but not including, the initial settlement date.

The offer for each series of notes is conditioned upon the satisfaction of certain conditions, including the completion of a contemporaneous notes offering by CMLP on terms and conditions (including, but not limited to, the amount of proceeds raised in such offering) satisfactory to CMLP. Neither offer is conditioned upon any minimum amount of notes being tendered or the consummation of the other offer.

Each offer may be amended, extended, terminated or withdrawn separately in CMLP’s sole discretion.

There is no assurance that the offers will be subscribed for in any amount. Depending upon the results of either offer, CMLP may or may not elect to redeem or otherwise repurchase any of the notes that were subject to that offer but remain outstanding afterwards, either promptly after expiration of the offer or at one or more later times.

NEWS RELEASE

CMLP has retained J.P. Morgan Securities LLC to serve as the exclusive Dealer Manager for the offers. Questions regarding the terms of the offers may be directed to J.P. Morgan Securities LLC by calling (212) 834-4811 (collect) or (866) 834-4666 (toll-free).

CMLP has also retained D.F. King & Co., Inc. to serve as the Tender Agent and Information Agent for the offers.

Neither CMLP, the dealer manager, the tender agent nor the information agent makes any recommendation to any holder whether to tender or refrain from tendering any or all of such holder’s notes, and none of them have authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the offer documents, consult their own investment and tax advisors and make their own decisions whether to tender notes.

The offers are being made pursuant to the terms and conditions contained in the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the offers, by calling (866) 416-0552 (toll free) or, for banks and brokers, (212) 269-5550 or emailing cmplp@dfking.com. Copies of the Offer to Purchase, Letter of Transmittal and Notice of Guaranteed Delivery are also available at the following web address: http://www.dfking.com/cmplp.

This press release is neither an offer to purchase nor a solicitation of an offer to sell any notes in the offers. In addition, this press release is not an offer to sell or the solicitation of an offer to buy any securities issued in connection with any contemporaneous notes offering, nor shall there be any sale of the securities issued in such offering in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any such securities will be offered only by means of a prospectus, including a prospectus supplement relating to such securities, meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statement

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in CMLP’s most recent annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

About Crestwood Midstream Partners LP

Houston, Texas, based CMLP is a limited partnership and wholly-owned subsidiary of CEQP that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. CMLP is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Midstream Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

Vice President, Investor Relations

josh.wannarka@crestwoodlp.com

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Announces Offering of $500 Million of Senior Notes

HOUSTON, TEXAS, March 7, 2017 – Crestwood Midstream Partners LP (“CMLP”), a wholly-owned subsidiary of Crestwood Equity Partners LP (NYSE: CEQP), announced today its intention, subject to market and other conditions, to offer $500 million in aggregate principal amount of unsecured Senior Notes due 2025 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed on a senior unsecured basis by all of CMLP’s subsidiaries that guarantee its existing notes and the indebtedness under its revolving credit facility.

CMLP expects to use the net proceeds from this offering, together with borrowings under its revolving credit facility, to fund two concurrent cash tender offers (the “Tender Offers”) to purchase any and all of its outstanding 6.0% Senior Notes due 2020 and 6.125% Senior Notes due 2022 (collectively, the “Tender Notes”) and for general partnership purposes. The Tender Offers are being made pursuant to an Offer to Purchase dated March 7, 2017. To the extent that the Tender Offers are not completed or the net proceeds of this offering exceed the amount needed to fund the Tender Offers, CMLP may use the remaining net proceeds from the offering for general partnership purposes, which may include redeeming or otherwise repurchasing Tender Notes, reducing borrowings under its revolving credit facility, repaying other indebtedness and funding working capital, capital expenditures and acquisitions.

The Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in CMLP’s most recent annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

NEWS RELEASE

About Crestwood Midstream Partners LP

Houston, Texas, based CMLP is a limited partnership and wholly-owned subsidiary of CEQP that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. CMLP is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Source: Crestwood Midstream Partners LP

Crestwood Midstream Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

###

Annex E

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 7, 2017

Date of Report (Date of earliest event reported)

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in charter)

Delaware	001-35377	20-1647837
(State of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 2550

Houston, TX 77002

(Address of principal executive office) (Zip Code)

(832) 519-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 7, 2017, Crestwood Midstream Partners LP issued a press release announcing the pricing of its 5.75% Senior Notes due 2025. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated March 7, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Midstream GP LLC, its General Partner

By:	/s/ Robert T. Halpin
Robert T. Halpin
Senior Vice President and Chief Financial Officer

Dated: March 7, 2017

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated March 7, 2017.

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Announces Pricing of Private Offering of $500 Million of 5.75% Senior Notes Due 2025

HOUSTON, TEXAS, March 7, 2017 – Crestwood Midstream Partners LP (“CMLP”), a wholly-owned subsidiary of Crestwood Equity Partners LP (NYSE: CEQP), announced today that it has priced $500 million in aggregate principal amount of 5.75% unsecured Senior Notes due 2025 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed on a senior unsecured basis by all of CMLP’s subsidiaries that guarantee its existing notes and the indebtedness under its revolving credit facility. The Company expects to close the offering on March 14, 2017.

CMLP expects to use the net proceeds from this offering, together with borrowings under its revolving credit facility, to fund two concurrent cash tender offers (the “Tender Offers”) to purchase any and all of its outstanding 6.0% Senior Notes due 2020 and 6.125% Senior Notes due 2022 (collectively, the “Tender Notes”) and for general partnership purposes. The Tender Offers are being made pursuant to an Offer to Purchase dated March 7, 2017. To the extent that the Tender Offers are not completed or the net proceeds of this offering exceed the amount needed to fund the Tender Offers, CMLP may use the remaining net proceeds from the offering for general partnership purposes, which may include redeeming or otherwise repurchasing Tender Notes, reducing borrowings under its revolving credit facility, repaying other indebtedness and funding working capital, capital expenditures and acquisitions.

The Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in CMLP’s most recent annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

NEWS RELEASE

About Crestwood Midstream Partners LP

Houston, Texas, based CMLP is a limited partnership and wholly-owned subsidiary of CEQP that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. CMLP is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Source: Crestwood Midstream Partners LP

Crestwood Midstream Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

###

Annex F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

March 14, 2017

Date of Report (Date of earliest event reported)

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35377	20-1647837
(State of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 2550

Houston, TX 77002

(Address of principal executive office) (Zip Code)

(832) 519-2200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On March 14, 2017, Crestwood Midstream Partners LP (the “Partnership”) and Crestwood Midstream Finance Corp. (“Finance Corp” and together with the Partnership, the “Issuers”) issued $500.0 million aggregate principal amount of 5.75% Senior Notes due 2025 (the “2025 Notes”), which will mature on April 1, 2025, pursuant to an Indenture dated as of March 14, 2017, among the Issuers, the guarantors party thereto (the “Guarantors” and together with the Issuers, the “Crestwood Entities”) and U.S. Bank National Association, as trustee (the “Indenture”).

Interest on the 2025 Notes will be payable in cash on April 1 and October 1 of each year, beginning on October 1, 2017. Interest on the 2025 Notes will accrue from March 14, 2017.

The Partnership used the net proceeds from the notes offering (the “Offering”), together with borrowings under its revolving credit facility, to fund two concurrent cash tender offers (the “Tender Offers”) to purchase any and all of its outstanding 6.0% Senior Notes due 2020 (the “2020 Notes”) and 6.125% Senior Notes due 2022 (the “2022 Notes” and together with the 2020 Notes, the “Tender Notes”). The Tender Offers were made pursuant to an Offer to Purchase dated March 7, 2017.

The description of the Indenture above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Indenture, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Registration Rights Agreement

On March 14, 2017, the Crestwood Entities and J.P. Morgan Securities LLC, as representative of the initial purchasers, entered into a registration rights agreement with respect to the 2025 Notes (the “Registration Rights Agreement”). In the Registration Rights Agreement, the Crestwood Entities have agreed that they will (i) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the 2025 Notes for new notes guaranteed by the guarantors on a senior unsecured basis, with terms substantially identical in all material respects to the 2025 Notes, and (ii) use their commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act of 1933, as amended.

The Crestwood Entities have agreed to use their commercially reasonable efforts to cause the exchange offer to be consummated or, if required, to have one or more shelf registration statements declared effective, within 360 days after the issue date of the 2025 Notes. If the Crestwood Entities fail to satisfy this obligation (a “registration default”), the annual interest rate on the 2025 Notes will increase by 0.25%. The annual interest rate on the 2025 Notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year over the applicable interest rate listed in the Indenture. If the registration default is corrected, the applicable interest rate will revert to the original level.

If the Crestwood Entities must pay additional interest, they will pay it to the noteholders in cash on the same dates that the Issuers make other interest payments on the 2025 Notes, until the registration default is corrected.

The description of the Registration Rights Agreement above does not purport to be complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement, a copy of which is filed as Exhibit 4.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

The Partnership’s previously announced Tender Offers for any and all of its Tender Notes expired at 5:00 p.m. New York City time on March 13, 2017. A copy of the Partnership’s press release announcing the expiration and results of the Tender Offers is attached hereto as Exhibit 99.1 and incorporated into this Item 8.01 in its entirety. Proceeds from the Offering, together with borrowings under the Partnership’s revolving credit facility, were used to settle the Tender Offers on March 14, 2017.

In connection with the settlement of the Tender Offers, the Partnership has determined to redeem all of its Tender Notes that remain outstanding after the expiration of the Tender Offers. The 2020 Notes will be redeemed on April 13, 2017 at a redemption price equal to 103.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date. The 2022 Notes will be redeemed on March 29, 2017 at a redemption price equal to 104.594% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of March 14, 2017, among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee

4.2	Form of 5.75% Senior Note due 2025 (included in Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of March 14, 2017, by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the guarantors named therein and J.P. Morgan Securities LLC, as representative of the several initial purchasers, with respect to the 5.75% Senior Notes due 2025

99.1	Press Release related to the expiration and results of the Tender Offers dated March 14, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Midstream GP LLC, its General Partner

By:	/s/ Robert T. Halpin
Robert T. Halpin
Senior Vice President and Chief Financial Officer

Dated: March 15, 2017

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of March 14, 2017, among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the guarantors named therein and U.S. Bank National Association, as trustee

4.2	Form of 5.75% Senior Note due 2025 (included in Exhibit 4.1)

4.3	Registration Rights Agreement, dated as of March 14, 2017, by and among Crestwood Midstream Partners LP, Crestwood Midstream Finance Corp., the guarantors named therein and J.P. Morgan Securities LLC, as representative of the several initial purchasers, with respect to the 5.75% Senior Notes due 2025

99.1	Press Release related to the expiration and results of the Tender Offers dated March 14, 2017

Exhibit 4.1

CRESTWOOD MIDSTREAM PARTNERS LP

CRESTWOOD MIDSTREAM FINANCE CORP.

5.75% SENIOR NOTES DUE 2025

INDENTURE

Dated as of March 14, 2017

U.S. Bank National Association

Trustee

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE dated as of March 14, 2017 among Crestwood Midstream Partners LP, a Delaware limited partnership (the “Company”), Crestwood Midstream Finance Corp., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), the Guarantors (as defined herein) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).

The Issuers, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (a) the $500,000,000 aggregate principal amount of the Issuers’ 5.75% Senior Notes due 2025 (the “Initial Notes”), (b) any Additional Notes (as defined herein) that may be issued after the date hereof and (c) if and when issued pursuant to a Registration Rights Agreement (as defined herein), the Company’s Exchange Notes (as defined herein) issued in an Exchange Offer (as defined herein) in exchange for any outstanding Initial Notes or Additional Notes (all such securities in clauses (a), (b) and (c) being referred to collectively as the “Notes”):

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to (together with the denomination of any other 144A Global Note) the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Debt” means, with respect to any specified Person:

(1)    Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)    Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means:

(1)    any properties or assets to be used by the Company or a Restricted Subsidiary in a Permitted Business; or

(2)    Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clause (2), such Restricted Subsidiary is primarily engaged in a Permitted Business.

“Additional Interest” means, at any time, all Special Interest (as defined in the applicable Registration Rights Agreement) then owing pursuant to such Registration Rights Agreement.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes whether or not they bear the same “CUSIP” number.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar or Paying Agent.

“Applicable Premium” means, with respect to any Note at any time, the greater of:

(1)    1.0% of the principal amount of the Note; and

(2)    the excess of: (a) the present value at such time of (i) the redemption price of the Note at April 1, 2020 (such redemption price being set forth in the table appearing in Section 3.07(b) hereof), plus (ii) all required interest payments due on the Note through April 1, 2020 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Note.

The Company shall calculate the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“ASC” means Accounting Standards Codification.

“Asset Acquisition” means:

(1)    an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; or

(2)    the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1)    the sale, lease, conveyance or other disposition of any assets or rights of the Company and its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.14 hereof and/or Section 5.01 hereof and not by Section 4.10 hereof; and

(2)    the issuance or sale of Equity Interests in any of the Company’s Restricted Subsidiaries (other than preferred equity of Restricted Subsidiaries issued in compliance with Section 4.09 and directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)    any single transaction or series of related transactions that involves assets or Equity Interests of any Restricted Subsidiary having a Fair Market Value of less than $35.0 million;

(2)    a transfer or other disposition of assets between or among the Company and any Restricted Subsidiary;

(3)    an issuance, sale or other disposition of Equity Interests by a Restricted Subsidiary of the Company to the Company or to another Restricted Subsidiary of the Company;

(4)    the sale or lease of inventory, products or services or the lease, assignment or sub-lease of any real or personal property;

(5)    the sale or discounting of accounts receivable in the ordinary course of business;

(6)    any sale or other disposition of damaged, worn-out, obsolete or no longer useful assets or properties;

(7)    any sale of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(8)    the sale or other disposition of cash, Cash Equivalents or Marketable Securities;

(9)    a Restricted Payment that does not violate Section 4.07 hereof or is a Permitted Investment;

(10)    any sale or other disposition of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(11)    the granting of Liens not otherwise prohibited by this Indenture;

(12)    the surrender, or waiver of contract rights, leases, or settlement, release or surrender of contract, tort or other claims; and

(13)    any Asset Swap.

“Asset Swap” means any substantially contemporaneous (and in any event occurring within 180 days of each other) purchase and sale or exchange of any assets or properties used or useful in a Permitted Business between the Company or any of its Restricted Subsidiaries and another Person; provided, that the Fair Market Value of the properties or assets to be traded or exchanged by the Company or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the Fair Market Value of the properties or assets (together with any cash) to be received by the Company or such Restricted Subsidiary, and provided further that any net cash received must be applied in accordance with Section 4.10 hereof.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Prior Issue Date.

“Bank Product Obligations” means all obligations and liabilities of any kind, nature or character (whether direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary, due or to become due in existence on the Issue Date or thereafter incurred) of the Company or any Guarantor, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise, which may arise under, out of, or in connection with any treasury, investment, depository, clearing house, wire transfer, commercial credit card, purchasing card, merchant card, cash management or automated clearing house transfers of funds services or any related services, including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by a holder of Bank Product Obligations in connection with the collection or enforcement thereof.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns,” “Beneficial Ownership” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)     with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)    with respect to a partnership, the board of directors or other governing body of the general partner of the partnership;

(3)    with respect to a limited liability company, the board of directors or other governing body, and in the absence of same, the manager or board of managers or the managing member or members or any controlling committee thereof; and

(4)    with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close in New York State.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a lease that would at that time be required to be capitalized on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP; provided that any obligations of the Company or its Restricted Subsidiaries, or of a special purpose or other entity not consolidated with the Company and its Restricted Subsidiaries, either existing on the Issue Date or created prior to any recharacterization described below (or any refinancings thereof) (i) that were not included on the consolidated balance sheet of the Company as capital lease obligations and (ii) that are subsequently recharacterized as capital lease obligations or, in the case of such a special purpose or other entity becoming consolidated with the Company and its Restricted Subsidiaries, due to a change in accounting treatment or otherwise, shall for all purposes not be treated as Capital Lease Obligations or Indebtedness.

“Capital Stock” means:

(1)    in the case of a corporation, corporate stock;

(2)    in the case of an association or business entity that is not a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)    in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)    any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Contributions” means the aggregate amount of cash contributions made to the capital of the Company or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1)    U.S. dollars or other currencies held by the Company and any of its Restricted Subsidiaries from time to time in the ordinary course of business;

(2)    securities issued or directly and fully guaranteed or insured by the government of the United States or any agency or instrumentality of such government (provided that the full faith and credit of such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)    certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Revolving Credit Facility or any financial institution that is a member of the Federal Reserve System, in each case having combined capital and surplus and undivided profits of not less than $500.0 million, whose debt has a rating, at the time as of which any investment made therein is made of at least A-1 by S&P or at least P-1 by Moody’s or having capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of “B” or better;

(4)    repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)    commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(6)    securities issued or fully guaranteed by any state or commonwealth of the United States, or by any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from Moody’s or S&P, and, in each case, maturing within one year after the date of acquisition;

(7)    money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(8)    Indebtedness or preferred equity issued by Persons with a rating of “A” or higher from S&P or “A-2” from Moody’s with maturities of 24 months or less from the date of acquisition.

“Change of Control” means the occurrence of any of the following:

(1)    the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), other than the Permitted Holders or a Permitted Group, which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction; or

(2)    the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above),

other than the Permitted Holders or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company measured by voting power rather than number of shares, which occurrence is followed by a Rating Decline within 90 days thereof.

Notwithstanding the preceding, a conversion of the Company or any of its Restricted Subsidiaries from a limited liability company, corporation, limited partnership or other form of entity to a limited liability company, corporation, limited partnership or other form of entity or an exchange of all of the outstanding Capital Stock in one form of entity for Capital Stock of another form of entity will not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Capital Stock of the Company immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity, and, in either case no other “person” (other than a Permitted Group) Beneficially Owns more than 50% of the Voting Stock of such entity.

“Clearstream” means Clearstream Banking, s.a.

“Commodity Agreements” means, in respect of any Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement and designed to protect such Person against fluctuation in commodity prices.

“Company” means the Person named as the “Company” in the first introductory paragraph to this instrument until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter the “Company” shall mean such successor Person.

“Consolidated Adjusted EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)    the provision for taxes based on income, profits or capital, including without limitation provincial, state, franchise, local, foreign and similar taxes, of such Person and its Restricted Subsidiaries for such period; plus

(2)    the Fixed Charges of such Person and its Restricted Subsidiaries for such period; plus

(3)    depreciation, accretion, depletion, amortization (including amortization of goodwill and other intangibles, deferred financing fees, debt issuance costs, commissions and expenses and any amortization included in pension, other post-employment benefits (“OPEB”) or other employee benefit expenses, but excluding amortization of prepaid cash expenses (other than financing costs) that were paid in a prior period) and other non-cash expenses (including without limitation write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets (including pursuant to the application of ASC 350 and ASC 360) and the impact of purchase accounting, but excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period; plus

(4)    the amount of any restructuring charges (which, for the avoidance of doubt, shall include retention, severance, integration, business optimization, systems establishment cost or excess pension, OPEB, curtailment or other excess charges); plus

(5)    the minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on Equity Interests held by third parties; plus

(6)    the amount of management, consulting, monitoring and advisory fees and related expenses paid or accrued during such period; plus

(7)    accretion of asset retirement obligations in accordance with ASC 410 and any similar accounting in prior periods; plus

(8)    to the extent not otherwise included, the proceeds of any business interruption insurance received during such period; plus

(9)    to the extent actually reimbursed (and not otherwise included in arriving at Consolidated Net Income), expenses covered by indemnification provisions in any agreement in connection with any transaction involving the Company or any of its Subsidiaries.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP and before any deduction for preferred equity dividends or distributions; provided that:

(1)    any net after-tax extraordinary, unusual or nonrecurring gains or losses or income or expense or charge (including, without limitation, income, expenses and charges from litigation and arbitration settlements), severance, relocation, and other restructuring costs, any pre-operating expenses that are expensed and not capitalized, and fees, expenses or charges related to any offering of securities of such Person or other financing transaction, any Investment, acquisition, disposition or incurrence or repayment or early extinguishment of Indebtedness or other obligations permitted to be incurred hereunder (in each case, whether or not successful), including all fees, expenses and charges, and any financing charges, including penalty interest and bank charges, related to any Indebtedness or other obligations, in each case, shall be excluded;

(2)    any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded;

(3)    any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Company) shall be excluded;

(4)    any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness and Hedging Obligations or other derivative instruments shall be excluded;

(5)    (A) the net income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments in respect of equity that are actually paid in cash (or to the extent converted into cash) by such Person to the specified Person or a Restricted Subsidiary thereof in respect of such period and (B) the net income for such period shall include any dividend, distribution or other payments in respect of equity paid in cash by such Person to the specified Person or a Restricted Subsidiary thereof in excess of the amount included in clause (A);

(6)    any increase in depreciation, accretion, depletion or amortization or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with any acquisition that is consummated prior to or after the Issue Date shall be excluded;

(7)    accruals and reserves that are established within 12 months after an acquisition’s closing date and that are so required to be established as a result of such transaction in accordance with GAAP or as a result of a modification of accounting policies shall be excluded;

(8)    any impairment charges resulting from the application of ASC 350 and ASC 360 and the amortization of intangibles pursuant to ASC 805 and all asset write-downs and asset write-offs shall be excluded;

(9)    any long-term incentive plan accruals and any compensation expense realized from grants of stock or unit appreciation or similar rights, stock or unit options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(10)    (A) any unrealized non-cash gains or losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC 815), (B) any foreign exchange gains and losses and (C) any adjustments for financial instruments, derivatives or Hedging Obligations required by GAAP shall be excluded except for any realized exchange gains or losses on derivative instruments which are included as offsets to operating items as part of a designated hedging relationship;

(11)    the cumulative effect of a change in accounting principles will be excluded; and

(12)    the amount by which any income or charge attributable to a post-employment benefit scheme differs from the current service costs attributable to the scheme will be excluded.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any performance, leases, dividends, taxes or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)    to purchase any such primary obligation or any property constituting direct or indirect security thereof;

(2)    to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)    to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such obligation against loss in respect thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contribution Indebtedness” means Indebtedness of the Company or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the equity capital of the Company or such Guarantor after April 1, 2011; provided that:

(1)    if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the equity capital of the Company or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Notes; and

(2)    such Contribution Indebtedness (x) is incurred within 180 days after the making of such cash contributions and (y) is designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the incurrence date thereof.

Any cash contribution to the equity capital of the Company or any Guarantor that forms the basis for an incurrence of Contribution Indebtedness will be disregarded for purposes of Section 4.07 hereof.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which at any particular time its corporate trust business in St. Paul, Minnesota shall be principally administered, which office as of the date of this instrument is specified in Section 12.02 hereof, except that with respect to presentation of Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which at any particular time its corporate agency business shall be conducted, which office at the date of this instrument is located at 60 Livingston Avenue, EP-MN-WS3C, St. Paul, MN 55107-1419; Attention: Corporate Trust Services, or, in the case of any of such offices or agency, such other address as the Trustee may designate from time to time by notice to the Holders and the Company.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Revolving Credit Facility), indentures or commercial paper facilities, in each case, with banks or other institutional lenders or investors providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, debt securities or other indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means any preferred Capital Stock of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock) that is issued for cash (other than to any of the Company’s Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (2)(B)(i)(b) of Section 4.07(a) hereof.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock will not constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” of a Person means any Subsidiary of the referent Person that is not a Foreign Subsidiary.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means (i) an offer and sale of Capital Stock (other than Disqualified Stock and other than to a Subsidiary of the Company) of the Company or (ii) an offer and sale of Capital Stock (other than Disqualified Stock and other than to the Company or a Subsidiary of the Company) of a direct or indirect parent entity of the Company (to the extent the net proceeds therefrom are contributed to the equity capital of the Company) pursuant to (x) a registration statement that has been declared effective by the SEC pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company or such direct or indirect parent company), or (y) a private issuance exempt from registration under the Securities Act.

“Euroclear” means Euroclear Bank SA/NV, as operator of the Euroclear system.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in an Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” has the meaning set forth in the applicable Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the applicable Registration Rights Agreement.

“Excluded Contributions” means the net cash proceeds received by the Company after April 1, 2011 from:

(1)    contributions to its common equity capital; and

(2)    the sale (other than to a Subsidiary of the Company) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company,

in each case designated as “Excluded Contributions” pursuant to an Officer’s Certificate, the net cash proceeds of which are excluded from and have not been used towards the calculation set forth in clause (2)(B)(i)(b) of Section 4.07(a) hereof or any portion of Incremental Funds calculated therefrom.

“Existing Notes” means the (i) 6.0% Senior Notes due 2020 issued by Crestwood Midstream Partners LP and Crestwood Midstream Finance Corp. pursuant to an indenture dated as of December 7, 2012, (ii) 6.125% Senior Notes due 2022 issued by Crestwood Midstream Partners LP and Crestwood Midstream Finance Corp. pursuant to an indenture dated as of November 8, 2013 and (iii) 6.25% Senior Notes due 2023 issued by Crestwood Midstream Partners LP and Crestwood Midstream Finance Corp. pursuant to an indenture dated as of March 23, 2015, in each case, as outstanding on the Issue Date.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by (i) the principal financial officer of the Company for transactions less than $35.0 million and (ii) the Board of Directors of the Company (unless otherwise provided in this Indenture) for transactions valued at, or in excess of, $35.0 million.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than (i) ordinary working capital borrowings and

(ii) in the case of revolving credit borrowings, in which case interest expense will be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems preferred equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred equity, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio, Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), and any related financing transactions, that the specified Person or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Asset Acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated Fixed Charges and the change in Consolidated Adjusted EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period, including any pro forma expense and cost reductions and other operating improvements that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial officer of the specified Person (regardless of whether these cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto). Any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period, and if, since the beginning of the four-quarter reference period, any Person that subsequently became a Restricted Subsidiary or was merged with or into the specified Person or any of its other Restricted Subsidiaries since the beginning of such period shall have made any acquisition, Investment, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be adjusted giving pro forma effect thereto for such period as if such Asset Acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter reference period. Any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the specified Person. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the specified Person to be the rate of interest implicit in such Capital Lease

Obligation. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the specified Person may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the specified Person as set forth in an Officer’s Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)    the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, excluding amortization of deferred financing fees, debt issuance costs and commissions, fees and expenses and the expensing of any bridge, commitment or other financing fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any receivables facility but including original issue discount, non-cash interest payments, the interest component of any deferred payment obligations (classified as Indebtedness under this Indenture), the interest component of all payments associated with Capital Lease Obligations and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)    the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)    all dividend payments or other distributions on the Disqualified Stock of such Person or the preferred equity of any of its Restricted Subsidiaries, other than dividends or other distributions payable solely in Equity Interests of such Person (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person; less

(4)    interest income; less

(5)    non-cash interest expense attributable to movement in mark to market valuation of Hedging Obligations or other derivatives under GAAP; less

(6)    accretion or accrual of discounted liabilities not constituting Indebtedness; less

(7)    any expense resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any acquisition; and less

(8)    Additional Interest.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and does not guarantee or otherwise provide direct credit support for any Indebtedness of the Company, and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the date April 1, 2011.

“Global Note Legend” means the legend set forth in Section 2.06(g)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), 2.06(d)(2) or 2.06(f) hereof.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and the payment for which the United States pledges its full faith and credit.

“Guarantee” means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means each of (a) the Subsidiaries of the Company (other than the Co-Issuer) executing this Indenture as initial guarantors, (b) any other Subsidiary of the Company (other than the Co-Issuer) that guarantees the Notes in accordance with the provisions of this Indenture, and (c) their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under Interest Rate Agreements, Currency Agreements or Commodity Agreements.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)    in respect of borrowed money;

(2)    evidenced by (A) bonds, notes, debentures or similar instruments or (B) letters of credit (or reimbursement agreements in respect thereof); provided that the underlying obligation in respect of which the letter of credit was issued would, under one or more of clause (1) above or clauses (3) to (6) below, be treated as being Indebtedness;

(3)    in respect of banker’s acceptances;

(4)    representing Capital Lease Obligations;

(5)    representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)    to the extent not otherwise included in this definition, Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time), if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person); provided, however, that the amount of such Indebtedness shall be the lesser of (x) the Fair Market Value of such asset as such date of determination and (y) the amount of such Indebtedness of such other Person; and (ii) to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. The term “Indebtedness,” however, excludes any repayment or reimbursement obligation of such Person or any of its Restricted Subsidiaries with respect to Customary Recourse Exceptions, unless and until an event or circumstance occurs that triggers the Person’s or such Restricted Subsidiary’s direct repayment or reimbursement obligation (as opposed to contingent or performance obligations) to the lender or other Person to whom such obligation is actually owed, in which case the amount of such direct payment or reimbursement obligation shall constitute Indebtedness.

Notwithstanding the foregoing, “Indebtedness” shall not include (a) accrued expenses, royalties and trade payables; (b) Contingent Obligations incurred in the ordinary course of business; (c) asset retirement obligations and obligations in respect of reclamation and workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 90 days; or (d) any obligations under Currency Agreements, Commodity Agreements and Interest Rate Agreements; provided that such agreements are entered into for bona fide hedging purposes of the Company or its Restricted Subsidiaries (as determined in good faith by the Board of Directors or senior management of the Company, whether or not accounted for as a hedge in accordance with GAAP) and, in the case of Currency Agreements or Commodity Agreements, such Currency Agreements or Commodity Agreements are related to business transactions of the Company or its Restricted Subsidiaries entered into in the ordinary course of business and, in the case of Interest Rate Agreements, such Interest Rate Agreements substantially correspond in terms of notional amount, duration and interest rates, as applicable, to Indebtedness of the Company or its Restricted Subsidiaries incurred without violation of this Indenture.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning assigned to it in the preamble to this Indenture.

“Initial Purchasers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., SunTrust Robinson Humphrey, Inc., Wells Fargo Securities, LLC, Barclays Capital Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, BB&T Capital Markets, a division of BB&T Securities, LLC, Capital One Securities, Inc., MUFG Securities Americas Inc. and PNC Capital Markets LLC.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment Grade Rating” means a Moody’s rating of Baa3 (or the equivalent) or higher and an S&P rating of BBB- (or the equivalent) or higher, or, if either such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Investment Grade Securities” means:

(1)    securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition;

(2)    investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(3)    corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means March 14, 2017.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders of the Notes for use by such Holders in connection with an Exchange Offer.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien (statutory or other), hypothecation, assignment, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary or the Company), any purchase option, call or similar right of a third party with respect to such securities.

“Marketable Securities” means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange or the Nasdaq National Market and (ii) issued by a corporation or other entity having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation or other entity held by the Company and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities, as determined on the date of the contract relating to such Asset Sale.

“Moody’s” means Moody’s Investors Service, Inc. and its successors and assigns.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any non-cash form), net of the direct costs relating to such Asset Sale and the sale of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures or to holders of royalty or similar interests as a result of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, including without limitation, pension and post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, until such time as such reserve is reversed.

“Non-Recourse Debt” means Indebtedness:

(1)    as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) other than a pledge of the Equity Interests of any Unrestricted Subsidiaries or joint ventures, (b) is directly or indirectly liable (as a guarantor or otherwise) other than by virtue of a pledge of the Equity Interests of any Unrestricted Subsidiaries or joint ventures, except for Customary Recourse Exceptions, or (c) constitutes the lender; and

(2)    no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit, upon notice, lapse of time or both, any holder of any other Indebtedness (other than the Notes offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the guarantee by each Guarantor of the Issuers’ obligations under this Indenture and the Notes pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes, any Additional Notes and any Exchange Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any Additional Notes and any Exchange Notes.

“Obligations” means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest, premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means that certain offering memorandum, dated March 7, 2017, relating to the initial offering of the Initial Notes.

“Officer” means, with respect to any Person, the chairman of the Board of Directors, the principal executive officer, the president, the principal operating officer, the principal financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice-president of such Person (or, if such Person is a limited partnership, the general partner of such Person).

“Officer’s Certificate” means a certificate signed by any Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 12.05 hereof.

“Operating Surplus” has the meaning assigned to such term in the Partnership Agreement, as in effect on the Prior Issue Date.

“Opinion of Counsel” means an opinion from legal counsel, who is reasonably acceptable to the Trustee, that meets the requirements of Section 12.05 hereof, who may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Participating Broker-Dealer” has the meaning set forth in the applicable Registration Rights Agreement.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Company dated as of December 21, 2011, as amended by Amendment No. 1 dated as of September 27, 2013, Amendment No. 2 dated as of October 7, 2013 and Amendment No. 3 dated as of June 17, 2014, as in effect on the Prior Issue Date and as such may have been further amended, modified or supplemented from time to time thereafter.

“Permitted Business” means the businesses of the Company and its Subsidiaries engaged in on the Issue Date and any other activities that are similar, ancillary or reasonably related to, or a reasonable extension, expansion or development of, such businesses or ancillary thereto.

“Permitted Business Investments” means Investments by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary or in any joint venture; provided that:

(1)    the Company would, at the time of such Investment and after giving pro forma effect thereto as if such Investment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (b) such Investment does not exceed the aggregate amount of Incremental Funds not previously expended pursuant to Section 4.07 hereof at the time of such Investment; provided that the amount of any such Investment will be excluded from clauses (2)(B)(i)(a) – (2)(B)(i)(d) of Section 4.07(a) hereof or any portion of Incremental Funds resulting from such clauses (2)(B)(i)(a) – (2)(B)(i)(d) of Section 4.07(a) hereof;

(2)    if such Unrestricted Subsidiary or joint venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness that is recourse to the Company or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness for which the Company or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) would, at the time of such Investment and after giving pro forma effect thereto as if such Investment had been made at the beginning of the applicable four-quarter period, have been permitted to be incurred by the Company and its Restricted Subsidiaries pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof; and

(3)    such Unrestricted Subsidiary’s or joint venture’s activities are not outside the scope of the Permitted Business.

“Permitted Group” means any group of investors that is deemed to be a “person” (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to the Company’s initial public offering of limited partnership interests, by virtue of the Partnership Agreement, as the same may be amended, modified or supplemented from time to time; provided that no single Person (other than the Permitted Holders) Beneficially Owns (together with its Affiliates) more of the Voting Stock of the Company that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Permitted Holders in the aggregate.

“Permitted Holders” means First Reserve Management, LP and its Affiliates. Any person or group whose acquisition of Beneficial Ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(1)    any Investment in the Company or in a Restricted Subsidiary of the Company;

(2)    any Investment in cash, Cash Equivalents or Investment Grade Securities;

(3)    any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)    such Person becomes a Restricted Subsidiary of the Company; or

(b)    such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

and, in each case, any Investment held by any such Person;

(4)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5)    any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company or a direct or indirect parent company of the Company;

(6)    any Investments received (i) in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes; or (ii) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7)    Investments represented by Hedging Obligations;

(8)    loans or advances to officers, directors and employees made in the ordinary course of business or consistent with the past practice of the Company or any Restricted Subsidiary of the Company;

(9)    repurchases of the Notes;

(10)    Permitted Business Investments;

(11)    any Affiliate transaction to the extent it constitutes an Investment, that is permitted by and made in accordance with the provisions of Section 4.11(b) hereof (except for transactions described in clauses (3), (6), (7), (8), (9), (10), (12) and (13) of Section 4.11(b));

(12)    (A) guarantees issued in accordance with Section 4.09 and Section 4.15 hereof and (B) guarantees of performance or other obligations (other than Indebtedness) arising in the ordinary course of business or consistent with past practice;

(13)    any Investment existing on the Issue Date and any Investment that replaces, refinances or refunds an existing Investment; provided that the new Investment is in an amount that does not exceed the amount replaced, refinanced or refunded, and is made in the same Person as the Investment replaced, refinanced or refunded;

(14)    Investments consisting of purchases and acquisitions of parts, buildings, inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

(15)    additional Investments by the Company or any Restricted Subsidiary having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of (A) $200.0 million and (B) 5.0% of the Company’s Consolidated Net Tangible Assets; provided, however, that if any Investment pursuant to this clause (15) is made in a Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (15) for so long as such Person continues to be a Restricted Subsidiary;

provided, however, that with respect to any Investment, the Company may, in its sole discretion, allocate all or any portion of any Investment to one or more of the above clauses (1) through (15) so that the entire Investment would be a Permitted Investment.

“Permitted Liens” means:

(1)    Liens with respect to the Revolving Credit Facility or any other Credit Facilities;

(2)    Liens in favor of the Company or any of its Restricted Subsidiaries;

(3)    Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4)    Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(5)    Liens or deposits to secure the performance of statutory or regulatory obligations, or surety, appeal, indemnity or performance bonds, warranty and contractual requirements or other obligations of a like nature incurred in the ordinary course of business and Liens over cash deposits in connection with an acquisition, lease, disposition or investment;

(6)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof and any cash cover relating to a letter of credit or bank guarantee;

(7)    Liens to secure Indebtedness (including Capital Lease Obligations) permitted to be incurred pursuant to Section 4.09(b)(4) hereof covering only the assets acquired with or financed by such Indebtedness;

(8)    Liens securing Indebtedness permitted to be incurred pursuant to Section 4.09(b)(16) hereof;

(9)    Liens existing on the Issue Date;

(10)    Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(11)    Liens incurred or deposits made in the ordinary course of business to secure payment of workers’ compensation or to participate in any fund in connection with workmen’s compensation, unemployment insurance, old-age pensions or other social security programs;

(12)    Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, lessor’s, suppliers, banks, repairmen’s and mechanics’ Liens, and Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default, in each case, incurred in the ordinary course of business;

(13)    leases or subleases granted to others that do not materially interfere with the ordinary conduct of business of the Company or any of its Restricted Subsidiaries;

(14)    easements, rights of way, zoning and similar restrictions, reservations or encumbrances in respect of real property or title defects that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties (as such properties are used by the Company or its Subsidiaries) or materially impair their use in the operation of the business of the Company and its Subsidiaries;

(15)    Liens created for the benefit of (or to secure) the Notes, the Note Guarantees, and any Exchange Notes or guarantees of Exchange Notes;

(16)    Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)    the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(17)    Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(18)    Liens arising out of judgments constituting an Event of Default so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such legal proceedings may be initiated shall not have expired;

(19)    Liens to secure Indebtedness permitted to be incurred pursuant to Section 4.09(b)(13) hereof;

(20)    licenses of intellectual property in the ordinary course of business;

(21)    Liens on Equity Interests of an Unrestricted Subsidiary or joint venture that secure Indebtedness of such Unrestricted Subsidiary or joint venture;

(22)    leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries;

(23)    Liens to secure a defeasance trust;

(24)    Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to clients of which such equipment is located;

(25)    Liens securing insurance premium financing arrangements; provided that such Lien is limited to the applicable insurance contracts;

(26)    Liens securing the aggregate amount of Indebtedness (including Acquired Debt) incurred in connection with (or at any time following the consummation of) an Asset Acquisition made in accordance with this Indenture equal to, at the time of incurrence, the net increase in inventory, accounts receivable and net property, reserves, plant and equipment attributable to such Asset Acquisition from the amounts reflected on the Company’s historical consolidated balance sheet as of the end of the full fiscal quarter ending on or prior to the date of such Asset Acquisition, calculated after giving effect on a pro forma basis to such Asset Acquisition (which amount may, but need not, be incurred in whole or in part under the Revolving Credit Facility) less the amount of Indebtedness incurred in connection with such Asset Acquisition secured by Liens pursuant to clause (4) or (7) above;

(27)    Liens arising under retention of title, hire purchase or conditional sale arrangements arising under provisions in a supplier’s standard conditions of supply in respect of goods or services supplied to the Company or any Restricted Subsidiary in the ordinary course of business and on arm’s length terms;

(28)    Liens arising by way of set-off or pledge (in favor of the account holding bank) arising by operation of law or pursuant to standard banking terms or conditions; provided that the relevant bank account has not been set up nor has the relevant credit balance arisen in order to implement a secured financing;

(29)    Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(30)    Liens securing Hedging Obligations;

(31)    any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b) or (d) Liens over rental deposits with a lessor pursuant to a property lease entered into in the ordinary course of business;

(32)    Liens incurred under or in connection with lease and sale and leaseback transactions and novations and any refinancings thereof (and Liens securing obligations under lease transaction documents relating thereto), including, without limitation, Liens over the assets which are the subject of such lease, sale and leaseback, novations, refinancings, assets and contract rights related thereto (including, without limitation, the right to receive rental rebates or deferred sale payments), sublease rights, insurances relating thereto and rental deposits; and

(33)    Liens securing Indebtedness or other obligations of the Company or any Subsidiary of the Company with respect to obligations that do not exceed the greater of (A) $200.0 million and (B) 5.0% of the Company’s Consolidated Net Tangible Assets at any one time outstanding.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1)    payments to any parent companies of the Company in amounts equal to the amounts required for any direct payment of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of the Company and general corporate overhead expenses of any direct parent of the Company to the extent such fees and expenses are attributable to the ownership or operation of the Company and its Subsidiaries; and

(2)    dividends or distributions paid to such parent companies, if applicable, in amounts equal to amounts required for such parent companies, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company incurred in accordance with Section 4.09 hereof.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of the Company’s Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)    the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus any premium required to be paid on the Indebtedness being so renewed, refunded, replaced, defeased or discharged, plus the amount of all fees, expenses and accrued interest incurred in connection therewith);

(2)    such Permitted Refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; provided that this clause (2) shall not apply to debt under Credit Facilities;

(3)    if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)    such Permitted Refinancing Indebtedness shall not include Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Prior Issue Date” means the date of original issue of the 6.25% Notes, March 23, 2015.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agency” means each of S&P and Moody’s, or if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating organization or organizations, within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency or agencies for S&P or Moody’s, or both, as the case may be.

“Rating Category” means:

(1)    with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)    with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of the notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of the notes has decreased by one or more gradations, gradations within Rating Categories, namely + or – for S&P, and 1, 2 and 3 for Moody’s, will be taken into account. For example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease by one gradation.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of March 14, 2017, among the Issuers, the Guarantors and the Initial Purchasers named therein, as such agreement may be amended, modified or supplemented from time to time and, with respect to any Additional Notes, one or more registration rights agreements among the Issuers, the

Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Issuers to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination (together with the denomination of any other Regulation S Global Note) equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Related Party” means:

(1)    any controlling stockholder, partner, member, 50% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Equity Investor;

(2)    any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 50% or more controlling interest of which consist of any one or more Equity Investors and/or such other Persons referred to in the immediately preceding clause; or

(3)    any Person with whom an Equity Investor or a Related Party (under clause (1) or (2) of this definition of Related Party) may be deemed as part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Reporting Failure” means the failure of the Company to comply with the provisions specified in Section 4.03 hereof (after giving effect to any grace period specified under Rule 12b-25 under the Exchange Act).

“Responsible Officer” when used with respect to the Trustee, means any officer assigned to the Corporate Trust Division – Corporate Finance Unit of the Trustee (or any successor division or unit of the Trustee) located at the Corporate Trust Office of the Trustee who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(c)(2) and the second sentence of Section 7.05 shall also include any other officer of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of September 30, 2015, by and among the Company, the Guarantors, the lenders party thereto in their capacities as lenders thereunder, Wells Fargo Bank, National Association, as administrative agent and collateral agent, and the other parties thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, replacements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 4.09 hereof).

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings and its successors and assigns.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the applicable Registration Rights Agreement.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, with respect to any installment of principal on any series of Indebtedness, the date on which the payment of principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any Contingent Obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)    any corporation, association or other business entity of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’

agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)    any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interest or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TIA” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Treasury Rate” means, in respect of any redemption date, the yield to maturity as of the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to April 1, 2020; provided, however, that if the period from the redemption date to April 1, 2020, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Company (a) will calculate the Treasury Rate no later than the second (and no earlier than the fourth) Business Day preceding the applicable redemption date (or in the case of any redemption in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture, on the Business Day preceding such event) and (b) will file with the Trustee, promptly after completing such calculation and in any event prior to the redemption date, a statement setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means U.S. Bank National Association until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means (a) each of (1) Tres Palacios Holdings LLC, (2) Crestwood Niobrara LLC, (3) Crestwood Infrastructure Holdings LLC, (4) Crestwood Pipeline and Storage Northeast LLC and (5) Powder River Basin Industrial Complex, LLC, (b) any other any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, and (c) any Subsidiary of an Unrestricted Subsidiary, but only to the extent that, in each case, such Subsidiary:

(1)    except to the extent permitted by subclause (2)(b) of the definition of Permitted Business Investments, has no Indebtedness other than Non-Recourse Debt (other than guarantees of performance of the Unrestricted Subsidiary made in the ordinary course of business, excluding guarantees of Indebtedness for borrowed money);

(2)    is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(3)    has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such guarantee would be released upon such designation.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published by The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)    the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)    the then outstanding principal amount of such Indebtedness.

Section 1.02    Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11(a)
“Asset Sale Offer”	4.10(c)
“Authentication Order”	2.02
“Calculation Date”	1.01

Term	Defined in Section
“Change of Control Offer”	4.14(a)
“Change of Control Payment”	4.14(a)
“Change of Control Payment Date”	4.14(a)
“Co-Issuer”	Preamble
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10(c)
“Incremental Funds”	4.07(a)
“incur”	4.09(a)
“Initial Lien”	4.12
“Issuers”	Preamble
“Legal Defeasance”	8.02
“Offer Period”	4.10(e)
“Patriot Act”	12.13
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09(b)
“Registrar”	2.03
“Restricted Payments”	4.07(a)
“Trailing Four Quarters”	4.07(a)

Section 1.03    Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means the Issuers and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04    Rules of Construction.

Unless the context otherwise requires:

(i)    a term has the meaning assigned to it;

(ii)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(iii)    “or” is not exclusive;

(iv)    words in the singular include the plural, and in the plural include the singular;

(v)    “will” shall be interpreted to express a command;

(vi)    provisions apply to successive events and transactions;

(vii)    references to sections of or rules under the Securities Act or the Exchange Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(viii)    references to Sections, Articles, Exhibits, subsections or other subdivisions are references to Sections, Articles, Exhibits, subsections or other subdivisions of this Indenture unless otherwise specified; and

(ix)    the words “hereof,” “herein,” “hereunder” and words of similar import are references to this Indenture as a whole and not to any particular provisions of this Indenture.

ARTICLE 2

THE NOTES

Section 2.01    Form and Dating.

(a)    General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b)    Global Notes. Notes issued in global form will be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each

Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02    Execution and Authentication.

At least one Officer must sign the Notes for each Issuer by manual or facsimile signature.

If an Officer whose facsimile signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee will, upon receipt of a written order of the Issuers signed by an Officer of each of the Issuers (an “Authentication Order”), authenticate Notes for original or other issue that may be validly issued under this Indenture, including any Additional Notes and any Exchange Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for original issuance by the Issuers pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuers.

Section 2.03    Registrar and Paying Agent.

The Issuers will maintain an office or agency in the United States where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency in the City and State of New York where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Issuers may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers will notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuers or any of the Company’s Subsidiaries may act as Paying Agent or Registrar.

The Issuers initially appoint The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Issuers initially appoint the Trustee at its Corporate Trust Office to act as the Registrar and to act as Custodian with respect to the Global Notes. The Issuers initially appoint the Trustee to act as Paying Agent at its corporate trust office in the City and State of New York, which office is located on the date hereof at 100 Wall Street, Suite 1600, New York, New York 10005.

Section 2.04    Paying Agent to Hold Money in Trust.

The Issuers will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Interest, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuers at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuers or a Subsidiary of the Company) will have no further liability for the money. If the Issuers or a Subsidiary of the Company acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee will serve as Paying Agent for the Notes.

Section 2.05    Holder Lists.

The Trustee will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuers will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuers shall otherwise comply with TIA § 312(a).

Section 2.06    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Issuers for Definitive Notes if:

(1)    the Issuers deliver to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuers within 120 days after the date of such notice from the Depositary;

(2)    the Issuers, at their option and subject to the procedures of the Depositary, determine that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or

(3)    there has occurred and is continuing an Event of Default with respect to the Notes and the Depositary notifies the Trustee of its decision to exchange the Global Notes for Definitive Notes.

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)    both:

(i)    a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii)    instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon consummation of an Exchange Offer by the Issuers in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(3)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A)    if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B)    if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(A)    such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies pursuant to the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers or the Guarantors;

(B)    such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C)    such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D)    the Registrar receives the following:

(i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Notwithstanding the provisions of the first sentence of this subparagraph (4), at the option of the Issuers, beneficial interests in a Restricted Global Note shall automatically be exchanged for beneficial interests in an Unrestricted Global Note upon the Issuers’ compliance in full with the Depositary’s “Procedures for the Mandatory Exchange of Rule 144A Securities for Unrestricted Securities” or “Procedures for the Mandatory Exchange of Regulation S Securities for Unrestricted Securities,” as applicable (or such replacement procedures as the Depositary shall put in place). Upon such exchange of beneficial interests pursuant to this Section 2.06(b)(4), the Registrar shall reflect on its books and records the date of such transfer and a decrease and increase in the principal amount of the applicable Restricted Global Note and the Unrestricted Global Note, respectively, equal to the principal amount of beneficial interests transferred. Following any such transfer pursuant to this Section 2.06(b)(4) of all of the beneficial interests in a Restricted Global Note to an Unrestricted Global Note, such Restricted Global Note shall be cancelled.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such beneficial interest is being transferred to the Issuers or any of their Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if:

(A)    such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies pursuant to the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers or the Guarantors;

(B)    such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C)    such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D)    the Registrar receives the following:

(i)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such Restricted Definitive Note is being transferred to the Issuers or any of the Company’s Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the 144A Global Note, and in the case of clause (C) above, the Regulation S Global Note.

(2)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)    such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies pursuant to the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers or the Guarantors;

(B)    such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C)    such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D)    the Registrar receives the following:

(i)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)    if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)    such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the applicable Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies pursuant to the applicable Letter of Transmittal that it is not (i) a Participating Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Notes or (iii) a Person who is an affiliate (as defined in Rule 144) of the Issuers or the Guarantors;

(B)    any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the applicable Registration Rights Agreement;

(C)    any such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the applicable Registration Rights Agreement; or

(D)    the Registrar receives the following:

(i)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)    Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with the applicable Registration Rights Agreement, the Issuers will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate:

(1)    one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Participating Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuers; and

(2)    Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Participating Broker-Dealers, (B) they are not participating in a distribution of the Exchange Notes and (C) they are not affiliates (as defined in Rule 144) of the Issuers.

Concurrently with the issuance of such Notes, the Trustee will cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Issuers will execute and the Trustee will authenticate and deliver to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the appropriate principal amount.

(g)    Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1)    Private Placement Legend.

(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE

“SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER: (1) REPRESENTS THAT: (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT OR (B) IT IS NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), AND (2) AGREES FOR THE BENEFIT OF THE ISSUERS THAT IT SHALL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS NOTE OR ANY BENEFICIAL INTEREST HEREIN, EXCEPT IN ACCORDANCE WITH THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND ONLY: (A) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(C) ABOVE OR (2)(D) ABOVE, A DULY COMPLETED AND SIGNED CERTIFICATE (THE FORM OF WHICH MAY BE OBTAINED FROM THE TRUSTEE) MUST BE DELIVERED TO THE TRUSTEE. PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH (2)(E) ABOVE, THE ISSUERS RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY RULE 144 EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES

ACT. THE INDENTURE CONTAINS A PROVISION REQUIRING THE TRUSTEE TO REFUSE TO REGISTER ANY TRANSFER OF THIS NOTE IN VIOLATION OF THE FOREGOING RESTRICTIONS.”

(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (c)(3), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2)    Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.01 AND SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY

PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for beneficial interests in another Global Note, Definitive Notes, or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.

(1)    To permit registrations of transfers and exchanges, the Issuers will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2)    No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 4.10, 4.14 and 9.05 hereof).

(3)    The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5)    Neither the Registrar nor the Issuers will be required:

(A)    to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B)    to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C)    to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving any payment on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuers shall be affected by notice to the contrary.

(7)    The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8)    All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07    Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuers, or if the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuers will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuers to protect the Issuers, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuers may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuers and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08    Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interests in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Issuers or an Affiliate of the Issuers holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuers, a Subsidiary of the Company or an Affiliate of any thereof) holds, by 10:00 a.m. Eastern Time on a redemption date or other maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09    Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuers or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Issuers or any Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned will be so disregarded.

Section 2.10    Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuers will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes. Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11    Cancellation.

The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will dispose of such canceled Notes in its customary manner (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Issuers. The Issuers may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12    Defaulted Interest.

If the Issuers default in a payment of interest on the Notes, they will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Issuers will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuers will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) will give Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13    CUSIP Numbers.

The Issuers in issuing the Notes may use “CUSIP,” “ISIN” or other similar numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP,” “ISIN” or other similar numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuers will promptly notify the Trustee in writing of any change in the “CUSIP,” “ISIN” or other similar numbers.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01    Notices to Trustee.

If the Issuers elect to redeem Notes pursuant to the optional redemption provisions of Section 3.07 or 4.14(d) hereof, they must furnish to the Trustee, at least two Business Days prior to the giving of a notice of redemption, an Officer’s Certificate setting forth:

(1)    the clause of this Indenture pursuant to which the redemption shall occur;

(2)    the redemption date;

(3)    the principal amount of Notes to be redeemed;

(4)    the redemption price (if then determined and otherwise the method of determination); and

(5)    applicable CUSIP Numbers.

Section 3.02    Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1)    if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)    if the Notes are not listed on any national securities exchange, on a pro rata basis (or, in the case of Global Notes, based on DTC’s method that most nearly approximates a pro rata selection).

In the event of partial redemption, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 15 nor more than 60 days prior to the redemption date by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee will promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed. Notes and portions of Notes selected will be in amounts of $2,000 or whole multiples of $1,000 in excess of $2,000; provided that no Notes of $2,000 or less shall be redeemed in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03    Notice of Redemption.

(a)    Notices of redemption will be given at least 15 but not more than 60 days before the redemption date (except in the case of a redemption under Section 4.14(d) hereof, which notice of redemption shall be given at least 30 but not more than 60 days before the redemption date) to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Article 8 or 11 hereof.

The notice will identify the Notes (including CUSIP Numbers) to be redeemed and will state:

(1)    the redemption date;

(2)    the redemption price (if then determined and otherwise the method of determination);

(3)    if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note;

(4)    the name and address of the Paying Agent;

(5)    that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6)    that, unless the Issuers default in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7)    the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8)    that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(9)    if in connection with any conditional notice of redemption pursuant to Section 3.07(e) hereof, any condition to the related redemption.

At the Issuers’ request, the Trustee will give the notice of redemption in the Issuers’ names and at their expense; provided, however, that the Company has delivered to the Trustee, at least two Business Days prior to the giving of a notice of redemption, a written request signed by an Officer of the Company that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Notes called for redemption become due on the date fixed for redemption unless redemption is conditioned upon the closing of a specified transaction.

Section 3.04    Effect of Notice of Redemption.

Once notice of redemption is given in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price, except as provided for in Section 3.07(e) hereof. The notice, if given in accordance with Section 3.03 hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

Section 3.05    Deposit of Redemption Price.

No later than 10:00 a.m. Eastern Time on the redemption date, the Issuers will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued interest and Additional Interest, if any, on all Notes to be redeemed on that date. The Trustee or the Paying Agent will promptly return to the Issuers any money deposited with the Trustee or the Paying Agent by the Issuers in excess of the amounts necessary to pay the redemption price of, and accrued interest and Additional Interest, if any, on, all Notes to be redeemed.

If the Issuers comply with the provisions of the preceding paragraph, on and after the redemption date, interest will cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption is not so paid upon surrender for redemption because of the failure of the Issuers to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06    Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuers will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Issuers a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07    Optional Redemption.

(a)    On any one or more occasions on or prior to April 1, 2020, the Issuers may redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture (including any Additional Notes issued after the Issue Date), upon giving notice as provided in Section 3.03, at a redemption price equal to 105.75% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to, but not including, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), but in an aggregate principal amount not greater than the net cash proceeds of one or more Equity Offerings; provided that:

(1)    at least 50% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Issuers and the Company’s Subsidiaries) remains outstanding immediately after the occurrence of such redemption (unless all of such Notes are redeemed); and

(2)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(b)    On any one or more occasions after April 1, 2020, the Issuers may redeem all or a part of the Notes upon giving notice as provided in Section 3.03, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to, but not including, the applicable redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2020	104.313%
2021	102.875%
2022	101.438%
2023 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price as herein provided, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(c)    On any one or more occasions prior to April 1, 2020, the Issuers may also redeem all or a part of the Notes, upon giving notice as provided in Section 3.03, at a redemption price equal to 100% of the aggregate principal amount thereof plus the Applicable Premium, and accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to, but not including, the redemption date (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date). The Trustee shall have no duty to calculate or verify the calculation of the Applicable Premium.

(d)    Except pursuant to this Section 3.07 or Section 4.14(d), the Notes will not be redeemable at the Issuers’ option prior to April 1, 2020. The Issuers will not, however, be prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise.

(e)    Any notice of any redemption pursuant to this Section 3.07 may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuers’ discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Offering or other corporate transaction.

(f)    Any redemption pursuant to this Section 3.07 or Section 4.14(d) shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08    Mandatory Redemption.

The Issuers will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4

COVENANTS

Section 4.01    Payment of Notes.

The Issuers will pay or cause to be paid the principal of, premium, if any, and interest and Additional Interest, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Interest, if any will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary of the Company, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal of, premium, if any, and interest and Additional Interest, if any, then due. The Issuers will pay all Additional Interest, if any, in the same manner on the dates and in the amounts set forth in the applicable Registration Rights Agreement.

The Issuers will pay interest on overdue principal at the rate specified therefor in the Notes, and it shall pay interest on overdue installments of interest at the same rate borne by the Notes to the extent lawful.

Section 4.02    Maintenance of Office or Agency.

The Issuers will maintain in the City and State of New York, an office or agency (which may be an office of the Trustee or the Paying Agent or an affiliate of the Trustee or the Paying Agent) where Notes may be surrendered for payment, and the Issuers will maintain in the United States an office or agency (which may be an office of the Trustee or the Registrar or an affiliate of the Trustee or the Registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers fail to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Issuers of their obligation to maintain an office or agency in the City and State of New York where Notes may be surrendered for payment. The Issuers will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03    Reports.

(a)    Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Company will file with the SEC, and provide the Trustee and Holders with copies thereof, without cost to each Holder:

(1)    within 90 days after the end of each fiscal year (or such longer period as may be permitted by the SEC if the Company were then subject to such SEC reporting requirements as a non-accelerated filer), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information and a report by the Company’s certified independent accountants;

(2)    within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such longer period as may be permitted by the SEC if the Company were then subject to such SEC reporting requirements as a non-accelerated filer), quarterly reports on Form 10-Q containing the information required to be contained therein (or any successor or comparable form) including, without limitation, a management’s discussion and analysis of financial information; and

(3)    within the time period specified for filing current reports on Form 8-K by the SEC, such other current reports on Form 8-K (or any successor or comparable form) containing substantially all the information required to be contained therein (or any successor or comparable form).

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(b)    In the event that any direct or indirect parent company of the Company becomes a guarantor of the Notes, the Company may satisfy its obligations under this Section 4.03 with respect to financial information relating to the Company by furnishing financial information relating to such parent company; provided that the same be accompanied by consolidated information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and its Restricted Subsidiaries on a standalone basis, on the other hand.

(c)    To the extent not satisfied by the preceding provisions of this Section 3.03, for so long as any Notes are outstanding, the Company will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(d)    Notwithstanding the foregoing, the Company will be deemed to have furnished each of the reports referred to above to the Trustee and the Holders on the date that the Company or any direct or indirect parent of the Company has filed such reports with the SEC via the EDGAR (or any successor) filing system and such reports are publicly available.

Section 4.04    Compliance Certificate.

(a)    The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending December 31, 2017) an Officer’s Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default and whether or not the signers know of any Default that occurred during such period. If they do, the certificate shall describe the Default, its status and what action the Issuers are taking or propose to take with respect thereto. The Issuers also shall comply with Section 314(a)(4) of the TIA.

(b)    So long as any of the Notes are outstanding, the Company will deliver to the Trustee, forthwith upon any Officer becoming aware of any Default or Event of Default, a written statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

Section 4.05    Intentionally Omitted.

Section 4.06    Intentionally Omitted.

Section 4.07    Restricted Payments.

(a)

(1)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(A)    declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(B)    purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(C)    make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Issuers or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee (excluding (x) any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries or (y) the purchase, repurchase or other acquisition of Indebtedness that is contractually subordinated to the Notes or to any Note Guarantee, as the case may be, purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition), except a payment of interest or principal at the Stated Maturity thereof; or

(D)    make any Restricted Investment;

(all such payments and other actions set forth in these clauses (A) through (D) above being collectively referred to as “Restricted Payments”), unless,

(2)    at the time of and after giving effect to such Restricted Payment,

(A)    no Default (except a Reporting Failure) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and

(B)    either:

(i)    if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available at the time of such Restricted Payment (the “Trailing Four Quarters”) is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries with respect to the quarter for which such Restricted Payment is made (excluding Restricted Payments permitted by clauses (2) through (15) of Section 4.07(b) hereof), is less than the sum, without duplication, of:

(a)    Available Cash from Operating Surplus as of the end of the immediately preceding quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(b)    100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Company since April 1, 2011 (x) as a contribution to its common equity capital or (y) from the issue or sale of Equity Interests of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock, Designated Preferred Stock, Excluded Contributions or Cash Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c)    to the extent that any Restricted Investment that was made after April 1, 2011 is sold for cash or otherwise liquidated or repaid for cash, 100% of the aggregate amount received in cash and the Fair Market Value of property other than cash received; plus

(d)    the net reduction in Restricted Investments resulting from distributions, repayments of loans or advances, or other transfers of assets in each case to the Company or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, or from mergers or consolidations with or into, or transfers of assets to, the Company or a Restricted Subsidiary of the Company, 100% of the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer, to the extent such amounts have not been included in Available Cash from Operating Surplus for any period commencing on or after April 1, 2011 (items (b), (c) and (d) being referred to as “Incremental Funds”); minus

(e)    the aggregate amount of Incremental Funds previously expended pursuant to this clause (a)(2)(B)(i) and clause (a)(2)(B)(ii) below; or

(ii)    if the Fixed Charge Coverage Ratio for the Trailing Four Quarters is less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries with respect to the quarter for which such Restricted Payment is made (excluding Restricted Payments permitted by clauses (2) through (15) of Section 4.07(b) hereof), is less than the sum, without duplication, of:

(a)    $300.0 million less the aggregate amount of all prior Restricted Payments made by the Company and its Restricted Subsidiaries pursuant to this clause (a)(2)(B)(ii)(a) since April 1, 2011; plus

(b)    Incremental Funds to the extent not previously expended pursuant to this clause (a)(2)(B)(ii) or clause (a)(2)(B)(i) above.

(b)    The provisions of Section 4.07(a) hereof will not prohibit:

(1)    the payment of any dividend or distribution or the consummation of any redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if, at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2)    the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company or any direct or indirect parent company of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (2)(B)(i)(b) of Section 4.07(a) hereof or any portion of Incremental Funds resulting from clause (2)(B)(i)(b) of Section 4.07(a) hereof;

(3)    the purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Restricted Subsidiary of the Company that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4)    the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5)    the purchase, redemption or other acquisition or retirement (or dividends or distributions to any direct or indirect parent company of the Company to finance any such purchase, redemption or other acquisition or retirement) for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company or any direct or indirect parent company of the Company held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company pursuant to any equity subscription agreement, shareholders’ or members’ agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interest appreciation rights or option plan or similar arrangement; provided, however, that the aggregate price paid for all such purchased, redeemed, acquired or retired Equity Interests may not exceed $25.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, that the amount in any calendar year may be increased by an amount not to exceed:

(A)    the cash proceeds (other than Excluded Contributions and Cash Contributions) received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock and Designated Preferred Stock) of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent company of the Company that occurs after April 1, 2011; provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition, or dividend or distribution will not increase the amount available for Restricted Payments under clause (2)(B)(i) of Section 4.07(a) hereof or any portion of Incremental Funds resulting from clause (2)(B)(i) of Section 4.07(a) hereof or clause (2) of Section 4.07(b) hereof; plus

(B)    the cash proceeds of key man life insurance policies received by the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) and its Restricted Subsidiaries after April 1, 2011;

provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any single calendar year; or

(6)    the purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests deemed to occur upon the exercise of options, warrants, incentives, rights to acquire Equity Interests or other convertible securities if such Equity Interests represent a portion of the exercise or exchange price thereof, and any purchase, repurchase, redemption or other acquisition or retirement for value of Equity Interests made in lieu of withholding taxes in connection with any exercise or exchange of options, warrants, incentives or rights to acquire Equity Interests;

(7)    the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after April 1, 2011 in accordance with the Fixed Charge Coverage Ratio test described under Section 4.09(a) hereof;

(8)    Permitted Payments to Parent;

(9)    the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after April 1, 2011 and the declaration and payment of dividends to any direct or indirect parent company of the Company, the proceeds of which will be used to fund the payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of the Company issued after April 1, 2011; provided, however, that (A) the Company would, at the time of such issuance of Designated Preferred Stock and after giving pro forma effect to such issuance (and the payment of dividends or distributions thereunder) as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a), and (B) the aggregate amount of dividends declared and paid pursuant to this clause (9) does not exceed the net cash proceeds actually received by the Company (including any such proceeds contributed to the Company by any direct or indirect parent company of the Company) from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after April 1, 2011;

(10)    Restricted Payments in an aggregate amount equal to the amount of Excluded Contributions previously received by the Company and its Restricted Subsidiaries;

(11)    the satisfaction of change of control obligations and asset sale obligations once the Company has fulfilled its obligations under this Indenture with respect to a Change of Control or an Asset Sale;

(12)    cash dividends or other distributions on the Company’s Capital Stock used to, or the making of loans to any direct or indirect parent of the Company to, fund the payment of fees and expenses owed by the Company or its Restricted Subsidiaries to Affiliates, to the extent permitted by Section 4.11 hereof (other than Section 4.11(b)(6) hereof);

(13)    the payment of dividends or distributions on the Company’s common equity (or the payment of dividends or distributions to a direct or indirect parent company of the Company to fund the payment by such parent company of dividends or distributions on its common equity) of up to 6.0% per calendar year of the net proceeds received by the Company from any public Equity Offering or contributed to the Company by a direct or indirect parent company of the Company from any public Equity Offering; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (2)(B)(i)(b) of Section 4.07(a) hereof or any portion of Incremental Funds resulting from clause (2)(B)(i)(b) of Section 4.07(a); and

(14)    the distribution, as a dividend or otherwise, of Capital Stock of, or Indebtedness owed to, the Company or a Restricted Subsidiary of the Company by, Unrestricted Subsidiaries; and

(15)    other Restricted Payments in an aggregate amount not to exceed $25.0 million since the Issue Date;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clause (9) or (15) of this Section 4.07(b), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)    The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment (or, in the case of a non-cash dividend or distribution, on the date of declaration) of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with this Section 4.07, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (15) of Section 4.07(b) hereof, or is permitted pursuant to Section 4.07(a) hereof, the Company will be entitled to classify such Restricted Payment (or portion thereof) on the date made or later reclassify such Restricted Payment (or portion thereof) in any manner that complies with this Section 4.07. For the avoidance of doubt, in no event will limited partner interests of the Company issued in kind as a distribution pursuant to the Partnership Agreement be considered to be a Restricted Payment.

Section 4.08    Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries that is not a Guarantor to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1)    pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, provided that the priority that any series of preferred equity of a Restricted Subsidiary has in receiving dividends, distributions or liquidating distributions before dividends, distributions or liquidating distributions are paid in respect of any common equity of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or other distributions on Capital Stock for purposes of this Section 4.08 so long as the terms of such preferred equity do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make distributions on its Capital Stock, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2)    make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3)    sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b)    However, the restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1)    agreements governing Indebtedness outstanding on the Issue Date, the Existing Notes, the Revolving Credit Facility and other Credit Facilities in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the chief financial officer of the Company, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(2)    this Indenture, the Notes and the Note Guarantees (and any Additional Notes and related guarantees under this Indenture);

(3)    applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(4)    any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5)    customary non-assignment provisions or subletting restrictions in contracts, leases and licenses entered into in the ordinary course of business;

(6)    purchase money obligations for property (including Capital Stock) acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3) hereof;

(7)    any agreement for the sale or other disposition of the Capital Stock or assets of a Restricted Subsidiary of the Company that restricts distributions by that Restricted Subsidiary pending closing of the sale or other disposition;

(8)    Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the chief financial officer of the Company, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)    Liens permitted to be incurred under Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)    provisions limiting the disposition or distribution of assets or property or transfer of Capital Stock in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents, and other similar agreements entered into in the ordinary course of business, consistent with past practice or with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets, property or Capital Stock that are the subject of such agreements;

(11)    restrictions on cash, Cash Equivalents, Marketable Securities or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business;

(12)    other Indebtedness of Restricted Subsidiaries that are non-Guarantors that is incurred subsequent to the Issue Date pursuant to Section 4.09 hereof;

(13)    encumbrances on any property or asset that exist at the time the property or asset was acquired by the Company or a Restricted Subsidiary of the Company;

(14)    contractual encumbrances or restrictions in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not, in the good faith judgment of the chief financial officer of the Company, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Issue Date;

(15)    any encumbrance or restriction with respect to an Unrestricted Subsidiary pursuant to or by reason of an agreement that the Unrestricted Subsidiary is a party to or entered into before the date on which such Unrestricted Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of the Unrestricted Subsidiary becoming a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Company or any other Restricted Subsidiary other than the assets and property of such Unrestricted Subsidiary;

(16)    any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred, in each case permitted to be incurred by Section 4.09 hereof, if either (x) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (y) the Company determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Company, whose determination shall be conclusive;

(17)    any encumbrances or restrictions imposed by any amendments or refinancings of the contracts, instruments or obligations referred to above in clauses (1) through (16); provided that such amendments or refinancings are not, in the good faith judgment of the chief financial officer of the Company, materially more restrictive, taken as a whole, than such encumbrances and restrictions prior to such amendment or refinancing; and

(18)    provisions with respect to the receipt of a rebate on an operating lease until all obligations due to a lessor on other operating leases are satisfied or other customary restrictions in respect of assets or contract rights acquired by a Restricted Subsidiary of the Company in connection with a sale and leaseback transaction.

Section 4.09    Incurrence of Indebtedness and Issuance of Preferred Equity.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any preferred equity; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Co-Issuer or any other Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue preferred equity, if on the date thereof the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred equity is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred equity had been issued, as the case may be, at the beginning of such four-quarter period.

(b)    The provisions of Section 4.09(a) hereof will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness and letters of credit and bankers’ acceptances under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (A) $1,500.0 million and (B) the sum of (i) $350.0 million and (ii) 30.0% of the Company’s Consolidated Net Tangible Assets;

(2)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness to the extent outstanding on the Issue Date, including the Existing Notes;

(3)    the incurrence by the Company or any of its Restricted Subsidiaries (including any future Guarantor) of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date and the Exchange Notes and the related exchange guarantees to be issued pursuant to a Registration Rights Agreement;

(4)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, industrial revenue bonds, purchase money obligations or other Indebtedness or preferred equity, or synthetic lease obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including Capital Stock), plant or equipment used in the business of the Company or any of its Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of (A) $200.0 million and (B) 5.0% of the Company’s Consolidated Net Tangible Assets as of the date of such incurrence;

(5)    the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a) hereof or clauses (2), (3), (5) or (15) of this Section 4.09(b);

(6)    the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness and cash management pooling obligations and arrangements between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A)    if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Issuers, or the Note Guarantee, in the case of a Guarantor; and

(B)    (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)    the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of preferred equity; provided, however, that:

(A)    any subsequent issuance or transfer of Equity Interests that results in any such preferred equity being held by a Person other than the Company or a Restricted Subsidiary of the Company, and

(B)    any sale or other transfer of any such preferred equity to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such preferred equity by such Restricted Subsidiary that was not permitted by this clause (7);

(8)    the incurrence by the Company or any of its Restricted Subsidiaries of Bank Product Obligations other than for speculative purposes;

(9)    the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness and cash management pooling obligations and arrangements of the Company or a Restricted Subsidiary of the Company; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(10)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, reclamation, statutory obligations, bankers’ acceptances, bid, performance, surety or similar bonds and letters of credit or completion or performance guarantees (including without limitation, performance guarantees pursuant to supply agreements or equipment leases), or other similar obligations in the ordinary course of business or consistent with past practice;

(11)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds;

(12)    the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or preferred equity of the Company or any Restricted Subsidiary of the Company incurred or issued to finance an acquisition or of Persons that are acquired by the Company or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary of the Company in accordance with the terms of this Indenture; provided, however, that for any such Indebtedness, Disqualified Stock or preferred equity outstanding under this clause (12) in excess of $40.0 million, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (12), after giving effect to such acquisition and the incurrence of such Indebtedness, Disqualified Stock and preferred equity either:

(A)    the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); or

(B)    the Fixed Charge Coverage Ratio would not be less than immediately prior to such acquisition;

(13)    the incurrence by Foreign Subsidiaries of the Company of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause (13), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (13), not to exceed 10.0% of the total assets of the Foreign Subsidiaries of the Company as shown on the most recent balance sheet of the Company;

(14)    the incurrence of Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or a Subsidiary in accordance with the terms of this Indenture, other than guarantees of Indebtedness incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(15)    Contribution Indebtedness; and

(16)    the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness or the issuance of Disqualified Stock or preferred equity in an aggregate principal amount (or accreted value, as applicable) or having an aggregate liquidation preference, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed the greater of (A) $200.0 million and (B) 5.0% of the Company’s Consolidated Net Tangible Assets as of the date of such incurrence (it being understood that any Indebtedness, Disqualified Stock or preferred equity incurred pursuant to this clause (16) shall cease to be deemed incurred or outstanding for purposes of this Section 4.09 from and after the date on which the Company could have incurred such Indebtedness or Disqualified Stock or preferred equity under Section 4.09(a) without reliance upon this clause (16)).

The Issuers will not incur, and the Company will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or by virtue of being secured on a first or junior priority basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness, Disqualified Stock or preferred equity meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred or issued pursuant to Section 4.09(a) hereof, the Company will be permitted to classify such item of Indebtedness, Disqualified Stock or preferred equity on the date of its incurrence or issuance and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred equity in one of the above clauses, although the Company may divide and classify an item of Indebtedness, Disqualified Stock or preferred equity in one or more of the types of Indebtedness, Disqualified Stock or preferred equity and may later reclassify all or a portion of such item of Indebtedness, Disqualified Stock or preferred equity, in any manner that complies with this Section 4.09. Indebtedness under Credit Facilities outstanding on the Issue Date will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred equity as Indebtedness due to a change in accounting principles, the payment of dividends on Disqualified Stock or preferred equity in the form of additional shares or units of the same class of Disqualified Stock or preferred equity and unrealized losses or charges in respect of Hedging Obligations (including those resulting from the application of ASC 815) will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred equity for purposes of this Section 4.09. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary of the Company may incur pursuant to this Section 4.09 will not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness where the Indebtedness incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the establishment of the facility or instrument under which such Indebtedness was incurred; provided, however, that if such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any refinancing Indebtedness incurred in the same currency as the Indebtedness being refinanced will be the U.S. Dollar Equivalent of the Indebtedness refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the refinancing Indebtedness exceeds the principal amount of the Indebtedness being refinanced, in which case the U.S. Dollar Equivalent of such excess, as appropriate, will be determined on the date such refinancing Indebtedness is incurred.

The amount of any Indebtedness outstanding as of any date will be:

(1)    the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)    the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)    in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A)    the Fair Market Value of such assets at the date of determination; and

(B)    the amount of the Indebtedness of the other Person.

Section 4.10    Asset Sales.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)    the Company or a Restricted Subsidiary receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractual agreement to such Asset Sale by the parties thereto) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)    at least 75% of the aggregate consideration received from such Asset Sale and all other Asset Sales since April 1, 2011, on a cumulative basis, by the Company or any Restricted Subsidiary is in the form of cash, Cash Equivalents or Additional Assets, or any combination thereof. For purposes of this provision, each of the following will be deemed to be cash:

(A)    any liabilities of the Company or any Restricted Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets and as a result of which the Company or such Restricted Subsidiary is released from further liability;

(B)    any securities, notes or other obligations received by the Company or any Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 180 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion;

(C)    any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale; provided that the aggregate Fair Market Value of such Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received pursuant to this clause (C) less the amount of Net Proceeds previously realized in cash from prior Designated Non-cash Consideration, is less than the greater of (x) 2.0% of the Company’s Consolidated Net Tangible Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (y) $30.0 million; and

(D)    any Capital Stock or assets of the kind referred to in clause (B), (D) or (E) of Section 4.10(b)(1) hereof.

(b)    Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may:

(1)    apply such Net Proceeds, at its option:

(A)    to repay (w) Indebtedness and other Obligations of the Company or any of its Restricted Subsidiaries under a Credit Facility secured by a Permitted Lien, (x) any Indebtedness that was secured by the assets sold in such Asset Sale, (y) other Indebtedness that is pari passu with the Notes (provided, that in the case of this clause (y), the Issuers shall also equally and ratably reduce Indebtedness under the Notes by making an Asset Sale Offer to all Holders of Notes at a price payable in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase, prepayment or redemption, subject to rights of Holders of Notes on the relevant record date to receive interest due on the relevant payment date), or (z) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor, in each case other than Indebtedness and other Obligations (i) owed to the Company or an Affiliate of the Company, (ii) incurred in violation of this Indenture or (iii) subordinate in right of payment to the Notes or a Note Guarantee; or

(B)    to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business; provided, that in the case of any such acquisition of Capital Stock, such Person is or becomes a Restricted Subsidiary of the Company; or

(C)    to make capital expenditures in respect of a Permitted Business; or

(D)    to acquire other long-term assets that are used or useful in a Permitted Business; or

(E)    to invest in Additional Assets or make a Permitted Investment; or

(2)    enter into a binding commitment to apply the Net Proceeds pursuant to clause (B), (C), (D) or (E) of Section 4.10(b)(1) hereof; provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated, and (y) the 180th day following the expiration of the aforementioned 365-day period.

Pending the final application of any Net Proceeds, the Company or any of its Restricted Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(c)    Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds.” If at any time the aggregate amount of Excess Proceeds exceeds $25.0 million, or on any earlier date if the Company so elects, the Company will make an offer to all Holders of Notes (an “Asset Sale Offer”) and all holders of other Indebtedness that is pari passu with the Notes (including the Existing Notes) containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets to purchase, prepay or redeem the maximum principal amount of Notes and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, to, but excluding, the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company or any Restricted Subsidiary of the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into (or required to be purchased, prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be purchased, prepaid or redeemed. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(d)    The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.10, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of this Section 4.10 by virtue of such compliance.

(e)    Upon the expiration of the period for which the Asset Sale Offer remains open (the “Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof that have been purchased in the Asset Sale Offer by the Company. The Trustee (or a Paying Agent, if not the Trustee) shall, on the date of purchase, mail or deliver payment to each tendering Holder in the amount of the purchase price for all Notes of such Holder that were so purchased.

(f)    Holders electing to have a Note purchased shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note duly completed, to the Company at the address specified in the notice at least three Business Days prior to the purchase date. Holders shall be entitled to withdraw their election if the Company receives not later than one Business Day prior to the purchase date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered by the Holder for purchase and a statement that such Holder is withdrawing his election to have such Note purchased.

(g)    Notices of an Asset Sale Offer shall be given at least 30 but not more than 60 days before the purchase date to each Holder at such Holder’s registered address. If any Note is to be purchased in part only, any notice of purchase that relates to such Note shall state the portion of the principal amount thereof that is to be purchased.

(h)    A new Note in principal amount equal to the unpurchased portion of any Note purchased in part shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase date, unless the Company defaults in payment of the purchase price, interest shall cease to accrue on Notes or portions thereof purchased.

Section 4.11    Transactions with Affiliates.

(a)    The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), involving aggregate consideration in excess of $10.0 million, unless:

(1)    the Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2)    the Company delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $35.0 million, a resolution adopted by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 4.11.

(b)    The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1)    any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice and payments pursuant thereto;

(2)    transactions (including a merger) between or among the Company and/or any of its Restricted Subsidiaries;

(3)    transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)    payment of reasonable fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any of its Restricted Subsidiaries or any direct or indirect parent company of the Company;

(5)    any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or to any director, officer, employee or consultant of the Company or any direct or indirect parent company of the Company, and the granting and performance of registration rights in connection therewith;

(6)    Restricted Payments and Investments that do not violate Section 4.07 hereof;

(7)    loans or advances to employees or consultants in the ordinary course of business or consistent with past practice;

(8)    any transaction in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or that such transaction meets the requirements of clause (1) of Section 4.11(a);

(9)    the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any acquisition agreements or members’ or stockholders’ agreement or related documents to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement, together with all amendments thereto, taken as a whole, or such new agreement are not otherwise more disadvantageous to the Holders of the Notes taken as a whole than the original agreement as in effect on the Issue Date;

(10)    transactions with Unrestricted Subsidiaries, customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, or lessors or lessees of property, in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or its Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person, in the reasonable determination of the Board of Directors of the Company or senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(11)    (x) guarantees of performance by the Company and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money and (y) pledges of Equity Interests of Unrestricted Subsidiaries for the benefit of lenders of Unrestricted Subsidiaries;

(12)    if such Affiliate Transaction is with a Person in its capacity as a holder of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary of the Company where such Person is treated no more favorably than the other holders of Indebtedness or Capital Stock of the Company or any Restricted Subsidiary of the Company;

(13)    transactions effected pursuant to agreements in effect on the Issue Date and any amendment, modification or replacement of such agreement (so long as such amendment or replacement is not, in the good faith judgment of the Board of Directors of the Company, materially more disadvantageous to the Holders of the Notes, taken as a whole); and

(14)    payments of fees and expenses in connection with any financial advisory, financing or other investment banking activities, including without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Company.

Section 4.12    Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise suffer to exist any Lien (the “Initial Lien”) of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, securing Indebtedness of the Company or the Guarantors unless all payments due under this Indenture and the Notes are secured on at least an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien.

Any Lien created for the benefit of the Holders of the Notes pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien and any other Liens that would have triggered any obligations pursuant to this Section 4.12.

Section 4.13    Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14    Offer to Repurchase Upon Change of Control.

(a)    Upon the occurrence of a Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to, but not including, the date of repurchase (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”)). Within 30 days following any Change of Control, except as otherwise provided in Section 4.14(e), the Company will deliver a notice to each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1)    that the Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2)    the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is delivered (the “Change of Control Payment Date”);

(3)    that any Note not tendered will continue to accrue interest;

(4)    that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(5)    that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)    that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

(7)    that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess of $2,000;

provided that a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.14 hereof, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.14 by virtue of such compliance.

(b)    On the Change of Control Payment Date, the Company will, to the extent lawful:

(1)    accept for payment all Notes or portions of Notes (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess of $2,000) properly tendered pursuant to the Change of Control Offer and not properly withdrawn;

(2)    deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by the Company; and

(3)    deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes accepted for payment.

The Paying Agent will promptly deliver to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

(c)    The provisions described above in this Section 4.14 that require the Company to make a Change of Control Offer following a Change of Control are applicable whether or not any other provisions of this Indenture are applicable. The Company will publicly announce the results of the Change of Control Offer on or as soon as reasonably practicable after the Change of Control Payment Date.

(d)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any other Person making a Change of Control Offer in lieu of the Company as described below, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior written notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest and Additional Interest, if any, to the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(e)    The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.14 and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 hereof, unless and until there is a default in payment of the applicable redemption price.

(f)    The Company’s obligation to make a Change of Control Offer pursuant to this Section 4.14 may be waived or modified or terminated with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) prior to the occurrence of such Change of Control.

Section 4.15    Additional Note Guarantees.

If, after the Issue Date, any Domestic Subsidiary of the Company other than a Guarantor guarantees any Indebtedness of the Company for borrowed money (other than intercompany debt), then such Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an Officer’s Certificate and an Opinion of Counsel who is satisfactory to the Trustee within 30 days of the date on which it guaranteed such Indebtedness. The form of such supplemental indenture is attached as Exhibit D hereto.

Section 4.16    Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary, other than the Co-Issuer, to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be either (i) an Investment made as of the time of the designation that will reduce the amount available for Restricted Payments under Section 4.07 hereof or (ii) a Permitted Investment, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09 hereof, the Company will be in default of such covenant.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) (x) the Company could incur such Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 4.09(a) hereof, or (y) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation and (2) no Default or Event of Default would be in existence following such designation.

Section 4.17    Covenant Termination.

If at any time (a) the Notes are assigned an Investment Grade Rating, (b) no Default has occurred and is continuing under this Indenture and (c) the Issuers have delivered to the Trustee an Officer’s Certificate certifying to the foregoing provisions of this sentence, the Company and its Restricted Subsidiaries will no longer be subject to the provisions of Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.13 and 4.16 hereof, and clause (4) of Section 5.01 hereof. However, the Company and its Restricted Subsidiaries will remain subject to all other provisions hereof.

Section 4.18    Restrictions on Activities of the Co-Issuer.

The Co-Issuer will not hold any material assets, become liable for any material obligations or engage in any significant business activities; provided that the Co-Issuer may be a co-obligor with respect to Indebtedness if the Company is a primary obligor of such Indebtedness and the net proceeds of such Indebtedness are received by the Company or one or more of the Company’s Subsidiaries (other than the Co-Issuer).

ARTICLE 5

SUCCESSORS

Section 5.01    Consolidation, Amalgamation, Merger, or Sale of Assets.

The Company will not, directly or indirectly: (i) consolidate, amalgamate or merge with or into another Person (whether or not the Company is the surviving entity) or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the Company’s properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to another Person, unless:

(1)    either:

(A)    the Company is the surviving entity; or

(B)    the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under any such laws;

(2)    the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of the Company under the Notes, this Indenture and the Registration Rights Agreement pursuant to a supplemental indenture reasonably satisfactory to the Trustee;

(3)    immediately after such transaction, no Default or Event of Default exists;

(4)    the Company or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof or (B) have had a Fixed Charge Coverage Ratio for the successor entity and its Restricted Subsidiaries not less than the actual Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5)    the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating hereto have been complied with.

In addition, the Company will not, directly or indirectly, lease all or substantially all of the properties or assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 5.01 will not apply to any consolidation, amalgamation, merger, or any sale, assignment, transfer, conveyance, lease or other disposition of properties or assets between or among the Company and any of its Restricted Subsidiaries. Clauses (3) and (4) of this Section 5.01 will not apply to any consolidation, amalgamation or merger of the Company (1) with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate of the Company solely for the purpose of reorganizing the Company under the laws of the United States, any state of the United States or the District of Columbia.

Section 5.02    Successor Substituted.

Upon any consolidation, amalgamation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, amalgamation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a disposition of all or substantially all of the Company’s properties or assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01    Events of Default.

Each of the following is an “Event of Default”:

(1)    default for 30 days in the payment when due of interest, or Additional Interest, if any, with respect to, the Notes;

(2)    default in the payment when due (at stated maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3)    failure by the Company or any of the Company’s Restricted Subsidiaries for 60 days (or 180 days in the case of a Reporting Failure) after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of its other agreements in this Indenture;

(4)    default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company (or the payment of which is guaranteed by the Company or any of the Company’s Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Issue Date (but excluding Indebtedness owing to the Company or a Restricted Subsidiary of the Company), if that default:

(A)    is caused by a failure to pay principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness following the Stated Maturity of such Indebtedness (a “Payment Default”); or

(B)    results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(5)    failure by the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company, to pay final and nonappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days;

(6)    either Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company pursuant to or within the meaning of Bankruptcy Law:

(A)    commences a voluntary case,

(B)    consents to the entry of an order for relief against it in an involuntary case,

(C)    consents to the appointment of a custodian of it or for all or substantially all of its property, or

(D)    makes a general assignment for the benefit of its creditors.

(7)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)    is for relief against any Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company in an involuntary case;

(B)    appoints a custodian of any Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company or for all or substantially all of the property of any Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary; or

(C)    orders the liquidation of any Issuer or any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; and

(8)    except as permitted by this Indenture, any Note Guarantee of any Restricted Subsidiary of the Company that is a Significant Subsidiary of the Company, or any group of the Company’s Restricted Subsidiaries that taken as a whole would constitute a Significant Subsidiary of the Company, is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such Note Guarantee and this Indenture), or any Guarantor, or any Person acting on behalf of any such Guarantor, denies or disaffirms its obligations under its Note Guarantee and such Default continues for ten days.

Section 6.02    Acceleration.

In the case of an Event of Default specified in clause (6) or (7) of Section 6.01 hereof, with respect to the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately by giving written notice thereof to the Company (with a copy to the Trustee if such notice is given by the Holders).

Upon any such declaration, the Notes shall become due and payable immediately.

In the event of any Event of Default specified in clause (4) of Section 6.01, such Event of Default and all consequences thereof (excluding, however, any resulting Payment Default on the Notes) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders of Notes, if within 20 days after such Event of Default arose the Company delivers an Officer’s Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the Notes as described above be annulled, waived or rescinded upon the happening of any such events.

Section 6.03    Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest or Additional Interest, if any on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04    Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences hereunder except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Additional Interest, if any, on, the Notes. Upon any such rescission or waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05    Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

Section 6.06    Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, interest or Additional Interest, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1)    such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2)    Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)    such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)    Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07    Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, if any, interest or Additional Interest, if any, on the Notes, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08    Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(1) or (2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09    Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable and documented compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10    Priorities.

If the Trustee collects any money pursuant to this Article 6, or, after an Event of Default, any money or other property distributable in respect of the Issuers’ obligations under this Indenture, it shall pay out the money in the following order:

First: to the Trustee (including any predecessor trustee), acting in any capacity hereunder, its agents and attorneys for amounts due hereunder, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium and Additional Interest, if any and interest, respectively; and

Third: to the Issuers or to such party as a court of competent jurisdiction shall direct in writing.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11    Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable and documented attorneys’ fees and expenses against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01    Duties of Trustee.

(a)    If an Event of Default occurs and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, that a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b)    Except during the continuance of an Event of Default:

(1)    the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, with respect to certificates or opinions specifically required by any provision hereof to be furnished to it, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c)    The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1)    this subsection (c) does not limit the effect of subsection (b) of this Section 7.01;

(2)    the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3)    the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Sections 6.04 and 6.05 hereof.

(d)    Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e)    No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(f)    The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02    Rights of Trustee.

(a)    The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b)    Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c)    The Trustee may act through its attorneys and agents and will not be responsible for the misconduct, negligence or failure to act of any agent appointed with due care.

(d)    The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e)    Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuers will be sufficient if signed by an Officer of each Issuer and such Officer’s name appears on the certificate described in Section 7.02(m).

(f)    The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request of any Holder of Notes, unless such Holder has offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(g)    Other than the covenants set forth in Section 4.01, the Trustee shall have no duty to monitor, inquire as to or ascertain compliance with the performance of the Company’s covenants in Article 4 hereof.

(h)    The permissive right of the Trustee to act hereunder shall not be construed as a duty.

(i)    The Trustee shall not be required to give any bond or surety or to expend or risk its own funds in respect of the performance of its powers and duties hereunder.

(j)    In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k)    The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(l)    The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, Custodian and other Person employed to act hereunder.

(m)    The Trustee may request that the Issuers deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(n)    The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; interruptions; accidents; labor disputes; acts of civil or military authority and governmental action; it being understood that the Trustee shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(o)    The Trustee shall not be liable or responsible for any action or inaction of the Depositary, Euroclear, Clearstream or any other clearinghouse or depositary.

(p)    The Trustee shall have no obligation to undertake any calculation hereunder or have any liability for any calculation performed in connection herewith or the transactions contemplated hereunder.

Section 7.03    Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with either Issuer or any Guarantor or any Affiliate of either Issuer or any Guarantor with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA), after a Default has occurred and is continuing, it must (i) eliminate such conflict within 90 days, (ii) apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or (iii) resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

Section 7.04    Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes. The Trustee shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuers or upon the Issuers’

direction under any provision of this Indenture. The Trustee will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee. The Trustee will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05    Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will give Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium or Additional Interest, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.06    Reports by Trustee to Holders.

(a)    Within 60 days after each July 1 beginning with the July 1 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee will mail to the Holders a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the 12 months preceding the reporting date, no report need be transmitted). The Trustee also will comply with TIA § 313(b)(2). The Trustee will also transmit by mail all reports as required by TIA § 313(c).

(b)    A copy of each report at the time of its mailing to the Holders will be mailed by the Trustee to the Issuers and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuers will promptly notify the Trustee in writing when the Notes are listed on any stock exchange or delisted therefrom.

Section 7.07    Compensation and Indemnity.

(a)    The Issuers will pay to the Trustee (acting in any capacity hereunder) from time to time reasonable compensation for its acceptance of this Indenture and services hereunder as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Issuers will reimburse the Trustee promptly upon request for all reasonable and documented disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable and documented compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b)    The Issuers and each Guarantor, jointly and severally, will indemnify the Trustee (acting in any capacity hereunder) against any and all losses, liabilities, claims, damages or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the reasonable and documented costs and expenses of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Issuers, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its own negligence, bad faith or willful misconduct. The Trustee will notify the Issuers promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee to so notify the Issuers will not relieve the Issuers or any of the Guarantors of their obligations hereunder. The Issuers or such Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Issuers and the Guarantors, as applicable, will pay the reasonable and documented fees and expenses of such counsel provided, however that the Issuers and any Guarantor shall not be required to pay such fees and expenses if it assumes such indemnified parties’ defense and, in such indemnified parties’ reasonable judgment, there is no conflict of interest between the Issuers and the Guarantors, as applicable, and such parties in connection with such defense or if the subject matter will not adversely affect the business of the indemnified parties. Neither the Issuers nor any Guarantor need pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c)    The obligations of the Issuers and the Guarantors under this Section 7.07 will survive the satisfaction and discharge of this Indenture, the termination for any reason of this Indenture, and the resignation or removal of the Trustee.

(d)    To secure the Issuers’ and the Guarantors’ payment obligations in this Section 7.07, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e)    When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(6) or (7) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f)    The Trustee will comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08    Replacement of Trustee.

(a)    A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b)    The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuers. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuers in writing. The Issuers may remove the Trustee if:

(1)    the Trustee fails to comply with Section 7.10 hereof;

(2)    the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3)    a custodian or public officer takes charge of the Trustee or its property; or

(4)    the Trustee becomes incapable of acting.

(c)    If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuers will promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuers.

(d)    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Issuers, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e)    If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition at the expense of the Issuers any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f)    A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Issuers. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will give notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuers’ obligations under Section 7.07 hereof will continue for the benefit of the retiring Trustee.

Section 7.09    Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another Person, the successor Person without any further act will be the successor Trustee. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.10    Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture will always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11    Preferential Collection of Claims Against the Issuers.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01    Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuers may at any time, at the option of the Company’s Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes and Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02    Legal Defeasance and Discharge.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company, the Co-Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their respective obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company, the Co-Issuer and the Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1)    the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium on, if any, interest or Additional Interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2)    the Issuers’ obligations with respect to such Notes under Sections 2.02, 2.03, 2.04, 2.05, 2.06, 2.07, 2.08, 2.09, 2.10 and Section 4.02 hereof;

(3)    the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Issuers’ and the Guarantors’ obligations in connection therewith; and

(4)    this Article 8.

Subject to compliance with this Article 8, the Issuers may exercise their option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03 hereof.

Section 8.03    Covenant Defeasance.

Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company, the Co-Issuer and each of the Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their respective obligations under the covenants contained in Sections 4.03, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.18 and clauses (3) and (4) of Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes to the extent permitted by GAAP). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company, the Co-Issuer and the Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply with such covenants will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3) through 6.01(5) hereof will not constitute Events of Default.

Section 8.04    Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1)    the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a U.S. nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest and Additional Interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2)    in the case of an election under Section 8.02 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel who is reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that:

(A)    the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)    since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)    in the case of an election under Section 8.03 hereof, the Issuers must deliver to the Trustee an Opinion of Counsel who is reasonably acceptable to the Trustee (subject to customary exceptions and exclusions) confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)    no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness) and the granting of any Lien securing such borrowings);

(5)    such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture and the agreements governing any other Indebtedness being defeased, discharged or replaced) to which the Issuers or any of the Company’s Subsidiaries is a party or by which the Issuers or any of the Company’s Subsidiaries is bound;

(6)    the Issuers must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of preferring the Holders of the Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuers or others; and

(7)    the Issuers must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05    Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and Additional Interest, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Issuers from time to time upon the request of the Issuers any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06    Repayment to Issuers.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuers, in trust for the payment of the principal of, premium or Additional Interest, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or Additional Interest, if any, or interest has become due and payable shall be paid to the Issuers on their request or (if then held by an Issuer) will be discharged from such trust; and such Holder will thereafter be permitted to look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuers as trustee thereof, will thereupon cease; provided, however, that, if any Definitive Note is then outstanding, the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuers cause to be published once, in the New York Times and The Wall Street Journal, notice that such money remains unclaimed and that, after a date specified therein, which will not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuers.

Section 8.07    Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Issuers make any payment of principal of, premium or Additional Interest, if any, or interest on, any Note following the reinstatement of its obligations, the Issuers will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01    Without Consent of Holders.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees:

(1)    to cure any ambiguity, defect or inconsistency;

(2)    to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)    to provide for the assumption of an Issuer’s or a Guarantor’s obligations to the Holders of Notes and Note Guarantees by a successor to such Issuer or such Guarantor pursuant to Article 5 or Article 10 hereof;

(4)    to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights hereunder of any such Holder as evidenced by an Officer’s Certificate delivered to the Trustee;

(5)    to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6)    to conform the text of this Indenture, the Note Guarantees or the Notes to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees or the Notes;

(7)    to secure the Notes or the Note Guarantees pursuant to Section 4.12 hereof;

(8)    to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date hereof; or

(9)    to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes and to evidence the release of any Guarantor from a Note Guarantee in accordance with the terms of this Indenture.

Upon the request of the Issuers, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee will not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02    With Consent of Holders.

Except as provided below in this Section 9.02, the Issuers, the Guarantors and the Trustee may amend or supplement this Indenture (including, without limitation, Sections 4.10 and 4.14 hereof) and the Notes or the Note Guarantees with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Additional Interest, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture or the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes). (Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.) However, without the consent of each Holder affected thereby, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1)    reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)    reduce the principal of or extend the fixed maturity of any Note;

(3)    reduce the rate of or extend the time for payment of interest, including Additional Interest, or premium on any Note;

(4)    waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Additional Interest, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5)    make any Note payable in money other than that stated in the Notes;

(6)    make any change in the provisions of this Indenture relating to waivers of past Defaults or impair the rights of Holders of Notes to receive payments of principal of, premium on, if any, interest or Additional Interest, if any, on, the Notes;

(7)    waive a redemption payment with respect to any Note (for the avoidance of doubt, a payment required by Section 4.10 or 4.14 hereof is not a redemption payment);

(8)    release any Guarantor that is a Significant Subsidiary of the Company from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9)    make any change in the preceding amendment, supplement and waiver provisions or the provision of this clause (9).

Upon the request of the Issuers accompanied by a resolution of their respective Boards of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06 hereof, the Trustee will join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but will not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuers will give the Holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuers to give such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amendment, supplement or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Issuers with any provision of this Indenture or the Notes or the Note Guarantees.

Section 9.03    Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

Section 9.04    Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. After an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

Section 9.05    Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06    Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. In executing any amended or supplemental indenture, the Trustee will be provided with and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 12.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

NOTE GUARANTEES

Section 10.01    Guarantee.

(a)    Subject to this Article 10, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuers hereunder or thereunder, that:

(1)    the principal of, premium on, if any, interest and Additional Interest, if any, on the Notes will be promptly paid in full when due, whether at stated maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Issuers to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2)    in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b)    The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of either Issuer, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

(c)    If any Holder or the Trustee is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d)    Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 10.02    Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirm that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 10.03    Intentionally Omitted.

Section 10.04    Guarantors May Consolidate, etc., on Certain Terms.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company, the Co-Issuer or another Guarantor, unless:

(1)    immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2)    either:

(A)    such Guarantor is the surviving Person or the Person acquiring the assets in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Indenture, its Note Guarantee and the Registration Rights Agreement on the terms set forth herein or therein, pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee; or

(B)    the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture.

In case of any such consolidation, merger, sale or other disposition that is subject to clause (A) above and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the obligations of the Guarantor under this Indenture, its Note Guarantee and the Registration Rights Agreement, such successor Person will succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor.

Section 10.05    Releases.

The Note Guarantee of a Guarantor and its other obligations hereunder will be automatically released:

(1)    in connection with any sale, disposition or transfer of all or substantially all of the properties or assets of that Guarantor (including by way of merger, amalgamation or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale, transfer or other disposition does not violate Section 4.10 hereof;

(2)    in connection with any sale, transfer or other disposition of Capital Stock of that Guarantor after which such Guarantor is no longer a Restricted Subsidiary of the Company, if the sale, transfer or other disposition does not violate Section 4.10 hereof;

(3)    if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4)    upon Legal Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 11 hereof; or

(5)    upon the release of such Guarantor’s guarantee of all other Indebtedness of the Company for borrowed money (other than intercompany debt).

Any Guarantor not released from its obligations as provided in this Section 10.05 will remain liable for the full amount of principal of, premium on, if any, interest and Additional Interest, if any, on the Notes and for the other obligations of such Guarantor under this Indenture as provided in this Article 10.

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01    Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder (except as to surviving rights of registration of transfer or exchange of the Notes and as otherwise specified in this Article 11), when:

(1)    either:

(A)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuers and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

(B)    all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the delivery of a notice of redemption or otherwise or will become due and payable within one year or may be called for redemption within one year and the Issuers or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal of, premium on, if any, interest and Additional Interest, if any, on the Notes to the date of stated maturity or redemption;

(2)    the Issuers or any Guarantor has paid or caused to be paid all other sums payable by it under this Indenture; and

(3)    the Issuers have delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at stated maturity or on the redemption date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and Opinion of Counsel to the Trustee, each stating that all conditions precedent to satisfaction and discharge have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 11.01, the provisions of Sections 11.02 and 8.06 hereof will survive such satisfaction and discharge. In addition, nothing in this Section 11.01 will be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 11.02    Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional Interest, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuers’ and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if the Issuers have made any payment of principal of, premium or Additional Interest, if any, or interest on, any Notes because of the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

MISCELLANEOUS

Section 12.01    Trust Indenture Act Controls.

This Indenture shall incorporate and be governed by the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA § 318(c), the imposed duties will control.

Section 12.02    Notices.

Any notice or communication by either Issuer, any Guarantor or the Trustee to the others is duly given if in writing in the English language and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to either Issuer and/or any Guarantor:

Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2550

Houston, Texas 77002

Facsimile No.: 832-519-2250

Attention: Chief Financial Officer

With a copy to:

Vinson & Elkins L.L.P.

1001 Fannin, Suite 2500

Houston, Texas 77002

Facsimile No.: (713) 615-5883

Attention: Gillian Hobson

If to the Trustee:

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS3C

St. Paul, MN 55107-1419

Facsimile No.: (651) 466-7430

Attention: Corporate Trust Services

Either Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder that is required herein to be mailed will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication will also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuers give a notice or communication to Holders, they will give a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices or procedures of the Depositary.

Section 12.03    Communication by Holders with Other Holders.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuers, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 12.04    Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuers to the Trustee to take any action under this Indenture (other than in connection with an Authentication Order given pursuant to Section 2.06, 2.07, 2.10, 3.06 or 9.05 hereof), the Issuers shall furnish to the Trustee:

(1)    an Officer’s Certificate in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2)    an Opinion of Counsel in form reasonably satisfactory to the Trustee (which must include the statements set forth in Section 12.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.05    Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(1)    a statement that the person making such certificate or opinion has read such covenant or condition;

(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3)    a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4)    a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Section 12.06    Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.07    No Personal Liability of Directors, Officers, Employees, Stockholders and Members.

To the extent permitted by law no director, manager, officer, employee, incorporator, stockholder, partner or member of either of the Issuers, any parent entity of the Company or any Subsidiary of the Company, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.08    Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 12.09    Successors.

All agreements of the Issuers in this Indenture and the Notes will bind their respective successors. All agreements of the Trustee in this Indenture will bind its successors. All agreements of each Guarantor in this Indenture will bind its successors, except as otherwise provided in Sections 10.04 and 10.05 hereof.

Section 12.10    Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 12.11    Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 12.12    Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 12.13    PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (the “Patriot Act”), the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they shall provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the Patriot Act.

Section 12.14    Waiver of Jury Trial.

EACH OF THE ISSUERS, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.15    Payment Date Other Than a Business Day.

If any payment with respect to any principal of, premium on, if any, or interest or Additional Interest, if any, on, any Note (including any payment to be made on any date fixed for redemption or purchase of any Note) is due on a day which is not a Business Day, then the payment need not be made on such date, but may be made on the next Business Day with the same force and effect as if made on such date, and no interest will accrue for the intervening period.

Section 12.16    Evidence of Action by Holders.

Whenever in this Indenture it is provided that the Holders of a specified percentage in aggregate principal amount of the Notes may take action (including the making of any demand or request, the giving of any direction, notice, consent or waiver or the taking of any other action) the fact that at the time of taking any such action the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with procedures approved by the Trustee, (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders or (d) in the case of Notes evidenced by a Global Note, by any electronic transmission or other message, whether or not in written format, that complies with the Depositary’s applicable procedures.

SIGNATURES

Dated as of March 14, 2017

CRESTWOOD MIDSTREAM PARTNERS LP
By Crestwood Midstream GP LLC, its general partner

	By:	/s/ Robert T. Halpin
		Name:	Robert T. Halpin
		Title:	Senior Vice President & Chief Financial Officer

CRESTWOOD MIDSTREAM FINANCE CORP.

	By:	/s/ Robert T. Halpin
		Name:	Robert T. Halpin
		Title:	Senior Vice President & Chief Financial Officer

GUARANTORS:

ARROW FIELD SERVICES, LLC
ARROW MIDSTREAM HOLDINGS, LLC
ARROW PIPELINE, LLC
ARROW WATER, LLC
CMLP TRES MANAGER LLC
CMLP TRES OPERATOR LLC

	By:	/s/ Robert T. Halpin
		Name:	Robert T. Halpin
		Title:	Senior Vice President & Chief Financial Officer

COWTOWN GAS PROCESSING PARTNERS L.P.
By: Crestwood Gas Services Operating GP LLC,
its general partner
COWTOWN PIPELINE PARTNERS L.P.
By: Crestwood Gas Services Operating GP LLC,
its general partner

	By:	/s/ Robert T. Halpin
		Name:	Robert T. Halpin
		Title:	Senior Vice President & Chief Financial Officer

[Signature page to the Indenture]

CRESTWOOD APPALACHIA PIPELINE LLC
CRESTWOOD ARKANSAS PIPELINE LLC
CRESTWOOD CRUDE LOGISTICS LLC
CRESTWOOD CRUDE SERVICES LLC
CRESTWOOD CRUDE TERMINALS LLC
CRESTWOOD CRUDE TRANSPORTATION LLC
CRESTWOOD DAKOTA PIPELINES LLC
CRESTWOOD GAS SERVICES OPERATING GP LLC
CRESTWOOD GAS SERVICES OPERATING LLC
CRESTWOOD MARCELLUS MIDSTREAM LLC
CRESTWOOD MARCELLUS PIPELINE LLC
CRESTWOOD MIDSTREAM OPERATIONS LLC
CRESTWOOD NEW MEXICO PIPELINE LLC
CRESTWOOD OHIO MIDSTREAM PIPELINE LLC
CRESTWOOD OPERATIONS LLC
CRESTWOOD PANHANDLE PIPELINE LLC
CRESTWOOD PIPELINE LLC
CRESTWOOD SALES & SERVICE INC.
CRESTWOOD SERVICES LLC
CRESTWOOD TRANSPORTATION LLC
CRESTWOOD WEST COAST LLC
E. MARCELLUS ASSET COMPANY, LLC
FINGER LAKES LPG STORAGE, LLC
STELLAR PROPANE SERVICE, LLC
US SALT, LLC

By:	/s/ Robert T. Halpin
Name:	Robert T. Halpin
Title:	Senior Vice President & Chief Financial Officer

[Signature page to the Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond Haverstock
	Name:	Raymond Haverstock
	Title:	Vice President

[Signature page to the Indenture]

EXHIBIT A

[Face of Note]

CUSIP/ISIN

5.75% Senior Note due 2025

No.                                                                                                                                                                                             $

CRESTWOOD MIDSTREAM PARTNERS LP

CRESTWOOD MIDSTREAM FINANCE CORP.

promise to pay to                                               or registered assigns

the principal sum of

DOLLARS on April 1, 2025.

Interest Payment Dates: April 1 and October 1

Record Dates: March 15 and September 15

Dated:

CRESTWOOD MIDSTREAM PARTNERS LP
By Crestwood Midstream GP LLC, its general partner

By:
Name:
Title:

CRESTWOOD MIDSTREAM FINANCE CORP.

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[Back of Note]

5.75% Senior Notes due 2025

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1)    INTEREST. Crestwood Midstream Partners LP, a Delaware limited partnership (the “Company”), and Crestwood Midstream Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together, with the Company, the “Issuers”), promise to pay interest on the principal amount of this Note at 5.75% per annum from March 14, 2017 until maturity and shall pay the Additional Interest, if any, payable pursuant to Section 4 of the Registration Rights Agreement referred to below. The Issuers will pay interest and Additional Interest, if any, semi-annually in arrears on April 1 and October 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 14, 2017 until the principal hereof is due. The first Interest Payment Date shall be October 1, 2017. The Issuers will pay interest on overdue principal at the rate borne by the Notes, and they shall pay interest on overdue installments of interest at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2)    METHOD OF PAYMENT. The Issuers will pay interest on the Notes (except defaulted interest) and Additional Interest, if any, to the Persons who are registered Holders at the close of business on the March 15 or September 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payments in respect of Notes represented by Global Notes (including principal, premium, if any, and interest) shall be made by wire transfer of immediately available funds to the accounts specified by The Depository Trust Company or any successor depositary. The Issuers will make all payments in respect of a Definitive Note (including principal, premium, if any, and interest), upon the surrender thereof at the office or agency of the Paying Agent in the City and State of New York, except that, at the option of the Issuers, payment of interest may be made by mailing a check to the registered address of each Holder thereof; provided, however, that payments on the Notes may also be made in the case of a Holder of at least $1,000,000 aggregate principal amount of Notes, by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or a Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3)    PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to any Holder. The Issuers or any of the Company’s Subsidiaries may act in any such capacity.

(4)    INDENTURE. The Issuers issued the Notes under an Indenture dated as of March 14, 2017 (the “Indenture”) among the Issuers, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the TIA. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all the terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Notes are senior unsecured obligations of the Issuers. This Note is one of the Initial Notes referred to in the Indenture. The Notes include the Initial Notes, any Additional Notes and any Exchange Notes issued in exchange for Initial Notes or Additional Notes pursuant to the Indenture. The Initial Notes, any Additional Notes and any Exchange Notes are treated as a single class of securities under the Indenture. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, make certain Investments and other Restricted Payments, pay dividends and other distributions, incur Indebtedness, enter into consensual restrictions upon the payment of certain dividends and distributions by non-Guarantor Restricted Subsidiaries, issue or sell Capital Stock of the Company’s Restricted Subsidiaries, enter into or permit certain transactions with Affiliates, create or incur Liens and make asset sales. The Indenture also imposes limitations on the ability of the Company and each Guarantor to consolidate or merge with or into any other Person or sell or otherwise dispose of all or substantially all of its properties or assets.

To guarantee the due and punctual payment of the principal and interest on the Notes and all other amounts payable by the Issuers under the Indenture and the Notes when and as the same shall be due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, the Guarantors have, jointly and severally, unconditionally guaranteed the Obligations of the Issuers under the Notes on a senior unsecured basis pursuant to the terms of the Indenture.

(5)    OPTIONAL REDEMPTION.

(A)    On any one or more occasions on or prior to April 1, 2020, the Issuers may redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture (including any Additional Notes issued after the Issue Date), upon prior notice as provided in the Indenture, at a redemption price equal to 105.75% of the principal amount, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to, but not including, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), but in an aggregate principal amount not greater than the net cash proceeds of one or more Equity Offerings; provided that:

(i)    at least 50% of the aggregate principal amount of Notes originally issued under the Indenture (excluding Notes held by the Issuers and the Company’s Subsidiaries) remains outstanding immediately after the occurrence of such redemption (unless all of such Notes are redeemed); and

(ii)    the redemption occurs within 180 days of the date of the closing of such Equity Offering.

(B)    On any one or more occasions on or after April 1, 2020, the Issuers may redeem all or a part of the Notes upon prior notice as provided in the Indenture, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed to, but not including, the applicable redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date):

Year	Percentage
2020	104.313%
2021	102.875%
2022	101.438%
2023 and thereafter	100.000%

Unless the Issuers default in the payment of the redemption price as provided in the Indenture, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(C)    On any one of more occasions prior to April 1, 2020, the Issuers may also redeem all or a part of the Notes, upon prior notice as provided in the Indenture, at a redemption price equal to 100% of the aggregate principal amount thereof plus the Applicable Premium, and accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed to, but not including, the redemption date (subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(D)    The Issuers may redeem all (but not a portion of) the Notes when permitted by, and pursuant to the conditions in, Section 4.14(d) of the Indenture.

(E)    Except pursuant to Section 3.07 or 4.14(d) of the Indenture, the Notes will not be redeemable at the Issuers’ option prior to April 1, 2020. The Issuers will not, however, be prohibited from acquiring the Notes by means other than a redemption, whether pursuant to a tender offer, open market purchase or otherwise.

(6)    MANDATORY REDEMPTION. The Issuers will not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7)    NOTICE OF REDEMPTION. Notices of redemption will be given at least 15 but not more than 60 days before the redemption date (except in the case of a redemption under Section 4.10 or 4.14 of the Indenture, which notice of redemption shall be given at least 30 but not more than 60 days before the redemption date) to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be given more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than $2,000 may be redeemed in part but only in whole multiples of $1,000 in excess of $2,000.

(8)    REPURCHASE AT THE OPTION OF HOLDER.

(A)    Upon the occurrence of Change of Control, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to, but not including, the date of purchase (subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, the Company will deliver a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(B)    In accordance with Section 4.10 of the Indenture, the Company will be required to offer to purchase the Notes upon certain Asset Sales.

(9)    DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any transfer taxes or similar governmental charges permitted by the Indenture. The Issuers need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10)    PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

(11)    AMENDMENT, SUPPLEMENT AND WAIVER. The provisions governing amendment, supplement and waiver of any provision of the Indenture, the Notes or the Note Guarantees are set forth in Article 9 of the Indenture.

(12)    DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture.

(13)    DISCHARGE AND DEFEASANCE. Subject to certain conditions, the Issuers at any time may terminate some or all of their obligations under the Notes, the Note Guarantees and the Indenture if the Issuers deposit with the Trustee money or Government Securities for the payment of principal of, premium on, if any, and interest or Additional Interest, if any, on the Notes to redemption or stated maturity, as the case may be.

(14)    TRUSTEE DEALINGS WITH ISSUERS. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Issuers or their Affiliates, and may otherwise deal with the Issuers or their Affiliates, as if it were not the Trustee.

(15)    NO RECOURSE AGAINST OTHERS. To the extent permitted by law no director, manager, officer, employee, incorporator, member, stockholder or partner of either of the Issuers, any parent entity of the Company or any Subsidiary of the Company, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, the Note Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(16)    AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17)    ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18)    ADDITIONAL RIGHTS OF HOLDERS OF RESTRICTED GLOBAL NOTES AND RESTRICTED DEFINITIVE NOTES. In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes will have all the rights set forth in the Registration Rights Agreement dated as of March 14, 2017, among the Issuers, the Guarantors and the Initial Purchasers named therein or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes will have the rights set forth in one or more registration rights agreements, if any, among the Issuers, the Guarantors and the other parties thereto, relating to rights given by the Issuers and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(19)    CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(20)    GOVERNING LAW. THE INDENTURE, THIS NOTE AND THE NOTE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture and/or the Registration Rights Agreement. Requests may be made to:

Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2550

Houston, Texas 77002

Facsimile No.: (832) 519-2250

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                                                   (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

☐         Section 4.10     ☐         Section 4.14

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:
Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:
Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2550

Houston, Texas 77002

Facsimile No.: (832) 519-2250

Attention: Chief Financial Officer

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS3C

St. Paul, MN 55107-1419

Facsimile No.: (651) 466-7430

Attention: Corporate Trust Services

Re:    5.75% Senior Notes due 2025

Reference is hereby made to the Indenture, dated as of March 14, 2017 (the “Indenture”), among Crestwood Midstream Partners LP, a Delaware limited partnership (the “Company”), and Crestwood Midstream Finance Corp., a Delaware corporation (the “Co-Issuer” and, together, with the Company, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                  (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                     in such Note[s] or interests (the “Transfer”), to                                          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1.    ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2.    ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3.    ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a)    ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b)    ☐ such Transfer is being effected to the Company or a subsidiary of the Company;

or

(c)    ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4.     ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a)    ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b)    ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c)    ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit.

[Insert Name of Transferor]

By:
Name:
Title:
Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (A) OR (B)]

	(A)	☐	a beneficial interest in the:

		(i)	☐ 144A Global Note (CUSIP 226373 AM0), or

		(ii)	☐ Regulation S Global Note (CUSIP U1300R AG7),
or

	(B)	a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold: [CHECK ONE]

	(A)	☐	a beneficial interest in the:

		(i)	☐ 144A Global Note (CUSIP 226373 AM0), or

		(ii)	☐ Regulation S Global Note (CUSIP U1300R AG7),
or

		(iii)	☐ Unrestricted Global Note (CUSIP ); or

	(B)	☐	a Restricted Definitive Note; or

	(C)	☐	an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2550

Houston, Texas 77002

Facsimile No.: (832) 519-2250

Attention: Chief Financial Officer

U.S. Bank National Association

60 Livingston Avenue

EP-MN-WS3C

St. Paul, MN 55107-1419

Facsimile No.: (651) 466-7430

Attention: Corporate Trust Services

Re:    5.75% Senior Notes due 2025

(CUSIP                     )

Reference is hereby made to the Indenture, dated as of March 14, 2017 (the “Indenture”), among Crestwood Midstream Partners LP, a Delaware limited partnership (the “Company”), and Crestwood Midstream Finance Corp., a Delaware corporation (the “Co-Issuer” and, together, with the Company, the “Issuers”), the Guarantors party thereto and U.S. Bank National Association, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                          (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $                         in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1.    Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a)    ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv)the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b)    ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c)    ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d)    ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2.    Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a)    ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b)    ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s

Restricted Definitive Note for a beneficial interest in the [CHECK ONE] 144A Global Note, Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit.

[Insert Name of Transferor]

By:
Name:
Title:
Dated:

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of                         , 20        , among                              (the “New Guarantor”), a                                      and a Domestic Subsidiary of Crestwood Midstream Partners LP, a Delaware limited partnership (the “Company”), the Company, Crestwood Midstream Finance Corporation, a Delaware corporation (the “Co-Issuer” and, together, with the Company, the “Issuers”), each existing Guarantor under the Indenture referred to below and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Issuers and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended or supplemented, the “Indenture”), dated as of March 14, 2017, providing for the issuance of the Issuers’ 5.75% Senior Notes due 2025 (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that under the circumstances set forth therein, the New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all of the Issuers’ Obligations under the Indenture and the Notes on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee, the Issuers and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuers, the other Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1.    DEFINED TERMS. Defined terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.    AGREEMENT TO GUARANTEE. The New Guarantor hereby unconditionally Guarantees, jointly and severally with all existing Guarantors (if any), on the terms and subject to the conditions set forth in Article 10 of the Indenture and agrees to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.    NO RECOURSE AGAINST OTHERS. No past, present or future director, manager, officer, employee, incorporator, stockholder, member or partner of either of the Issuers, any parent entity of the Company or any Subsidiary of the Company, as such, will have any liability for any obligations of the Issuers or the Guarantors under the Notes, this Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4.    NOTICES. All notices or other communications to the New Guarantor shall be given as provided in Section 12.02 of the Indenture.

5.    RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

6.    GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

8.    EFFECT OF HEADINGS. The Section headings of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered part of this Supplemental Indenture or the Indenture and will in no way modify or restrict any of the terms or provisions hereof or thereof.

9.    SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

10.    TRUSTEE MAKES NO REPRESENTATION. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuers and the Guarantors and not those of the Trustee, and the Trustee assumes no responsibility for their correctness.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:                         , 20

[NEW GUARANTOR]

By:
Name:
Title:

CRESTWOOD MIDSTREAM PARTNERS LP
By Crestwood Midstream GP LLC, its general partner

By:
Name:
Title:

CRESTWOOD MIDSTREAM FINANCE CORP.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Exhibit 4.3

REGISTRATION RIGHTS AGREEMENT

DATED AS OF MARCH 14, 2017

AMONG

CRESTWOOD MIDSTREAM PARTNERS LP,

CRESTWOOD MIDSTREAM FINANCE CORP.,

THE GUARANTORS LISTED ON SCHEDULE I HERETO

AND

J.P. MORGAN SECURITIES LLC,

AS REPRESENTATIVE OF THE INITIAL PURCHASERS

5.75% SENIOR NOTES DUE 2025

1.	Definitions	145
2.	Exchange Offer	148
3.	Shelf Registration	152
4.	Special Interest	153
5.	Registration Procedures	154
6.	Registration Expenses	161
7.	Indemnification and Contribution	162
8.	Rule 144A	166
9.	Underwritten Registrations	166
10.	Miscellaneous	167

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is dated as of March 14, 2017, among Crestwood Midstream Partners LP, a limited partnership organized under the laws of Delaware (the “Partnership”), Crestwood Midstream Finance Corp., a Delaware corporation (together with the Partnership, the “Issuers”), the guarantors listed on Schedule I hereto (the “Guarantors”) and J.P. Morgan Securities LLC, as representative (the “Representative”) of the initial purchasers listed on Schedule II hereto (the “Initial Purchasers”).

This Agreement is entered into in connection with the Purchase Agreement, dated as of March 7, 2017 (the “Purchase Agreement”), by and among the Issuers, the Guarantors and the Representative, which provides for, among other things, the sale by the Issuers to the Initial Purchasers of $500,000,000 aggregate principal amount of the Issuers’ 5.75% Senior Notes due 2025 (the “Notes”). The Notes are issued under an indenture, dated as of March 14, 2017 (as amended or supplemented from time to time, the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee. Pursuant to the Purchase Agreement and the Indenture, the Guarantors are required to guarantee (collectively, the “Guarantees”) the Issuers’ obligations under the Notes and the Indenture. References to the “Securities” shall mean, collectively, the Notes and the Guarantees. In order to induce the Initial Purchasers to enter into the Purchase Agreement, the Issuers have agreed to provide the registration rights set forth in this Agreement for the benefit of the Initial Purchasers and any subsequent holder or holders of the Securities. The execution and delivery of this Agreement is a condition to the Initial Purchasers’ obligations under the Purchase Agreement.

The parties hereby agree as follows:

1.    Definitions

As used in this Agreement, the following terms shall have the following meanings:

Advice: See the last paragraph of Section 5 hereof.

Agreement: See the introductory paragraphs hereto.

Applicable Period: See Section 2(b) hereof.

Business Day: Shall have the meaning ascribed to such term in Rule 14d-1 under the Exchange Act.

Effectiveness Period: See Section 3(a) hereof.

Event Date: See Section 4(b) hereof.

Exchange Act: The Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

Exchange Date: See Section 2(a) hereof.

Exchange Notes: See Section 2(a) hereof.

Exchange Offer: See Section 2(a) hereof.

Exchange Offer Registration Statement: See Section 2(a) hereof.

Exchange Securities: See Section 2(a) hereof.

FINRA: See Section 5(r) hereof.

Guarantees: See the introductory paragraphs hereto.

Guarantors: See the introductory paragraphs hereto.

Holder: Any holder of a Registrable Security or Registrable Securities.

Indenture: See the introductory paragraphs hereto.

Information: See Section 5(n) hereof.

Initial Purchasers: See the introductory paragraphs hereto.

Initial Shelf Registration: See Section 3(a) hereof.

Inspectors: See Section 5(n) hereof.

Issue Date: March 14, 2017, the date of original issuance of the Notes.

Issuers: See the introductory paragraphs hereto.

New Guarantees: See Section 2(a) hereof.

Notes: See the introductory paragraphs hereto.

Participant: See Section 7(a) hereof.

Participating Broker-Dealer: See Section 2(b) hereof.

Partnership: See the introductory paragraphs hereto.

Person: An individual, trustee, corporation, partnership, limited liability company, joint stock company, trust, unincorporated association, union, business association, firm or other legal entity.

Private Exchange: See Section 2(b) hereof.

Private Exchange Notes: See Section 2(b) hereof.

Prospectus: The prospectus included in any Registration Statement (including, without limitation, any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A under the Securities Act and any term sheet filed pursuant to Rule 433 under the Securities Act), as amended or supplemented by any prospectus supplement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all materials incorporated by reference or deemed to be incorporated by reference in such Prospectus.

Purchase Agreement: See the introductory paragraphs hereto.

Records: See Section 5(n) hereof.

Registrable Securities: Each Security upon its original issuance and at all times subsequent thereto, each Exchange Security as to which Section 2(c)(3)(B)(ii) hereof is applicable upon original issuance and at all times subsequent thereto and each Private Exchange Note (and the related Guarantees) upon original issuance thereof and at all times subsequent thereto, until, in each case, the earliest to occur of (i) a Registration Statement (other than, with respect to any Exchange Securities as to which Section 2(c)(3)(B)(ii) hereof is applicable, the Exchange Offer Registration Statement) covering such Security, Exchange Security or Private Exchange Note (and the related Guarantees) has been declared effective by the SEC and such Security, Exchange Security or such Private Exchange Note (and the related Guarantees), as the case may be, has been disposed of in accordance with such effective Registration Statement, (ii) such Security has been exchanged pursuant to the Exchange Offer for an Exchange Security or Exchange Securities that may be resold without restriction under state and federal securities laws, (iii) such Security, Exchange Security or Private Exchange Note (and the related Guarantees), as the case may be, ceases to be outstanding for purposes of the Indenture or (iv) the date on which such Security, Exchange Security or Private Exchange Note (and the related Guarantees), as the case may be, is actually sold in compliance with Rule 144 under circumstances in which any legend borne by such Security, Exchange Security or Private Exchange Note (and the related Guarantees), as applicable, relating to restrictions on transferability thereof under the Securities Act or otherwise, is removed by the Issuers; provided that such Security, Exchange Security or Private Exchange Note (and the related Guarantees) will not cease to be a Registrable Security for purposes of the Exchange Offer by virtue of this clause (iv).

Registration Default: See Section 4(a) hereof.

Registration Statement: Any registration statement of the Issuers that covers any of the Securities, the Exchange Securities or the Private Exchange Notes (and the related guarantees) filed with the SEC under the Securities Act, including, in each case, the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

Rule 144: Rule 144 (as amended or replaced) under the Securities Act.

Rule 144A: Rule 144A (as amended or replaced) under the Securities Act.

Rule 405: Rule 405 (as amended or replaced) under the Securities Act.

Rule 415: Rule 415 (as amended or replaced) under the Securities Act.

Rule 424: Rule 424 (as amended or replaced) under the Securities Act.

SEC: The U.S. Securities and Exchange Commission.

Securities: See the introductory paragraphs hereto.

Securities Act: The Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Shelf Notice: See Section 2(c) hereof.

Shelf Registration: See Section 3(b) hereof.

Shelf Registration Statement: Any Registration Statement relating to a Shelf Registration.

Shelf Suspension Period: See Section 3(a) hereof.

Special Interest: See Section 4(a) hereof.

Subsequent Shelf Registration: See Section 3(b) hereof.

TIA: The Trust Indenture Act of 1939, as amended.

Trustee: The trustee under the Indenture and the trustee under any indenture (if different) governing the Exchange Securities and Private Exchange Notes (and the related Guarantees).

Underwritten registration or underwritten offering: A registration in which securities of the Issuers are sold to an underwriter for reoffering to the public. Except as otherwise specifically provided, all references in this Agreement to acts, laws, statutes, rules, regulations, releases, forms, no-action letters and other regulatory requirements (collectively, the “Regulatory Requirements”) shall be deemed to refer also to any amendments thereto and all subsequent Regulatory Requirements adopted as a replacement thereto having substantially the same effect therewith; provided that Rule 144 shall not be deemed to amend or replace Rule 144A.

2.    Exchange Offer

(a)    Unless the Exchange Offer would violate applicable law or any applicable interpretation of the staff of the SEC, or there are no Registrable Securities outstanding, the Issuers shall use their commercially reasonable efforts to file with the SEC a Registration Statement (the “Exchange Offer Registration Statement”) on an appropriate registration form with respect to a registered offer (the “Exchange Offer”) to exchange any and all of the Registrable Securities for a like aggregate principal amount of debt securities of the Issuers (the “Exchange Notes”), guaranteed, to the extent applicable, on a senior basis by the Guarantors (the

“New Guarantees” and, together with the Exchange Notes, the “Exchange Securities”), that are identical in all material respects to the Notes, as applicable, except that (i) the Exchange Notes shall contain no restrictive legend thereon, (ii) interest thereon shall accrue from the last date on which interest was paid on such Notes or, if no such interest has been paid, from March 14, 2017 and (iii) the Exchange Securities shall be entitled to the benefits of an indenture or a trust indenture which is identical in all material respects to the Indenture (other than such changes to the Indenture or any such identical trust indenture as are necessary to comply with the TIA) and which, in either case, has been qualified under the TIA. The Exchange Offer shall comply with all applicable tender offer rules and regulations under the Exchange Act and other applicable laws. The Issuers shall use their commercially reasonable efforts to (x) keep the Exchange Offer open for at least 20 Business Days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to Holders; and (y) consummate the Exchange Offer on or prior to the date that is 360 days after the Issue Date (the “Exchange Date”).

Each Holder (including, without limitation, each Participating Broker-Dealer) that participates in the Exchange Offer, as a condition to participation in the Exchange Offer, will be required to represent to the Issuers in writing (which may be contained in the applicable letter of transmittal) that: (i) any Exchange Securities acquired in exchange for Registrable Securities tendered are being acquired in the ordinary course of business of the Person receiving such Exchange Securities, whether or not such recipient is such Holder itself; (ii) at the time of the commencement or consummation of the Exchange Offer neither such Holder nor, to the actual knowledge of such Holder, any other Person receiving Exchange Securities from such Holder has an arrangement or understanding with any Person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Securities in violation of the Securities Act; (iii) neither the Holder nor, to the actual knowledge of such Holder, any other Person receiving Exchange Securities from such Holder is or has been an “affiliate” (as defined in Rule 405) of the Issuers or, if it is an affiliate of the Issuers, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable and will provide information to be included in the Shelf Registration Statement in accordance with Section 5 hereof in order to have their Securities included in the Shelf Registration Statement and benefit from the provisions regarding Special Interest in Section 4 hereof; (iv) if such Holder is not a broker-dealer, neither such Holder nor, to the actual knowledge of such Holder, any other Person receiving Exchange Securities from such Holder is engaging or intends to engage in a distribution of the Exchange Securities; and (v) if such Holder is a Participating Broker-Dealer, such Holder has acquired the Registrable Securities for its own account in exchange for Securities that were acquired as a result of trading activities and that it will comply with the applicable provisions of the Securities Act (including, but not limited to, the prospectus delivery requirements thereunder).

Upon consummation of the Exchange Offer in accordance with this Section 2, the provisions of this Agreement shall continue to apply, mutatis mutandis, solely with respect to Registrable Securities that are Private Exchange Notes (and the related Guarantees), Exchange Securities as to which Section 2(c)(3)(B)(ii) is applicable and Exchange Securities held by the Participating Broker-Dealers, and the Issuers shall have no further obligation to register Registrable Securities (other than Private Exchange Notes (and the related Guarantees) and Exchange Securities as to which clause 2(c)(3)(B)(ii) hereof applies) pursuant to Section 3 hereof.

No securities other than the Exchange Securities shall be included in the Exchange Offer Registration Statement.

(b)    The Issuers shall include within the Prospectus contained in the Exchange Offer Registration Statement a section entitled “Plan of Distribution,” which shall contain a summary statement of the positions taken or policies made by the staff of the SEC with respect to the potential “underwriter” status of any broker-dealer that is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of Exchange Notes received by such broker-dealer in the Exchange Offer (a “Participating Broker-Dealer”), whether such positions or policies have been publicly disseminated by the staff of the SEC or such positions or policies represent the prevailing views of the staff of the SEC. Such “Plan of Distribution” section shall also expressly permit, to the extent permitted by applicable policies and regulations of the SEC, the use of the Prospectus by all Participating Broker-Dealers, and include a statement describing the means by which Participating Broker-Dealers may resell the Exchange Securities in compliance with the Securities Act.

The Issuers shall use their commercially reasonable efforts to keep the Exchange Offer Registration Statement effective and to amend and supplement the Prospectus contained therein in order to permit such Prospectus to be lawfully delivered by all Persons (including Participating Broker-Dealers) subject to the prospectus delivery requirements of the Securities Act for such period of time as is necessary to comply with applicable law in connection with any resale of the Exchange Securities; provided, however, that such period shall not be required to exceed 90 days, or such longer period if extended pursuant to the last paragraph of Section 5 hereof (the “Applicable Period”).

If, prior to consummation of the Exchange Offer, the Initial Purchasers hold any Notes acquired by them that have the status of an unsold allotment in the initial distribution, the Issuers, upon the request of the Initial Purchasers, shall simultaneously with the delivery of the Exchange Notes issue and deliver to the Initial Purchasers, in exchange (the “Private Exchange”) for such Notes held by any such Holder, a like principal amount of notes (the “Private Exchange Notes”) of the Issuers, guaranteed by the Guarantors, that are identical in all material respects to the Exchange Notes except for the placement of a restrictive legend on such Private Exchange Notes. The Private Exchange Notes shall be issued pursuant to the same indenture as the Exchange Notes and bear the same CUSIP number as the Exchange Notes if permitted by the CUSIP Service Bureau.

In connection with the Exchange Offer, the Issuers will

(1)    mail, or cause to be mailed, to each Holder of record entitled to participate in the Exchange Offer a copy of the Prospectus forming part of the Exchange Offer Registration Statement, together with an appropriate letter of transmittal and related documents;

(2)    use its respective commercially reasonable efforts to keep the Exchange Offer open for not less than 20 Business Days from the date that notice of the Exchange Offer is mailed to Holders (or longer if required by applicable law);

(3)    utilize the services of a depositary for the Exchange Offer with an address in the Borough of Manhattan, The City of New York or in Wilmington, Delaware, which may be the Trustee or an affiliate thereof;

(4)    permit Holders to withdraw tendered Notes at any time prior to the close of business, New York time, on the last Business Day on which the Exchange Offer remains open; and

(5)    otherwise comply in all material respects with all laws, rules and regulations applicable to the Exchange Offer.

As soon as practicable after the close of the Exchange Offer and any Private Exchange the Issuers shall:

(1)    accept for exchange all Registrable Securities validly tendered and not validly withdrawn pursuant to the Exchange Offer and any Private Exchange;

(2)    deliver to the Trustee for cancellation all Registrable Securities so accepted for exchange; and

(3)    cause the Trustee to authenticate and deliver promptly to each Holder of Notes, Exchange Notes or Private Exchange Notes, as the case may be, equal in principal amount to the Notes of such Holder so accepted for exchange; provided that, in the case of any Notes held in global form by a depositary, authentication and delivery to such depositary of one or more replacement Notes in global form in an equivalent principal amount thereto for the account of such Holders in accordance with the Indenture shall satisfy such authentication and delivery requirement.

The Exchange Offer and the Private Exchange shall not be subject to any conditions, other than that (i) the Exchange Offer or Private Exchange, as the case may be, does not violate applicable law or any applicable interpretation of the staff of the SEC; (ii) no action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair the ability of the Issuers to proceed with the Exchange Offer or the Private Exchange, and no material adverse development shall have occurred in any existing action or proceeding with respect to the Issuers; and (iii) all governmental approvals shall have been obtained, which approvals the Issuers deem necessary for the consummation of the Exchange Offer or Private Exchange.

The Exchange Securities and the Private Exchange Notes (and related guarantees) shall be issued under (i) the Indenture or (ii) an indenture identical in all material respects to the Indenture and which, in either case, has been qualified under the TIA or is exempt from such qualification and shall provide that the Exchange Securities shall not be subject to the transfer restrictions set forth in the Indenture. The Indenture or such indenture shall provide that the Exchange Notes, the Private Exchange Notes and the Notes shall vote and consent together on all matters as one class and that none of the Exchange Notes, the Private Exchange Notes or the Notes will have the right to vote or consent as a separate class on any matter.

(c)    If (1) because of any change in law or in currently prevailing interpretations of the staff of the SEC, the Issuers are not permitted to effect the Exchange Offer, (2) the Exchange Offer is not consummated by the Exchange Date, or (3) at any time prior to the Exchange Date: (A) the Initial Purchasers request from the Issuers with respect to Registrable Securities held by them that are not eligible to participate or be exchanged for Exchange Securities in the Exchange Offer, (B) with respect to any Holder of Registrable Securities, such Holder notifies the Issuers that (i) such Holder is prohibited by applicable law or SEC policy from participating in the Exchange Offer, (ii) such Holder may not resell the Exchange Securities acquired by it in the Exchange Offer to the public without delivering a prospectus and that the Prospectus contained in the Registration Statement is not appropriate or available for such resales by such Holder, or (iii) such Holder is a broker-dealer and holds Registrable Securities acquired directly from the Issuers or one of their affiliates or (C) in the case of any Initial Purchaser, such Initial Purchaser so requests with respect to the Notes or the Private Exchange Notes that have, or that are reasonably likely to be determined to have, the status of unsold allotments in an initial distribution, then, in the case of each of clauses (1) through (3) of this sentence, the Issuers shall promptly deliver to the Trustee with a copy to the registrar (to deliver to the Holders) written notice thereof (the “Shelf Notice”) and shall file a Shelf Registration pursuant to Section 3 hereof.

3.    Shelf Registration

If at any time a Shelf Notice is delivered as contemplated by Section 2(c) hereof, then:

(a)    Shelf Registration. The Issuers shall use their commercially reasonable efforts to file with the SEC a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Registrable Securities (the “Initial Shelf Registration”). The Initial Shelf Registration shall be on any appropriate form permitting registration of such Registrable Securities for resale by Holders in the manner or manners designated by them (including, without limitation, one or more underwritten offerings). The Issuers shall not permit any securities other than the Registrable Securities and the Guarantees to be included in the Initial Shelf Registration or any Subsequent Shelf Registration (as defined below).

The Issuers shall use their commercially reasonable efforts to cause the Initial Shelf Registration to be declared effective under the Securities Act on or prior to the Exchange Date and to keep the Initial Shelf Registration continuously effective under the Securities Act for the period ending on the earlier of the date that is one year after the effective date of the Initial Shelf Registration and the date all notes covered by the Initial Shelf Registration have been sold as contemplated in the Initial Shelf Registration, subject to extension pursuant to the last paragraph of Section 5 hereof (the “Effectiveness Period”); provided, however, that the Effectiveness Period in respect of the Initial Shelf Registration shall be extended to the extent required to permit dealers to comply with the applicable prospectus delivery requirements of Rule 174 under the Securities Act and as otherwise provided herein. Notwithstanding anything to the contrary in this Agreement, at any time, the Issuers may delay the filing of any Initial Shelf Registration Statement or delay or suspend the effectiveness thereof, for a reasonable period of time, but not in excess of 60 consecutive days or more than one (1) time during any calendar year (each, a “Shelf Suspension Period”), if the board of directors or applicable governing body of the Issuers determines reasonably and in good faith that the filing of any such Initial Shelf Registration

Statement or the continuing effectiveness thereof would require the disclosure of non-public material information that, in the reasonable judgment of the board of directors or applicable governing body of the Issuers, would be detrimental to the Issuers if so disclosed or would otherwise materially adversely affect a financing, acquisition, disposition, merger or other material transaction or if such action is required by applicable law.

(b)    Withdrawal of Stop Orders; Subsequent Shelf Registrations. If the Initial Shelf Registration or any Subsequent Shelf Registration ceases to be effective for any reason at any time during the Effectiveness Period (other than because of the sale of all of the Securities registered thereunder), the Issuers shall use their commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall file an additional Shelf Registration Statement pursuant to Rule 415 covering all of the Registrable Securities covered by and not sold under the Initial Shelf Registration or an earlier Subsequent Shelf Registration (each, a “Subsequent Shelf Registration”). If a Subsequent Shelf Registration is filed, the Issuers shall use their commercially reasonable efforts to cause the Subsequent Shelf Registration to be declared effective under the Securities Act as soon as practicable after such filing and to keep such subsequent Shelf Registration continuously effective for a period equal to the number of days in the Effectiveness Period less the aggregate number of days during which the Initial Shelf Registration or any Subsequent Shelf Registration was previously continuously effective. As used herein the term “Shelf Registration” means the Initial Shelf Registration and any Subsequent Shelf Registration.

(c)    Supplements and Amendments. The Issuers shall promptly supplement and amend the Shelf Registration if required by the rules, regulations or instructions applicable to the registration form used for such Shelf Registration, if required by the Securities Act, or if reasonably requested by the Holders of a majority in aggregate principal amount of the Registrable Securities (or their counsel) covered by such Registration Statement with respect to the information included therein with respect to one or more of such Holders, or, if reasonably requested by any underwriter of such Registrable Securities, with respect to the information included therein with respect to such underwriter.

4.    Special Interest

(a)    The Issuers and the Initial Purchasers agree that the Holders will suffer damages if the Issuers fail to fulfill their obligations under Section 2 or Section 3 hereof and that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, the Issuers agree to pay, jointly and severally, as liquidated damages, additional interest on the Notes (“Special Interest”) if either (i) the Exchange Offer has not been consummated, (ii) any Shelf Registration, if required hereby, has not been declared effective by the SEC or (iii) any Registration Statement required by Section 2 or 3 of this Agreement has been declared effective but ceases to be effective at any time at which it is required to be effective under this Agreement (each such event referred to in clauses (i) through (iii), a “Registration Default”). The Special Interest shall accrue on the principal amount of the Notes at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of any Registration Default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such Special Interest continues to accrue, provided that the rate at which such Special Interest accrues may in no event exceed 1.00% per annum) (such Special Interest to be calculated by the Issuers);

provided, however, that upon the cure of all Registration Defaults relating to the particular Registrable Securities, the interest rate borne by the relevant Registrable Securities will be reduced to the original interest rate borne by such Registrable Securities. Notwithstanding any other provisions of this Section 4, the Issuers shall not be obligated to pay Special Interest provided in Section 4(a)(ii) during a Shelf Suspension Period permitted by Section 3(a) hereof. The provisions for Special Interest will be the only monetary remedy available to holders under this Agreement.

(b)    The Issuers shall notify the Trustee and the paying agent within five business days after each and every date on which an event occurs in respect of which Special Interest is required to be paid (an “Event Date”). Any amounts of Special Interest due pursuant to clause (a) of this Section 4 will be payable in cash semiannually on each April 1 and October 1 (to the holders of record on the March 15 and September 15 immediately preceding such dates), commencing the first such date occurring after any such Special Interest commences to accrue. The amount of Special Interest will be determined by the Issuers by multiplying the applicable Special Interest rate by the principal amount of the Registrable Securities, multiplied by a fraction, the numerator of which is the number of days such Special Interest rate was applicable during such period (determined on the basis of a 360 day year comprised of twelve 30-day months and, in the case of a partial month, the actual number of days elapsed), and the denominator of which is 360.

5.    Registration Procedures

In connection with the filing of any Registration Statement pursuant to Section 2 or 3 hereof, the Issuers and the Guarantors shall effect such registrations to permit the sale of the securities covered thereby in accordance with the intended method or methods of disposition thereof, and pursuant thereto and in connection with any Registration Statement filed by the Issuers hereunder the Issuers and the Guarantors shall:

(a)    Prepare and file with the SEC a Registration Statement or Registration Statements as prescribed by Section 2 or 3 hereof, and use their commercially reasonable efforts to cause each such Registration Statement to become effective and remain effective as provided herein; provided, however, that if (1) such filing is pursuant to Section 3 hereof or (2) a Prospectus contained in the Exchange Offer Registration Statement filed pursuant to Section 2 hereof is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period relating thereto from whom the Issuers have received prior written notice that it will be a Participating Broker-Dealer in the Exchange Offer, before filing any Registration Statement or Prospectus or any amendments or supplements thereto, the Issuers shall furnish to and afford counsel for the Holders of the Registrable Securities covered by such Registration Statement (with respect to a Registration Statement filed pursuant to Section 3 hereof) or counsel for such Participating Broker-Dealer (with respect to any such Registration Statement), as the case may be, and counsel to the managing underwriters, if any, a reasonable opportunity to review copies of all such documents (including copies of any documents to be incorporated by reference therein and all exhibits thereto) proposed to be filed (in each case, at least three Business Days prior to such filing). The Issuers shall not file any Registration Statement or Prospectus or any amendments or supplements thereto if the Holders of a majority in aggregate principal amount of the Registrable Securities covered by such Registration Statement, their counsel or the managing underwriters, if any, shall reasonably object.

(b)    Prepare and file with the SEC such amendments and post-effective amendments to each Shelf Registration Statement or Exchange Offer Registration Statement, as the case may be, as may be necessary to keep such Registration Statement continuously effective for the Effectiveness Period, the Applicable Period or until consummation of the Exchange Offer, as the case may be; cause the related Prospectus to be supplemented by any prospectus supplement required by applicable law, and as so supplemented to be filed pursuant to Rule 424; and comply with the provisions of the Securities Act and the Exchange Act applicable to it with respect to the disposition of all securities covered by such Registration Statement as so amended or in such Prospectus as so supplemented and with respect to the subsequent resale of any securities being sold by a Participating Broker-Dealer covered by any such Prospectus in all material respects. The Issuers shall be deemed not to have used their commercially reasonable efforts to keep a Registration Statement effective if they voluntarily take any action that is reasonably expected to result in selling Holders of the Registrable Securities covered thereby or Participating Broker-Dealers seeking to sell Exchange Securities not being able to sell such Registrable Securities or such Exchange Securities during that period unless such action is required by applicable law or permitted by this Agreement.

(c)    If (1) a Shelf Registration is filed pursuant to Section 3 hereof or (2) a Prospectus contained in the Exchange Offer Registration Statement filed pursuant to Section 2 hereof is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period relating thereto from whom the Issuers have received written notice that it will be a Participating Broker-Dealer in the Exchange Offer, notify the selling Holders of Registrable Securities (with respect to a Registration Statement filed pursuant to Section 3 hereof), or each such Participating Broker-Dealer (with respect to any such Registration Statement), as the case may be, their counsel and the managing underwriters, if any, promptly (but in any event within three Business Days), and confirm such notice in writing, (i) when a Prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective under the Securities Act (including in such notice a written statement that any Holder may, upon request, obtain, at the sole expense of the Issuers, one conformed copy of such Registration Statement or post-effective amendment including financial statements and schedules, documents incorporated or deemed to be incorporated by reference and exhibits), (ii) of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any preliminary prospectus or the initiation of any proceedings for that purpose, (iii) if at any time when a Prospectus is required by the Securities Act to be delivered in connection with sales of the Registrable Securities or resales of Exchange Securities by Participating Broker-Dealers the representations and warranties of the Issuers contained in any agreement (including any underwriting agreement) contemplated by Section 5(m) hereof cease to be true and correct, (iv) of the receipt by the Issuers of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities or the Exchange Securities to be sold by any Participating Broker-Dealer for offer or sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose, (v) of the happening of any event, the existence of any condition or any information becoming known that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in or amendments or supplements to such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vi) of the Issuers’ determination that a post-effective amendment to a Registration Statement would be appropriate.

(d)    Use their commercially reasonable efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of a Prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities or the Exchange Securities to be sold by any Participating Broker-Dealer, for sale in any jurisdiction.

(e)    If a Shelf Registration is filed pursuant to Section 3 and if requested during the Effectiveness Period by the managing underwriter, if any, or the Holders of a majority in aggregate principal amount of the Registrable Securities being sold in connection with an underwritten offering, (i) as promptly as practicable incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter, if any, such Holders or counsel for either of them reasonably request to be included therein, (ii) make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Issuers have received notification of the matters to be incorporated in such prospectus supplement or post-effective amendment and (iii) supplement or make amendments to such Registration Statement.

(f)    If (1) a Shelf Registration is filed pursuant to Section 3 hereof or (2) a Prospectus contained in the Exchange Offer Registration Statement filed pursuant to Section 2 hereof is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period, furnish to each selling Holder of Registrable Securities (with respect to a Registration Statement filed pursuant to Section 3 hereof) and to each such Participating Broker-Dealer who so requests (with respect to any such Registration Statement) and to their respective counsel and each managing underwriter, if any, at the sole expense of the Issuers, one conformed copy of the Registration Statement or Registration Statements and each post-effective amendment thereto, including financial statements and schedules, and, if requested, all documents incorporated or deemed to be incorporated therein by reference and all exhibits.

(g)    If (1) a Shelf Registration is filed pursuant to Section 3 hereof or (2) a Prospectus contained in the Exchange Offer Registration Statement filed pursuant to Section 2 hereof is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period, deliver to each selling Holder of Registrable Securities (with respect to a Registration Statement filed pursuant to Section 3 hereof), or each such Participating Broker-Dealer (with respect to any such Registration Statement), as the case may be, their respective counsel, and the underwriters, if any, at the sole expense of the Issuers, as many copies of the Prospectus or Prospectuses (including each form of preliminary prospectus) and each amendment or supplement thereto and any documents incorporated by reference therein as such Persons may reasonably request; and, subject to the last paragraph of this Section 5, the Issuers hereby consent to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders of Registrable Securities or each such Participating Broker-Dealer, as the case may be, and the underwriters or agents, if any, and dealers, if any, in connection with the offering and sale of the Registrable Securities covered by, or the sale by Participating Broker-Dealers of the Exchange Securities pursuant to, such Prospectus and any amendment or supplement thereto.

(h)    Prior to any public offering of Registrable Securities or any delivery of a Prospectus contained in the Exchange Offer Registration Statement by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period, use their commercially reasonable efforts to register or qualify, and to cooperate with the selling Holders of Registrable Securities or each such Participating Broker-Dealer, as the case may be, the managing underwriter or underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as any selling Holder, Participating Broker-Dealer, or the managing underwriter or underwriters reasonably request in writing; provided, however, that where Exchange Securities held by Participating Broker-Dealers or Registrable Securities are offered other than through an underwritten offering, the Issuers agree to cause their counsel to perform Blue Sky investigations and file registrations and qualifications required to be filed pursuant to this Section 5(h), keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Exchange Securities held by Participating Broker-Dealers or the Registrable Securities covered by the applicable Registration Statement; provided, however, that the Issuers shall not be required to (A) qualify generally to do business in any jurisdiction where it is not then so qualified, (B) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or (C) subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

(i)    If a Shelf Registration is filed pursuant to Section 3 hereof, cooperate with the selling Holders of Registrable Securities and the managing underwriter, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends and shall be in a form eligible for deposit with The Depository Trust Company; and enable such Registrable Securities to be in such denominations (subject to applicable requirements contained in the Indenture) and registered in such names as the managing underwriter, if any, or Holders may request.

(j)    Use their commercially reasonable efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other U.S. governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities, except as may be required solely as a consequence of the nature of such selling Holder’s business, in which case the Issuers will cooperate in all respects with the filing of such Registration Statement and the granting of such approvals.

(k)    If (1) a Shelf Registration is filed pursuant to Section 3 hereof or (2) a Prospectus contained in the Exchange Offer Registration Statement filed pursuant to Section 2 hereof is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period, upon the occurrence of any event contemplated by paragraph 5(c)(v) or 5(c)(vi) hereof, use their commercially reasonable efforts to prepare and (subject to Section 5(a) hereof) file with the SEC, at the sole expense of the Issuers, a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder (with respect to a Registration Statement filed pursuant to Section 3 hereof) or to the purchasers of the Exchange Securities to whom such Prospectus will be delivered by a Participating Broker-Dealer (with respect to any such Registration Statement), any such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(l)    Prior to the effective date of the first Registration Statement relating to the Registrable Securities, (i) provide the Trustee with certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and (ii) provide a CUSIP number for the Registrable Securities.

(m)    In connection with any underwritten offering of Registrable Securities pursuant to a Shelf Registration, enter into an underwriting agreement as is customary in underwritten offerings of debt securities similar to the Securities (including, without limitation, a customary condition to the obligations of the underwriters that the underwriters shall have received “cold comfort” letters and updates thereof in form, scope and substance reasonably satisfactory to the managing underwriter, if any, from the independent registered public accountants of the Issuers (and, if necessary, any other independent registered public accountants of the Issuers, or of any business acquired by the Issuers, for which financial statements and financial data are, or are required to be, included or incorporated by reference in the Registration Statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings of debt securities similar to the Securities), and take all such other actions as are reasonably requested by the managing underwriter, if any, in order to expedite or facilitate the registration or the disposition of such Registrable Securities and, in such connection, (i) make such representations and warranties to, and covenants with, the underwriters with respect to the business of the Issuers (including any acquired business, properties or entity, if applicable), and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, as are customarily made by issuers to underwriters in underwritten offerings of debt securities similar to the Securities, and confirm the same in writing if and when requested; (ii) obtain the written opinions of counsel to the Issuers, and written updates thereof in form, scope and substance reasonably satisfactory to the managing underwriter, if any, addressed to the underwriters covering the matters customarily covered in opinions reasonably requested in underwritten offerings; and (iii) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable to the sellers and underwriters, if any, than those set forth in Section 7 hereof (or such other provisions and procedures reasonably acceptable to Holders of a majority in aggregate principal amount of Registrable Securities covered by such Registration Statement and the managing underwriter or underwriters or agents, if any). The above shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder.

(n)    If (1) a Shelf Registration is filed pursuant to Section 3 hereof or (2) a Prospectus contained in the Exchange Offer Registration Statement filed pursuant to Section 2 hereof is required to be delivered under the Securities Act by any Participating Broker-Dealer who seeks to sell Exchange Securities during the Applicable Period, make available for inspection by any Initial Purchaser, any selling Holder of such Registrable Securities being sold (with respect to a Registration Statement filed pursuant to Section 3 hereof), or each such Participating Broker-Dealer, as the case may be, any underwriter participating in any such disposition of Registrable Securities, if any, and any attorney, accountant or other agent retained by any such selling Holder or each such Participating Broker-Dealer (with respect to any such Registration Statement), as the case may be, or underwriter (any such Initial Purchasers, Holders, Participating Broker-Dealers, underwriters, attorneys, accountants or agents, collectively, the “Inspectors”), upon written request, at the offices where normally kept, during reasonable business hours and in a reasonable manner, all pertinent financial and other records, pertinent corporate documents and instruments of the Issuers and subsidiaries of the Issuers (collectively, the “Records”), as shall be reasonably necessary to enable them to exercise any applicable due diligence responsibilities, and cause the officers, directors and employees of the Issuers and any of their subsidiaries to supply all information (the “Information”) reasonably requested by any such Inspector in connection with such due diligence responsibilities. Each Inspector shall agree in writing that it will keep the Records and Information confidential, to use the Records and Information only for due diligence purposes, to abstain from using the Records and Information as the basis for any market transactions in Securities of the Issuers and that it will not disclose any of the Records or Information that the Issuers determine, in good faith, to be confidential and notify the Inspectors in writing are confidential unless (i) the disclosure of such Records or Information is necessary to avoid or correct a misstatement or omission in such Registration Statement or Prospectus, (ii) the release of such Records or Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, (iii) disclosure of such Records or Information is necessary or advisable, in the opinion of counsel for any Inspector, in connection with any action, claim, suit or proceeding, directly or indirectly, involving or potentially involving such Inspector and arising out of, based upon, relating to, or involving this Agreement or the Purchase Agreement, or any transactions contemplated hereby or thereby or arising hereunder or thereunder or (iv) the information in such Records or Information has been made generally available to the public other than by an Inspector or an “affiliate” (as defined in Rule 405) thereof; provided, however, that prior notice shall be provided as soon as practicable to the Issuers of the potential disclosure of any information by such Inspector pursuant to clause (ii) or (iii) of this sentence to permit the Issuers to obtain a protective order (or waive the provisions of this paragraph (n)) and that such Inspector shall take such actions as are reasonably necessary to protect the confidentiality of such information (if practicable) to the extent such action is otherwise not inconsistent with, an impairment of or in derogation of the rights and interests of the Holder or any Inspector.

(o)    Provide an indenture trustee for the Registrable Securities or the Exchange Securities, as the case may be, and cause the Indenture or the trust indenture provided for in Section 2(a) hereof, as the case may be, to be qualified under the TIA not later than the effective date of the first Registration Statement relating to the Registrable Securities; and in connection therewith, cooperate with the trustee under any such indenture and the Holders of the Registrable Securities, to effect such changes (if any) to such indenture as may be required for such indenture to be so qualified in accordance with the terms of the TIA; and execute, and use its commercially reasonable efforts to cause such trustee to execute, all documents as may be required to effect such changes, and all other forms and documents required to be filed with the SEC to enable such indenture to be so qualified in a timely manner.

(p)    Comply with Section 4.03 of the Indenture.

(q)    Upon consummation of the Exchange Offer or a Private Exchange, obtain an opinion of counsel to the Issuers, in a form customary for underwritten transactions, addressed to the Trustee for the benefit of all Holders of Registrable Securities participating in the Exchange Offer or the Private Exchange, as the case may be, that the Exchange Securities or Private Exchange Notes, as the case may be, the related guarantees and the related indenture constitute legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their respective terms, subject to customary exceptions and qualifications. If the Exchange Offer or a Private Exchange is to be consummated, upon delivery of the Registrable Securities by Holders to the Issuers (or to such other Person as directed by the Issuers), in exchange for the Exchange Securities or the Private Exchange Notes (and the related guarantees), as the case may be, the Issuers shall mark, or cause to be marked, on such Registrable Securities that such Registrable Securities are being cancelled in exchange for the Exchange Securities or the Private Exchange Notes (and the related guarantees), as the case may be; in no event shall such Registrable Securities be marked as paid or otherwise satisfied.

(r)    Use commercially reasonable efforts to cooperate with each seller of Registrable Securities covered by any Registration Statement and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(s)    Use its respective commercially reasonable efforts to take all other steps reasonably necessary to effect the registration of the Exchange Securities and/or Registrable Securities covered by a Registration Statement contemplated hereby.

The Issuers may require each seller of Registrable Securities as to which any registration is being effected to furnish to the Issuers such information regarding such seller and the distribution of such Registrable Securities as the Issuers may, from time to time, reasonably request. The Issuers may exclude from such registration the Registrable Securities of any seller so long as such seller fails to furnish such information within a reasonable time after receiving such request. Each seller as to which any Shelf Registration is being effected agrees to furnish promptly to the Issuers all information required to be disclosed in order to make the information previously furnished to the Issuers by such seller not materially misleading.

If any such Registration Statement refers to any Holder by name or otherwise as the holder of any securities of the Issuers, then such Holder shall have the right to require (i) the insertion therein of language, in form and substance reasonably satisfactory to such Holder, to the effect that the holding by such Holder of such securities is not to be construed as a recommendation by such Holder of the investment quality of the securities covered thereby and that such holding does not imply that such Holder will assist in meeting any future financial requirements of the Issuers or (ii) in the event that such reference to such Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such Holder in any amendment or supplement to the Registration Statement filed or prepared subsequent to the time that such reference ceases to be required.

Each Holder of Registrable Securities and each Participating Broker-Dealer agrees by its acquisition of such Registrable Securities or Exchange Securities to be sold by such Participating Broker-Dealer, as the case may be, that, upon actual receipt of any notice from the Issuers of the happening of any event of the kind described in Section 5(c)(ii), 5(c)(iv), 5(c)(v) or 5(c)(vi) hereof, such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus or Exchange Securities to be sold by such Holder or Participating Broker-Dealer, as the case may be, until such Holder’s or Participating Broker-Dealer’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 5(k) hereof, or until it is advised in writing (the “Advice”) by the Issuers that the use of the applicable Prospectus may be resumed, and has received copies of any amendments or supplements thereto. In the event that the Issuers shall give any such notice, each of the Applicable Period and the Effectiveness Period shall be extended by the number of days during such periods from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement or Exchange Securities to be sold by such Participating Broker-Dealer, as the case may be, shall have received (x) the copies of the supplemented or amended Prospectus contemplated by Section 5(k) hereof or (y) the Advice.

6.    Registration Expenses

All fees and expenses incident to the performance of or compliance with this Agreement by the Issuers of their obligations under Sections 2, 3, 5 and 8 shall be borne by the Issuers, whether or not the Exchange Offer Registration Statement or any Shelf Registration Statement is filed or becomes effective or the Exchange Offer is consummated, including, without limitation, (i) all registration and filing fees (including, without limitation, (A) fees with respect to filings required to be made with FINRA in connection with an underwritten offering and (B) fees and expenses of compliance with state securities or Blue Sky laws (including, without limitation, reasonable fees and disbursements of counsel in connection with Blue Sky qualifications of the Registrable Securities or Exchange Securities and determination of the eligibility of the Registrable Securities or Exchange Securities for investment under the laws of such jurisdictions in the United States (x) where the holders of Registrable Securities are located, in the case of the Exchange Securities or (y) as provided in Section 5(h) hereof, in the case of Registrable Securities or Exchange Securities to be sold by a Participating Broker-Dealer during the Applicable Period)), (ii) printing expenses, including, without limitation, printing all Registration Statements, underwriting agreements, indentures and prospectuses if the printing of prospectuses is requested by the managing underwriter, if any, by the Holders of a majority in aggregate principal amount of the Registrable Securities included in any Registration Statement or in respect of Registrable Securities or Exchange Securities to be sold by any Participating Broker-Dealer during the Applicable Period, as the case may be, and any other documents necessary in order to comply with this Agreement, (iii) fees and expenses of the Trustee, any exchange agent and their counsel, (iv) fees and disbursements of counsel for the Issuers and, in the case of a Shelf Registration, reasonable fees and disbursements of one special counsel for all of the sellers of Registrable Securities selected by the Holder of a majority in aggregate principal amount of Registrable Securities covered by such Shelf Registration (which counsel shall be reasonably satisfactory to the Issuers) exclusive of any counsel retained pursuant to Section 7 hereof, (v) fees and disbursements of all independent registered public accountants referred to in Section 5(m) hereof (including, without limitation, the expenses of any “cold comfort” letters required by or incident to such performance), (vi) rating agency fees, if any, and any fees associated with making the Registrable Securities or Exchange Securities eligible for trading through The Depository Trust Company, (vii) Securities Act liability insurance, if the Issuers desire such insurance, (viii) fees and expenses of all other Persons retained by the Issuers, (ix) internal expenses of the Issuers (including, without limitation, all salaries and expenses of officers and employees of the Issuers performing legal or accounting duties), (x) the expense of any annual audit, (xi) any fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange, and the obtaining of a rating of the securities, in each case, if applicable and (xii) the expenses relating to word processing and distributing all Registration Statements, underwriting agreements, indentures and any other documents necessary in order to comply with this Agreement.

7.    Indemnification and Contribution

(a)    The Issuers and the Guarantors, jointly and severally, agree to indemnify and hold harmless each Holder of Registrable Securities and each Participating Broker-Dealer selling Exchange Securities during the Applicable Period, and each Person, if any, who controls any such Persons or its affiliates within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Participant”) against any losses, claims, damages or liabilities, joint or several, to which any Participant may become subject under the Securities Act, the Exchange Act or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(i)    any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement (or any amendment thereto) or Prospectus (as amended or supplemented if the Issuers shall have furnished any amendments or supplements thereto) or any preliminary prospectus; or

(ii)    the omission or alleged omission to state, in any Registration Statement (or any amendment thereto) or Prospectus (as amended or supplemented if the Issuers shall have furnished any amendments or supplements thereto) or any preliminary prospectus or any other document or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, except, in each case, insofar as such losses, claims, damages or liabilities are arising out of or based upon any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with any information relating to any Participant furnished to the Issuers in writing by or on behalf of any Participant expressly for use therein; and agree (subject to the limitations set forth in this sentence) to reimburse, as incurred, the Participant for any reasonable legal or other expenses incurred by the Participant in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action. The indemnity provided for in this Section 7 will be in addition to any liability that the Issuers may otherwise have to the indemnified parties. The Issuers and the Guarantors shall not be liable under this Section 7 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by the Issuers and the Guarantors, which consent shall not be unreasonably withheld.

(b)    Each Participant, severally and not jointly, agrees to indemnify and hold harmless the Issuers, the Guarantors, their respective directors (or equivalent), their respective officers who sign any Registration Statement and each person, if any, who controls the Issuers within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Issuers, the Guarantors or any such director, officer or controlling person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement or Prospectus, any amendment or supplement thereto, or any preliminary prospectus or (ii) the omission or the alleged omission to state therein a material fact necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Participant, furnished to the Issuers by or on behalf of such Participant, specifically for use therein; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any reasonable legal or other expenses incurred by the Issuers, the Guarantors or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. The indemnity provided for in this Section 7 will be in addition to any liability that the Participants may otherwise have to the indemnified parties. The Participants shall not be liable under this Section 7 to any indemnified party regarding any settlement or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent is consented to by the Participants, which consent shall not be unreasonably withheld. The Issuers and the Guarantors shall not, without the prior written consent of such Participant, effect any settlement or compromise of any pending or threatened proceeding in respect of which such Participant is or could have been a party, or indemnity could have been sought hereunder by such Participant, unless such settlement (A) includes an unconditional written release of such Participant, in form and substance reasonably satisfactory to such Participant, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of such Participant.

(c)    Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 7, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent such indemnifying party did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) or (b) above. The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest (based on the advice of counsel to the indemnified person); (ii) such action includes both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded (based on the advice of counsel to the indemnified person) that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party. It is understood and agreed that the indemnifying person shall not, in connection with any proceeding or separate but related or substantially similar proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) representing the indemnified parties under paragraph (a) or paragraph (b) of this Section 7, as the case may be, who are parties to such action or actions. Any such separate firm for any Participants shall be designated in writing by Participants who sold a majority in interest of the Registrable Securities and Exchange Securities sold by all such Participants in the case of paragraph (a) of this Section 7 or the Issuers in the case of paragraph (b) of this Section 7. In the event that any Participants are indemnified persons collectively entitled, in connection with a proceeding or separate but related or substantially similar proceedings in a single jurisdiction, to the payment of fees and expenses of a single separate firm under this Section 7(c), and any such Participants cannot agree to a mutually acceptable separate firm to act as counsel thereto, then such separate firm for all such Indemnified Persons shall be designated in writing by Participants who sold a majority in interest of the Registrable Securities and Exchange Securities sold by all such Participants. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any statement as to, or any admission of, fault, culpability or failure to act by or on behalf of any indemnified party. All fees and expenses that are reimbursable pursuant to this paragraph (c) shall be reimbursed as they are incurred.

(d)    After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless the indemnified party shall have employed separate counsel in accordance with the third sentence of paragraph (c) of this Section 7 or (ii) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld), unless such indemnified party waived in writing its rights under this Section 7, in which case the indemnified party may effect such a settlement without such consent.

(e)    In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 7 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) (other than by virtue of the failure of an indemnified party to notify the indemnifying party of its right to indemnification pursuant to paragraph (a) or (b) of this Section 7, where such failure materially prejudices the indemnifying party (through the forfeiture of substantial rights or defenses)), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Securities or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Issuers and the Guarantors on the one hand and such Participant on the other shall be deemed to be in the same proportion that the total net proceeds from the offering (before deducting expenses) of the Securities received by the Issuers bear to the total discounts and commissions received by such Participant in connection with the sale of the Securities (or if such Participant did not receive discounts or commissions, the value of receiving the Securities). The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers on the one hand, or the Participants on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The parties agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (e). Notwithstanding any other provision of this paragraph (e), no Participant shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation or net proceeds on the sale of Securities received by such Participant in connection with the sale of the Securities, less the aggregate amount of any damages that such Participant has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (e), each person, if any, who controls a Participant within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Participants, and each director and officer of the Issuers and the Guarantors and each person, if any, who controls the Issuers and the Guarantors within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Issuers.

8.    Rule 144A

The Partnership covenants and agrees that it will use commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder in a timely manner in accordance with the requirements of the Securities Act and the Exchange Act and, if at any time the Partnership is not required to file such reports, the Issuers will, upon the request of any Holder or beneficial owner of Registrable Securities, make available such information necessary to permit sales pursuant to Rule 144A. The Issuers further covenant and agree, for so long as any Registrable Securities remain outstanding that it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144A unless the Issuers are then subject to Section 13 or 15(d) of the Exchange Act and reports filed thereunder satisfy the information requirements of Rule 144A then in effect.

9.    Underwritten Registrations

The Issuers shall not be required to assist in an underwritten offering unless requested by the Holders of a majority in aggregate principal amount of the Registrable Securities. If any of the Registrable Securities covered by any Shelf Registration are to be sold in an underwritten offering, the underwriters and managers that will manage the offering will be selected by the Holders of a majority in aggregate principal amount of such Registrable Securities included in such offering and shall be reasonably acceptable to the Issuers. No Holder of Registrable Securities may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

10.    Miscellaneous

(a)    No Inconsistent Agreements. The Issuers have not as of the date hereof, entered, and the Issuers shall not, after the date of this Agreement, enter into any agreement with respect to any of their securities that is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Issuers’ other issued and outstanding securities under any such agreements. The Issuers will not enter into any agreement with respect to any of its securities which will grant to any Person “piggy-back” registration rights with respect to any Registration Statement.

(b)    Adjustments Affecting Registrable Securities. The Issuers shall not, directly or indirectly, take any action with respect to the Registrable Securities as a class that would adversely affect the ability of the Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement.

(c)    Amendments and Waivers. The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, otherwise than with the prior written consent of (i) the Issuers and (ii) (a) the Holders of not less than a majority in aggregate principal amount of the then outstanding Registrable Securities and (b) in circumstances that would adversely affect the Participating Broker-Dealers, the Participating Broker-Dealers holding not less than a majority in aggregate principal amount of the Exchange Notes held by all Participating Broker-Dealers; provided, however, that Section 7 and this Section 10(c) may not be amended, modified or supplemented without the prior written consent of each Holder and each Participating Broker-Dealer (including any person who was a Holder or Participating Broker-Dealer of Registrable Securities or Exchange Securities, as the case may be, disposed of pursuant to any Registration Statement) affected by any such amendment, modification or supplement. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders of Registrable Securities whose securities are being sold pursuant to a Registration Statement and that does not directly or indirectly affect, impair, limit or compromise the rights of other Holders of Registrable Securities may be given by Holders of at least a majority in aggregate principal amount of the Registrable Securities being sold pursuant to such Registration Statement.

(d)    Notices. All notices and other communications (including, without limitation, any notices or other communications to the Trustee and the registrar, paying agent and transfer agent) provided for or permitted hereunder shall be made in writing by hand-delivery, registered first-class mail, next-day air courier or facsimile:

(i)    if to a Holder of the Registrable Securities or any Participating Broker-Dealer, at the most current address of such Holder or Participating Broker-Dealer, as the case may be, set forth on the records of the registrar under the Indenture, with a copy in like manner to the Initial Purchasers as follows:

J.P. Morgan Securities

383 Madison Avenue

New York, New York 10179

Facsimile No.: (212) 270-1063

Attention: Legal

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Facsimile No.: (713) 229-2727

Attention: Joshua Davidson

(ii)    if to the Initial Purchasers, at the address specified in this Section 10(d)(i);

(iii)    if to the Issuers, at the address as follows:

Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2550

Houston, Texas 77002

Facsimile No.: (832) 519-2250

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, Texas 77002-6760

Facsimile No.: (713) 615-5794

Attention: Gillian A. Hobson

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; one Business Day after being timely delivered to a next-day air courier; and upon written confirmation, if sent by facsimile.

Copies of all such notices, demands or other communications shall be concurrently delivered by the Person giving the same to the Trustee or the registrar, paying agent and/or the transfer agent at the respective addresses and in the manner specified in such Indenture.

(e)    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto, the Holders and the Participating Broker-Dealers; provided, however, that nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Purchase Agreement or the Indenture.

(f)    Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(g)    Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(h)    GOVERNING LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(i)    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(j)    Notes Held by the Issuer or its Affiliates. Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Issuer or its affiliates (as such term is defined in Rule 405 under the Securities Act) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

(k)    Third-Party Beneficiaries. Holders of Registrable Securities and Participating Broker-Dealers are intended third-party beneficiaries of this Agreement, and this Agreement may be enforced by such Persons.

(l)    Entire Agreement. This Agreement, together with the Purchase Agreement and the Indenture, is intended by the parties as a final and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and any and all prior oral or written agreements, representations, or warranties, contracts, understandings, correspondence, conversations and memoranda between the Holders on the one hand and the Issuers on the other, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest with respect to the subject matter hereof and thereof are merged herein and replaced hereby.

IN WITNESS WHEREOF, I have hereunto signed my name on the date first written above.

Very truly yours,

CRESTWOOD MIDSTREAM PARTNERS LP
By:	Crestwood Midstream GP LLC, its general partner

By:	/s/ Robert T. Halpin
	Name:	Robert T. Halpin
	Title:	Senior Vice President and Chief Financial Officer

CRESTWOOD MIDSTREAM FINANCE CORP.

By:	/s/ Robert T. Halpin
	Name:	Robert T. Halpin
	Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:

ARROW FIELD SERVICES, LLC
ARROW MIDSTREAM HOLDINGS, LLC
ARROW PIPELINE, LLC
ARROW WATER, LLC
CMLP TRES MANAGER LLC CMLP TRES OPERATOR LLC

By:	/s/ Robert T. Halpin
	Name:	Robert T. Halpin
	Title:	Senior Vice President and Chief Financial Officer

COWTOWN GAS PROCESSING PARTNERS L.P.
By:	Crestwood Gas Services Operating GP LLC, its general partner

COWTOWN PIPELINE PARTNERS L.P.
By:	Crestwood Gas Services Operating GP LLC, its general partner

By:	/s/ Robert T. Halpin
	Name:	Robert T. Halpin
	Title:	Senior Vice President and Chief Financial Officer

CRESTWOOD APPALACHIA PIPELINE LLC

CRESTWOOD ARKANSAS PIPELINE LLC

CRESTWOOD CRUDE LOGISTICS LLC

CRESTWOOD CRUDE SERVICES LLC

CRESTWOOD CRUDE TERMINALS LLC

CRESTWOOD CRUDE TRANSPORTATION LLC

CRESTWOOD DAKOTA PIPELINES LLC

CRESTWOOD GAS SERVICES OPERATING GP LLC

CRESTWOOD GAS SERVICES OPERATING LLC

CRESTWOOD MARCELLUS MIDSTREAM LLC

CRESTWOOD MARCELLUS PIPELINE LLC

CRESTWOOD MIDSTREAM OPERATIONS LLC

CRESTWOOD NEW MEXICO PIPELINE LLC

CRESTWOOD OHIO MIDSTREAM PIPELINE LLC

CRESTWOOD OPERATIONS LLC

CRESTWOOD PANHANDLE PIPELINE LLC

CRESTWOOD PIPELINE LLC

CRESTWOOD SALES & SERVICE INC.

CRESTWOOD SERVICES LLC

CRESTWOOD TRANSPORTATION LLC

CRESTWOOD WEST COAST LLC

E. MARCELLUS ASSET COMPANY, LLC

FINGER LAKES LPG STORAGE, LLC

STELLAR PROPANE SERVICE, LLC

US SALT, LLC

By:	/s/ Robert T. Halpin
	Name:	Robert T. Halpin
	Title:	Senior Vice President and Chief Financial Officer

The foregoing Agreement is hereby confirmed and accepted

as of the date first above written.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Citigroup Global Markets Inc.

SunTrust Robinson Humphrey, Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

BB&T Capital Markets, a division of BB&T Securities, LLC

Capital One Securities, Inc.

MUFG Securities Americas Inc.

PNC Capital Markets LLC

By:	J.P. Morgan Securities LLC
As Authorized Representative

By:	/s/ Mimi Tao
	Name:	Mimi Tao
	Title:	VP

SCHEDULE I

THE GUARANTORS

Arrow Field Services, LLC
Arrow Midstream Holdings, LLC
Arrow Pipeline, LLC
Arrow Water, LLC
CMLP Tres Manager LLC
CMLP Tres Operator LLC
Cowtown Gas Processing Partners L.P.
Cowtown Pipeline Partners L.P.
Crestwood Appalachia Pipeline LLC
Crestwood Arkansas Pipeline LLC
Crestwood Crude Logistics LLC

Crestwood Crude Services LLC
Crestwood Crude Terminals LLC

Crestwood Crude Transportation LLC
Crestwood Dakota Pipelines LLC
Crestwood Gas Services Operating GP LLC
Crestwood Gas Services Operating LLC
Crestwood Marcellus Midstream LLC
Crestwood Marcellus Pipeline LLC
Crestwood Midstream Operations LLC
Crestwood New Mexico Pipeline LLC
Crestwood Ohio Midstream Pipeline LLC
Crestwood Operations LLC
Crestwood Panhandle Pipeline LLC
Crestwood Pipeline LLC
Crestwood Sales & Service Inc.
Crestwood Services LLC
Crestwood Transportation LLC
Crestwood West Coast LLC
E. Marcellus Asset Company, LLC
Finger Lakes LPG Storage, LLC
Stellar Propane Service, LLC
US Salt, LLC

SCHEDULE II

INITIAL PURCHASERS

J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets Inc.
SunTrust Robinson Humphrey, Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
Capital One Securities, Inc.
MUFG Securities Americas Inc.
PNC Capital Markets LLC

Exhibit 99.1

News Release CRESTWOOD MIDSTREAM PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Midstream Partners LP Announces Expiration and Final Results of Its

Tender Offers for Its Outstanding 6.000% Senior Notes due 2020 and 6.125%

Senior Notes due 2022

HOUSTON — March 14, 2017 — Crestwood Midstream Partners LP (“CMLP”), a wholly-owned subsidiary of Crestwood Equity Partners LP (NYSE: CEQP), announced today that its previously announced cash tender offers expired at 5:00 p.m. New York City time on March 13, 2017. At the expiration time, valid tenders had been received in the amounts set forth in the table below.

Issuer(1)	Title of Security	CUSIP Number	Principal Amount Outstanding	Principal Amount Tendered(2)	Percentage of Outstanding Amount Tendered(2)
Crestwood Midstream Partners LP	6.000% Senior Notes due 2020	226373AJ7	$338,758,000	$324,947,000	95.92%
Crestwood Midstream Partners LP	6.125% Senior Notes due 2022	226373AH1	$436,436,000	$419,390,000	96.09%

(1) Crestwood Midstream Finance Corp., a wholly owned subsidiary of Crestwood Midstream Partners LP, is a co-issuer of each series of these securities.

(2) Excludes notes of all series that remain subject to the guaranteed delivery procedures.

CMLP expects to accept for payment all notes validly tendered and not validly withdrawn as of the expiration time of the tender offers, and CMLP expects to make payment for these notes later today. Settlement for any notes delivered in accordance with the guaranteed delivery procedures and accepted for payment will be made on March 16, 2017.

Proceeds from the issuance of CMLP’s $500 million of 5.75% senior notes due 2025, which is also expected to close today, will be applied to the settlement of the tender offers.

J.P. Morgan Securities LLC acted as the exclusive Dealer Manager in connection with the tender offers. Questions regarding the terms of the offers may be directed to J.P. Morgan Securities LLC by calling (212) 834-4811 (collect) or (866) 834-4666 (toll-free).

D.F. King & Co., Inc. served as the Tender Agent and Information Agent for the offers.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities and shall not constitute a notice of redemption under the indentures governing the notes.

Forward-Looking Statement

This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal securities law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. These risks and assumptions are described in CMLP’s most recent annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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NEWS RELEASE

About Crestwood Midstream Partners LP

Houston, Texas, based CMLP is a limited partnership and wholly-owned subsidiary of CEQP that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. CMLP is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Midstream Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

Vice President, Investor Relations

josh.wannarka@crestwoodlp.com

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Crestwood Midstream Partners LP

Crestwood Midstream Finance Corp.

Offer to Exchange

$500,000,000 aggregate principal amount of 5.75% Senior Notes due 2025, which have been registered under the Securities Act of 1933, as amended, for any and all of their outstanding unregistered 5.75% Senior Notes due 2025 issued on March 14, 2017 2017 (CUSIP and ISIN Nos.: 226373 AM0, US226373AM04; U1300R AG7, USU1300RAG75).

Until the date that is 90 days from the date of this prospectus, all dealers that effects transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.